Exhibit 10.1

ABL CREDIT AGREEMENT

among

SMURFIT-STONE CONTAINER CORPORATION,

SMURFIT-STONE CONTAINER ENTERPRISES, INC.,

CERTAIN OF ITS SUBSIDIARIES FROM TIME TO TIME PARTY HERETO,

THE LENDERS PARTY HERETO,

DEUTSCHE BANK AG NEW YORK BRANCH,

as ADMINISTRATIVE AGENT and SECURITY AGENT,

and

DEUTSCHE BANK AG NEW YORK BRANCH,

JPMORGAN CHASE BANK, N.A.

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as CO-COLLATERAL AGENTS

Dated as of April 15, 2010

DEUTSCHE BANK SECURITIES INC.,

J.P. MORGAN SECURITIES INC.,

GE CAPITAL MARKETS, INC.

BANC OF AMERICA SECURITIES, LLC,

and

WELLS FARGO CAPITAL FINANCE, LLC

as JOINT LEAD ARRANGERS and JOINT BOOK-RUNNERS,

J.P. MORGAN SECURITIES INC. as SYNDICATION AGENT,

GENERAL ELECTRIC CAPITAL CORPORATION,

BANC OF AMERICA SECURITIES, LLC,

and

WELLS FARGO CAPITAL FINANCE, LLC

as DOCUMENTATION AGENTS

and

THE BANK OF NOVA SCOTIA

and

REGIONS BANK

as SENIOR MANAGING AGENTS

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

SCHEDULES

SCHEDULE 1.01(a)	—	Commitments
SCHEDULE 1.01(b)	—	Provisions Relating to Bankers’ Acceptances, Bankers’ Acceptance Loans and B/A Discount Notes
SCHEDULE 1.01(c)	—	Material Subsidiaries
SCHEDULE 1.01(d)	—	Mortgaged Properties
SCHEDULE 3.01(a)	—	Existing Letters of Credit
SCHEDULE 8.07	—	Certain Title Matters
SCHEDULE 8.08	—	Subsidiaries
SCHEDULE 8.09	—	Litigation and Compliance with Laws
SCHEDULE 8.14(b)	—	Canadian Pension Plan Matters
SCHEDULE 8.15	—	Environmental Matters
SCHEDULE 8.17(a)	—	UCC Lien Filing Offices
SCHEDULE 8.18	—	Labor Matters
SCHEDULE 8.19	—	Real Properties
SCHEDULE 9.09(c)	—	Certain Non-Collateral Properties
SCHEDULE 10.02(a)(iv)	—	Existing Liens
SCHEDULE 10.04	—	Certain Permitted Investments
SCHEDULE 10.17	—	Deposit Accounts
SCHEDULE 13.03	—	Lender Addresses/Lending Offices

EXHIBITS

EXHIBIT A-1	—	Form of Notice of Borrowing
EXHIBIT A-2	—	Form of Notice of Conversion/Continuation
EXHIBIT B-1	—	Form of Revolving Note
EXHIBIT B-2	—	Form of Swingline Note
EXHIBIT C	—	Form of Letter of Credit Request
EXHIBIT D-1	—	Form of U.S. Perfection Certificate
EXHIBIT D-2	—	Form of Canadian Perfection Certificate
EXHIBIT E	—	Form of Intercreditor Agreement
EXHIBIT F	—	Form of Solvency Certificate
EXHIBIT G	—	Form of Compliance Certificate
EXHIBIT H	—	Form of Assignment and Assumption Agreement
EXHIBIT I	—	Form of Joinder Agreement
EXHIBIT J	—	Form of Borrowing Base Certificate
EXHIBIT K	—	Form of Incremental Commitment Agreement
EXHIBIT L	—	Form of Section 5.04(b)(ii) Certificate
EXHIBIT M	—	Form of Guarantee and Collateral Agreement
EXHIBIT N	—	Form of Canadian Guarantee and Collateral Agreement
EXHIBIT O	—	Form of Mortgage
EXHIBIT P-1	—	Form of Closing Date Opinion of U.S. Counsel

(continued)

EXHIBIT P-2	—	Form of Closing Date Opinion of Craig A. Hunt
EXHIBIT P-3	—	Form of Closing Date Opinion of Canadian Counsel
EXHIBIT P-4	—	Form of Closing Date Opinion of Nova Scotia Counsel

2

ABL CREDIT AGREEMENT, dated as of April 15, 2010, among Smurfit-Stone Container Corporation, a Delaware corporation (“SSCC”), Smurfit-Stone Container Enterprises, Inc., a Delaware corporation (“SSCE”), each Domestic Subsidiary of Holdings set forth on the signature pages hereto (together with Holdings and each other Domestic Subsidiary of Holdings that becomes a U.S. Borrower pursuant to Section 9.09(b), collectively, the “U.S. Borrowers”), each Canadian Subsidiary of Holdings set forth on the signature pages hereto (together with each other Canadian Subsidiary of Holdings that becomes a Canadian Borrower pursuant to Section 9.09(b), collectively, the “Canadian Borrowers”, and the Canadian Borrowers together with the U.S. Borrowers, collectively, the “Borrowers”), the Lenders party hereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent and Security Agent, and Deutsche Bank AG New York Branch, JPMorgan Chase Bank, N.A., and General Electric Capital Corporation, as Co-Collateral Agents.  All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H :

WHEREAS, SSCC and certain of its Subsidiaries are currently debtors in reorganization proceedings (the “U.S. Proceedings”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “U.S. Bankruptcy Court”) (SSCC and such Subsidiaries, the “U.S. Debtor Entities”), and SSC Canada and certain of its Subsidiaries (SSC Canada and such Subsidiaries, the “Canadian Debtor Entities” and, together with the U.S. Debtor Entities, the “Debtors”) are currently debtors subject to reorganization proceedings in Canada (the “Canadian Proceedings” and, together with the U.S. Proceedings, the “Bankruptcy Proceedings”) under the Companies’ Creditors Arrangement Act (“CCAA”) in the Ontario Superior Court of Justice (the “Canadian Bankruptcy Court” and, together with the U.S. Bankruptcy Court, the “Bankruptcy Court”);

WHEREAS, the U.S. Debtor Entities are continuing to operate their businesses and manage their properties as debtors and debtors in possession under Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Debtors have filed a Joint Plan of Reorganization (the “Plan of Reorganization”) with the U.S. Bankruptcy Court pursuant to which certain U.S. Debtor Entities expect to be reorganized and emerge from the Bankruptcy Proceedings.  The assets of SSC Canada and Smurfit-MBI shall be transferred to certain newly organized Canadian Subsidiary or Canadian Subsidiaries of Holdings that will be Canadian Borrowers on the Funding Date, which transfer shall be approved by the Canadian Bankruptcy Court pursuant to a vesting order, sanction order or other order issued by the Canadian Bankruptcy Court.  The Plan of Reorganization is described in, and included as an exhibit to, the Debtors’ Disclosure Statement (the “Disclosure Statement”) approved by the U.S. Bankruptcy Court on January 29, 2010 and is expected to be confirmed by the U.S. Bankruptcy Court and sanctioned by the Canadian Bankruptcy Court on or prior to the Funding Date.  Pursuant to the Plan of Reorganization, on the Funding Date, SSCC will merge with and into SSCE (the “Funding Date Merger”), with SSCE continuing as the surviving corporation and changing its name to “Smurfit-Stone Container Corporation”;

WHEREAS, SSCC and the Borrowers have requested (i) the U.S. Facility Lenders to make to SSCE and the other U.S. Borrowers from time to time U.S. Facility Revolving Loans in either U.S. Dollars or Canadian Dollars in an initial aggregate principal amount not in excess of U.S. $550,000,000 under a revolving credit facility initially maturing four years from the Funding Date, and (ii) the Canadian Facility Lenders to make to the U.S. Borrowers and the Canadian Borrowers from time to time Canadian Facility Revolving Loans in either U.S. Dollars or Canadian Dollars in an initial aggregate principal amount not in excess of U.S. $100,000,000 under a revolving credit facility initially maturing four years from the Funding Date;

WHEREAS, SSCC and the Borrowers have also requested (i) the Issuing Lenders to issue U.S. Facility Letters of Credit denominated in either U.S. Dollars or Canadian Dollars in an aggregate face amount at any time outstanding not in excess of U.S. $112,500,000, and (ii) the Issuing Lenders to issue Canadian Facility Letters of Credit denominated in either U.S. Dollars or Canadian Dollars in an aggregate face amount at any time outstanding not in excess of U.S. $37,500,000;

WHEREAS, SSCC and SSCE have entered into the Term Loan Facility, which will be secured by a perfected first priority security interest in the Term Priority Collateral and a perfected second priority security interest in the ABL Priority Collateral of the U.S. Loan Parties.  The Obligations hereunder will be secured by, among other items, a perfected first priority security interest in the ABL Priority Collateral and a perfected second priority security interest in the Term Priority Collateral; and

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrowers the senior secured revolving credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1.  Definitions and Accounting Terms.

1.01.     Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABL Priority Collateral” shall, prior to the Funding Date, have the meaning assigned to the term “ABL Collateral” in the form of Intercreditor Agreement attached as Exhibit E hereto, and from and after the Funding Date, have the meaning assigned to the term “ABL Collateral” in the Intercreditor Agreement, in each case for the purposes hereof as if the term “ABL Collateral” is amended by deleting the word “Grantors” in each case in such definition and inserting “Loan Parties” in each case in lieu thereof.

“Account” shall mean (i) any “Account” as such term is defined in Article 9 of the UCC or the PPSA, as applicable, and (ii) any other right to payment for the sale, lease, license, assignment or other disposal of any Inventory or the performance of services (whether performed or to be performed), in each case existing on the date of this Agreement or hereafter arising, whether or not earned by performance.

“Account Debtor” shall mean, with respect to any Account, the obligor with respect to such Account.

“Acquired Entity” shall have the meaning provided in Section 10.05(f).

“Acquisition Indebtedness” shall have the meaning provided in Section 10.01(j).

“Additional Commitment Fee” shall have the meaning provided in Section 2.14(a).

“Additional Margin” shall have the meaning provided in Section 2.14(a).

“Adjustable Applicable Commitment Fee Percentage” shall have the meaning provided in the definition of Applicable Commitment Fee Percentage.

“Adjustable Applicable Margins” shall have the meaning provided in the definition of Applicable Margin.

“Administrative Agent” shall mean Deutsche Bank AG New York Branch, in its capacity as Administrative Agent for the Lenders hereunder and under the other Loan Documents, and shall include any successor to or replacement of the Administrative Agent appointed pursuant to Section 12.09.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  For purposes of this definition, neither any Lender nor any Affiliate of a Lender (other than any such Affiliate that is Holdings or a Subsidiary of Holdings) shall be deemed to be an Affiliate of Holdings or any of its Subsidiaries solely by reason of its ownership of or right to vote any Indebtedness or equity securities of Holdings or any of its Subsidiaries.

“After-Acquired Mortgage Property” shall mean a parcel (or adjoining parcels) of real property (including any improvements thereon) acquired in fee ownership by any U.S. Loan Party after the Funding Date.

“Agent Advance” shall have the meaning provided in Section 2.01(e).

“Agent Advance Amount” shall have the meaning provided in Section 2.01(e).

“Agent Advance Period” shall have the meaning provided in Section 2.01(e).

“Agents” shall mean, collectively, the Administrative Agent, the Security Agent and the Co-Collateral Agents, and individually shall mean any one of the Administrative Agent, the Security Agent or a Co-Collateral Agent.

“Aggregate Canadian Borrower Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Canadian Borrower Revolving Loans (including the Face Amount of all Bankers’ Acceptance Loans incurred by a Canadian Borrower) outstanding at such time (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars), (b) the aggregate amount of all Letter of Credit Outstandings (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars) at such time in respect of Letters of Credit issued for the account of any Canadian Borrower (exclusive of such Letter of Credit Outstandings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Canadian Borrower Revolving Loans or Canadian Borrower Swingline Loans) (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars) and (c) the aggregate principal amount of all Canadian Borrower Swingline Loans (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars) outstanding at such time (exclusive of Canadian Borrower Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Canadian Borrower Revolving Loans).

“Aggregate Canadian Facility Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Canadian Facility Revolving Loans (including the Face Amount of all Canadian Facility Bankers’ Acceptance Loans) outstanding at such time (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars), (b) the aggregate amount of all Canadian Facility Letter of Credit Outstandings (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars) at such time in respect of Canadian Facility Letters of Credit issued for the account of any Borrower (exclusive of such Canadian Facility Letter of Credit Outstandings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Canadian Facility Revolving Loans or Canadian Facility Swingline Loans) and (c) the aggregate principal amount of all Canadian Facility Swingline Loans (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars) outstanding at such time (exclusive of Canadian Facility Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Canadian Facility Revolving Loans).

“Aggregate Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans (including the Face Amount of all Bankers’ Acceptance Loans) then outstanding (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars), (b) the aggregate amount of all Letter of Credit Outstandings (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars) at such time (exclusive of Letter of Credit Outstandings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans) and (c) the aggregate principal amount of all Swingline Loans (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars) then outstanding (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans).

“Aggregate U.S. Borrower Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all U.S. Borrower Revolving Loans (including the Face Amount of all Bankers’ Acceptance Loans incurred by a U.S. Borrower) outstanding at such time (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars), (b) the aggregate amount of all Letter of Credit Outstandings (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars) at such time in respect of Letters of Credit issued for the account of any U.S. Borrower (exclusive of such Letter of Credit

Outstandings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of U.S. Borrower Revolving Loans or U.S. Borrower Swingline Loans) and (c) the aggregate principal amount of all U.S. Borrower Swingline Loans (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars) outstanding at such time (exclusive of U.S. Borrower Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of U.S. Borrower Revolving Loans).

“Aggregate U.S. Facility Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all U.S. Facility Revolving Loans (including the Face Amount of all U.S. Facility Bankers’ Acceptance Loans) outstanding at such time (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars), (b) the aggregate amount of all U.S. Facility Letter of Credit Outstandings (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars) at such time in respect of U.S. Facility Letters of Credit issued for the account of any U.S. Borrower (exclusive of such U.S. Facility Letter of Credit Outstandings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of U.S. Facility Revolving Loans or U.S. Facility Swingline Loans) and (c) the aggregate principal amount of all U.S. Facility Swingline Loans (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars) outstanding at such time (exclusive of U.S. Facility Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of U.S. Facility Revolving Loans).

“Agreement” shall mean this ABL Credit Agreement.

“Anti-Terrorism Laws” shall have the meaning provided in Section 8.24(a).

“Applicable Commitment Fee Percentage” initially shall mean a percentage per annum equal to 0.75%. From and after each Start Date to and including the applicable End Date, the Applicable Commitment Fee Percentage (hereinafter, the “Adjustable Applicable Commitment Fee Percentage”) shall be that commitment percentage set forth below opposite the Historical Unutilized Commitment for such Start Date, as determined by the Administrative Agent:

Level	Historical Unutilized Commitment	Commitment Percentage

I	Greater than 50% of Total Commitments as then in effect	0.75%

II	Less than or equal to 50% of Total Commitments as then in effect	0.50%

The Adjustable Applicable Commitment Fee Percentage so determined, shall apply, except as set forth in the immediately succeeding sentence, from the relevant Start Date to the applicable End Date.  Notwithstanding anything to the contrary contained above in this definition, (i) at all times prior to the first Start Date occurring after the Funding Date, the Adjustable Applicable Commitment Fee Percentage shall be maintained at Level I above (ii) from and after the most recent Incremental Commitment Date for any Incremental Commitment Agreement pursuant to which the Applicable Commitment Fee Percentages and Adjustable Applicable Commitment Fee Percentages have been increased above the Applicable Commitment Fee Percentages and the Adjustable Applicable Commitment Fee Percentages in effect immediately prior to such Incremental Commitment Date, each of the Applicable Commitment Fee Percentages and the Adjustable Applicable Commitment Fee Percentages shall be increased to those respective percentages per annum set forth in the applicable Incremental Commitment Agreement and (iii) from and after the Extension Date, with respect to any Extended U.S. Facility Loans and Canadian Facility Loans, the Applicable Commitment Fee Percentage and Adjustable Applicable Commitment Fee Percentage specified for such Extended U.S. Facility Loans and Canadian Facility Loans in the applicable definitive documentation thereof.

“Applicable Eligible Jurisdiction” shall mean (i) in the case of Eligible U.S. Accounts, the United States or Canada, (ii) in the case of Eligible U.S. Inventory, the United States, and (iii) in the case of Eligible Canadian Accounts or Eligible Canadian Inventory, Canada.

“Applicable Margin” initially shall mean a percentage per annum equal to (i) in the case of Revolving Loans maintained as (A) Base Rate Loans or Canadian Prime Rate Loans, 2.50% and (B) Eurodollar Loans or Bankers’ Acceptance Loans, 3.50%; and (ii) in the case of Swingline Loans, 2.50%.  From and after each Start Date to and including the applicable End Date, the Applicable Margins for such Loans (hereinafter, the “Adjustable Applicable Margins”) shall be those set forth below opposite the Historical Excess Availability for such Start Date, as determined by the Administrative Agent:

Level	Historical Excess Availability	Revolving Loans Maintained as Eurodollar Loans or Bankers’ Acceptance Loans	Revolving Loans and Swingline Loans Maintained as Base Rate Loans or Canadian Prime Rate Loans

I	Greater than or equal to 67% of Total Commitments as then in effect	3.25%	2.25%

II	Less than 67% of Total Commitments but greater than or equal to 34% of Total Commitments as then in effect	3.50%	2.50%

Level	Historical Excess Availability	Revolving Loans Maintained as Eurodollar Loans or Bankers’ Acceptance Loans	Revolving Loans and Swingline Loans Maintained as Base Rate Loans or Canadian Prime Rate Loans

III	Less than 34% of Total Commitments as then in effect	3.75%	2.75%

The Historical Excess Availability used in a determination of Adjustable Applicable Margins shall be determined upon receipt by the Administrative Agent of the Borrowing Base Certificate pursuant to Section 9.04(i), in the case of each Start Date occurring after the initial Start Date, for the last month of any fiscal quarter of Holdings (i.e., by the 20th day following each of March 31, June 30, September 30 and December 31 of each fiscal year).  The Adjustable Applicable Margins so determined shall apply, except as set forth in the immediately succeeding sentence, from the relevant Start Date to the applicable End Date, at which time, if no Borrowing Base Certificate has been delivered to the Administrative Agent, the Adjustable Applicable Margins shall be those that correspond to a Historical Excess Availability at Level III (such Adjustable Applicable Margins as so determined, the “Highest Adjustable Applicable Margins”) until such time when a Borrowing Base Certificate is delivered, at which time the Adjusted Applicable Margins shall be re-determined as set forth above.  Notwithstanding anything to the contrary contained above in this definition, (i) subject to clause (ii) below, to and including the date that occurs 90 days following the Funding Date, the Adjustable Applicable Margins shall be maintained at Level II above, (ii) at all times during which there shall exist any Event of Default the Adjustable Applicable Margins shall be maintained at the Highest Adjustable Applicable Margins, (iii) from and after the most recent Incremental Commitment Date for any Incremental Commitment Agreement pursuant to which the Applicable Margins and Adjustable Applicable Margins have been increased above the Applicable Margins and the Adjustable Applicable Margins in effect immediately prior to such Incremental Commitment Date, each of the Applicable Margins and the Adjustable Applicable Margins shall be increased to those respective percentages per annum set forth in the applicable Incremental Commitment Agreement and (iv) from and after the Extension Date, with respect to any Extended U.S. Facility Loans and Canadian Facility Loans, the Applicable Margins and Adjustable Applicable Margins specified for such Extended U.S. Facility Loans and Canadian Facility Loans in the applicable definitive documentation thereof.

“Asset Exchange” shall mean any transfer of operating properties or assets by Holdings or any of its Subsidiaries to any Person in which at least 75% of the consideration received by the transferor consists of operating properties or assets of comparable use.

“Asset Sale” shall mean the sale, transfer or other disposition (including any casualty or condemnation) by Holdings or any Subsidiary of Holdings to any Person other than a Loan Party or, other than for the purposes of the definition of Significant Asset Sale, a Wholly-Owned Subsidiary of Holdings of (a) any capital stock in any Person, (b) substantially all the assets of any geographic or other division or line of business of Holdings or any of its Subsidiaries or (c) any real property or a portion of any real property or any other asset or assets

(excluding any assets manufactured, constructed or otherwise produced or purchased for sale to others in the ordinary course of business and any Permitted Investments) of Holdings or any Subsidiary of Holdings; provided that none of the following shall constitute an “Asset Sale” for purposes of this Agreement:  (i) the sale of inventory in the ordinary course of business, (ii) any sale, transfer or other disposition having a value not in excess of $5,000,000, (iii) any sale of assets in connection with any Permitted Timber Financing, (iv) the sale of assets (other than Collateral) securing any Indebtedness permitted hereunder (other than the Loans), if and to the extent such Indebtedness shall be repaid, redeemed or repurchased in full with the proceeds of such asset sale (or any other payment made contemporaneously therewith) and (v) any issuance of capital stock by Holdings.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit H.

“Attributable Indebtedness” shall mean, with respect to any Sale/Leaseback Transaction that does not result in a Capital Lease, at any date of determination, the product of (a) the net proceeds from such Sale/Leaseback Transaction and (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such Sale/Leaseback Transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation and the denominator of which is the number of full years of the term of such lease (without regard to any options to renew or extend such term) measured from the first day of such term.

“Authorized Officer” shall mean, with respect to (a) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors of the respective Borrower to deliver such notices pursuant to this Agreement and that has appropriate evidence of incumbency and signatures on file with the Administrative Agent, the Swingline Lender or the respective Issuing Lender, (b) delivering financial information and officer’s certificates pursuant to this Agreement, a Financial Officer of Holdings, and (c) any other matter in connection with this Agreement or any other Loan Document, any Responsible Officer of Holdings or the respective Loan Party.

“Availability Condition” shall mean (a) in the case of determining whether a Dominion Period is in effect, the greater of (i) $96,250,000 and (ii) 17.5% of the Total Commitment as then in effect, and (b) in the case of determining whether a Compliance Period is in effect, the greater of (i) $82,500,000 and (ii) 15% of the Total Commitment as then in effect.

“Available Currency” shall mean U.S. Dollars and Canadian Dollars.

“B/A Discount Proceeds” shall mean, in respect of any Bankers’ Acceptance or Draft to be purchased by a Lender on any date pursuant to Section 2.01(a) and Schedule 1.01(b), the difference between (i) the result (rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up) calculated on such day by dividing the aggregate Face Amount of such Bankers’ Acceptance or Draft by the sum of one plus the product of (x) the Reference Discount Rate (expressed as a decimal) applicable to such Bankers’ Acceptance or Draft multiplied by (y) a fraction, the numerator of which is the number of days in the term of such Bankers’ Acceptance or Draft and the denominator of which is 365 (with such product being rounded up or down to the fifth decimal place and with .000005 being rounded up), and (ii) the applicable Drawing Fee.

“B/A Equivalent Note” shall have the meaning provided in Schedule 1.01(b).

“B/A Instruments” shall mean, collectively, Bankers’ Acceptances, Drafts and B/A Equivalent Notes, and, in the singular, any one of them.

“B/A Lender” shall mean any Lender that is a bank listed in Schedule I or II to the Bank Act (Canada)  as amended and that is not a Non-B/A Lender.

“Bankers’ Acceptance” shall mean each U.S. Facility Bankers’ Acceptance and each Canadian Facility Bankers’ Acceptance.

“Bankers’ Acceptance Loans” shall mean each U.S. Facility Bankers’ Acceptance Loan and each Canadian Facility Bankers’ Acceptance Loan.

“Bankruptcy Code” shall have the meaning provided in the recitals to this Agreement.

“Bankruptcy Court” shall have the meaning provided in the recitals to this Agreement.

“Bankruptcy Proceedings” shall have the meaning provided in the recitals to this Agreement.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time and (iii) the sum of (x) the Eurodollar Rate with a one-month Interest Period commencing on such day (calculated without giving effect to the rounding requirement set forth in the definition of Eurodollar Rate) plus (y) 1%.

“Base Rate Loan” shall mean (a) each U.S. Dollar Denominated Swingline Loan and (b) each U.S. Dollar Denominated Revolving Loan designated or deemed designated as such by the relevant Borrower of such U.S. Dollar Denominated Revolving Loan at the time of the incurrence thereof or conversion thereto.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” and “Borrowers” shall have the meaning provided in the preamble of this Agreement.

“Borrower Obligations” shall mean (i) all U.S. Facility Obligations owing by any U.S. Borrower, (ii) all Canadian Facility Obligations owing by any U.S. Borrower, and/or (iii) all Canadian Facility Obligations owing by any Canadian Borrower, as applicable.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche denominated in a single Available Currency by a Borrower from all the Lenders having Commitments of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans of a single Tranche incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Eurodollar Loans of the respective Tranche.

“Borrowing Base” shall mean the Canadian Borrowing Base, the U.S. Borrowing Base and/or the Total Borrowing Base, as applicable.

“Borrowing Base Certificate” shall mean (x) with respect to borrowing base certificates delivered prior to the delivery of the Funding Date Borrowing Base Certificate, a certificate substantially in the form (with adjustments to exclude any real property or equipment) of the most recent borrowing base certificate delivered prior to the date hereof pursuant to the requirements set forth in the Prior Credit Agreement (or such other form as agreed between the Co-Collateral Agents and Holdings) and (y) with respect to the Funding Date Borrowing Base Certificate and each borrowing base certificate delivered (or required to be delivered) thereafter, a certificate substantially in the form of Exhibit J hereto (with supporting calculations in reasonable detail) executed and certified as accurate and complete by a Financial Officer of Holdings on behalf of Holdings.

“Business Day” shall mean (a) for all purposes other than as covered by clauses (b) and (c) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank eurodollar market and (c) with respect to all notices and determinations in connection with, and payments of principal (or, Face Amount, as applicable) and interest on, Canadian Dollar Denominated Loans, any day which is a Business Day described in clause (a) above and which is also a day which is not a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Toronto, Ontario.

“CAM” shall have the meaning provided in Section 16.01(a).

“CAM Exchange” shall have the meaning provided in Section 16.01(b).

“CAM Exchange Date” shall have the meaning provided in Section 16.01(c).

“CAM Percentage” shall have the meaning provided in Section 16.01(d).

“Canadian Bankruptcy Court” shall have the meaning provided in the recitals to this Agreement.

“Canadian Benefit Plans” shall mean all employee benefit plans of any nature or kind whatsoever (other than the Canadian Pension Plans) that are maintained or contributed to by SSC Canada or any other Canadian Subsidiary of Holdings.

“Canadian Borrower” and “Canadian Borrowers” shall have the meaning provided in the preamble of this Agreement.

“Canadian Borrower Canadian Facility Revolving Loan” shall have the meaning provided in Section 2.01(a).

“Canadian Borrower Canadian Facility Revolving Note” shall have the meaning provided in Section 2.05(a).

“Canadian Borrower Canadian Facility Swingline Loan” shall have the meaning provided in Section 2.01(b).

“Canadian Borrower Canadian Facility Swingline Note” shall have the meaning provided in Section 2.05(a).

“Canadian Borrower Loans” shall mean each Canadian Borrower Revolving Loan and each Canadian Borrower Swingline Loan.

“Canadian Borrower Obligations” shall mean all Obligations owing to the Administrative Agent, the Security Agent, any Co-Collateral Agent, any Issuing Lender or any Lender by any Canadian Borrower.

“Canadian Borrower Revolving Loan” shall mean each Revolving Loan borrowed by a Canadian Borrower.

“Canadian Borrower Swingline Loan” shall mean each Swingline Loan borrowed by a Canadian Borrower.

“Canadian Borrowing Base” shall mean, at the time of any determination, an amount equal to the sum of the U.S. Dollar amount (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars), without duplication, of (a) 85% of Eligible Canadian Accounts at such time plus (b) the lesser of (i) 65% of Eligible Canadian Inventory at such time and (ii) 85% of the Net Orderly Liquidation Value of Eligible Canadian Inventory at such time (in each case with respect to clauses (i) and (ii) with any Eligible Canadian Inventory to be valued at the lower of cost (determined on a first-in, first-out basis in accordance with GAAP) or market value thereof (net of any intercompany profit)), minus (c) the sum (without duplication) of (i) the aggregate amount of Canadian Qualified Secured Hedging Agreement Reserves for all Canadian Qualified Secured Hedging Agreements, (ii) the aggregate amount of Canadian Qualified Secured Cash Management Agreement Reserves for all Canadian Qualified Secured Cash Management Agreements, (iii) the Canadian Priority Payables Reserve and (iv) the amount of the Reserves in such amounts and with respect to such matters, as the Co-Collateral Agents in their Permitted Discretion may establish from time to time.  The Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 9.04(i) of this Agreement.

The Co-Collateral Agents shall have the right (but no obligation) to review such computations and if, in their Permitted Discretion, such computations have not been calculated in accordance with the terms of this Agreement, the Co-Collateral Agents shall have the right, to correct any such errors in such manner as they shall determine in their Permitted Discretion and the Co-Collateral Agents will notify Holdings promptly after making any such correction.

“Canadian Collection Account” shall mean each account established at a Canadian Collection Bank subject to a Control Agreement into which funds shall be transferred as provided in Section 5.03(c).

“Canadian Collection Banks” shall have the meaning provided in Section 5.03(c).

“Canadian Debtor Entities” shall have the meaning provided in the recitals to this Agreement.

“Canadian Dilution Reserve” shall mean, at any date, (i) the amount by which the Dilution Ratio of Eligible Canadian Accounts exceeds five percent (5%) multiplied by (ii) the Eligible Canadian Accounts on such date.

“Canadian Dollar Denominated Loans” shall mean each Loan denominated in Canadian Dollars at the time of the incurrence thereof.

“Canadian Dollar Denominated Revolving Loans” shall mean each Revolving Loan denominated in Canadian Dollars at the time of the incurrence thereof.

“Canadian Dollar Denominated Swingline Loans” shall mean each Swingline Loan denominated in Canadian Dollars at the time of the incurrence thereof.

“Canadian Dollars” and “Cdn.$” shall mean freely transferable lawful money of Canada (expressed in Canadian dollars).

“Canadian Facility Bankers’ Acceptance” shall mean a Canadian Facility Draft drawn by a Borrower and accepted by a Canadian Facility Lender pursuant to Section 2.01(a) and Schedule 1.01(b).

“Canadian Facility Bankers’ Acceptance Loans” shall mean (i) the creation of Canadian Facility Bankers’ Acceptances or (ii) the creation and purchase of completed Canadian Facility Drafts and, if requested by a Non-B/A Lender, the exchange of such Canadian Facility Drafts for B/A Equivalent Notes, in each case as contemplated in Section 2.01(a) and Schedule 1.01(b).

“Canadian Facility Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “Canadian Facility Revolving Commitment”, as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b), or (z) increased from time to time pursuant to Section 2.14.  In addition, the Canadian Facility Commitment of each Lender shall include each of its Initial Canadian Facility Commitment, and, subject to the consent of such Lender, any Extended Canadian Facility Commitment of such Lender.  As of the Closing Date, the aggregate amount of Canadian Facility Commitments of the Canadian Facility Lenders is U.S. $100,000,000.

“Canadian Facility Draft” shall mean, at any time, either a depository bill within the meaning of the Depository Bills and Notes Act (Canada) as amended, or a bill of exchange, within the meaning of the Bills of Exchange Act (Canada) as amended, drawn by a Borrower in Canadian Dollars on a Canadian Facility Lender and bearing such distinguishing letters and numbers as such Canadian Facility Lender may determine, but which at such time has not been completed or accepted by such Canadian Facility Lender.

“Canadian Facility Lenders” shall mean the Lenders having Canadian Facility Commitments (or, after the termination of all Canadian Facility Commitments, outstanding Individual Canadian Facility Exposure).

“Canadian Facility Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Canadian Facility Letter of Credit Exposure” shall mean, at any time, the aggregate amount of all Canadian Facility Letter of Credit Outstandings at such time in respect of Canadian Facility Letters of Credit issued for the account of any Borrower. The Canadian Facility Letter of Credit Exposure of any Lender at any time shall be its Canadian Facility RL Percentage of the total Canadian Facility Letter of Credit Exposure at such time.

“Canadian Facility Letter of Credit Outstandings” shall mean, at any time, the sum of (a) the Stated Amount of all outstanding Canadian Facility Letters of Credit at such time and (b) the aggregate amount of all Unpaid Drawings in respect of all Canadian Facility Letters of Credit at such time.

“Canadian Facility Obligations” shall mean all Loan Document Obligations owing to any Lender Creditor to repay principal of, interest on, and all other amounts with respect to, all Canadian Facility Revolving Loans, Canadian Facility Swingline Loans, Canadian Facility Letters of Credit, and all other Loan Document Obligations (including, without limitation, all fees, indemnities, taxes and other obligations) pursuant to this Agreement and each other Loan Document in connection with the Canadian Facility Commitments.

“Canadian Facility Revolving Loan” shall have the meaning provided in Section 2.01(a).

“Canadian Facility Revolving Note” shall have the meaning provided in Section 2.05(a).

“Canadian Facility RL Percentage” of any Canadian Facility Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Canadian Facility Commitment of such Canadian Facility Lender at such time and the denominator of which is the Total Canadian Facility Commitment at such time, provided that if the Canadian Facility RL Percentage of any Canadian Facility Lender is to be determined after the Total Canadian Facility Commitment has been terminated, then the Canadian Facility RL Percentages of such Canadian

Facility Lender shall mean a fraction (expressed as a percentage) the numerator of which is such Lender’s Individual Canadian Facility Exposure at such time and the denominator of which is the Aggregate Canadian Facility Exposure at such time, provided that in the case of Section 2.18 when a Defaulting Lender shall exist, “Canadian Facility RL Percentage” shall mean the percentage of the Total Canadian Facility Commitments (disregarding any Defaulting Lender’s Canadian Facility Commitment) represented by such Lender’s Canadian Facility Commitment.

“Canadian Facility Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Canadian Facility Swingline Loans (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars) outstanding at such time. The Canadian Facility Swingline Exposure of any Lender at any time shall be its Canadian Facility RL Percentage of the total Canadian Facility Swingline Exposure at such time.

“Canadian Facility Swingline Loan” shall have the meaning provided in Section 2.01(b).

“Canadian Facility Swingline Note” shall have the meaning provided in Section 2.05(a).

“Canadian GAAP” shall mean generally accepted accounting principles in Canada, as recommended from time to time by the Canadian Institute of Chartered Accountants, applied on a consistent basis.

“Canadian Guarantee and Collateral Agreement” shall mean the Canadian Guarantee and Collateral Agreement, among the Canadian Borrowers, the Canadian Subsidiaries of Holdings party thereto and the Security Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit N hereto with such modifications thereto as the Security Agent may agree.

“Canadian Guarantors” shall mean and include each Canadian Borrower (in its capacity as a guarantor under the Canadian Guarantee and Collateral Agreement) and each Canadian Subsidiary Guarantor.

“Canadian Loan Parties” shall mean each Canadian Borrower and each Canadian Subsidiary Guarantor.

“Canadian Loan Party Obligations” shall mean (i) all Canadian Borrower Obligations, (ii) all Hedging Obligations owing to Hedging Creditors by any Canadian Loan Party, (iii) all Cash Management Services Obligations owing to Cash Management Creditors by any Canadian Loan Party, and (iv) any guarantees of the obligations described in clause (i), (ii) or (iii) hereof by the Loan Parties (including the U.S. Loan Parties) pursuant to the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement or pursuant to any other Loan Document.

“Canadian Pension Plans” shall mean each plan that is considered to be a pension plan for the purposes of the ITA or any applicable pension benefits standards statute and/or regulation in Canada and that is established, maintained or contributed to by SSC Canada or any other Canadian Subsidiary of Holdings for its current or former employees.

“Canadian Perfection Certificate” shall mean the Canadian Perfection Certificate in the form thereof included in Exhibit D-2 or any other form approved by the Administrative Agent, as the same may be supplemented from time to time pursuant to Section 9.10(c) or otherwise.

“Canadian Prime Rate” shall mean, for any day, the rate of interest per annum expressed on the basis of a 365-day year equal to the greater of (i) the per annum rate of interest quoted or established as the “prime rate” of DB Canada (or similar entity of a successor Administrative Agent hereunder) which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans made in Canadian Dollars in Canada to its Canadian borrowers and (ii) the average rate for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on Reuters Screen CDOR Page (or such other page as may be selected by DB Canada (or similar entity of a successor Administrative Agent hereunder) as a replacement page for such bankers’ acceptances if such screen is not available) at approximately 10:00 A.M. (Toronto time) on such day plus 1%, in each instance, as of such day, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to any Borrower or any other Person. Any change in the Canadian Prime Rate due to a change in the “prime rate” or the average rate for Canadian Dollar bankers’ acceptances shall be effective as of the opening of business on the effective day of such change in the “prime rate” or the average rate for Canadian Dollar bankers’ acceptances, respectively.

“Canadian Prime Rate Loans” shall mean (a) each Canadian Dollar Denominated Swingline Loan and (b) each Canadian Dollar Denominated Revolving Loan during the period which it bears interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Priority Payables” shall mean, at any time, with respect to the Canadian Borrowing Base:

(a)           the amount past due and owing by any Canadian Loan Party (or any other Person for which any Canadian Loan Party has joint and several liability), or the accrued amount for which each Canadian Loan Party has an obligation whether to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) pension fund obligations, (ii) employment insurance, (iii) goods and services taxes, sales taxes, employee income taxes and other taxes payable or to be remitted or withheld, (iv) workers’compensation, (v) wages, salaries, commission or compensation, including vacation pay, and (vi) other like charges and demands; in each case in respect of which any Governmental Authority or other Person may claim a security interest, hypothecation, prior claim, trust or other claim or Lien ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted pursuant to the Security Documents; and

(b)           the aggregate amount of any other liabilities of the Canadian Loan Parties (or any other Person for which the Canadian Loan Parties have joint and several liability) (i) in respect of which a trust has been or may be imposed on Collateral of any Canadian Loan Party to provide for payment or (ii) which are secured by a security interest, hypothecation, prior claim, pledge, charge, right, or claim or other Lien on any Collateral of any Canadian Loan Party, in each case pursuant to any applicable law, rule or regulation and which trust, security interest, hypothecation, prior claim, pledge, charge, right, claim or other Lien ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents.

“Canadian Priority Payables Reserve” shall mean, on any date of determination for the Canadian Borrowing Base, a reserve established from time to time by the Co-Collateral Agents in their Permitted Discretion in such amount as the Co-Collateral Agents may reasonably determine in respect of Canadian Priority Payables of the Canadian Loan Parties.

“Canadian Proceedings” shall have the meaning provided in the recitals to this Agreement.

“Canadian Qualified Secured Cash Management Agreement Reserve” shall mean a reserve established by the Co-Collateral Agents from time to time in respect of a Canadian Qualified Secured Cash Management Agreement, which reserve shall be in an amount equal to the reserve agreed upon from time to time by the applicable Cash Management Creditor and Holdings and notified to, and so long as Excess Availability (after giving effect to such reserve) is less than 35% of the Total Commitment then in effect at the time such reserve is created or increased shall be agreed upon by, the Co-Collateral Agents in writing with respect to such Canadian Qualified Secured Cash Management Agreement in accordance with Section 13.21 (it being understood and agreed that a reserve with respect to a Canadian Qualified Secured Cash Management Agreement (i) may only be decreased with the consent of the Cash Management Creditor party to such Canadian Qualified Secured Cash Management Agreement and (ii) may only be created or increased with the consent of Holdings and, so long as Excess Availability is less than 35% of the Total Commitment then in effect at the time any such reserve is created or increased, the Co-Collateral Agents (in each case in clauses (i) and (ii) following written notice to the Co-Collateral Agents)).

“Canadian Qualified Secured Cash Management Agreements” shall mean each Qualified Secured Cash Management Agreement between a Cash Management Creditor (as determined at the time such Secured Cash Management Agreement is designated as a Qualified Secured Cash Management Agreement without regard to whether such Person is currently a Lender or an affiliate thereof) and a Canadian Loan Party.

“Canadian Qualified Secured Hedging Agreement” shall mean any Qualified Secured Hedging Agreement between a Hedging Creditor (as determined at the time such Secured Hedging Agreement is designated as a Qualified Secured Hedging Agreement without regard to whether such Person is currently a Lender or an affiliate thereof) and a Canadian Loan Party.

“Canadian Qualified Secured Hedging Agreement Reserve” shall mean a reserve established by the Co-Collateral Agents from time to time in respect of a Canadian Qualified Secured Hedging Agreement, which reserve shall be in the amount of the aggregate U.S. Dollar Equivalent marked to market exposure thereunder as calculated from time to time by the Hedging Creditor party to such Canadian Qualified Secured Hedging Agreement (which calculation may be disputed by Holdings) in accordance with GAAP (based on the valuation methodology agreed between Holdings and the Hedging Creditor party to such Canadian Qualified Secured Hedging Agreement) and notified to the Co-Collateral Agents (and acknowledged by the Administrative Agent) (A) at the time such Secured Hedging Agreement is designated as a Qualified Secured Hedging Agreement and (B) from time to time thereafter, in each case, in accordance with Section 13.21 (it being understood and agreed that a reserve with respect to a Canadian Qualified Secured Hedging Agreement (i) may only be decreased below the marked to market exposure thereunder with the consent of the Hedging Creditor party to such Canadian Qualified Secured Hedging Agreement and (ii) may only be created or increased so long as (x) an Event of Default exists or (y) the aggregate amount of all Qualified Secured Hedging Agreement Reserves exceeds (or would exceed following creation of, or increase in, such reserve) $100,000,000, with the consent of the Co-Collateral Agents (in each case in clauses (i) and (ii) following written notice to the Co-Collateral Agents)).

“Canadian Secured Obligations” shall mean and include (a) all Loan Document Obligations owing by any Canadian Loan Party, (b) all Hedging Obligations owing by any Canadian Loan Party, (c) all Cash Management Services Obligations owing by any Canadian Loan Party, and (d) all amounts paid (or incurred) by any Indemnified Party as to which such Indemnified Party has the right to reimbursement by a Canadian Loan Party under Section 13.01 or any indemnity contained in any Security Document; it being acknowledged and agreed that the “Canadian Secured Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or any Security Document or extended from time to time after the date of this Agreement or any Security Document.

“Canadian Security Documents” shall mean the Canadian Guarantee and Collateral Agreement, the Quebec Security Documents and the other similar security agreements, instruments and documents executed and delivered pursuant to Section 9.09 governed by Canadian law (or the laws of any province of Canada).

“Canadian Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in Canada or any province or territory thereof.

“Canadian Subsidiary Guarantors” shall mean each Canadian Subsidiary of Holdings that is a Material Subsidiary (other than any Canadian Borrowers), whether existing on the Closing Date or established, created or acquired after the Closing Date, in each case unless and until such time as the respective Canadian Subsidiary is released from all of its obligations under the Security Documents to which it is a party in accordance with the terms and provisions thereof.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of the principal portion of all Capitalized Lease Obligations incurred by such Person.

“Capital Lease” shall have the meaning provided in the definition of the term “Capital Lease Obligations”.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof (each, a “Capital Lease”), which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.  For the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time, determined in accordance with GAAP.

“Cash Management Agreement” shall mean any arrangement for the provision of Cash Management Services.

“Cash Management Creditors” shall mean, collectively, each Lender, each Term Loan Lender and/or any affiliate thereof that has entered into one or more Secured Cash Management Agreements, even if (i) in the case of a Lender, the respective Lender subsequently ceases to be a Lender under this Agreement for any reason and (ii) in the case of a Term Loan Lender, the respective Term Loan Lender subsequently ceases to be a Term Loan Lender under the Term Loan Facility for any reason, together with such Lender’s, Term Loan Lender’s or such affiliate’s successors and assigns, if any.

“Cash Management Services” shall mean (i) cash management services, including treasury, depository, overdraft, electronic funds transfer and other cash management arrangements and (ii) commercial credit card and merchant card services.

“Cash Management Services Obligations” shall mean and include, as to any Loan Party, any and all obligations of the Loan Parties to the Cash Management Creditors, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with any Secured Cash Management Agreements, whether such Secured Cash Management Agreement is now in existence or hereinafter arising (including, without limitation, all obligations, liabilities and indebtedness of each Loan Party in its capacity as a Guarantor under the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement, to which it is a party, in respect of the Secured Cash Management Agreements), provided that the obligations of the Loan Parties with respect to commercial credit card and merchant card services shall not exceed an aggregate principal amount of $10,000,000.

“Cash Proceeds” shall mean, with respect to any Asset Sale, cash, cash equivalents or marketable securities received from such Asset Sale, including any insurance or condemnation proceeds and proceeds received by way of deferred payment pursuant to a note receivable or otherwise (other than the portion of such deferred payment constituting interest, which shall be deemed not to constitute Cash Proceeds).

“CERCLA” shall have the meaning provided in Section 8.15(a)(iv).

“Change in Control” shall mean, and be deemed to have occurred, if (a) (x) on or prior to the Funding Date, a majority of the seats (other than vacant seats) on the board of directors of SSCC or SSCE shall at any time be occupied by persons who were neither (i) nominated by the board of directors of SSCC or SSCE, as the case may be, nor (ii) appointed by directors so nominated; other than seats filled either on or shortly after the Funding Date and specifically contemplated by the Plan of Reorganization or (y) after the Funding Date, a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by persons who were not (i) members of the board of directors of Holdings on the

Funding Date (or appointed shortly thereafter as specifically contemplated by the Plan of Reorganization), (ii) nominated by the board of directors of Holdings after the Funding Date or (iii) appointed by the directors referred to in clause (y)(i) or (ii) after the Funding Date, (b) on or at any time after the Funding Date, any person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Act of 1934, as in effect on the date hereof) shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings; or (c) at any time prior to the Funding Date, SSCC shall cease to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding capital stock of SSCE.

“Closing Date” shall mean April 15, 2010.

“Co-Collateral Agent” and “Co-Collateral Agents” shall mean Deutsche Bank AG New York Branch, JP Morgan Chase Bank, N.A. and General Electric Capital Corporation in their capacity as co-collateral agents pursuant to this Agreement.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time, and any final or temporary regulations promulgated and in effect thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean any and all assets and properties of the Loan Parties that are required to be subject to Liens (whether Term Priority Collateral or ABL Priority Collateral) securing any of the Obligations, including all “Collateral” (as defined in (a) prior to the Funding Date, the Guarantee and Collateral Agreement attached hereto as Exhibit M and the Canadian Guarantee and Collateral Agreement attached hereto as Exhibit N and (b) on and after the Funding Date, the Guarantee and Collateral Agreement and Canadian Guarantee and Collateral Agreement), and the Mortgaged Properties.

“Collateral Access Agreement” shall mean any landlord waiver or other agreement, in form and substance satisfactory to the Co-Collateral Agents, between the Security Agent and any third party (including any bailee, consignee, customs broker or other similar Person) in possession of any Collateral or any landlord mortgagee of any Loan Party for any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated or otherwise modified from time to time.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that:

(a) the Administrative Agent shall have received from each U.S. Borrower, each U.S. Subsidiary Guarantor, each of other Persons required to become a U.S. Loan Party and the other parties thereto either (i) counterparts of each of the Guarantee and Collateral Agreement, the Intercreditor Agreement and the other Security Documents (other than the Canadian Security Documents), duly executed and delivered on behalf of such parties or (ii) in the case of any Person that is required to become a U.S. Loan Party after the Funding Date, joinder instruments in the form or forms specified in the Guarantee and Collateral Agreement, the Intercreditor

Agreement or the other Security Documents (other than the Canadian Security Documents), as applicable, under which such Loan Party becomes a party to the applicable Guarantee and Collateral Agreement, the Intercreditor Agreement or the other Security Documents (other than the Canadian Security Documents), as applicable, duly executed and delivered on behalf of such Loan Party;

(b) the Administrative Agent shall have received from each Canadian Borrower, each Canadian Subsidiary Guarantor, each of the other Persons required to become a Canadian Loan Party and the other parties thereto either (i) counterparts of each of the Canadian Guarantee and Collateral Agreement and the other Canadian Security Documents, duly executed and delivered on behalf of such parties or (ii) in the case of any Person that is required to become a Canadian Loan Party after the Funding Date, joinder instruments in the form or forms specified in the Canadian Guarantee and Collateral Agreement or the other Canadian Security Documents, as applicable, under which such Canadian Loan Party becomes a party to the applicable Canadian Guarantee and Collateral Agreement or the other Canadian Security Documents, as applicable, duly executed and delivered on behalf of such Canadian Loan Party;

(c) all Equity Interests in (x) each Domestic Subsidiary of Holdings that is a Material Subsidiary, (y) SSC Canada (or, if applicable, each Foreign Subsidiary of Holdings that owns, directly or indirectly, any Equity Interests of SSC Canada and the Equity Interests of which are owned directly by one or more U.S. Loan Parties) and (z) each other Foreign Subsidiary of Holdings that is a Material Subsidiary and Equity Interests of which are owned directly by one or more U.S. Loan Parties shall have been pledged pursuant to, and to the extent required by, the Guarantee and Collateral Agreement and, in the case of Equity Interests in any Foreign Subsidiary of Holdings, if requested by the Administrative Agent, a Foreign Pledge Agreement (provided that the U.S. Loan Parties shall not be required to pledge more than 65% of the issued and outstanding voting Equity Interests of SSC Canada or any other Foreign Subsidiary of Holdings), and the Prior Agent or the Security Agent shall have received certificates or other instruments (to the extent issuable, including by amending any applicable governing documents, in certificate form) representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(d) all Equity Interests in each Canadian Loan Party which are owned directly by a Canadian Loan Party shall have been pledged pursuant to, and to the extent required by, the Canadian Guarantee and Collateral Agreement, and the Security Agent shall have received certificates or other instruments (to the extent issuable, including by amending any applicable governing documents, in certificate form) representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(e) (i) all Indebtedness (including amounts owed in connection with the intercompany settlements with respect to collections from accounts receivable and inventory of U.S. Loan Parties deposited into accounts of Canadian Loan Parties and other intercompany receivables) of Holdings and each other Subsidiary of Holdings that is owing to any U.S. Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Guarantee and Collateral Agreement and (ii) all Indebtedness of any other Person that is owing to any U.S. Loan Party and is evidenced by a promissory note (other than Indebtedness in a principal amount of less than $5,000,000, so long as the aggregate principal amount of

Indebtedness not pledged under this exclusion does not exceed $10,000,000) shall have been pledged pursuant to the Guarantee and Collateral Agreement, and in each case, the Prior Agent or the Security Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(f)  the Administrative Agent shall have received a lender’s title insurance policy insuring that each Mortgage relating to any Mortgaged Property constitutes a first lien on such Mortgaged Property (subject to any Lien expressly permitted by Section 10.02 or otherwise agreed to by the Administrative Agent and other than as provided in the Intercreditor Agreement), and the Administrative Agent shall have received such other documents relating to Mortgaged Properties as reasonably requested in writing by the Administrative Agent (including adequate flood insurance coverage);

(g)  all documents and instruments, including UCC and PPSA financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registering or recording and all filing, registration, stamping or recording duty or other fee shall have been paid (at the expense of the Borrowers); and

(h)  with respect to each deposit account of any Loan Party (other than Excluded Accounts) and each securities account and commodities account maintained by any Loan Party with any depositary bank, securities intermediary or commodity intermediary, the Administrative Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and such depositary bank, securities intermediary or commodity intermediary, as the case may be, of a Control Agreement (which Control Agreements may also be for the benefit of the Term Loan Agent or Permitted Notes Agent (as defined in the Intercreditor Agreement)); provided that so long as no Dominion Period then exists no such Control Agreement shall be required to be entered into pursuant to this clause (h) until the later of (A) the date that is 60 days after the Funding Date (or such later date as agreed in writing by the Administrative Agent in its sole discretion, or, with respect to any extension of the period for compliance with this paragraph beyond 90 days from the date that is 60 days after the Funding Date, as agreed in writing by the Co-Collateral Agents in their sole discretion) and (B) in the case of deposit accounts, securities accounts and commodities accounts opened after the Funding Date, at the time of the establishment of the respective deposit account, securities account or commodities account, as the case may be (or such later date as agreed to in writing by the Administrative Agent in its sole discretion).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any Loan Document to the contrary, (a) the foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, if, and for so long as the Administrative Agent, in consultation with Holdings, determines that the burden or cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets (taking into account any adverse tax consequences to Holdings and its Affiliates (including the imposition of withholding or other material taxes)), shall be excessive in relation to the value of the security to be afforded thereby, (b) if the Administrative Agent reasonably determines that Holdings shall have used commercially reasonable efforts to procure and deliver, but shall nevertheless be unable to deliver, any Mortgage (or any Mortgage related documents) that is required to be delivered in order to satisfy the foregoing requirements, such delivery shall not be a condition precedent to the Funding Date, but shall be required to be accomplished by such later date as the Administrative Agent shall reasonably determine, (c) in no event shall the Collateral include any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Obligations is prohibited by any applicable law, regulation or contract (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable law) or would result in material and adverse tax consequences.

“Collection Accounts” shall mean, collectively, the U.S. Collection Accounts and the Canadian Collection Accounts.

“Commingled Inventory” shall mean Inventory of any Loan Party that is commingled (whether pursuant to a consignment (as defined in Section 9-102 of the UCC), a toll manufacturing agreement or otherwise) with Inventory of another Person (other than another Loan Party) at a location owned or leased by a Loan Party to the extent that such Inventory of such Loan Party is not readily identifiable.

“Commitment” shall mean any of the commitments of any Lender, i.e., a U.S. Facility Commitment, a Canadian Facility Commitment, an Extended U.S. Facility Commitment or an Extended Canadian Facility Commitment.

“Commitment Fees” shall have the meaning provided in Section 4.01(a).

“Compliance Period” shall mean any period (x) commencing on the date on which the Excess Availability is less than the Availability Condition and (y) ending on the first date thereafter on which the Excess Availability has been equal to or greater than the Availability Condition for 45 consecutive days.

“Confidential Information” shall mean all information and data, including, without limitation, technical, business, marketing and financial information, disclosed to the Agents (or any of them), any Issuing Lender or any Lender by Holdings or any of its Subsidiaries in connection with this Agreement, any other Loan Document or any of the Transactions, whether tangible, intangible, electronic, verbal or written form or by observation and all memoranda, summaries, samples, notes, analyses, compilations, studies, or other documents prepared by the Agents (or any of them), any Issuing Lender or any Lender which contain, reflect or are derived from such information and/or data; provided however, the term “Confidential Information” shall not include information or data which (a) is, or becomes, generally available other than as a result of a disclosure by the respective Agent, Issuing Lender or Lender in violation of any Loan Document, (b) is, or becomes, available to an Agent, any Issuing Lender or Lender on a non-confidential basis from a source other than Holdings or any of its Subsidiaries or its representatives, provided that such source is not, and was not, actually known by such Agent, Issuing Lender or Lender, as the case may be, to be prohibited from transmitting such information or data by any contractual, fiduciary or other legal obligation of confidentiality to Holdings or any of its Subsidiaries, or (c) was available to an Agent, an Issuing Lender or a Lender on a non-confidential basis prior to disclosure by Holdings or any of its Subsidiaries or their respective representatives.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of SSCC dated February 2010.

“Confirmation Order” shall have the meaning provided in Section 6.02(j).

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:

(i) Consolidated Interest Expense for such period;

(ii) provision for taxes based on income, profits or losses (determined on a consolidated basis) during such period;

(iii) all amounts attributable to depreciation, depletion and amortization of intangibles for such period;

(iv) any extraordinary charges or extraordinary losses for such period;

(v) any Non-Cash Charges for such period;

(vi) restructuring charges for such period relating to current or anticipated future cash expenditures, including restructuring costs related to closure or consolidation of facilities, in an aggregate amount not to exceed in any fiscal year $25,000,000; provided that commencing in the fiscal year beginning on January 1, 2011, such maximum aggregate amount of restructuring charges shall be increased by the amount, if positive, by which $25,000,000 exceeds the amount of such restructuring charges in the immediately preceding fiscal year, but not to exceed $18,750,000;

(vii) cash fees, costs, expenses, commissions or other cash charges incurred during such period in connection with this Agreement, the Term Loan Facility Documents, the Bankruptcy Proceedings, the Plan of Reorganization and the transactions contemplated by the foregoing, including in connection with the termination or settlement of executory contracts, professional and accounting fees, costs and expenses, management incentive, employee retention or similar plans (in each case to the extent such plan is approved by the U.S. Bankruptcy Court), and litigation and settlements (but excluding interest and fees accruing after the Funding Date hereunder or under the Term Loan Facility) in an aggregate amount for all periods after December 31, 2009, not in excess of $65,000,000; and

(viii) deferred financing fees (and any write-offs thereof);

provided that, to the extent not reflected in Consolidated Net Income for the period in which such cash payment is made, any cash payment made with respect to any Non-Cash Charges added back in computing Consolidated EBITDA for any prior period pursuant to clause (v) above (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus

(b) without duplication and to the extent included in determining such Consolidated Net Income:

(i) any extraordinary gains for such period; and

(ii) any non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period);

in each case of clauses (a) and (b), determined on a consolidated basis in accordance with GAAP; provided further, that Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) the effect of:

(A) the cumulative effect of any changes in GAAP or accounting principles applied by management;

(B) any gain or loss for such period that represents after-tax gains or losses attributable to any sale, transfer or other disposition or abandonment of assets by SSCC, the Borrower or any of the Subsidiaries, other than dispositions or sales of inventory and other dispositions in the ordinary course of business;

(C) any income or loss for such period attributable to the early extinguishment of Indebtedness or accounts payable;

(D) any non-cash gains or losses on foreign currency derivatives and any foreign currency transaction non-cash gains or losses and any foreign currency exchange translation gains or losses that arise on consolidation of integrated operations;

(E) any re-evaluation of inventory or other assets or any liabilities due to “fresh-start” accounting adjustments upon the Borrower’s emergence from the Bankruptcy Proceedings; and

(F) mark-to-market adjustments in the valuation of derivative obligations resulting from the application of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

Notwithstanding the foregoing, for purposes hereof, Consolidated EBITDA for each of the fiscal quarters ended March 31, 2009, June 30, 2009, September 30, 2009 and

December 31, 2009, shall be $131,268,000, $144,331,000, $121,329,000 and $97,932,000, respectively.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) (i) the Consolidated EBITDA of Holdings and its Subsidiaries for such period plus (ii) to the extent not included in clause (a)(i) above cash interest income for such period minus (iii) the sum of (A) the aggregate amount of all Capital Expenditures made by Holdings and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity net cash proceeds, asset sale net cash proceeds, condemnation net cash proceeds, insurance net cash proceeds or Indebtedness but including Capital Expenditures to the extent financed with proceeds of Loans) plus (B) the amount of all cash payments during such period made by Holdings and its Subsidiaries in respect of income taxes (net of cash income tax refunds during such period) (excluding such cash payments related to asset sales not in the ordinary course of business) plus (C) without duplication of any amounts included in clause (B) above, the aggregate amount of all cash Restricted Payments paid by Holdings during such period, to (b) Consolidated Fixed Charges for such period.  The Consolidated Fixed Charge Coverage Ratio shall be determined on a pro forma basis as and to the extent provided in Section 1.04.

“Consolidated Fixed Charges” shall mean, for any period, the sum of (a) cash Consolidated Interest Expense of Holdings and its Subsidiaries for such period plus (b) the scheduled principal payments made during such period on all Indebtedness for borrowed money and Capital Leases of Holdings and its Subsidiaries for such period net of the cash proceeds of (i) any other Indebtedness permitted by Section 10.01 (other than the proceeds of Loans), (ii) any issuance of Equity Interests by Holdings and (iii) any asset sale permitted by Section 10.13, in each case, to the extent such proceeds are used to make such payment, plus (c) (i) actual cash pension funding payments made with respect to pension funding obligations for such period, minus (ii) the profit and loss statement charge (or benefit) with respect to such pension funding obligations for such period.

“Consolidated Interest Expense” shall mean, for any period, the interest expense (other than for the purposes of Consolidated Fixed Charges, net of interest income on Permitted Investments) of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding any fees and expenses payable or amortized during such period by Holdings and its Subsidiaries in connection with the amortization of deferred debt issuance costs.  For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Holdings and its Subsidiaries with respect to Hedging Agreements, but excluding any gain or loss recognized under GAAP that results from the mark-to-market valuation of any Hedging Agreement.

“Consolidated Leverage Ratio” shall mean, on any date of determination, the ratio obtained by dividing (a) Indebtedness of Holdings and its Subsidiaries on such date by (b) Consolidated EBITDA for the period of twelve consecutive months most recently ended prior to such date.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded from such calculation (a) the net gains (or losses) associated with the sale of any asset not in the ordinary course of business, (b) any income or gains associated with or resulting from the purchase or acquisition of Term Loans by Holdings or any Subsidiary of Holdings, (c) the income (or loss) of any Subsidiary of Holdings that is not wholly owned by Holdings to the extent such income (or loss) is attributable to the noncontrolling interest in such Subsidiary, (d) the income (or loss) of any Person accrued prior to the date it becomes (or, for pro forma purposes, is deemed to have become) a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or the date that Person’s assets are acquired by Holdings or any of its Subsidiaries and (e) the effect of any re-evaluation of inventory or other assets or any liabilities due to “fresh-start” accounting adjustments upon Holdings’ emergence from the Bankruptcy Proceedings.

“Control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean, with respect to any deposit account, securities account or commodities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank, the securities intermediary or commodity intermediary, as the case may be, with which such account is maintained.

“Core Canadian Concentration Account” shall have the meaning provided in Section 5.03(d).

“Core Concentration Accounts” shall mean, collectively, the Core U.S. Concentration Accounts and the Core Canadian Concentration Accounts.

“Core U.S. Concentration Account” shall have the meaning provided in Section 5.03(d).

“Credit Account” shall have the meaning provided in Section 5.03(g).

“Credit Event” shall mean the making of any Loan or the issuance, amendment, extension or renewal of any Letter of Credit (other than any amendment, extension or renewal that does not increase the maximum Stated Amount of such Letter of Credit).

“DB Canada” shall mean Deutsche Bank AG, Canada Branch, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise acting in respect of its Canadian banking business.

“DB Canadian Account” shall have the meaning provided in Section 5.03(f).

“DB U.S. Account” shall have the meaning provided in Section 5.03(e).

“DBNY” shall mean Deutsche Bank AG New York Branch, in its individual capacity, and any successor corporation by merger, consolidation or otherwise.

“Debtor Relief Law” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, at any time of determination thereof, any Lender that (i) has failed to fund any portion of the Revolving Loans, participations in Letter of Credit Outstandings or participations in Swingline Loans required to be funded by it hereunder (including its obligations under Section 2.01(a) or (c), Section 2.04 or Section 3), (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, (iii) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a takeover (in receivership or similar proceeding) by a Governmental Authority, (iv) does not meet a capital adequacy or liquidity requirement applicable to such Lender as determined by the relevant Governmental Authority or (v) has notified Holdings, any Issuing Lender, the Swingline Lender and/or the Administrative Agent of any of the foregoing (including any notification of its intent not to comply with its funding obligations described in preceding clause (i)); provided that for purposes of Section 2.01 with respect to Swingline Loans, Section 3 and any documentation entered into pursuant to the Letter of Credit Back-Stop Arrangements only, the term “Defaulting Lender” shall also include (a) any Lender with an affiliate that (x) either (A) Controls such Lender or (B) is under common Control with such Lender and (y) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a takeover by a Governmental Authority or does not meet a capital adequacy or liquidity requirement applicable to such affiliate as determined by the relevant Governmental Authority, (b) any Lender that previously constituted a “Defaulting Lender” under this Agreement, unless such Lender has ceased to constitute a “Defaulting Lender” for a period of at least 90 consecutive days, and (c) any Lender that (x) one of the Swingline Lender, any Issuing Lender, the Fronting Lender or the Administrative Agent and (y) at least one other Lender, believes in good faith has defaulted, and has notified Holdings and the Administrative Agent of such belief (although no such notice shall be required following an Event of Default), has defaulted (which default is continuing) in its obligations under any other credit facility to which such Lender is a party.

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization.

“Designated Obligations” shall have the meaning provided in Section 16.01(e).

“Dilution Factors” shall mean, without duplication, with respect to any period, the aggregate amount of all bad debt write-downs, discounts, credits, returns, rebates, and other dilutive items.

“Dilution Ratio” shall mean, at any date, as to the Accounts owned by any Person, the amount (expressed as a percentage) that is the result of dividing the U.S. Dollar aggregate amount (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars) of (a) the applicable Dilution Factors for the twelve (12) most recently ended fiscal months with respect to such Person’s Accounts, by (b) such Person’s total gross sales with respect to their Accounts for the twelve (12) most recently ended fiscal months.

“Dilution Reserve” shall mean, in the case of the Canadian Borrowing Base, the Canadian Dilution Reserve, and in the case of the U.S. Borrowing Base, the U.S. Dilution Reserve.

“Discharge” shall, prior to the Funding Date, have the meaning assigned to such term in the form of Intercreditor Agreement attached as Exhibit F hereto, and after the Funding Date, have the meaning assigned to such term in the Intercreditor Agreement.

“Disclosure Statement” shall have the meaning provided in the recitals to this Agreement.

“Documentation Agents” shall mean General Electric Capital Corporation, Banc of America Securities, LLC and Wells Fargo Capital Finance, LLC, in their capacities as Documentation Agents in respect of the credit facilities hereunder, and any successors thereto.

“Domestic” when used in reference to any item, shall mean that such item is within the United States or any State thereof (including the District of Columbia).

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person organized under the laws of the United States or any State thereof (including the District of Columbia).

“Dominion Period” shall mean any period (i) commencing on the date on which (x) an Event of Default has occurred and is continuing or (y) the Excess Availability is less than the Availability Condition for three (3) consecutive Business Days and (ii) ending on the first date thereafter on which (x) no Event of Default exists and (y) the Excess Availability has been equal to or greater than the Availability Condition for forty-five (45) consecutive days; provided that, notwithstanding paragraph (ii) above, at any time more than two Dominion Periods have existed during the immediately preceding twelve (12) month period, a Dominion Period shall be deemed to exist at such time.

“Draft” shall mean each U.S. Facility Draft and each Canadian Facility Draft.

“Drawing” shall have the meaning provided in Section 3.05(b).

“Drawing Date” shall mean the date on which a Draft is drawn.

“Drawing Fee” shall mean, in respect of a Draft drawn by a Borrower hereunder and accepted by a B/A Lender or a Draft (or B/A Equivalent Note exchanged therefor) purchased by a Non-B/A Lender, a fee calculated on the Face Amount of such Draft (or B/A Equivalent Note exchanged therefor) at a rate per annum equal to the Applicable Margin for Bankers’ Acceptance Loans on the Drawing Date of such Draft (or B/A Equivalent Note exchanged therefor).  Drawing Fees shall be calculated on the basis of the term to maturity of the Draft (or B/A Equivalent Note exchanged therefor) and a year of 365 days.

“Eligible Accounts” shall mean, at any time, the Accounts created by a Loan Party in the ordinary course of its business, that arise out of its sale of goods (other than promotional products not held for sale) or rendition of services, but excluding any Account:

(a)                                  which is not subject to a first priority perfected Lien in favor of the Security Agent for the benefit of the Secured Parties pursuant to the relevant Security Documents;

(b)                                 which is subject to any Lien other than (i) a Lien in favor of the Security Agent for the benefit of the Secured Parties pursuant to the relevant Security Documents, (ii) a Lien (if any) permitted by Section 10.02 which is junior in priority to the Lien in favor of the Security Agent for the benefit of the Secured Parties pursuant to the relevant Security Documents, and (iii) an unregistered Lien in respect of Canadian Priority Payables that are not yet due and payable;

(c)                                  which (i) is unpaid more than 90 days after the date of the original invoice therefor, other than Accounts unpaid more than 90 days, but not more than 120 days, after the original invoice date up to an aggregate amount for all Borrowing Bases not exceeding $20,000,000, or (ii) has been written off on the books of the Loan Party or otherwise designated as uncollectible (in determining the aggregate unpaid amount owing from each Account Debtor with respect to Accounts that are unpaid more than 90 days after the original invoice therefore, such aggregate amount shall be reduced to give effect to any credits extended by, or amounts owing from, the Loan Parties to such Account Debtor);

(d)                                 which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates to the Loan Parties are ineligible pursuant to clause (c) of this definition;

(e)                                  which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds 15% of the aggregate amount of Eligible Accounts of the Loan Parties;

(f)                                    with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Documents has been breached or is not true in any material respect;

(g)                                 which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Co-Collateral Agents which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, or (vi) relates to payments of interest (but only that portion of the Account relating thereto);

(h)                                 for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by a Loan Party or if such Account was invoiced more than once;

(i)                                     which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial or federal bankruptcy laws (other than post-petition accounts payable by an Account Debtor that is a debtor-in-possession under the Bankruptcy Code or is subject to a proceeding under the CCAA or other applicable Insolvency Law and is acceptable to the Co-Collateral Agents in their Permitted Discretion), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(j)                                     which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(k)                                  which is owed by an Account Debtor which (i) does not maintain its chief executive office or have material business operations in the U.S. or Canada or (ii) is not organized and existing under applicable law of the U.S. or Canada or, in either case any political subdivision thereof, unless, in either case, such Account is backed by an irrevocable letter of credit acceptable to the Co-Collateral Agents in their Permitted Discretion which is in the possession of, has been assigned to and is directly drawable by, the Security Agent;

(l)                                     which is owed in any currency other than Dollars or Canadian Dollars;

(m)                               (A) with respect to the U.S. Borrowing Base, which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by an irrevocable letter of credit acceptable to the Co-Collateral Agents in their Permitted Discretion which is in the possession of the Security Agent, or (ii) the federal government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Security Agent for the benefit of the Secured Parties in such Account, have been complied with to the Co-Collateral Agents’ reasonable satisfaction; and (B) with respect to the Canadian Borrowing Base, which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than Canada unless such Account is backed by an irrevocable letter of credit acceptable to the Co-Collateral Agents in their Permitted Discretion which is in the possession of the Security Agent, or (ii) the government of Canada, or any department, agency, public corporation, or instrumentality thereof, unless the Financial Administration Act (Canada) or similar provincial or territorial legislation or municipal ordinance of similar purpose, in each case as amended, and any other steps necessary to perfect the Lien of the Security Agent for the benefit of the Secured Parties in such Account have been complied with to the Co-Collateral Agents’ reasonable satisfaction;

(n)                                 which is owed by any Affiliate of any Loan Party or any employee, officer, director or agent of any Loan Party or Affiliate of any Loan Party thereof;

(o)                                 which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent such Account Debtor or Affiliate has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, or such Account is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p)                                 which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(q)                                 which is evidenced by any promissory note, chattel paper, or instrument or subject to a payment plan so long as such payment plan could result in such Accounts being ineligible pursuant to clause (c) of this definition;

(r)                                    (x) with respect to which such Loan Party has made any agreement with the Account Debtor (i) for any reduction thereof (but only to the extent of such reductions from time to time that are not already reflected in the calculation of the face value of each respective invoice related thereto), or (ii) for any adjustment, extension, compromise or settlement thereof (but only to the extent of such adjustment, extension, compromise or settlement, as the case may be, from time to time that are not already reflected in the calculation of the face value of each respective invoice related thereto), except for adjustments, extensions, compromises and settlements made in the ordinary course of business for prompt payment (and not related to the creditworthiness of the Account Debtor), or (y) any Account which was partially paid and any newly created Account related to the unpaid portion of such partially paid Account;

(s)                                  which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state, provincial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(t)                                    which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;

(u)                                 Accounts with respect to which any return, rejection or repossession of any of the merchandise giving rise to such Account has occurred, but only to the extent of the value of the goods returned, rejected or repossessed;

(v)                                 Accounts that are not payable to a Loan Party;

(w)                               Accounts with respect to which the agreements evidencing such Accounts are not governed by the laws of a jurisdiction which is an Applicable Eligible Jurisdiction for the Accounts of a Loan Party, or the laws of such other jurisdiction acceptable to the Co-Collateral Agents in their Permitted Discretion;

(x)                                   Accounts to the extent representing goods and services tax, value added tax and provincial sales tax, in each case that has not yet been paid to the applicable Government Authority or has not been Reserved for; or

(y)                                 Accounts that are otherwise unacceptable to the Co-Collateral Agents in their Permitted Discretion.

Except as otherwise set forth above, the amount of an Eligible Account shall be determined based on the face amount of such Account; provided that the face amount of an Account may, in the Co-Collateral Agents’ Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all discounts (which may at the Co-Collateral Agents’ option, be calculated on shortest terms), claims, credits or credits pending, promotional program allowances, price adjustments, finance charges, other allowances or sales or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time (including any amount that such Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account.

“Eligible Canadian Accounts” shall mean the Eligible Accounts owned by the Canadian Loan Parties.

“Eligible Canadian Inventory” shall mean the Eligible Inventory owned by the Canadian Loan Parties.

“Eligible Inventory” means, at any time, the Inventory of the Loan Parties, but excluding any Inventory:

(a)                                  which is not subject to a first priority perfected Lien in favor of the Security Agent for the benefit of the Secured Parties pursuant to the relevant Security Documents;

(b)                                 which is subject to any Lien other than (i) a Lien in favor of the Security Agent for the benefit of the Secured Parties pursuant to the relevant Security Documents, (ii) a Lien (if any) permitted by Section 10.02 which is junior in priority to the Lien in favor of the Security Agent for the benefit of the Secured Parties pursuant to the relevant Security Documents, and (iii) an unregistered Lien in respect of Canadian Priority Payables that are not yet due and payable;

(c)                                  which is determined, based on the Loan Parties’ historical practices and procedures, in each case, which are reasonably acceptable to the Co-Collateral Agents, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category or quantity;

(d)                                 with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Documents has been breached or is not true in any material respect and which does not conform in any material respect to all standards imposed by any Governmental Authority;

(e)                                  in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)                                    which constitutes spare or replacement parts, subassemblies, packaging supplies and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business, including, but not limited to, chemicals, starches, ink and adhesives (other than fuels in the Co-Collateral Agents’ Permitted Discretion);

(g)                                 which is not located in an Applicable Eligible Jurisdiction, or the laws of such other jurisdiction acceptable to the Co-Collateral Agents in their Permitted Discretion, or is in transit (other than (i) between locations in an Applicable Eligible Jurisdiction controlled by Loan Parties, to the extent included in current perpetual inventory reports of any Loan Party or (ii) from an Account Debtor of a Loan Party to a location in an Applicable Eligible Jurisdiction controlled by such Loan Party so long as a Reserve has been established by the Co-Collateral Agents in their Permitted Discretion (or a contra account is established to reduce the amount owed by such Account Debtor) for the accounts payable of such Loan Party with respect to such inventory in transit);

(h)                                 which (i) is located in any location leased by a Loan Party unless (A) the lessor has delivered to the Security Agent a Collateral Access Agreement or (B) a Rent Reserve with respect to such facility has been established by the Co-Collateral Agents in their Permitted Discretion or (ii) which is located at an owned location subject to a mortgage or other security interest in favor of a creditor other than the Security Agent, the Permitted Notes Agent or the Term Loan Agent or is located in any third party warehouse or other storage facility or is in the possession of a bailee unless (A) such mortgagee, warehouseman or bailee has delivered to the Security Agent a Collateral Access Agreement and such other documentation as the Co-Collateral Agents may require in their Permitted Discretion or (B) a Rent Reserve or other Reserve has been established by the Co-Collateral Agents in their Permitted Discretion;

(i)                                     which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(j)                                     which is a discontinued product or component thereof;

(k)                                  which is the subject of a consignment by such Loan Party as consignor;

(l)                                     which contains or bears any intellectual property rights licensed to such Loan Party unless the Co-Collateral Agents are satisfied that the Security Agent may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(m)                               which is not reflected in a current inventory report of such Loan Party (unless such Inventory is reflected in a report to the Co-Collateral Agents as “in transit” Inventory);

(n)                                 for which reclamation rights have been asserted by the seller;

(o)                                 consists of goods that have been returned or rejected by the buyer and are not in salable condition;

(p)                                 is Commingled Inventory;

(q)                                 is not covered by casualty insurance as required by the terms of this Agreement;

(r)                                    consists of Hazardous Materials or goods (other than fuels) that can be transported or sold only with licenses that are not readily available;

(s)                                  any portion of the cost of such Inventory is attributable to intercompany profit between any Loan Party and any of its Affiliates (but only to the extent of such portion); or

(t)                                    is otherwise unacceptable to the Co-Collateral Agents in their Permitted Discretion.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act); provided that an Eligible Transferee shall exclude individuals and Holdings and its Subsidiaries and Affiliates.

“Eligible U.S. Accounts” shall mean the Eligible Accounts owned by the U.S. Loan Parties.

“Eligible U.S. Inventory” shall mean the Eligible Inventory owned by the U.S. Loan Parties.

“End Date” shall mean, in respect of any Start Date, (a) for purpose of the definition of Applicable Commitment Fee Percentage, the last day of the fiscal quarter of Holdings in which such Start Date occurred and (b) for purposes of the definition of Applicable Margin, the last day of a fiscal month of Holdings during which the Administrative Agent received a Borrowing Base Certificate pursuant to Section 9.04(i) with respect to the last month of a fiscal quarter of Holdings during which such Start Date occurred.

“Environmental Laws” shall mean all current and future federal, state, provincial, local and foreign laws, rules or regulations, codes, ordinances, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder or other requirements of Governmental Authorities or the common law, relating to health, safety, or pollution or protection of the environment, natural resources, the climate or threatened or endangered species, including laws relating to emissions, discharges, Releases or threatened releases of, or exposure to, pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances, or wastes, or underground storage tanks and emissions or releases therefrom.

“Equity Interests” shall mean the shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, or any successor statute, as the same may be amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a failure by any Plan to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(c) of ERISA or Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by Holdings, any Loan Party or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by Holdings, any Loan Party or any of their respective ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by Holdings, any Loan Party or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Holdings, any Loan Party or any of their respective ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from Holdings, any Loan Party or any their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which Holdings, any Loan Party or any of their respective ERISA Affiliates is a “disqualified person” (as defined in Section 4975 of the Code) or a “party in interest” (as defined in Section 406 of ERISA) or could otherwise be liable; or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of Holdings, any Loan Party or any of their respective ERISA Affiliates.

“Eurodollar Loan” shall mean each U.S. Dollar Denominated Loan designated as such by the Borrower of such U.S. Dollar Denominated Loan at the time of the incurrence thereof or conversion thereto bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” shall mean (a) the rate appearing on Reuters Screen Libor 01 (or on any successor or substitute page of such screen, or any successor to or substitute for such screen, providing rate quotations comparable to those currently provided on such page of such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the applicable Interest Determination Date, as the rate for dollar deposits with a maturity comparable to such Interest Period, divided by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 11.01.

“Excess Availability” shall mean, as of any date of determination, an amount equal to (a) the lesser of (i) the Total Commitment at such time and (ii) the Total Borrowing Base at such time minus (b) the Aggregate Exposure at such time.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Excluded Accounts” shall mean (i) any disbursement deposit account the funds in which are used solely for the payment of salaries and wages, employee benefits, workers’ compensation and similar expenses or that has an ending daily balance of zero, (ii) trust accounts for the benefit of directors, officers or employees and (iii) deposit accounts, the daily balance in which does not at any time exceed $3,500,000 for all such accounts, provided, however, that, notwithstanding the above, an account shall not be an Excluded Account if (x) a Control Agreement over such account is entered into for the benefit of the Term Loan Agent or (y) such account is a Core Concentration Account or a Collection Account.

“Excluded Subsidiaries” shall mean, collectively, Timber Capital Holdings LLC, a Delaware limited liability company, and Timber Note Holdings LLC, a Delaware limited liability company.

“Executive Order” shall have the meaning provided in Section 8.24(a).

“Existing Letters of Credit” shall have the meaning provided in Section 3.01(a)(B).

“Expenses” shall mean all present and future reasonable out-of-pocket expenses incurred by or on behalf of the Administrative Agent, the Security Agent or the Co-Collateral Agents in connection with this Agreement, any other Loan Document or otherwise in its capacity as the Administrative Agent under this Agreement, a Co-Collateral Agent under the Loan Documents or the Security Agent under any Security Document under this Agreement, whether incurred heretofore or hereafter, which expenses shall include, without limitation, the expenses set forth in Section 13.01.

“Extended Canadian Facility Commitment” shall have the meaning provided in Section 2.19(c).

“Extended Loan” shall mean each Revolving Loan and each Swingline Loan pursuant to an Extended U.S. Facility Commitment or Extended Canadian Facility Commitment.

“Extended Revolving Loan Maturity Date” shall mean, with respect to any Extended Loan, or Extended U.S. Facility Commitment or Extended Canadian Facility Commitment, the date occurring on the first anniversary of the Initial Revolving Loan Maturity Date.

“Extended U.S. Facility Commitment” shall have the meaning provided in Section 2.19(c).

“Extension” shall have the meaning provided in Section 2.19(a).

“Extension Offer” shall have the meaning provided in Section 2.19(a).

“Face Amount” shall mean, in respect of a Draft, Bankers’ Acceptance or B/A Equivalent Note, as the case may be, the amount payable to the holder thereof on its maturity.  The Face Amount of any Bankers’ Acceptance Loan shall be equal to the aggregate Face Amounts of the underlying Bankers’ Acceptances, B/A Equivalent Notes or Drafts, as the case may be.

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“Fair Market Value” shall have the meaning provided in Section 9.09(d).

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Financial Officer” of any Person shall mean the chief executive officer, the chief operating officer, the chief financial officer, principal accounting officer, treasurer, controller or assistant treasurer of such Person.

“Foreign” when used in reference to any item, shall mean that such item is not Domestic.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than in which the applicable Borrower is resident for tax purposes.

“Foreign Pledge Agreement” shall mean a pledge or charge agreement granting a Lien on Equity Interests in a Foreign Subsidiary of Holdings to secure any Secured Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” shall mean Smurfit-Stone Puerto Rico and, as to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Fronting Lender” shall mean DBNY, in its individual capacity or any Person serving as a successor Administrative Agent hereunder, in its individual capacity as a Fronting Lender.

“Funding Date” shall have the meaning provided in Section 13.10(b).

“Funding Date Borrowing Base Certificate” shall have the meaning provided in Section 6.02(n).

“Funding Date Merger” shall have the meaning provided in the recitals to this Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

“Governmental Authority” shall mean any Federal, state, provincial, regional, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise (whether or not denominated as a guarantee), of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee (or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof).

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, among Holdings, the Borrowers, the Domestic Subsidiaries of Holdings party thereto and the Security Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit M hereto with such modifications thereto as the Security Agent may agree.

“Guarantors” shall mean and include each U.S. Guarantor and each Canadian Guarantor.

“Hazardous Materials” shall have the meaning provided in Section 8.15(a)(iv).

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or its Subsidiaries shall be a Hedging Agreement.

“Hedging Creditors” shall mean, collectively, each Lender, each Term Loan Lender and/or any affiliate thereof that has entered into one or more Secured Hedging Agreements, even if (i) in the case of a Lender, the respective Lender subsequently ceases to be a Lender under this Agreement for any reason and (ii) in the case of a Term Loan Lender, the respective Term Loan Lender subsequently ceases to be a Term Loan Lender under the Term Loan Facility for any reason, together with such Lender’s, such Term Loan Lender’s or such affiliate’s successors and assigns, if any.

“Hedging Obligations” shall mean and include, as to any Loan Party, all obligations, liabilities and indebtedness owing by such Loan Party to the Hedging Creditors, whether now existing or hereafter incurred under, arising out of or in connection with any Secured Hedging Agreement, whether such Secured Hedging Agreement is now in existence or hereinafter arising (including, without limitation, all obligations, liabilities and indebtedness of each Loan Party in its capacity as a Guarantor under the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement, as the case may be, to which it is a party, in respect of the Secured Hedging Agreements).

“Highest Adjustable Applicable Margins” shall have the meaning provided in the definition of Applicable Margin.

“Historical Excess Availability” shall mean (a) for the purposes of the definition of Applicable Margin (i) in the case of the first Start Date occurring after the Funding Date, an amount equal to (x) the sum of each day’s Excess Availability during the period commencing on the Funding Date and ending on the last day of the fiscal month of Holdings for which the Administrative Agent was required prior to such first Start Date to receive a Borrowing Base Certificate pursuant to Section 9.04(i) divided by (y) the number of days in the period commencing on the Funding Date and ending on the last day of the fiscal month of Holdings for which the Administrative Agent was required prior to such first Start Date to receive a

Borrowing Base Certificate pursuant to Section 9.04(i) and (ii) in the case of each Start Date thereafter, an amount equal to (x) the sum of each day’s Excess Availability during the most recently ended fiscal quarter of Holdings divided by (y) the number of days in such fiscal quarter of Holdings, and (b) in the case of the definition of Payment Conditions, with respect to any action or proposed action, an amount equal to (i) the sum of each day’s Excess Availability during the one hundred and eighty (180) consecutive day period immediately preceding such action or proposed action divided by (ii) one hundred and eighty (180).  In the case of clause (b) only, Excess Availability shall be determined on a pro forma basis as if such action or proposed action and any Loans incurred (or to be incurred), Letters of Credit issued (or to be issued) or Indebtedness repaid (or to be repaid) in connection with such action or proposed action had occurred or been incurred, issued or repaid, as the case may be, on the first day of the one hundred and eighty (180) day period immediately preceding such action or proposed action.

“Historical Unutilized Commitment” shall mean, on any date of determination, an amount equal to (a) in the case of the first Start Date occurring after the Funding Date, (i) the sum of each day’s Total Unutilized Commitment during the period commencing on the Funding Date and ending on the day immediately preceding such first Start Date divided by (ii) the number of days in the period commencing on the Funding Date and ending on the day immediately preceding such first Start Date and (b) in the case of each Start Date thereafter, (i) the sum of each day’s Total Unutilized Commitment during the most recently ended fiscal quarter of Holdings divided by (ii) the number of days in such fiscal quarter of Holdings.

“Holdings” shall mean, prior to the Funding Date Merger, SSCC, and, from and after the effectiveness of the Funding Date Merger, shall mean SSCE which shall change its name to “Smurfit-Stone Container Corporation” upon the effectiveness of such merger.

“Incremental Commitment” shall mean, for any Lender, any Commitment provided by such Lender after the Funding Date in an Incremental Commitment Agreement delivered pursuant to Section 2.14; it being understood, however, that on each date upon which an Incremental Commitment of any Lender becomes effective, such Incremental Commitment of such Lender shall be added to (and thereafter become a part of) the applicable Commitment of such Lender for all purposes of this Agreement as contemplated by Section 2.14.

“Incremental Commitment Agreement” shall mean each Incremental Commitment Agreement in substantially the form of Exhibit K (appropriately completed, and with such modifications as may be reasonably satisfactory to the Administrative Agent) executed and delivered in accordance with Section 2.14.

“Incremental Commitment Date” shall mean each date upon which an Incremental Commitment under an Incremental Commitment Agreement becomes effective as provided in Section 2.14(b).

“Incremental Commitment Requirements” shall mean, with respect to any provision of an Incremental Commitment on a given Incremental Commitment Date, the satisfaction of each of the following conditions on the Incremental Commitment Date of the respective Incremental Commitment Agreement:  (i) no Default or Event of Default exists or would exist after giving effect thereto; (ii) all of the representations and warranties contained in the Loan Documents shall be true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); (iii) the delivery by Holdings to the Administrative Agent of an acknowledgment, in form and substance reasonably satisfactory to the Administrative Agent and executed by each Loan Party, acknowledging that such Incremental Commitment and all Revolving Loans subsequently incurred, and Letters of Credit issued, as applicable, pursuant to such Incremental Commitment shall constitute Obligations under the Loan Documents and secured on a pari passu basis with the Obligations under the Security Documents; (iv) the delivery by Holdings to the Administrative Agent of an opinion, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to Holdings reasonably satisfactory to the Administrative Agent and dated such date, covering such customary matters incident to the transactions contemplated thereby as the Administrative Agent may reasonably request; (v) the delivery by each Loan Party to the Administrative Agent of such other officers’ certificates, board of director (or equivalent governing body) resolutions and evidence of good standing (to the extent available under applicable law) as the Administrative Agent shall reasonably request; (vi) the incurrence of Revolving Loans in an aggregate principal amount equal to the Total Commitment (including such Incremental Commitment then being obtained) shall be permitted at such time under the Intercreditor Agreement, the Term Loan Facility Documents and any other indenture, loan agreement or other agreement with respect to Material Indebtedness; and (vii) Holdings shall have delivered a certificate executed by an Authorized Officer of Holdings, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii) and (vi) and containing the calculations (in reasonable detail) required by preceding clause (vi).

“Incremental Lender” shall have the meaning provided in Section 2.14(b).

“Incremental Security Documents” shall have the meaning provided in Section 2.14(b).

“Incurrence Test” shall have the meaning provided in Section 10.01.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued expenses arising in the ordinary course of business and (ii) any contingent earnout or other contingent payment obligation incurred in connection with an acquisition permitted hereunder (but only to the extent that such obligation has not become fixed)), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person (and in the event such Person has not assumed or otherwise become liable for payment of such obligation, the amount of Indebtedness under this clause (e) shall be the lesser of the amount of such obligation and the fair market value of such property), (f) all Guarantees by such Person, (g) all Capital Lease Obligations of such Person, (h) all net obligations of such Person in respect of Hedging Agreements (such net obligations to be equal at any time to the termination value of such Hedging Agreements or other arrangements that would be payable by or to such Person at such time) and (i) all obligations of such Person as an account party to reimburse any bank or any other Person in respect of letters of credit.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, except to the extent such Indebtedness is expressly non-recourse to such Person.

“Indemnified Person” shall have the meaning provided in Section 13.01(a).

“Individual Canadian Facility Exposure” of any Lender shall mean, at any time, the sum of (a) the aggregate principal amount of all Canadian Facility Revolving Loans made by such Lender (and the aggregate principal amount of all Specified Foreign Currency Loans with respect to Canadian Facility Revolving Loans in which participations have been acquired by such Lender pursuant to Section 15) and then outstanding (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars), (b) such Lender’s Canadian Facility RL Percentage in the aggregate principal amount of all Canadian Facility Swingline Loans (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars) then outstanding and (c) such Lender’s Canadian Facility RL Percentage in the aggregate amount of all Canadian Facility Letter of Credit Outstandings at such time.  For purposes of this definition, the amount of Canadian Facility Revolving Loans made by the Fronting Lender shall be reduced by the aggregate amount of Specified Foreign Currency Participations therein purchased by the other Lenders in such Canadian Facility Revolving Loans pursuant to Section 15.

“Individual Exposure” of any Lender shall mean, at any time, the sum of (a) such Lender’s Individual U.S. Facility Exposure at such time and (b) such Lender’s Individual Canadian Facility Exposure at such time.

“Individual U.S. Facility Exposure” of any Lender shall mean, at any time, the sum of (a) the aggregate principal amount of all U.S. Facility Revolving Loans made by such Lender (and the aggregate principal amount of all Specified Foreign Currency Loans with respect to U.S. Facility Revolving Loans in which participations have been acquired by such Lender pursuant to Section 15) and then outstanding (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars), (b) such Lender’s U.S. Facility RL Percentage in the aggregate principal amount of all U.S. Facility Swingline Loans (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars) then outstanding and (c) such Lender’s U.S. Facility RL Percentage in the aggregate amount of all U.S. Facility Letter of Credit Outstandings at such time.  For purposes of this definition, the amount of U.S. Facility Revolving Loans made by the Fronting Lender shall be reduced by the aggregate amount of Specified Foreign Currency Participations therein purchased by the other Lenders in such U.S. Facility Revolving Loans pursuant to Section 15.

“Initial Canadian Facility Commitment” shall mean, with respect to each Lender, the Canadian Facility Commitments of such Lender (excluding such Lender’s Extended Canadian Facility Commitment).

“Initial Revolving Loan Maturity Date” shall mean the date occurring on the fourth anniversary of the Funding Date.

“Initial U.S. Facility Commitment” shall mean, with respect to each Lender, the U.S. Facility Commitments of such Lender (excluding such Lender’s Extended U.S. Facility Commitment).

“Insolvency Law” shall mean, to the extent applicable, (a) Title 11 of the United States Code, (b) the Bankruptcy and Insolvency Act (Canada), (c) the Companies’ Creditors Arrangement Act (Canada), and (d) any similar Federal, provincial, state, local or foreign bankruptcy or insolvency law, in each case as now constituted or hereafter amended or enacted.

“Intercreditor Agreement” shall mean an Intercreditor Agreement among Holdings, the other U.S. Loan Parties, the Administrative Agent, the Term Loan Agent and, if applicable, one or more Senior Representatives for holders of Permitted Second Lien Notes, substantially in the form of Exhibit E hereto with such modifications thereto that are not materially adverse to the Lenders as the Administrative Agent may agree.

“Interest Coverage Ratio” shall mean, on the date of any incurrence of Indebtedness or any other event, including any change in interest rates applicable to existing Indebtedness resulting from a modification or amendment to the documents governing such Indebtedness, in respect of which the Incurrence Test is to be satisfied (the “Test Date”), the ratio of (a) aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements have been delivered immediately prior to such date (the “Four Quarter Period”) to (b) the aggregate Consolidated Interest Expense for such Four Quarter Period.  In making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness incurred or repaid (including any Indebtedness irrevocably called for redemption) during the period (the “Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Test Date (other than Indebtedness incurred or repaid hereunder or under any similar arrangement except to the extent commitments hereunder or thereunder, as the case may be, (or under any predecessor or successor revolving credit or similar arrangement in effect on the last day of such Four Quarter Period) are permanently reduced), in each case as if such Indebtedness had been incurred or repaid on the first day of such Reference Period; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Test Date (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; (C) pro forma effect shall be given to Asset Sales and Permitted Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Sale) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (D) pro forma effect shall be given to asset sales and permitted acquisitions (including giving pro forma effect to the application of proceeds of any asset sale) that have been made by any Person that has become a U.S. Loan Party or has been merged with or into Holdings or any U.S. Loan Party during such Reference Period and that would have constituted Asset Sales or Permitted Acquisitions had such transactions occurred when such Person was a U.S. Loan Party as if such asset sales or permitted acquisitions were Asset Sales or Permitted Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Sale or Permitted Acquisition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Test Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Inventory” shall mean “inventory” as such term is defined in Article 9 of the UCC or the PPSA, as applicable.

“Inventory Reserves” shall mean reserves against Inventory equal to the sum of the following:

(a)           a reserve for shrink, or discrepancies that arise pertaining to inventory quantities on hand between the Loan Parties’ perpetual accounting system and physical counts of the inventory in accordance with the Loan Parties’ historical accounting procedures and is acceptable to the Co-Collateral Agents in their Permitted Discretion;

(b)           a revaluation reserve whereby capitalized favorable variances shall be deducted from Eligible Inventory and unfavorable variances shall not be added to Eligible Inventory;

(c)           a lower of the cost or market reserve for any differences between a Loan Party’s actual cost to produce any Inventory versus the selling price of such Inventory to third parties, determined on a product line basis; and

(d)           any other reserve established by the Co-Collateral Agents in their Permitted Discretion, from time to time.

“Investment” shall mean, as applied to any Person (the “investor”), any direct or indirect purchase or other acquisition by the investor of, or a beneficial interest in, stock or other securities of any other Person, including any exchange of equity securities for Indebtedness, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the investor to any other Person, including all Indebtedness and accounts receivable owing to the investor from such other Person that did not arise from sales or services rendered to such other Person in the ordinary course of the investor’s business.  Except for any Investment described in the immediately succeeding sentence, the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus any amounts (a) realized upon the disposition of assets comprising an Investment (including the value of any liabilities assumed by any Person other than Holdings, any Borrower or any Subsidiary of Holdings in connection with such disposition), (b) constituting repayments of Investments that are loans or advances or (c) constituting cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with GAAP, as a return of principal or capital).  For purposes of this Agreement, the redemption, purchase or other acquisition for value by any Subsidiary of Holdings of any shares of its capital stock from a Person other than Holdings, any Borrower or any other Subsidiary of Holdings shall be deemed to be an “Investment” by such Subsidiary in its shares of capital stock.

“IP Security Agreements” shall have the meaning set forth in (a) prior to the Funding Date, the Guarantee and Collateral Agreement attached hereto as Exhibit M and (b) on and after the Funding Date, the Guarantee and Collateral Agreement.

“IRS” shall mean the U.S. Internal Revenue Service.

“Issuing Lender” shall mean each of DBNY (except as otherwise provided in Section 12.09), JPMCB and any other Lender reasonably acceptable to the Administrative Agent and Holdings which agrees to issue Letters of Credit hereunder.  Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Loan Documents); provided that, if the Extension is effected in accordance with Section 2.19, then on the occurrence of the Initial Revolving Maturity Date, each Issuing Lender shall have the right to resign as such on, or on any date within twenty (20) Business Days after, the Initial Revolving Maturity Date, upon not less than ten (10) days’ prior written notice thereof to Holdings and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the resigning Issuing Lender shall retain all of its rights hereunder and under the other Loan Documents as Issuing Lender with respect to all Letters of Credit theretofore issued by it (which Letters of Credit shall remain outstanding in accordance with the terms hereof until their respective expirations) but shall not be required to issue any further Letters of Credit hereunder.  If at any time and for any reason (including as a result of resignations as contemplated by the last proviso to the preceding sentence), an Issuing Lender has resigned in such capacity in accordance with the preceding sentence and no Issuing Lenders exist at such time, then no Person shall be an Issuing Lender hereunder obligated to issue Letters of Credit unless and until (and only for so long as) a Lender (or Affiliate of a Lender) reasonably satisfactory to the Administrative Agent and Holdings agrees to act as Issuing Lender hereunder.

“ITA” shall mean the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder.

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit I (appropriately completed).

“JPMCB” shall mean JPMorgan Chase Bank, N.A., in its individual capacity, and any successor corporation by merger, consolidation or otherwise.

“Judgment Currency” shall have the meaning provided in Section 13.20.

“Judgment Currency Conversion Date” shall have the meaning provided in Section 13.20.

“L/C Supportable Obligations” shall mean (i) obligations of Holdings or any of its Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of Holdings or any of its Subsidiaries as are permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (x) the Term Loan Facility, (y) any Indebtedness that is subordinated in right of payment to the Obligations or (z) any Equity Interests issued by Holdings).

“Lead Arrangers” shall mean Deutsche Bank Securities Inc. J.P. Morgan Securities Inc., GE Capital Markets, Inc., Banc of America Securities LLC and Wells Fargo Capital Finance, LLC, in their capacities as Joint Lead Arrangers in respect of the credit facilities hereunder, and any successors thereto.

“Lender” shall mean each financial institution listed on Schedule 1.01(a), as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, Section 2.14 or Section 13.04(b).

“Lender Creditors” shall mean, collectively, the Lenders, each Issuing Lender, the Swingline Lender, the Fronting Lender, the Administrative Agent, the Co-Collateral Agents and the Security Agent.

“Letter of Credit” shall mean each U.S. Facility Letter of Credit and each Canadian Facility Letter of Credit.

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 2.18.

“Letter of Credit Exposure” shall mean the sum of (i) the U.S. Facility Letter of Credit Exposure plus (ii) the Canadian Facility Letter of Credit Exposure.

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of all U.S. Facility Letter of Credit Outstandings and Canadian Facility Letter of Credit Outstandings.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, assignment for security, hypothecation, prior claim (within the meaning of the Civil Code of Quebec) encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement relating to such asset.

“Loan” shall mean each Revolving Loan, each Swingline Loan and each Extended Loan.

“Loan Document Obligations” shall mean and include, as to any Loan Party, all Obligations of such Loan Party to the Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, each Loan Document to which such Loan

Party is a party (including, without limitation, in the event such Loan Party is a Guarantor, all such obligations, liabilities and indebtedness of such Loan Party in its capacity as a Guarantor under the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement to which it is a party) (except to the extent consisting of Hedging Obligations or Cash Management Services Obligations).

“Loan Documents” shall mean this Agreement, the Guarantee and Collateral Agreement, each Canadian Security Agreement, each Foreign Pledge Agreement, each Mortgage, the Intercreditor Agreement, and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Incremental Commitment Agreement, each Note, each Joinder Agreement and each other Security Document.

“Loan Party” shall mean each U.S. Loan Party and each Canadian Loan Party.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(c).

“Margin Stock” shall have the meaning given such term under Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, operations, properties or financial condition of Holdings and its Subsidiaries, taken as a whole, or (b) material impairment of the rights of or benefits available to the Lenders under any Loan Document.

“Material Contract” shall mean any contract to which Holdings, any other Borrower or any of the Subsidiaries of Holdings is or becomes a party that provides for payments by or to Holdings, any other Borrower or any of their respective Subsidiaries in excess of $50,000,000 per year and that has a term in excess of twelve months.

“Material Indebtedness” shall mean Indebtedness (other than the Loan Document Obligations), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, any other Borrower and their respective Subsidiaries in an aggregate principal amount exceeding $30,000,000.

“Material Subsidiary” shall mean each Subsidiary of Holdings now existing or hereafter acquired or formed and each successor thereto that (a) for the most recent period of four consecutive fiscal quarters of Holdings accounted (on a consolidated basis with its Subsidiaries) for more than 5% of the consolidated revenues of Holdings, (b) as at the end of such fiscal quarter, was (on a consolidated basis with its Subsidiaries) the owner of more than 5% of the consolidated assets of Holdings, as shown on the consolidated financial statements of Holdings for such fiscal quarter or (c) is irrevocably designated as a Material Subsidiary in a writing by a Loan Party to the Administrative Agent; provided that no Excluded Subsidiary shall be deemed to be a Material Subsidiary.  Schedule 1.01(c) sets forth each Subsidiary that is a Material Subsidiary on and as of the Closing Date.

“Maturity Date” shall mean the Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be.

“Maximum Canadian Facility Letter of Credit Amount” shall mean $37,500,000.

“Maximum Canadian Facility Swingline Amount” shall mean $20,000,000.

“Maximum U.S. Facility Letter of Credit Amount” shall mean $112,500,000.

“Maximum U.S. Facility Swingline Amount” shall mean $45,000,000.

“Minimum Borrowing Amount” shall mean (a) for Base Rate Loans and Canadian Prime Rate Loans (in each case, other than Swingline Loans), U.S.$500,000, (b) for Eurodollar Loans, U.S.$500,000, (c) for Bankers’ Acceptance Loans, U.S.$500,000 and (d) for Swingline Loans, U.S.$100,000; provided that during a Dominion Period there shall be no Minimum Borrowing Amount with respect to (a) and (d) above.

“Minimum Extension Condition” shall have the meaning provided in Section 2.19(d).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean (i) each parcel (or adjoining parcels) of real property (including any real property fixtures thereon) owned by a U.S. Loan Party on the Closing Date and specified on Schedule 1.01(d), and (ii) each After-Acquired Mortgage Property with respect to which a Mortgage is granted pursuant to Section 9.09.

“Mortgages” shall mean (a) the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents with respect to Mortgaged Properties or delivered pursuant to Section 9.09.  Each Mortgage shall be substantially in the form of Exhibit O, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA that has been maintained, sponsored or contributed to by (or to which there is or may be an obligation to contribute to by) Holdings or an ERISA Affiliate within the preceding five plan years.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the Cash Proceeds therefrom, net of (i) costs of sale (including payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than Loans and borrowings under the Term Loan Facility) required to be repaid under the terms thereof as a result of such Asset Sale), (ii) if such Asset Sale includes the sale or transfer of assets included in the ABL Priority Collateral and pledged to secure the Obligations, any Cash Proceeds therefrom equal to the book value of the inventory, receivables or other ABL Priority Collateral included in such sale or transfer, (iii) taxes paid or reasonably estimated to be payable in the year such Asset

Sale occurs or in the following year as a result thereof and (iv) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations and any purchase price adjustments associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and (b) with respect to any issuance of debt or equity securities, the cash proceeds thereof, net of underwriting commissions or placement fees and expenses directly incurred in connection therewith.

“Net Orderly Liquidation Value” shall mean the “net orderly liquidation value” determined by an unaffiliated valuation company reasonably acceptable to the Co-Collateral Agents after performance of an inventory valuation to be done at the Co-Collateral Agents’ request and the Borrowers’ expense, less the amount estimated by such valuation company for marshalling, reconditioning, carrying, and sales expenses designated to maximize the resale value of such Inventory and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory and expressed as a percentage of the net book value of such Inventory.

“Non-B/A Lender” shall mean any Lender which is unwilling or unable to create Bankers’ Acceptances by accepting Drafts and which has identified itself as a “Non-B/A Lender” by written notice to the Administrative Agent and Holdings.

“Non-Cash Charges” shall mean any non-cash charges or losses, including (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets and investments in debt and equity securities pursuant to GAAP, (b) long-term incentive plan accruals and any non-cash expenses resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of Holdings, any other Borrower or any Subsidiary of Holdings and (c) any non-cash charges or losses resulting from the application of purchase accounting; provided that Non-Cash Charges shall not include additions to bad debt reserves or bad debt expense.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender; provided, however, solely for purposes of Section 4.01(a), a Lender that is a Defaulting Lender solely under clause (iii), (iv) or (v) (but, in the case of such clause (v), only to the extent relating to either clause (iii) or (iv)) of the definition thereof shall be treated as a Non-Defaulting Lender and not as a Defaulting Lender.

“Non-Wholly-Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean each U.S. Facility Revolving Note, each U.S. Borrower Canadian Facility Revolving Note, each Canadian Borrower Canadian Facility Revolving Note, the U.S. Facility Swingline Note, the U.S. Borrower Canadian Facility Swingline Note and the Canadian Borrower Canadian Facility Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 60 Wall Street, NYC60-0208, 2nd Floor, New York, New York 10005-2858, Attention:  Erin Morrissey, Telephone No.: (212) 250-1765, Telecopier No.: (212) 797-5690, and email:  erin.morrissey@db.com and (ii) for operational notices, the office of the Administrative Agent located at 5022 Gate Parkway, Suite 200, Jacksonville, Florida 32256, Attention:  Jennifer Fass, Telephone No.: (904) 527-6394, Telecopier No.: (904) 494-6853, and e-mail:  jennifer.fass@db.com; provided that in the case of all Borrowings of Canadian Borrower Revolving Loans denominated in Canadian Dollars, a copy of such notice also shall be delivered simultaneously to DB Canada located at 199 Bay Street, Suite 4700, Commerce Court West, P.O. Box 263, Toronto, Ontario, Canada M5L 1E9, Attention:  Marcellus Leung, Telephone No.: (416) 682-8252, and Telecopier No.: (416) 682-8484; or (in either case) such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligation Currency” shall have the meaning provided in Section 13.20.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Security Agent, the Co-Collateral Agents, any Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Loan Document (other than the Intercreditor Agreement), including, without limitation, all amounts in respect of any principal (or Face Amount, as applicable), premium (if any), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses (including Expenses), indemnifications, reimbursements (including Unpaid Drawings with respect to Letters of Credit), damages and other liabilities, and guarantees in each case of the foregoing amounts.

“Participant” shall have the meaning provided in Section 3.04(a).

“Participating Specified Foreign Currency Lender” shall have the meaning provided in Section 15.01.

“Patriot Act” shall have the meaning provided in Section 13.17.

“Payment Conditions” shall mean that at the time of each action or proposed action and after giving effect thereto:

(i)            each of the following conditions are satisfied:  (a) no Default or an Event of Default shall have occurred and be continuing, (b) Excess Availability (on the date of such action or proposed action after giving effect to any Loans incurred (or to be incurred) or Letters of Credit issued (or to be issued) on such date in connection with such action or proposed action) and Historical Excess Availability, calculated on a pro forma basis in accordance with the definition thereof, shall exceed the greater of (A) $137,500,000 and (B) 25% of the Total Commitment as then in effect, (c) Holdings shall have a Consolidated Fixed Charge Coverage Ratio of not less than 1.10:1.00 for the Test

Period then most recently ended for which financial statements are available calculated on a pro forma basis in accordance with Section 1.04 as if such action or proposed action had occurred on the first day of such Test Period, and (d) Holdings shall have delivered to the Administrative Agent a certificate of an Authorized Officer of Holdings certifying as to compliance with preceding clauses (a) through (c) and demonstrating (in reasonable detail) the calculations required by preceding clauses (b) and (c); or

(ii)           each of the following conditions are satisfied:  (a) no Default or an Event of Default shall have occurred and be continuing, (b) Excess Availability (on the date of such action or proposed action after giving effect to any Loans incurred (or to be incurred) or Letters of Credit issued (or to be issued) on such date in connection with such action or proposed action) and Historical Excess Availability, in each case, calculated on a pro forma basis in accordance with the definition thereof, shall exceed the greater of (A) $275,000,000 and (B) 50% of the Total Commitment as then in effect, and (c) Holdings shall have delivered to the Administrative Agent a certificate of an Authorized Officer of Holdings certifying as to compliance with preceding clauses (a) and (b) and demonstrating (in reasonable detail) the calculations required by preceding clause (b).

“Payment Office” shall mean (i) except as provided in clause (ii) below, the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005 and (ii) in the case of all payments with respect to Canadian Dollar Denominated Revolving Loans, the office of DB Canada located at 199 Bay Street, Suite 4700, Commerce Court West, P.O. Box 263, Toronto, Ontario, Canada M5L 1E9, or (in either case) such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Perfection Certificate” shall mean each of the U.S. Perfection Certificate and the Canadian Perfection Certificate.

“Permitted Acquisition” shall have the meaning provided in Section 10.05(f).

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment, following either (x) consultation with the Borrowers or (y) two (2) Business Days’ advance notice to the Borrowers.

“Permitted Investments” shall mean any of the following:

(a)           any evidence of Indebtedness, maturing not more than one year after the acquisition thereof, issued by the United States of America or Canada, or any instrumentality or agency thereof and guaranteed fully as to principal, interest and premium, if any, by the United States of America or Canada;

(b)           any certificate of deposit, banker’s acceptance or time deposit (including Eurodollar time deposits), maturing not more than one year after the date of purchase, issued or guaranteed by or placed with (i) the Administrative Agent or any bank providing Cash Management Services to Holdings or any of its Subsidiaries or (ii) a commercial banking institution that has long-term debt rated “A2” or higher by Moody’s Investors Service, Inc. (“Moody’s”) or “A” or higher by Standard & Poor’s Ratings Services (“S&P”) and which has a combined capital and surplus of not less than $500,000,000;

(c)           commercial paper (i) maturing not more than 270 days after the date of purchase and (ii) issued by a corporation (other than a Loan Party or any Affiliate of a Loan Party) with a rating, at the time as of which any determination thereof is to be made, of “P-1” or higher by Moody’s or “A-1” or higher by S&P (or equivalent rating in the case of a Permitted Investment made by a Foreign Subsidiary of Holdings);

(d)           investments in fully collateralized repurchase agreements with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any bank or trust company meeting the qualifications specified in clause (b) above;

(e)           demand deposits with any bank or trust company;

(f)            money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) above; and

(g)           in the case of the Foreign Subsidiaries of Holdings, short-term investments comparable to the foregoing.

“Permitted Liens” shall mean, with respect to any Person, any of the following:

(a) Liens for taxes, assessments or other governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended and (ii) full provision for the payment of all such taxes known to such Person has been made on the books of such Person if and to the extent required by GAAP;

(b) mechanics’, materialmen’s, carriers’, warehousemen’s, landlord’s and similar Liens arising by operation of law and in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended and (ii) full provision for the payment of such Liens has been made on the books of such Person if and to the extent required by GAAP;

(c) Liens arising in connection with workers’ compensation, unemployment insurance, old age pensions and social security benefits that are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended and (ii) full provision for the payment of such Liens has been made on the books of such Person if and to the extent required by GAAP;

(d) (i) Liens incurred or deposits made in the ordinary course of business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and (ii) Liens securing surety, indemnity, performance, appeal and release bonds, in the case of either clause (i) or (ii), securing such obligations in an amount outstanding at any time not to exceed individually or in the aggregate $100,000,000, provided that full provision for the payment of all such obligations has been made on the books of such Person if and to the extent required by GAAP;

(e) imperfections of title, restrictive covenants, rights of way, easements, servitudes, mineral interest reservations, reservations made in the grant from the Crown, municipal and zoning ordinances, general real estate taxes and assessments not yet delinquent and other encumbrances on real property that (i) do not arise out of the incurrence of any Indebtedness for money borrowed and (ii) do not interfere with or impair in any material respect the utility, operation, value or marketability of the real property on which such Lien is imposed;

(f) the rights of collecting banks or other financial institutions having a right of setoff, revocation, refund or chargeback with respect to money or instruments on deposit with or in the possession of such financial institution;

(g) leases or subleases granted to others not interfering in any material respect with the business of Holdings or any Subsidiary of Holdings and any interest or title of a lessor under any lease (whether a Capital Lease or an operating lease) permitted by this Agreement or the Security Documents;

(h) Liens on accounts receivable for which attempts at collection have been undertaken by a third party authorized by the Person owning such accounts receivable;

(i) Liens arising from the granting of a license to enter into or use any asset of Holdings or any Subsidiary of Holdings to any Person in the ordinary course of business of Holdings or any Subsidiary of Holdings that does not interfere in any material respect with the use or application by Holdings or any Subsidiary of Holdings of the asset subject to such license;

(j) Liens attaching solely to cash earnest money deposits made by Holdings or any Subsidiary of Holdings in connection with any letter of intent or purchase agreement entered into it in connection with an acquisition permitted hereunder;

(k) Liens arising from precautionary UCC financing statements (or analogous personal property security filings or registrations in other jurisdictions) regarding operating leases;

(l) Liens on insurance policies and proceeds thereof to secure premiums thereunder; and

(m) Liens arising out of judgments or awards in respect of which an appeal or proceeding for review is being diligently prosecuted, provided that (i) a stay of execution pending such appeal or proceeding for review has been obtained and (ii) full provision for the payment of such Liens has been made on the books of such Person if and to the extent required by GAAP.

For the purposes of the Security Documents and Section 8.17, “Permitted Liens” shall also be deemed to include the Liens permitted by Sections 10.02(a)(ii), (iii), (iv), (v), (vi), (vii), (ix), (x), (xii), (xiii), (xiv) and (xv).  Any reference in any of the Loan Documents (other than the Intercreditor Agreement) to a Permitted Lien is not intended to and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

“Permitted Notes” shall mean Permitted Second Lien Notes or Permitted Unsecured Notes.

“Permitted Refinancing Indebtedness” shall mean, with respect to Holdings, any Borrower or any Subsidiary of Holdings, any refinancing, refunding, renewal or extension of any Indebtedness, in whole or in part, of such Person from time to time; provided that (a) the principal amount (or accreted value, if applicable) or, in the case of any revolving facility, the commitments thereunder, thereof does not exceed the principal amount (or accreted value, if applicable) or in the case of any revolving facility, the commitments thereunder, (except as otherwise permitted under Section 10.01(f)) of the Indebtedness so modified, refinanced, refunded, renewed or extended (the “Refinanced Debt”) except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) the Indebtedness resulting from such refinancing, refunding, renewal or extension (the “Refinancing Debt”) has a final maturity date the same as or later than the final maturity date of, and, other than in the case of a revolving facility, has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Debt, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Refinanced Debt is subordinated in right of payment to the Obligations, such Refinancing Debt is subordinated in right of payment to the Obligations on terms, when taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Debt, (e) if the Refinanced Debt is secured, the Refinancing Debt shall be unsecured or secured only by assets that secured such Refinanced Debt; provided that if the Refinanced Debt is the Term Loan Facility, such Refinancing Debt may be secured by any assets or properties of Holdings or any Domestic Subsidiary or Canadian Subsidiary of Holdings which also secures the Obligations, (f) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate, redemption premium and other pricing provisions) of any such Refinancing Debt, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Refinanced Debt; provided that, in respect of any Refinancing Debt in an aggregate principal amount of $75,000,000 or greater, a certificate of a Responsible Officer of Holdings delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Refinancing Debt or drafts of the documentation relating thereto, stating that Holdings or the Subsidiary of Holdings incurring such Indebtedness has determined in good faith that such terms and conditions satisfy the foregoing requirement of this clause (f) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Holdings within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (g) unless each Domestic Subsidiary and Canadian Subsidiary of Holdings that is a primary obligor or guarantor in respect of such Refinancing Debt was also a primary obligor or guarantor in respect of the Refinanced Debt, all the Domestic Subsidiaries and Canadian Subsidiaries of Holdings that are primary obligors or guarantors of such Refinancing Debt shall be Loan Parties; provided further, that (A) if the proceeds of revolving loans are used to repurchase or redeem any Indebtedness, within 90 days of such repurchase or redemption, Holdings or any Subsidiary of Holdings may incur Indebtedness otherwise meeting the requirements of this definition (as if such new Indebtedness were used to refinance such repurchased or redeemed Indebtedness) to repay such revolving loans and (B) if the proceeds of Indebtedness meeting the requirements of this definition cannot be immediately applied to refinance existing Indebtedness, then, unless such proceeds are held by Holdings or a Subsidiary of Holdings pending such refinancing, they may be used to temporarily prepay revolving loans or other revolving debt, which then may be redrawn to refinance such Indebtedness within 90 days of such prepayment, provided that the Co-Collateral Agents in their Permitted Discretion may establish a Reserve in an amount equal to the amount the Loans are prepaid pursuant to this sub-paragraph (B).  Notwithstanding anything to the contrary in clause (f) above, with respect to Refinanced Debt that is the Term Loan Facility, the terms and conditions as to collateral of the Refinancing Debt shall be deemed to be not materially less favorable to the Loan Parties or the Lenders than the terms as to collateral of the Refinanced Debt if the Refinancing Debt (i) is secured by collateral meeting the requirements of clause (e) above and (ii) is subject to substantially the same intercreditor arrangements as set forth in and contemplated by the Intercreditor Agreement (for the avoidance of doubt with the Secured Parties benefiting from a first priority security interest in the ABL Priority Collateral, provided that any differing terms or terms with respect to assets or property of Canadian Subsidiaries of Holdings (if any) are agreed to by the Administrative Agent.

“Permitted Second Lien Notes” shall mean secured Indebtedness incurred by Holdings and issued under an indenture or similar governing instrument in a registered public offering or a Rule 144A or other private placement transaction in the form of one or more series of second lien secured notes; provided that (i) such Indebtedness is secured by (A) the Term Priority Collateral on a second lien, subordinated basis to the obligations in respect of the Term Facility and on a senior basis to the Obligations and (B) the ABL Priority Collateral of the U.S. Loan Parties on a third lien, subordinated basis to the Obligations, and is not secured by any property or assets of Holdings, any Borrower or any Subsidiary of Holdings (including any Foreign Subsidiary of Holdings) other than the Collateral; (ii) such Indebtedness does not mature or have scheduled amortization or other required payments of principal prior to the date that is ninety-one (91) days after the later of (A) the Latest Maturity Date (as defined in the Term Loan Credit Agreement) at the time such Indebtedness is incurred and (B) the Extended Revolving Loan Maturity Date, (iii) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (other than the Canadian Security Documents) (with such differences as are reasonably satisfactory to the Administrative Agent), (iv) such Indebtedness is not guaranteed by any Subsidiaries other than the U.S. Guarantors, (v) such Indebtedness and the indenture or other governing instrument applicable thereto does not contain covenants, events of default, or other terms and conditions that, when taken as a whole, are more restrictive to the Loan Parties than the terms of this Agreement, and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness pursuant to the indenture or other instrument governing such Indebtedness shall have become party to the Intercreditor Agreement (or a successor intercreditor agreement having the same terms as the Intercreditor Agreement or such other terms reasonably acceptable to the Administrative Agent).  Permitted Second Lien Notes will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Timber Financing” shall mean any financing transaction by Holdings or any Subsidiary of Holdings secured by timber or timberland, or a Sale/Leaseback Transaction in which the subject property consists of timber or timberland, in each case owned by such Person for more than 90 days immediately prior to such financing transaction or Sale/Leaseback Transaction, so long as such financing transaction or Sale/Leaseback Transaction (a) does not have a final maturity or final payment date in respect thereof on or prior to the later of (A) the Latest Maturity Date (as defined in the Term Loan Credit Agreement) then in effect or a Weighted Average Life to Maturity shorter than the number of days to the maturity of the Term Loan Facility and (B) the Extended Revolving Loan Maturity Date, (b) results in the Net Cash Proceeds to any Loan Party in excess of 60% of the fair market value (determined, as of the date of such financing transaction or Sale/Leaseback Transaction, on the basis of an assumed arms-length sale of such property, by a nationally recognized appraisal or valuation firm experienced in valuing timber or timberland) of the timber or timberland that is the subject property of such financing transaction or Sale/Leaseback Transaction and (c) contains covenants no more restrictive than those contained in this Agreement (except that covenants that relate solely to the subject property may be more restrictive).

“Permitted Unsecured Notes” shall mean unsecured Indebtedness incurred by Holdings and issued under an indenture or similar governing instrument in a registered public offering or a Rule 144A or other private placement transaction in the form of one or more series of senior unsecured or unsecured subordinated notes; provided that (i) such Indebtedness does not mature or have scheduled amortization or other required payments of principal prior to the date that is ninety-one (91) days after the later of (A) the Latest Maturity Date (as defined in the Term Loan Credit Agreement) at the time such Indebtedness is incurred and (B) the Extended Revolving Loan Maturity Date, (ii) such Indebtedness is not guaranteed by any Subsidiary of Holdings other than the Guarantors, (iii) if such Indebtedness is subordinated, it and any Guarantees thereof shall be subordinated to the Obligations and the obligations under the Term Loan Facility, in the case of capital markets subordinated debt, on customary market terms then applying to similar capital markets offerings or placement of subordinated debt, or otherwise, on a basis reasonably satisfactory to the Administrative Agent, (iv) such Indebtedness and the indenture or other governing instrument applicable thereto does not contain covenants, events of default, or other terms and conditions that, when taken as a whole, are more restrictive to the Loan Parties than the terms of this Agreement, and (v) such Indebtedness is not secured by any Lien on any property or assets of Holdings, any Borrower or any Subsidiary of Holdings (including any Foreign Subsidiary of Holdings).  Permitted Unsecured Notes will include any Registered Equivalent Notes issued in exchange therefor.

“Person” shall mean an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unlimited liability company, unincorporated association, joint venture or other entity or Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained, sponsored or contributed to by (or to which there is or may be an obligation to contribute to by) Holdings or an ERISA Affiliate within the preceding five plan years.

“Plan of Reorganization” shall have the meaning provided in the recitals to this Agreement.

“PPSA” shall mean the Personal Property Security Act (Ontario); provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by a Personal Property Security Act as in effect in a Canadian jurisdiction other than Ontario, or the Civil Code of Quebec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Quebec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority in such Collateral.

“Primary Obligations” shall have the meaning specified in Section 11.02(a).

“Primary U.S. Loan Party Obligations” shall have the meaning specified in Section 11.02(a).

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes.  The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Prior Agent” shall have the meaning provided in the Intercreditor Agreement.

“Prior Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of February 25, 2009, among Holdings, certain subsidiaries of Holdings party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent and JPMorgan Chase Bank, N.A., Toronto Branch as Canadian administrative agent and Canadian collateral agent (as amended through and including the Closing Date).

“Pro Rata Share” shall have the meaning specified in Section 11.02(a).

“Projections” shall mean the projections that were prepared by or on behalf of Holdings in connection with this Agreement and provided to the Administrative Agent on March 23, 2010 (and delivered by the Administrative Agent to the Lenders).

“Qualified Secured Cash Management Agreement Reserve” shall mean, with respect to a Secured Cash Management Agreement that is a Qualified Secured Cash Management Agreement, the Canadian Qualified Secured Cash Management Agreement Reserve and the U.S. Qualified Secured Cash Management Agreement Reserve in respect of such Secured Cash Management Agreement.

“Qualified Secured Cash Management Agreements” shall have the meaning provided in Section 13.21.

“Qualified Secured Cash Management Services Obligations” shall mean, with respect to a Secured Cash Management Agreement that is a Qualified Secured Cash Management Agreement, Cash Management Services Obligations under such Secured Cash Management Agreement; provided that, at any time, the aggregate amount of the Qualified Secured Cash Management Services Obligations under such Secured Cash Management Agreement shall not exceed the aggregate amount of the Qualified Secured Cash Management Agreement Reserve in respect of such Secured Cash Management Agreement at such time (as such amount is reduced by the aggregate amount of payments in respect of such Qualified Secured Cash Management Services Obligations pursuant to Section 11.02); provided further that if the aggregate amount of Qualified Secured Cash Management Services Obligations under such Secured Cash Management Agreement (determined without giving effect to the immediately preceding proviso) at any time exceeds the aggregate amount of the Qualified Secured Cash Management Agreement Reserve in respect of such Secured Cash Management Agreement at such time (as such amount is reduced by the aggregate amount of payments in respect of such Qualified Secured Cash Management Services Obligations pursuant to Section 11.02), then such excess amount shall constitute other Cash Management Services Obligations (and, accordingly, Tertiary Obligations) hereunder.

“Qualified Secured Hedging Agreement Reserve” shall mean, with respect to a Secured Hedging Agreement that is a Qualified Secured Hedging Agreement, the Canadian Qualified Secured Hedging Agreement Reserve and the U.S. Qualified Secured Hedging Agreement Reserve in respect of such Secured Hedging Agreement.

“Qualified Secured Hedging Agreements” shall have the meaning provided in Section 13.21.

“Qualified Secured Hedging Obligations” shall mean, with respect to a Secured Hedging Agreement that is a Qualified Secured Hedging Agreement, Hedging Obligations under such Secured Hedging Agreement; provided that, at any time, the aggregate amount of the Qualified Secured Hedging Obligations with respect to such Secured Hedging Agreement shall not exceed the aggregate Qualified Secured Hedging Agreement Reserve in respect of such Secured Hedging Agreement at such time (as such amount is reduced by the aggregate amount of payments in respect of such Qualified Secured Hedging Obligations pursuant to Section 11.02); provided further that if the aggregate amount of Qualified Secured Hedging Obligations with respect to such Secured Hedging Agreement (determined without giving effect to the immediately preceding proviso) at any time exceeds the aggregate Qualified Secured Hedging Agreement Reserve in respect of such Secured Hedging Agreement at such time (as such amount is reduced by the aggregate amount of payments in respect of such Qualified Secured Hedging

Obligations pursuant to Section 11.02), then such excess amount shall constitute other Hedging Obligations (and, accordingly, Tertiary Obligations) hereunder.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Funding Date.

“Quebec Secured Obligations” shall have the meaning provided in Section 12.12.

“Quebec Security Documents” shall mean each hypothecation, bond and other security document executed and delivered by the Canadian Loan Parties, in form and substance reasonably acceptable to the Administrative Agent, as may be necessary for the purpose of creating and preserving in the Province of Quebec the Liens on ABL Priority Collateral located in Quebec.

“Real Properties” shall mean each parcel of real property identified on Schedule 8.19, together with all fixtures thereon, and each other parcel of real property acquired and owned by Holdings or any Domestic Subsidiary of Holdings after the Closing Date, together with all fixtures thereon.

“Reference Discount Rate” shall mean, in respect of any Bankers’ Acceptances or completed Drafts to be purchased by a Lender pursuant to Section 2.01(a) and Schedule 1.01(b), (i) by a Schedule I chartered bank, the arithmetic average of the discount rates (calculated on an annual basis and rounded to the nearest one-hundredth of 1%, with five-thousandths of 1% being rounded up) for the appropriate term as quoted on Reuters Screen CDOR Page (or such other page as may be selected by DB Canada as a replacement page for such Bankers’ Acceptances if such screen is not available) at 10:00 A.M. (Toronto time); and (ii) by any other Lender, the lesser of (A) the rate specified in (i) plus 0.10% and (B) the discount rate (calculated on an annual basis and rounded to the nearest one-hundredth of 1%, with five-thousandths of 1% being rounded up) quoted by DB Canada at 10:00 A.M. (Toronto time) as the discount rate at which DB Canada would purchase, on the relevant Drawing Date, its own bankers’ acceptances or Drafts having an aggregate Face Amount equal to, and with a term to maturity the same as, the Bankers’ Acceptances or Drafts, as the case may be, to be acquired by such Lender on such Drawing Date.

“Register” shall have the meaning provided in Section 13.15.

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees, if any) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the Securities and Exchange Commission.

“Regulation H” shall mean Regulation H of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” shall mean any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

“Rent Reserve” shall mean with respect to any facility, warehouse, distribution center or depot where any Inventory subject to Liens arising by operation of law is located and with respect to which no Collateral Access Agreement is in effect, a reserve equal to (a) in the case of any leased location, three (3) months’ (or such longer period as the Co-Collateral Agents determine in their Permitted Discretion as it will take to liquidate ABL Priority Collateral at such location) gross rent at such facility, warehouse, distribution center or depot, and (b) in the case of any other such location, an amount determined by the Co-Collateral Agents in their Permitted Discretion in respect of the liabilities owed to the applicable bailee or warehouseman.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose Commitments (or, after the termination of all Commitments, outstanding Individual Exposures) at such time represents at least a majority of the Total Commitment in effect at such time less the Commitments of all Defaulting Lenders (or, after the termination of all Commitments, the sum of then total outstanding Individual Exposures of all Non-Defaulting Lenders, at such time).

“Reserves” shall mean Dilution Reserves, Inventory Reserves, Rent Reserves and any other reserves established by the Co-Collateral Agents in their Permitted Discretion, in all cases without duplication and reserving for such items that have not already been taken into account in the calculation of the applicable Borrowing Base (including through the categories of ineligible items set forth in the definitions of “Eligible Accounts” and “Eligible Inventory”) (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, reserves for freight costs related to Eligible Inventory in transit, and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party (other than any Qualified Secured Cash Management Agreement Reserve and any Qualified Secured Hedging Agreement Reserve).

“Responsible Officer” of any Person shall mean the chief executive officer, chief operating officer, president, any Financial Officer or any vice president of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any Equity Interests of Holdings or any of its Subsidiaries, now or hereafter outstanding, except (i) any dividend payable solely in shares or other Equity Interests of such class of Equity Interests to the holders of such Equity Interests, (ii) any dividend or distribution made by any Subsidiary of Holdings ratably to the holders of the capital stock of such Subsidiary and (iii) any dividend or distribution made or paid to Holdings or any Subsidiary of Holdings, and (b) any redemption, retirement, sinking fund or similar payment, purchase, exchange or other acquisition for value, direct or indirect, of any Equity Interests of Holdings or any of its Subsidiaries, now or hereafter outstanding, except for any such redemption, retirement, sinking fund or similar payment, purchase, exchange or other acquisition for value (i) payable only to a Loan Party or payable from a Foreign Subsidiary of Holdings to another Foreign Subsidiary of Holdings or (ii) of any minority Equity Interests of a Subsidiary of Holdings that is not wholly owned which are held by Persons that are not Affiliates of Holdings.

“Returns” shall have the meaning provided in Section 8.12.

“Revolver Facilities” shall have the meaning provided in Section 16.01(f).

“Revolving Credit Obligations” shall, prior to the Funding Date, have the meaning assigned to such term in the form of Intercreditor Agreement attached as Exhibit F hereto, and after the Funding Date, have the meaning assigned to such term in the Intercreditor Agreement.

“Revolving Loan” shall have the meaning provided in Section 2.01(a).

“Revolving Loan Maturity Date” shall mean (a) with respect to any Loans, Initial U.S. Facility Commitments or Initial Canadian Facility Commitments (or any portions thereof) that have not been extended pursuant to Section 2.19, the Initial Revolving Loan Maturity Date and (b) with respect to any Extended Loans, Extended U.S. Facility Commitment or Extended Canadian Facility Commitment, the Extended Revolving Loan Maturity Date.

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“RL Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Commitments of such Lender at such time and the denominator of which is the Total Commitment at such time, provided that if the RL Percentage of any Lender is to be determined after the Total Commitment has been terminated, then the RL Percentages of such Lender shall mean a fraction (expressed as a percentage) the numerator of which is such Lender’s Individual Exposure at such time and the denominator of which is the Aggregate Exposure at such time, provided that in the case of Section 2.18 when a Defaulting Lender shall exist, “RL Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Sale/Leaseback Transaction” shall mean an arrangement, direct or indirect, whereby Holdings or any of its Subsidiaries shall sell or transfer any property, real or personal,

used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

“Secondary Obligations” shall have the meaning specified in Section 11.02(a).

“Secondary U.S. Loan Party Obligations” shall have the meaning specified in Section 11.02(a).

“Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).

“Secured Cash Management Agreements” shall mean each Cash Management Agreement entered into by a Loan Party with any Lender, any Term Loan Lender or any affiliate thereof (even if (i) in the case of a Lender, the respective Lender subsequently ceases to be a Lender under this Agreement for any reason and (ii) in the case of a Term Loan Lender, the respective Term Loan Lender subsequently ceases to be a Term Loan Lender under the Term Loan Facility for any reason) the obligations of which have been designated pursuant to Section 13.21 as being treated as “Cash Management Services Obligations” so long as such Lender, such Term Loan Lender or such affiliate participates in such Secured Cash Management Agreement.

“Secured Hedging Agreements” shall mean each Hedging Agreement entered into by a Loan Party with any Lender, any Term Loan Lender or any affiliate thereof (even if (i) in the case of a Lender, the respective Lender subsequently ceases to be a Lender under this Agreement for any reason and (ii) in the case of a Term Loan Lender, the respective Term Loan Lender subsequently ceases to be a Term Loan Lender under the Term Loan Facility for any reason) the obligations of which have been designated pursuant to Section 13.21 as being treated as “Hedging Obligations” so long as such Lender, such Term Loan Lender or such affiliate participates in such Hedging Agreement.

“Secured Obligations” shall mean the Canadian Secured Obligations or the U.S. Secured Obligations, as the context requires.

“Secured Parties” shall mean, collectively, (i) the Lender Creditors, (ii) the Hedging Creditors, (iii) the Cash Management Creditors, (iv) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (v) the successors and assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agent” shall mean Deutsche Bank AG New York Branch in its capacity as security agent for the Secured Parties pursuant to the Security Documents, and shall include any successor to the Security Agent as provided in Section 12.09.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement, the Canadian Security Documents, the IP Security Agreements and each of the security agreements and other instruments and documents executed and delivered pursuant to

Section 9.09 or the Letter of Credit Back-Stop Arrangements; provided, that any cash collateral or other agreements entered into pursuant to the Letter of Credit Back-Stop Arrangements shall constitute “Security Documents” solely for purposes of (x) Sections 8.02 and (y) the term “Loan Documents” as used in Sections 10.01(a), 10.02(a)(ii), 10.12 and 13.01.

“Senior Managing Agents” shall mean The Bank of Nova Scotia and Regions Bank, in their capacities as Senior Managing Agents in respect of the credit facilities hereunder, and any successors thereto.

“Senior Representative” shall mean, with respect to any series of Permitted Second Lien Notes, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Settlement Date” shall have the meaning provided in Section 2.04(b)(i).

“Significant Asset Sale” shall mean each Asset Sale (without giving effect to clauses (ii) and (iii) of the provisio of such definition) which includes ABL Priority Collateral with a value in excess of $35,000,000.

“Smurfit-Stone Puerto Rico” shall mean Smurfit-Stone Puerto Rico, Inc., a Delaware corporation that is qualified to do business in the Commonwealth of Puerto Rico.  For purposes of this Agreement, Smurfit-Stone Puerto Rico shall be deemed to be a Foreign Subsidiary.

“Specified Foreign Currency Funding Capacity” at any date of determination, for any Lender, shall mean the ability of such Lender to fund Revolving Loans denominated in Canadian Dollars, as set forth in the records of the Administrative Agent pursuant to the receipt by the Administrative Agent of a notification in writing by such Lender to the Administrative Agent within three (3) Business Days prior to such Lender becoming a Lender hereunder.

“Specified Foreign Currency Loan” shall have the meaning provided in Section 15.01.

“Specified Foreign Currency Participation” shall have the meaning provided in Section 15.01.

“Specified Foreign Currency Participation Fee” shall have the meaning provided in Section 15.06.

“Specified Foreign Currency Participation Settlement” shall have the meaning provided in Section 15.02(a).

“Specified Foreign Currency Participation Settlement Amount” shall have the meaning provided in Section 15.02(b).

“Specified Foreign Currency Participation Settlement Date” shall have the meaning provided in Section 15.02(a).

“Specified Foreign Currency Participation Settlement Period” shall have the meaning provided in Section 15.02(a).

“SSC Canada” shall mean Smurfit-Stone Container Canada Inc., a corporation continued under the Companies Act (Nova Scotia) (or the newly organized Subsidiary or Subsidiaries that acquire the assets of Smurfit-Stone Container Canada Inc. pursuant to the Plan of Reorganization).

“SSCC” shall have the meaning provided in the preamble of this Agreement.  Each reference herein to SSCC shall, on and after the Funding Date and the Funding Date Merger, be deemed a reference to Holdings as the corporation surviving the Funding Date Merger.

“SSCE” shall have the meaning provided in the preamble of this Agreement.

“Start Date” shall mean (a) for purposes of the definition of Applicable Commitment Fee Percentage, the first day of each fiscal quarter of Holdings (commencing with the first fiscal quarter of Holdings ending after the Funding Date) and (b) for purposes of the definition of Applicable Margin, (i) the date that occurs 91 days following the Funding Date and (ii) thereafter, the first day of each fiscal month of Holdings immediately after the receipt by the Administrative Agent of a Borrowing Base Certificate with respect to the last month of a fiscal quarter of Holdings (commencing with the first full fiscal quarter of Holdings ending after the Funding Date) pursuant to Section 9.04(i).

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met); provided that the “Stated Amount” of each Letter of Credit denominated in Canadian Dollars shall be, on any date of calculation, the U.S. Dollar Equivalent of the maximum amount available to be drawn in the respective currency thereunder (determined without regard to whether any conditions to drawing could then be met).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by, or otherwise Controlled by, such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” shall mean each U.S. Subsidiary Guarantor and each Canadian Subsidiary Guarantor.

“Supermajority Lenders” shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement, if the reference to “a majority” contained therein were changed to “80.0%”.

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Exposure” shall mean the sum of (i) the U.S. Facility Swingline Exposure plus (ii) the Canadian Facility Swingline Exposure.

“Swingline Lender” shall mean the Administrative Agent, in its capacity as Swingline Lender hereunder; provided that, if the Extension is effected in accordance with Section 2.19, then on the occurrence of the Initial Revolving Maturity Date, the Swingline Lender at such time shall have the right to resign as Swingline Lender on, or on any date within twenty (20) Business Days after, the Initial Revolving Maturity Date, upon not less than ten (10) days’ prior written notice thereof to Holdings and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the applicable Borrowers shall repay any outstanding Swingline Loans made by the respective entity so resigning and such entity shall not be required to make any further Swingline Loans hereunder. If at any time and for any reason (including as a result of resignations as contemplated by the proviso to the preceding sentence), the Swingline Lender has resigned in such capacity in accordance with the preceding sentence, then no Person shall be the Swingline Lender hereunder obligated to make Swingline Loans unless and until (and only for so long as) a Lender (or Affiliate of a Lender) reasonably satisfactory to the Administrative Agent or Holdings agrees to act as the Swingline Lender hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.01(b).

“Swingline Note” shall have the meaning provided in Section 2.05(a).

“Syndication Agent” shall mean J.P. Morgan Securities Inc., in its capacity as Syndication Agent in respect of the credit facilities hereunder, and any successors thereto.

“Tax Benefit” shall have the meaning provided in Section 5.04(d).

“Taxes” shall have the meaning provided in Section 5.04(a).

“Term Loan Agent” shall mean JPMorgan Chase Bank, N.A., as administrative agent under the Term Loan Facility, or any successor or replacement administrative agent.

“Term Loan Credit Agreement” shall mean the Credit Agreement, dated as of February 22, 2010, among SSCC, SSCE, the lenders party thereto and JPMorgan Chase Bank, N.A., as the administrative agent, or any successor administrative agent appointed thereunder, in an initial aggregate principal amount of up to $1,200,000,000, as the same may be increased pursuant to incremental commitments thereunder in compliance with Section 10.01(f).

“Term Loan Credit Obligations” shall prior to the Funding Date, have the meaning assigned to such term in the form of Intercreditor Agreement attached as Exhibit F hereto, and after the Funding Date, have the meaning assigned to such term in the Intercreditor Agreement.

“Term Loan Facility” shall mean (a) the Term Loan Credit Agreement or (b) any credit facility constituting Permitted Refinancing Indebtedness of the facility in clause (a), including any subsequent incremental financing thereunder in compliance with Section 10.01(f).

“Term Loan Facility Documents” shall mean all agreements and other documents evidencing or governing the Term Loan Facility or any Permitted Refinancing Indebtedness of the Term Loan Facility (other than, for the avoidance of doubt, this Agreement or the Intercreditor Agreement) or providing for any guarantee, security interests or other right in respect thereof.

“Term Loan Lender” shall mean, at any time, each “Lender” under (and as defined in) the Term Loan Facility.

“Term Loans” shall mean, at any time, each “Loan” under (and as defined in) the Term Loan Facility.

“Term Priority Collateral” shall, prior to the Funding Date, have the meaning assigned to the term “Non-ABL Collateral” in the form of Intercreditor Agreement attached as Exhibit E hereto, and after the Funding Date, have the meaning assigned to the term “Non-ABL Collateral” in the Intercreditor Agreement.

“Term Sweep Account” shall, prior to the Funding Date, have the meaning assigned to the term “Non-ABL Sweep Account” in the form of Intercreditor Agreement attached as Exhibit E hereto, and after the Funding Date, have the meaning assigned to the term “Non-ABL Sweep Collateral Account” in the Intercreditor Agreement.

“Tertiary Obligations” shall have the meaning specified in Section 11.02(a).

“Test Period” shall mean, on any date of determination, (i) other than during a Compliance Period, the period of four consecutive fiscal quarters of Holdings then last ended and (ii) during a Compliance Period, each period of 12 consecutive fiscal months of Holdings then last ended, in each case taken as one accounting period.

“Total Borrowing Base” shall mean, as of any date of determination, the sum of the Canadian Borrowing Base and the U.S. Borrowing Base, in each case, at such date.

“Total Canadian Facility Commitment” shall mean, at any time, the sum of the Canadian Facility Commitments of each of the Lenders at such time.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Unutilized Canadian Facility Commitment” shall mean, at any time, an amount equal to (a) the Total Canadian Facility Commitment in effect at such time minus (b) the Aggregate Canadian Facility Exposure at such time.

“Total Unutilized Commitment” shall mean, at any time, an amount equal to (a) the Total Commitment in effect at such time minus (b) the Aggregate Exposure at such time.

“Total Unutilized U.S. Facility Commitment” shall mean, at any time, an amount equal to (a) the Total U.S. Facility Commitment in effect at such time minus (b) the Aggregate U.S. Facility Exposure at such time.

“Total U.S. Facility Commitment” shall mean, at any time, the sum of the U.S. Facility Commitments of each of the Lenders at such time.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, (a) with there initially being four separate Tranches, i.e., U.S. Facility Revolving Loans, U.S. Facility Swingline Loans, Canadian Facility Revolving Loans and Canadian Facility Swingline Loans (collectively, the “Initial Tranches” and, each an “Initial Tranche”) and (b) after giving effect to the Extension pursuant to Section 2.19, any group of Extended Loans pursuant to Extended U.S. Facility Commitments or Extended Canadian Facility Commitments, as the case may be, extended, directly or indirectly, from the same Initial Tranche and having the same Revolving Loan Maturity Date, interest rate and fees; provided that for purposes of Sections 2.13, 13.04(b), 13.12(a) and (b) and the definition of “Majority Lenders”, (i) U.S. Facility Revolving Loans and U.S. Facility Swingline Loans shall be deemed to constitute part of a single “Tranche” and (ii) Canadian Facility Revolving Loans and Canadian Facility Swingline Loans shall be deemed to constitute part of a single “Tranche”.

“Transactions” shall have the meaning provided in Section 8.02.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, a Eurodollar Loan, a Canadian Prime Rate Loan or a Bankers’ Acceptance Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Unutilized Commitment” shall mean, with respect to any Lender at any time, the sum of (i) to the extent such Lender is a U.S. Facility Lender, such Lender’s U.S. Facility Commitment at such time minus the sum of (a) the aggregate outstanding principal amount of all U.S. Facility Revolving Loans (taking the U.S. Dollar Equivalent of any such U.S. Facility Revolving Loans denominated in a currency other than U.S. Dollars) made by such Lender at such time plus (b) such Lender’s U.S. Facility RL Percentage of the U.S. Facility Letter of Credit Outstandings at such time (taking the U.S. Dollar Equivalent of any U.S. Facility Letter of Credit denominated in a currency other than U.S. Dollars), and (ii) to the extent such Lender is a Canadian Facility Lender, such Lender’s Canadian Facility Commitment at such time minus the sum of (a) the aggregate outstanding principal amount of all Canadian Facility Revolving Loans (taking the U.S. Dollar Equivalent of any such Canadian Facility Revolving Loans denominated in a currency other than U.S. Dollars) made by such Lender at such time plus (b) such Lender’s Canadian Facility RL Percentage of the Canadian Facility Letter of Credit Outstandings at such time (taking the U.S. Dollar Equivalent of any Canadian Facility Letter of Credit denominated in a currency other than U.S. Dollars).

“U.S. Bankruptcy Court” shall have the meaning provided in the recitals to this Agreement.

“U.S. Borrower” and “U.S. Borrowers” shall have the meaning provided in the preamble of this Agreement.

“U.S. Borrower Canadian Facility Revolving Loan” shall have the meaning provided in Section 2.01(a).

“U.S. Borrower Canadian Facility Revolving Note” shall have the meaning provided in Section 2.05(a).

“U.S. Borrower Canadian Facility Swingline Loan” shall have the meaning provided in Section 2.01(b).

“U.S. Borrower Canadian Facility Swingline Note” shall have the meaning provided in Section 2.05(a).

“U.S. Borrower Loans” shall mean each U.S. Borrower Revolving Loan and each U.S. Borrower Swingline Loan.

“U.S. Borrower Obligations” shall mean all Obligations owing to the Administrative Agent, the Security Agent, any Co-Collateral Agent, any Issuing Lender or any Lender by any U.S. Borrower.

“U.S. Borrower Revolving Loan” shall mean each Revolving Loan borrowed by a U.S. Borrower.

“U.S. Borrower Swingline Loan” shall mean each Swingline Loan borrowed by a U.S. Borrower.

“U.S. Borrowing Base” shall mean, at the time of any determination, an amount equal to the sum of the U.S. Dollar amount (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars), without duplication, of (a) 85% of Eligible U.S. Accounts at such time plus (b) the lesser of (i) 65% of Eligible U.S. Inventory at such time and (ii) 85% of the Net Orderly Liquidation Value of Eligible U.S. Inventory at such time (in each case with respect to clauses (i) and (ii) with any Eligible U.S. Inventory to be valued at the lower of cost (determined on a first-in, first-out basis in accordance with GAAP) or market value thereof (net of any intercompany profit)), minus (c) the sum (without duplication) of (i) the aggregate amount of U.S. Qualified Secured Hedging Agreement Reserves for all U.S. Qualified Secured Hedging Agreements, (ii) the aggregate amount of U.S. Qualified Secured Cash Management Agreement Reserves for all U.S. Qualified Secured Cash Management Agreements and (iii) the amount of the Reserves, in such amounts and with respect to such matters, as the Co-Collateral Agents in their Permitted Discretion may establish from time to time with respect to the U.S. Borrowing Base.  The U.S. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.04(i) of this Agreement.  The Co-Collateral Agents shall have the right (but no obligation) to review such computations and if, in their Permitted Discretion, such computations have not been calculated in accordance with the terms of this Agreement, the Co-Collateral Agents shall have the right, to correct any such errors in such manner as they shall determine in their Permitted Discretion and the Co-Collateral Agents will notify Holdings promptly after making any such correction.

“U.S. Collection Account” shall mean each account established at a U.S. Collection Bank subject to a Control Agreement into which funds shall be transferred as provided in Section 5.03(b).

“U.S. Collection Banks” shall have the meaning provided in Section 5.03(b).

“U.S. Debtor Entities” shall have the meaning provided in the recitals to this Agreement.

“U.S. Dilution Reserve” shall mean, at any date, (i) the amount by which the Dilution Ratio of U.S. Eligible Accounts exceeds five percent (5%) multiplied by (ii) the Eligible U.S. Accounts on such date.

“U.S. Dollar Denominated Loans” shall mean each Loan denominated in U.S. Dollars at the time of the incurrence thereof.

“U.S. Dollar Denominated Revolving Loans” shall mean each Revolving Loan denominated in U.S. Dollars at the time of the incurrence thereof.

“U.S. Dollar Denominated Swingline Loans” shall mean each Swingline Loan denominated in U.S. Dollars at the time of the incurrence thereof.

“U.S. Dollar Equivalent” of an amount denominated in a currency other than U.S. Dollars shall mean, at any time for the determination thereof, the amount of U.S. Dollars which could be purchased with the amount of such currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination thereof, for purchase on such date (or on the date of the respective unreimbursed payment under a Letter of Credit denominated in a currency other than U.S. Dollars as provided in Sections 3.04(c) and 3.05(a), as the case may be); provided that for purposes of (x) determining compliance with Sections 2.01(c), 2.01(d), 3.02, 5.02(a), 7.01 and 7.03 and (y) calculating Fees pursuant to Section 4.01 (except Fees which are expressly required to be paid in a currency other than U.S. Dollars pursuant to Section 4.01), the U.S. Dollar Equivalent of any amounts denominated in a currency other than U.S. Dollars shall be revalued on each Credit Event or loan repricing date using the spot exchange rates therefor as quoted on Bloomberg (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) on the immediately preceding Business Day, provided, however, that at any time, if the Aggregate Exposure (for the purposes of the determination thereof, using the U.S. Dollar Equivalent as recalculated based on the spot exchange rate therefor as quoted on Bloomberg (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) on the respective date of determination pursuant to this exception) would exceed 85% of the Total Commitment or the Total Borrowing Base, then in the sole discretion of the Administrative Agent or at the request of the Required Lenders, the U.S. Dollar

Equivalent shall be reset based upon the spot exchange rates on such date as quoted on Bloomberg (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent), which rates shall remain in effect until the date of a Credit Event or loan repricing or such earlier date, if any, as the rate is reset pursuant to this proviso.  Notwithstanding anything to the contrary contained in this definition, at any time that a Default or an Event of Default then exists, the Administrative Agent may revalue the U.S. Dollar Equivalent of any amounts outstanding under the Loan Documents in a currency other than U.S. Dollars on any date in its sole discretion in accordance with the foregoing methodology.

“U.S. Dollars” or “$” shall mean lawful currency of the United States.

“U.S. Facility Bankers’ Acceptance” shall mean a U.S. Facility Draft drawn by a U.S. Borrower and accepted by a U.S. Facility Lender pursuant to Section 2.01(a) and Schedule 1.01(b).

“U.S. Facility Bankers’ Acceptance Loans” shall mean (i) the creation of U.S. Facility Bankers’ Acceptances or (ii) the creation and purchase of completed U.S. Facility Drafts and, if requested by a Non-B/A Lender, the exchange of such U.S. Facility Drafts for B/A Equivalent Notes, in each case as contemplated in Section 2.01(a) and Schedule 1.01(b).

“U.S. Facility Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “U.S. Facility Revolving Commitment”, as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b), or (z) increased from time to time pursuant to Section 2.14.  In addition, the U.S. Facility Commitment of each Lender shall include each of its Initial U.S. Facility Commitment, and, subject to the consent of such Lender, any Extended U.S. Facility Commitment of such Lender.  As of the Closing Date, the aggregate amount of U.S. Facility Commitments of the U.S. Facility Lenders is U.S. $550,000,000.

“U.S. Facility Draft” shall mean, at any time, either a depository bill within the meaning of the Depository Bills and Notes Act (Canada) as amended, or a bill of exchange, within the meaning of the Bills of Exchange Act (Canada) as amended, drawn by a U.S. Borrower in Canadian Dollars on a U.S. Facility Lender and bearing such distinguishing letters and numbers as such U.S. Facility Lender may determine, but which at such time has not been completed or accepted by such U.S. Facility Lender.

“U.S. Facility Lenders” shall mean the Lenders having U.S. Facility Commitments (or, after the termination of all U.S. Facility Commitments, outstanding Individual U.S. Facility Exposure).

“U.S. Facility Letter of Credit” shall have the meaning provided in Section 3.01(a).

“U.S. Facility Letter of Credit Exposure” shall mean, at any time, the aggregate amount of all U.S. Facility Letter of Credit Outstandings at such time in respect of U.S. Facility

Letters of Credit issued for the account of any U.S. Borrower. The U.S. Facility Letter of Credit Exposure of any Lender at any time shall be its U.S. Facility RL Percentage of the total U.S. Facility Letter of Credit Exposure at such time.

“U.S. Facility Letter of Credit Outstandings” shall mean, at any time, the sum of (a) the Stated Amount of all outstanding U.S. Facility Letters of Credit at such time and (b) the aggregate amount of all Unpaid Drawings in respect of all U.S. Facility Letters of Credit at such time.

“U.S. Facility Obligations” shall mean all Loan Document Obligations owing to any Lender Creditor to repay principal of, interest on, and all other amounts with respect to, all U.S. Facility Revolving Loans, U.S. Facility Swingline Loans, U.S. Facility Letters of Credit, and all other Loan Document Obligations (including, without limitation, all fees, indemnities, taxes and other obligations) pursuant to this Agreement and each other Loan Document in connection with the U.S. Facility Commitments.

“U.S. Facility Revolving Loan” shall have the meaning provided in Section 2.01(a).

“U.S. Facility Revolving Note” shall have the meaning provided in Section 2.05(a).

“U.S. Facility RL Percentage” of any U.S. Facility Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the U.S. Facility Commitment of such Lender at such time and the denominator of which is the Total U.S. Facility Commitment at such time, provided that if the U.S. Facility RL Percentage of any U.S. Facility Lender is to be determined after the Total U.S. Facility Commitment has been terminated, then the U.S. Facility RL Percentages of such U.S. Facility Lender shall mean a fraction (expressed as a percentage) the numerator of which is such U.S. Facility Lender’s Individual U.S. Facility Exposure at such time and the denominator of which is the Aggregate U.S. Facility Exposure at such time, provided that in the case of Section 2.18 when a Defaulting Lender shall exist, “U.S. Facility RL Percentage” shall mean the percentage of the Total U.S. Facility Commitments (disregarding any Defaulting Lender’s U.S. Facility Commitment) represented by such Lender’s U.S. Facility Commitment.

“U.S. Facility Swingline Exposure” shall mean, at any time, the aggregate principal amount of all U.S. Facility Swingline Loans (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars) outstanding at such time. The U.S. Facility Swingline Exposure of any Lender at any time shall be its U.S. Facility RL Percentage of the total U.S. Facility Swingline Exposure at such time.

“U.S. Facility Swingline Loan” shall have the meaning provided in Section 2.01(b).

“U.S. Facility Swingline Note” shall have the meaning provided in Section 2.05(a).

“U.S. Guarantors” shall mean and include each U.S. Borrower (in its capacity as a guarantor under the Guarantee and Collateral Agreement) and each U.S. Subsidiary Guarantor.

“U.S. Loan Parties” shall mean Holdings, each other U.S. Borrower and each U.S. Guarantor.

“U.S. Loan Party Obligations” shall mean (i) all U.S. Borrower Obligations, (ii) all Hedging Obligations owing to Hedging Creditors by any U.S. Loan Party, (iii) all Cash Management Services Obligations owing to Cash Management Creditors by any U.S. Loan Party, and (iv) any guarantees of the obligations described in clause (i), (ii) or (iii) hereof by the U.S. Loan Parties pursuant to the Guarantee and Collateral Agreement or pursuant to any other Loan Document.

“U.S. Perfection Certificate” shall mean the U.S. Perfection Certificate in the form thereof included in Exhibit D-1 or any other form approved by the Administrative Agent, as the same may be supplemented from time to time pursuant to Section 9.10(c) or otherwise.

“U.S. Proceedings” shall have the meaning provided in the recitals to this Agreement.

“U.S. Qualified Secured Cash Management Agreement Reserve” shall mean a reserve established by the Co-Collateral Agents from time to time in respect of a U.S. Qualified Secured Cash Management Agreement, which reserve shall be in an amount equal to the reserve agreed upon from time to time by the applicable Cash Management Creditor, Holdings and notified to, and so long as Excess Availability (after giving effect to such reserve) is less than 35% of the Total Commitment then in effect at the time such reserve is created or increased shall be agreed upon by, the Co-Collateral Agents in writing with respect to such U.S. Qualified Secured Cash Management Agreement in accordance with Section 13.21 (it being understood and agreed that a reserve with respect to a U.S. Qualified Secured Cash Management Agreement (i) may be only be decreased with the consent of the Cash Management Creditor party to such U.S. Qualified Secured Cash Management Agreement and (ii) may be only be created or increased with the consent of Holdings and, so long as Excess Availability (after giving effect to such reserve) is less than 35% of the Total Commitment then in effect at the time any such reserve is created or increased, the Co-Collateral Agents (in each case in clauses (i) and (ii) following written notice to the Co-Collateral Agents)).

“U.S. Qualified Secured Cash Management Agreements” shall mean each Qualified Secured Cash Management Agreement between a Cash Management Creditor (as determined at the time such Secured Cash Management Agreement is designated as a Qualified Secured Cash Management Agreement without regard to whether such Person is currently a Lender or an affiliate thereof) and any Loan Party.

“U.S. Qualified Secured Hedging Agreement” shall mean any Qualified Secured Hedging Agreement between a Hedging Creditor (as determined at the time such Hedging Agreement is designated as a Qualified Secured Hedging Agreement without regard to whether such Person is currently a Hedging Creditor) and any Loan Party.

“U.S. Qualified Secured Hedging Agreement Reserve” shall mean a reserve established by the Co-Collateral Agents from time to time in respect of a U.S. Qualified Secured Hedging Agreement, which reserve shall be in the amount of the aggregate U.S. Dollar Equivalent marked to market exposure thereunder as calculated from time to time by the Hedging Creditor party to such U.S. Qualified Secured Hedging Agreement (which calculation may be disputed by Holdings) in accordance with GAAP (based on the valuation methodology agreed between Holdings and the Hedging Creditor party to such U.S. Qualified Secured Hedging Agreement) and notified to the Co-Collateral Agents (and acknowledged by the Administrative Agent) (A) at the time such Secured Hedging Agreement is designated as a Qualified Secured Hedging Agreement and (B) from time to time thereafter, in each case, in accordance with Section 13.21 (it being understood and agreed that a reserve with respect to a U.S. Qualified Secured Hedging Agreement (i) may only be decreased below the marked to market exposure thereunder with the consent of the Hedging Creditor party to such U.S. Qualified Secured Hedging Agreement and (ii) may only be created or increased so long as (x) an Event of Default exists or (y) the aggregate amount of all Qualified Secured Hedging Agreement Reserves exceeds (or would exceed following creation of, or increase in, such reserve) $100,000,000, with the consent of the Co-Collateral Agents (in each case in clauses (i) and (ii) following written notice to the Co-Collateral Agents)).

“U.S. Secured Obligations” shall mean and include (a) all Loan Document Obligations owing by any Loan Party, (b) all Hedging Obligations owing by any Loan Party, (c) all Cash Management Services Obligations owing by any Loan Party, and (d) all amounts paid (or incurred) by any Indemnified Party as to which such Indemnified Party has the right to reimbursement under Section 13.01 or any indemnity contained in any Security Document; it being acknowledged and agreed that the “U.S. Secured Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or any Security Document or extended from time to time after the date of this Agreement or any Security Document.

“U.S. Subsidiary Guarantors” shall mean (a) each Domestic Subsidiary of Holdings that is a Material Subsidiary (other than any U.S. Borrowers), whether existing on the Closing Date or established, created or acquired after the Closing Date, and (b) each Subsidiary of Holdings (other than any U.S. Borrowers), which guarantees obligations under the Term Loan Facility Documents, whether existing on the Closing Date or established, created or acquired after the Closing Date, in each case unless and until such time as the respective Domestic Subsidiary is released from all of its obligations under the Security Documents to which it is a party in accordance with the terms and provisions thereof.

“Weekly Borrowing Base Period” shall mean any period (i) during the occurrence and continuance of an Event of Default or (ii) (x) commencing on the date on which the Excess Availability is less than the greater of (A) $110,000,000 and (B) 20% of the Total Commitment as then in effect and (y) ending on the first date thereafter on which the Excess Availability has been equal to or greater than the greater of (A) $110,000,000 and (B) 20% of the Total Commitment as then in effect for 45 consecutive days.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Canadian Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Canadian Subsidiary of such Person.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary of such Person.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, unlimited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of Holdings with respect to the preceding clauses (i) and (ii), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than Holdings and its Subsidiaries under applicable law).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.02.     References to “UCC”.  Where the context so requires, (i) any term defined herein by reference to the “UCC” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including, without limitation, the Personal Property Security Act of each province or territory of Canada, the Securities Transfer Act of each province of Canada, the Civil Code of Quebec, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Administrative Agent, and (ii) all references herein to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws.

1.03.     Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context shall otherwise require, all references herein to Sections, Exhibits and Schedules shall be deemed to be references to Sections of, and Exhibits and Schedules to, this Agreement, and the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.  Other than as specifically set forth in this Agreement, each reference to any Loan Document or any other document or agreement shall be deemed to be a reference to such Loan Document, document or agreement as amended, restated (including any amendment and restatement thereof), waived, supplemented, modified, extended or renewed from time to time in accordance with the provisions hereof and thereof.

1.04.     Pro Forma Calculations.  For the purposes of (i) the Interest Coverage Ratio and the Consolidated Fixed Charge Coverage Ratio, upon the occurrence of any Permitted Acquisition, and (ii) the Consolidated Fixed Charge Coverage Ratio, upon the occurrence of any Significant Asset Sale or any action or proposed action pursuant to Payment Conditions, in each case, the applicable calculation shall be made with respect to the applicable period (and, to the extent applicable, subsequent periods) on a pro forma basis after giving effect to such Permitted Acquisition, Significant Asset Sale or action or proposed action pursuant to Payment Conditions, as the case may be (including, without duplication, in respect of any Permitted Acquisition (a) all pro forma adjustments permitted or required by Article 11 of Regulation S-X under the Securities Act of 1933, as amended, and (b) pro forma adjustments for cost savings (net of continuing associated expenses) to the extent such cost savings are factually supportable and have been realized or are reasonably expected to be realized within 12 months following such Permitted Acquisition, provided that such cost savings shall be set forth in a reasonably detailed certificate of an Authorized Officer of Holdings), using, for purposes of making such calculations, the historical financial statements of all entities or assets so acquired or to be acquired and the consolidated financial statements of Holdings and its Subsidiaries, which shall be reformulated as if such Permitted Acquisition or Significant Asset Sale, and any other Permitted Acquisitions or Significant Asset Sales that have been consummated during the period, had been consummated at the beginning of such period.  In addition, solely for purposes of determining the Consolidated Fixed Charge Coverage Ratio, any Indebtedness incurred or repaid in connection with any Permitted Acquisition or Significant Asset Sale and any other Permitted Acquisitions or Significant Asset Sales that have been consummated during the period shall be assumed to have been incurred or repaid at the beginning of such period.

1.05.     Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Holdings notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring in GAAP or policies used to prepare the audited financial statements of Holdings referred to in Section 8.05(a) for the fiscal year ended December 31, 2009 or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Holdings that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any

Indebtedness or other liabilities of Holdings, the Borrowers or any of their respective Subsidiaries at “fair value”, as defined therein.  Any references herein to consolidated or other financial information of Holdings and its Subsidiaries shall be deemed, on and after the Funding Date and the consummation of the Funding Date Merger, to refer to Holdings and its Subsidiaries.

1.06.     Interpretation Québec.  For purposes of any assets of any Canadian Loan Party located in the Province of Québec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording under the Uniform Commercial Code or the PPSA shall be deemed to include publication under the Civil Code of Québec, (vii) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” lien or hypothec as against third parties, (viii) any “right of offset”, “right of set-off” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents or title, instruments, money and securities, and (x) an “agent” shall be deemed to include a “mandatary”.

SECTION 2.  Amount and Terms of Credit.

2.01.     The Commitments.  (a)  Subject to and upon the terms and conditions set forth herein (including, without limitation, the conditions set forth in Sections 6 and 7), (A) each U.S. Facility Lender with a U.S. Facility Commitment severally agrees to make, at any time and from time to time on or after the Funding Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans to any U.S. Borrower (on a joint and several basis with the other U.S. Borrowers) (each, a “U.S. Facility Revolving Loan” and, collectively, the “U.S. Facility Revolving Loans”) and (B) each Canadian Facility Lender with a Canadian Facility Commitment severally agrees to make, at any time and from time to time on or after the Funding Date and prior to the Revolving Loan Maturity Date, (x) a revolving loan or revolving loans to any U.S. Borrower (on a joint and several basis with the other U.S. Borrowers) (each, a “U.S. Borrower Canadian Facility Revolving Loan” and, collectively, the “U.S. Borrower Canadian Facility Revolving Loans”) and (y) a revolving loan or revolving loans to any Canadian Borrower (on a joint and several basis with the other Canadian Borrowers) (each, a “Canadian Borrower Canadian Facility Revolving Loan” and, collectively, the “Canadian Borrower Canadian Facility Revolving Loans” and, together with the U.S. Borrower Canadian Facility Revolving Loans, each, a “Canadian Facility Revolving Loan” and, collectively, the “Canadian Facility Revolving Loans” and, together with the U.S. Facility Revolving Loans, each, a “Revolving Loan” and, collectively, the “Revolving Loans”), which Revolving Loans:

(i)            shall be made and maintained in an Available Currency;

(ii)           except as hereafter provided, shall, at the option of the applicable Borrowers, be incurred and maintained as, and/or converted into, one or more Borrowings of (x) Base Rate Loans, Canadian Prime Rate Loans or Eurodollar Loans, or (y) (A) in the case of a B/A Lender, Bankers’ Acceptances in Canadian Dollars by acceptance and purchase thereof on the terms and conditions provided for herein and in Schedule 1.01(b) or (B) in the case of a Non-B/A Lender, completed Drafts in Canadian Dollars purchased and, at the request of the Non-B/A Lender, exchanged for B/A Equivalent Notes, in each case on the terms and conditions provided for herein and in Schedule 1.01(b); provided that, except as otherwise specifically provided in Section 2.10(b), all Revolving Loans made as part of the same Borrowing shall at all times consist of Revolving Loans of the same Type;

(iii)          may be repaid and reborrowed in accordance with the provisions hereof;

(iv)          shall not be made (and shall not be required to be made) by any such Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (x) in the case of U.S. Facility Revolving Loans, (A) the Individual U.S. Facility Exposure of such U.S. Facility Lender to exceed the amount of its U.S. Facility Commitment at such time or (B) the Aggregate U.S. Facility Exposure to exceed the Total U.S. Facility Commitment at such time or (y) in the case of Canadian Facility Revolving Loans, (A) the Individual Canadian Facility Exposure of such Canadian Facility Lender to exceed the amount of its Canadian Facility Commitment at such time or (B) the Aggregate Canadian Facility Exposure to exceed the Total Canadian Facility Commitment at such time; and

(v)           to the extent denominated in Canadian Dollars and required to be made by a Participating Specified Foreign Currency Lender, shall, subject to Section 15, be made by the Fronting Lender.

(b)           Subject to and upon the terms and conditions set forth herein (including, without limitation, the conditions set forth in Sections 6 and 7), the Swingline Lender agrees to make, at any time and from time to time on or after the Funding Date and prior to the Swingline Expiry Date (A) in respect of the U.S. Facility Commitments, a revolving loan or revolving loans to any U.S. Borrower (on a joint and several basis with the other U.S. Borrowers) (each, a “U.S. Facility Swingline Loan” and, collectively, the “U.S. Facility Swingline Loans”) and (B) in respect of the Canadian Facility Commitments, (x) a revolving loan or revolving loans to any U.S. Borrower (on a joint and several basis with the other U.S. Borrowers) (each, a “U.S. Borrower Canadian Facility Swingline Loan” and, collectively, the “U.S. Borrower Canadian Facility Swingline Loans”) and (y) a revolving loan or revolving loans to any Canadian Borrower (on a joint and several basis with the other Canadian Borrowers) (each, a “Canadian Borrower Canadian Facility Swingline Loan” and, collectively, the “Canadian Borrower Canadian Facility Swingline Loans” and, together with the U.S. Borrower Canadian Facility Swingline Loans, each, a “Canadian Facility Swingline Loan” and, collectively, the “Canadian Facility Swingline Loans” and, together with the U.S. Facility Swingline Loans, each, a “Swingline Loan” and, collectively, the “Swingline Loans”), which Swingline Loans:

(i)            shall be made and maintained in an Available Currency;

(ii)           shall be made and maintained as Base Rate Loans or Canadian Prime Rate Loans;

(iii)          may be repaid and reborrowed in accordance with the provisions hereof;

(iv)          shall not be made (and shall not be required to be made) by the Swingline Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (x) in the case of U.S. Facility Swingline Loans, the Aggregate U.S. Facility Exposure to exceed the Total U.S. Facility Commitment at such time or (y) in the case of Canadian Facility Swingline Loans, the Aggregate Canadian Facility Exposure to exceed the Total Canadian Facility Commitment at such time; and

(v)           shall not exceed in aggregate principal amount at any time outstanding (x) in the case of U.S. Facility Swingline Loans, the Maximum U.S. Facility Swingline Amount or (y) in the case of Canadian Facility Swingline Loans, the Maximum Canadian Facility Swingline Amount.

(c)           The Swingline Lender (x) may, in its sole discretion, on any Business Day, and (y) shall, on the penultimate Business Day of each week, give notice to the Lenders under a Tranche that the Swingline Lender’s outstanding Swingline Loans under such Tranche shall be funded with one or more Borrowings of Revolving Loans under such Tranche to be made to, and maintained by, the Borrower of the outstanding Swingline Loan under such Tranche being funded by such Revolving Loan (or any other Borrower jointly and severally liable with such Borrower under such Tranche) in the same currency as the outstanding Swingline Loan under such Tranche being funded by such Revolving Loan (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.01(g) or (h) or upon the exercise of any of the remedies provided in the last paragraph of Section 11.01), in which case one or more Borrowings of Revolving Loans under a Tranche constituting Base Rate Loans (in the case of Swingline Loans under such Tranche denominated in U.S. Dollars) or Revolving Loans under a Tranche constituting Canadian Prime Rate Loans (in the case of Swingline Loans under such Tranche denominated in Canadian Dollars), in each case, to be made to, and maintained by, the Borrower of the outstanding Swingline Loan under such Tranche being funded by such Revolving Loan (or any other Borrower jointly and severally liable with such Borrower under such Tranche) in the same currency as the outstanding Swingline Loan under such Tranche being funded by such Revolving Loan (each such Borrowing, a “Mandatory Borrowing”), shall be made on the immediately succeeding Business Day by all Lenders under such Tranche pro rata based on each such Lender’s U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be (determined before giving effect to any termination of the Commitments under such Tranche pursuant to the last paragraph of Section 11.01) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans under such Tranche; provided that such Revolving Loans which are denominated in Canadian Dollars and are required to be made by a Participating Specified Foreign Currency Lender shall, subject to Section 15, be made by the Fronting Lender.  Each Lender under a Tranche hereby irrevocably agrees to make Revolving Loans under such Tranche to the applicable Borrower upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and currency and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of any Borrowing Base or the Total U.S. Facility Commitment or Total Canadian Facility Commitment, as applicable, at such time.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding, corporate action or other step taken under any Insolvency Law with respect to any Borrower, then each Lender under a Tranche hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from any Borrower under such Tranche on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans under such Tranche as shall be necessary to cause such Lenders to share in such Swingline Loans ratably based upon their respective U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be (determined before giving effect to any termination of the Commitments under such Tranche pursuant to the last paragraph of Section 11.01), provided that (x) all interest payable on the Swingline Loans under such Tranche shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, (A) in the case of a Mandatory Borrowing constituting Revolving Loans denominated in U.S. Dollars, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Revolving Loans denominated in U.S. Dollars, in each case maintained as Base Rate Loans hereunder for each day thereafter, and (B) in the case of a Mandatory Borrowing constituting Revolving Loans denominated in Canadian Dollars, at the cost to the Administrative Agent of acquiring the overnight funds in Canadian Dollars for the first three days and at the interest rate otherwise applicable to such Revolving Loans denominated in Canadian Dollars, in each case maintained as Canadian Prime Rate Loans hereunder for each day thereafter.

(d)           Notwithstanding anything to the contrary in Section 2.01(a) or (b), Section 7.03 or elsewhere in this Agreement, the Co-Collateral Agents shall have the right to establish Reserves in such amounts, and with respect to such matters, as the Co-Collateral Agents in their Permitted Discretion shall deem necessary or appropriate, against any Borrowing Base (with any establishment of or increase in Reserves to reduce such then existing Borrowing Base, as applicable, in an amount equal to such Reserves and any elimination of or reduction in any Reserves to increase such then existing Borrowing Base, as applicable, in an amount equal to such Reserves).  The Co-Collateral Agents shall promptly notify Holdings of the establishment of any new Reserve or any increase or decrease to an existing Reserve.

(e)           In the event that the Borrowers are unable to comply with the conditions precedent to the making of Revolving Loans set forth in Section 7 (including, without limitation, the Borrowing Base limitations set forth in Section 7.03), the Lenders under any Tranche, subject to the immediately succeeding proviso, hereby authorize the Administrative Agent, for the account of the Lenders under a Tranche, to make U.S. Facility Revolving Loans to any U.S. Borrower (on a joint and several basis with the other U.S. Borrowers), U.S. Borrower Canadian Facility Revolving Loans to any U.S. Borrower (on a joint and several basis with the other U.S. Borrowers) and/or Canadian Borrower Canadian Facility Revolving Loans to any Canadian Borrower (on a joint and several basis with the other Canadian Borrowers) solely in the event that the Administrative Agent in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, documented Expenses and Fees which are invoiced in reasonable detail; provided that such Revolving Loans may only be made as Base Rate Loans or Canadian Prime Rate Loans, respectively, as determined by the Administrative Agent (each, an “Agent Advance”), for a period commencing on the date the Administrative Agent first receives a Notice of Borrowing requesting an Agent Advance until the earliest of (x) the twentieth Business Day after such date, (y) the date the respective Borrowers are again able to comply with the applicable Borrowing Base limitations and the conditions precedent to the making of Revolving Loans, or obtain an amendment or waiver with respect thereto and (z) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”); provided further that the Administrative Agent shall not make any Agent Advance to the extent that at the time of the making of such Agent Advance, (I) the amount of such Agent Advance when added to the aggregate outstanding amount of all other Agent Advances (w) made to, if such Agent Advance is a U.S. Borrower Revolving Loan, the U.S. Borrowers at such time (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars), would exceed 5% of the U.S. Borrowing Base at such time, (x) made to, if such Agent Advance is a Canadian Borrower Revolving Loan, the Canadian Borrowers at such time (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars), would exceed 5% of the Canadian Borrowing Base at such time, (y) if such Agent Advance is a U.S. Facility Revolving Loan, that are U.S. Facility Revolving Loans (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars), would exceed 5% of the Total U.S. Facility Commitment at such time or (z) if such Agent Advance is a Canadian Facility Revolving Loan, that are Canadian Facility Revolving Loans (for this purpose, using the U.S. Dollar Equivalent of amounts not denominated in U.S. Dollars), would exceed 5% of the Total Canadian Facility Commitment at such time (each, an “Agent Advance Amount”) or (II) the amount of such Agent Advance (after giving effect to thereto) would cause (x) if such Agent Advance is a U.S. Facility Revolving Loan, (A) the Individual U.S. Facility Exposure of any U.S. Facility Lender to exceed the amount of such U.S. Facility Lender’s U.S. Facility Commitment at such time or (B) the Aggregate U.S. Facility Exposure to exceed the Total U.S. Facility Commitment at such time or (y) if such Agent Advance is a Canadian Facility Revolving Loan, (A) the Individual Canadian Facility Exposure of any Canadian Facility Lender to exceed the amount of such Canadian Facility Lender’s Canadian Facility Commitment at such time or (B) the Aggregate Canadian Facility Exposure to exceed the Total Canadian Facility Commitment at such time.  Agent Advances may be made by the Administrative Agent in its sole discretion and no Borrower shall have any right whatsoever to require that any Agent Advances be made, provided that the Administrative Agent shall promptly notify Holdings following the occurrence of an Agent Advance.  Agent Advances will be subject to periodic settlement with the applicable Lenders pursuant to Section 2.04(b).

(f)            If the Initial Revolving Loan Maturity Date shall have occurred at a time when Extended U.S. Facility Commitments or Extended Canadian Facility Commitments are in effect, then on the Initial Revolving Loan Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Initial Revolving Loan Maturity Date); provided that, if on the occurrence of the Initial Revolving Loan Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 3.07), there shall exist sufficient unutilized Extended U.S. Facility Commitments or Extended Canadian Facility Commitments, as the case may be, so that the respective outstanding Swingline Loans could be incurred pursuant the Extended U.S. Facility Commitments or Extended Canadian Facility Commitments, as the case may be, which will remain in effect after the occurrence of the Initial Revolving Loan Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended U.S. Facility Commitments or Extended Canadian Facility Commitments, as the case may be, and such Swingline Loans shall not be so required to be repaid in full on the Initial Revolving Loan Maturity Date.

2.02.     Minimum Amount of Each Borrowing.  The aggregate principal amount of each Borrowing of Loans of a specific Type shall not be less than the Minimum Borrowing Amount applicable to such Type of Loans.  More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than (x) ten (10) Borrowings of Eurodollar Loans (or such greater number of Borrowings of Eurodollar Loans as may be agreed to from time to time by the Administrative Agent) in the aggregate for all Loans or (y) five (5) different maturity dates in the aggregate for all outstanding Bankers’ Acceptance Loans (or such greater number of maturity dates as may be agreed to from time to time by the Administrative Agent).

2.03.     Notice of Borrowing.  (a)  Whenever a Borrower desires to incur (i) Eurodollar Loans or Bankers’ Acceptance Loans hereunder, such Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan or Bankers’ Acceptance Loan to be incurred hereunder and (ii) Base Rate Loans (including Agent Advances, but excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing) or Canadian Prime Rate Loans (including Agent Advances, but excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing or to the extent resulting from automatic conversions of Bankers’ Acceptance Loans as provided in Schedule 1.01(b)) hereunder, such Borrower shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice (or such shorter period as agreed to by the Administrative Agent in its sole discretion) of each Base Rate Loan or Canadian Prime Rate Loan to be incurred hereunder; provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) on such day, in the case of Revolving Loans.  Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify:  (i) the aggregate principal amount or Face Amount, as the case may be, of the Loans to be incurred pursuant to such Borrowing (stated in the Available Currency), (ii) the date of such Borrowing (which shall be a Business Day), (iii) in the case of a Borrowing of Revolving Loans, whether the Revolving Loans made pursuant to such Borrowing constitute Agent Advances (it being understood that the Administrative Agent shall be under no obligation to make such Agent Advance), (iv) in the case of U.S. Dollar Denominated Revolving Loans, whether the Revolving Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and if, Eurodollar Loans, the initial Interest Period to be applicable thereto, (v) in the case of Canadian Dollar Denominated Revolving Loans, whether the Revolving Loans being incurred pursuant to such Borrowing shall consist of Canadian Prime Rate Loans or Bankers’ Acceptance Loans and, if Bankers’ Acceptance Loans, the term thereof (which shall comply with the requirements of Schedule 1.01(b)) and (vi) whether the Loans being incurred pursuant to such Borrowing shall constitute U.S. Facility Revolving Loans or Canadian Facility Revolving Loans.  Except in the case of Agent Advances, the Administrative Agent shall promptly give each Lender under a Tranche notice of such proposed Borrowing under such Tranche, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)           Whenever a Borrower desires to incur Swingline Loans hereunder, such Borrower shall give the Swingline Lender no later than 1:00 P.M. (New York City time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder.  Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing (stated in the Available Currency) and (C) whether the Swingline Loans being incurred pursuant to such Borrowing shall constitute U.S. Facility Swingline Loans or Canadian Facility Swingline Loans.

(c)           Mandatory Borrowings shall be made upon the notice specified in Section 2.01(c), with each Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(a).

(d)           Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of such Borrower, prior to receipt of written confirmation.  In each such case, such Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04.     Disbursement of Funds.  (a)  No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 4:00 P.M. (New York City time) on the date specified pursuant to Section 2.03(b)

or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York City time) on the date specified in Section 2.01(a)), each Lender under the respective Tranche, subject to Section 15, will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing under such Tranche requested to be made on such date.  All such amounts will be made available in U.S. Dollars (in the case of U.S. Dollar Denominated Loans) or in Canadian Dollars (in the case of Canadian Dollar Denominated Loans), as the case may be, and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the relevant Borrower or Borrowers at the Payment Office the aggregate of the amounts so made available by the Lenders under the respective Tranche (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof).  Unless the Administrative Agent shall have been notified by any Lender under the respective Tranche prior to the date of Borrowing under such Tranche that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing under such Tranche to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the relevant Borrower or Borrowers a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the relevant Borrower or Borrowers, and the relevant Borrower or Borrowers shall promptly (but no later than one Business Day following such notice) pay such corresponding amount to the Administrative Agent.  The Administrative Agent also shall be entitled to recover on demand from such Lender or the relevant Borrower or Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the relevant Borrower or Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate (or, in the case of Canadian Dollar Denominated Loans, the cost to the Administrative Agent of acquiring overnight funds in Canadian Dollars) for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the relevant Borrower or Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08.  Nothing in this Section 2.04(a) shall be deemed to relieve any Lender under a Tranche from its obligation to make Loans hereunder under such Tranche or to prejudice any rights which any Borrower may have against any Lender under a Tranche as a result of any failure by such Lender to make Loans hereunder under such Tranche.  Notwithstanding this Section 2.04(a) and subject to the provisions of Section 15, (x) the Fronting Lender shall be obligated to make each Participating Specified Foreign Currency Lender’s pro rata portion of a Specified Foreign Currency Loan and (y) each Participating Specified Foreign Currency Lender shall not be obligated to make its pro rata portion of a Specified Foreign Currency Loan.

(b)           Agent Advances made pursuant to Section 2.01(c) shall be subject to periodic settlement as follows:

(i)            The amount of each Lender’s U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of Revolving Loans shall be computed weekly (or more frequently in the Administrative Agent’s sole discretion) and shall be adjusted upward or downward on the basis of the amount of outstanding Revolving Loans under such Tranche as of 5:00 P.M. (New York City time) on the last Business Day of each week, or such other period specified by the Administrative Agent (each such date, a “Settlement Date”).  The applicable Lenders under a Tranche shall transfer to the Administrative Agent, or the Administrative Agent shall transfer to the applicable Lenders under a Tranche, such amounts as are necessary so that (after giving effect to all such transfers) the amount of Revolving Loans under a Tranche made by each Lender under such Tranche shall be equal to such Lender’s U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of the aggregate amount of Revolving Loans under such Tranche outstanding as of such Settlement Date.  If a notice from the Administrative Agent of any such necessary transfer is received by a Lender on or prior to 12:00 Noon (New York City time) on any Business Day, then such Lender shall make transfers described above in immediately available funds no later than 3:00 P.M. (New York City time) on the day such notice was received; and if such notice is received by a Lender after 12:00 Noon (New York City time) on any Business Day, such Lender shall make such transfers no later than 1:00 P.M. (New York City time) on the next succeeding Business Day.  The obligation of each of the Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to, or without representation or warranty by, the Administrative Agent.  Each of the Administrative Agent and each Lender agrees and the Lenders agree to mark their respective books and records on each Settlement Date to show at all times the dollar amount of their respective U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of the outstanding Revolving Loans under such Tranche on such date.  The provisions of this Section 2.04(b) with respect to Specified Foreign Currency Loans of a Participating Specified Foreign Currency Lender shall be subject to the terms of Section 15.

(ii)           To the extent that the settlement described in preceding clause (i) shall not yet have occurred with respect to any particular Settlement Date, upon any repayment of Revolving Loans under a Tranche by any Borrower prior to such settlement, the Administrative Agent may apply such amounts repaid directly to the amounts that would otherwise be made available by the Administrative Agent pursuant to this Section 2.04(b) under such Tranche.

(iii)          Because the Administrative Agent on behalf of the Lenders under a Tranche may be advancing and/or may be repaid Revolving Loans under such Tranche prior to the time when such Lenders will actually advance and/or be repaid such Revolving Loans, interest with respect to such Revolving Loans shall be allocated by the Administrative Agent to each such Lender and the Administrative Agent in accordance with the amount of such Revolving Loans actually advanced by and repaid to each such Lender and the Administrative Agent and shall accrue from and including the date such Revolving Loans are so advanced to but excluding the date such Revolving Loans are either repaid by the U.S. Borrowers or the Canadian Borrowers, as the case may be, in accordance with the terms of this Agreement or actually settled by the Administrative Agent or the applicable Lender as described in this Section 2.04(b).

2.05.     Notes.  (a)  Each U.S. Borrower’s joint and several obligation under a Tranche and each Canadian Borrower’s joint and several obligation under a Tranche, as the case may be, to pay the principal of, and interest on, the Loans under such Tranche made by each Lender under such Tranche shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of U.S. Facility Revolving Loans, by a promissory note duly executed and delivered by each U.S. Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “U.S. Facility Revolving Note” and, collectively, the “U.S. Facility Revolving Notes”), (ii) in the case of U.S. Borrower Canadian Facility Revolving Loans, by a promissory note duly executed and delivered by each U.S. Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “U.S. Borrower Canadian Facility Revolving Note” and, collectively, the “U.S. Borrower Canadian Facility Revolving Notes”), (iii) in the case of Canadian Borrower Canadian Facility Revolving Loans, by a promissory note duly executed and delivered by each Canadian Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Canadian Borrower Canadian Facility Revolving Note” and, collectively, the “Canadian Borrower Canadian Facility Revolving Notes” and, together with the U.S. Borrower Canadian Facility Revolving Notes, the “Canadian Facility Revolving Notes” and, together with the U.S. Facility Revolving Notes, the “Revolving Notes”), (iv) in the case of U.S. Facility Swingline Loans, by a promissory note duly executed and delivered by each U.S. Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “U.S. Facility Swingline Note” and, collectively, the “U.S. Facility Swingline Notes”), (v) in the case of U.S. Borrower Canadian Facility Swingline Loans, by a promissory note duly executed and delivered by each U.S. Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “U.S. Borrower Canadian Facility Swingline Note” and, collectively, the “U.S. Borrower Canadian Facility Swingline Notes”), and (vi) in the case of Canadian Borrower Canadian Facility Swingline Loans, by a promissory note duly executed and delivered by each Canadian Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Canadian Borrower Canadian Facility Swingline Note” and, collectively, the “Canadian Borrower Canadian Facility Swingline Notes”  and, together with the U.S. Borrower Canadian Facility Revolving Notes, the “Canadian Facility Swingline Notes” and, together with the U.S. Facility Swingline Notes, the “Swingline Notes”).

(b)           Each Lender under a Tranche will note on its internal records the amount of each Loan under such Tranche made by it and each payment in respect thereof and prior to any transfer of any of its Notes under such Tranche will endorse on the reverse side thereof the outstanding principal amount of Loans under such Tranche evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect any Borrower’s obligations in respect of such Loans.

(c)           Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes in respect of a Tranche shall only be delivered to Lenders under such Tranche which at any time specifically request the delivery of such Notes.  No failure of any Lender to request, obtain, maintain or produce a Note evidencing its Loans to any Borrower shall affect, or in any manner impair, the obligations of any Borrower to pay the Loans (and all related Obligations) incurred by such Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to any Loan Document.  Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b).  At any time when any Lender under a Tranche requests the delivery of a Note under such Tranche to evidence any of its Loans under such Tranche, each of the respective Borrowers shall promptly execute and deliver to the respective Lender, at such Borrowers’ expense, the requested Note in the appropriate amount or amounts to evidence such Loans.

(d)           If requested by a Lender following an Extension, the applicable Borrowers shall promptly provide such Lender with the applicable Notes (substantially in the form set forth in Section 2.05(a) with such amendments thereto to reflect the Extension).

2.06.     Conversions.  (a)  Each Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of U.S. Dollar Denominated Loans made to it pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of U.S. Dollar Denominated Revolving Loans into a Borrowing (of the same Tranche) of another Type of U.S. Dollar Denominated Revolving Loan; provided that, (i) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Eurodollar Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) following notice by the Administrative Agent or the Required Lenders to Holdings during the continuation of any Default or Event of Default (although no such notice shall be required following an Event of Default under Section 11.01(g) or (h)), Base Rate Loans may not be converted into Eurodollar Loans, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02.  Each such conversion shall be effected by the relevant Borrower (of U.S. Dollar Denominated Revolving Loan being converted) by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York City time) at least (i) in the case of conversions of Base Rate Loans into Eurodollar Loans, three Business Days’ prior notice and (ii) in the case of conversions of Eurodollar Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the U.S. Dollar Denominated Revolving Loans to be so converted, the Borrowing or Borrowings pursuant to which such U.S. Dollar Denominated Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its U.S. Dollar Denominated Revolving Loans.

(b)           Conversions of Bankers’ Acceptance Loans (so long as of the same Tranche) into Canadian Prime Rate Loans (of the same Tranche) shall be made in the circumstances, and to the extent, provided in Schedule 1.01(b).  Except as provided in Schedule 1.01(b), Bankers’ Acceptance Loans shall not be permitted to be converted into Canadian Prime Rate Loans prior to the maturity date of the respective Bankers’ Acceptance or B/A Equivalent Note, as the case may be.

(c)           Each Borrower shall have the option to convert on any Business Day occurring on or after the Funding Date, all or a portion at least equal to the Minimum Borrowing Amount of the outstanding principal amount of Canadian Prime Rate Loans made to such Borrower pursuant to one or more Borrowings (so long as of the same Tranche) of Canadian Dollar Denominated Revolving Loans into a Borrowing or Borrowings (of the same Tranche) of Bankers’ Acceptance Loans; provided that (i) following notice by the Administrative Agent or the Required Lenders to Holdings during the continuation of any Default or Event of Default (although no such notice shall be required following an Event of Default under Section 11.01(g) or (h)), Canadian Prime Rate Loans may not be converted into Bankers’ Acceptance Loans and (ii) Borrowings of Bankers’ Acceptance Loans resulting from this Section 2.06 shall be limited in number as provided in Section 2.02.  Each such conversion shall be effected by the relevant Borrower (of Canadian Dollar Denominated Revolving Loan being converted), by giving the Administrative Agent at the Notice Office, prior to 12:00 Noon (New York City time), at least three Business Days prior to the date of the proposed conversion, a Notice of Conversion/Continuation specifying the Canadian Dollar Denominated Revolving Loans maintained as Canadian Prime Rate Loans to be so converted into Bankers’ Acceptance Loans, the Borrowing or Borrowings pursuant to which such Canadian Dollar Denominated Revolving Loans were made and the term of the proposed Borrowing of Bankers’ Acceptance Loans (which, in each case, shall comply with the requirements of Schedule 1.01(b)).  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Canadian Dollar Denominated Revolving Loans maintained as Canadian Prime Rate Loans.

2.07.     Pro Rata Borrowings.  Except as provided in Section 15, all Borrowings of U.S. Facility Revolving Loans and Canadian Facility Revolving Loans (including U.S. Borrower Revolving Loans and Canadian Borrower Revolving Loans) under this Agreement shall be incurred from the Lenders under such Tranche pro rata on the basis of their U.S. Facility Commitments and Canadian Facility Commitments, as the case may be, provided that all Mandatory Borrowings under a Tranche shall be incurred from the Lenders under such Tranche pro rata on the basis of their U.S. Facility RL Percentage or Canadian Facility RL Percentages, as the case may be.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender under such Tranche shall be obligated to make the Loans under such Tranche provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08.     Interest.  (a)  (x) The U.S. Borrowers jointly and severally agree to pay interest in respect of the unpaid principal amount of each U.S. Facility Loan, (y) the U.S. Borrowers jointly and severally agree to pay interest in respect of the unpaid principal amount of each U.S. Borrower Canadian Facility Revolving Loan and U.S. Borrower Canadian Facility Swingline Loan and (y) the Canadian Borrowers jointly and severally agree to pay interest in respect of the unpaid principal amount of each Canadian Borrower Canadian Facility Revolving Loan and Canadian Borrower Canadian Facility Swingline Loan, in each case:

(A)          Maintained as a Base Rate Loan, in each case, from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(B)           Maintained as a Eurodollar Loan, in each case, from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.

(C)           Maintained as a Canadian Prime Rate Loan (including with respect to any Bankers’ Acceptance Loan converted into a Canadian Prime Rate Loan pursuant to Schedule 1.01(b)), in each case, from the date of Borrowing thereof (or, in the circumstances described in the immediately preceding parenthetical, from the date of conversion of such respective Bankers’ Acceptance Loan into a Canadian Prime Rate Loan) until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Canadian Prime Rate Loan to a Bankers’ Acceptance Loan pursuant to Schedule 1.01(b), at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Canadian Prime Rate, each as in effect from time to time.

(b)           Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder and under any other Loan Document, by acceleration or otherwise, shall, in each case, bear interest at a rate per annum equal to the rate which is two percent (2.0%) in excess of the otherwise applicable rate of interest then borne by the applicable borrowing (or, if any such amount does not relate to a borrowing under this Agreement, the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time).  Interest that accrues under this Section 2.08(b) shall be payable on demand.

(c)           Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Canadian Prime Rate Loan, quarterly in arrears on each Quarterly Payment Date, (iii) in respect of each Eurodollar Rate Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iv) in respect of each Loan (other than Bankers’ Acceptance Loans), (x) on the date of any repayment or prepayment thereof (on the amount prepaid or repaid) (except that repayments and prepayments of Base Rate Loans or Canadian Prime Rate Loans, in each case, under a Tranche shall not be required to be accompanied by a payment of accrued, and theretofore unpaid, interest thereon, unless either all outstanding Loans of such Type under such Tranche are being repaid or prepaid or the Total Commitment under such Tranche has terminated or will be terminated concurrently with such repayment or prepayment), (y) at maturity (whether by acceleration or otherwise) and (z) after such maturity, on demand.

(d)           Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the respective Borrowers and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09.     Interest Periods.  At the time any Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), such Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of such Borrower, be (i) a one or two week period to the extent agreed to by all Lenders with Loans and/or Commitments under the relevant Tranche, (ii) a one, two, three or six month period or (iii) a nine or twelve month period to the extent agreed to by all Lenders with Loans and/or Commitments under the relevant Tranche, provided that (in each case):

(a)           all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(b)           the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including, the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(c)           if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d)           if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e)           unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence; and

(f)            no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans.

With respect to any Loans under a Tranche maintained as Eurodollar Loans, at the end of any Interest Period applicable to a Borrowing thereof, the relevant Borrower may elect to split the respective Borrowing into two or more Borrowings (of the same Tranche) of the same Type or combine two or more Borrowings (of the same Tranche) of the same Type into a single Borrowing (of the same tranche), in each case, by having the relevant Borrower give notice thereof together with its election of one or more Interest Periods, in each case so long as each resulting Borrowing (x) has an Interest Period which complies with the foregoing requirements of this Section 2.09 and (y) does not cause a violation of the requirements of Section 2.02.  If by 12:00 Noon (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, any Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, such Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10.     Increased Costs, Illegality, etc.  (a)  In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clauses (i) and (iv) below, may be made only by the Administrative Agent):

(i)            on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the respective Eurodollar Rate; or

(ii)           at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder (and deemed by such Lender to be material) with respect to any Eurodollar Loan because of (x) any change since the Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request (other than with respect to any Tax, which shall be governed solely by Section 5.04), such as, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate, and/or (y) other circumstances arising since the Closing Date affecting such Lender, the interbank eurodollar market or the position of such Lender in such market; or

(iii)          at any time, that the making or continuance of any Eurodollar Loan has been made unlawful by any law or governmental rule, regulation or order adopted or changed after the Closing Date which materially and adversely affects the applicable eurodollar; or

(iv)          at any time that there is no market for Bankers’ Acceptances by reason of circumstances affecting the Canadian money market generally or the relevant Available Currency (other than U.S. Dollars) is not available in sufficient amounts, in either case as determined in good faith by the Administrative Agent, acting reasonably;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clauses (i) and (iv) above) shall promptly give notice (by telephone promptly confirmed in writing) to the affected Borrowers and, except in the case of clauses (i) and (iv) above, to the Administrative Agent, of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders or in the case of clauses (ii) and (iii) each other affected Lender).  Thereafter (w) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies Holdings and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by any Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower, (x) in the case of clause (ii) above, the U.S. Borrowers (jointly and severally) and/or the Canadian Borrowers (jointly and severally) agree to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the respective Borrowers by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto), (y) in the case of clause (iii) above, the respective Borrower or Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law and (z) in the case of clause (iv) above, and as provided in Schedule 1.01(b), Bankers’ Acceptance Loans or other Revolving Loans in the relevant Available Currency (exclusive of any such Revolving Loans which have theretofore been funded) shall no longer be available until such time as the Administrative Agent notifies the affected Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation with respect to Bankers’ Acceptance Loans or such other Revolving Loans given by the respective Borrowers which have not been incurred (including by way of conversion) shall be deemed rescinded by such Borrowers.

(b)           At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii), the affected Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.10(a)(iii), the affected Borrower shall, either (i) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii), or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Borrower to convert such Eurodollar Loan into a Base Rate Loan (which conversion, in the case of the circumstance described in Section 2.10(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such Eurodollar Loan or such earlier day as shall be required by applicable law); provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c)           If any Lender determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitment hereunder or its obligations hereunder, by an amount deemed by such Lender to be material, then Holdings agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation on an after-tax basis for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to Holdings, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish Holdings’ obligations to pay additional amounts pursuant to this Section 2.10(c) upon the subsequent receipt of such notice.

2.11.     Compensation.  The applicable Loan Parties (grouped by Borrowing Base), jointly and severally agree to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans or Bankers’ Acceptance Loans but excluding loss of anticipated profits) which such Lender may sustain:  (a) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans or Bankers’ Acceptance Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the respective Borrower or Borrowers or deemed withdrawn pursuant to Section 2.10(a)); (b) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11.01) or conversion of any of its Eurodollar Loans or Bankers’ Acceptance Loans occurs on a date which is not the last day of an Interest Period or maturity date, as applicable, with respect thereto; (c) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the respective Borrowers; or (d) as a consequence of (i) any other default by the respective Borrowers to repay Eurodollar Loans or Bankers’ Acceptance Loans when required by the terms of this Agreement or any Note held by such Lender or (ii) any election made pursuant to Section 2.10(b).

2.12.     Lending Offices and Affiliate Lenders for Loans in Available Currency.  (a)  Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule 13.03, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the various Loans in the Available Currency made, and Letters of Credit participated in, by such Lender (including, without limitation, by designating a separate lending office (or Affiliate) to act as such with respect to such Loans and Letter of Credit Outstandings); provided that, for designations made after the Closing Date, to the extent such designation shall result in increased costs under Section 2.10, 3.06 or 5.04 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrowers shall not be obligated to pay such excess increased costs (although if such designation results in increased costs, the Borrowers shall be obligated to pay the costs which would have applied in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation).  Except as provided in the immediately preceding sentence, each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement and the other Loan Documents, be treated in the same manner as the respective designating Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder).

(b)           Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by Holdings, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.12(b) shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.

2.13.     Replacement of Lenders.  (a)  If any Lender becomes a Defaulting Lender, (b) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to any Borrower increased costs in excess of those being generally charged by the other Lenders, (c) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b) or (d) in the case of the rejection (or deemed rejection) by a Lender of the Extension under Section 2.19(a) which Extension has been accepted under Section 2.19(a) by the Required Lenders, Holdings shall have the right, in accordance with Section 13.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent, Swingline Lender, Fronting Lending (unless such Person will not be a Participating Specified Foreign Currency Lender) and any Issuing Lender; provided that:

(i)            at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Borrowers or, if otherwise agreed, the Replacement Lender) pursuant to which the Replacement Lender shall acquire the entire Commitment and all outstanding Revolving Loans (other than Bankers’ Acceptance Loans) and all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (i) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans (other than Bankers’ Acceptances and B/A Equivalent Notes) of the respective Replaced Lender with respect to which such Replaced Lender is being replaced, (B) an amount equal to the Face Amount of any outstanding B/A Instrument of the respective Replaced Lender in satisfaction of the obligations of the Borrower to repay the B/A Instrument on the maturity thereof, (C) an amount equal to all Unpaid Drawings (if any) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (D) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01, (ii) each Issuing Lender an amount equal to such Replaced Lender’s U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender under such Tranche (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (iii) the Swingline Lender an amount equal to such Replaced Lender’s U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of any Mandatory Borrowing under such Tranche to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender; and

(ii)           all obligations of the Borrowers then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11 shall be paid in full to such Replaced Lender concurrently with such replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

(b)           Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04.  Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the relevant Borrowers, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender and (y) the U.S. Facility RL Percentage or Canadian Facility RL Percentage shall be automatically adjusted at such time to give effect to such replacement.

2.14.     Incremental Commitments.  (a)  Holdings shall have the right, in consultation and coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.14, but without requiring the consent of the Administrative Agent (except as otherwise provided in this Section 2.14) or the Lenders, to request at any time and from time to time after the Funding Date and prior to the Revolving Loan Maturity Date that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders) provide Incremental Commitments and, subject to the applicable terms and conditions contained in this Agreement and the relevant Incremental Commitment Agreement, make Revolving Loans and participate in Letters of Credit and Swingline Loans pursuant thereto; provided that (i) no Lender shall be obligated to provide an Incremental Commitment, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Commitment and executed and delivered to the Administrative Agent, Holdings and the other Borrowers an Incremental Commitment Agreement as provided in clause (b) of this Section 2.14, such Lender shall not be obligated to fund any Revolving Loans in excess of its U.S. Facility Commitment or Canadian Facility Commitment, as applicable, (if any) or participate in any Letters of Credit or Swingline Loans in excess of its U.S. Facility RL Percentage or Canadian Facility RL Percentage, as applicable, in each case, as in effect prior to giving effect to such Incremental Commitment provided pursuant to this Section 2.14, (ii) any Lender (including any Person which is an Eligible Transferee who will become a Lender) may so provide an Incremental Commitment without the consent of the Administrative Agent or any other Lender; provided that any Person that is not a Lender prior to the effectiveness of its Incremental Commitment shall require the consent of the Administrative Agent, each Issuing Lender, the Swingline Lender and the Fronting Lender (unless such Person will not be a Participating Specified Foreign Currency Lender) (which consents shall not be unreasonably withheld or delayed) to provide an Incremental Commitment pursuant to this Section 2.14, (iii) the aggregate amount of each request (and provision therefor) for Incremental Commitments shall be in a minimum aggregate amount for all Lenders which provide an Incremental Commitment pursuant to a given Incremental Commitment Agreement pursuant to this Section 2.14 (including Persons who are Eligible Transferees and will become Lenders) of at least $25,000,000 (or such lesser amount that is acceptable to the Administrative Agent), (iv) the aggregate amount of all Incremental Commitments permitted to be provided pursuant to this Section 2.14 shall not exceed in the aggregate $150,000,000, (v) Holdings shall not increase the Commitments pursuant to this Section 2.14 more than 3 times in the aggregate, (vi) if the Applicable Commitment Fee Percentage and/or Applicable Margins with respect to Commitments to be provided or Loans to be incurred pursuant to an Incremental Commitment shall be higher in any respect than those applicable to any other Commitments or Loans, the Applicable Commitment Fee Percentage and/or Applicable Margins, as the case may be, for the other Commitments and Loans and extension of credit hereunder shall be automatically increased as and to the extent needed to eliminate any deficiencies in accordance with the definition of “Applicable Commitment Fee Percentage” or “Applicable Margin” contained herein (such increase, the “Additional Commitment Fee” or “Additional Margin”, as the case may be), (vii) each Incremental Commitment Agreement shall specifically designate the Tranche of the Incremental Commitments being provided thereunder, (viii) all Revolving Loans of a Borrower incurred pursuant to an Incremental Commitment (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Loan Documents and shall be secured by the relevant Security Documents, and guaranteed under the Guarantee and Collateral Agreement and/or Canadian Guarantee and Collateral Agreement, on a pari passu basis with all other Loans of such Borrower secured by each relevant Security Document and guaranteed under the Guarantee and Collateral Agreement and/or Canadian Guarantee and Collateral Agreement, and (ix) each Lender (including any Person which is an Eligible Transferee who will become a Lender) agreeing to provide an Incremental Commitment pursuant to an Incremental Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, participate in Swingline Loans and Letters of Credit pursuant to Sections 2.01(b) and 3.04, respectively, and make Revolving Loans as provided in Section 2.01(a), in each case, under the U.S. Facility Commitment or Canadian Facility Commitment, as applicable, and such Revolving Loans shall constitute U.S. Facility

Revolving Loans or Canadian Facility Revolving Loans, as the case may be, for all purposes of this Agreement and the other applicable Loan Documents.

(b)           At the time of the provision of Incremental Commitments pursuant to this Section 2.14, (I) Holdings, each other Borrower, each Guarantor, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental Commitment (each, an “Incremental Lender”) shall execute and deliver to Holdings and the Administrative Agent an Incremental Commitment Agreement, appropriately completed (with the effectiveness of the Incremental Commitment provided therein to occur on the date set forth in such Incremental Commitment Agreement, which date in any event shall be no earlier than the date on which (i) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid, (ii) all Incremental Commitment Requirements have been satisfied, (iii) all conditions set forth in this Section 2.14 shall have been satisfied and (iv) all other conditions precedent that may be set forth in such Incremental Commitment Agreement shall have been satisfied) and (II) Holdings, each other Borrower, each Guarantor, the Security Agent and each Incremental Lender (as applicable) shall execute and deliver to the Administrative Agent and the Security Agent such additional Security Documents and/or amendments to the Security Documents as the Administrative Agent may reasonably request which are necessary to ensure that all Loans incurred pursuant to the Incremental Commitments and any Additional Commitment Fee and/or Additional Margin are secured by each relevant Security Document (the “Incremental Security Documents”).  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Commitment Agreement and, at such time, Schedule 1.01(a) shall be deemed modified to reflect the Incremental Commitments of such Incremental Lenders.

(c)           It is understood and agreed that the Incremental Commitments provided by an Incremental Lender or Incremental Lenders, as the case may be, pursuant to each Incremental Commitment Agreement shall constitute part of, and be added to, the U.S. Facility Commitment and/or the Canadian Facility Commitment, as the case may be, and each Incremental Lender shall constitute a U.S. Facility Lender and/or Canadian Facility Lender, as applicable, for all purposes of this Agreement and each other applicable Loan Document.

(d)           At the time of any provision of Incremental Commitments pursuant to this Section 2.14, each Borrower shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of certain of the Lenders, and incur additional Revolving Loans from certain other Lenders (including the Incremental Lenders), in each case to the extent necessary so that all of the U.S. Facility Lenders and/or Canadian Lenders, as applicable, participate in each outstanding Borrowing of each Tranche of Revolving Loans pro rata on the basis of their respective Commitments (after giving effect to any increase in the Total Commitment pursuant to this Section 2.14) and with the Borrowers being obligated to pay to the respective Lenders any costs of the type referred to in Section 2.11 in connection with any such repayment and/or Borrowing.

2.15.     Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest.  (a)  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest or any fee payable by the Canadian Borrowers in respect of the Canadian Borrower Obligations pursuant to this Agreement and the other Loan Documents shall be governed by or subject to the laws of any province of Canada or the federal laws of Canada, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time) payable by the Canadian Borrowers to the Administrative Agent or any Lender Creditor under this Agreement or any other Loan Document exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement or such other Loan Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Administrative Agent, the Lenders and the Canadian Borrowers and the amount of such payment or collection shall be refunded by the Administrative Agent and the Lenders to the Canadian Borrowers.  For the purposes of this Agreement and each other Loan Document to which any Canadian Borrowers are a party, the effective annual rate of interest payable by the Canadian Borrowers shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by and for the account of the Canadian Borrowers will be conclusive for the purpose of such determination in the absence of evidence to the contrary.

(b)           For the purposes of the Interest Act (Canada) and with respect to Canadian Borrowers only:

(i)            whenever any interest or fee payable by the Canadian Borrowers is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and (z) divided by 360 or 365, as the case may be; and

(ii)           all calculations of interest payable by the Canadian Borrowers under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest.  The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

(c)           The parties hereto acknowledge and agree that clauses (a) and (b) of this Section 2.15 only apply to the Canadian Borrowers and shall not otherwise reduce or effect the obligations of the U.S. Borrowers under this Agreement to pay the full amount of the Obligations of such U.S. Borrowers in accordance with the terms of this Agreement (including to reimburse the Administrative Agent and the applicable Lenders for any amounts refunded by the Administrative Agent or any Lender to the Canadian Borrowers pursuant to clause (a) of this Section 2.15).

2.16.     Provisions Regarding Bankers’ Acceptances, Drafts, etc.  The parties hereto agree that the provisions of Schedule 1.01(b) shall apply to all Bankers’ Acceptances, Bankers’ Acceptance Loans, Drafts and B/A Equivalent Notes created hereunder, and that the provisions of Schedule 1.01(b) shall be deemed incorporated by reference into this Agreement as if such provisions were set forth in their entirety herein.

2.17.     Holdings as Agent for Borrowers.  Each Borrower hereby irrevocably appoints Holdings as its agent and attorney-in-fact for all purposes under this Agreement and each other Loan Document, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by the respective appointing Borrower that such appointment has been revoked.  Each Borrower hereby irrevocably appoints and authorizes Holdings (i) to provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement or any other Loan Document and (ii) to take such action as Holdings deems appropriate on its behalf to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Loan Documents.  It is understood that the handling of the Credit Account and the Collateral of the respective Borrowers in a combined fashion (i.e., the U.S. Borrowers in a combined fashion and the Canadian Borrowers in a combined fashion), as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that the Lenders shall not incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Credit Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the consolidated group.  To induce the Agents and the Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each Agent and each Lender and hold each Agent and each Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against any Agent or any Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Credit Account and Collateral of the Borrowers as provided in this Agreement or (b) the Agents’ and the Lenders’ relying on any instructions of Holdings, or (c) any other action taken by the Agents or the Lenders hereunder or under the other Loan Documents, except that the Borrowers will have no liability to any Lender or any Agent with respect to any such liability, expense, loss or claim of damage or injury to the extent the same has been finally determined by a court of competent jurisdiction to have resulted from the gross negligence, or willful misconduct of such Lender or such Agent, as the case may be.

2.18.     Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           if any U.S. Facility Swingline Exposure or U.S. Facility Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)            all or any part of such U.S. Facility Swingline Exposure and U.S. Facility Letter of Credit Exposure shall be reallocated among the U.S. Facility Lenders that are Non-Defaulting Lenders in accordance with their respective U.S. Facility

RL Percentages but only to the extent (x) the sum of all U.S. Facility Lenders’ that are Non-Defaulting Lenders Individual U.S. Facility Exposures plus such Defaulting Lender’s U.S. Facility Swingline Exposure and U.S. Facility Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ U.S. Facility Commitments, (y) immediately following the reallocation to a U.S. Facility Lender that is a Non-Defaulting Lender, the Individual U.S. Facility Exposure of such U.S. Facility Lender does not exceed its U.S. Facility Commitment at such time and (z) the conditions set forth in Section 7 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such U.S. Facility Swingline Exposure and (y) second, cash collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such Defaulting Lender’s U.S. Facility Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in aggregate amount equal to 100% of such Defaulting Lender’s U.S. Facility Letter of Credit Exposure for so long as such U.S. Facility Letter of Credit Exposure is outstanding (such arrangements, together with the arrangements set forth in Section 2.18(c)(ii) (the “Letter of Credit Back-Stop Arrangements”);

(iii)  the applicable Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.01(b) with respect to such Defaulting Lender’s U.S. Facility Letter of Credit Exposure;

(iv)          if the U.S. Facility Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.18(a), then the fees payable to the Lenders pursuant to Section 4.01(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ U.S. Facility RL Percentages; and

(v)           if any Defaulting Lender’s U.S. Facility Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.18(a), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 4.01(b) with respect to such Defaulting Lender’s U.S. Facility Letter of Credit Exposure shall be payable to each Issuing Lender until such U.S. Facility Letter of Credit Exposure is cash collateralized and/or reallocated;

(b)           if any Canadian Facility Swingline Exposure or Canadian Facility Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)            all or any part of such Canadian Facility Swingline Exposure and Canadian Facility Letter of Credit Exposure shall be reallocated among the Canadian Facility Lenders that are Non-Defaulting Lenders in accordance with their respective Canadian Facility RL Percentages but only to the extent (x) the sum of all Canadian Facility Lenders’ that are Non-Defaulting Lenders Individual

Canadian Facility Exposures plus such Defaulting Lender’s Canadian Facility Swingline Exposure and Canadian Facility Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Canadian Facility Commitments, (y) immediately following the reallocation to a Canadian Facility Lender that is a Non-Defaulting Lender, the Individual Canadian Facility Exposure of such Canadian Facility Lender does not exceed its Canadian Facility Commitment at such time and (z) the conditions set forth in Section 7 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Canadian Facility Swingline Exposure and (y) second, cash collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such Defaulting Lender’s Canadian Facility Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in aggregate amount equal to 100% of such Defaulting Lender’s Canadian Facility Letter of Credit Exposure for so long as such Canadian Facility Letter of Credit Exposure is outstanding (such arrangements, the “Letter of Credit Back-Stop Arrangements”);

(iii)  the applicable Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.01(b) with respect to such Defaulting Lender’s Canadian Facility Letter of Credit Exposure;

(iv)          if the Canadian Facility Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.18(b), then the fees payable to the Lenders pursuant to Section 4.01(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Canadian Facility RL Percentages; and

(v)           if any Defaulting Lender’s Canadian Facility Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.18(b), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 4.01(b) with respect to such Defaulting Lender’s Canadian Facility Letter of Credit Exposure shall be payable to each Issuing Lender until such Canadian Facility Letter of Credit Exposure is cash collateralized and/or reallocated;

(c)           so long as any U.S. Facility Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any U.S. Facility Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any U.S. Facility Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the U.S. Facility Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrowers in accordance with Section 2.18(a), and participating interests in any such newly issued or increased U.S. Facility Letter of Credit or newly made U.S. Facility Swingline Loan shall be allocated among U.S. Facility Lender that are Non-Defaulting Lenders in a manner consistent with Section 2.18(a)(i) (and Defaulting Lenders shall not participate therein); and

(d)           so long as any Canadian Facility Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Canadian Facility Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Canadian Facility Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Canadian Facility Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrowers in accordance with Section 2.18(b), and participating interests in any such newly issued or increased Canadian Facility Letter of Credit or newly made Canadian Facility Swingline Loan shall be allocated among Canadian Facility Lender that are Non-Defaulting Lenders in a manner consistent with Section 2.18(b)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrowers, each Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitments and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be.

2.19.        Extensions of Loans and Commitments.

(a)        Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.19, the Borrowers may extend the maturity date, and otherwise modify the terms of each of the Tranches, or any portion thereof (including, without limitation, by increasing the interest rate or fees payable in respect of any Loans and/or Commitments applicable to a Tranche, or any portion thereof (and related outstandings) (the “Extension”) pursuant to a written offer (the “Extension Offer”) made by Holdings to all Lenders, in each case on a pro rata basis under each Tranche (based on the aggregate outstanding principal amount of the respective outstanding Loans and unfunded Commitments of such Tranche) and on the same terms to each such Lender.  In connection with the Extension, Holdings will provide notification to the Administrative Agent (for distribution to the Lenders), not earlier than 18 months and not later than 6 months prior to the Initial Revolving Loan Maturity Date of the requested Extension and new Extended Revolving Loan Maturity Date.  In connection with the Extension, each Lender of the applicable Tranche, acting in its sole and individual discretion, wishing to participate in the Extension shall, prior to the date (the “Notice Date”) that is 30 days after delivery of notice by the Administrative Agent to such Lender, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent.  Any Lender that does not respond to the Extension Offer by the Notice Date shall be deemed to have rejected such Extension. The Administrative Agent shall promptly notify Holdings of each Lender’s determination under this Section 2.19(a). The election of any Lender to agree to the Extension shall not obligate any other Lender to so agree. After giving effect to the Extension, the U.S. Facility Commitments and Canadian Facility Commitments so extended shall cease to be a part of the Tranche they were a part of immediately prior to the Extension and shall be a new Tranche hereunder.

(b)           Holdings shall have the right to replace each Lender that shall have rejected (or be deemed to have rejected) the Extension under Section 2.19(a) with, and add as

“Lenders” under this Agreement in place thereof, one or more Replacement Lenders as provided in Section 2.13; provided that each of such Replacement Lenders shall enter into an Assignment and Assumption Agreement pursuant to which such Replacement Lender shall, effective as of a closing date selected by the Administrative Agent in consultation with Holdings (which shall occur no later than 30 days following the Notice Date and shall occur on the same date as the effectiveness of the Extension as to the Lenders which have consented thereto pursuant to Section 2.19(a)), undertake the U.S. Facility Commitment and Canadian Facility Commitment of such Replaced Lender (and, if any such Replacement Lender is already a Lender, its U.S. Facility Commitment and Canadian Facility Commitment shall be in addition to such Lender’s U.S. Facility Commitment and Canadian Facility Commitment hereunder on such date).

(c)           The Extension shall be subject to the following:

(i)            no Default or Event of Default shall have occurred and be continuing at the time any offering document in respect of the Extension Offer is delivered to the Lenders and at the time of the Extension;

(ii)           (A) except as to interest rates, utilization fees, unused fees and final maturity, the U.S. Facility Commitment of any U.S. Facility Lender extended pursuant to the Extension (the “Extended U.S. Facility Commitment”), and the related outstandings, shall be a U.S. Facility Commitment (or related outstandings, as the case may be) with the same terms as the original U.S. Facility Commitments (and related outstandings); provided that, subject to the provisions of Sections 3.07 and 2.01(f) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after the Initial Revolving Loan Maturity Date, all U.S. Facility Swingline Loans and U.S. Facility Letters of Credit shall be participated in on a pro rata basis by all U.S. Facility Lenders with U.S. Facility Commitments and/or Extended U.S. Facility Commitments in accordance with their U.S. Facility RL Percentages (and except as provided in Sections 3.07 and 2.01(f), without giving effect to changes thereto on the Initial Revolving Loan Maturity Date with respect to U.S. Facility Swingline Loans and U.S. Facility Letters of Credit theretofore incurred or issued) and all borrowings under U.S. Facility Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended U.S. Facility Commitments (and related outstandings) and (y) repayments required upon any Revolving Loan Maturity Date of any Tranche of U.S. Facility Commitments or Extended U.S. Facility Commitments); and

(B) except as to interest rates, utilization fees, unused fees and final maturity, the Canadian Facility Commitment of any Canadian Facility Lender extended pursuant to the Extension (the “Extended Canadian Facility Commitment”), and the related outstandings, shall be a Canadian Facility Commitment (or related outstandings, as the case may be) with the same terms as the original Canadian Facility Commitments (and related outstandings); provided that, subject to the provisions of Sections 3.07 and 2.01(f) to the extent dealing with Canadian Facility Swingline Loans and Canadian Facility Letters of Credit which mature or expire after the Initial Revolving Loan Maturity Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Canadian Facility Lenders with Canadian Facility Commitments and/or Extended Canadian Facility Commitments in accordance with their Canadian Facility RL Percentages (and except as provided in Sections 3.07 and 2.01(f), without giving effect to changes thereto on the Initial Revolving Loan Maturity Date with respect to Canadian Facility Swingline Loans and Canadian Facility Letters of Credit theretofore incurred or issued) and all borrowings under Canadian Facility Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Canadian Facility Commitments (and related outstandings) and (y) repayments required upon any Revolving Loan Maturity Date of any Tranche of Canadian Facility Commitments or Extended Canadian Facility Commitments);

(iii)          (A) if the aggregate principal amount of U.S. Facility Commitments in respect of which U.S. Facility Lenders shall have accepted the Extension Offer shall exceed the maximum aggregate principal amount of U.S. Facility Commitments offered to be extended by Holdings pursuant to the Extension Offer, then the U.S. Facility Commitments of such U.S. Facility Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such U.S. Facility Lenders have accepted the Extension Offer; and

(B) if the aggregate principal amount of Canadian Facility Commitments in respect of which Canadian Facility Lenders shall have accepted the Extension Offer shall exceed the maximum aggregate principal amount of Canadian Facility Commitments offered to be extended by Holdings pursuant to the Extension Offer, then the Canadian Facility Commitments of such Canadian Facility Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Canadian Facility Lenders have accepted the Extension Offer;

(iv)          all documentation in respect of the Extension shall be consistent with the foregoing, and all written communications by the Borrowers under the applicable Tranche generally directed to the Lenders under such Tranche in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;

(v)           the Minimum Extension Condition shall be satisfied; and

(vi)          the Extension shall not become effective unless, on the proposed effective date of the Extension, (x) the Borrowers shall deliver to the Administrative Agent a certificate of an Authorized Officer of each Loan Party dated the applicable date of the Extension and executed by an Authorized Officer of such Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (y) the conditions set forth in Section 7 shall be satisfied (with all references in such Section to any Credit Event being deemed to be references to the Extension on the applicable date of the Extension) and the Administrative Agent shall have received a certificate to that effect dated the applicable date of the Extension and executed by a Financial Officer of each Borrower.

(d)           With respect to the Extension consummated by the Borrowers pursuant to this Section 2.19, (i) the Extension shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01, 5.02, 5.03, 13.02 or 13.06, (ii) the Extension Offer shall contain a condition (a “Minimum Extension Condition”) to consummating the Extension that (x) at least 60% of the aggregate amount of the U.S. Facility Commitments in effect immediately prior to the Initial Revolving Loan Maturity Date (unless another amount is agreed to by the Administrative Agent) and (y) at least 60% of the aggregate amount of the Canadian Facility Commitments in effect immediately prior to the Initial Revolving Loan Maturity Date (unless another amount is agreed to by the Administrative Agent), shall, in each case, be in effect immediately following the Initial Revolving Loan Maturity Date, (iii) if the amount extended is less than the Maximum U.S. Facility Letter of Credit Amount, the Maximum U.S. Facility Letter of Credit Amount shall be reduced upon the date that is five (5) Business Days prior to the Initial Revolving Loan Maturity Date (to the extent needed so that the Maximum U.S. Facility Letter of Credit Amount does not exceed the aggregate U.S. Facility Commitment which would be in effect after the Initial Revolving Loan Maturity Date), and, if applicable, the Borrowers under such Tranche shall cash collateralize obligations under any issued U.S. Facility Letters of Credit in an amount equal to 100% of the Stated Amount of such U.S. Facility Letters of Credit, (iv) if the amount extended is less than the Maximum Canadian Facility Letter of Credit Amount, the Maximum Canadian Facility Letter of Credit Amount shall be reduced upon the date that is five (5) Business Days prior to the Initial Revolving Loan Maturity Date (to the extent needed so that the Maximum Canadian Facility Letter of Credit Amount does not exceed the aggregate Canadian Facility Commitment which would be in effect after the Initial Revolving Loan Maturity Date), and, if applicable, the Borrowers under such Tranche shall cash collateralize obligations under any issued Canadian Facility Letters of Credit in an amount equal to 100% of the Stated Amount of such Canadian Facility Letters of Credit, (v) if the amount extended is less than the Maximum U.S. Facility Swingline Amount, the Maximum U.S. Facility Swingline Amount shall be reduced upon the date that is five (5) Business Days prior to the Initial Revolving Loan Maturity Date (to the extent needed so that the Maximum U.S. Facility Swingline Amount does not exceed the aggregate U.S. Facility Commitment which would be in effect after the Initial Revolving Loan Maturity Date), and, if applicable, the Borrowers under such Tranche shall prepay any outstanding U.S. Swingline Loans, and (vi) if the amount extended is less than the Maximum Canadian Facility Swingline Amount, the Maximum Canadian Facility Swingline Amount shall be reduced upon the date that is five (5) Business Days prior to the Initial Revolving Loan Maturity Date (to the extent needed so that the Maximum Canadian Facility Swingline Amount does not exceed the aggregate Canadian Facility Commitment which would be in effect after the Initial Revolving Loan Maturity Date), and, if applicable, the Borrowers under such Tranche shall prepay any outstanding Canadian Swingline Loans.  The Administrative Agent and the Lenders hereby consent to the Extension and the other transactions contemplated by this Section 2.19 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended U.S. Facility Commitments and Extended Canadian Facility Commitments on the such terms as may be set forth in the Extension Offer) and hereby waive the requirements of any provision of this Credit Agreement (including, without limitation, Sections 5.01, 5.02, 5.03, 13.02 or 13.06) or any other Loan Document that may otherwise prohibit the Extension or any other transaction contemplated by this Section 2.19, provided that such consent shall not be deemed to be an acceptance of the Extension Offer.

(e)           The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Credit Agreement and the other Loan Documents with the Borrowers as may be necessary in order establish new Tranches or sub-Tranches in respect of U.S. Facility Commitments and Canadian Facility Commitments so extended and such technical amendments as may be necessary in connection with the establishment of such new Tranches or sub-Tranches, in each case on terms consistent with this Section 2.19.  Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.19 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrowers in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrowers unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such amendments entered into with the Borrowers by the Administrative Agent hereunder shall be binding and conclusive on the Lenders.  Without limiting the foregoing, in connection with the Extension, the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the Extended Revolving Loan Maturity Date so that such maturity date is extended to the Extended Revolving Loan Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(f)            In connection with the Extension, Holdings shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or reasonably acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.19.

SECTION 3.  Letters of Credit.

3.01.     Letters of Credit.  (a)  (A) Subject to and upon the terms and conditions set forth herein (including, without limitation, the conditions set forth in Section 7), a Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Funding Date and prior to the 30th day prior to the Revolving Loan Maturity Date, (i) in the case of a request for a Letter of Credit in respect of the U.S. Facility Commitments, for the joint and several account of the U.S. Borrowers (each such letter of credit, a “U.S. Facility Letter of Credit” and, collectively, the “U.S. Facility Letters of Credit”), (ii) in the case of a request for a Letter of Credit by a U.S. Borrower in respect of the Canadian Facility Commitments, for the joint and several account of the U.S. Borrowers (each such letter of credit, a “U.S. Borrower Canadian Facility Letter of Credit” and, collectively, the “U.S. Borrower Canadian Facility Letters of Credit”) and (iii) in the case of a request for a Letter of Credit by a Canadian Borrower in respect of the Canadian Facility Commitments, for the joint and several account of the Canadian Borrowers (each such letter of credit, a “Canadian Borrower Canadian Facility Letter of Credit” and, collectively, the “Canadian Borrower Canadian Facility Letters of Credit” and, together with the U.S. Borrower Canadian Facility Letters of Credit, the “Canadian Facility Letters of Credit” and, together with the U.S. Facility Letters of Credit, the “Letters of Credit”), and, in each case, for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to Holdings or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (although without limiting the joint and several nature of the U.S. Borrowers’ or the Canadian Borrowers’ obligations, as the case may be, in respect of the Letters of Credit, any particular Letter of Credit may name only one or more of the U.S. Borrowers or the Canadian Borrowers, as the case may be, as the applicant or obligor therein and, at the direction of such respective Borrower(s), may be issued for the benefit of one or more Subsidiaries of Holdings).  Unless agreed to by an Issuing Lender in respect of a Letter of Credit issued by such Issuing Lender, each Letters of Credit shall only provide for payment at sight.

(B)           Schedule 3.01(a) contains a description of letters of credit that were originally issued pursuant to the Prior Credit Agreement and which remain outstanding on the Closing Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the stated amount, (v) the currency in which the letter of credit is denominated, (vi) the name of the beneficiary, (vii) the expiry date and (viii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit).  Each such letter of credit which remains outstanding on the Funding Date, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “U.S. Facility Letter of Credit” or “Canadian Facility Letter of Credit” as specified on Schedule 3.01(a) for all purposes of this Agreement and shall be deemed issued on the Funding Date.  Each Existing Letter of Credit shall be deemed to have been issued for the account of the respective Borrowers as specified on Schedule 3.01(a).

(b)           Subject to and upon the terms and conditions set forth herein (including, without limitation, the conditions set forth in Section 7), each Issuing Lender agrees that it will, at any time and from time to time on and after the Funding Date and prior to the 30th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for (i) in the case of a request for a U.S. Facility Letter of Credit, for the joint and several account of the U.S. Borrowers, (ii) in the case of a request for a Canadian Facility Letter of Credit by a U.S. Borrower, for the joint and several account of the U.S. Borrowers and (iii) in the case of a request for a Canadian Facility Letter of Credit by a Canadian Borrower, for the joint and several account of the Canadian Borrowers, and one or more Letters of Credit, in each case as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default; provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of

Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it and for which such Issuing Lender is not otherwise entitled to reimbursement or indemnification hereunder and has not received assurances satisfactory to such Issuing Lender that it will be paid; or

(ii)           such Issuing Lender shall have received from any Borrower, any other Loan Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

3.02.     Maximum Letter of Credit Outstandings; Currencies Final Maturities.  Notwithstanding anything to the contrary contained in this Agreement, (a) no U.S. Facility Letter of Credit shall be issued (or required to be issued) if the Stated Amount of such U.S. Facility Letter of Credit, when added to the U.S. Facility Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective U.S. Facility Letter of Credit) at such time would exceed the Maximum U.S. Facility Letter of Credit Amount, (b) no Canadian Facility Letter of Credit shall be issued (or required to be issued) if the Stated Amount of such Canadian Facility Letter of Credit, when added to the Canadian Facility Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Canadian Facility Letter of Credit) at such time would exceed the Maximum Canadian Facility Letter of Credit Amount, (c) no U.S. Facility Letter of Credit shall be issued (or required to be issued) at any time when the Aggregate U.S. Facility Exposure exceeds (or would after giving effect to such issuance exceed) the Total U.S. Facility Commitment at such time, (d) no Canadian Facility Letter of Credit shall be issued (or required to be issued) at any time when the Aggregate Canadian Facility Exposure exceeds (or would after giving effect to such issuance exceed) the Total Canadian Facility Commitment at such time, (e) the issuance of any Letter of Credit shall be subject to the conditions set forth in this Agreement (including, without limitation, the conditions set forth in Section 7), (f) each Letter of Credit shall be denominated in either U.S. Dollars or Canadian Dollars, (g) each standby Letter of Credit shall by its terms terminate on or before the earlier of (i) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the fifth Business Day prior to the Revolving Loan Maturity Date) and (ii) five Business Days prior to the Revolving Loan Maturity Date and (h) each trade Letter of Credit shall by its terms terminate on or before the earlier of (i) the date which occurs 180 days after the date of issuance thereof and (ii) five Business Days prior to the Revolving Loan Maturity Date.

3.03.     Letter of Credit Requests; Minimum Stated Amount.  (a)  Whenever a Borrower desires that a Letter of Credit be issued (i) in the case of a request for a U.S. Facility Letter of Credit, for the joint and several account of the U.S. Borrowers, (ii) in the case of a request for a Canadian Facility Letter of Credit by a U.S. Borrower, for the joint and several account of the U.S. Borrowers and (iii) in the case of a request for a Canadian Facility Letter of Credit by a Canadian Borrower, for the joint and several account of the Canadian Borrowers, and shall give the Administrative Agent and the respective Issuing Lender at least five Business

Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile).  Each notice shall be in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”) and shall specify whether the Letter of Credit being issued shall constitute a U.S. Facility Letter of Credit or Canadian Facility Letter of Credit.

(b)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by such requesting Borrower to the Lenders of the respective Tranche that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02.  Unless the respective Issuing Lender has received notice from any Borrower, any other Loan Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of such Borrower (and the U.S. Borrowers in a combined fashion, or the Canadian Borrowers in a combined fashion, as the case may be) in accordance with such Issuing Lender’s usual and customary practices.  Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower to be named as account party therein and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be.  Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment.  On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of Letters of Credit issued by such Issuing Lender for the immediately preceding week.

(c)           The initial Stated Amount of each Letter of Credit shall not be less than $10,000 (or, in the case of a Letter of Credit issued in a currency other than U.S. Dollars, the U.S. Dollar Equivalent thereof) or such lesser amount as is acceptable to the respective Issuing Lender.

3.04.     Letter of Credit Participations.  (a)  Immediately upon the issuance by an Issuing Lender of any Letter of Credit under a Tranche, such Issuing Lender shall be deemed to have sold and transferred to each Lender under such Tranche, and each such Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the U.S. Borrowers under a Tranche, or the Canadian Borrowers, as the case may be, under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.  Upon any change in the Commitments under a Tranche or U.S. Facility RL Percentages or Canadian Facility RL Percentages of the Lenders pursuant to Section 2.13, Section 2.14 or Section 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings under such Tranche relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new U.S. Facility RL Percentages or Canadian Facility RL Percentages of the assignor and assignee Lender under such Tranche, as the case may be.

(b)           In determining whether to pay under any Letter of Credit under a Tranche, no Issuing Lender shall have any obligation relative to the other Lenders under such Tranche other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to any Borrower, any other Loan Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)           In the event that an Issuing Lender makes any payment under any Letter of Credit under a Tranche issued by it and the U.S. Borrowers or the Canadian Borrowers, as applicable, shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant under such Tranche of such failure, and each such Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of such unreimbursed payment in U.S. Dollars (or, in the case of any unreimbursed payment made in a currency other than U.S. Dollars, the U.S. Dollar Equivalent of such unreimbursed payment, as determined by the Issuing Lender on the date on which such unreimbursed payment was made by such Issuing Lender) in immediately available funds.  If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any Participant under a Tranche required to fund a payment under a Letter of Credit under such Tranche, such Participant shall make available to the respective Issuing Lender in U.S. Dollars (or, in the case of any unreimbursed payment made in a currency other than U.S. Dollars, the U.S. Dollar Equivalent thereof) such Participant’s U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of the amount of such payment on such Business Day in immediately available funds.  If and to the extent such Participant shall not have so made its U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate (or, in the case of any unreimbursed payment made in a currency other than U.S. Dollars, at the respective Issuing Lender’s customary rate for interbank advances) for the first three days and at the interest rate applicable to U.S. Dollar Denominated Revolving Loans that are maintained as Base Rate Loans for each day thereafter.  The failure of any Participant under a Tranche to make available to an Issuing Lender its U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of any payment under any Letter of Credit under such Tranche issued by such Issuing Lender shall not relieve any other Participant under such Tranche of its obligation hereunder to make available to such Issuing Lender its U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of any payment under any Letter of Credit under such Tranche on the date required, as specified above, but no Participant under such Tranche shall be responsible for the failure of any other Participant under such Tranche to make available to such Issuing Lender such other Participant’s U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of any such payment.

(d)           Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its applicable U.S. Facility RL Percentage or Canadian Facility RL Percentage thereof, in U.S. Dollars (or, in the case of any unreimbursed payment made in a currency other than U.S. Dollars, the U.S. Dollar Equivalent thereof) and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants in respect of such participation) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e)           Upon the request of any Participant under a Tranche, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit under such Tranche issued by it and such other documentation as may reasonably be requested by such Participant.

(f)            The obligations of the Participants under a Tranche to make payments to each Issuing Lender with respect to Letters of Credit under such Tranche shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii)           the existence of any claim, setoff, defense or other right which Holdings or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Holdings or any Subsidiary of Holdings and the beneficiary named in any such Letter of Credit);

(iii)          any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(v)           the occurrence of any Default or Event of Default.

3.05.     Agreement to Repay Letter of Credit Drawings.  (a)  (i) Each U.S. Borrower, in the case of a U.S. Facility Letter of Credit, hereby jointly and severally agrees, (ii) each U.S. Borrower, in the case of a Canadian Facility Letter of Credit issued for the account of a U.S. Borrower, hereby jointly and severally agrees and (iii) each Canadian Borrower, in the case of a Canadian Facility Letter of Credit issued for the account of a Canadian Borrower, hereby jointly and severally agrees, in each case, to reimburse each Issuing Lender, by making payment to the Administrative Agent in U.S. Dollars (or, in the case of any unreimbursed payment made in a currency other than U.S. Dollars, the U.S. Dollar Equivalent of such payment or disbursement as determined by the respective Issuing Lender on the date of such payment or disbursement) in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it for the account of such U.S. Borrower or Canadian Borrower, as applicable (each such amount (or the U.S. Dollar Equivalent thereof, as the case may be), so paid until reimbursed by such U.S. Borrower, or such Canadian Borrower, as applicable, an “Unpaid Drawing”), not later than one Business Day following receipt by any such U.S. Borrower or any such Canadian Borrower, as the case may be, of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.01(g) or (h) shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrowers)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by such U.S. Borrower or such Canadian Borrower, as applicable, at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for U.S. Dollar Denominated Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the third Business Day following the receipt by any such U.S. Borrower or any such Canadian Borrower, as applicable, of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.01(g) or (h), interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by such U.S. Borrower or such Canadian Borrower, as applicable, at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for U.S. Dollar Denominated Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand.  Each Issuing Lender shall give the U.S. Borrower or the Canadian Borrowers, or as the case may be, prompt written notice of each Drawing under any Letter of Credit issued by it for the account of such U.S. Borrower or such Canadian Borrower, as the case may be; provided that the failure to give any such notice shall in no way affect, impair or diminish the obligations of any such Borrower hereunder.

(b)           The joint and several obligations of such U.S. Borrowers or such Canadian Borrowers, as the case may be, under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Holdings, any Borrower or any other Subsidiary of Holdings may have or have had against any Lender under the respective Tranche (including in its capacity as an Issuing Lender or as a Participant under such Tranche), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that no Borrower shall be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06.     Increased Costs.  If at any time after the Closing Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (b) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except with respect to any Tax, which shall be governed solely by Section 5.04), then, upon the delivery of the certificate referred to below to the Borrowers by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the applicable Loan Parties whose Revolving Loans are subject to such increased costs jointly and severally agree to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital.  Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06, will give prompt written notice thereof to the Borrowers, which notice shall include a certificate submitted to the Borrowers by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant.  The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrowers.

Section 3.07 Extended Commitments.  If the Initial Revolving Loan Maturity Date shall have occurred at a time when Extended U.S. Facility Commitments or Extended Canadian Facility Commitments are in effect, then such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders under the applicable Tranche to purchase participations therein and to make U.S. Facility Revolving Loans or Canadian Facility Revolving Loans, as the case may be, and payments in respect thereof pursuant to Sections 3.04 and 3.05) under (and ratably participated in by Lenders under the applicable Tranche pursuant to) the Extended U.S. Facility Commitments or Extended Canadian Facility Commitments, as applicable, up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended U.S. Facility Commitments or Extended Canadian Facility Commitments, as the case may be, thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated).  Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Initial Revolving Loan Maturity Date with respect to a given Tranche of Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Lenders under a Tranche in any Letter of Credit under such Tranche issued before the Initial Revolving Loan Maturity Date.

SECTION 4.  Commitment Fees; Reductions of Commitment.

4.01.     Fees.  (a)  Holdings agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender a commitment fee (the “Commitment Fees”) for the period from and including the Closing Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Commitment has been terminated) computed at a rate per annum equal to the Applicable Commitment Fee Percentage of the Unutilized Commitment of such Non-Defaulting Lender as in effect from time to time.  Accrued Commitment Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Commitment is terminated.

(b)           (i) Each U.S. Borrower, in the case of a U.S. Facility Letter of Credit, hereby jointly and severally agrees, (ii) each U.S. Borrower, in the case of a Canadian Facility Letter of Credit issued for the account of a U.S. Borrower, hereby jointly and severally agrees and (iii) each Canadian Borrower, in the case of a Canadian Facility Letter of Credit issued for the account of a Canadian Borrower, hereby jointly and severally agrees, in each case, to pay to the Administrative Agent for distribution to each Non-Defaulting Lender under the respective Tranche (based on each such Lender’s respective U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be) a fee in respect of each Letter of Credit issued for the account of such U.S. Borrower or such Canadian Borrower, as applicable (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total U.S. Facility Commitment or Total Canadian Facility Commitment, as the case may be, upon which no Letters of Credit under the respective Tranche remain outstanding.

(c)           (i) Each U.S. Borrower, in the case of a U.S. Facility Letter of Credit, hereby jointly and severally agrees, (ii) each U.S. Borrower, in the case of a Canadian Facility Letter of Credit issued for the account of a U.S. Borrower, hereby jointly and severally agrees and (iii) each Canadian Borrower, in the case of a Canadian Facility Letter of Credit issued for the account of a Canadian Borrower, hereby jointly and severally agrees, in each case, to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it for the account of such U.S. Borrower or such Canadian Borrower, as applicable (the “Facing Fee”) as may have been, or are hereafter, agreed to in writing from time to time by Holdings and such Issuing Lender.

(d)           (i) Each U.S. Borrower, in the case of a U.S. Facility Letter of Credit, hereby jointly and severally agrees, (ii) each U.S. Borrower, in the case of a Canadian Facility Letter of Credit issued for the account of a U.S. Borrower, hereby jointly and severally agrees and (iii) each Canadian Borrower, in the case of a Canadian Facility Letter of Credit issued for the account of a Canadian Borrower, hereby jointly and severally agrees, in each case, to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it for the account of such U.S. Borrower or such Canadian Borrower, as applicable, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e)           (i) Each U.S. Borrower, in the case of U.S. Facility Bankers’ Acceptance Loans, hereby jointly and severally agrees, (ii) each U.S. Borrower, in the case of Canadian Facility Bankers’ Acceptance Loans made to them, hereby jointly and severally agrees and (iii) each Canadian Borrower, in the case of Canadian Facility Bankers’ Acceptance Loans made to them, hereby jointly and severally agrees, in each case, to pay Drawing Fees at the time of the incurrence (by way of acceptance, purchase or otherwise) of each such respective Bankers’ Acceptance Loan.

(f)            The applicable Borrowers agree to pay to each Agent such fees as may have been, or are hereafter, agreed to in writing from time to time by Holdings or any of its Subsidiaries and such Agent on the basis and to the extent set forth therein.

4.02.     Voluntary Termination of Unutilized Commitments.  Upon at least three Business Day’s prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders under the applicable Tranche), the Borrowers shall have the right, at any time or from time to time, without premium or penalty to terminate Total Unutilized U.S. Facility Commitment or Total Unutilized Canadian Facility Commitment, in each case, in whole, or reduce it in part, pursuant to this Section 4.02, in an integral multiple of $500,000 in the case of partial reductions to the Total Unutilized U.S. Facility Commitment or Total Unutilized Canadian Facility Commitment, as the case may be, provided that each such reduction shall apply proportionately to permanently reduce the Commitments under the applicable Tranche of each Lender under such Tranche; provided further, that a notice of termination of the Total Unutilized Commitment in whole delivered by a Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date).

4.03.     Mandatory Reduction of Commitments.  (a)  The Total Commitment (and the Commitments of each Lender) shall terminate in its entirety on July 16, 2010, unless the Funding Date has occurred on or prior to such date.

(b)           In addition to any other mandatory commitment reductions pursuant to this Section 4.03(b), the Total Commitment (and the Commitments of each Lender) shall terminate in its entirety upon the earlier of (i) the Revolving Loan Maturity Date and (ii) unless the Required Lenders otherwise agree in writing, the date on which a Change of Control occurs.

SECTION 5.  Prepayments; Payments; Taxes.

5.01.     Voluntary Prepayments.  Each Borrower shall have the right to prepay the Loans made to such Borrower, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:  (i) such Borrower shall give the

Administrative Agent prior to 12:00 Noon (New York City time) at the Notice Office (A) at least one Business Day’s (or such shorter period as agreed to by the Administrative Agent in its sole discretion) prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of U.S. Dollar Denominated Swingline Loans) or Canadian Prime Rate Loans (or same day notice in the case of a prepayment of Canadian Dollar Denominated Swingline Loans) and (B) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollars Loans, which notice (in each case) shall specify whether U.S. Facility Revolving Loans, U.S. Facility Swingline Loans, Canadian Facility Revolving Loans or Canadian Facility Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall, except in the case of Swingline Loans, promptly transmit to each of the Lenders under the applicable Tranche, provided that if a notice of optional prepayment is given in connection with a conditional notice of termination of the Total Unutilized Commitment in whole as contemplated by Section 4.02, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 4.02; (ii) (x) each partial prepayment of Revolving Loans pursuant to this Section 5.01 shall be in an aggregate principal amount of at least $500,000 (or such lesser amount as is acceptable to the Administrative Agent) and (y) each partial prepayment of Swingline Loans pursuant to this Section 5.01 shall be in an aggregate principal amount of at least $100,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case); provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by such Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01 in respect of any Revolving Loans or Swingline Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans or Swingline Loans, as the case may be, provided that at the applicable Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01, such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender, and (iv) prepayments of Bankers’ Acceptance Loans may not be made prior to the maturity date of the underlying Bankers’ Acceptances or B/A Equivalent Notes, as the case may be.

5.02.     Mandatory Repayments; Cash Collateralization.  (a) (i) On any day on which any one or more of the following conditions shall exist, the Borrowers shall repay the Loans (other than Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured) and/or cash collateralize outstanding Letters of Credit (in U.S. Dollars or, to the extent any Letter of Credit is denominated in a currency other than U.S. Dollars, in the U.S. Dollar Equivalent thereof) and Bankers’ Acceptance Loans pursuant to clause (iii) below in such amount as may be required to cause such conditions to cease to exist on such day:

(u)           the Aggregate U.S. Borrower Exposure at such time exceeds 100% (or, during an Agent Advance Period, 105%) of the U.S. Borrowing Base at such time;

(v)           the Aggregate Canadian Borrower Exposure at such time exceeds 100% (or, during an Agent Advance Period, 105%) of the Canadian Borrowing Base at such time;

(w)          the Aggregate U.S. Facility Exposure at such time exceeds the Total U.S. Facility Commitment at such time;

(x)            the Aggregate Canadian Facility Exposure at such time exceeds the Total Canadian Facility Commitment at such time;

(y)           the aggregate U.S. Facility Letter of Credit Outstandings at such time exceeds the Maximum U.S. Facility Letter of Credit Amount; and/or

(z)            the aggregate Canadian Facility Letter of Credit Outstandings at such time exceeds the Maximum Canadian Facility Letter of Credit Amount.

(ii)           In connection with any repayment and/or cash collateralization required pursuant to Section 5.02(a)(i) on any day, the Borrowers shall prepay the Loans in the following order:

(A)          in the case of a repayment and/or cash collateralization required pursuant to Section 5.02(a)(i)(u) on any day, the U.S. Borrowers shall repay on such day the principal of outstanding U.S. Borrower Swingline Loans and, after all U.S. Borrower Swingline Loans have been repaid in full or if no U.S. Borrower Swingline Loans are outstanding, U.S. Borrower Revolving Loans (other than Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured) (each such repayment shall be applied to the U.S. Facility Revolving Loans and the U.S. Borrower Canadian Facility Revolving Loans on a pro rata basis), in each case in such amount as may be required to cause the conditions giving rise to such mandatory repayment requirement to cease to exist on such day,

(B)           in the case of a repayment and/or cash collateralization required pursuant to Section 5.02(a)(i)(v) on any day, the Canadian Borrowers shall repay on such day the principal of outstanding Canadian Borrower Swingline Loans and, after all Canadian Borrower Swingline Loans have been repaid in full or if no Canadian Borrower Swingline Loans are outstanding, Canadian Borrower Revolving Loans (other than Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured), in each case in such amount as may be required to cause the conditions giving rise to such mandatory repayment requirement to cease to exist on such day,

(C) in the case of a repayment and/or cash collateralization required pursuant to Section 5.02(a)(i)(w) on any day, the U.S. Borrowers shall repay on such day the principal of outstanding U.S. Facility Swingline Loans and, after all U.S. Facility Swingline Loans have been repaid in full or if no U.S. Facility Swingline Loans are outstanding, U.S. Facility Revolving Loans (other than Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured), in each case in such amount as may be required to cause the conditions giving rise to such mandatory repayment requirement to cease to exist on such day, and

(D) in the case of a repayment and/or cash collateralization required pursuant to Section 5.02(a)(i)(x) on any day, the Borrowers shall repay on such day the principal of their respective outstanding Canadian Facility Swingline Loans and, after all Canadian Facility Swingline Loans have been repaid in full or if no Canadian Facility Swingline Loans are outstanding, Canadian Facility Revolving Loans (other than Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured), in each case in such amount as may be required to cause the conditions giving rise to such mandatory repayment requirement to cease to exist on such day.

(iii)          If the conditions set forth in Section 5.02(a)(i)(x) or (y) exist or, after giving effect to the prepayment of all Loans under a Tranche (other than Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured), the conditions set forth in Section 5.02(a)(i) continue to exist, the respective Borrowers shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Permitted Investments equal to 105% of the amount of such excess, such cash and/or Permitted Investments to be held as security for all Obligations of the Borrowers to the Issuing Lenders and the Lenders, in each case, under such Tranche hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent (and which cash and/or Permitted Investments may, without limiting the Borrowers’ obligations in respect thereof, be paid to and applied by such Issuing Lenders in satisfaction of the Obligations of the Borrowers to such Issuing Lenders and/or Lenders in respect of any Drawings made under any Letter of Credit under such Tranche issued for the account of a Borrower or such Bankers’ Acceptance Loans under such Tranche on the respective maturity dates thereof).

(b)           In addition to any other mandatory repayments pursuant to this Section 5.02, all then outstanding Loans shall be repaid in full and the respective Borrowers shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Permitted Investments equal to 105% of the amount of such excess, such cash and/or Permitted Investments to be held as security for all Obligations of the applicable Borrower to the applicable Issuing Lenders and Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent (and which cash and/or Permitted Investments may, without limiting the Borrowers’ obligations in respect thereof, be paid to and applied by such Issuing Lenders and/or Lenders in satisfaction of the Obligations of the Borrowers to such Issuing Lenders and/or Lenders in respect of any Drawings made under any Letter of Credit issued for the account of a Borrower or such Bankers’ Acceptance Loan on the respective maturity dates thereof), in each case on the Initial Revolving Loan Maturity Date (or, in the case of any Extended U.S. Facility Commitments and Extended Canadian Facility Commitments, the Extended Revolving Loan Maturity Date).

(c)           In addition to any other mandatory repayments pursuant to this Section 5.02, each Swingline Loan under a Tranche will be repaid (for the avoidance of doubt,

such repayment may be made with proceeds from Revolving Loans under such Tranche incurred by the same Borrower), no later than the seventh day following the incurrence thereof; provided that, if the seventh day is not a Business Day, such repayment shall be made on the next succeeding Business Day.

5.03.     Method and Place of Payment; Deposits and Accounts.  (a)  Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 p.m. (New York City time) on the date when due and shall be made in (x) U.S. Dollars (or, in the case of any Unpaid Drawings denominated in a currency other than U.S. Dollars, in an amount equal to the U.S. Dollar Equivalent thereof) in immediately available funds at the Payment Office in respect of any obligation of the Borrowers under this Agreement except as otherwise provided in the immediately following clause (y) or (y) Canadian Dollars in immediately available funds at the Payment Office, if such payment is made in respect of (i) principal of, or Face Amount of, or interest on Canadian Dollar Denominated Loans or (ii) any increased costs, indemnities or other amounts owing with respect to Canadian Dollar Denominated Loans (including, without limitation, pursuant to Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06).  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

(b)           Each U.S. Loan Party shall, along with the Security Agent, certain financial institutions selected by Holdings and reasonably acceptable to the Administrative Agent (the “U.S. Collection Banks”), and each of those banks in which each Core U.S. Concentration Account, U.S. Collection Account and Deposit Account (other than Excluded Accounts) are maintained by each such U.S. Loan Party, enter into, and thereafter maintain, separate Control Agreements in respect of each such Core U.S. Concentration Account, U.S. Collection Account and Deposit Account (other than Excluded Accounts) in compliance with the Collateral and Guarantee Requirements.  Each U.S. Loan Party shall instruct all Account Debtors of the U.S. Loan Parties to remit all payments to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable U.S. Collection Bank (or to remit such payments to the applicable U.S. Collection Bank by electronic settlement) with respect to all Accounts of such Account Debtor, which remittances shall be collected by the applicable U.S. Collection Bank and deposited in the applicable U.S. Collection Account.  All amounts received by any U.S. Loan Party and any U.S. Collection Bank in respect of any Account of an Account Debtor of any U.S. Loan Party, in addition to all other cash received by any U.S. Loan Party from any other source, shall upon receipt be deposited into a U.S. Collection Account or a Core U.S. Concentration Account or, to the extent permitted hereunder in the case of amounts not constituting payments in respect of Accounts of any U.S. Loan Party, an Excluded Account or Term Sweep Account; provided that so long as no Dominion Period then exists collections with regard to such Accounts and with respect to inventory in an aggregate amount not to exceed $15,000,000 during any calendar month may be deposited in Canadian depository accounts of a Canadian Borrower so long as no later than 30 days following the end of each such month, such collections are settled through the intercompany accounting procedures of Holdings and its Subsidiaries.

(c)           Each Canadian Loan Party shall, along with the Security Agent, certain financial institutions selected by Holdings and reasonably acceptable to the Administrative Agent (the “Canadian Collection Banks”), and each of those banks in which each Core Canadian Concentration Account, Canadian Collection Account and Deposit Account (other than Excluded Accounts) are maintained by each such Canadian Loan Party, enter into, and thereafter maintain, separate Control Agreements in respect of each such Core Canadian Concentration Account, Canadian Collection Account and Deposit Account (other than Excluded Accounts) in compliance with the Collateral and Guarantee Requirements.  Each Canadian Loan Party shall instruct all Account Debtors of the Canadian Loan Parties to remit all payments to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable Canadian Collection Bank (or to remit such payments to the applicable Canadian Collection Bank by electronic settlement) with respect to all Accounts of such Account Debtor, which remittances shall be collected by the applicable Canadian Collection Bank and deposited in the applicable Canadian Collection Account.  All amounts received by any Canadian Loan Party and any Canadian Collection Bank in respect of any Account of an Account Debtor of any Canadian Loan Party, in addition to all other cash received by any Canadian Loan Party from any other source, shall upon receipt be deposited into a Canadian Collection Account, a Core Canadian Concentration Account or, to the extent permitted hereunder in the case of amounts not constituting payments in respect of Accounts of any Canadian Loan Party, an Excluded Account or Term Sweep Account.

(d)           (i) All amounts deposited or held in all of the U.S. Collection Accounts with respect to each U.S. Loan Party and available for transfer shall be transferred by the close of business on each Business Day into one or more accounts with the Administrative Agent or a financial institution reasonably acceptable to the Administrative Agent (each a “Core U.S. Concentration Account” and collectively, the “Core U.S. Concentration Accounts”) unless such amounts are otherwise (A) required or permitted to be applied pursuant to Section 5.02 or (B) so long as no Dominion Period then exists, required to be retained in any U.S. Collection Account, in each case to satisfy the payment of outstanding obligations owing in respect of checks or similar obligations issued by any U.S. Loan Party, provided that the aggregate amount retained in all such U.S. Collection Accounts pursuant to this clause (B) shall not exceed that amount (as reasonably determined by Holdings) to cover all of the aggregate amount of all such outstanding obligations and (ii) all amounts deposited or held in all of the Canadian Collection Accounts with respect to each Canadian Loan Party and available for transfer shall be transferred by the close of business on each Business Day into one or more accounts with the Administrative Agent or a financial institution reasonably acceptable to the Administrative Agent (each, a “Core Canadian Concentration Account” and, collectively, the “Core Canadian Concentration Accounts”) unless such amounts are otherwise (A) required or permitted to be applied pursuant to Section 5.02 or (B) so long as no Dominion Period then exists, required to be retained in any Canadian Collection Account, in each case to satisfy the payment of outstanding obligations owing in respect of checks or similar obligations issued by any Canadian Loan Party, provided that the aggregate amount retained in all such Canadian Collection Accounts pursuant to this clause (B) shall not exceed that amount (as reasonably determined by Holdings) to cover all of the aggregate amount of all such outstanding obligations.  Except as, and to the extent, permitted by this Section 5.03(d), and Section 10 each Collection Account shall have a zero balance immediately following the transfer of funds on each Business Day pursuant to the immediately preceding sentences.  So long as no Dominion Period then exists, the Borrowers and the other Loan Parties shall be permitted to transfer cash from the Core Concentration Accounts to other

Deposit Accounts to be used for working capital and general corporate purposes all subject to the requirements of this Agreement (including this Section 5.03(d)).  If a Dominion Period exists, all collected amounts held in the Core Concentration Accounts shall be applied as provided in Section 5.03(e) or (f), as applicable.

(e)           Each Control Agreement relating to a Core U.S. Concentration Account shall (unless otherwise agreed by the Administrative Agent in its sole discretion) include provisions that allow, during any Dominion Period, for all collected amounts held in such Core U.S. Concentration Account from and after the date requested by the Administrative Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained by the Administrative Agent at DBNY (or if DBNY is not the Administrative Agent, at the institution designated by such successor Administrative Agent) or an affiliate thereof (each a “DB U.S. Account”).  Subject to the terms of the respective Security Document, all amounts received in a DB U.S. Account during the existence of a Dominion Period shall be applied (and allocated) by the Administrative Agent on a daily basis in the following order (in each case to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below, and after giving effect to the application of any such amounts constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document during the existence of an Event of Default), subject to the provisions of the immediately succeeding sentence (to the extent applicable):  (1) first, to the payment (on a ratable basis) of any outstanding Expenses actually due and payable by any U.S. Borrower to the Administrative Agent, the Co-Collateral Agents and the Security Agent under any of the Loan Documents; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding Expenses actually due and payable by any U.S. Borrower to each Issuing Lender under any of the Loan Documents; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the U.S. Borrower Loans and then all accrued and unpaid Fees actually due and payable by any U.S. Borrower to the Administrative Agent, the Issuing Lenders and the Lenders under any of the Loan Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to pay (on a ratable basis) any and all unpaid principal of U.S. Borrower Loans and Unpaid Drawings in respect of Letters of Credit issued for the account of a U.S. Borrower in each case which are then actually due and payable; (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to repay or prepay outstanding U.S. Borrower Swingline Loans and to repay or prepay all outstanding U.S. Borrower Revolving Loans advanced by the Administrative Agent on behalf of the Lenders pursuant to Section 2.01(e); (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of U.S. Borrower Revolving Loans (whether or not then due and payable, but excluding any outstanding Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured), provided that, with respect to each repayment of U.S. Borrower Revolving Loans required by this Section 5.03(e)(6), so long as no Default or Event of Default then exists and less than all outstanding U.S. Borrower Revolving Loans would otherwise be required to be repaid pursuant hereto, the U.S. Borrowers may designate the Types of U.S. Borrower Revolving Loans which are to be repaid and, in the case of Eurodollar Loans which are U.S. Borrower Revolving Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made; (7) seventh, to the extent all amounts referred to in preceding clauses (1) through (6), inclusive, have been paid in full, but only if an Event of Default has occurred and is continuing, to cash collateralize (on a ratable basis) all outstanding Letters of Credit issued for the account of a U.S. Borrower and Bankers’ Acceptance Loans which are U.S. Borrower Revolving Loans where the underlying B/A Instrument has not matured (such cash collateral to be held by the Administrative Agent while an Event of Default exists in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent and applied to the Obligations of the U.S. Borrowers to the Issuing Lenders and/or Lenders in respect of any Drawings made under any such Letters of Credit or any such Bankers’ Acceptance Loans); (8) eighth, to the extent all amounts referred to in preceding clauses (1) through (7), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations of any U.S. Borrower then due and payable to the Administrative Agent, the Co-Collateral Agents, the Security Agent and the Lenders under any of the Loan Documents; and (9) ninth, to the U.S. Borrowers; provided that, with respect to any payments or cash collateralization required to be applied (or allocated) pursuant to preceding clauses (1) through (8), in each case, to the extent the outstanding Obligations under any such clause constitutes outstanding Obligations under more than one Tranche, any such payments or cash collateralization shall be applied (or allocated) under such clause to the outstanding Obligations under each Tranche on a pro rata basis based upon the outstanding Obligations with respect to such Tranches under such clause.  Each U.S. Loan Party agrees that it will not cause any proceeds of any Core Concentration Account to be otherwise redirected.

(f)            Each Control Agreement relating to a Core Canadian Concentration Account shall (unless otherwise agreed by the Administrative Agent in its sole discretion) include provisions that allow, during any Dominion Period, for all collected amounts held in such Core Canadian Concentration Account from and after the date requested by the Administrative Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained by the Administrative Agent at DBNY (or if DBNY is not the Administrative Agent, at the institution designated by such successor Administrative Agent) or an affiliate thereof (each a “DB Canadian Account”).  Subject to the terms of the respective Security Document, all amounts received in a DB Canadian Account during the existence of a Dominion Period shall be applied (and allocated) by the Administrative Agent on a daily basis in the following order (in each case to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below, and after giving effect to the application of any such amounts constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document during the existence of an Event of Default), subject to the provisions of the immediately succeeding sentence (to the extent applicable):  (1) first, to the payment (on a ratable basis) of any outstanding Expenses actually due and payable by any Canadian Borrower to the Administrative Agent, the Co-Collateral Agents and the Security Agent under any of the Loan Documents; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding Expenses actually due and payable by any Canadian Borrower to each Issuing Lender under any of the Loan Documents; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Canadian Borrower Loans and then all accrued and unpaid Fees actually due and payable by any Canadian Borrower to the Administrative Agent, the Issuing Lenders and the Lenders under any of the

Loan Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to pay (on a ratable basis) any and all unpaid principal of Canadian Borrower Loans and Unpaid Drawings in respect of Letters of Credit issued for the account of a Canadian Borrower in each case which are then actually due and payable; (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to repay or prepay outstanding Canadian Borrower Swingline Loans and to repay or prepay all outstanding Canadian Borrower Revolving Loans advanced by the Administrative Agent on behalf of the Lenders pursuant to Section 2.01(e); (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Canadian Borrower Revolving Loans (whether or not then due and payable, but excluding any outstanding Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured), provided that, with respect to each repayment of Canadian Borrower Revolving Loans required by this Section 5.03(f)(6), so long as no Default or Event of Default then exists and less than all outstanding Canadian Borrower Revolving Loans would otherwise be required to be repaid pursuant hereto, the Canadian Borrowers may designate the Types of Canadian Borrower Revolving Loans which are to be repaid and, in the case of Eurodollar Loans which are Canadian Borrower Revolving Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made; (7) seventh, to the extent all amounts referred to in preceding clauses (1) through (6), inclusive, have been paid in full, but only if an Event of Default has occurred and is continuing, to cash collateralize (on a ratable basis) all outstanding Letters of Credit issued for the account of a Canadian Borrower and Bankers’ Acceptance Loans which are Canadian Borrower Revolving Loans where the underlying B/A Instrument has not matured (such cash collateral to be held by the Administrative Agent while an Event of Default exists in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent and applied to the Obligations of the Canadian Borrowers to the Issuing Lenders and/or Lenders in respect of any Drawings made under any such Letters of Credit or Bankers’ Acceptance Loans); (8) eighth, to the extent all amounts referred to in preceding clauses (1) through (7), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations of any Canadian Borrower then due and payable to the Administrative Agent, the Co-Collateral Agents, the Security Agent and the Lenders under any of the Loan Documents; and (9) ninth, to the Canadian Loan Parties.  Each Canadian Loan Party agrees that it will not cause any proceeds of any Core Canadian Concentration Account to be otherwise redirected.

(g)           Without limiting the provisions set forth in Section 13.15, the Administrative Agent shall maintain accounts on its books in the name of each Borrower (collectively, the “Credit Account”) in which each Borrower will be charged with all loans and advances under each Tranche made by the Lenders to the respective Borrower for the respective Borrower’s account, including the Loans, the Letter of Credit Outstandings, and the Fees, Expenses and any other Obligations relating thereto.  Each Borrower will be credited, in accordance with this Section 5.03, with all amounts received by the Lenders from such Borrower or from others for its account, including, as set forth above, all amounts received by the Administrative Agent and applied to the Obligations.  In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Administrative Agent’s right to demand payment of any Obligation upon its maturity.  Further, the Administrative Agent shall have no obligation whatsoever to perform in any respect any of the Borrowers’ or other Loan Parties’ contracts or obligations relating to the Accounts.

5.04.     Net Payments; Taxes.  (a) (i)  All payments made by the Borrowers and the other Loan Parties hereunder and under any other Loan Document will be made without setoff, counterclaim or other defense.

(ii)           Except as provided in Section 5.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding those certain taxes described in Section 13.01(a)(ii), which shall be governed solely by the provisions of such Section, and, except as provided in the second succeeding sentence, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (w) taxes imposed on or measured by its net income (however denominated) and franchise taxes imposed on or measured by its gross or net income or receipts, in each case by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or is otherwise doing business or has a permanent establishment for purposes of an applicable tax treaty or in which its principal office is located, (x) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located, (y) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding pursuant to Section 5.04(a) and (z) any withholding tax that is attributable to a Foreign Lender’s failure to comply with Section 5.04(b) or (c) or providing incorrect, false or misleading statements with respect thereto) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the respective Borrower and any other Loan Party making the respective payment or which has guaranteed the obligations of the relevant Borrower jointly or severally agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any other Loan Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such other Loan Documents.  If, pursuant to the preceding sentence, any additional amounts are payable in respect of Taxes, the respective Borrower and any other Loan Party making the respective payment or which has guaranteed the obligations of the relevant Borrower jointly and severally agree to reimburse each affected Lender, upon the written request of such Lender, for any taxes imposed on such Lender as a result of the payment of such additional amounts and which are measured by the net income of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence.  The respective Borrower (or other Loan Party) will furnish to the Administrative

Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Borrower (or other Loan Party) or other evidence of such payment reasonably acceptable to the Administrative Agent.  Subject to Section 14.07, (i) the U.S. Borrowers (jointly and severally) agree (and the applicable U.S. Subsidiary Guarantors agree), to indemnify and hold harmless each U.S. Facility Lender and (ii) the U.S. Borrowers (jointly and severally) or the Canadian Borrowers (jointly and severally), as applicable, agree (and the applicable Subsidiary Guarantors agree) to indemnify and hold harmless each Canadian Facility Lender, and, in each case, reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b)           Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to Holdings and the Administrative Agent on or prior to the Closing Date (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY, Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made by the U.S. Borrowers under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8IMY, Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit L (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made by the U.S. Borrowers under this Agreement and under any Note.  In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to Holdings and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8IMY, Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments by the U.S. Borrowers under this Agreement and any Note, or such Lender shall immediately notify Holdings and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b).  Notwithstanding anything to the contrary contained in Section 5.04(a)(ii), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) each U.S. Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to Holdings U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) each U.S. Borrower shall not be obligated pursuant to Section 5.04(a) to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to Holdings the Internal Revenue Service Forms required to be provided to Holdings pursuant to this Section 5.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes.  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 5.04 and except as set forth in Section 13.04(b) and subject to Section 14.07, (i) the U.S. Borrowers (jointly and severally) agree (and the applicable U.S. Subsidiary Guarantors agree), to indemnify and hold harmless each U.S. Facility Lender and (ii) the U.S. Borrowers (jointly and severally) or the Canadian Borrowers (jointly and severally), as applicable, agree (and the applicable Subsidiary Guarantors agree) to pay any additional amounts and to indemnify such Lender in the manner set forth in Section 5.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes.

(c)           Each Canadian Facility Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Canadian Facility Lender) to file any certificate or document or to furnish to the relevant Canadian Borrower any information, in each case, as reasonably requested by such Canadian Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 5.04(c) shall require a Canadian Facility Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

(d)           If any Borrower or Loan Party pays any amount under this Section 5.04 to a Lender or any other Person and such Lender determines in its sole discretion that it (or any of its Affiliates) has actually received or realized in connection therewith any refund or any reduction of its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to such Borrower an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Lender (or its Affiliates) as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction of any Tax Benefit with respect to which such Lender has made a payment to the Borrower pursuant to this Section 5.04(d) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 5.04 without any exclusions or defenses; (iii) nothing in this Section 5.04(d) shall require the Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns); and (iv) no Lender shall be required to pay any amounts pursuant to this Section 5.04(d) at any time which a Default or Event of Default exists.

(e)           Each Agent and each Lender that is a U.S. person within the meaning of Section 7701(a)(30) of the Code (other than any such person that is treated as a corporation for United States federal income tax purposes) shall deliver to Holdings and the Administrative Agent on or before the date such Person becomes a party to this Agreement a duly completed

United States Internal Revenue Service form W-9 (or successor form) establishing that such Person is not subject to U.S. federal backup withholding.

SECTION 6.  Conditions Precedent to the Closing Date and to the Funding Date.

6.01.     Conditions Precedent to the Closing Date.  This Agreement and the rights and obligations of the parties hereunder will become effective on the date on which each of the following conditions has been satisfied (or waived in accordance with Section 13.12):

(a)           The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission) that such party has signed a counterpart of this Agreement as provided in Section 13.10.

(b)           The Administrative Agent shall have received a favorable written opinion of each of Winston & Strawn LLP, U.S. counsel for the Loan Parties, substantially to the effect set forth in Exhibit P-1, Craig A. Hunt, Senior Vice President, Secretary and General Counsel for SSCC and SSCE, substantially to the effect set forth in Exhibit P-2, Osler, Hoskin & Harcourt LLP, Canadian counsel for the Loan Parties, substantially to the effect set forth in Exhibit P-3, and Stewart McKelvey, Nova Scotia counsel for the Loan Parties, substantially to the effect set forth in Exhibit P-4, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Security Agent and the Lenders, and (C) covering such customary legal matters relating to this Agreement as the Administrative Agent shall reasonably request and with such changes as are reasonably acceptable to the Administrative Agent.  SSCC, SSCE and the other Borrowers hereby instruct their counsel to deliver such opinions.

(c)           All legal matters incident to this Agreement, the Borrowings and other extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Administrative Agent and the Lenders.

(d)           The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation (or equivalent organizational documents), including all amendments thereto, of each of SSCC, SSCE and the other Borrowers, certified as of a recent date by the Secretary of State or other relevant Governmental Authority of the jurisdiction of its organization, and a certificate as to the good standing (or the equivalent thereof) of each of SSCC, SSCE and the other Borrowers as of a recent date from such Secretary of State or other Governmental Authority; (ii) a certificate of the Secretary or Assistant Secretary of each of SSCC, SSCE and the other Borrowers dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or equivalent organizational documents) of SSCC, SSCE or each other Borrower, as applicable, as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of SSCC, SSCE or each other Borrower, as applicable, authorizing the Transactions, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or equivalent organizational documents) of SSCC, SSCE or each other Borrower, as applicable, have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing this Agreement on behalf of SSCC, SSCE or each other Borrower, as applicable (and each of the foregoing in sub-clauses (i) and (ii) shall be in form and substance reasonably acceptable to the Administrative Agent); (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; (iv) a certificate of the Secretary or Assistant Secretary of Holdings dated the Closing Date and certifying that attached thereto is a true and complete copy of the Term Loan Credit Agreement (including all exhibits, annexes and schedules thereto) which shall contain terms that conform to the Plan of Reorganization and are otherwise in form and substance reasonably satisfactory to the Administrative Agent; and (v) such other documents as the Administrative Agent may reasonably request.

(e)           The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of and on behalf of Holdings, confirming compliance as of the Closing Date with the condition precedent set forth in Section 7.01(ii) with the same effect as if each reference to the date of a Credit Event therein were a reference to the Closing Date.

(f)            The Administrative Agent shall have received (i) management’s financial projections for SSCC and the Subsidiaries through 2014, including but not limited to monthly projections for 2010 (including projected monthly borrowing base levels for such year), reflecting the Transactions and the Plan of Reorganization as disclosed in the Disclosure Statement as of the Closing Date and including the material assumptions on which such projections were based, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (ii) an unaudited pro forma consolidated balance sheet of SSCC and its Subsidiaries as of the last day of the most recent fiscal quarter for which financial statements are publicly available, adjusted to give pro forma effect to implementation of the Plan of Reorganization and the Transactions as if such transactions had occurred on such date, which, in each case, shall be prepared in good faith and based upon reasonable assumptions.

(g)           The U.S. Bankruptcy Court shall have entered an order in form and substance reasonably acceptable to DBNY and JPMCB approving Holdings and the other Borrowers’ execution, delivery and performance of this Agreement, including the payment of fees, expenses, indemnities and other amounts contemplated hereby, and approving as an administrative expense claim against Holdings and the other Borrowers the indemnification, cost reimbursement obligations and fee obligations accruing or payable in respect of periods or events occurring on or prior to the Funding Date.

(h)           The Plan of Reorganization as reflected in the Disclosure Statement shall be in form and substance reasonably acceptable to the Lead Arrangers.

(i)            On or prior to the Closing Date, Holdings shall have provided to the Administrative Agent and the Co-Collateral Agents (i) an appraisal of the Inventory of each Borrower and their respective Subsidiaries from Great American Advisory & Valuation Services, LLC and (ii) a collateral examination of the Accounts and Inventory and related assets and liabilities of each Borrower and their respective Subsidiaries from JPMCB and, in each case, the results of such appraisal and collateral examination shall be in form and substance reasonably satisfactory to the Co-Collateral Agents.

(j)            On the Closing Date, the Administrative Agent and the Co-Collateral Agents shall have received the initial Borrowing Base Certificate.

(k)           The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, payment or reimbursement of all Fees and expenses (including the reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by Holdings or any Borrower hereunder or under any other Loan Document or in respect of the execution and delivery of this Agreement.

6.02.     Conditions Precedent to the Funding Date.  The obligations of the Lenders hereunder to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Funding Date are subject to the satisfaction (or waiver in accordance with Section 13.12) of the following conditions:

(a)           The Administrative Agent shall have received a favorable written opinion of each of (i) Winston & Strawn LLP, U.S. counsel for the Loan Parties, Craig A. Hunt, Senior Vice President, Secretary and General Counsel for SSCC and SSCE, Osler, Hoskin & Harcourt LLP, Canadian counsel for the Loan Parties and Stewart McKelvey, Nova Scotia counsel for the Loan Parties, and (ii) such local counsel reasonably acceptable to the Administrative Agent, in each case (A) dated the Funding Date, (B) addressed to the Administrative Agent, the Security Agent and the Lenders, and (C) covering such customary legal matters relating to the Loan Documents as the Administrative Agent shall reasonably request and in form and substance reasonably satisfactory to the Administrative Agent.  SSCC, SSCE and the other Loan Parties hereby instruct their counsel to deliver such opinions.

(b)           The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation (or equivalent organizational documents), including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or other relevant Governmental Authority of the jurisdiction of its organization, and a certificate as to the good standing (or the equivalent thereof) of each Loan Party as of a recent date from such Secretary of State or other Governmental Authority; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Funding Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or equivalent organizational documents) of such Loan Party as in effect on the Funding Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the Transactions, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or equivalent organizational documents) of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party (and each of the foregoing in sub-clauses (i) and (ii) shall be in form and substance reasonably acceptable to the Administrative Agent); (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or

Assistant Secretary executing the certificate pursuant to clause (ii) above; (iv) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Funding Date and certifying that attached thereto is a true and complete copy of the material Term Loan Facility Documents (other than the Term Loan Credit Agreement) and any amendments to the Term Loan Credit Agreement (including all exhibits, annexes and schedules thereto) from and after the Closing Date, in each case, which shall contain terms that conform to the Plan of Reorganization and are otherwise in form and substance reasonably satisfactory to the Administrative Agent; and (v) such other documents as the Administrative Agent may reasonably request.

(c)           The Administrative Agent shall have received a certificate, dated the Funding Date and signed by a Financial Officer of and on behalf of Holdings, confirming compliance with the conditions precedent set forth in Section 7.01.

(d)           The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Funding Date, including, to the extent invoiced, payment or reimbursement of all Fees and expenses (including the reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document or in respect of the execution and delivery of this Agreement.

(e)           The Administrative Agent shall have received a notice of such Credit Event as required by Section 7.02.

(f)            The Collateral and Guarantee Requirement shall have been satisfied, including with respect to each Borrower and each Domestic Subsidiary and Canadian Subsidiary of Holdings that is a Material Subsidiary based on the most recently available consolidated financial statements of SSCC or that is or will be a guarantor under the Term Loan Facility, and the requirements of the covenant set forth in Section 10.15 shall have been satisfied.  The Administrative Agent shall have received a completed Perfection Certificate, dated the Funding Date and duly executed by a Authorized Officer of Holdings, together with all attachments contemplated thereby, including results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and with copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar document) are permitted under Section 10.02 or have been, or substantially contemporaneously with the Funding Date will be, released.

(g)           None of the Mortgaged Properties shall be subject to any Lien other than those expressly permitted under Section 10.02 and other encumbrances permitted by the relevant Mortgage.

(h)           The Administrative Agent shall have received copies of, or an insurance broker’s or agent’s certificate as to coverage under, the insurance policies required by Section 9.02 and the applicable provisions of the Security Documents, each of which policies shall be endorsed or otherwise amended to include a loss payable endorsement with respect to the Collateral and to name the Security Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(i)            The Administrative Agent shall have received (i) an unaudited pro forma consolidated balance sheet of Holdings and its Subsidiaries as of the last day of the most recent fiscal quarter for which financial statements are publicly available, adjusted to give pro forma effect to the implementation of the Plan of Reorganization, the consummation of the Transactions and the funding of Term Loans under the Term Loan Facility and any incurrence of Loans or issuance of Letters of Credit hereunder on the Funding Date as if such transaction had occurred on such date, which, in each case, shall be prepared in good faith and based upon reasonable assumptions and (ii) a certificate, dated the Funding Date and signed by a Financial Officer of Holdings, certifying that as of the Funding Date, Holdings and its Subsidiaries have not incurred any material liabilities not reflected in such pro forma consolidated balance sheet, other than liabilities incurred in the ordinary course of business.

(j)            The U.S. Bankruptcy Court shall have entered an order confirming the Plan of Reorganization, which order (the “Confirmation Order”) (i) shall be in form and substance reasonably satisfactory to DBNY and JPMCB, (ii) shall authorize this Agreement and the Transactions and the Term Loan Facility and (iii) shall be in full force and effect and shall not have been reversed or modified and shall not be stayed.  The assets of SSC Canada and Smurfit-MBI (as defined in the Plan of Reorganization) shall be transferred to the newco(s) that will be Canadian Borrowers on the Funding Date, which transfer shall be approved by the Canadian Bankruptcy Court pursuant to a vesting order, sanction or other order issued by the Canadian Bankruptcy Court, in each case, in form and substance reasonably satisfactory to DBNY and JPMCB.  The effective date of the Plan of Reorganization shall have occurred (and all conditions precedent thereto as set forth therein shall have been satisfied (or shall be concurrently satisfied) or waived pursuant to the terms of the Plan of Reorganization) and the Funding Date Merger shall have been consummated.  Since the Closing Date, there shall have been no amendment or modification of the terms and conditions of the Plan of Reorganization as reflected in the Disclosure Statement on the Closing Date (including without limitation the incurrence or continuation of Indebtedness or Liens not specifically contemplated by the Disclosure Statement on the Closing Date to exist after the effective date of the Plan of Reorganization) that could reasonably be expected to adversely affect the interests of the Lenders in any significant respect that has not been approved by the Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement, if the reference to “a majority” contained therein were changed to “66-2/3%”.

(k)           The Administrative Agent shall be reasonably satisfied that, and shall have received a certificate from a Financial Officer of Holdings dated the Funding Date and confirming that, following consummation of the transactions expected to occur substantially simultaneously with the funding of the Term Loans under the Term Loan Facility and any incurrence of Loans or issuance of Letters of Credit hereunder on the Funding Date, no event, circumstance or condition will exist that would constitute a Default or Event of Default hereunder had the affirmative and negative covenants contained in Sections 9 and 10 and the Events of Default been applicable at all times after the Closing Date, other than any such event, condition or circumstance directly attributable to the Plan of Reorganization as reflected in the Disclosure Statement on the Closing Date or to changes therein not requiring approval of the applicable Lenders pursuant to Section 6.02(j) above (it being understood that any such non-compliance with covenants or Event of Default prior to the Funding Date that has been cured or otherwise is not continuing as of the Funding Date (and any noncompliance with the notification requirements of Section 9.05 relating to any such noncompliance attributable to the Plan of Reorganization or otherwise cured or not continuing) will not be deemed to result in a failure of this condition).

(l)            After giving pro forma effect to the implementation of the Plan of Reorganization and the transactions contemplated thereunder, the funding of the Term Loans under the Term Loan Facility and any incurrence of Loans or issuance of Letters of Credit hereunder on the Funding Date, Holdings’ Consolidated Leverage Ratio for the most recent twelve-month period for which financial statements are available, but in any event, the most recent twelve-month period ending at least 30 days prior to the Funding Date shall not exceed (i) 3.50 to 1.00 if the Funding Date occurs on or prior to April 30, 2010 or (ii) 3.85 to 1.00 if the Funding Date occurs after April 30, 2010.  The Administrative Agent shall have received a certificate, dated the Funding Date and signed by a Financial Officer of Holdings, certifying as to compliance with the foregoing condition.

(m)          The Administrative Agent shall have received reasonably satisfactory evidence that the conditions to the effectiveness of the Term Loan Facility Documents shall have been (or will be), substantially simultaneously with the Funding Date, satisfied or waived in accordance with their terms and, on the Funding Date, Holdings shall have received cash proceeds of $1,200,000,000 (calculated before underwriting and original issue discounts, commissions, fees and expenses) from the incurrence of Term Loans under the Term Loan Facility.

(n)           Prior to the fifth day preceding the Funding Date (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion), the Administrative Agent and the Co-Collateral Agents shall have received a Borrowing Base Certificate as at a date not earlier than the date occurring on the 30th day preceding the Funding Date (the “Funding Date Borrowing Base Certificate”).

(o)           On the Funding Date and after giving effect to the incurrence of Loans, the issuance of Letters of Credit and occurrence of all payments and transfers to be effected on or as of the Funding Date, including all such payments and transfers contemplated by the Plan of Reorganization, the sum of (i) Excess Availability and (ii) Holdings’ unrestricted cash and unrestricted cash equivalents shall be greater than (x) $500,000,000 if the Funding Date occurs on or prior to April 30, 2010 or (y) $450,000,000 if the Funding Date occurs after April 30, 2010.

(p)           The Closing Date shall have occurred.

(q)           On or prior to the Funding Date, there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Revolving Notes executed by the appropriate Borrowers and if requested by the Swingline Lender, the appropriate Swingline Note executed by the appropriate Borrowers, in each case, in the applicable amount, maturity and as otherwise provided herein.

(r)            Prior to the fifth Business Day preceding the Funding Date, the Agents shall have received from the Loan Parties, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(s)           The Administrative Agent shall have received a solvency certificate from a Financial Officer of Holdings in the form of Exhibit F hereto dated the Funding Date.

SECTION 7.  Conditions Precedent to All Credit Events.  The obligation of each Lender to make Loans (including Loans made on the Funding Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Funding Date), is subject, at the time of the Funding Date and at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

7.01.     No Default; Representations and Warranties.  At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

7.02.     Notice of Borrowing; Letter of Credit Request.  (a)  Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).  Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 2.03(b)(i).

(b)           Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

7.03.     Borrowing Base and Commitment Limitations.  Notwithstanding anything to the contrary set forth herein (but subject to Section 2.01(e)), it shall be a condition precedent to each Credit Event that after giving effect thereto (and the use of the proceeds thereof):

(i)            the Aggregate U.S. Borrower Exposure would not exceed the U.S. Borrowing Base at such time;

(ii)           the Aggregate Canadian Borrower Exposure would not exceed the Canadian Borrowing Base at such time;

(iii)          the Aggregate U.S. Facility Exposure at such time would not exceed the Total U.S. Facility Commitment at such time;

(iv)          the Aggregate Canadian Facility Exposure at such time would not exceed the Total Canadian Facility Commitment at such time;

(v)           the aggregate U.S. Facility Letter of Credit Outstandings would not exceed the Maximum U.S. Facility Letter of Credit Amount; and

(vi)          the aggregate Canadian Facility Letter of Credit Outstandings would not exceed the Maximum Canadian Facility Letter of Credit Amount.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by Holdings and the other Borrowers to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to Credit Events on the Funding Date) and in this Section 7 (with respect to Credit Events on or after the Funding Date) and applicable to such Credit Event are satisfied as of that time.

SECTION 8.  Representations and Warranties.  In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each of Holdings and the other Borrowers makes the following representations and warranties, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of the Closing Date, the Funding Date and each Credit Event on or after the Funding Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Closing Date, the Funding Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

8.01.     Organization; Powers.  Each of the Loan Parties (a) is duly organized, validly existing and in good standing (or its equivalent, to the extent that such concept is applicable in the respective jurisdiction) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in every jurisdiction where such qualification is required by the nature of its business, the character and location of its property, business or customers, or the ownership or leasing of its properties, except for such jurisdictions in which the failure so to qualify, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow hereunder.

8.02.     Authorization; Absence of Conflicts.  The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, the Borrowings hereunder, the use of the proceeds of the Loans, the creation of the security interests contemplated by the Security Documents and the other transactions contemplated by the Loan Documents (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate or other organizational and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, other than any law, statute, rule or regulation the violation of which could not reasonably be expected to result in a Material Adverse Effect, or of the certificate of incorporation or other constitutive documents or by-laws (or equivalent organizational documents) of any Loan Party or any of its Subsidiaries, (B) any order of any

Governmental Authority or (C) any provision of any indenture or other material agreement or other material instrument to which any Loan Party or any of its Subsidiaries is a party or by which any of them or any of their property is or may be bound, (ii) constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or give rise to any rights thereunder to require any payment, repurchase or redemption to be made by any Loan Party, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, or (iii) result in the creation or imposition of any Lien (other than any Lien created hereunder or under the Security Documents) upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party or any of its Subsidiaries.

8.03.     Enforceability.  This Agreement has been duly executed and delivered by SSCC, SSCE and each other Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of SSCC, SSCE, each other Borrower and the other Loan Parties, as applicable, enforceable against each of them in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether enforcement is sought by proceeding in equity or at law)).

8.04.     Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with (i) the Transactions or (ii) the execution, delivery and performance of any Loan Document, except for (a) the filing of UCC and PPSA financing statements and similar security or collateral filings and registrations under applicable laws in other jurisdictions, (b) recordation of the Mortgages, (c) filings with the United States Patent and Trademark Office and the United States Copyright Office, (d) the entry by the Bankruptcy Court of the Confirmation Order referred to in Section 6.02 and (e) such actions, consents, approvals, registrations and filings as have been made or obtained and are in full force and effect.

8.05.     Financial Statements.  (a)  Each of SSCC and SSCE has delivered to the Lenders its audited financial statements for the fiscal year ended December 31, 2009, together with its annual report on Form 10-K, if any, filed with the Securities and Exchange Commission with respect to such fiscal year.  All financial statements set forth or referred to in the materials specified in the preceding sentence were prepared in conformity with GAAP, except, in the case of unaudited financial statements, for the absence of footnote disclosure and for year-end audit adjustments.  All such financial statements fairly present in all material respects the consolidated financial position of such Persons and their respective subsidiaries as at the date thereof and the consolidated results of operations and cash flows of such Persons and their respective subsidiaries for each of the periods covered thereby.  Except as disclosed in such financial statements, neither SSCC nor any of its Subsidiaries had at the date of such financial statements any material contingent obligation, material contingent liability or material liability for taxes, long-term lease or unusual forward or long-term commitment or obligations to retired employees for medical or other employee benefits that is not reflected in the foregoing financial statements or the notes thereto.

(b)           As of the Closing Date, the Projections delivered to the Administrative Agent and the Lenders prior to the Closing Date have been prepared in good faith and are based on reasonable assumptions.

8.06.     No Material Adverse Effect.  Since December 31, 2009, other than the commencement of the Bankruptcy Proceedings and those events and conditions in connection with such Bankruptcy Proceedings which customarily occur as a result of events following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the CCAA, there has been no event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

8.07.     Title to Properties; Possession Under Leases.  (a)  Except as set forth on Schedule 8.07, each of Holdings and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted.  All such title to, or leasehold interest in, material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 10.02 and Liens with respect to which the Administrative Agent will receive on or prior to the Funding Date duly executed releases and termination statements in connection therewith.

(b)           Each of Holdings and the Subsidiaries has complied with all obligations under all leases to which it is a party and enjoys peaceful and undisturbed possession under all such leases, except where the failure thereof could not reasonably be expected to have a Material Adverse Effect.

8.08.     Subsidiaries.  Schedule 8.08 sets forth as of the Closing Date a list of all the Subsidiaries of SSCC, their jurisdiction of organization and the percentage ownership interest in each Subsidiary held by SSCC or any other Subsidiary of SSCC and also identifies which Subsidiaries (i) will be U.S. Borrowers or Canadian Borrowers on the Funding Date or (ii) are Material Subsidiaries of Holdings as of the Closing Date.

8.09.     Litigation; Compliance with Laws.  (a)  Except as set forth in Schedule 8.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of SSCC or any Borrower, threatened against or affecting SSCC, any Borrower or any of their respective Subsidiaries or any business or property of any such Person that (i) purports to affect the legality, validity or enforceability of any Loan Document or the Transactions or (ii) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)           None of SSCC, any Borrower and any of their respective Subsidiaries nor any of their respective properties or assets is (i) in violation of, nor will the continued operation of their properties and assets as currently conducted violate, any law, rule, regulation, statute (including any zoning, building, Environmental Laws, ordinance, code or approval or any building permits) in respect of the conduct of its business, the relationship with its employees and the ownership of its property or any restrictions of record or agreements affecting the Mortgaged Properties, where such violations could reasonably be expected to have a Material Adverse Effect or (ii) in default with respect to any judgment, writ, injunction, decree or order of, any Governmental Authority, where such defaults, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

8.10.     Federal Reserve Regulations.  (a)  None of SSCC, any Borrower and their respective Subsidiaries is engaged or will engage, principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)           No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

(c)           All proceeds of the Loans will be used by the Borrowers for working capital, capital expenditures, Permitted Acquisitions and general corporate purposes of Holdings and its Subsidiaries.  All Letters of Credit will be used for the purposes described in Section 3.01(a).

8.11.     Investment Company Act.  None of SSCC, any Borrower or their respective Subsidiaries is an “investment company” as defined in, or is subject to regulation under, the Investment Company Act of 1940.

8.12.     Tax Returns.  Each of SSCC, any Borrower and their respective Subsidiaries has filed or caused to be filed all Federal, foreign, state, provincial, regional and local income and other material tax returns (the “Returns”) required to have been filed by it or with respect to it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it or with respect to it, except taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with GAAP or Canadian GAAP, as applicable.  The Returns accurately reflect in all respects all liability for taxes of Holdings and its Subsidiaries, as applicable, for the periods covered thereby, except where the failure to reflect could not reasonably be expected to have a Material Adverse Effect.

8.13.     No Material Misstatements.  The information provided by or on behalf of SSCC, SSCE and each other Borrower and contained in the Confidential Information Memorandum (including all attachments and exhibits thereto), as supplemented, and other information furnished in writing by or on behalf of SSCC or any Borrower to any Lead Arranger, any Agent or any Lender in connection with the transactions contemplated herein, this Agreement and the other Loan Documents, when taken as a whole, as of the date such information was so furnished, does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, when taken as a whole, not materially misleading, provided that to the extent any such information therein was based upon or constitutes a forecast or projection or pro forma financial information, each of SSCC and each Borrower represents only that it acted in good faith and utilized reasonable assumptions, due and careful consideration and the information actually known to Responsible Officers of such Person at the time in the preparation of such information.

8.14.     Employee Benefit Plans.  (a)  Each Plan is in compliance in all material respects in form and operation with its terms and with the applicable provisions of ERISA and the Code and all other applicable laws and regulations.  No ERISA Event has occurred or could reasonably be expected to occur that, when taken together with all the other ERISA Events that have occurred or could reasonably be expected to occur, could reasonably be expected to have a Material Adverse Effect.  For purposes of determining whether an ERISA Event, by itself or together with other ERISA Events, could reasonably be expected to have a Material Adverse Effect, the amounts to be considered relating to a Plan’s or Multiemployer Plan’s funded status or with respect to withdrawal liability are changes in or resulting from the following:

(i)            a Plan’s or Multiemployer Plan’s funded status since the most recent valuation or other statement of financial condition prior to the Closing Date; or

(ii)           withdrawal liability with respect to a Multiemployer Plan that exceeds the most recent estimate of withdrawal liability for such Multiemployer Plan received before the Closing Date; provided, however, that Holdings and the Loan Parties will, and will cause each of their respective ERISA Affiliates to, make a request from the administrator or sponsor of such Multiemployer Plan for the notices described in Section 101(l)(1) of ERISA at least annually not later than the anniversary date of the date hereon.

(b)           The Canadian Pension Plans are duly registered under the ITA and any other applicable laws which require registration, have been administered in all material respects in accordance with the ITA and such other applicable laws, and no event has occurred which could reasonably be expected to cause the loss of such registered status.  Except as set forth on Schedule 8.14(b), all material obligations of SSC Canada and the other Canadian Subsidiaries of Holdings required to be performed by SSC Canada or the other Canadian Subsidiaries of Holdings in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis.  As of the Closing Date, there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans.  Except as set forth on Schedule 8.14(b), no promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made, except as provided for in a collective bargaining agreement or where such improvement could not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 8.14(b), all contributions or premiums required to be made or paid by SSC Canada and each Canadian Subsidiary of Holdings to the Canadian Pension Plans or the Canadian Benefit Plans have been made on a timely basis in accordance with the terms of such plans and all applicable laws.  There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans.  Except as set forth on Schedule 8.14(b), as of the date of the most recent actuarial valuations with Governmental Authorities, none of the Canadian Pension Plans or the Canadian Benefit Plans has any unfunded actuarial liabilities or solvency deficiencies (within the meaning of the Quebec Supplemental Pension Plans Act and other applicable laws) in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect.

8.15.    Environmental and Safety Matters.

(a)           Except as set forth on Schedule 8.15:

(i)            Each of SSCC, any Borrower and their respective Subsidiaries has obtained all permits, licenses and other authorizations that are required and material with respect to the operation of the business of SSCC and the Subsidiaries, taken as a whole, under any Environmental Law, and each such permit, license and authorization is in full force and effect, except where the failure thereof could not reasonably be expected to have a Material Adverse Effect.

(ii)           Each of SSCC, any Borrower and their respective Subsidiaries is in compliance with all material terms and conditions of the permits, licenses and authorizations specified in paragraph (i) above, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in or pursuant to any Environmental Law applicable to it and its business, assets, operations and properties, except for any noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(iii)          There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of SSCC or any Borrower, after inquiry, threatened against SSCC, any Borrower or any of their respective Subsidiaries under any Environmental Law that could reasonably be expected to result have a Material Adverse Effect.

(iv)          None of SSCC, any Borrower and their respective Subsidiaries has received notice (A) that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or any comparable state law or Canadian federal or provincial law that any hazardous substances or any pollutant or contaminant, as defined in CERCLA and its implementing regulations, or any toxic substance, hazardous waste, hazardous constituents, hazardous materials, asbestos or asbestos containing material, polychlorinated biphenyls, petroleum, including crude oil and any fractions thereof, or other wastes, chemicals, substances or materials regulated by any Environmental Laws (collectively, “Hazardous Materials”) that it or any of their respective predecessors in interest has used, generated, stored, tested, handled, transported or disposed of, has been found at any site at which any Governmental Authority or private party is conducting a remedial investigation or other action pursuant to any Environmental Law or (B) otherwise alleging that it has any liability, obligation or cost pursuant to any Environmental Law, except in the cases of (A) and (B) for any such notices that could not reasonably be expected to have a Material Adverse Effect.

(v)           There have been no Releases of Hazardous Materials at, in, on, under or from any location, and neither SSCC, any Borrower nor any of their respective Subsidiaries has otherwise become subject to any liability or obligation, whether contingent or otherwise, relating to any Environmental Law, that could reasonably be expected to have a Material Adverse Effect.

(vi)          To the best knowledge of SSCC and any Borrower, there is no asbestos in, on, or at any Real Properties or any facility or equipment of SSCC, any Borrower or any of their respective Subsidiaries, except to the extent that the presence of, or exposure to, such material could not reasonably be expected to have a Material Adverse Effect.

(vii)         As of the Closing Date, to the knowledge of SSCC and any Borrower, none of the Real Properties are (i) listed or proposed for listing on the National Priorities List under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA.

(viii)        To the knowledge of SSCC and any Borrower, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans that could reasonably be anticipated to interfere with or prevent compliance with any Environmental Law, or which may give rise to liability under any Environmental Law, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing or notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, shipping or handling, the emission, discharge, release or threatened release into the environment of, or exposure to, any Hazardous Material that could reasonably be expected to have a Material Adverse Effect.

(b)           Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 8.15 that, individually or in the aggregate, could reasonably be expected to have, a Material Adverse Effect.

8.16.     Solvency.  Immediately after giving effect to the Transactions to occur on the Funding Date, (a) the present fair saleable value of the assets of Holdings and its Subsidiaries, on a consolidated basis, will exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis, as they become absolute and mature, (b) Holdings and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital to carry out their businesses as conducted or as proposed to be conducted, and (c) neither SSCC nor any Borrower intends to, nor does it intend to permit any of its Subsidiaries to, and does not believe that it or any such Subsidiary will, incur debts beyond its ability to pay such debts as they become absolute and mature (taking into account the timing and amounts of cash to be received by each of them or any such subsidiary and the amounts to be payable on or in respect of its obligations).

8.17.     Security Documents.  (a)  The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Security Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined therein) (other than vessels) and proceeds thereof and (i) when the Pledged Collateral (as defined therein) is delivered to the Security Agent or the Prior Agent, together with instruments of transfer duly endorsed in blank, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens and other than as provided in the Intercreditor

Agreement with respect to Term Priority Collateral, and (ii) when financing statements in appropriate form have been duly filed in the offices specified on Schedule 8.17(a), the Lien created under the Guarantee and Collateral Agreement (other than with respect to the aforesaid Pledged Collateral) will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Loan Parties in such Collateral, and the proceeds thereof, to the extent perfection can be obtained by filing UCC financing statements, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens and other than as provided in the Intercreditor Agreement with respect to the Term Priority Collateral.

(b)           When the IP Security Agreements are duly filed with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and when financing statements in appropriate form have been duly filed in the offices specified on Schedule 8.17(a), the security interest created thereunder shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Loan Parties in the registered intellectual property described therein and owned by the applicable U.S. Loan Parties and in which a security interest may be perfected by filing a security agreement in the United States, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens and other than as provided in the Intercreditor Agreement (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications, designs, patents, patent applications and copyrights acquired by a Loan Party after the Funding Date).

(c)           When executed and delivered, each Canadian Security Document will be effective to create in favor of the Security Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest (or, in the case of Quebec, hypothec) in all right, title and interest of the Canadian Loan Parties in the Collateral described in each such Canadian Security Document and (i) when the Pledged Collateral (as defined therein) is delivered to the Security Agent, together with instruments of transfer duly endorsed in blank, the Canadian Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Canadian Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person (other than Canadian Priority Payables), and (ii) and when financing statements (or, in the case of Quebec, registration statements) in appropriate form are filed in the offices specified in Schedule 8.17(a), each such Canadian Security Document will constitute a fully perfected (or, in the case of Quebec, opposable) security interest (or, in the case of Quebec, hypothec) in all right, title and interest in all of the Collateral described in such Security Document (other than, with respect to the Canadian Guarantee and Collateral Agreement, the Pledged Collateral (as defined therein)) to the extent perfection (or, in the case of Quebec, opposability) can be obtained by filing PPSA financing statements (or, in the case of Quebec, registration statements), prior and superior to the rights of any other Person, except for rights and obligations secured by Permitted Liens (it being understood that no representation is made under this clause (c) as to (A) any such Collateral that is subject to a Canadian Security Document governed by the laws of a jurisdiction other than Canada or (B) the creation, validity, perfection (or opposability) or priority (or ranking) of any Lien to the extent that such matters are determined under the law of a jurisdiction outside Canada).

(d)           The Mortgages, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the beneficiaries named therein, a legal, valid and enforceable Lien on all of the U.S. Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are duly filed or registered in the appropriate recording offices where such Mortgaged Properties are located or as otherwise reasonably requested by the Administrative Agent, the Mortgages will constitute a fully perfected or published Lien on, and security interest or hypothec in, all right, title and interest of the U.S. Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens or other encumbrances permitted by the relevant Mortgage.

(e)           Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a valid and enforceable security interest in all rights, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior in right to any other Person, other than with respect to Permitted Liens and other than as provided in the Intercreditor Agreement with respect to the Term Priority Collateral.

8.18.     Labor Matters.  As of the Closing Date, there are no strikes or other labor disputes against SSCC, any Borrower or any of their respective Subsidiaries pending or, to the knowledge of SSCC or any Borrower, threatened, except as set forth on Schedule 8.18.  The hours worked by and payment made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, where such violations could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  The consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which SSCC, any Borrower or any of their respective Subsidiaries is a party or by which SSCC, any Borrower or any of their respective Subsidiaries is bound on the Closing Date.

8.19.     Location of Real Property.  Schedule 8.19 sets forth as of the Closing Date all material real property owned by SSCC, any Borrower or any of their respective Subsidiaries in the United States.  All the real property set forth on Schedule 8.19 is, as of the Closing Date, owned in fee by SSCC, any Borrower or their respective Subsidiaries.

8.20.     Patents, Trademarks, etc.  Each of SSCC, any Borrower or their respective Subsidiaries owns, or is licensed or otherwise authorized to use, all patents, designs, trademarks, trade names, copyrights, technology, know-how and processes, service marks and rights with respect to the foregoing that are used in or necessary for the conduct of its business as currently conducted, except where the lack thereof could not reasonably be expected to have a Material Adverse Effect.  The use of such patents, designs, trademarks, trade names, copyrights, technology, know-how, processes and rights with respect to the foregoing by SSCC, any Borrower or their respective Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of

SSCC, any Borrower or their respective Subsidiaries that is material to SSCC, any Borrower or their respective Subsidiaries, taken as a whole.

8.21.     Borrowing Base Calculation.  The calculation of the Total Borrowing Base and each Borrowing Base (in each case, including the valuations thereunder) pursuant to the most recent Borrowing Base Certificate delivered pursuant to Sections 6.01(j) or 9.04(i) is complete and accurate (excluding any errors that are immaterial in nature).

8.22.     Accounts.  The Administrative Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by the Loan Parties with respect thereto.  Holdings and each other Borrower hereby warrant, on their own behalf and on behalf of the other Loan Parties, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that such Account is an Eligible Account.

8.23.     Inventory.  The Administrative Agent may rely, in determining which Inventory is Eligible Inventory, on all statements and representations made by the Loan Parties with respect thereto.  Holdings and each other Borrower hereby warrant, on their own behalf and on behalf of the other Loan Parties, with respect to any Inventory at the time it is shown as being Eligible Inventory in a Borrowing Base Certificate, that such Inventory is Eligible Inventory.

8.24.     Anti-Terrorism Law.  (a)  Neither Holdings nor any of its Subsidiaries is in violation (other than immaterial, unknowing or unintentional violations) of any legal requirement relating to any laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”), the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).  Neither Holdings nor any of its Subsidiaries and, to the knowledge of Holdings and each Borrower, no agent of Holdings or any of its Subsidiaries acting on behalf of Holdings or any of its Subsidiaries, as the case may be, is any of the following:

(i)            a Person that is listed in the annex to, or it otherwise subject to the provisions of, the Executive Order;

(ii)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)           a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(b)           Neither Holdings nor any of its Subsidiaries and, to the knowledge of Holdings and each Borrower, no agent of Holdings or any of its Subsidiaries acting on behalf of Holdings or any of its Subsidiaries, as the case may be, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a Person described in Section 8.24(a), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

8.25.     Own Enquiries.  The Loan Parties have relied on their own investigations and enquiries regarding the transactions contemplated by the Loan Documents and have not relied on any information, advice or opinion (including information, advice or opinions regarding interest rates, hedging arrangements or exchange rates) given or offered by or on behalf of the Administrative Agent, any other Agent or any Lender even if in answer to any enquiry by or for it.

SECTION 9.  Affirmative Covenants.  Each of SSCC and each Borrower covenants and agrees with the Administrative Agent, each other Agent and each Lender that, from and after the Funding Date (subject to the condition precedent to the Funding Date set forth in Section 6.02), or in the case of Section 9.04(i) only, from and after the Closing Date, and for so long as this Agreement shall remain in effect, or the Total Commitments or Letters of Credit remain outstanding or the principal of or interest on any Loan, Fees or any other expenses or amounts payable under any Loan Document shall remain unpaid, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of their respective Subsidiaries to:

9.01.     Existence; Businesses and Properties.  (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted under Section 10.05.

(b)           Except where the failure to do so could not be reasonably expected to have a Material Adverse Effect, (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, trademarks, trade names, privileges and franchises necessary or desirable in the normal conduct of its business, and (ii) at all times keep and maintain all property useful and necessary in its business in good working order and condition.

9.02.     Insurance.  Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is usually maintained in the same general area by companies engaged in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it or the use of any products sold by it; and maintain such other insurance as may be required by law.  Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (i) in the case of each liability insurance policy, name the Security Agent, on behalf of the Secured Parties, as an additional insured thereunder, (ii) in the case of each casualty insurance policy relating to Collateral, contain a loss payable clause or endorsement that names the Security Agent, on behalf of the Secured Parties, as the loss payee thereunder and (iii) provide for at least 30 days’ prior written notice to the Security Agent of any cancellation of such policy.  With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable law, including Regulation H.

9.03.     Payment of Taxes.  Pay and discharge promptly prior to becoming delinquent all material taxes, assessments and governmental charges or levies imposed upon it or upon or in respect of its property or assets; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge or levy so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and it shall have set aside on its books, in accordance with GAAP, adequate reserves with respect thereto and such contest operates to suspend enforcement of a Lien and, in the case of a Mortgaged Property or other material property or asset, there is no material risk of forfeiture of such property.

9.04.     Financial Statements, Reports, etc.  Furnish to the Administrative Agent and each Lender:

(a)           within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows, showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such fiscal year, all audited by Ernst & Young LLP or other independent auditors of recognized national standing and accompanied by an opinion of such accountants (which shall not contain any material qualification or exception (other than “going concern” qualifications or exceptions relating to the Bankruptcy Proceedings in such opinion with respect to the fiscal year ended December 31, 2009) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows, showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then-elapsed portion of the fiscal year (it being understood that such information shall be in reasonable detail and certified by a Financial Officer of Holdings as fairly presenting in all material respects the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of notes);

(c)           within 30 days after the commencement of, and within 30 days after the end of each calendar month ending during, a Compliance Period, the monthly unaudited consolidated balance sheet and related consolidated statement of income of Holdings and its

Subsidiaries on a consolidated basis in accordance with GAAP for such period, subject to normal year-end audit adjustments and the absence of notes, together with a summary list of Capital Expenditures and a calculation of Consolidated EBITDA for such calendar month, in each case, certified by a Financial Officer of Holdings as being prepared on a consistent basis with its accounting and bookkeeping practices;

(d)           (i) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a compliance certificate in the form of Exhibit G signed by a Financial Officer of Holdings and on behalf of Holdings (A) certifying that, after reasonable inquiry, to the knowledge of such Financial Officer no Default or Event of Default has occurred or, if a Default or an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) demonstrating compliance with the covenants contained in Sections 10.01, 10.02, 10.03, 10.04, 10.06, 10.09 and 10.16 (setting forth, for the purposes of such certificate, calculations of the Consolidated Fixed Charge Coverage Ratio for such period irrespective of whether a Compliance Period exists at such time) and (C)  certifying that no Material Subsidiary exists (other than the Loan Parties) or if a Material Subsidiary (other than a Loan Party) does exist, a description of such Material Subsidiary, in each case at the end of such fiscal quarter or year, as the case may be;

(ii)           concurrently with any delivery of financial statements under paragraph (c) above, a compliance certificate signed by a Financial Officer of Holdings in the form of Exhibit G certifying on behalf of Holdings in reasonable detail the calculations required to establish whether Holdings and its Subsidiaries were in compliance with the provisions of Section 10.16 (setting forth, for the purposes of such certificate, calculations of the Consolidated Fixed Charge Coverage Ratio for such period), at the end of such fiscal month;

(e)           concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm opining on such statements (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) stating that during the course of their examination of such financial statements, they obtained no knowledge of any Default or Event of Default, except as specified in such certificate;

(f)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than (i) the exhibits to registration statements and (ii) any registration statements on Form S-8 or its equivalent) filed by Holdings or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any of or all the functions of such Commission, or with any national securities exchange, or distributed to any such Person’s shareholders (other than to Holdings or any of its Subsidiaries), as the case may be;

(g)           in the case of Holdings, as soon as available, and in any event no later than 60 days after the end of each fiscal year, a consolidated annual plan, prepared in accordance with Holdings’ normal accounting procedures applied on a consistent basis, for the next fiscal year of Holdings containing quarterly detail, including projected quarterly borrowing base levels for such fiscal year;

(h)           promptly after Holdings’ or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto;

(i)            (i) not later than 5:00 P.M. (New York time) on or before the 20th day of each month from and after the Closing Date (or, from and after the Funding Date, no later than the last Business Day of each week during any period in which a Weekly Borrowing Base Period is in effect) and (ii) within 5 Business Days following the consummation of a Significant Asset Sale or the occurrence of a material casualty event with respect to ABL Priority Collateral, a Borrowing Base Certificate setting forth each Borrowing Base (in each case with supporting calculations in reasonable detail), which shall be prepared (A) as of the last Business Day of February, 2010 in the case of the initial Borrowing Base Certificate on the Closing Date and (B) as of the last Business Day of the preceding month in the case of each subsequent Borrowing Base Certificate (or, if any such Borrowing Base Certificate is delivered weekly, as of the last Business Day of the week preceding such delivery, in which case the calculation thereunder with respect to Inventory shall be based upon good faith estimates by the  Loan Parties) and, in the case of sub-clause (ii) above, after giving effect to such event.  Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Co-Collateral Agents;

(j)            at the time of delivery of any Borrowing Base Certificate, (w) a summary aged trial balance of Accounts by customer, (x) upon the request of the Co-Collateral Agents, a summary of accounts payable (including detail for the top 15 vendors) indicating which accounts payable are more than thirty (30) days past due, (y) a summary inventory listing by category (in form and scope consistent with the form reviewed by the Collateral Agent prior to the Closing Date, or otherwise satisfactory in form and scope to the Co-Collateral Agents), and (z) a reconciliation of Accounts and inventory to the general ledger and to the Borrowing Base Certificate delivered pursuant to clause (i) of this Section 9.04; provided, however, when a Compliance Period is in effect (A) the information required to be delivered pursuant to the preceding clauses (w) and (x) (other than any such delivery in respect of the last week of any month during a Weekly Borrowing Base Period) shall be based upon each such Loan Party’s good faith estimate and (B) in lieu of the information required to be delivered pursuant to preceding clause (x), Holdings shall provide any alternative detail that the Co-Collateral Agents may reasonably request that such Loan Parties can produce with commercially reasonable efforts; provided further that with respect to the Borrowing Base Certificates to be delivered to the Administrative Agent and the Co-Collateral Agents prior to the Funding Date the foregoing information shall not be required;

(k)           promptly following the Administrative Agent’s request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its on-going obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(l)            promptly from time to time, such other information regarding the operations, business affairs, collateral and financial condition of Holdings and its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; and

(m)          information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information (including, in the case of certifications required pursuant to clause (b) above, the certifications accompanying any such quarterly report pursuant to Section 302 of the Sarbanes-Oxley Act of 2002), shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

9.05.     Litigation and Other Notices.  Furnish to the Administrative Agent, each other Agent and each Lender written notice of the following promptly (and in any event within five Business Days) upon a Responsible Officer of Holdings or any of its Subsidiaries obtaining knowledge thereof:

(a)           any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)           the filing or commencement of, or any notice to SSCC, any Borrower or any of their Subsidiaries of the intention of any Person to file or commence, any action, suit or proceeding (whether at law or in equity or by or before any Governmental Authority or any arbitrator) against SSCC, any Borrower or any Affiliate thereof (i) that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c)           any development that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect;

(d)           the occurrence of any ERISA Event that, alone or together with other ERISA Events, could reasonably be expected to result in increased liability of Holdings, any Borrower, any Loan Party, any of their respective Subsidiaries and ERISA Affiliates in an aggregate amount more than $30,000,000 greater than the liability as of the Closing Date estimated in good faith with reference to the following:

(i)            the Plans’ and Multiemployer Plans’ funded status as of the most recent valuation or other statement of financial condition prior to the Closing Date; or

(ii)           withdrawal liability with respect to a Multiemployer Plan as of the most recent estimate of withdrawal liability for such Multiemployer Plan received before the Closing Date;

(e)           any material casualty or other insured damage to any material portion of any Collateral (including Mortgaged Property) or the commencement of any action or proceeding for the taking or expropriation of any Collateral (including Mortgaged Property) or any material part thereof or material interest therein under power of eminent domain or by condemnation or similar proceeding; and

(f)            the commencement of a Dominion Period, a Compliance Period or a Weekly Borrowing Base Period.

9.06.     Maintaining Records; Access to Properties and Inspections.  (a) Maintain all financial records in accordance with GAAP and applicable law and permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the properties and financial records of SSCC, any Borrower and any of their respective Subsidiaries during normal business hours and upon reasonable notice and to make extracts from and copies of such financial records (provided that, unless an Event of Default shall have occurred and is continuing, no more than two such visits and inspections may be made in any one year and provided further that, to the extent practicable, the Administrative Agent will coordinate any such visits and inspections with visits and inspections arranged by the Term Loan Agent for the Term Loan Lenders), verify Eligible Accounts and/or Eligible Inventory and permit any representatives designated by the Administrative Agent or any Lender to discuss at such reasonable times and at such reasonable intervals as may be reasonably requested the affairs, finances and condition of SSCC, any Borrower or any of their respective Subsidiaries or any properties of SSCC, any Borrower and any of their respective Subsidiaries with any officers thereof and (in the presence of SSCC, any Borrower or a Subsidiary of Holdings, unless a Default or Event of Default shall have occurred and be continuing) independent accountants therefor; provided, however, that all such visits, inspections and inquiries shall be coordinated through the Administrative Agent.

(b)           Holdings will, and will cause each of its Subsidiaries to, permit a third-party appraiser and a third-party consultant selected by the Co-Collateral Agents (and, to the extent such third-party appraiser is not Great American Group and/or such third-party consultant is not KPMG LLP, reasonably satisfactory to Holdings) to, upon the request of the Co-Collateral Agents, conduct (at the reasonable cost of the Borrowers), (x) an appraisal of the Inventory of the Loan Parties and (y) a collateral examination of the Inventory and Accounts of the Loan Parties, in each case, in scope reasonably satisfactory to the Co-Collateral Agents; provided, however, so long as no Event of Default exists, the Co-Collateral Agents may only make up to two requests in respect of each of clause (x) and (y) above during each fiscal year (or, during any period (A) commencing on the date on which the Excess Availability is less than the greater of (i) 20.0% of the Total Commitment as then in effect and (ii) $110,000,000 for a period of five consecutive Business Days and (B) ending on the first date thereafter on which the Excess Availability has been equal to or greater than the greater of (i) 20.0% of the Total Commitment as then in effect and (ii) $110,000,000 for 45 consecutive days, up to three requests in respect of each of clause (x) and (y) above during each fiscal year), in each case at the reasonable cost of the Borrowers.

9.07.     Use of Proceeds.  The Borrowers will use the proceeds of the Loans and the issuances of Letters of Credit only as provided in Section 8.10.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

9.08.     Compliance with Law.  Comply with the requirements of all applicable laws (including Environmental Laws), rules, regulations and decrees, directives and orders of any Governmental Authority that are applicable to it or to any of its properties, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.09.     Further Assurances.  (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, registrations, mortgages and deeds of trust), that may be required under applicable law or which the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority or rank of the security interests created or intended to be created by the Security Documents.  Holdings will provide to the Administrative Agent, from time to time upon its reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)           Cause (i) each Domestic Subsidiary and Canadian Subsidiary of Holdings that is or becomes a Material Subsidiary, (ii) each Domestic Subsidiary and Canadian Subsidiary of Holdings that is or becomes a direct parent of any such Material Subsidiary and (iii) each other Domestic Subsidiary of Holdings that guarantees the obligations under the Term Loan Facility, to, as promptly as practicable, and in any event within 30 days after the occurrence of such event or status, notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirements to be satisfied with respect to such Domestic Subsidiary or Canadian Subsidiary of Holdings, as the case may be, and direct parent thereof as, subject to the proviso in this paragraph (b), a U.S. Subsidiary Guarantor or Canadian Subsidiary Guarantor, as the case may be, and with respect to any Equity Interests in or Indebtedness of such Domestic Subsidiary or Canadian Subsidiary of Holdings, as the case may be, owned by any Loan Party; provided that, to the extent requested by the Administrative Agent, such Domestic Subsidiary or Canadian Subsidiary, as the case may be, (x) shall be required to execute and deliver to the Administrative Agent a Joinder Agreement pursuant to which such Domestic Subsidiary shall become a U.S. Borrower or such Canadian Subsidiary shall become a Canadian Borrower, as the case may be, and (y) shall take all action in connection therewith as would otherwise have been required to cause the Collateral and Guarantee Requirements to be satisfied as if such Domestic Subsidiary had been a U.S. Borrower or such Canadian Subsidiary had been a Canadian Borrower, as the case may be, on the Funding Date.

(c)           Subject to the final paragraph set forth in the definition of “Collateral and Guarantee Requirement”, from time to time, each Borrower will, at its cost and expense, promptly secure the applicable Secured Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of the assets and properties of the Loan Parties as either the Administrative Agent or the Required Lenders shall reasonably request (it being understood that, subject to the limitations set forth in this paragraph (c), it is the intent of the parties that the applicable Secured Obligations shall be secured by substantially all of the assets of the U.S. Loan Parties (including real and personal properties acquired after the Funding Date), all of the ABL Priority Collateral of the Canadian Loan Parties and all of the Equity Interests of Canadian Loan Parties directly held by any Canadian Loan Party; provided, however that notwithstanding anything to the contrary set forth in this Agreement or any other

Loan Document, (i) no leasehold mortgages or deeds of trust or fixture filings shall be required with respect to any leasehold interest of any Loan Party and (ii) no security interests shall be required to be pledged or created with respect to (A) properties set forth on Schedule 9.09(c), (B) any After-Acquired Mortgage Property that is subject to an existing mortgage (or any extension or refinancing thereof) or any After-Acquired Mortgage Property with a Fair Market Value of less than $5,000,000, (C) subject to paragraph (e) below, any Real Property located in the State of New York and (D) any assets located outside of the United States and Canada.  Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and each Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including customary legal opinions, title insurance policies or title opinions and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this paragraph (c).

(d)           Notwithstanding anything to the contrary in paragraph (c) above, no security interests shall be required to be created pursuant to paragraph (c) above by any U.S. Loan Party with respect to any After-Acquired Mortgage Property with a fair market value (as determined by the applicable U.S. Loan Party in its reasonable judgment, it being understood that the purchase price shall be indicative thereof) (the “Fair Market Value”) equal to or greater than $5,000,000, unless and until the aggregate Fair Market Value of all items of After-Acquired Mortgage Property with a Fair Market Value equal to or greater than $5,000,000 and excluded pursuant to this paragraph (d) (and not granted as security for the U.S. Secured Obligations pursuant to the next sentence) is at least $50,000,000 in the aggregate for all U.S. Loan Parties.  On each occasion that the Fair Market Value of all items of After-Acquired Mortgage Property described in the immediately preceding sentence shall be at least $50,000,000, Holdings and each other U.S. Borrower shall create, or shall cause to be created, security interests on all such property (and not merely the portion of the property in excess of $50,000,000) to secure the U.S. Secured Obligations (and thereafter, such property shall be disregarded for purposes of the calculation under the immediately preceding sentence) other than such property located in the State of New York.

(e)           Upon the written request of the Administrative Agent, Holdings shall cause a Mortgage to be granted in favor of the Security Agent for the benefit of the Secured Parties, by the holder of any fee title in respect of any Real Property owned by a U.S. Loan Party which is located in the State of New York and, to the extent a Prior Agent exists, is subject to a Lien in favor of a Prior Agent, together with title insurance policy and such other documents relating to such Mortgage as reasonably requested by the Administrative Agent.

9.10.     Information Regarding Collateral; Deposit Accounts.  (a) Furnish to the Administrative Agent prompt written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party and, in the case of Canadian Loan Parties, the location of such Canadian Loan Party’s principal place of business, registered office, any office in which it maintains books or records relating to Collateral (other than de-minimis portions of Collateral) owned by it or any office or facility at which Collateral (other than de-minimis portions of Collateral) owned by it is located (including the establishment of any such new office or facility) or (iv) the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, the Federal Taxpayer Identification Number of such Loan Party.  Each Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC, the PPSA or otherwise that are required in order for the Security Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral owned by such Loan Party.

(b)           Furnish to the Administrative Agent prompt written notice of (i) the acquisition by any U.S. Loan Party of, or any real property otherwise becoming, a property that is required to become a Mortgaged Property after the Funding Date and (ii) the acquisition by any Loan Party of any other material assets after the Funding Date, other than any assets constituting Collateral under the Security Documents in which the Security Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Security Document) upon the acquisition thereof.

(c)           Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 9.04(a), Holdings shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of Holdings setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Funding Date or the date of the most recent certificate delivered pursuant to this paragraph (c).

(d)           Cause all cash owned by each Borrower and the other Loan Parties at any time (other than Excluded Accounts) to be held in deposit accounts, securities accounts or commodities accounts maintained with a Domestic or Canadian office of any depositary institution, securities intermediary or commodity intermediary, as the case may be, in the name of one or more Loan Parties and will, in each case as promptly as practicable, notify the Administrative Agent of the existence of any deposit account, securities account or commodities account maintained by a Loan Party in respect of which a Control Agreement is required to be in effect pursuant to clause (h) of the definition of the term “Collateral and Guarantee Requirement” but is not yet in effect.

9.11.     Material Contracts.  Maintain in full force and effect (including exercising any available renewal option), and without amendment or modification, each Material Contract, unless the failure so to maintain any such Material Contract (or any amendment or modification thereto) could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

9.12.     Environmental Matters.  (a) Promptly give notice to the Administrative Agent upon becoming aware of (i) any violation of any Environmental Law, (ii) any material claim, inquiry, proceeding, investigation or other action, including a request for information or a notice of potential liability under any Environmental Law, by or from any Governmental Authority or any third party claimant or (iii) the discovery of the Release of any Hazardous Material at, on, under or from any of the real properties or any facility or equipment thereat in excess of reportable or allowable standards or levels under any Environmental Law, or in a manner or amount that could reasonably be expected to result in material liability under any

Environmental Law, in each case that could reasonably be expected to have a Material Adverse Effect.

(b)           Upon discovery of the presence on any of the real properties of any Hazardous Material that is in material violation of, or that could reasonably be expected to result in material liability under, any Environmental Law, in each case that could reasonably be expected to have a Material Adverse Effect, take or cause to be taken all necessary steps to initiate and expeditiously complete all remedial, corrective and other responsive action to the extent required pursuant to Environmental Law, and keep the Administrative Agent reasonably informed of such actions and the results thereof.

9.13.     Certain Post-Funding Collateral Obligations.  As promptly as practicable after the Funding Date, and in any event within the applicable time period set forth in the definition of “Collateral and Guarantee Requirement”, deliver all Mortgages and Control Agreements that would have been required to be delivered on the Funding Date.

SECTION 10.  Negative Covenants.  Each Borrower covenants and agrees with the Administrative Agent, each other Agent and each Lender that, from and after the Funding Date (subject to the conditions precedent to the Funding Date set forth in Section 6.02) and for so long as this Agreement shall remain in effect, or the Total Commitments or Letters of Credit remain outstanding or the principal of or interest on any Loan, Fees or any other expenses or amounts payable under any Loan Document shall remain unpaid, unless the Required Lenders shall otherwise consent in writing, it will not, and will not cause or permit any of their respective Subsidiaries to:

10.01.           Indebtedness.  Create, incur, assume or permit to exist any Indebtedness or Attributable Indebtedness; provided that Holdings and its Subsidiaries may incur Indebtedness if, after giving effect to the incurrence thereof and any substantially simultaneous application of proceeds thereof, the pro forma Interest Coverage Ratio would be greater than 2:00 to 1.00 (such test, the “Incurrence Test”).  Notwithstanding the foregoing, Holdings and its Subsidiaries may, without duplication, create, incur, assume or permit to exist:

(a)           the Indebtedness created hereunder and under the other Loan Documents;

(b)           the Indebtedness (other than Indebtedness under the Term Loan Facility) existing on the Funding Date after giving effect to the consummation of the Plan of Reorganization and which is contemplated by the Plan of Reorganization on such date and any Permitted Refinancing Indebtedness in respect of thereof;

(c)           Indebtedness consisting of Permitted Unsecured Notes issued on or prior to the Funding Date, provided that the requirements of Section 2.09(c) and (d) of the Term Loan Credit Agreement as in effect on the date hereof are satisfied in connection therewith, and any Permitted Refinancing Indebtedness in respect of thereof;

(d)           intercompany loans and advances permitted by Section 10.04 and which, (i) if owed to a U.S. Loan Party, are evidenced by a promissory note and pledged pursuant to the Guarantee and Collateral Agreement and (ii) if owed by a Loan Party, are subordinated to the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent;

(e)           Indebtedness of any Foreign Subsidiary of Holdings and any Guarantees thereof, provided that such Indebtedness shall not be Guaranteed by or otherwise be recourse to any Loan Party, except as permitted by Section 10.04(c) or (k); provided further that the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed $35,000,000;

(f)            Indebtedness under the Term Loan Facility, together with any Permitted Refinancing Indebtedness with respect thereto, including Guarantees thereof, in an aggregate principal amount not at any time in excess of $1,600,000,000 (as reduced by the aggregate principal amount (in each case, at the time of issuance thereof) of (i) Permitted Unsecured Notes permitted by paragraph (c) above and (ii) Permitted Notes permitted by paragraph (m) below), provided that any incremental financings in excess of $1,200,000,000 (including any incremental financings in excess of $1,200,000,000 incurred through Permitted Refinancing Indebtedness) under the Term Loan Facility shall be on substantially the same terms (other than fees and other pricing terms (other than interest rates) and, subject to pro forma compliance with the Incurrence Test, interest rates and, provided that the incremental financing shall not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Term Loans in existence immediately prior to such incremental financing, maturity date), as in effect for the Term Loan Facility immediately prior to the effectiveness of such incremental facility or any Permitted Refinancing Indebtedness in respect of the Term Loan Facility, as the case may be;

(g)           Indebtedness in respect of (i) performance, surety, appeal or similar bonds, completion guarantees or similar instruments, including letters of credit and bankers acceptances incurred for such purposes (and not for the purpose of borrowing money), in each case provided in the ordinary course of business, (ii) Hedging Agreements entered into in the ordinary course of business and not for speculative purposes and (iii) agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations pursuant to such agreement, incurred in connection with the disposition of any business, assets or Subsidiary of Holdings;

(h)           (i) Capital Lease Obligations and Attributable Indebtedness, (ii) Indebtedness created, incurred or assumed in respect of the purchase, improvement, repair or construction of property, provided that such Indebtedness is created, incurred or assumed within 180 days after the earlier of (x) the placement in service of such property or (y) the final payment on such property, and (iii) Indebtedness consisting of industrial revenue, environmental control and other similar bonds, and Guarantees of and letters of credit supporting such Indebtedness, provided that the aggregate amount of the Indebtedness and Attributable Indebtedness created, incurred or assumed pursuant to this paragraph (h) at any time outstanding shall not exceed $150,000,000;

(i)            Indebtedness incurred to pay annual premiums for property and casualty insurance policies maintained by Holdings or any of its Subsidiaries in the ordinary course of business not exceeding in an aggregate amount at any time outstanding $75,000,000;

(j)            Indebtedness of any Person acquired by Holdings or any of its Subsidiaries in a Permitted Acquisition (“Acquisition Indebtedness”) and assumed by Holdings or such Subsidiary pursuant to such acquisition (including any Permitted Refinancing

Indebtedness incurred in respect thereof at the time of assumption thereof or from time to time thereafter), provided that (i) such Indebtedness was not incurred in contemplation of such acquisition, (ii) the aggregate principal amount of such Indebtedness and Permitted Refinancing Indebtedness at any time outstanding shall not exceed $50,000,000, (iii) such Indebtedness and any Permitted Refinancing Indebtedness in respect thereof shall not be secured by any assets other than the assets securing the acquired Indebtedness prior to such acquisition and (iv) immediately after the incurrence thereof and giving pro forma effect thereto, the Interest Coverage Ratio shall not be less than the Interest Coverage Ratio immediately prior to such incurrence;

(k)           Guarantees with respect to bonds issued to support workers’ compensation, or performance, surety, statutory or appeal bonds and other similar obligations (other than Indebtedness) incurred by Holdings or any of its Subsidiaries in the ordinary course of business;

(l)            Indebtedness in the form of any earnout or other similar contingent payment obligation incurred in connection with an acquisition permitted hereunder;

(m)          Indebtedness consisting of Permitted Notes, provided that (i) the Net Cash Proceeds from the issuance and sale thereof are applied to the mandatory prepayment of the Term Loans under the Term Loan Facility, (ii) such Permitted Notes are exchanged for Term Loans under the Term Loan Facility of one or more tranches pursuant to a Permitted Debt Exchange or (iii) to the extent an amount of such Net Cash Proceeds not in excess of the available Incremental Commitment Amount (as defined in the Term Loan Credit Agreement as in effect on the date hereof) immediately prior to the time of such issuance of sale are not so applied, the available Incremental Commitment Amount (as defined in the Term Loan Credit Agreement as in effect on the date hereof) is permanently reduced by an amount equal to the amount of such Net Cash Proceeds not applied pursuant to sub-paragraph (i) or (ii) above;

(n)           Permitted Timber Financings in an aggregate principal amount at any time outstanding not in excess of $10,000,000;

(o)           Indebtedness of Smurfit-Stone Puerto Rico in an aggregate principal amount at any time outstanding not to exceed $10,000,000 and the Guarantee thereof by Holdings on an unsecured basis; and

(p)           Other Indebtedness of Holdings or any of its Subsidiaries in an aggregate principal amount at any time outstanding not in excess of $75,000,000.

10.02.           Liens.  (a) Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(i)            Permitted Liens;

(ii)           Liens created under the Loan Documents;

(iii)          Liens created under or pursuant to the Term Loan Facility Documents securing Indebtedness permitted under Section 10.01(f), provided that any such Liens on the Collateral and rights and remedies with respect thereto are at all times subject to the Intercreditor Agreement (or a successor intercreditor agreement having the same terms as the Intercreditor Agreement or such other terms reasonably acceptable to the Administrative Agent);

(iv)          Liens existing as of the Closing Date that are not discharged on the Funding Date and that are listed on Schedule 10.02(a)(iv), provided that (A) such Liens shall apply only to the property or assets to which they apply on the Closing Date and (B) such Liens shall secure only (x) those obligations that they secured on the Closing Date and (y) refinancings of such secured obligations permitted hereunder so long as the principal amount of obligations secured under this clause (iv) does not exceed the sum of the principal amount of such secured obligations being refinanced plus the amount of any premium required to be paid thereon as a result of, and any interest, fees and costs incurred in, such refinancing;

(v)           Liens securing Indebtedness permitted by Section 10.01(h), provided that any such Lien shall apply only to the property that is the subject of such Indebtedness and, if such Indebtedness was incurred to finance the acquisition, improvement, repair or construction of such property, the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the fair market value (as determined in good faith by Holdings or a Subsidiary of Holdings, as applicable) of the such property at the time it was so acquired, improved, repaired or constructed;

(vi)          Liens securing Indebtedness permitted by Section 10.01(i), provided that such Liens attach only to insurance policies and proceeds thereof;

(vii)         Liens securing Indebtedness constituting mortgage or purchase money financings, Capital Lease Obligations, industrial revenue bonds or similar financings assumed or incurred pursuant to Section 10.01(j) in connection with any acquisition permitted hereunder, provided that (A) such Liens attach only to property or assets acquired in connection with such acquisition, (B) such Liens were not created in contemplation of such acquisition and (C) such Liens shall secure only those obligations that they secure at the time of such acquisition and Permitted Refinancing Indebtedness in respect thereof;

(viii)        Liens on property or assets owned by Foreign Subsidiaries of Holdings securing Indebtedness permitted under Section 10.01(e) and Liens on property or assets owned by Smurfit-Stone Puerto Rico and securing Indebtedness permitted under Section 10.01(o), provided that no such Liens shall apply to any assets constituting ABL Priority Collateral or any Equity Interests of a Canadian Loan Party directly held by a Canadian Loan Party;

(ix)           Liens created under any agreement relating to the sale, transfer or other disposition of assets permitted hereunder, provided that such Liens relate solely to the assets to be sold, transferred or otherwise disposed;

(x)            any Lien consisting of a lease of personal property of such Person to customers of such Person, if such lease constitutes an Investment permitted under Section 10.04(h);

(xi)           Liens on assets of Holdings or any Subsidiary of Holdings securing up to $30,000,000 of Indebtedness permitted by Section 10.01(p) or the Incurrence Test, provided that no such Lien shall apply to any assets constituting Collateral;

(xii)          Liens on timber properties securing Permitted Timber Financings permitted under Section 10.01(n);

(xiii)         extensions, renewals or replacements of any Lien referred to in clause (v), (vi) or (vii) above, provided that such extension, renewal or replacement is limited to the Indebtedness and property originally secured and encumbered thereby;

(xiv)        Liens securing Indebtedness under Permitted Second Lien Notes permitted under Section 10.01(m) and Permitted Refinancing Indebtedness in respect thereof, provided that any such Liens on the Collateral and rights and remedies with respect thereto are at all times subject to the Intercreditor Agreement (or a successor intercreditor agreement having the same terms as the Intercreditor Agreement or such other terms reasonably acceptable to the Administrative Agent); and

(xv)         Liens not otherwise permitted by the foregoing clauses of this paragraph (a) securing obligations in an aggregate amount outstanding at any time not in excess of $20,000,000, provided that no such Liens shall apply to any assets constituting ABL Priority Collateral or any Equity Interests of a Canadian Loan Party directly held by a Canadian Loan Party.

(b)           Enter into any agreement prohibiting the creation or assumption of any Lien upon properties or assets, whether now owned or hereafter acquired, except any such restriction that exists under (i) this Agreement, (ii) agreements governing any Indebtedness of Foreign Subsidiaries of Holdings permitted hereunder, (iii) any documents governing secured Indebtedness permitted hereunder, provided that such restrictions only relate to the assets securing such Indebtedness, (iv) any documents governing Indebtedness permitted under Section 10.01(j), (m) or (p), provided that such restrictions are customary market terms for similar credits and do not restrict the granting of Liens to secure Indebtedness incurred under this Agreement or the Term Loan Facility, (v) restrictions by reason of customary provisions contained in leases, licenses, governmental contracts and similar agreements entered into in the ordinary course of business, provided that such restrictions are limited to the property or assets subject to such leases, licenses, contracts or agreements), and (vi) any agreement with respect to a permitted sale or disposition of any assets, provided such restrictions are limited to the assets to be sold or disposed of.

10.03.           Sale/Leaseback Transactions.  Enter into any Sale/Leaseback Transaction, other than any Sale/Leaseback Transaction to the extent that (i) the Capital Lease Obligations or Attributable Indebtedness, as the case may be, would be permitted by Section 10.01(h)(i) and (ii) any Liens associated therewith would be permitted by Section 10.02(a)

(provided that, if Holdings or any of its Subsidiaries enters into such Sale/Leaseback Transaction with respect to any property owned by Holdings or such Subsidiary more than 12 months prior to such transaction, such Sale/Leaseback Transaction shall be treated as an Asset Sale and shall also be subject to the restrictions of Section 10.13).

10.04.           Investments, Loans and Advances.  Have outstanding or make any loan or advance to, or have or make any Investment in, any other Person or suffer to exist any such loan, advance or Investment, or any obligation to make such loan, advance or Investment, except as set forth on Schedule 10.04 and except:

(a)           Permitted Investments;

(b)           loans, advances or other Investments made by (i) Holdings or any Subsidiary of Holdings to or in any Loan Party or any wholly owned Domestic Subsidiary or any wholly owned Canadian Subsidiary of Holdings, provided that any such Investments by a Loan Party to or in any such Subsidiary that is not a Loan Party (x) complies with the requirements of Section 10.13 and (y) are in an aggregate amount not to exceed $5,000,000 outstanding at any time and (ii) any Foreign Subsidiary of Holdings (other than a Canadian Subsidiary of Holdings) to or in any other Foreign Subsidiary of Holdings;

(c)           loans, advances or other Investments made to or in any Subsidiary of Holdings (other than a Loan Party, a Wholly-Owned Domestic Subsidiary or a Wholly-Owned Canadian Subsidiary of Holdings), and Guarantees of obligations of any such Subsidiary, in an aggregate amount not to exceed $25,000,000 outstanding at any time;

(d)           Investments consisting of non-cash consideration received in connection with a sale of assets permitted under Section 10.13;

(e)           Investments by SSCC, each Borrower and their respective Subsidiaries in existence on the Closing Date in the capital stock of their respective Subsidiaries;

(f)            Investments consisting of Equity Interests, securities or notes received in settlement of accounts receivable incurred in the ordinary course of business from a customer that Holdings or any Subsidiary of Holdings has reasonably determined is unable to make cash payments in accordance with the terms of such account receivable;

(g)           accounts receivable created or acquired, and deposits, prepayments and other credits to suppliers made, in the ordinary course of business;

(h)           any Investments consisting of (i) any contract pursuant to which Holdings or any Subsidiary of Holdings obtains the right to cut, harvest or otherwise acquire timber on property owned by any other Person, whether or not the Borrower’s or such Subsidiary’s obligations under such contract are evidenced by a note or other instrument, or (ii) loans or advances to customers of Holdings or any Subsidiary of Holdings, including leases of personal property of Holdings or such Subsidiary to such customers, provided that the contracts, loans and advances constituting permitted Investments pursuant to this paragraph (h) shall not exceed $20,000,000 at any time outstanding;

(i)            prepaid expenses and lease, utility, workers’ compensation, performance and other similar deposits made in the ordinary course of business;

(j)            loans to officers and employees not to exceed $5,000,000 at any time outstanding;

(k)           so long as the Payment Conditions are satisfied both before and after giving effect to such Investments, Holdings and its Subsidiaries may make additional Investments not otherwise permitted under this Section 10.04;

(l)            Investments constituting Guarantees permitted under Section 10.01 and Investments permitted under Section 10.05(f); and

(m)          Investments consisting of Hedging Agreements permitted hereunder.

10.05.           Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, assign, lease, sublease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (when taken as a whole in combination with the other assets and properties of SSCC, each Borrower and their respective Subsidiaries), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except:

(a)           if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Domestic Subsidiary of Holdings may merge into or consolidate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, any U.S. Borrower in a transaction in which such U.S. Borrower is the surviving corporation, (ii) any Domestic Subsidiary of Holdings (other than any U.S. Borrower) may merge into or consolidate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, any Wholly-Owned Domestic Subsidiary of Holdings (other than any U.S. Borrower) in a transaction in which the surviving corporation is a Wholly-Owned Domestic Subsidiary of Holdings and (iii) any Canadian Subsidiary of Holdings may merge into or consolidate or amalgamate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, any Canadian Borrower in a transaction in which such Canadian Borrower is the surviving corporation, (iv) any Canadian Subsidiary of Holdings (other than any Canadian Borrower) may merge into or consolidate or amalgamate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, any wholly owned Canadian Subsidiary of Holdings (other than any Canadian Borrower) in a transaction in which the surviving entity is a Wholly-Owned Canadian Subsidiary of Holdings; provided that, in each case, (x) if any Person other than a Wholly-Owned Domestic Subsidiary of Holdings or Wholly-Owned Canadian Subsidiary of Holdings, as the case may be, receives any consideration, such transaction is also permitted by Section 10.04 and (y) the surviving entity shall, at the time of such merger or consolidation, be in compliance with the requirements of Section 9.09(b);

(b)           if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Wholly-Owned Foreign Subsidiary of Holdings (other than any Canadian Subsidiary of Holdings) may merge into, amalgamate or consolidate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, any Canadian Loan Party in a transaction in which the surviving entity is such Canadian Loan Party and (ii) any Wholly-Owned Foreign Subsidiary of Holdings (other than any Canadian Subsidiary of Holdings) may merge into, amalgamate or consolidate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, any other Wholly-Owned Foreign Subsidiary of Holdings (other than a Canadian Loan Party) in a transaction in which the surviving entity is a Wholly-Owned Foreign Subsidiary of Holdings, provided that no Person other than a Loan Party or a Wholly-Owned Foreign Subsidiary of Holdings receives any consideration and the Collateral and Guarantee Requirement shall be satisfied with respect to voting Equity Interests of such surviving or acquiring Foreign Subsidiary of Holdings that are owned by a Loan Party;

(c)           the Funding Date Merger and the other transactions contemplated by the Plan of Reorganization as described in the Disclosure Statement on the Closing Date may be consummated on or prior to the Funding Date;

(d)           purchases of inventory, equipment and real property in the ordinary course of business;

(e)           Investments permitted by Section 10.04; and

(f)            any Loan Party may acquire all or substantially all the assets of a Person or line of business, unit or division of such Person, in each case primarily located in the United States or Canada, or not less than 100% of the Equity Interests of such a Person (other than directors’ qualifying shares) (in each case referred to herein as the “Acquired Entity”); provided that (i) the Acquired Entity shall be in a similar line of business as that of Holdings and its Subsidiaries, (ii) the acquisition shall not be preceded by, or effected pursuant to, an unsolicited tender offer or proxy solicitation, (iii) at the time of such transaction both before and immediately after giving effect thereto, no Event of Default or Default shall have occurred and be continuing, (iv) the Payment Conditions are satisfied at the time of such acquisition and after giving pro forma effect thereto and (v) upon consummation of such acquisition, the Acquired Entity and each Domestic Subsidiary and Canadian Subsidiary of Holdings thereof shall become a Loan Party if such Acquired Entity or Subsidiary would be a Material Subsidiary based on a pro forma calculation for the most recent period of four consecutive fiscal quarters in respect of which financial statements have been delivered; and Holdings and each Borrower shall comply, and shall cause their respective Subsidiaries to comply, with the other provisions of Section 9.09 applicable to such Acquired Entity or Subsidiary, or to its Equity Interests, substantially concurrently with the consummation of such acquisition or by such later date reasonably agreed by the Administrative Agent with respect to specific compliance items (any acquisition of an Acquired Entity meeting all of the criteria set forth in this paragraph (f) being referred to herein as a “Permitted Acquisition”).

10.06.           Restricted Payments.  (a) Declare or make, directly or indirectly, any Restricted Payment or set aside any amount for any such purpose.

(b)           Notwithstanding the provisions of paragraph (a) above:

(i)            the transactions contemplated by the Plan of Reorganization to occur on the Funding Date may be consummated on the Funding Date;

(ii)           Holdings may make Restricted Payments so long as the Payment Conditions are satisfied both before and after giving effect to such Restricted Payments;

(iii)          Holdings may make Restricted Payments for the repurchase, retirement or other acquisition for value of Equity Interests of Holdings held by any future, present or former employee or director of Holdings or any of its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan of Holdings or its Subsidiaries, provided that the aggregate amount of such Restricted Payments in any fiscal year shall not exceed $5,000,000, provided that at the time of any such Restricted Payment made pursuant to  this clause (iii) and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing; and

(iv)          Holdings may make Restricted Payments in any fiscal year commencing on or after January 1, 2011, so long as (x) immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing and (y) the aggregate amount of such Restricted Payments made pursuant to this clause (iv) shall not exceed (A) the lesser of (1) the Borrower’s Portion of Excess Cash Flow (as defined in the Term Loan Credit Agreement (as in effect on the date hereof)) and (2) the sum of (aa) $30,000,000 plus (bb) so long as Excess Availability (on the date of such Restricted Payment after giving effect to any Loans incurred (or to be incurred) or Letters of Credit issued (or to be issued) on such date) shall exceed 20% of the Total Commitment as then in effect, $20,000,000 minus (B) the aggregate principal amount of Term Loans theretofore purchased pursuant to Section 10.09(iv).

10.07.           Transactions with Stockholders and Affiliates.  Except to the extent specifically permitted by the terms of this Agreement, directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of equity securities of such Person or with any Affiliate of such Person or of any such holder, on terms that are less favorable to such Person than those that could be obtained at the time from Persons that are not such a holder or Affiliate, provided that the foregoing restriction shall not apply to (a) any transaction between or among the Loan Parties or any transaction between or among Foreign Subsidiaries of Holdings (other than Canadian Subsidiaries of Holdings) or any transaction between or among Canadian Subsidiaries (other than Loan Parties), (b) any transaction or series of transactions between Holdings and any Subsidiary of Holdings or between the Subsidiaries of Holdings on a basis that is not systematically disadvantageous to any Loan Party, (c) customary fees paid to members of the Board of Directors of Holdings or any of its Subsidiaries, (d) customary compensation (including salaries and bonuses) paid to officers and employees of

Holdings or any Subsidiary of Holdings, (e) management and financial services provided by Holdings or any Subsidiary of Holdings to any other Subsidiary of Holdings or any other entity in which Holdings or such Subsidiary has Investments to the extent that such services are provided by Holdings or such Subsidiary in the ordinary course of its business and senior management of such Person has determined that the providing of such services is in the best interests of such Person and (f) the transactions effected on the Funding Date in connection with the effectiveness of, and pursuant to the terms of, the Plan of Reorganization.

10.08.           Business.  Engage at any time in any business other than the businesses engaged in by Holdings or any Subsidiary of Holdings on the Closing Date and businesses that are reasonably similar or reasonably related thereto, or are reasonable extensions thereof.

10.09.           Limitations on Debt Prepayments.  Optionally prepay, repurchase or redeem or otherwise optionally defease or segregate funds with respect to (collectively, “prepay”) any Term Loans, Permitted Notes or other long-term capital markets Indebtedness; provided, however, that the foregoing will not prohibit (i) any refinancing of such Indebtedness pursuant to the issuance of Permitted Refinancing Indebtedness with respect thereto that is otherwise permitted by this Agreement, (ii) the transactions effected on the Funding Date in connection with the effectiveness of, and pursuant to the terms of, the Plan of Reorganization, (iii) any other prepayment, repurchase, redemption or defeasance of Indebtedness so long as the Payment Conditions are satisfied both before and after giving effect to such prepayment, repurchase, redemption or defeasance, as the case may be, and (iv) any purchase of Term Loans pursuant to, and in compliance with the conditions set forth in, Section 2.23 of the Term Loan Credit Agreement (as in effect on the date hereof), so long as (x) at the time of such purchase and after giving effect thereto no Default or Event of Default shall have occurred and be continuing and (y) the aggregate amount of all such purchases shall not exceed $30,000,000.

10.10.           Amendment of Certain Documents.  (a) Amend, modify or grant any waiver with respect to any indenture, note or any other instrument evidencing Indebtedness of Holdings or any Subsidiary of Holdings in an aggregate principal amount in excess of $100,000,000 (other than any such Indebtedness owed to Holdings or any Subsidiary of Holdings), if such amendment, modification, or waiver has the effect of (i) increasing the amounts due in respect of any such indenture, note or other instrument or, other than with respect to the Term Loan Facility, any interest rate thereunder, unless any such increase in amount would be permitted under Section 10.01 and except that any increase in any interest rate resulting from such amendment or modification will be permitted if, after giving pro forma effect thereto, Holdings could incur at least $1.00 of additional indebtedness under the Incurrence Test, (ii) subjecting any property of Holdings or any Subsidiary of Holdings to any Lien, other than Liens permitted under Section 10.02, (iii) shortening the maturity or weighted average life of any such Indebtedness or (iv) creating or changing covenants, events of default and other terms and conditions such that the covenants, events of default and other terms and conditions become materially more adverse, when taken as a whole, to the Lenders.

(b)           Cause or suffer to exist any amendment, restatement, supplement or other modification to the certificate of incorporation (including any certificate of designation with respect to any preferred stock) or by-laws of (or, in each case an equivalent organizational document) Holdings or any Subsidiary of Holdings without the prior written consent of the Required Lenders, unless such amendment, restatement, supplement or modification is not materially adverse to the interests of the Lenders hereunder or under the other Loan Documents (provided that the foregoing will not prohibit the consummation of the Funding Date Merger).

10.11.           Limitation on Dispositions of Stock of Subsidiaries.  Directly or indirectly sell or otherwise dispose of, or permit any Subsidiary of Holdings to issue to any other Person (other than to any other Loan Party or a Wholly-Owned Subsidiary of Holdings), any Equity Interests of any Subsidiary of Holdings, except issuances to qualified directors if and to the extent required by applicable law, provided that nothing in this Section 10.11 shall prohibit (i) any disposition or issuance permitted by Sections 10.05 and 10.13 if such disposition or issuance is structured as the disposition or issuance of stock or other Equity Interests or (ii) the issuance of Equity Interests on a pro rata basis to its equity holders by any Non-Wholly-Owned Subsidiary of Holdings.

10.12.           Restrictions on Ability of Subsidiaries to Pay Dividends.  Permit any Subsidiary of Holdings to, directly or indirectly, voluntarily create or otherwise voluntarily cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of Holdings to (a) pay dividends or make any other distributions on its capital stock or any other interest or (b) make or repay loans or advances to any Loan Party, except for (i) encumbrances or restrictions under this Agreement and the other Loan Documents, (ii) encumbrances or restrictions under the indentures governing the Permitted Notes (or any Permitted Refinancing Indebtedness permitted hereunder with respect thereto or any other indenture or other document governing Indebtedness permitted hereby so long as the encumbrances and restrictions thereunder are no more onerous to any Subsidiary of Holdings than those contained in the Term Loan Facility Documents as in effect on the Funding Date (and under the Term Loan  Facility Documents as amended from time to time or any Permitted Refinancing Indebtedness in respect thereof, in each case, so long as the encumbrances and restrictions thereunder are no more onerous, when taken as a whole, to any Subsidiary of Holdings than those contained in the Term Loan  Facility Documents as in effect on the Funding Date)), (iii) encumbrances or restrictions under the Term Loan Facility Documents as in effect on the Funding Date (and under the Term Loan Facility Documents as amended from time to time or any Permitted Refinancing Indebtedness in respect thereof, in each case, so long as the encumbrances and restrictions thereunder are no more onerous, when taken as a whole, to any Subsidiary of Holdings than those contained in the Term Loan Facility Documents as in effect on the Funding Date), (iv) customary encumbrances or restrictions in joint venture agreements and similar agreements that relate solely to the activities of such joint venture, (v) customary encumbrances or restrictions contained in agreements relating to the sale of all or a substantial part of the Equity Interests or assets of any Subsidiary of Holdings pending such sale, provided that such encumbrances and restrictions apply only to the Subsidiary of Holdings to be sold and such sale is permitted hereunder, and (vi) encumbrances or restrictions in documents governing Indebtedness assumed or incurred under Section 10.01(j) or existing with respect to any Person or the property or assets of such Person acquired by Holdings or any Subsidiary of Holdings in an acquisition permitted hereunder, provided that such encumbrances and restrictions are not applicable to any Person or the property or assets of any Person other than such acquired Person or the property or assets of such acquired Person.

10.13.           Disposition of Collateral and Other Assets.  (a) Except for any transfer or disposition permitted by paragraph (b) below, sell, lease, assign, transfer or otherwise dispose of any asset or assets, in a single transaction or a series of related transactions, having a fair market value in excess of $10,000,000, unless (i) fair market value is received for such asset (such fair market value to be determined by the Board of Directors of Holdings or any applicable Subsidiary of Holdings in the exercise of its reasonable judgment in the case of any asset or assets with a fair market value in excess of $100,000,000), (ii) except in the case of any Asset Exchange, if the fair market value of such asset or assets is in excess of $50,000,000, at least 75% of the consideration received by Holdings and the Subsidiaries of Holdings for such asset or assets shall be in cash, cash equivalents and readily marketable securities and (iii) except in the case of any Asset Exchange, any non-cash consideration shall consist of debt obligations of the purchaser, provided that the foregoing shall not restrict Holdings or any Subsidiary of Holdings from receiving debt obligations of the purchaser in an aggregate principal amount not in excess of $50,000,000 in connection with any single transaction or series of related transactions.

(b)           Notwithstanding anything to the contrary in this Agreement, Holdings shall not transfer any of its assets to any Subsidiary of Holdings and none of the Subsidiaries of Holdings shall transfer any of its assets to any other Subsidiary of Holdings unless (i) in the case of any asset or assets constituting Collateral, such asset or assets is transferred to a Loan Party and the Administrative Agent is satisfied that the Liens created under the Security Documents on such asset or assets shall be in full force and effect, or (ii) in the case of any asset or assets not constituting Collateral, such transfer is permitted as an Investment under Section 10.04 or is permitted under Section 10.05.

10.14.           Fiscal Year.  Cause the fiscal year of SSCC or Holdings to end on a date other than December 31.

10.15.           Material Subsidiaries.  (a) Permit, as of the date on which financial statements with respect to the fiscal quarter of Holdings most-recently ended are delivered (or, if not delivered by such date, on the date required to have been delivered) pursuant to Section 9.04(a) or (b) hereof, the sum of (i) the individual revenues and assets of Holdings and each Domestic Subsidiary of Holdings that is a Material Subsidiary and a Loan Party and (ii) the revenues and assets of each Foreign Subsidiary of Holdings at least 65% of the voting stock and all of the non-voting Equity Interests of which has been pledged by a U.S. Loan Party as Collateral to secure the U.S. Secured Obligations and of such Foreign Subsidiary’s Subsidiaries, calculated on a consolidated basis, in each case for or as of the end of the most recent period of four consecutive fiscal quarters in respect of which financial statements have been (or were required to have been) delivered, when taken together, to account for less than 90% of Holdings’ consolidated revenues for, or less than 90% of Holdings’ consolidated assets at the close of, such period of four consecutive fiscal quarters.

(b)           Permit on any day in any fiscal quarter of Holdings, the aggregate amount of cash held by Domestic Subsidiaries of Holdings in deposit accounts (other than Excluded Deposit Accounts) that are not subject to Control Agreements to exceed $15,000,000, unless, during the 30-day period after the last day of such fiscal quarter, one or more of such Domestic Subsidiaries of Holdings are designated by Holdings as a Material Subsidiary pursuant to clause (c) of the definition thereof and enter into Control Agreements, with respect to their deposit accounts referred to above, so that, if such Control Agreement has been in effect at all times during such fiscal quarter, such $15,000,000 threshold would not have been exceeded on any day.

10.16.           Consolidated Fixed Charge Coverage Ratio.  During each Compliance Period, Holdings shall not permit (i) the Consolidated Fixed Charge Coverage Ratio for the last Test Period ended prior to the beginning of such Compliance Period for which financial statements are available to be less than 1.00:1.00 or (ii) the Consolidated Fixed Charge Coverage Ratio for any Test Period for which financial statements are required to be delivered during such Compliance Period pursuant to Section 9.04(a), (b) or (c)  to be less than 1.00:1.00.

10.17.           No Additional Deposit Accounts; etc.  Each of Holdings and each other Borrower will not, and will not permit any other Loan Party to, directly or indirectly, open, maintain or otherwise have any checking, savings, deposit, securities or other accounts at any bank or other financial institution where cash or Permitted Investments are or may be deposited or maintained with any Person, other than (a) the Core Concentration Accounts set forth on Part A of Schedule 10.17, (b) the Collection Accounts set forth on Part B of Schedule 10.17, (c) the other Deposit Accounts set forth on Part C of Schedule 10.17, (d) the Excluded Accounts (which as of the Closing Date are set forth on Part D of Schedule 10.17) and (e) the securities accounts or commodities accounts set forth in Part E of Schedule 10.17; provided that any such Loan Party may open a new Core Concentration Account, Collection Account, other Deposit Account, securities account or commodities account not set forth in such Schedule 10.17, so long as prior to opening any such account (i) Holdings has delivered an updated Schedule 10.17 to the Administrative Agent listing such new account (other than an Excluded Account) and (ii) in the case of any new Core Concentration Account, Collection Account, other Deposit Account (other than an Excluded Account), securities account or commodities account, the financial institution with which such account is opened, together with the applicable Loan Party which has opened such account and the Security Agent have executed and delivered to the Administrative Agent a Control Agreement reasonably acceptable to the Administrative Agent (or in the case of a securities account, such other control agreement as may be reasonably satisfactory to the Administrative Agent).

SECTION 11.  Events of Default.

11.01.           Events of Default.  From and after the Funding Date (and, for the avoidance of doubt, including for the purpose of determining the occurrence of the Funding Date), upon the occurrence of any of the following specified events (each, an “Event of Default”):

(a)           any representation or warranty made or deemed made in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b)           default shall be made in the payment of any principal of (or Face Amount of in the case of any B/A Instrument) any Loan, Note or Unpaid Drawing when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)           default shall be made in the payment of any interest on any Loan, Note or Unpaid Drawing or any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days, in the case of payment of any such interest or Fee, or 10 Business Days in the case of payment of any such other amount;

(d)           default shall be made in the due observance or performance by Holdings or any other Borrower of any covenant, condition or agreement contained in Sections 9.01 (with respect to Holdings or any other Borrower), 9.04(i), 9.04(j), 9.05(a), 9.05(f), 9.07, 9.13 or in Section 10;

(e)           default shall be made in the due observance or performance by any Loan Party or any of their respective Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those defaults specified in paragraph (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days (or 15 days solely in the case of Section 9.04(a), 9.04(b), 9.04(c) or 9.04(d)) after written notice thereof from the Administrative Agent or any Lender to Holdings;

(f)            Holdings, any other Borrower or any Subsidiary of Holdings shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness (after giving effect to any applicable grace period), if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity, provided that this paragraph (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or asset securing such Indebtedness;

(g)           at any time after the Funding Date, an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, any other Borrower, any other Loan Party or any Material Subsidiary of Holdings, or of a substantial part of the property or assets of any such Person, under any Insolvency Law, (ii) the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for any such Person or for a substantial part of the property or assets of any such Person or (iii) the winding-up or liquidation of any such Person; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           Holdings, any other Borrower, any other Loan Party or any Material Subsidiary of Holdings shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Insolvency Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for any such Person or for a substantial part of the property or assets of any such Person, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i)            one or more judgments for the payment of money, individually or in the aggregate, in an amount in excess of $30,000,000 (in each case to the extent not adequately covered by insurance proceeds as to which the insurance company has acknowledged coverage pursuant to a writing reasonably satisfactory to the Administrative Agent), shall be rendered against Holdings, any other Borrower or any of their respective Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, vacated, discharged or satisfied;

(j)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in increased liability of Holdings, any other Borrower, any other Loan Party, any of their respective Subsidiaries and ERISA Affiliates in an aggregate amount more than $30,000,000 greater than the liability as of the Closing Date reasonably estimated by the Required Lenders in good faith attributable to either of the following:

(i)            the Plans’ and Multiemployer Plans’ funded status as of the most recent valuation or other statement of financial condition prior to the Closing Date; or

(ii)           withdrawal liability with respect to a Multiemployer Plan as of the most recent estimate of withdrawal liability for such Multiemployer Plan received before the Closing Date;

(k)           there shall have occurred a Change in Control or Holdings, any other Borrower or any of their respective Subsidiaries shall make any mandatory prepayment, repurchase or redemption or make any offer to make any such mandatory prepayment, repurchase or redemption of any Indebtedness in an aggregate outstanding principal amount in excess of $30,000,000 on account of any “Change of Control” (however designated) referred to in the indenture, agreement or other instrument governing such Indebtedness;

(l)            any Lien purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected first priority (or, in the case of the Term Priority Collateral, second priority, but second in priority only in respect of the obligations under the Term Loan Facility or Permitted Notes) Lien on (i) any Collateral (except as otherwise expressly provided in this Agreement or such Security Document) with a fair market value or book value (whichever is greater) in excess, individually or in the aggregate, of $100,000,000, or (ii) any ABL Priority Collateral (except as otherwise expressly provided in this Agreement or such Security Document) with a fair market value or book value (whichever is greater) in excess, individually or in the aggregate, of $50,000,000, in each case, except to the extent that any such loss of perfection, priority or rank results from the failure of the Security Agent to maintain possession of certificates representing securities pledged under the Security Documents or otherwise take any action within its control (including the filing of UCC continuation statements or similar filings or registrations under the applicable laws of any other jurisdiction);

(m)          any Loan Document shall not be for any reason, or shall be asserted by the Loan Party (except as otherwise expressly provided in this Agreement or such Loan Document) not to be, in full force and effect and enforceable in all material respects in accordance with its terms; or

(n)           the Loan Document Obligations shall cease to constitute, or shall be asserted by any Loan Party (except as otherwise expressly provided in this Agreement or such Loan Document) not to constitute, senior indebtedness under the subordination provisions of any subordinated Indebtedness of any Loan Party, or any such subordination provisions shall be invalidated or otherwise cease to be a legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms.

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Loan Party (provided that, if an Event of Default specified in Section 11.01(g) or (h) shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below, shall occur automatically without the giving of any such notice):  (i) declare the Total Commitment terminated, whereupon all the Commitments of each Lender shall forthwith terminate immediately and any Commitment Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal (and Face Amounts in the case of any B/A Instrument) of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) (x) direct the U.S. Borrowers to pay (and the U.S. Borrowers jointly and severally agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.01(g) or (h) with respect to any U.S. Borrower, they will pay) to the Security Agent at the Payment Office such additional amount of cash or Permitted Investments, to be held as security by the Security Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of any U.S. Borrower and then outstanding and (y) direct the Canadian Borrowers to pay (and the Canadian Borrowers jointly and severally agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.01(g) or (h) with respect to any Canadian Borrower, they will pay) to the Security Agent at the Payment Office such additional amount of cash or Permitted Investments, to be held as security by the Security Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of any Canadian Borrower and then outstanding; (v) enforce, as Security Agent, all of the Liens and security interests created pursuant to the Security Documents; (vi) enforce the guarantee under the Guarantee and Collateral Agreement or

Canadian Guarantee and Collateral Agreement; and (vii) apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations.

11.02.           Application of Proceeds.  (a) Subject to the terms of the Intercreditor Agreement, upon the exercise of any of the remedies provided in the last paragraph of Section 11.01, all moneys collected by the Administrative Agent or the Security Agent (or, to the extent any Security Document executed by a Loan Party requires proceeds of collateral thereunder to be applied in accordance with the provisions of this Agreement, the pledgee, assignee, mortgagee or other corresponding party under such Security Document) upon any sale or other disposition of the Collateral, together with all other moneys received by the Administrative Agent or the Security Agent hereunder (or, to the extent any Security Document executed by a Loan Party requires proceeds of collateral thereunder to be applied in accordance with the provisions of this Agreement, the pledgee, assignee, mortgagee or other corresponding party under such Security Document) upon any exercise of remedies hereunder, shall be applied as follows:

(i)            first, to all amounts owing to the Security Agent pursuant to any of the Loan Documents in its capacity as such in respect of (x) the preservation of Collateral or its security interest in the Collateral or (y) the exercise of any remedies provided in the last paragraph of Section 11.01;

(ii)           second, to the extent proceeds remain after the application pursuant to preceding clause (i), to all amounts owing to any Agent pursuant to any of the Loan Documents in its capacity as such;

(iii)          third, to the extent proceeds remain after the application pursuant to preceding clauses (i) and (ii), to an amount equal to the outstanding Primary U.S. Loan Party Obligations shall be paid to the Secured Parties as provided in Section 11.02(e), with each Secured Party receiving an amount equal to its outstanding Primary U.S. Loan Party Obligations or, if the proceeds are insufficient to pay in full all such Primary U.S. Loan Party Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iv)          fourth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iii), inclusive, to an amount equal to the outstanding Primary Obligations (including Primary Obligations which are also Canadian Loan Party Obligations) shall be paid to the Secured Parties as provided in Section 11.02(e), with each Secured Party receiving an amount equal to its outstanding Primary Obligations (including Primary Obligations which are also Canadian Loan Party Obligations) or, if the proceeds are insufficient to pay in full all such Primary Obligations (including Primary Obligations which are also Canadian Loan Party Obligations), its Pro Rata Share of the amount remaining to be distributed;

(v)           fifth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iv), inclusive, to an amount equal to the outstanding Secondary U.S. Loan Party Obligations shall be paid to the Secured Parties as provided in Section 11.02(e), with each Secured Party receiving an amount equal to its outstanding Secondary U.S. Loan Party Obligations or, if the proceeds are insufficient to pay in full all such Secondary U.S. Loan Party Obligations, its Pro Rata Share of the amount remaining to be distributed;

(vi)          sixth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (v), inclusive, to an amount equal to the outstanding Secondary Obligations (including Secondary Obligations which are also Canadian Loan Party Obligations) shall be paid to the Secured Parties as provided in Section 11.02(e), with each Secured Party receiving an amount equal to its outstanding Secondary Obligations (including Secondary Obligations which are also Canadian Loan Party Obligations) or, if the proceeds are insufficient to pay in full all such Secondary Obligations (including Secondary Obligations which are also Canadian Loan Party Obligations), its Pro Rata Share of the amount remaining to be distributed;

(vii)         seventh, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (vi), inclusive, to an amount equal to the outstanding Tertiary Obligations shall be paid to the Secured Parties as provided in Section 11.02(e), with each Secured Party receiving an amount equal to its outstanding Tertiary Obligations or, if the proceeds are insufficient to pay in full all such Tertiary Obligations, its Pro Rata Share of the amount remaining to be distributed; and

(viii)        eighth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (vii), inclusive, and following the Discharge of Revolving Credit Obligations, to the extent that the Term Loan Agent shall have notified the Administrative Agent that the Discharge of Term Loan Credit Obligations (as defined in the Intercreditor Agreement) has occurred, to the relevant Loan Party, their successors or assigns, or as a court of competent jurisdiction may otherwise direct or as otherwise required by the Intercreditor Agreement.

For purposes of this Agreement:  (i) “Pro Rata Share” shall mean, when calculating a Secured Party’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Party’s Primary U.S. Loan Party Obligations, Primary Obligations (including Primary Obligations which are also Canadian Loan Party Obligations), Secondary U.S. Loan Party Obligations, Secondary Obligations (including Secondary Obligations which are also Canadian Loan Party Obligations) or Tertiary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary U.S. Loan Party Obligations, Primary Obligations (including Primary Obligations which are also Canadian Loan Party Obligations), Secondary U.S. Loan Party Obligations, Secondary Obligations (including Secondary Obligations which are also Canadian Loan Party Obligations) or Tertiary Obligations, as the case may be, (ii) “Primary Obligations” shall mean (x) all Loan Document Obligations with respect to principal (or Face Amount, as applicable) of, premium, fees and interest on, Loans, Unpaid Drawings, the Stated Amount of outstanding Letters of Credit and Fees, (y) all Qualified Secured Hedging Obligations other than obligations with respect to indemnities, fees (including, without limitation, attorneys’ fees) and similar obligations and liabilities, and (z) all Qualified Secured  Cash Management Services Obligations other than obligations with respect to indemnities, fees (including, without limitation, attorneys’ fees) and similar obligations and liabilities, (iii) “Secondary Obligations” shall mean all Loan Document Obligations, all Qualified Secured

Hedging Obligations and all Qualified Secured Cash Management Services Obligations, in each case other than Primary Obligations, (iv) “Tertiary Obligations” shall mean (x) all Hedging Obligations under Secured Hedging Agreements and (y) all Cash Management Services Obligations under Secured Cash Management Agreements, in each case other than Primary Obligations and Secondary Obligations, (v) “Primary U.S. Loan Party Obligations” shall mean all Primary Obligations which are also U.S. Loan Party Obligations, (vi) “Secondary U.S. Loan Party Obligations” shall mean all Secondary Obligations which are also U.S. Loan Party Obligations.

(b)           When payments to Secured Parties are based upon their respective Pro Rata Shares (other than in respect of Tertiary Obligations), the amounts received by such Secured Parties hereunder shall be applied (for purposes of making determinations under this Section 11.02 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations.  If any payment to any Secured Party of its Pro Rata Share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Parties, with each Secured Party whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Party and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Parties entitled to such distribution.

(c)           Each of the Secured Parties, by their acceptance of the benefits hereof and of the Security Documents executed by a Loan Party, agrees and acknowledges that if the Secured Parties receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under this Agreement (which shall only occur after all Unpaid Drawings have been paid in full), such amounts shall be paid to the Administrative Agent and held by it, for the equal and ratable benefit of the Secured Parties, as cash security for the repayment of Secured Obligations owing by the Loan Parties to the Secured Parties as such.  If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit under this Agreement, and after the application of all such cash security to the repayment of all other Secured Obligations owing by the Loan Parties to the Secured Parties after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Administrative Agent to the Security Agent for distribution in accordance with Section 11.02(a).

(d)           Subject to the terms of the Intercreditor Agreement, all payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent for the account of the Lender Creditors, (y) if to the Hedging Creditors, to the trustee, paying agent or other similar representative (each, a “Representative”) for the Hedging Creditors or, in the absence of such a Representative, directly to the Hedging Creditors and (z) if to the Cash Management Creditors, directly to the Cash Management Creditors.

(e)           For purposes of applying payments received in accordance with this Section 11.02, the Security Agent shall be entitled to rely upon (i) the Administrative Agent, (ii) the Representative or, in the absence of such a Representative, upon the Hedging Creditors and

(iii) the Cash Management Creditors for a determination (which the Administrative Agent and each other Secured Party agrees (or shall agree) to provide upon request of the Security Agent) of the outstanding Secured Obligations of the Loan Parties owed to the Secured Parties.  Unless it has received written notice from a Secured Party to the contrary, the Administrative Agent, in furnishing information pursuant to the preceding sentence, and the Security Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding.  Unless it has written notice from a Hedging Creditor or a Cash Management Creditor to the contrary, the Security Agent, in acting hereunder, shall be entitled to assume that no Secured Hedging Agreements or Secured Cash Management Agreements are in existence.

(f)            Subject to the other limitations (if any) set forth herein and in the other Loan Documents, it is understood that the Loan Parties shall remain liable (as and to the extent set forth in the Loan Documents) to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations of the Loan Parties.

(g)           It is understood and agreed by each Loan Party and each Secured Party that the Security Agent shall have no liability for any determinations made by it in this Section 11.02 (including, without limitation, as to whether given Collateral constitutes Term Priority Collateral or ABL Priority Collateral), in each case except to the extent resulting from the gross negligence or willful misconduct of the Security Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Each Loan Party and each Secured Party also agrees that the Security Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof and of the Intercreditor Agreement, and the Security Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

(h)           Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Canadian Loan Parties shall not be required to repay or prepay, or to guarantee, nor shall any proceeds in respect of Collateral of the Canadian Loan Parties and payments by the Canadian Loan Parties be applied to, direct obligations (excluding obligations as guarantor of the Canadian Loan Parties) of the U.S. Loan Parties.

SECTION 12.  The Agents.

12.01.           Appointment.  The Lenders (including in their capacity as a Swingline Lender, Issuing Lender, Agent and/or Lead Arranger, as the case may be) hereby irrevocably designate and appoint the Agents to act as specified herein and in the other Loan Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize the Agents to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Agents may perform any of their respective duties hereunder by or through their officers, directors, agents, employees or affiliates.

12.02.           Nature of Duties.  (a)  The Agents shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents.  No Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Agents shall be mechanical and administrative in nature; the Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

(b)           Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Syndication Agent, the Documentation Agents, the Lead Arrangers and the Senior Managing Agents are named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Syndication Agent, the Documentation Agents, the Lead Arrangers and the Senior Managing Agents shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01.  Without limitation of the foregoing, the Syndication Agent, the Documentation Agents, the Lead Arrangers and the Senior Managing Agents shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

12.03.           Lack of Reliance on the Agents.  Independently and without reliance upon the Agents, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  No Agent shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04.           Certain Rights of the Administrative Agent.  If the Administrative Agent shall request instructions from the Required Lenders with respect to any act or action

(including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

12.05.           Reliance.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent.

12.06.           Indemnification.  To the extent any Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify such Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any affiliate thereof) in performing its respective duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s (or such affiliates’ thereof) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07.           Agents in their Individual Capacities.  With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, each Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender”, “Required Lenders”, “Majority Lenders”, “Supermajority Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include such Agent in its respective individual capacities.  Each Agent and its respective affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08.           Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09.           Resignation and Removal of Agents.  (a)  The Administrative Agent (for purposes of this Section 12.09(a) through (e), the term “Administrative Agent” also shall include DBNY in its capacity as Security Agent hereunder and pursuant to the Security Documents) may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.01(g) or (h) then exists, Holdings.  Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender, the Swingline Lender and the Fronting Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans or Specified Foreign Currency Loans hereunder and (y) shall maintain all of its rights as Issuing Lender, Swingline Lender or Fronting Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans or Specified Foreign Currency Loans made by it, prior to the date of such resignation.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)           Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder and under the other Loan Documents who shall be a commercial bank or trust company reasonably acceptable to Holdings, which acceptance shall not be unreasonably withheld or delayed (provided that the Holdings’ approval shall not be required if a Default or an Event of Default then exists).

(c)           If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of Holdings (which consent shall not be unreasonably withheld or delayed, provided that Holdings’ consent shall not be required if a Default or an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)           If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)           The Required Lenders may at any time when the Administrative Agent has become the subject of a proceeding under Debtor Relief Law, or had a receiver, conservator, trustee or custodian appointed for it, upon no less than thirty (30) days’ prior notice, replace the Administrative Agent.  The successor Administrative Agent shall not be the subject of a proceeding under the Debtor Relief Law, or had a receiver, conservator, trustee or custodian appointed for it and shall succeed to and become vested with all of the rights, powers, privileges and duties of the replaced Administrative Agent, and the replaced Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  The provisions of this Section 12 and Section 13.01 shall continue in effect for the benefit of such replaced Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the replaced Administrative Agent was acting as Administrative Agent.  Any such replacement of an Administrative Agent hereunder shall automatically, and with no further action required on the part of the Administrative Agent, constitute the resignation of the Administrative Agent in its capacity as an Issuing Lender, the Swingline Lender and the Fronting Lender, in which case the replaced Administrative Agent (x) shall not be required to issue any further Letters of Credit, make any additional Swingline Loans or fund any Specified Foreign Currency Loan hereunder and (y) shall maintain all of its rights as Issuing Lender, Swingline Lender or Fronting Lender, as the case may be, with respect to any Letters of Credit issued by it, Swingline Loans made by it, or Specified Foreign Currency Loans funded by it, prior to the date of such replacement.

(f)            Upon a resignation, replacement or removal of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 12 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent hereunder and under the other Loan Documents.

(g)           Any Co-Collateral Agent may resign at any time upon written notice to Holdings, the Administrative Agent and each Lender and the resignation of such Co-Collateral Agent shall become effective immediately upon the delivery of such written notice.

(h)           (i) If the Commitments of General Electric Capital Corporation are less than 50% of the Commitments of the Administrative Agent or General Electric Capital Corporation is a Defaulting Lender, General Electric Capital Corporation may be removed as a Co-Collateral Agent by Holdings or the Required Lenders upon written notice to it as Co-Collateral Agent and with such removal to become effective immediately upon the delivery of such written notice, (ii) if the Commitments of JPMorgan Chase Bank, N.A. are less than 50% of the Commitments of the Administrative Agent or JPMorgan Chase Bank, N.A. is a Defaulting Lender, JPMorgan Chase Bank, N.A. may be removed as a Co-Collateral Agent by Holdings or the Required Lenders upon written notice to it as Co-Collateral Agent and with such removal to become effective immediately upon the delivery of such written notice.

(i)            Upon a resignation or removal of any Co-Collateral Agent pursuant to Section 12.09(g) or (h), any Co-Collateral Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 12 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of such Co-Collateral Agent for all of its actions and inactions while serving as such Co-Collateral Agent hereunder and under the other Loan Documents.

12.10.           Collateral Matters.  (a)  Each Lender (including in their capacity as a Swingline Lender, Issuing Lender, Agent and/or Lead Arranger, as the case may be) authorizes and directs the Security Agent to enter into the Security Documents and the Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Security Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)           The Lenders hereby authorize and direct the Security Agent, at its option and in its discretion, to release or subordinate (as the case may be) any Lien granted to or held by the Security Agent upon any Collateral and the Guarantees under the Guarantee and Collateral Agreement and/or Canadian Guarantee and Collateral Agreement (i) upon termination of the Total Commitment (and all Letters of Credit and Bankers’ Acceptances (or the obligations in an amount of 105% of outstanding stated amounts are cash collateralized), and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations and other contingent obligations not due and payable) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Holdings and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.13, or consummation of any transaction permitted hereunder as a result of which any Guarantor (other than SSCE, SSCC or any other Borrower) ceases to be a Subsidiary of Holdings, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents or in the Intercreditor Agreement.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Security Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c)           The Security Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Security Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Security Agent in this Section 12.10, in any of the Security Documents or in the Intercreditor Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Security Agent may act in any manner it may deem appropriate, in its sole discretion, given the Security Agent’s own interest in the Collateral as one of the Lenders and that the Security Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d)           The Security Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents, trustees or third parties appointed by the Security Agent.  The Security Agent (and any such sub-agent, trustee or third party) may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory and indemnification provisions of this Section 12 and Section 13.01 shall apply to any such sub-agent, trustee or third party and to their respective Affiliates to the same extent that such provisions apply to the Security Agent.

12.11.           Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary thereof, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (a) as specifically provided in this Agreement or any other Loan Document and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

12.12.           Quebec Security.  Without limiting the powers of the Security Agent hereunder or under any of the other Loan Documents, each Secured Party hereby acknowledges and agrees that DBNY shall, for purposes of holding any security granted by any Canadian Loan Party or by any Affiliate or Subsidiary of any Canadian Loan Party on property pursuant to the laws of the Province of Quebec to secure obligations of such Canadian Loan Party or such Affiliate or Subsidiary under any bond or debenture (the “Quebec Secured Obligations”), be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of the Civil Code of Quebec) for all present and future Secured Parties and holders of any bond or debenture.  Each of the Secured Parties, for itself and for all present and future Affiliates that are or may become Secured Parties hereby irrevocably constitutes, to the extent necessary, DBNY as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by any of the Canadian Loan Parties or by any of their Affiliates or Subsidiaries to secure the Quebec Secured Obligations.  Furthermore, each of the Secured Parties hereby appoints DBNY to act in the capacity of the holder and depositary of such bond or debenture on its own behalf as Security Agent and for and on behalf and for the benefit of all present and future Secured Parties.  Each assignee (for itself and for all present and future Affiliates) of a Secured Party shall be deemed to have confirmed and ratified the constitution of the Security Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of the relevant Assignment and Assumption Agreement or other relevant documentation relating to such assignment.  Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), DBNY may acquire and be the holder of any bond or debenture.  The Canadian Borrowers (on behalf of itself and the other Loan Parties which are Canadian Subsidiaries) hereby acknowledge that such bond or debenture constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

12.13.           Co-Collateral Agents.  If a Co-Collateral Agent proposes an adjustment or revision to Borrowing Base eligibility standards, advance rates applicable to any

Borrowing Base or Reserves, or makes any other proposal regarding a determination or action which may be made by the Co-Collateral Agents pursuant to this Agreement or any Loan Document, the other Co-Collateral Agents shall respond to such proposal within three Business Days of its receipt of such written proposal.  In the event that the Co-Collateral Agents cannot agree on Borrowing Base eligibility standards, advance rates applicable to the Borrowing Base or Reserves or any other action or determination which may be made by the Co-Collateral Agents pursuant to the Agreement or any Loan Document, the consenting vote of 2 of the 3 Co-Collateral Agents shall be required; provided that if there are only two Co-Collateral Agents at the time of such determination, the determination shall be made by the individual Co-Collateral Agent either asserting the more conservative credit judgment, the numerically larger Reserve or declining to permit the requested action for which consent is being sought by the relevant Borrowers, as applicable; provided further in the event an issue cannot be resolved by either the more conservative credit judgment, the numerically larger Reserve or declining to permit a requested action by the Borrowers (such as the selection or replacement of an appraisal firm), then the decision of the Security Agent shall be final.

SECTION 13.  Miscellaneous.

13.01.           Payment of Expenses, etc.  (a)  The Borrowers hereby jointly and severally agree to:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses (including Expenses) of the Agents (including, without limitation, the reasonable fees and disbursements of one counsel to the Administrative Agent and one local counsel in each relevant jurisdiction, in each case acting jointly for the Agents and the fees and expenses in connection with the appraisals and collateral examinations required pursuant to Sections 6.01(i) and 9.06(b)) in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any actual or proposed amendment, waiver or consent relating hereto or thereto, of the Agents and their respective Affiliates in connection with their syndication efforts with respect to this Agreement and of the Agents, the Issuing Lenders in connection with the Letter of Credit Back-Stop Arrangements entered into by such Persons and, after the occurrence and during the continuance of an Event of Default, each of the Issuing Lenders, the Fronting Lender and one counsel for all of the Lenders in connection with the enforcement of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel (limited to one local counsel in each relevant jurisdiction and, if necessary one bankruptcy counsel and one regulatory counsel, in each case to the Administrative Agent (or one additional per affected party in the case of a conflict preventing only one local counsel acting), in each case acting jointly for the Lenders) and one consultant for the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, counsel (limited to one local counsel in each relevant jurisdiction and, if necessary one bankruptcy counsel and one regulatory counsel, in each case to the Administrative Agent (or one additional per affected party in the case of a conflict preventing only one local counsel acting) in each case acting jointly for the Issuing Lenders, the Fronting Lender and the Lenders) for each of the Issuing Lenders, the Fronting Lender and the Lenders); (ii) pay and hold the Administrative Agent, the Security Agent, the Swingline Lender, the

Fronting Lender, each of the Issuing Lenders, each Co-Collateral Agent, and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, the Security Agent, the Swingline Lender, the Fronting Lender, each of the Issuing Lenders, each Co-Collateral Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, the Security Agent, the Swingline Lender, the Fronting Lender, such Issuing Lender, such Co-Collateral Agent or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent (including without limitation in its capacity as agent for the Borrowers pursuant to Section 13.15), the Security Agent, the Swingline Lender, the Fronting Lender, each Co-Collateral Agent, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, Affiliates, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations, losses, damages, penalties, claims, actions (including removal or remedial actions), judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) (collectively, “Indemnified Costs”) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (A) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Security Agent, the Swingline Lender, the Fronting Lender, any Co-Collateral Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Loan Party) related to the entering into and/or performance of this Agreement or any other Loan Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents, or (B) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any real property at any time owned, leased or operated by Holdings or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings or any of its Subsidiaries at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries, the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any real property, or any environmental claim asserted against Holdings, any of its Subsidiaries or any real property at any time owned, leased or operated by Holdings or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultant incurred in connection with any such investigation, litigation or other proceeding (but excluding any Indemnified Costs to the extent incurred by reason of the gross negligence or willful misconduct of the Indemnified Person (or its related parties) to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)).  To the extent that the undertaking to indemnify, pay or hold harmless any Agent, the Swingline Lender, the Fronting Lender, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers jointly and severally shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.  In addition, the Borrowers jointly and severally agree to reimburse the Administrative Agent, the Security Agent and the Co-Collateral Agents for all

reasonable third party administrative, audit and monitoring expenses incurred in connection with the Borrowing Base and determinations thereunder.

(b)           To the full extent permitted by applicable law, each of Holdings and the other Borrowers shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s (or its related parties’) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)           The provisions of this Section 13.01 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, termination of any Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.  All amounts due under this Section 13.01 shall be payable promptly after written demand therefor.

13.02.           Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of Holdings or any of its Subsidiaries against and on account of the Obligations and liabilities of the Loan Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided that, the provisions of this Section 13.02 shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Credit Agreement (including pursuant to the Extension in accordance with Section 2.19).

13.03.           Notices.  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier communication, facsimile transmission or electronic mail) and mailed, telecopied, transmitted or delivered:  if to any Lender, at its address, facsimile number or electronic mail address specified on Schedule 13.03; if to the Administrative Agent or DBNY as Co-Collateral Agent, at the Notice Office; if to JPMorgan Chase Bank, N.A. as Co-Collateral Agent, 383 Madison Avenue, New York, NY 10179, Attention:  Peter Predun, Telephone:  (212) 270-7005, Telecopier No.:  (212) 270-5100, Email: Peter.Predun@jpmorgan.com; if to General Electric Capital Corporation as Co-Collateral Agent, at 500 West Monroe Street, 12th Floor, Chicago, IL 60661, Attention:  Kai Sorenson, Telephone: (312) 463-2346, Telecopier No.: (312) 463-3840, Email: Kai.Sorenson@jpmorgan.com; or, if to any Loan Party, at Six CityPlace Drive, Creve Coeur, MO 63141, Attention of Timothy T. Griffith, Vice President and Treasurer (Fax No. (314) 787-6186), with a copy to Brian S. Hart, Winston & Strawn LLP, 35 W. Wacker Drive, Chicago, IL 60601 (Fax No. (312) 558-5700); or in each case (other than with respect to a Lender), at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address, facsimile number or electronic mail address as shall be designated by such Lender in a written notice to Holdings and the Administrative Agent.  All such notices and communications shall, when mailed, telecopied, faxed, mailed electronically or sent by overnight courier, be effective when deposited in the mails or overnight courier, as the case may be, or sent by telecopier or electronic mail, except that notices and communications to the Administrative Agent, any Co-Collateral Agent, Holdings and the other Loan Parties shall not be effective until received by the Administrative Agent, such Co-Collateral Agent, Holdings or the other Loan Parties, as the case may be.

13.04.           Benefit of Agreement; Assignments; Participations.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that neither Holdings nor any Borrower may assign or transfer any of their rights, obligations or interest hereunder without the prior written consent of the Lenders which consent will not be given unless the assignee or transferee is a member of the same “wholly-owned group” as each of the Borrowers and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments or Loans hereunder except as provided in Sections 2.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Holdings or any other Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under any or all of the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation.

(b)           Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments under a Tranche and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i) (A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund (which fund, together with its Affiliates, has a combined capital and surplus in excess of $500,000,000) that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)); provided that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender or (ii) in the case of any Lender that is a fund that invests in loans, any other fund (which fund, together with its Affiliates, has a combined capital and surplus in excess of $500,000,000) that invests in loans managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $5,000,000, in each case in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (t) at such time, Schedule 1.01(a) shall be deemed modified to reflect the Commitments and/or outstanding Revolving Loans, as the case may be, of such new Lender and of the existing Lenders, (u) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the applicable Borrowers for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrowers’ joint and several expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Revolving Loans, as the case may be, (v) the consents (not to be unreasonably withheld, delayed or conditioned) of each Issuing Lender, the Swingline Lender and, unless such assignment is to a Person that will not be a Participating Specified Foreign Currency Lender, the Fronting Lender, shall be required in connection with any such assignment, (w) the consent of the Administrative Agent and, so long as no Default or Event of Default then exists, Holdings, shall be required in connection with any such assignment pursuant to clause (y) above (such consents, in any case, not to be unreasonably withheld, delayed or conditioned) provided that Holdings shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof, (x) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, (y) each assignment by any Participating Specified Foreign Currency Lender shall require a Specified Foreign Currency Participation Settlement with respect to such Participating Specified Foreign Currency Lender unless the Fronting Lender agrees in its sole discretion that the respective assignee shall succeed such Participating Specified Foreign Currency Lender as a Participating Specified Foreign Currency Lender itself, in which case such assignee shall acquire the Specified Foreign Currency Participation of the respective assignor and (z) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15.  To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Revolving Loans.  At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to Holdings and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 5.04(b)(ii) Certificate) described in Section 5.04(b).  In addition, at the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so and at the reasonable request of Holdings, file any certificate or document or furnish to the relevant Borrower and the Administrative Agent, such certificate or document that may be necessary to establish any available exemption from, or reduction of, any Taxes, as described in Section 5.04(c).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 or 3.06 from those being charged by the respective assigning Lender prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).  A Lender may only assign all or a portion of its Commitments hereunder if that assignment would result in at least two Lenders under this Agreement.

(c)           Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or Holdings), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d)           Any Lender which assigns all of its Commitments and/or Revolving Loans hereunder in accordance with Section 13.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such assigning Lender.

13.05.           No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, the Security Agent, the Swingline Lender, the Fronting Lender, any Co-Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between Holdings, any other Borrower or any other Loan Party and the Administrative Agent, the Security Agent, the Swingline Lender, the Fronting Lender, any Co-Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Security Agent, the Swingline Lender, the Fronting Lender, any Co-Collateral Agent, any Issuing Lender or any Lender would otherwise have.  No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Security Agent, the Swingline Lender, the Fronting Lender, any Co-Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06.           Payments Pro Rata.  (a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)           Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Fees or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Loan Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)           Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of Section 2.19 and of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07.           Computations.  All computations of interest (except as provided in Section 2.15), Commitment Fees and other Fees (other than Drawing Fees) hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate or clause (i) of the definition of Canadian Prime Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Fees or Fees are payable.

13.08.           GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH OF HOLDINGS AND EACH BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS HOLDINGS, WITH A REGISTERED ADDRESS BEING SIX CITYPLACE DRIVE, CREVE COEUR, MO 63141 (TELEPHONE NO.: (314) 656-5300; FAX NO.:  (314) 787-6186), AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING; PROVIDED THAT DURING THE PERIOD PRIOR TO THE EFFECTIVE DATE OF THE PLAN OF REORGANIZATION EACH OF THE PARTIES HERETO SUBMITS TO THE JURISDICTION OF THE U.S. BANKRUPTCY COURT WITH RESPECT TO MATTERS RELATING HERETO.  IF FOR ANY REASON SUCH AUTHORIZED DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH OF HOLDINGS AND EACH BORROWER AGREES TO DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE

AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.  EACH OF HOLDINGS AND EACH BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH LOAN PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH LOAN PARTY.  EACH OF THE PARTIES TO THIS AGREEMENT FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH LOAN PARTY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS AND EACH BORROWER IN ANY OTHER JURISDICTION.

(b)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09.           Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with Holdings and the Administrative Agent.  Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart hereof.

13.10.           Effectiveness.  (a) Unless the Administrative Agent has received actual notice from any Lender that the conditions contained in Section 6.01 have not been met to its satisfaction, upon the receipt by the Administrative Agent from Holdings, the other Borrowers, each of the Co-Collateral Agents and each of the Lenders a signed counterpart hereof (whether the same or different counterparts) at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it and upon the Administrative Agent’s good faith determination that the conditions contained in Section 6.01 have been met, then the Closing Date shall be deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Closing Date shall not release Holdings, any Borrower or any other Loan Party from any liability for failure to satisfy one or more of the applicable conditions contained in Section 6.01).

(b)           The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit shall arise on the date (the “Funding Date”) which occurs after the Closing Date on which the conditions contained in Sections 6.02 and 7 are met to the satisfaction of the Administrative Agent and the Required Lenders.  Unless the Administrative Agent has received actual notice from any Lender that the conditions described in the preceding sentence have not been met to its satisfaction, upon the Administrative Agent’s good faith determination that the conditions described in the immediately preceding sentence have been met, then the Funding Date shall be deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Funding Date shall not release Holdings, any Borrower or any other Loan Party from any liability for failure to satisfy one or more of the applicable conditions contained in Section 6.02).  The Administrative Agent will give Holdings, the other Borrowers and each Lender prompt written notice of the occurrence of the Funding Date.

13.11.           Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12.           Amendment or Waiver; etc.  (a)  Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Loan Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of Holdings (other than the Borrowers) may be released from, the guarantee under the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement, as the case may be, and the relevant Security Documents), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender except that, for the purposes of succeeding clauses (i), (ii) and (iii) (but, in the case of such clause (iii), only to the extent relating to such clause (i) or (ii)), a Defaulting Lender shall have a separate vote to the extent otherwise provided therein; provided further that for the purposes of succeeding clauses (ii) and (iii) (but, in the case of such clause (iii), only to the extent relating to such clause (ii)), to the extent a Defaulting Lender does not accept or reject in writing to the Administrative Agent a written amendment, waiver or modification proposal on or prior to the expiry of the period of time granted to all Lenders required to consent to such proposal such Defaulting Lender shall be deemed to have consented to the respective written amendment, waiver or modification proposal) (with Obligations being directly affected in the case of the following clauses (i), (vi) and (vii)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) extensions expressly permitted by Section 2.19), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to Section 13.07 shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except in connection with the Discharge of Revolving Credit Obligations as expressly provided in the Loan Documents) under all Security Documents, all or substantially all of the Loan Parties (except in connection with the Discharge of Revolving Credit Obligations as expressly provided in the Loan Documents) under the guarantee under the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement or any Borrower (except (x) in connection with the Discharge of Revolving Credit Obligations as expressly provided in the Loan Documents or (y) following the payment in full in cash of the Canadian Facility Obligations (other than unasserted contingent and indemnification obligations), termination of all Canadian Facility Commitments and reduction of all exposure under any Canadian Facility Letters of Credit issued and any Canadian Facility Bankers’ Acceptances to zero (or the making of other arrangements satisfactory to the issuers thereof), any Canadian Borrower) from this Agreement or under the guarantee under the Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement, as the case may be, (iii) amend, modify or waive any provision of this Section 13.12(a) or Section 13.06 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments on the Funding Date), (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders, (v) consent to the assignment or transfer by Holdings or any other Borrower of any of their rights and obligations under this Agreement or any other Loan Document to which it is a party, (vi) amend the priority of payments set forth in Section 11.02 and the priority of payments in provisions in the Security Documents setting forth the application of proceeds, or (vii) amend Section 2.19 the effect of which is to extend the maturity of any Lender without its consent; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitments of any Lender, and that an increase in the available portion of the Commitments of any Lender shall not constitute an increase of the Commitments of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the consent of the Administrative Agent, amend, modify or waive any provision of

Section 12 or any other provision of this Agreement or any other Loan Document as same relates to the rights or obligations of the Administrative Agent, (5) without the consent of the Co-Collateral Agent affected thereby, amend, modify or waive any provision relating to the rights or obligations of such Co-Collateral Agent, (6) without the consent of the Fronting Lender, amend, modify or waive any provision of Section 15 or alter the Fronting Lender’s rights or obligations with respect to Specified Foreign Currency Loans, or (7) without the consent of the Supermajority Lenders, (v) amend the priority of payments set forth in Section 5.03(e), (w) amend the definition of Supermajority Lenders, (x) amend or expand any of the following definitions, in each case the effect of which would be to increase the amounts available for borrowing hereunder:  Canadian Borrowing Base, U.S. Borrowing Base, Borrowing Base, Eligible Accounts, Eligible Inventory (including, in each case, the defined terms used therein) (it being understood that the establishment, modification or elimination of Reserves, in each case by the Co-Collateral Agents in accordance with the terms hereof, will not be deemed to require a Supermajority Lender consent), (y) decrease the frequency of Borrowing Base Certificate deliveries required pursuant to Section 9.04(i) or (z) increase the percentage of any Borrowing Base for which Agent Advances may be made pursuant to Section 2.01(e).

(b)           If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described below, to replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination, provided, that the Borrowers shall not have the right to replace a Lender solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the third proviso to Section 13.12(a).

(c)           Notwithstanding anything to the contrary contained in clause (a) above of this Section 13.12, the Borrowers, the Administrative Agent, the Security Agent and each Incremental Lender may, in accordance with the provisions of Section 2.14 enter into an Incremental Commitment Agreement, provided that after the execution and delivery by the Borrowers, the Administrative Agent, the Security Agent and each such Incremental Lender of such Incremental Commitment Agreement, such Incremental Commitment Agreement may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12.

(d)           If a fee is to be paid by any Borrower in connection with any waiver or amendment hereunder, the agreement evidencing such amendment or waiver may (but shall not be required to), at the discretion of Administrative Agent, provide that only Lenders executing such agreement by a specified date may share in such fee (and in such case may (but shall not be required to), at the discretion of Administrative Agent, be divided among the applicable Lenders on a pro rata basis without including the interests of any Lenders which have not timely executed such agreement).

13.13.           Survival; Continuing Obligation.  (i) All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01, and in each other Loan Document, are a continuing obligation of each Loan Party, separate from each of their other respective obligations, and shall survive the execution, delivery and termination of this Agreement, any other Loan Document and the Notes and the making and repayment of the Obligations and (ii) any settlement or discharge of any claim under any indemnity in a Loan Document will be conditional on no payment made under that indemnity being avoided or set aside or ordered to be refunded by virtue of any provision of any enactment relating to bankruptcy, insolvency or liquidation.

13.14.           Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be jointly and severally obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15.           Register.  The Borrowers hereby designate the Administrative Agent to serve as their agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b) (including as contemplated by Section 2.13).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.  Any provision of Incremental Commitments pursuant to Section 2.14 shall be recorded by the Administrative Agent on the Register only upon the acceptance of the Administrative Agent of a properly executed and delivered Incremental Commitment Agreement.

13.16.           Confidentiality.  (a)  Subject to the provisions of clause (b) of this Section 13.16, each Agent, each Lender and each Issuing Lender agrees that it will not disclose any Confidential Information to any Person without the prior consent of Holdings; provided that nothing herein shall prevent any Agent, Issuing Lender or any Lender from disclosing any such information (a) to the extent required pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the respective Agent, Issuing Lender or Lender, to the extent permitted by law, agrees to inform Holdings promptly thereof), (b) to the extent required upon the request or demand of any regulatory authority having jurisdiction over such Agent, Issuing Lender or Lender or any of their respective Affiliates (in which case, the respective Agent, Issuing Lender or Lender to the extent permitted, agrees to inform Holdings promptly thereof; although no such notice to Holdings shall be required in connection with ordinary course reviews by any such regulatory authority), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the respective Agent, Issuing Lender or Lender or any of its Affiliates, (d) to the extent that such information is received by the respective Agent, Issuing Lender or Lender on a non-confidential basis from a third party that is not to its knowledge subject to confidentiality obligations to any Loan Party, (e) to the Agents’, any Issuing Lender’s or any Lender’s respective Affiliates and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (f) to potential Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower or any of its Affiliates or any of their respective obligations, in each case who are instructed that they shall be bound by terms no less restrictive than this paragraph (or language substantially similar to this paragraph), or (g) for purposes of establishing a “due diligence” defense, provided that the respective Agent, Issuing Lender or Lender will, to the extent permitted, promptly provide Holdings with the opportunity to seek a protective order or other measure ensuring confidential treatment of the Confidential Information used to establish such defense.

(b)           Holdings and the other Borrowers hereby acknowledge and agree that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Holdings or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17.           Patriot Act.  Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies Holdings and the other Borrowers that pursuant to the requirements of the Patriot Act, they are required to obtain, verify and record information that identifies Holdings, the other Borrowers and the other Loan Parties and other information that will allow such Lender to identify Holdings, the other Borrowers and the other Loan Parties in accordance with the Patriot Act.

13.18.           OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.  (a)  THE LENDERS ACKNOWLEDGE THAT THE TERM LOAN FACILITY IS SECURED BY LIENS ON THE TERM PRIORITY COLLATERAL AND THE ABL PRIORITY COLLATERAL AND THAT THE PERMITTED SECOND LIEN NOTES WILL BE SECURED BY LIENS ON THE TERM PRIORITY COLLATERAL AND THE ABL PRIORITY COLLATERAL.  IN CONNECTION WITH

HOLDINGS’ ENTRY INTO THE TERM LOAN FACILITY AND/OR THE INCURRENCE OF ANY PERMITTED SECOND LIEN NOTES, THE ADMINISTRATIVE AGENT SHALL ENTER INTO THE INTERCREDITOR AGREEMENT, ESTABLISHING THE RELATIVE RIGHTS OF THE SECURED PARTIES, THE SECURED PARTIES UNDER THE TERM LOAN FACILITY AND THE SECURED PARTIES UNDER THE PERMITTED SECOND LIEN NOTES, AS THE CASE MAY BE, WITH RESPECT TO THE TERM PRIORITY COLLATERAL AND THE ABL PRIORITY COLLATERAL AND SUCH AMENDMENTS TO THE SECURITY DOCUMENTS AS SHALL BE APPROPRIATE OR NECESSARY TO CAUSE THE PERMITTED SECOND LIEN NOTES TO BE SECURED AS SET FORTH IN THE DEFINITION OF THE TERM “PERMITTED SECOND LIEN NOTES”, PROVIDED THAT THE ADMINISTRATIVE AGENT HAS RECEIVED EVIDENCE REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT THAT THE TERMS OF THE PERMITTED SECOND LIEN NOTES AND THE DEFINITIVE DOCUMENTATION ENTERED INTO IN CONNECTION THEREWITH COMPLY WITH THE TERMS HEREOF.  EACH LENDER HEREBY IRREVOCABLY (I) CONSENTS TO THE TREATMENT OF LIENS TO BE PROVIDED FOR UNDER THE INTERCREDITOR AGREEMENT OR THE AMENDED SECURITY DOCUMENTS, AS THE CASE MAY BE, (II) AUTHORIZES AND DIRECTS THE ADMINISTRATIVE AGENT AND THE SECURITY AGENT TO EXECUTE AND DELIVER THE INTERCREDITOR AGREEMENT AND ANY DOCUMENTS RELATING THERETO, IN EACH CASE, ON BEHALF OF SUCH LENDER AND WITHOUT ANY FURTHER CONSENT, AUTHORIZATION OR OTHER ACTION BY SUCH LENDER, (III) AGREES THAT, UPON EXECUTION AND DELIVERY THEREOF, SUCH LENDER SHALL BE BOUND BY THE TERMS OF THE INTERCREDITOR AGREEMENT AS IF IT WERE A SIGNATORY THERETO AND WILL TAKE NO ACTION CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (IV) AGREES THAT NO LENDER SHALL HAVE ANY RIGHT OF ACTION WHATSOEVER AGAINST THE ADMINISTRATIVE AGENT OR THE SECURITY AGENT AS A RESULT OF ANY ACTION TAKEN BY THE ADMINISTRATIVE AGENT OR THE SECURITY AGENT PURSUANT TO THIS SECTION OR IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.  EACH LENDER HEREBY FURTHER IRREVOCABLY AUTHORIZES AND DIRECTS THE ADMINISTRATIVE AGENT TO ENTER INTO SUCH AMENDMENTS, SUPPLEMENTS OR OTHER MODIFICATIONS TO THE INTERCREDITOR AGREEMENT IN CONNECTION WITH ANY EXTENSION, RENEWAL OR REFINANCING OF ANY TERM LOANS OR ANY PERMITTED SECOND LIEN NOTES AS ARE REASONABLY ACCEPTABLE TO THE ADMINISTRATIVE AGENT AND THE SECURITY AGENT TO GIVE EFFECT THERETO, IN EACH CASE ON BEHALF OF SUCH LENDER AND WITHOUT ANY FURTHER CONSENT, AUTHORIZATION OR OTHER ACTION BY SUCH LENDER.  THE ADMINISTRATIVE AGENT AND THE SECURITY AGENT SHALL HAVE THE BENEFIT OF THE PROVISIONS OF SECTION 12 WITH RESPECT TO ALL ACTIONS TAKEN BY IT PURSUANT TO THIS SECTION TO THE FULL EXTENT THEREOF.

(b)           THE PROVISIONS OF THIS SECTION 13.18 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT.  REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENTS ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF.

EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

13.19.           Waiver of Sovereign Immunity.  Each of the Loan Parties, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Loan Party, its Subsidiaries or any of its properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States and Canada or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of such Loan Party or any of its Subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Loan Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States and Canada or elsewhere.  Without limiting the generality of the foregoing, each Loan Party further agrees that the waivers set forth in this Section 13.19 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

13.20.           Judgment Currency.  (a)  The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in the respective Available Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Security Agent, the respective Issuing Lender or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Security Agent, such Issuing Lender or such Lender under this Agreement or the other Loan Documents.  If for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)           If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the

Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c)           For purposes of determining any rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

13.21.           Qualified Secured Hedging Agreements and Qualified Secured Cash Management Agreements.  (a) At any time prior to or within 15 days after any Loan Party enters into any Hedging Agreement or Cash Management Agreement, or in the case of Hedging Agreements or Cash Management Agreements in effect on the Funding Date, within 15 days of the Funding Date, if the applicable Loan Party and counterparty desire that the monetary obligations in respect of such Hedging Agreement or the monetary obligations in respect of such Cash Management Agreement be treated as a “Hedging Obligations” or “Cash Management Services Obligations”, as applicable, hereunder with rights in respect of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in Section 11.02, Holdings may notify the Administrative Agent in writing (which notice the Administrative Agent shall promptly provide to the Co-Collateral Agents) (to be acknowledged by the Administrative Agent and Co-Collateral Agents) that (x) such Hedging Agreement is to be a “Secured Hedging Agreement” and, if it wishes that the monetary obligations in respect of the respective Secured Hedging Agreement be treated as pari passu with the Loan Document Obligations with respect to the priority of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in Section 11.02, a “Qualified Secured Hedging Agreement” or (y) such Cash Management Agreement is to be a “Secured Cash Management Agreement” and, if it wishes that the monetary obligations in respect of the respective Secured Cash Management Agreement be treated as pari passu with the Loan Document Obligations with respect to the priority of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in Section 11.02, a “Qualified Secured Cash Management Agreement”, so long as the following conditions are satisfied:

(i)            in the case of a Hedging Agreement, such Hedging Agreement is either (x) in effect on the Funding Date with a counterparty that is a Hedging Creditor or (y) entered into after the Funding Date with any counterparty that is a Hedging Creditor at the time such Hedging Agreement is entered into; and

(ii)           in the case of a Cash Management Agreement, such Cash Management Agreement is either (x) in effect on the Funding Date with a Cash Management Creditor  or (y) entered into after the Funding Date with a Cash Management Creditor at the time such Cash Management Agreement is entered into;

provided that no such Secured Hedging Agreement or Secured Cash Management Agreement can be secured on a first lien basis by the Term Priority Collateral (and any request under this Section 13.21 will be deemed to be a representation by Holdings to such effect); and provided further, that no monetary obligations in respect of any Secured Hedging Agreement or Secured Cash Management Agreement shall be treated as “Hedging Obligations” or “Cash Management

Services Obligations”, as applicable, hereunder or receive any benefit of the designation under this Section 13.21 after the Discharge of Revolving Credit Obligations.  If, in any written notification by Holdings as set forth above, Holdings shall fail to include in such written notice that a Secured Hedging Agreement or Secured Cash Management Agreement shall constitute a Qualified Secured Hedging Agreement or Qualified Secured Cash Management Agreement, as the case may be, then such Secured Hedging Agreement or Secured Cash Management Agreement shall not constitute a Qualified Secured Hedging Agreement or Qualified Secured Cash Management Agreement, as the case may be.

(b) Until such time as Holdings delivers (and the Administrative Agent and Co-Collateral Agents acknowledge) such notice as described above, such Hedging Agreement or Cash Management Agreement shall not constitute a Secured Hedging Agreement or Secured Cash Management Agreement, as the case may be.  The parties hereto understand and agree that the provisions of this Section 13.21 are made for the benefit of the Lenders and their Affiliates and the Term Loan Lenders and their Affiliates which become parties to Hedging Agreements or Cash Management Agreements, as applicable, and agree that any amendments or modifications to the provisions of this Section 13.21 shall not be effective with respect to any Secured Hedging Agreement or Secured Cash Management Agreement, as the case may be, entered into prior to the date of the respective amendment or modification of this Section 13.21 (without the written consent of the relevant parties thereto).  Notwithstanding any such designation of a Hedging Agreement as a Secured Hedging Agreement or a Cash Management Agreement as a Secured Cash Management Agreement, no provider or holder of any such Secured Hedging Agreement or Secured Cash Management Agreement shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider of such agreements or the Secured Obligations owing thereunder, nor shall their consent be required (other than in their capacities as a Lender to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including, without limitation, as to any matter relating to the Collateral or the release of Collateral or Guarantors.  The Administrative Agent and Co-Collateral Agents accept no responsibility and shall have no liability for the calculation of the exposure owing by the Loan Parties under any such Secured Hedging Agreement and/or Secured Cash Management Agreement, and shall be entitled in all cases to rely on the applicable counterparty and the applicable Loan Party party to such agreement for the calculation thereof.  Such counterparty and the applicable Loan Party party to any such agreement each agrees to provide the Administrative Agent and the Co-Collateral Agents with the calculations of all such exposures and reserves, if any, at such times as the Administrative Agent or the Co-Collateral Agents shall reasonably request, and in any event, not less than monthly (unless otherwise agreed to by the Administrative Agent and the Co-Collateral Agents).

SECTION 14.  Nature of Obligations.

14.01.           Nature of Obligations.  Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that:

(a)           all U.S. Facility Obligations to repay principal of, interest on, and all other amounts with respect to, all U.S. Facility Revolving Loans, U.S. Facility Swingline Loans, U.S. Facility Letters of Credit and all other U.S. Facility Obligations pursuant to this Agreement and each other Loan Document (including, without limitation, all fees, indemnities, taxes and other U.S. Facility Obligations in connection therewith or in connection with the related Commitments) shall constitute the joint and several obligations of each of the U.S. Borrowers.  In addition to the direct (and joint and several) obligations of the U.S. Borrowers with respect to U.S. Facility Obligations as described above, all such U.S. Facility Obligations shall be guaranteed pursuant to, and in accordance with the terms of, the Guarantee and Collateral Agreement, provided that the obligations of a U.S. Borrower with respect to the U.S. Facility Obligations as described above shall not be limited by any provision of the Guarantee and Collateral Agreement entered into by such U.S. Borrower;

(b)           all Canadian Facility Obligations owing by any U.S. Borrower to repay principal of, interest on, and all other amounts with respect to, all Canadian Facility Revolving Loans and Canadian Facility Swingline Loans borrowed by any U.S. Borrower, all Canadian Facility Letters of Credit issued for the account of any U.S. Borrower and all other Canadian Facility Obligations owing by any U.S. Borrower pursuant to this Agreement and each other Loan Document (including, without limitation, all fees, indemnities, taxes and other Canadian Facility Obligations in connection therewith or in connection with the related Canadian Facility Commitments) shall constitute the joint and several obligations of each of the U.S. Borrowers.  In addition to the direct (and joint and several) obligations of the U.S. Borrowers with respect to Canadian Facility Obligations as described above, all such Canadian Facility Obligations owing by any U.S. Borrower shall be guaranteed pursuant to, and in accordance with the terms of, the Guarantee and Collateral Agreement, provided that the obligations of a U.S. Borrower with respect to the Canadian Facility Obligations as described above shall not be limited by any provision of the Guarantee and Collateral Agreement entered into by such U.S. Borrower; and

(c)           all Canadian Facility Obligations owing by any Canadian Borrower to repay principal of, interest on, and all other amounts with respect to, all Canadian Facility Revolving Loans and Canadian Facility Swingline Loans borrowed by any Canadian Borrower, all Canadian Facility Letters of Credit issued for the account of any Canadian Borrower and all other Canadian Facility Obligations owing by any Canadian Borrower pursuant to this Agreement and each other Loan Document (including, without limitation, all fees, indemnities, taxes and other Canadian Facility Obligations in connection therewith or in connection with the related Canadian Facility Commitments) shall constitute the joint and several obligations of each of the Canadian Borrowers.  In addition to the direct (and joint and several) obligations of the Canadian Borrowers with respect to Canadian Facility Obligations as described above, all such Canadian Facility Obligations owing by any Canadian Borrower shall be guaranteed pursuant to, and in accordance with the terms of, the Guarantee and Collateral Agreement and Canadian Guarantee and Collateral Agreement, provided that the obligations of a Canadian Borrower with respect to the Canadian Facility Obligations as described above shall not be limited by any provision of the Canadian Guarantee and Collateral Agreement entered into by such Canadian Borrower.

14.02.           Independent Obligation.  The obligations of each Borrower with respect to its Borrower Obligations are independent of the Loan Document Obligations of each other Borrower or any Guarantor under its Guarantee of such Borrower Obligations, and a separate action or actions may be brought and prosecuted against each Borrower, whether or not any other Borrower or any Guarantor is joined in any such action or actions.  Each Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall, to the fullest extent permitted by law, operate to toll the statute of limitations as to each Borrower.

14.03.           Authorization.  Each of the Borrowers authorizes the Administrative Agent, the Security Agent, the Swingline Lender, the Fronting Lender, the Co-Collateral Agents, the Issuing Lenders and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to, to the maximum extent permitted by applicable law and the Loan Documents to:

(a)           exercise or refrain from exercising any rights against any other Borrower or any Guarantor or others or otherwise act or refrain from acting;

(b)           release or substitute any other Borrower, endorsers, Guarantors or other obligors;

(c)           settle or compromise any of the Borrower Obligations of any other Borrower or any other Loan Party, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Lenders;

(d)           apply any sums paid by any other Borrower or any other Person, howsoever realized to any liability or liabilities of such other Borrower or other Person regardless of what liability or liabilities of such other Borrower or other Person remain unpaid; and/or

(e)           consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other Borrower or any other Person.

14.04.           Reliance.  It is not necessary for the Administrative Agent, the Security Agent, the Swingline Lender, the Fronting Lender, any Issuing Lender or any Lender to inquire into the capacity or powers of any Borrower, Holdings or any of its other Subsidiaries or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Borrower Obligations made or created in reliance upon the professed exercise of such powers shall constitute the joint and several obligations of the respective Borrowers hereunder.

14.05.           Contribution; Subrogation.  No Borrower shall exercise any rights of contribution or subrogation with respect to any other Borrower as a result of payments made by it hereunder, in each case unless and until (i) the Total Commitment and all Letters of Credit have been terminated and (ii) all of the Loan Document Obligations have been paid in full in cash.  To the extent that any Canadian Loan Party or U.S. Loan Party shall be required to pay a portion of the Loan Document Obligations which shall exceed the amount of loans, advances or other extensions of credit received by such Loan Party and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Loan Party shall be reimbursed by the other Loan Parties within its group (Canadian or U.S.) for the amount of such excess, subject to the restrictions of the previous sentence.  This Section 14.05 is intended only to define the relative rights of Loan Parties, and nothing set forth in this Section 14.05 is intended or shall impair the obligations of each Loan Party to pay the Loan Document Obligations as and when the same shall become due and payable in accordance with the terms hereof.

14.06.           Waiver.  Each Borrower waives any right to require the Administrative Agent, the Security Agent, the Swingline Lender, the Fronting Lender, the Co-Collateral Agents, the Issuing Lenders or the Lenders to (i) proceed against any other Borrower, any Guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any Guarantor or any other party or (iii) pursue any other remedy in the Administrative Agent’s, the Security Agent’s, the Swingline Lender’s, the Fronting Lender’s, any Issuing Lender’s or Lenders’ power whatsoever.  Each Borrower waives any defense based on or arising out of suretyship or any impairment of security held from any Borrower, any Guarantor or any other party or on or arising out of any defense of any other Borrower, any Guarantor or any other party other than payment in full in cash of its Borrower Obligations, including, without limitation, any defense based on or arising out of the disability of any other Borrower, any Guarantor or any other party, or the unenforceability of its Borrower Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, in each case other than as a result of the payment in full in cash of its Borrower Obligations.

14.07.           Limitation on Canadian Borrower Obligations.  Notwithstanding anything to the contrary herein or in any other Loan Document (including provisions that may override any other provision), in no event shall the Canadian Borrowers or any other Canadian Loan Party guarantee or be deemed to have guaranteed or become liable or obligated on a joint and several basis or otherwise for, or to have pledged any of its assets to secure, any direct Secured Obligation owing by any U.S. Borrower or Domestic Subsidiary of Holdings under this Agreement, any of the other Loan Documents, any Secured Hedging Agreement or any Secured Cash Management Agreement.  All provisions contained in any Loan Document, any Secured Hedging Agreement or any Secured Cash Management Agreement shall be interpreted consistently with this Section 14.07 to the extent possible, and where such other provisions conflict with the provisions of this Section 14.07, the provisions of this Section 14.07 shall govern.

14.08.           Rights and Obligations.  The obligations of the Swingline Lender, the Fronting Lender, each Issuing Lender and each Lender under this Agreement bind each of them severally.  Failure by the Swingline Lender, the Fronting Lender, any Issuing Lender or any Lender, as the case may be, to perform its obligations under this Agreement does not affect the obligations of any other party under this Agreement.  The Swingline Lender, the Fronting Lender, each Issuing Lender or each Lender is not responsible for the obligations of any other

Swingline Lender, Fronting Lender, Issuing Lender or Lender, as the case may be, under this Agreement.  The rights, powers and remedies of the Swingline Lender, the Fronting Lender, each Issuing Lender and each Lender in connection with this Agreement are separate and independent rights, powers and remedies and any debt arising under this Agreement to or for the account of the Swingline Lender, the Fronting Lender, any Issuing Lender or any Lender from a Loan Party is a separate and independent debt.

SECTION 15.  Revolving Loans; Intra-Lender Issues.

15.01.           Specified Foreign Currency Participations.  Notwithstanding anything to the contrary contained herein, all Revolving Loans under a Tranche which are denominated in Canadian Dollars (each, a “Specified Foreign Currency Loan”), shall be made solely by the Lenders (including the Fronting Lender) under such Tranche who are not Participating Specified Foreign Currency Lenders.  Subject to Section 15.07, each Lender acceptable to the Fronting Lender (in its sole discretion) that does not have Specified Foreign Currency Funding Capacity (a “Participating Specified Foreign Currency Lender”) at the time such Lender becomes a “Lender” hereunder shall irrevocably and unconditionally purchase and acquire and shall be deemed to irrevocably and unconditionally purchase and acquire from the Fronting Lender, and the Fronting Lender shall sell and be deemed to sell to each such Participating Specified Foreign Currency Lender, without recourse or any representation or warranty whatsoever, an undivided interest and participation (a “Specified Foreign Currency Participation”) in each Revolving Loan under a Tranche which is a Specified Foreign Currency Loan funded by the Fronting Lender in an amount equal to such Participating Specified Foreign Currency Lender’s U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of the Borrowing that includes such Revolving Loan (it being understood and agreed that whether or not a Person should become a Participating Specified Foreign Currency Lender shall be made by the Administrative Agent in it sole discretion, but once made, subject to Section 15.07, shall not be revoked).  Such purchase and sale of a Specified Foreign Currency Participation shall be deemed to occur automatically upon the making of a Specified Foreign Currency Loan by the Fronting Lender, without any further notice to any Participating Specified Foreign Currency Lender.  The purchase price payable by each Participating Specified Foreign Currency Lender to the Fronting Lender for each Specified Foreign Currency Participation purchased by it from the Fronting Lender shall be equal to 100% of the principal amount of such Specified Foreign Currency Participation (i.e., the product of (i) the amount of the Borrowing that includes the relevant Revolving Loan under a Tranche and (ii) such Participating Specified Foreign Currency Lender’s U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be), and such purchase price shall be payable by each Participating Specified Foreign Currency Lender to the Fronting Lender in accordance with the settlement procedure set forth in Section 15.02.  The Fronting Lender and the Administrative Agent shall record on their books the amount of the Revolving Loans made by the Fronting Lender and each Participating Specified Foreign Currency Lender’s Specified Foreign Currency Participation and funded Specified Foreign Currency Participation therein, all payments in respect thereof and interest accrued thereon and all payments made by and to each Participating Specified Foreign Currency Lender pursuant to this Section 15.01.  This Section 15 shall not affect the obligations of any Lender that does not have Specified Foreign Currency Funding Capacity and that is not a Participating Specified Foreign Currency Lender to make Specified Foreign Currency Loans in accordance with the terms and conditions set forth in the other Sections of this Agreement.

15.02.              Settlement Procedures for Specified Foreign Currency Participations.  Each Participating Specified Foreign Currency Lender’s Specified Foreign Currency Participation in the Specified Foreign Currency Loans under a Tranche shall be in an amount equal to its U.S. Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of all such Specified Foreign Currency Loans under such Tranche.  However, in order to facilitate the administration of the Specified Foreign Currency Loans made by the Fronting Lender and the Specified Foreign Currency Participations, settlement among the Fronting Lender and the Participating Specified Foreign Currency Lenders with regard to the Participating Specified Foreign Currency Lenders’ Specified Foreign Currency Participations shall take place in accordance with the following provisions:

(a)           The Fronting Lender and the Participating Specified Foreign Currency Lenders shall settle (a “Specified Foreign Currency Participation Settlement”) by payments in respect of the Specified Foreign Currency Participations as follows:  So long as any Specified Foreign Currency Loans are outstanding, Specified Foreign Currency Participation Settlements shall be effected upon the request of the Fronting Lender through the Administrative Agent on such Business Days as requested by the Fronting Lender and as the Administrative Agent shall specify by a notice by telecopy, telephone or similar form of notice to each Participating Specified Foreign Currency Lender requesting such Specified Foreign Currency Participation Settlement (each such date on which a Specified Foreign Currency Participation Settlement occurs herein called a “Specified Foreign Currency Participation Settlement Date”), such notice to be delivered no later than 2:00 p.m. (New York time) at least one Business Day prior to the requested Specified Foreign Currency Participation Settlement Date; provided that the Fronting Lender shall have the option but not the obligation to request a Specified Foreign Currency Participation Settlement Date and, in any event, shall not request a Specified Foreign Currency Participation Settlement Date prior to the occurrence of an Event of Default; provided further, that if (x) such Event of Default is cured or waived in writing in accordance with the terms hereof, (y) no Obligations have yet been declared due and payable under Section 11.01 and (z) the Administrative Agent has actual knowledge of such cure or waiver, all prior to the Administrative Agent’s giving notice to the Participating Specified Foreign Currency Lenders of the first Specified Foreign Currency Participation Settlement Date under this Agreement, then the Administrative Agent shall not give notice to the Participating Specified Foreign Currency Lenders of a Specified Foreign Currency Participation Settlement Date based upon such cured or waived Event of Default.  If on any Specified Foreign Currency Participation Settlement Date the total principal amount of the Specified Foreign Currency Loans made or deemed made by the Fronting Lender during the period ending on (but excluding) such Specified Foreign Currency Participation Settlement Date and commencing on (and including) the immediately preceding Specified Foreign Currency Participation Settlement Date (or the Funding Date in the case of the period ending on the first Specified Foreign Currency Participation Settlement Date) (each such period herein called a “Specified Foreign Currency Participation Settlement Period”) is greater than the principal amount of Specified Foreign Currency Loans repaid during such Specified Foreign Currency Participation Settlement Period to the Fronting Lender, each Participating Specified Foreign Currency Lender under a Tranche shall pay to the Fronting Lender (through the Administrative Agent), no later than 11:00 a.m. (New York time) on such Specified

Foreign Currency Participation Settlement Date, an amount equal to such Participating Specified Foreign Currency Lender’s ratable share of the amount of such excess under such Tranche.  If in any Specified Foreign Currency Participation Settlement Period the outstanding principal amount of the Specified Foreign Currency Loans repaid to the Fronting Lender in such period exceeds the total principal amount of the Specified Foreign Currency Loans made or deemed made by the Fronting Lender during such period, the Fronting Lender shall pay to each Participating Specified Foreign Currency Lender under a Tranche (through the Administrative Agent) on such Specified Foreign Currency Participation Settlement Date an amount equal to such Participating Specified Foreign Currency Lender’s ratable share of such excess under such Tranche.  Specified Foreign Currency Participation Settlements in respect of Specified Foreign Currency Loans shall be made in the respective Available Currency in which such Specified Foreign Currency Loan was funded on the Specified Foreign Currency Participation Settlement Date for such Specified Foreign Currency Loans.

(b)           If any Participating Specified Foreign Currency Lender fails to pay to the Fronting Lender on any Specified Foreign Currency Participation Settlement Date the full amount required to be paid by such Participating Specified Foreign Currency Lender to the Fronting Lender on such Specified Foreign Currency Participation Settlement Date in respect of such Participating Specified Foreign Currency Lender’s Specified Foreign Currency Participation (such Participating Specified Foreign Currency Lender’s “Specified Foreign Currency Participation Settlement Amount”) with the Fronting Lender, the Fronting Lender shall be entitled to recover such unpaid amount from such Participating Specified Foreign Currency Lender, together with interest thereon (in the same respective currency or currencies as the relevant Specified Foreign Currency Loans) at the Base Rate plus the Applicable Margin for Base Rate Loans plus, if such unpaid amount is not paid within one Business Day after such Specified Foreign Currency Participation Settlement Date, 2.00%.  Without limiting the Fronting Lender’s rights to recover from any Participating Specified Foreign Currency Lender any unpaid Specified Foreign Currency Participation Settlement Amount payable by such Participating Specified Foreign Currency Lender to the Fronting Lender, the Administrative Agent shall also be entitled to withhold from amounts otherwise payable to such Participating Specified Foreign Currency Lender an amount equal to such Participating Specified Foreign Currency Lender’s unpaid Specified Foreign Currency Participation Settlement Amount owing to the Fronting Lender and apply such withheld amount to the payment of any unpaid Specified Foreign Currency Participation Settlement Amount owing by such Participating Specified Foreign Currency Lender to the Fronting Lender.

15.03.              Obligations Irrevocable.  The obligations of each Participating Specified Foreign Currency Lender under a Tranche to purchase from the Fronting Lender a participation in each Specified Foreign Currency Loan under such Tranche made by the Fronting Lender and to make payments to the Fronting Lender with respect to such participation, in each case as provided herein, shall be irrevocable and not subject to any qualification or exception whatsoever, including any of the following circumstances:

(a)           any lack of validity or enforceability of this Agreement or any of the other Loan Documents or of any Loans, against the Borrowers or any other Loan Party;

(b)           the existence of any claim, setoff, defense or other right which the Borrowers or any other Loan Party may have at any time against the Administrative Agent, any Participating Specified Foreign Currency Lender, or any other Person, whether in connection with this Agreement, any Specified Foreign Currency Loans, the transactions contemplated herein or any unrelated transactions;

(c)           any application or misapplication of any proceeds of any Specified Foreign Currency Loans;

(d)           the surrender or impairment of any security for any Specified Foreign Currency Loans;

(e)           the occurrence of any Default or Event of Default;

(f)            the commencement or pendency of any events specified in Section 11.01(g) or (h), in respect of Holdings, the other Borrowers or any of their respective Subsidiaries or any other Person; or

(g)           the failure to satisfy the applicable conditions precedent set forth in Section 6 or 7.

15.04.              Recovery or Avoidance of Payments.  In the event any payment by or on behalf of any Borrower or any other Loan Party received by the Administrative Agent or the Fronting Lender with respect to any Specified Foreign Currency Loan under a Tranche made by the Fronting Lender is thereafter set aside, avoided or recovered from the Administrative Agent or the Fronting Lender in connection with any insolvency proceeding or due to any mistake of law or fact, each Participating Specified Foreign Currency Lender shall, upon written demand by the Administrative Agent, pay to the Fronting Lender (through the Administrative Agent) such Participating Specified Foreign Currency Lender’s U.S. Facility RL Percentage or Canadian Facility RL Percentage under such Tranche of such amount set aside, avoided or recovered, together with interest at the rate and in the currency required to be paid by the Fronting Lender or the Administrative Agent upon the amount required to be repaid by it.

15.05.              Indemnification by Lenders.  Each Participating Specified Foreign Currency Lender under a Tranche agrees to indemnify the Fronting Lender (to the extent not reimbursed by the Borrowers and without limiting the obligations of the Borrowers hereunder or under any other Loan Document) ratably for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Fronting Lender in any way relating to or arising out of any Specified Foreign Currency Loans under such Tranche or any action taken or omitted by the Fronting Lender in connection therewith; provided that no Participating Specified Foreign Currency Lender under such Tranche shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Fronting Lender (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  Without limiting the foregoing, each Participating Specified Foreign Currency Lender under a Tranche agrees to reimburse the Fronting Lender promptly upon demand for such Participating Specified Foreign Currency Lender’s ratable share of any costs or expenses payable by the Borrowers to the Fronting Lender in respect of the Specified Foreign Currency Loans under such Tranche to the extent that the Fronting Lender is not promptly reimbursed for such costs and expenses by the Borrowers.  The agreement contained in this Section 15.05 shall survive payment in full of all Specified Foreign Currency Loans.

15.06.              Specified Foreign Currency Loan Participation Fee.  In consideration for each Participating Specified Foreign Currency Lender’s participation in the Specified Foreign Currency Loans made by the Fronting Lender, the Fronting Lender agrees to pay to the Administrative Agent for the account of each Participating Specified Foreign Currency Lender, as and when the Fronting Lender receives payment of interest on its Specified Foreign Currency Loans, a fee (the “Specified Foreign Currency Participation Fee”) at a rate per annum equal to (x) to the extent the Specified Foreign Currency Participation Settlement in respect of a Specified Foreign Currency Loan has not occurred, the Applicable Margin on such Specified Foreign Currency Loan minus 0.25% on the unfunded Specified Foreign Currency Participation of such Participating Specified Foreign Currency Lender in such Specified Foreign Currency Loan of the Fronting Lender or (y) to the extent the Specified Foreign Currency Participation Settlement in respect of a Specified Foreign Currency Loan has occurred, full amount of interest on such Specified Foreign Currency Loan payable under this Agreement.  The Specified Foreign Currency Participation Fee in respect of any Specified Foreign Currency Participation in a Specified Foreign Currency Loan shall be payable to the Administrative Agent in the Available Currency in which the respective Specified Foreign Currency Loan was funded when interest on such Specified Foreign Currency Loan is received by the Fronting Lender.  If the Fronting Lender does not receive payment in full of such interest, the Specified Foreign Currency Participation Fee in respect of the Specified Foreign Currency Participation in such Specified Foreign Currency Loans shall be reduced proportionately.  Any amounts payable under this Section 15.06 by the Administrative Agent to the Participating Specified Foreign Currency Lenders shall be paid in the Available Currency in which the respective Specified Foreign Currency Loan was funded (or, if different, the currency in which such interest payments are actually received).

15.07.              Defaulting Lenders; etc.  Notwithstanding anything to the contrary contained above, (x) no Lender may become a Participating Specified Foreign Currency Lender at any time it is a Defaulting Lender, and (y) if any Participating Specified Foreign Currency Lender at any time becomes a Defaulting Lender, the Fronting Lender shall have the right to, by notice to the affected Lender, (i) terminate such Lender’s status as a Participating Specified Foreign Currency Lender for Revolving Loans and (ii) declare a Specified Foreign Currency Participation Settlement Date to occur with respect to such affected Lender.

15.08.              U.S. Dollar Payments.  Notwithstanding anything to the contrary contained above, if a Participating Specified Foreign Currency Lender shall have previously notified the Fronting Lender in writing that all payments of Canadian Dollars under this Section 15 made to, or by, such Participating Specified Foreign Currency Lender must be in U.S. Dollars, then all payments of Canadian Dollars under this Section 15 required to be made by (x) the Fronting Lender to such Participating Specified Foreign Currency Lender shall be made in U.S. Dollars and (y) such Participating Specified Foreign Currency Lender to the Fronting Lender shall be made in U.S. Dollars, in each case in an amount equal to the U.S. Dollar Equivalent of such Canadian Dollar payment; provided that (i) for purposes of determining the

U.S. Dollar Equivalent for this Section 15.08, such amounts shall include any premium and costs payable in connection with the purchase of U.S. Dollars and (ii) such Participating Specified Foreign Currency Lender shall reimburse the Fronting Lender for any difference between the amount it receives to, following conversion thereof, the amount it is required to pay with respect to such Participating Specified Foreign Currency Lender, which difference would (without giving effect to this clause (ii)) be borne by the Fronting Lender.

SECTION 16.  Lender Loss Sharing Agreement.

16.01.           Definitions.  As used in this Section 16, the following terms shall have the following meanings:

(a)           CAM:  the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established under Section 16.02.

(b)           CAM Exchange:  the exchange of the U.S. Facility Lenders’ interests and the Canadian Facility Lenders’ interests provided for in Section 16.02.

(c)           CAM Exchange Date:  the first date after the Closing Date on which there shall occur (i) any event described in Section 11.01(g) or (h) with respect to any Borrower, (ii) an acceleration of Loans and termination of the Total Commitment pursuant to Section 11.01 or (iii) the failure by any Borrower to repay any amounts due under any Tranche of Loans on the Revolving Loan Maturity Date.

(d)           CAM Percentage:  as to each Lender, such Lender’s RL Percentage of the Total Commitment immediately prior to the CAM Exchange Date and the termination of the Total Commitment.

(e)           Designated Obligations:  all Obligations of the Borrowers with respect to (i) principal and interest under the Loans, (ii) Unpaid Drawings under Letters of Credit and interest thereon and (iii) all Fees.

(f)            Revolver Facilities:  the facility established under the U.S. Facility Commitments and the Canadian Facility Commitments, and “Revolver Facility” means any one of such Revolver Facilities.

16.02.           CAM Exchange.  (a)  On the CAM Exchange Date:

(i)            the U.S. Facility Commitments and the Canadian Facility Commitments shall have terminated in accordance with Section 11.01,

(ii)           each U.S. Facility Lender shall fund its participation in any outstanding Swingline Loans and Agent Advances in accordance with Sections 2.01(b) and (e), and each Canadian Facility Lender shall fund its participation in any outstanding Swingline Loans and Agent Advances in accordance with Section 2.01(b) and Section 2.01(e), respectively,

(iii)          each U.S. Facility Lender shall fund its participation in any Unpaid Drawings made under the applicable U.S. Facility Letters of Credit pursuant to Section 3.04, and each Canadian Facility Lender shall fund its participation in any Unpaid Drawings made under the applicable Canadian Facility Letters of Credit pursuant to Section 3.04,

(iv)          each Participating Foreign Currency Lender shall fund its Specified Foreign Currency Participation in any Specified Foreign Currency Loans pursuant to Section 15.02, and

(v)           the Lenders shall purchase, at the U.S. Dollar Equivalent of par, interests in the Designated Obligations under each Revolver Facility (and shall make payments in U.S. Dollars to the Administrative Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse each Issuing Lender for unreimbursed drawings under outstanding Letters of Credit under such Revolver Facility such that, in lieu of the interests of each Lender in the Designated Obligations under the U.S. Facility Commitments and the Canadian Facility Commitments in which it shall participate immediately prior to the CAM Exchange Date, such Lender shall own an interest equal to such Lender’s CAM Percentage in each component of the Designated Obligations immediately following the CAM Exchange.

(b)           Each Lender and each Person acquiring a participation from any Lender as contemplated by Section 13.04 hereby consents and agrees to the CAM Exchange.  Each Borrower agrees from time to time to execute and deliver to the Lenders all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans under this Agreement to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Lender to deliver or accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(c)           As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of any of the Designated Obligations shall be distributed to Lenders, pro rata in accordance with their respective CAM Percentages.

(d)           In the event that on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by an Issuing Lender that is not reimbursed by the applicable Borrowers, then each Lender shall promptly reimburse such Issuing Lender for its CAM Percentage of such unreimbursed payment.

16.03.              Miscellaneous.  Notwithstanding any other provision of this Section 16, the Administrative Agent and each Lender agree that if the Administrative Agent or a Lender is required under applicable law to withhold or deduct any Taxes or other amounts from payments made by it hereunder or as a result hereof to the Administrative Agent or any Lender, such Person shall be entitled to withhold or deduct such amounts and pay over such Taxes or other amounts to the applicable Governmental Authority imposing such Tax without any obligation to indemnify the Administrative Agent or any Lender with respect to such amounts and without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by Agent or any Lender subject to such withholding to the Administrative Agent or any other Lender making such withholding and paying over such amounts, but without diminution of the rights of the Administrative Agent or such Lender subject to such withholding as against Borrowers and the other Loan Parties to the extent (if any) provided in this Agreement and the other Loan Documents.  Any amounts so withheld or deducted shall be treated as, for the purpose of this Section 16, having been paid to the Administrative Agent or such Lender with respect to which such withholding or deduction was made.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

HOLDINGS:

SMURFIT-STONE CONTAINER CORPORATION

By:	/s/ Timothy T. Griffith
	Name:	Timothy T. Griffith
	Title:	Vice President and Treasurer

U.S. BORROWER:

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
as a U.S. Borrower

By:	/s/ Timothy T. Griffith
	Name:	Timothy T. Griffith
	Title:	Vice President and Treasurer

CANADIAN BORROWER:

SMURFIT-STONE CONTAINER CANADA, L.P.,
as a Canadian Borrower

By:	3242795 NOVA SCOTIA LIMITED,
as its General Partner

By:	/s/ Timothy T. Griffith
	Name:	Timothy T. Griffith
	Title:	Vice President and Treasurer

DEUTSCHE BANK AG NEW YORK BRANCH, Individually and as Administrative Agent, Co-Collateral Agent and Security Agent

By:	/s/ Carin Keegan
	Name:	Carin Keegan
	Title:	Director

By:	/s/ Scottye Lindsey
	Name:	Scottye Lindsey
	Title:	Director

JPMORGAN CHASE BANK, N.A., Individually and as Co-Collateral Agent

By:	/s/ Peter S. Predun
	Name:	Peter S. Predun
	Title:	Executive Director

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, Individually and as Co-Collateral Agent

By:
Name:
Title:

NAME OF INSTITUTION:

GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Collateral Agent, as a U.S. Lender and as a Canadian Lender

By:	/s/ Wafa Shalabi
	Name:	Wafa Shalabi
	Title:	Its Duly Authorized Signatory

Signature Page to Smurfit ABL Credit Agreement

NAME OF INSTITUTION:

Deutsche Bank AG New York Branch, as a U.S. Lender

By:	/s/ Carin Keegan
	Name:	Carin Keegan
	Title:	Director

By:	/s/ Scottye Lindsey
	Name:	Scottye Lindsey
	Title:	Director

Signature Page to Smurfit ABL Credit Agreement

NAME OF INSTITUTION

Deutsche Bank AG, Canada Branch, as a Canadian Lender

By:	/s/ Rod O’Hara
	Name:	Rod O’Hara
	Title:	Director

By:	/s/ David Gynn
	Name:	David Gynn
	Title:	Director

Signature Page to Smurfit ABL Credit Agreement

NAME OF INSTITUTION:

JPMorgan Chase Bank, N.A., as a U.S. Lender

By:	/s/ Peter S. Predun
	Name:	Peter S. Predun
	Title:	Executive Director

Signature Page to Smurfit ABL Credit Agreement

NAME OF INSTITUTION:

JPMorgan Chase Bank, N.A., Toronto Branch, as a Canadian Lender

By:	/s/ Peter S. Predun
	Name:	Peter S. Predun
	Title:	Executive Director

Signature Page to Smurfit ABL Credit Agreement

NAME OF INSTITUTION:

Bank of America, N.A., as a U.S. Lender

By:	/s/ Brian J. Wright
	Name:	Brian J. Wright
	Title:	Senior Vice President

Signature Page to Smurfit ABL Credit Agreement

NAME OF INSTITUTION:

Bank of America, N.A., acting through its Canada branch, as a Canadian Lender

By:	/s/ Medina Sales De Andrade
	Name:	Medina Sales De Andrade
	Title:	Vice President

Signature Page to Smurfit ABL Credit Agreement

WACHOVIA CAPITAL FINANCE CORPORATION (NEW ENGLAND), as a U.S. Lender

By:	/s/ Sanat Amladi
	Name:	Sanat Amladi
	Title:	Vice President

Signature Page to Smurfit ABL Credit Agreement

WELLS FARGO CAPITAL FINANCE CORPORATION (CANADA), as a Canadian Lender

By:	/s/ Sanat Amladi
	Name:	Sanat Amladi
	Title:	Vice President

Signature Page to Smurfit ABL Credit Agreement

NAME OF INSTITUTION:

Regions Bank, as a U.S. Lender

By:	/s/ Curtis J. Correa
	Name:	Curtis J. Correa
	Title:	Senior Vice President

Signature Page to Smurfit ABL Credit Agreement

NAME OF INSTITUTION:

THE BANK OF NOVA SCOTIA, as a U.S. Lender

By:	/s/ Karen L. Anillo
	Name:	Karen L. Anillo
	Title:	Director

Signature Page to Smurfit ABL Credit Agreement

NAME OF INSTITUTION:

The Bank of Nova Scotia, as a Canadian Lender

By:	/s/ Stephen H. Corey
	Name:	Stephen H. Corey
	Title:	Director

By:	/s/ Sonya Bikhit
	Name:	Sonya Bikhit
	Title:	Associate

Signature Page to Smurfit ABL Credit Agreement

NAME OF INSTITUTION:

CAPITAL ONE LEVERAGE FINANCE CORPORATION, as a U.S. Lender

By:	/s/ Paul Dellova
	Name:	Paul Dellova
	Title:	Senior Vice President

Signature Page to Smurfit ABL Credit Agreement

NAME OF INSTITUTION:

COBANK, ACB as a U.S. Lender

By:	/s/ Jeffrey C. Norte
	Name:	Jeffrey C. Norte
	Title:	Vice President

Signature Page to Smurfit ABL Credit Agreement

NAME OF INSTITUTION:

RBS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, INC., A SUBSIDIARY OF RBS CITIZENS, NA as a U.S. Lender

By:	/s/ John D. Bobbin
	Name:	John D. Bobbin
	Title:	Vice President

Signature Page to Smurfit ABL Credit Agreement

NAME OF INSTITUTION:

RZB FINANCE LLC, as a U.S. Lender

By:	/s/ Christoph Hoedl
	Name:	CHRISTOPH HOEDL
	Title:	First Vice President

By:	/s/ John A. Valiska
	Name:	JOHN A. VALISKA
	Title:	First Vice President

Signature Page to Smurfit ABL Credit Agreement

NAME OF INSTITUTION:

Siemens Financial Services, Inc., as a U.S. Lender

By:	/s/ Doug Maher
	Name:	Doug Maher
	Title:	Vice President

By:	/s/ Matthias Grossmann
	Name:	Matthias Grossmann
	Title:	Sr. VP & CFO

Signature Page to Smurfit ABL Credit Agreement

SCHEDULES TO ABL CREDIT AGREEMENT

among

SMURFIT-STONE CONTAINER CORPORATION,

SMURFIT-STONE CONTAINER ENTERPRISES, INC.,

CERTAIN OF ITS SUBSIDIARIES FROM TIME TO TIME PARTY THERETO,

THE LENDERS PARTY HERETO,

DEUTSCHE BANK AG NEW YORK BRANCH,

as ADMINISTRATIVE AGENT and SECURITY AGENT,

and

DEUTSCHE BANK AG NEW YORK BRANCH,

JPMORGAN CHASE BANK, N.A.

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as CO-COLLATERAL AGENTS

Dated as of April 15, 2010

DEUTSCHE BANK SECURITIES INC.,

J.P. MORGAN SECURITIES INC.,

GE CAPITAL MARKETS, INC.

BANC OF AMERICA SECURITIES, LLC,

and

WELLS FARGO CAPITAL FINANCE, LLC

as JOINT LEAD ARRANGERS and JOINT BOOK-RUNNERS,

J.P. MORGAN SECURITIES INC. as SYNDICATION AGENT,

GENERAL ELECTRIC CAPITAL CORPORATION,

BANC OF AMERICA SECURITIES, LLC,

and

WELLS FARGO CAPITAL FINANCE, LLC

as DOCUMENTATION AGENTS

and

THE BANK OF NOVA SCOTIA

and

REGIONS BANK

as SENIOR MANAGING AGENTS

SCHEDULE 1.01(a)

Commitments

Lender	U.S. Facility Commitment	Canadian Facility Commitment

Deutsche Bank AG New York Branch	$55,000,000.00	$0.00

Deutsche Bank AG, Canada Branch	$0.00	$17,500,000.00

JPMorgan Chase Bank, N.A.	$56,000,000.00	$0.00

JPMorgan Chase Bank, N.A., Toronto Branch	$0.00	$16,500,000.00

General Electric Capital Corporation	$96,000,000.00	$16,500,000.00

Bank of America, N.A.	$56,000,000.00	$0.00

Bank of America, N.A., acting through its Canada Branch	$0.00	$16,500,000.00

Wachovia Capital Finance Corporation (New England)	$56,000,000.00	$0.00

Wells Fargo Capital Finance Corporation (Canada)	$0.00	$16,500,000.00

Regions Bank	$72,500,000.00	$0.00

The Bank of Nova Scotia	$33,500,000.00	$16,500,000.00

Capital One Leverage Finance Corp.	$25,000,000.00	$0.00

CoBank, ACB	$15,000,000.00	$0.00

RBS Business Capital	$30,000,000.00	$0.00

RZB Finance LLC	$25,000,000.00	$0.00

Siemens Financial Services, Inc.	$30,00,000.00	$0.00

TOTAL:	$550,000,000.00	$100,000,000.00

SCHEDULE 1.01(b)

Provisions Relating to Bankers’ Acceptances,

Bankers’ Acceptance Loans and B/A Discount Notes

BANKERS’ ACCEPTANCES

Acceptances and Drafts.

1.                                       Each Lender under a Tranche severally agrees, on the terms and conditions of the Agreement and this Schedule 1.01(b) and from time to time on any Business Day prior to the Revolving Loan Maturity Date to make Bankers’ Acceptance Loans under such Tranche by (i) in the case of a B/A Lender, accepting Drafts and purchasing such Bankers’ Acceptances in accordance with Section 6 of this Schedule 1.01(b) and the Agreement and (ii) in the case of a Non-B/A Lender, purchasing completed Drafts (which have not and will not be accepted by such Lender) in accordance with Section 6 of this Schedule 1.01(b) and the Agreement; provided that no Loan shall be made as a Bankers’ Acceptance Loan if any Default or Event of Default has occurred and is continuing.

2.                                       Each Bankers’ Acceptance and Draft shall be in a minimum Face Amount of $500,000 and in integral multiples of $100,000, and each Bankers’ Acceptance Loan under a Tranche shall consist of the acceptance and purchase of Bankers’ Acceptances or the purchase of Drafts on the same day, in each case for the B/A Discount Proceeds, effected or arranged by the Lenders under such Tranche in accordance with Section 6 of this Schedule 1.01(b) and the Agreement and their respective Commitments.

3.                                       If the Administrative Agent determines that the Bankers’ Acceptances under a Tranche to be created and purchased or Drafts to be purchased on the making of any Bankers’ Acceptance Loan under a Tranche (upon a conversion or otherwise) will not be created and purchased ratably by the Lenders under such Tranche in accordance with this Schedule 1.01(b) and the Agreement, then (i) the requested Face Amount of such Bankers’ Acceptances and Drafts shall be reduced to such lesser amount as the Administrative Agent determines will permit ratable sharing and (x) the amount by which the requested Face Amount shall have been so reduced shall be converted or continued, as the case may be, as a Canadian Prime Rate Loan to be made contemporaneously with the making of such Bankers’ Acceptance Loan or (y) the Borrowers may cancel part of, or withdraw in its entirety, the related Notice of Borrowing, or (ii) the Administrative Agent may, acting reasonably at the request of any Borrower, deem any Notice of Borrowing delivered in such circumstances of a Bankers’ Acceptance Loan to be, in its entirety, a Notice of Borrowing for Canadian Prime Rate Loans, and make a Canadian Prime Rate Loan to such Borrower in the full amount as originally requested as a Bankers’ Acceptance Loan in such Notice of Borrowing.

Form of Drafts.

4.                                       Each Draft presented by a Borrower shall (i) be in a minimum Face Amount of $500,000 and in an integral multiple of $100,000, (ii) be dated the date of the making of such Bankers’ Acceptance Loan, and (iii) mature and be payable by such Borrower (in common with all other Drafts presented in connection with such Bankers’ Acceptance Loan) on a Business Day which occurs approximately 30, 60, 90 or 180 days (or such longer period as the Administrative Agent and each Lender may agree) at the election of such Borrower after the Drawing Date and on or prior to the Revolving Loan Maturity Date.

Procedure for Drawing.

5.                                       Each Bankers’ Acceptance Loan shall be made in accordance with the notice provisions given by the relevant Borrower by way of a Notice of Borrowing to the Administrative Agent as set forth in Section 2.03 of the Agreement.

6.                                       Not later than 2:00 p.m. (Toronto time) on an applicable Drawing Date, each Lender under the respective Tranche shall complete one or more Drafts in accordance with the Notice of Borrowing and either (i) accept the Drafts and purchase the Bankers’ Acceptances so created for the B/A Discount Proceeds, or (ii) purchase the Drafts for the B/A Discount Proceeds.  In each case, upon receipt of the B/A Discount Proceeds and upon fulfillment of the applicable conditions set forth in Sections 6 and 7 of the Agreement, the Administrative Agent shall apply the B/A Discount Proceeds in accordance with the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, as follows:  (i) remit to the relevant Borrower (in the case of the making of a Canadian Revolving Loan), (ii) prepay Canadian Prime Rate Loans (which shall constitute a conversion of the Canadian Revolving Loans from Canadian Prime Rate Loans to Bankers’ Acceptance Loans) or (iii) pay B/A Instruments maturing on such date (which shall constitute a continuation of Bankers’ Acceptance Loans to new Bankers’ Acceptance Loans), provided that in the case of any such conversion or continuation of Loans, the relevant Borrower shall pay to the Administrative Agent for account of the Lenders under the respective Tranche such additional amounts, if any, as shall be necessary to effect the prepayment in full of the respective Canadian Prime Rate Loans being prepaid, or the B/A Instruments maturing, on such date.

7.                                       Each Borrower shall, at the request of any Lender, issue one or more non-interest bearing promissory notes (each, a “B/A Equivalent Note”) payable on the date of maturity of the unaccepted Draft referred to below in this section, in such form as such Lender may specify and in a principal amount equal to the Face Amount of, and in exchange for, any unaccepted Drafts which the Lender has purchased in accordance with Section 6 of this Schedule 1.01(b) and the Agreement.

8.                                       Bankers’ Acceptances purchased by a Lender may be held by it for its own account until the contract maturity date or sold by it at any time prior to that date in any relevant Canadian market in such Lender’s sole discretion.  Each Borrower hereby renounces, and shall not claim or request or require any Lender to claim, any days of grace for the payment of any Bankers’ Acceptance.

Presigned Draft Forms.

9.                                       To enable the Lenders to create Bankers’ Acceptances or complete Drafts in the manner specified in this Schedule 1.01(b) and the Agreement, each Borrower shall supply each Lender with such number of Drafts as it may reasonably request, duly endorsed and executed on behalf of such Borrower.  Each Lender is hereby authorized to issue such B/A

2

Instruments endorsed in blank in such Face Amounts as may be determined by such Lender, provided that the aggregate amount thereof is equal to the aggregate amount of B/A Instruments required to be purchased by such Lender.  No Lender shall be responsible or liable for its failure to accept and/or purchase a B/A Instrument if the cause of such failure is, in whole or in part, due to the failure of the relevant Borrower to provide duly executed and endorsed B/A Instruments to such Lender on a timely basis.  Each Lender will exercise such care in the custody and safekeeping of Drafts as it would exercise in the custody and safekeeping of similar property owned by it and will, upon request by any Borrower, promptly advise such Borrower of the number and designations, if any, of uncompleted Drafts held by it for such Borrower.  The signature of any officer of any Borrower on a Draft may be mechanically reproduced and B/A Instruments bearing facsimile signature shall be binding upon such Borrower as if they had been manually signed.  Even if the individuals whose manual or facsimile signature appears on any B/A Instrument no longer hold office on the date of signature, at the date of its acceptance by the Lender or at any time after such date, any B/A Instrument so signed shall be valid and binding upon each Borrower.

10.                                 Upon the request of any Lender, each Borrower shall provide to such Lender a power of attorney to complete, sign, endorse and issue B/A Instruments on behalf of such Borrower in form and substance satisfactory to such Lender.  Alternatively, at the request of any Lender, each Borrower shall deliver to such lender a “depository bill” which complies with the requirements of the Depository Bills and Notes Act (Canada), and hereby consents to the deposit of any Bankers’ Acceptance in the form of a depository bill in the book-based debt clearance systems maintained by the Canadian Depository for Securities Limited or other recognized clearing house.  In such circumstances, the delivery of Bankers’ Acceptances shall be governed by the clearance procedures established thereunder.

Payment, Conversion or Renewal of B/A Instruments.

11.                                 Upon the maturity of a B/A Instrument, each Borrower may (i) elect to issue a replacement B/A Instrument by giving a Notice of Borrowing in accordance with Section 2.03 of the Agreement (provided that such Borrower shall pay to the Administrative Agent for the account of the Lenders under the respective Tranche such additional amounts, if any, as shall be necessary to effect payment in full of the Face Amount of the B/A Instrument maturing on such day), (ii) elect to have all or a portion of the Face Amount of the B/A Instrument converted to a Canadian Prime Rate Loan by giving a Notice of Borrowing in accordance with Section 2.03 of the Agreement, or (iii) pay, on or before 12:00 Noon (Toronto time) on the maturity date for the B/A Instrument, an amount in Canadian Dollars equal to the Face Amount of the B/A Instrument (notwithstanding that the Lender under the respective Tranche may be the holder of it at maturity).  Any such payment shall satisfy the relevant Borrower’s obligations under the B/A Instrument to which it relates and the relevant Lender shall then be solely responsible for the payment of the B/A Instrument.

12.                                 If any Borrower (i) fails to pay any B/A Instrument when due or issue a replacement for B/A Discount Proceeds which together with additional amounts then paid to the Administrative Agent for the account of the Lender under the respective Tranche in respect of such maturing B/A Instrument equals the Face Amount of such B/A Instrument pursuant to Section 11 of this Schedule 1.01(b) or (ii) fails to elect to convert all or a portion of the Face

3

Amount of such B/A Instrument to a Canadian Prime Rate Loan pursuant to clause (ii) of Section 11 of this Schedule 1.01(b), then the unpaid amount due and payable shall be converted to a Canadian Prime Rate Loan made by the Lenders under the respective Tranche ratably under the respective Tranche and shall bear interest calculated and payable as provided in Section 2.08 of the Agreement.  This conversion shall occur as of the due date and without any necessity for such Borrower to give any notice thereof.

13.                                 On any date on which a Bankers’ Acceptance Loan under a Tranche is created, purchased, or converted, the Administrative Agent shall be entitled to net all amounts payable on such date by the Administrative Agent to a Lender under such Tranche against all amounts payable on such date by such Lender to the Administrative Agent.  Similarly, on any such date each Borrower hereby authorizes each Lender to net all amounts payable on such date by such Lender to the Administrative Agent for the account of the relevant Borrower, against all amounts payable on such date by such Borrower to such Lender in accordance with the Administrative Agent’s calculations.

14.                                 Except for the requirement to pay immediately upon acceleration of the Revolving Loans pursuant to Section 11.01 of the Agreement, each Borrower shall pay to the Administrative Agent an amount in Canadian Dollars equal to the Face Amount of each Bankers’ Acceptance Loan requested by such Borrower on the maturity date thereof (notwithstanding that the Lender may be the holder of it at maturity).

Circumstances Making Bankers’ Acceptances Unavailable.

15.                                 If, for any reason a market for bankers’ acceptances does not exist at any time or the Lenders cannot for other reasons, after reasonable efforts, readily sell bankers’ acceptances or perform their other obligations under this Agreement with respect to bankers’ acceptances, in each case, as determined in good faith by the Administrative Agent acting reasonably and in respect of which the Administrative Agent shall have given notice to the Borrowers of the occurrence and particulars thereof, (i) the right of each Borrower to request a Bankers’ Acceptance Loan shall be suspended until the circumstances causing a suspension no longer exist, (ii) any applicable Notice of Borrowing which is outstanding shall either:  (x) be cancelled and the requested Bankers’ Acceptance Loan shall not be made or (y) the Administrative Agent may, acting reasonably and taking into account any circumstances then affecting the Lenders and the availability of Revolving Loans denominated in Canadian Dollars, at the direction of such Borrower, deem the aforementioned Notice of Borrowing a Notice of Borrowing for Canadian Prime Rate Loans.

16.                                 The Administrative Agent shall promptly notify each Borrower of the suspension of such Borrower’s right to request a Bankers’ Acceptance Loan and of the termination of any suspension.

4

SCHEDULE 1.01(c)

Material Subsidiaries

Subsidiary(1)	Jurisdiction of Organization	Equity Ownership

Smurfit-Stone Container Enterprises, Inc.	Delaware	Smurfit-Stone Container Corporation — 100%

Smurfit-Stone Container Canada Inc.	Nova Scotia

Smurfit-Stone Container Enterprises, Inc. — 100% Common Stone Container Finance Company of Canada — Class C Shares Stone Container Finance Company of Canada II — Class C Shares SLP Finance General Partnership — Class D Shares

MBI Limited/Limitée	New Brunswick	Smurfit-Stone Container Canada Inc. - 50% 3083527 Nova Scotia Company — 50%

Smurfit-MBI	Ontario	Smurfit-Stone Container Canada Inc. — 49.9999% 3083527 Nova Scotia Company — 49.9999% MBI Limited/Limitée - .0002%

(1) Stone Global, Inc. will be a Material Subsidiary on the Funding Date and a U.S. Subsidiary Guarantor. 3242796 Nova Scotia Limited will be a Material Subsidiary on the Funding Date and a Canadian Subsidiary Guarantor.

3242795 Nova Scotia Limited will be designated as a Material Subsidiary on the Funding Date and a Canadian Subsidiary Guarantor.

SCHEDULE 1.01(d)

* Mortgaged Properties

* The information included in this Schedule 1.01(d) (six pages total) has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

SCHEDULE 3.01(a)

Existing Letters of Credit

Beneficiary		Stated Amount		L/C No.(1)	Issuing Bank	Origination Date	Expiry Date	Purpose*	Account Party(s)

LETTERS OF CREDIT ISSUED UNDER PRIOR CREDIT AGREEMENT(2)

Prior Credit Agreement (US)
1.	Travelers Casualty and Surety Co of America	$1,051,446.97	(3)	TPTS-771263	JPM(4)	06/26/09	06/25/10	Risk Management	SSCE(5)
2.	Self Insurance Plans, State of California	$8,900,000.00		TPTS-766332	JPM	07/01/09	06/30/10	Risk Management	SSCE
3.	Florida Self-Insurers Guaranty Assoc.	$500,000.00		TPTS-798518	JPM	09/11/09	09/09/10	Risk Management	SSCE

Total DIP Letters of Credit		$10,451,446.97

LETTERS OF CREDIT ISSUED UNDER PRE-PETITION CREDIT AGREEMENT

Pre-Petition Credit Agreement (US)(6)
4.	National Union Fire Insurance Company	$4,337,261.40		SLT-318587	JPM	02/08/95	10/26/10	Risk Management	SSCE
5.	Safeco Insurance Company of America	$825,000.00		00318581	JPM	12/20/94	10/26/10	Risk Management	SSCE
6.	Cedar Bay Generating Company	$10,000,000.00		T-244728	JPM	05/03/95	10/26/10	Energy	SSCE
7.	Pacific Employers Insurance Company	$48,599.00		S-13814	DB(7)	12/14/01	10/26/10	Risk Management	SSCE
8.	Evergreen National Indemnity Company	$1,350,000.00		S-14343	DB	10/12/01	09/27/10	Risk Management	SSCE
9.	Zurich American Insurance Company	$22,585,827.00		S-14626	DB	04/22/02	10/26/10	Risk Management	SSCE
10.	Self-Insurance Division - Bureau of W.C. (Penn.)	$2,600,000.00		S-14911	DB	11/05/02	10/26/10	Risk Management	SSCE

(1) All letters of credit constitute standby letters of credit.

(2) Each letter of credit under the Prior Agreement constitutes a “U.S. Facility Letter of Credit”.

(3) $ denotes U.S. Dollars

(4) “JP” means JPMorgan Chase Bank, N.A.

(5) Smurfit-Stone Container Enterprises, Inc.

(6) Each letter of credit listed under the Pre-Petition Credit Agreement (US) constitutes a “U.S. Facility Letter of Credit”.

(7) “DB” means Deutsche Bank Trust Company Americas

11.	South Carolina Workers Compensation Comm.	$1,300,000.00	3062031	BA(8)	03/24/04	10/26/10	Risk Management	SSCE
12.	State of Minnesota	$234,183.00	S-15798	DB	04/21/04	10/26/10	Risk Management	SSCE
13.	Arkansas Workers Compensation Commission	$500,000.00	3063036	BA	05/10/04	10/26/10	Risk Management	SSCE
14.	Louisiana Department of Labor	$1,800,000.00	S-15903	DB	06/30/04	10/26/10	Risk Management	SSCE
15.	Montana Department of Labor & Industry	$5,000,000.00	S-15904	DB	06/30/04	06/30/10	Risk Management	SSCE
16.	Travelers Casualty & Surety Company of America	$6,841,394.03	S-15945	DB	07/21/04	07/21/10	Risk Management	SSCE
17.	Industrial Commission of Arizona	$100,000.00	S-15965	DB	07/30/04	07/30/10	Risk Management	SSCE
18.	State of Oregon	$1,000,000.00	3065108	BA	08/31/04	08/31/10	Risk Management	SSCE
19.	Ohio Bureau of Workers’ Compensation	$2,253,000.00	S-16079	DB	09/23/04	09/23/10	Risk Management	SSCE
20.	Hartford Fire Insurance Company	$50,000.00	P-753755	JPM	04/01/88	10/26/10	Risk Management	SSCE
21.	Home Insurance Company	$250,000.00	P-753760	JPM	04/08/87	10/26/10	Risk Management	SSCE
22.	NJDEP Tri-Pack Corporation	$500,000.00	S-07603	DB	06/01/91	10/26/10	Environmental	SSCE
23.	Kemper Insurance Companies	$50,000.00	P-215043	JPM	07/03/01	10/26/10	Risk Management	SSCE
24.	Florida Self-Insurers Guaranty Association, Inc.	$5,523,515.00	P-227239	JPM	07/01/02	10/26/10	Risk Management	SSCE
25.	State of New York Workers’ Compensation Board	$1,861,416.00	P-227256	JPM	07/01/02	10/26/10	Risk Management	SSCE
26.	Ohio Bureau of Workers’ Compensation	$975,000.00	P-235341	JPM	03/07/03	10/26/10	Risk Management	SSCE
27.	Georgia Self-Insurers Guaranty Trust Fund	$930,000.00	3061943	BA	03/09/04	10/26/10	Risk Management	SSCE
28.	Illinois Industrial Commission	$4,000,000.00	S-16251	DB	11/17/04	10/26/10	Risk Management	SSCE
29.	Steering Committee for the OII Site	$1,222,000.00	S-17142	DB	07/01/06	06/30/10	Environmental	SSCE
30.	United States Environmental Protection Agency, Region 3	$112,000.00	S-17167	DB	07/21/06	07/20/10	Environmental	SSCE
31.	SCANA Energy Marketing, Inc.	$515,395.32	S-17257	DB	11/01/06	10/26/10	Energy	SSCE
32.	Shell Energy North America (Canada) Inc.	$3,700,000.00	S-17262	DB	11/01/06	10/26/09	Energy	SSCE
33.	Gulf Power Company	$868,917.57	S-17337	DB	12/22/06	10/26/10	Energy	SSCE
34.	Tennessee Valley Authority	$1,985,564.01	S-17336	DB	01/01/07	10/26/10	Energy	SSCE
35.	Virginia Workers’ Compensation Committee	$2,000,000.00	3089115	BA	08/01/07	08/01/10	Risk Management	SSCE
36.	Clay County Board of Commissioners	$5,000.00	S-17857	DB	02/11/08	10/26/10	Environmental	SSCE
37.	CCIC North America Inc.	$100,000.00	3094489	BA	08/04/08	08/04/10	Reclamation Division	SSCE
38.	North Western Energy	$73,896.11	S-18063	DB	10/21/08	10/21/10	Energy	SSCE
39.	Center Point Energy Services, Inc.	$202,676.48	S-18072	DB	10/29/08	10/26/10	Energy	SSCE

	Total Pre-Petition US Letters of Credit	$85,700,644.92

(8) “BA” means Bank of America, N.A.

Pre-Petition Credit Agreement (CAD)(9)
40.	Minister of Environment	C$	34,700.00	(10)	736/5495	DBC(11)	08/01/00	08/01/10	Environmental	SSCI(12)
41.	Minister of Environment	C$	200,000.00		736/5619	DBC	07/12/02	7/12/10	Environmental	SSCI
42.	Minister of Environment	C$	200,000.00		736/5787	DBC	03/25/04	03/25/11	Environmental	SSCI
43.	The Corporation of the Town of Milton	C$	5,000.00		736/5808	DBC	06/09/04	06/09/10	Environmental	SSCI
44.	Shell Energy Canada Inc.	C$	66,134.87		736/6692	DBC	11/01/06	10/26/10	Energy	SSCI
45.	The Corporation of the City of New Westminster	C$	3,500.00		736/6378	DBC	11/27/06	10/26/10	Environmental	SSCI

	Total Pre-Petition CAD Letters of Credit	C$	509,334.87
	US $ Equivalent (assumes 1.2226 f/x rate)		$416,599.76

Total Pre-Petition Letters of Credit			$86,117,244.68

TOTAL LETTERS OF CREDIT			$96,568,691.65

(9) Each letter of credit listed under the Pre-Petition Credit Agreement (CAD) constitutes a “Canadian Facility Letter of Credit”.

(10) C$ denotes Canadian dollars

(11) “DBC” means Deutsche Bank AG, Canada Branch

(12) Smurfit-Stone Container Canada, L.P.

SCHEDULE 8.07

Certain Title Matters

None.

SCHEDULE 8.08

Subsidiaries

Subsidiary	Jurisdiction of Organization	Equity Ownership
A. Domestic Subsidiaries
Smurfit-Stone Container Enterprises, Inc.(1)	Delaware	Smurfit-Stone Container Corporation — 100%
Lot 24D Redevelopment Corporation	Missouri	Smurfit-Stone Container Enterprises, Inc — 100%
Atlanta & St. Andrews Bay Railroad Company	Florida	Smurfit-Stone Container Enterprises, Inc. — 100%
Cameo Container Corporation	Illinois	Smurfit-Stone Container Enterprises, Inc. — 100%
Stone International Services Corporation	Delaware	Smurfit-Stone Container Enterprises, Inc. — 100%
Calpine Corrugated, LLC	California	Smurfit-Stone Container Enterprises, Inc. — 90%
Stone Global, Inc.(2)	Delaware	Smurfit-Stone Container Enterprises, Inc. — 100%
Stone Connecticut Paperboard Properties, Inc.	Delaware	Smurfit-Stone Container Enterprises, Inc. — 100%
Smurfit-Stone Puerto Rico, Inc.	Puerto Rico	Smurfit-Stone Container Enterprises, Inc. — 100%
Smurfit Newsprint Corporation	Delaware	Smurfit-Stone Container Enterprises, Inc. — 100%
SLP Finance I, LLC	Delaware	Smurfit-Stone Container Enterprises, Inc. — 100%
SLP Finance II, LLC	Delaware	Smurfit-Stone Container Enterprises, Inc. — 100%
Timber Capital Holdings LLC	Delaware	Smurfit-Stone Container Enterprises, Inc. — 100%
Timber Note Holdings LLC	Delaware	Timber Capital Holdings LLC — 100%
SMBI Inc.	Delaware	Smurfit-MBI - 100%

(1) Smurfit-Stone Container Enterprises, Inc. will be the US Borrower.

(2) Stone Global, Inc. will be a Material Subsidiary on the Funding Date and a U.S. Subsidiary Guarantor.

Subsidiary	Jurisdiction of Organization	Equity Ownership
B. Canadian Subsidiaries
3242796 Nova Scotia Limited(3)	Nova Scotia	Stone Global, Inc. — 100%
3242795 Nova Scotia Limited(4)	Nova Scotia	Stone Global, Inc. — 100%
Smurfit-Stone Container Canada, L.P.(5)	Ontario	3242796 Nova Scotia Limited — 99% limited partner 3242795 Nova Scotia Limited — 1% general partner
Stone Container Finance Company of Canada	Nova Scotia	Smurfit-Stone Container Enterprises, Inc. — 100%
Stone Container Finance Company of Canada II	Nova Scotia	Smurfit-Stone Container Enterprises, Inc. — 100%
Smurfit-Stone Container Canada Inc.	Nova Scotia

Smurfit-Stone Container Enterprises, Inc. — 100%

Stone Container Finance Company of

Canada — Class C Shares

Stone Container Finance Company of

Canada II — Class C Shares

SLP Finance General Partnership —

Class D Shares

SLP Finance General Partnership	Quebec	SLP Finance I, LLC — 50% SLP Finance II, LLC — 50%
3083527 Nova Scotia Company	Nova Scotia	Smurfit-Stone Container Canada Inc. - 100%
MBI Limited/Limitée	New Brunswick	Smurfit-Stone Container Canada Inc. - 50% 3083527 Nova Scotia Company — 50%
Smurfit-MBI	Ontario	Smurfit-Stone Container Canada Inc. — 49.9999% 3083527 Nova Scotia Company — 49.9999% MBI Limited/Limitée - .0002%

(3) 3242796 Nova Scotia Limited will be a Material Subsidiary on the Funding Date and a Canadian Subsidiary Guarantor.

(4) 3242795 Nova Scotia Limited will be designated as a Material Subsidiary on the Funding Date and a Canadian Subsidiary Guarantor.

(5) Smurfit-Stone Container Canada, L.P. will be the Canadian Borrower.

Subsidiary	Jurisdiction of Organization	Equity Ownership
St. Laurent Display and Packaging Inc.	Ontario	Smurfit-Stone Container Canada Inc. - 100%
Stone Venepal (Celgar) Pulp, Inc.	Canada (federal)	Smurfit-Stone Container Canada Inc. - 45% Celgar Investments, Inc. - 45%
639647 British Columbia Ltd.	British Columbia	Smurfit-MBI - 100%
Francobec Company	Nova Scotia	SLP Finance General Partnership - 100%
605681 N.B. Inc.	New Brunswick	SLP Finance General Partnership - 100%
B.C. Shipper Supplies Ltd.	British Columbia	639647 British Columbia Ltd. - 100%
Specialty Containers Inc.	Alberta	639647 British Columbia Ltd. - 100%
C. Latin American Subsidiaries
Stone Container de Mexico S. de R.L. de C.V.	Mexico	Smurfit-Stone Container Enterprises, Inc. — 99.994% Cameo Container Corporation - .006%
CCA de Baja California S.A. de C.V.	Mexico	Smurfit-Stone Container Enterprises, Inc. — 100%
D. Pacific Subsidiaries
Stone Truepenny International, Inc.	British Virgin Islands	Smurfit-Stone Container Enterprises, Inc. — 100%
Xiamen Stone Millennium Packaging & Paper Industries Co. Ltd.	China	Smurfit-Stone Packaging (Dongguan) Co., Ltd. — 100%
Smurfit-Stone i2i Design Center, Ltd.	British Virgin Islands	Stone Truepenny International, Inc. — 100%
Smurfit-Stone China Trading, Ltd.	British Virgin Islands	Stone Truepenny International, Inc. — 100%
Smurfit-Stone (Asia) Limited	Hong Kong	Stone Truepenny International, Inc. — 100%
Smurfit-Stone Packaging (Dongguan) Co., Ltd.	China	Smurfit-Stone (Asia) Limited — 100%
Smurfit-Stone i2i (China)	China	Smurfit-Stone (Asia) Limited — 100%
Smurfit-Stone HY Holdings, Ltd.	British Virgin Islands	Stone Truepenny International, Inc. — 100%

Subsidiary	Jurisdiction of Organization	Equity Ownership
Celgar Investments, Inc.	British Virgin Islands	Smurfit-Stone Container Canada Inc. — 100%
E. European Subsidiaries
Smurfit-Stone Recycling International Cooperatief U.A.	Netherlands	Smurfit-Stone Container Enterprises, Inc. — 99% Stone Global, Inc. — 1%
Smurfit-Stone Container (UK) Limited	United Kingdom	Smurfit-Stone Container Enterprises, Inc. — 100%

SCHEDULE 8.09

Litigation and Compliance with Laws

1.     In 2009, a lawsuit was filed in the United States District Court for the Northern District of Illinois against the four individual committee members for the Administrative Committee (“Administrative Committee”) of the Company’s savings plans and Patrick Moore, our Chief Executive Officer (together, the “Defendants”).  The suit alleges violations of the Employee Retirement Income Security Act (“ERISA”) (the “2009 ERISA Case”) between January 2008 and the date it was filed.  The plaintiffs in the 2009 ERISA Case brought the complaint on behalf of themselves and a class of similarly situated participants and beneficiaries of four of our savings plans (the “Savings Plans”).  The plaintiffs assert that the Defendants breached their fiduciary duties to the Savings Plans’ participants and beneficiaries by allegedly making imprudent investments with the Savings Plans’ assets, making misrepresentations and failing to disclose material adverse facts concerning the Company’s business conditions, debt management and viability, and not taking appropriate action to protect the Savings Plans’ assets.  Even though the Company is not a named defendant in the 2009 ERISA Case, management believes that any indemnification obligations to the named Defendants would be covered by applicable insurance.

2.     On January 11, 2010, a second ERISA class action lawsuit was filed in the United States District Court for the Western District of Missouri.  The defendants in this case are the individual committee members for the Administrative Committee, several other of the Company’s executives and the individual members of its Board of Directors.  The suit has similar allegations as the 2009 ERISA Case described above, with the addition of breach of fiduciary duty claims related to our pension plans.  The Company expects that both of these matters will be consolidated in some manner as they purport to represent a similar class of employees and former employees and seek recovery under similar allegations and any of the Company’s indemnification obligations to the named Defendants would be covered by applicable insurance.

3.     On February 24, 2010, a third ERISA class action lawsuit was filed in the United States District Court for the District of Delaware.  The defendants in this case are the individual committee members for the Administrative Committee, several other of the Company’s executives and the individual members of its Board of Directors.  The defendants in this case are the individual committee members of the Administrative Committee of our savings plans, several of our other executives and the individual members of our Board of Directors.  The suit has similar allegations as the two other ERISA class action lawsuits.  We expect that all of these matters will be consolidated in some manner as they purport to represent a similar class of employees and former employees and seek recovery under similar allegations and any of the Company’s indemnification obligations to the named Defendants would be covered by applicable insurance.

SCHEDULE 8.14(b)

Canadian Pension Plan Matters

Unpaid Contributions

SSC Canada and the other Canadian Subsidiaries have suspended pension special payments (to amortize unfunded actuarial liabilities and solvency deficiencies) since January 26, 2009. Aggregate minimum outstanding special payments are estimated to C$39,717,264, excluding interest, as of April 30, 2010.

Unfunded Actuarial Liabilities/Solvency Deficiencies (as of the date of the most recent actuarial valuation filed with Governmental Authorities)

Plan	Valuation date	Solvency deficiency			Unfunded actuarial liability
SSCC Plan	December 31, 2006(1)	C$	49,406,800		C$	16,758,047
SSCC (St-Laurent) Union	December 31, 2006(2)	C$	31,009,000		C$	12,022,916
Smurfit — MBI Union	December 31, 2008	C$	44,072,600		C$	7,276,196
Smurfit — MBI Non-Union	December 31, 2006(3)	C$	28,727,900		C$	3,505,353
Smurfit — MBI Executive	December 31, 2007	C$	136,600	(4)	C$	159,752
Forest & Sawmill	December 31, 2006	C$	54,800		C$	0

(1) A cost certificate as of December 31, 2007 revealed an additional solvency deficiency of C$255,900 and an additional unfunded actuarial liability of C$452,900.

(2) A cost certificate as of June 1, 2008 revealed an additional solvency deficiency of C$485,800 and an additional unfunded actuarial liability of C$524,100.

(3) Based on an estimated financial position as at May, 31, 2009 on a solvency basis filed with Financial Services Commission of Ontario in August 2009.

(4) Termination deficiency: C$1,161,800.

SCHEDULE 8.15

Environmental Matters

1.     Various federal, state and local governmental authorities have developed and maintain numerous databases or lists of environmental information, including lists of leaking underground storage tanks, landfill facilities, hazardous waste sites and the like.  The information in these databases may contain errors, and certain databases and lists are posted for public viewing without the opportunity for property owners and operators to correct any errors that appear in them.  Further, the inclusion of a property on an environmental database or list maintained by a governmental agency, in and of itself, may not trigger the need for investigation or remediation.  To the knowledge of SSCC and the Borrower, the following Real Properties appear on the Comprehensive Environmental Response, Compensation, Liability Information System List (“CERCLIS”) maintained by the United States Environmental Protection Agency (“EPA”):

(a)           47 Maple Street, Mansfield, Massachusetts -  CERCLIS — No Further Remedial Action Planned

(b)           910 Industrial Street, Hopewell, Virginia - CERCLIS — No Further Remedial Action Planned

(c)           1 South Everett Street, Panama City, Florida - CERCLIS Archive — No Further Remedial Action Planned

(d)           19th & Main Street, West Point, Virginia - CERCLIS Archive — No Further Remedial Action Planned

SCHEDULE 8.17(a)

UCC Lien Filing Offices

1.     Secretary of the State of Delaware

2.     Nova Scotia (in accordance with the Personal Property Security Act of Nova Scotia)

3.     Register of Personal and Movable Real Rights of Quebec

4.     Ontario (in accordance with the Personal Property Security Act of Ontario)

5.     Manitoba (in accordance with the Personal Property Security Act of Manitoba)

6.     Saskatchewan (in accordance with the Personal Property Security Act of Saskatchewan)

7.     Alberta (in accordance with the Personal Property Security Act of Alberta)

8.     British Columbia (in accordance with the Personal Property Security Act of British Columbia)

9.     New Brunswick (in accordance with the Personal Property Security Act of New Brunswick)

SCHEDULE 8.18

Labor Matters

None.

SCHEDULE 8.19

Real Properties

	Property Type	Property Address
1.	Converting Plant	3200 Pinson Valley Parkway Birmingham, AL 35217 (Jefferson County)

2.	Mill	1611 County Road 85 PO Box 508 Stevenson, AL 35772 (Jackson County)

3.	Converting Plant	2200 Industrial Drive Jonesboro, AR 72401 (Craighead County)

4.	Converting Plant	2021 South 5th Street Rogers, AR 72758 (Benton County)

5.	Converting Plant	201 S. Hillview Drive Milpitas, CA 95035 (Santa Clara County)

6.	Converting Plant	1078 Merrill Street Salinas, CA 93901 (Monterey County)

7.	Converting Plant	185 N. Smith Street Corona, CA 91720 (Riverside County)

8.	Converting Plant	13833 E. Freeway Drive Santa Fe Springs, CA 90670 (Los Angeles County)

9.	Converting Plant	15300 Marquardt Avenue Santa Fe Springs, CA 90670 (Los Angeles County)

10.	Converting Plant	5050 E. 50th Avenue Denver, CO 80216 (Denver County)

11.	Mill	125 Depot Road Uncasville, CT 06832 (New London County)

12.	Converting Plant	1400 West Tradeport Drive Jacksonville, FL 32218 (Duval County)

	Property Type	Property Address
13.	Mill	1 Everitt Avenue Panama City, FL 32401 (Bay County)

14.	Mill and Office	9469 Eastport Road Jacksonville, FL 32218 (Duval County)

15.	Mill	600 N. 8th Street Fernandina Beach, FL 32034 (Nassau County)

16.	Converting Plant	1995 Lithonia Industrial Boulevard Atlanta, GA 30058 (DeKalb County)

17.	Converting Plant	65 Enterprise Boulevard SW Atlanta, GA 30336 (Fulton County)

18.	Converting Plant	6180 Jersey Alcovy Road Covington, GA 30209 (Newton County)

19.	Converting Plant	2300 Bridgeport Drive Sioux City, IA 51111 (Woodbury County)

20.	Converting Plant	1540 & 1601 Tri View Avenue Sioux City, IA 51103 (Woodbury County)

21.	Converting Plant	3800 Dixon Street Des Moines, IA 50313 (Polk County)

22.	Converting Plant	1900 Foss Park Avenue North Chicago, IL 60064 (Lake County)

23.	Converting Plant	1415 West 44th Street Chicago, IL 60609 (Cook County)

24.	Converting Plant	1815 Morrissey Drive Bloomington, IL 61702 (McLean County)

	Property Type	Property Address
25.	Converting Plant	Sixth & Zschokke Streets Highland, IL 62249 (Madison County)

26.	Converting Plant	775 Linwood Road Galesburg, IL 61402 (Knox County)

27.	Converting Plant	7601 S. 78th Avenue Bridgeview, IL 60455 (Cook County)

28.	Office and Design/Engineering Center	450 E. North Avenue Carol Stream, IL 60188 (Dupage County)

29.	Converting Plant	3101 State Street Columbus, IN 47202 (Bartholomew County)

30.	Converting Plant	1925 Stone Court Mishawaka, IN 46545 (St. Joseph County)

31.	Mill	Mill Street Hodge, LA 71247 (Jackson Parish)

32.	Converting Plant	47 Maple Street Mansfield, MA 02048 (Bristol County)

33.	Converting Plant	320 Parker Street Springfield, MA 01129 (Hampden County)

34.	Converting Plant	725 Pittman Road Baltimore, MD 21226 (Anne Arundel County)

35.	Converting Plant	50 – 37th Avenue NE Minneapolis, MN 55421 (Hennepin County)

36.	Converting Plant	655 – 41st Avenue North St. Cloud, MN 56301 (Stearns County)

37.	Converting Plant	2705 West Battlefield Street Springfield, MO 65808 (Greene County)

	Property Type	Property Address
38.	Converting Plant	933 S. Kent Street Liberty, MO 64068 (Clay County)

39.	Converting Plant	577 Goddard Avenue Chesterfield, MO 63005 (St. Louis County)

40.	Converting Plant	324 Turner Industrial Park Road Saltillo/Tupelo, MS 38866 (Lee County)

41.	Converting Plant	1679 S. Green Street Tupelo, MS 38802 (Lee County)

42.	Converting Plant	8080 North Point Boulevard Winston-Salem, NC 27106 (Forsyth County)

43.	Converting Plant	662 Washburn Switch Road Shelby, NC 28151 (Cleveland County)

44.	Converting Plant	400 Albemarle Street Lexington, NC 27292 (Davidson County)

45.	Converting Plant	2606 Wilco Boulevard Wilson, NC 27893 (Wilson County)

46.	Converting Plant	51 Robinson Street North Tonawanda, NY 14120 (Niagara County)

47.	Converting Plant	975 N. Freedom Street Ravenna, OH 44266 (Portage County)

48.	Converting Plant	9960 Alliance Road Cincinnati, OH 45242 (Hamilton County)

49.	Mill	500 N. Fourth Street Coshocton, OH 43812 (Coshocton County)

50.	Converting Plant	1010 Mead Street (Mead & Kenskill) Washington Courthouse, OH 43160 (Fayette County)

	Property Type	Property Address
51.	Converting Plant	108 S. Sycamore Street Jefferson, Ohio 44047 (Ashtabula County)

52.	Converting Plant	2111 Old Shawnee Road Muskogee, OK 74403 (Muskogee County)

53.	Converting Plant	9930 N. Burgard Way Portland, OR 97203 (Multnomah County)

54.	Converting Plant	2940 Reach Road Williamsport, PA 17701 (Lycoming County)

55.	Converting Plant	100 McDonald Boulevard Philadelphia, PA 19014 (Delaware County)

56.	Converting Plant	9820 Blue Grass Road Philadelphia, PA 19114 (Philadelphia County)

57.	Converting Plant	4461 Highway 301 South Latta, SC 29565 (Dillon County)

58.	Mill	Paper Mill Road Florence, SC 29501 (Florence County)

59.	Converting Plant	100 East Benson Road Sioux Falls, SD 57104 (Minnehaha County)

60.	Converting Plant	1720 Ninth Avenue Humboldt, TN 38343 (Gibson County)

61.	Converting Plant	550 South Avenue East Collierville, TN 38017 (Shelby County)

62.	Converting Plant	4512 Anderson Road Knoxville, TN 37918 (Knox County)

63.	Converting Plant	700 Garrett Parkway Lewisburg, TN 37091 (Marshall County)

	Property Type	Property Address
64.	Converting Plant	6701 South Freeway Fort Worth, TX 76134 (Tarrant County)

65.	Converting Plant	13343 Interstate 20 (I-20 & Hwy 155) Tyler, TX 75710 (Smith County)

66.	Converting Plant	8440 Tewantin Drive Houston, TX 77061 (Harris County)

67.	Converting Plant	7350 Stiles Road El Paso, TX 79915 (El Paso County)

68.	Converting Plant	2302 W. Marshall Drive Grand Prairie, TX 75051 (Dallas County)

69.	Mill	19th and Main Streets West Point, Virginia 23181 (King William County)

70.	Mill	910 Industrial Street, Hopewell, VA 23860 (City of Hopewell)

71.	Converting Plant	Richmond North 5700 Lewis Road Sandston, VA 23150 (Henrico County)

72.	Converting Plant	9400 Heather Avenue Milwaukee, WI 53224 (Milwaukee County)

73.	Converting Plant	2800 W. Custer Avenue Milwaukee, WI 53209 (Milwaukee County)

74.	Converting Plant	201 Grove Street Castle Rock, WI 53910 (Adams County)

75.	Land only (15 acres)	Hwy 19 South Magnolia, AR (Columbia County)

76.	Recycling Plant	2710 O Street Bakersfield, CA 93301 (Kern County)

	Property Type	Property Address
77.	Recycling Plant	20502 S. Denker Street Torrance, CA 90501 (Los Angeles County)

78.	Converting Plant	74 Pickering Street Portland, CT 06480 (Middlesex County)

79.	Recycling Plant	5111 N. 26th Street Tampa, FL 33610 (Hillsborough County)

80.	Forest Resources Office	1200 Franklin Street Fernandina Beach, FL 32034 (Nassau County)

81.	Recycling Plant	3021 SW First Terrace Ft. Lauderdale, FL 33316 (Broward County)

82.	Recycling Plant	1580 W. Beaver Street Jacksonville, FL 33316 (Duval County)

83.	Land	124 Watts Street, Jacksonville, FL (Duval County)

84.	Converting Plant	2002 E. 18th Street Jacksonville, FL 32206 (Duval County)

85.	Recycling Plant	1311 Walker Street Augusta, GA 30904 (Augusta-Richmond County)

86.	Recycling Plant	626 E. 111th Street Chicago, IL 60628 (Cook County)

87.	Converting Plant	23315 Young Road Joliet, IL 60434 (Will County)

88.	Recycling Plant	417 South 37th Avenue St. Charles, IL 60174 (Kane County)

89.	Recycling Plant	1520 North 5th Avenue Evansville, IN 47710 (Vanderburgh County)

	Property Type	Property Address
90.	Recycling Plant	510 Division Street Kansas City, KS 66103 (Wyandotte County)

91.	Recycling Plant	750 S. 11th Street Louisville, KY 40245 (Jefferson County)

92.	Converting Plant	33677 Costen Road Pocomoke City, MD 21851 (Worcester County)

93.	Mill	One Superior Way Ontonagon, MI 49953 (Ontonagon County)

94.	Recycling Plant	5505 Natural Bridge St. Louis, MO 63120 (St. Louis County)

95.	Mill	14377 Pulp Mill Road Missoula, MT 59808 (Missoula County)

96.	Land Only (approximately 1 acre)	55 Schenck Street North Tonawanda, NY 14120 (Niagara County)

97.	Warehouse	52 Campion Road New Hartford, NY 13413 (Oneida County)

98.	Converting Plant	288 South Illinois Avenue Mansfield, OH 44905 (Richland County)

99.	Recycling Plant	1015 Marion Road Columbus, OH 43207 (Franklin County)

100.	Recycling Plant	6328 SE 100th Portland, OR 97266 (Multnomah County)

101.	Recycling Plant	707 19th Avenue North Nashville, TN 37203 (Davidson County)

102.	Converting Plant	1125 Haley Road Murfreesboro, TN 37129 (Rutherford County)

	Property Type	Property Address
103.	Converting Plant	265 W. Trigg Avenue Memphis, TN 38106 (Shelby County)

104.	Chip Mill	6367 Kings Highway Keysville, VA 23947 (Charlotte County)

Additional Properties:

	County	State	Facility Name	Acres
105.	Baldwin	AL	Cow Dip Site	3.0
106.	Blount	AL	Snead Woodyard	11.0
107.	DeKalb	AL	Portersville Woodyard	4.5
108.	Escambia	AL	Huxford Woodyard	62.9
109.	Escambia	AL	Rock Creek Nursery	267.0
110.	Escambia	AL	Parker Farm Seed Orchard	460.0
111.	Henry	AL	Abbeville Woodyard	20.0
112.	Jackson	AL	Port Property	4.2
113.	Pike	AL	Troy Woodyard	56.0
			State Total	888.6

114.	Coconino	AZ	Williams Property	35.0
			State Total	35.0

115.	Trinity	CA	Burnt Ranch Sawmill	94.0
			State Total	94.0

116.	Alachua	FL	High Springs Seed Orchard	234.0
117.	Alachua	FL	Alachua Landfill	543.0
118.	Bay	FL	Sitel Woodyard	155.0
119.	Bradford	FL	Debris Pits	20.5
120.	Bradford	FL	Bradford Woodyard	0.4
121.	Bradford	FL	Railroad ROW	22.6
122.	Clay	FL	Maxville Chipmill	366.3
123.	Duval	FL	Pendarvis Tract	160.0
124.	Gadsen	FL	Gretna Woodyard	2.3
125.	Hardee	FL	Hardee Woodyard	13.7
126.	Madison	FL	Greenville Woodyard	103.0
127.	Jackson	FL	Cottondale Woodyard	27.0
128.	Nassau	FL	Kent Seed Orchard	274.0
129.	Nassau	FL	Cattle Dip Site	7.1
130.	Nassau	FL	Callahan Office	214.0

	County	State	Facility Name	Acres
131.	Nassau	FL	Crawford Road Landfill	516.0
132.	Pasco	FL	Lacoochee Woodyard	18.0
133.	St Johns	FL	Conservation Easement	583.0
			State Total	3,259.9

134.	Screven	GA	Dover Woodyard	6.1
135.	Telfair	GA	McRae Chipmill	11.8
136.	Whitfield	GA	Dalton Woodyard	11.9
			State Total	29.8

137.	Bienville	LA	Bryceland Woodyard	2.1
138.	Bienville	LA	Gibsland Woodyard	1.0
139.	Claiborne	LA	Homer Woodyard	15.9
140.	De Soto	LA	Mansfield Woodyard	7.1
141.	Jackson	LA	Bear Creek Chipmill	16.9
142.	Jackson	LA	Hodge Office	2.5
143.	Rapides	LA	Railroad Switch	0.1
144.	Sabine	LA	Loring/Cade Woodyard	10.0
145.	Winn	LA	Winnfield Woodyard	30.8
			State Total	86.4

146.	Somerset	MD	Pocomoke Chipmill	326.5
			State Total	326.5

147.	Covington	MS	Collins Woodyard	15.3
148.	Rankin	MS	Brandon Woodyard	7.0
149.	Scott	MS	Forest Woodyard	31.3
150.	Simpson	MS	Magee Woodyard	16.2
			State Total	69.8

151.	Franklin	NC	Katesville Woodyard	16.8
152.	Granville	NC	Butner Woodyard	112.0
153.	Hoke	NC	Raeford Woodyard	24.3
154.	Lee	NC	Cameron Woodyard	20.5
155.	Pasquotank	NC	Elizabeth City site	4.4
			State Total	178.0

156.	Kershaw	SC	Elgin Sawmill	0.4
157.	Orangeburg	SC	Orangeburg Sawmill	5.0
			State Total	5.3

	County	State	Facility Name	Acres
158.	Bledsoe	TN	Pikeville Woodyard	8.8
159.	Grundy	TN	Tracy City Woodyard	6.6
160.	White	TN	Sparta Woodyard	21.7
			State Total	37.1

161.	Caroline	VA	Caroline Woodyard	85.2
162.	Charlotte	VA	Keysville Chipmill	42.9
163.	Cumberland	VA	Cumberland Woodyard	2.8
164.	Fluvanna	VA	Palmyra Woodyard	9.4
165.	New Kent	VA	Parhams Woodyard	25.3
166.	Pittsylvania	VA	Eden Chipmill	27.0
			State Total	192.5

			Total	5,202.9

SCHEDULE 9.09(c)

* Certain Non-Collateral Properties

* The information included in this Schedule 9.09(c) (five pages total) has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

SCHEDULE 10.02(a)(iv)

Existing Liens

1.                                       Liens securing Capital Lease Obligations and purchase-money Indebtedness of SSCC and its Subsidiaries having an aggregate outstanding amount of approximately $2,524,658 (as of January 31, 2010) as of the Closing Date.  Such Liens cover the property financed by such Capital Lease Obligations and purchase-money Indebtedness.

2.                                                                                       Liens securing the Timber Note Monetization Indebtedness identified below:

•                  The Borrower sold approximately 980,000 acres of owned and leased timberland in Florida, Georgia and Alabama in October 1999. The final purchase price, after adjustments, was $710 million. The Borrower received $225 million in cash, with the balance of $485 million in the form of installment notes. The Borrower entered into a program to monetize the installment notes receivable. The notes were sold without recourse to Timber Note Holdings LLC (“TNH”), a qualified special-purpose entity under the provisions of SFAS No. 140, for $430 million cash proceeds and a residual interest in the notes. As of the Closing Date, the outstanding balance of the Indebtedness of TNH under this facility is $187,056,610.

Such Liens cover the specified notes payable and related assets held by Timber Note Holdings LLC.

3.                                       Liens identified on title reports relating to Mortgaged Properties delivered and acceptable to DBNY.

4.                                       Liens identified on the attached Lien Search Result Charts.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.

UCC FILINGS CHART

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	UCC	Fix	Liens	Suits & Judg	File No.	File Date	Search Results Comments/Collateral
SMURFIT-STONE CONTAINER ENTERPRISES, INC.
Jefferson Smurfit Corporation (U.S.) PO Box 651564 Charlotte, NC 28265	Citibank, N.A. 388 Greenwich Street New York, NY 10013	Secretary of State, Delaware	09/26/08	X				41877515	07/06/04	Accounts Receivable from The Stanley Works Co. purchased by Citibank, N.A. per the terms of the Supplier Agreement between Jefferson Smurfit Corporation (U.S.) and Citibank, N.A.
Smurfit-Stone Container Enterprises, Inc. 150 North Michigan Ave. Chicago, IL 60601	Harold M. Pitman Company 721 Union Boulevard Totowa, NJ 07512	Secretary of State, Delaware	09/26/08	X				53564029	11/07/05

All goods and inventory delivered on consignment by the Harold M. Pitman Company to the Consignee, used in Consignee’s operations, including but not limited to “graphic arts” films, photographic papers, plates, chemistry, sundries and supplies, spare parts, digital imaging supplies, stationery supplies.

Smurfit-Stone Container Enterprises, Inc. Corporation Trust Center 1209 Orange Street Wilmington, DE 19801	Signode Packaging Systems 3610 West Lake Avenue Glenview, IL 60026	Secretary of State, Delaware	01/13/09	X				20074768429	12/18/07	Debtor’s inventory of Signode Packaging Materials now or hereafter on the premises of on consignment to the Debtor at the Debtor’s plant in Missoula, MT, CMF # 611196-5, Territory 6601
Smurfit-Stone Container Enterprises, Inc. Corporation Trust Center 1209 Orange Street Wilmington, DE 19801	Signode Packaging Systems 3610 West Lake Avenue Glenview, IL 60026	Secretary of State, Delaware	01/13/09	X				20080667715	02/25/08	Debtor’s inventory of Signode Packaging materials now or hereafter on the premises or on consignment to the Debtor at the Debtor’s plant in Portland, OR, CMF #160492-10, Territory 6121.
Smurfit-Stone Container Enterprises, Inc. Corporation Trust Center 1209 Orange Street Wilmington, DE 19801	Signode Packaging Systems 3610 West Lake Avenue Glenview, IL 60026	Secretary of State, Delaware	01/13/09	X				20080668473	02/25/08	Debtor’s inventory of Signode Packaging materials now or hereafter on the premises or on consignment to the Debtor at the Debtor’s plant in Milpitas, CA, CMF #511748-10, Territory 6121.

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	UCC	Fix	Liens	Suits & Judg	File No.	File Date	Search Results Comments/Collateral
Smurfit-Stone Container Enterprises, Inc. 6 Cityplace Drive Creve Coeur, MO 63141	American Packaging Capital, Inc. 391 Diablo Road Suite C Danville, CA 94526	Secretary of State, Delaware	01/13/09	X				20081375490	04/21/08

All of Debtor’s right, title and interest in the following: (A) any leases, rental agreement, installment sales agreement, finance agreements, notes and security agreements and other evidence or forms of payment obligations and/or security interests with various obligors (herein referred to as the “Contracts”), whether now existing or hereafter acquired, which are assigned to Secured Party by Debtor pursuant to that certain Vendor Program Agreement — Cost Per Item, dated January 18, 2008, as the same may be amended from time to time, or otherwise, all guaranties and other supporting obligations of, or other security for the Contracts (the “Related Documents”), all accounts and rights to payment relating to or arising under Contracts, the right to exercise all rights an remedies of Debtor as lessor or creditor under the Contracts and Related Documents, all goods, including equipment and inventory ( the “Equipment”), software and general intangibles which are subject to such Contracts, together with any replacements or substitutions therefore and attachments and accessions thereto; (B) all Usage Payments payable under and as described in any consumables agreement between Debtor and the Obligor(s) on such Contracts, together with any substitutions therefore; and (c) all proceeds of any of the foregoing, including any insurance proceeds.

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	UCC	Fix	Liens	Suits & Judg	File No.	File Date	Search Results Comments/Collateral
Smurfit-Stone Container Enterprises, Inc. 6 Cityplace Drive Creve Coeur, MO 63141	American Packaging Capital, Inc. 391 Diablo Road Suite C Danville, CA 94526	Secretary of State, Delaware	01/13/09	X				20081529351	05/02/08

Assignment of file # 20081375490 filed 04/21/08. Collateral assigned to TCF Equipment Finance, Inc., 11100 Wayzata Blvd., Suite 801, Minnetonka, MN 55305. This Amendment evidences of record a partial assignment by Secured Party to Assignee of the Collateral described on the Initial Financing Statement. Assignee has taken or may take assignment of Secured Party’s right, title and interest in certain of such Collateral pursuant to that certain Program Agreement — Meta Systems Cost Per Item, dated February 21, 2008, between Secured Party and Assignee, as the same may be amended from time to time, or otherwise, including without limitation any Contracts, whether now existing or hereafter acquired, which have been or may be assigned to Assignee, all Related Documents, all accounts and rights to payment relating to or arising under the Contracts, the right to exercise all rights and remedies of Debtor as lessor or creditor under the Contracts and Related Documents, all Equipment, software and general intangibles which are subject to such Contracts, together with any replacements or substitutions therefore and attachments and accessions thereto, all Usage Payments payable under consumables agreement with obligor(s) on such Contracts and substitutions therefore, and all proceeds of any of the foregoing, including any insurance proceeds.

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	UCC	Fix	Liens	Suits & Judg	File No.	File Date	Search Results Comments/Collateral
Smurfit-Stone Container Enterprises, Inc. 150 North Michigan Avenue Chicago, IL 60601	Leaf Funding, Inc. 2005 Market Street 15th Floor Philadelphia, PA 19103	Secretary of State, Delaware	01/13/09	X				20081565041	05/06/08

All of Debtor’s right, title and interest (whether now owned or hereafter acquired) in and to: (a) all lease agreements, rental agreements, conditional sale agreements, loan and security agreements and other forms of equipment financing agreements from time to time assigned, sold or otherwise conveyed by Debtor to Secured Party; (b) all rent periodic payments, and all other sums due or to become due under such Chattel Paper; (c) all rights of Debtor to or under any guarantees of or collateral for the obligations of the lessee or other guarantees of or collateral for the obligations of the lessee or other obligor under any Chattel Paper (d) the property subject to such Chattel Paper and all vendor./manufacture warranty rights and claims relating to such property; (e) all general intangibles, documents, accounts, chattel paper and instruments associated therewith or relating thereto; and (f) all cash and non-cash proceeds of all of the foregoing in any form. Together items (a) — (f) are referred to as the “Contract Assets”. Nothing herein shall be deemed or construed to limit or contravene the absolute and complete assignment, sale, transfer and conveyance of the Contract Assets from Debtor to Secured Party.

Smurfit-Stone Container Enterprises, Inc. 150 North Michigan Avenue Chicago, IL 60601	Leaf Funding, Inc. 2005 Market Street 15th Floor Philadelphia, PA 19103	Secretary of State, Delaware	01/13/09	X				20082146353	06/23/08	Amendment to file # 20081565041 filed 05/06/08. Change name of Secured Party to Integrity Leasing & Financing, Inc., One Union Place, Suite 201. Dedham, MA 02026.

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	Search through date	UCC	Fix	Liens	Suits & Judg	File No.	File Date	Search Results Comments/Collateral
TIMBER NOTE HOLDINGS LLC
Timber Note Holdings LLC 8182 Maryland Avenue Clayton, MO 63105	The Bank of New York, as Collateral Agent 101 Barclay Street New York, NY 10286	Secretary of State, Delaware	11/26/08	X				43194885	11/12/04

See Exhibit A attached hereto. Exhibit A: This Financing Statement is filed in lieu of continuation for the following previously filed financing statement(s), each which remains effective: Missouri Secretary of State, 11/29/1999 UCC # 3096639 and St. Louis County, Missouri, 11/24/1999 UCC # 13055. This financing statement covers the following types (or items) of property: (a) Pledged Notes and the instruments or securities evidencing the Pledged Noted, the Rayonier Note Agreement and all rights relating thereto; (b) all additional indebtedness from time to time owed to Debtor by any obligor on the Pledged Notes and the instruments evidencing such indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received; (c) the Liquid Collateral; and (d) to the extent not covered by clauses (a) through (c) above, all proceeds of any or all of the foregoing Collateral. See UCC financing statement for full Collateral description.

CALPINE CORRUGATED LLC
Calpine Corrugated, LLC 3478 Buskirk Ave., Ste. 336 Pleasant Hill, CA 94523	Signode Packaging Systems 3610 West Lake Avenue Glenview, Il 60025	Secretary of State, California	11/23/08	X				07-7121624010	07/11/07	Debtor’s inventory of Signode Packaging materials now or hereafter on the premises or on consignment to the Debtor at the Debtor’s plant in Fresno, CA CMF #200193-10, Territory 6122.

SCHEDULE 10.04

Certain Permitted Investments

1.               Investments in Persons other than Subsidiaries

Entity	Ownership Interest
Schiffenhaus Canada, Inc.	33.33% owned by Smurfit-MBI
Schiffenhaus California LLC	25% owned by SMBI Inc.
Aspamill Inc.	45% owned by Smurfit-Stone Container Canada Inc.
Rosenbloom Group, Inc.	45% owned by Smurfit-Stone Container Canada Inc.
Rollcraft, Inc.	45% owned by Smurfit-Stone Container Canada Inc.
Cascapedia Booming Co. Ltd.	50% owned by Smurfit-Stone Container Canada Inc.
Stone Container (Hong Kong) Limited	50% owned by Smurfit-Stone Container Enterprises, Inc.
Stone Container Japan Company Ltd.	50% owned by Smurfit-Stone Container Enterprises, Inc.
Valores Universales S.A. de C.V.	49% owned by Smurfit-Stone Container Enterprises, Inc.
Wakecon Associates	50% owned by Smurfit-Stone Container Enterprises, Inc.
Groveton Paper Board, Inc.	48.6% owned by Smurfit-Stone Container Enterprises, Inc.
Smurfit/CIMIC Holdings Limited	42.5% owned by Smurfit-Stone Container Enterprises, Inc.
WCO Enterprises	50% owned by Smurfit-Stone Container Enterprises, Inc.
Niagara Sheets LLC	24.5% owned by Smurfit-Stone Container Enterprises, Inc.
NewCorr Packaging Limited Partnership	16.4% owned by Smurfit-Stone Container Enterprises, Inc.
NewCorr Realty LLC	16.67% owned by Smurfit-Stone Container Enterprises, Inc.
Hang-Yick Paper Products Co. Ltd.	50% owned by Smurfit-Stone HY Holdings, Ltd.

Borrower holds a loan outstanding to Niagara Sheets LLC having an outstanding principal balance of $730,100 as of December 31, 2008.

2.               Intercompany Loans and Advances to Persons other than Subsidiaries

Borrowing Entity	Lending Entity	Balance
Hang Yick Paper Products Co. Ltd.	Smurfit-Stone Container Enterprises, Inc.	$15,500,000

SCHEDULE 10.17

Deposit Accounts

PART A (Core Concentration Accounts)

Borrower/Loan Party	Name and Address of Depositary Institution	Type of Account	Account Number

Smurfit-Stone Container Enterprises Inc. (1)	JPMorgan Chase	Core Concentration Account	802977587
Smurfit-Stone Container Enterprises, Inc.	JPMorgan Chase	Core Concentration Account	644602708
Calpine Corrugated, LLC(2)	Union Bank of California	Core Concentration Account	7150203583
Smurfit-Stone Container Canada, LP	Scotia Bank	Core Concentration Account (CAD)	630810273813
Smurfit-Stone Container Canada, LP	Scotia Bank	Core Concentration Account (USD)	630810214019

PART B (Collection Accounts)

Borrower/Loan Party	Name and Address of Depositary Institution	Type of Account	Account Number
Smurfit-Stone Container Enterprises, Inc.	Bank of America	Collection Account (Lockbox)	3750677531
Smurfit-Stone Container Enterprises, Inc.	JPMorgan Chase	Collection Account (Lockbox)	52-95505
Smurfit-Stone Container Enterprises, Inc.	JPMorgan Chase	Collection Account (Lockbox)	636282956
Smurfit-Stone Container Canada, L.P.	Scotia Bank	Collection Account (USD A/R)	630810214213
Smurfit-Stone Container Canada, L.P.	Scotia Bank	Collection Account (CAD A/R)	630810274011
Calpine Corrugated, LLC	Union Bank of California	Collection Account	7150204504

(1) Smurfit-Stone Container Corporation will merge with and into Smurfit-Stone Container Enterprises, Inc. on or prior to the Funding Date, and Smurfit-Stone Container Enterprises, Inc. will change its name to “Smurfit-Stone Container Corporation”.

(2) Calpine Corrugated, LLC will merge with and into Smurfit-Stone Container Enterprises, Inc. on or prior to the Funding Date.

PART C (Other Deposit Accounts)

Borrower/Loan Party	Name and Address of Depositary Institution	Type of Account	Account Number
Smurfit-Stone Container Enterprises Inc.	JPMorgan Chase	Utility Deposit Account (Deposit Account)	826074825
Smurfit-Stone Container Enterprises, Inc.	JPMorgan Chase	Letter of Credit Account (Deposit Account)	802977298
Smurfit-Stone Container Enterprises, Inc.	JPMorgan Chase	Term Sweep Account(3) (Deposit Account)	802977306

PART D (Excluded Accounts)

Borrower/Loan Party	Name and Address of Depositary Institution	Type of Account	Account Number
Smurfit-Stone Container Enterprises, Inc.	JPMorgan Chase	Excluded Account*	802977280
Smurfit-Stone Container Enterprises, Inc.	Bank of America IL	Excluded Account**	81886-01576
Smurfit-Stone Container Enterprises, Inc.	Bank of America IL	Excluded Account** (investment account)	863783
Smurfit-Stone Container Enterprises, Inc.	Bank of America	Excluded Account**	105-6047
Smurfit-Stone Container Enterprises, Inc.	Bank of America	Excluded Account*	105-6241
Smurfit-Stone Container Enterprises, Inc.	Bank of America	Excluded Account*	12335-20094
Smurfit-Stone Container Enterprises, Inc.	JP Morgan Chase	Excluded Account**	323 137296
Smurfit-Stone Container Enterprises, Inc.	JPMorgan Chase	Excluded Account*	644602674
Smurfit-Stone Container Enterprises Inc.	JPMorgan Chase	Excluded Account**	127026-509

(3) As defined in the Agreement and Term Loan Credit Agreement.

Borrower/Loan Party	Name and Address of Depositary Institution	Type of Account	Account Number
Smurfit-Stone Container Enterprises, Inc.	JPMorgan Chase	Excluded Account*	6301532259509
Smurfit-Stone Container Enterprises, Inc.	JPMorgan Chase	Excluded Account*	6301535849509
Smurfit-Stone Container Enterprises, Inc.	Wachovia	Excluded Account*	2000032600311
Smurfit-Stone Container Enterprises, Inc.	Wachovia	Excluded Account*	2079900545791
Smurfit-Stone Container Enterprises, Inc.	Wachovia	Excluded Account*	2079900545801
Calpine Corrugated, LLC	JPMorgan Chase	Excluded Account*	802974352
Calpine Corrugated, LLC	Wachovia	Excluded Account*	2079900628294
Smurfit-Stone Container Enterprises, Inc. d/b/a Smurfit Recycling	Bank of America	Excluded Account**	12334-18001
Smurfit-Stone Container Enterprises, Inc. d/b/a Smurfit Recycling	Bank of America	Excluded Account**	12330-17995
Smurfit-Stone Container Enterprises, Inc. d/b/a Smurfit Recycling	Bank of America	Excluded Account**	12338-17996
Smurfit-Stone Container Enterprises, Inc. d/b/a Smurfit Recycling	Bank of America	Excluded Account**	12336-17997
Smurfit-Stone Container Enterprises, Inc. d/b/a Smurfit Recycling	Bank of America	Excluded Account**	1591004830
Smurfit-Stone Container Enterprises, Inc. d/b/a Smurfit Recycling	Bank of America	Excluded Account**	1405344738
Smurfit-Stone Container Enterprises, Inc. d/b/a Smurfit Recycling	Bank of America	Excluded Account**	3750931413
Smurfit-Stone Container Enterprises, Inc. d/b/a Smurfit Recycling	Bank of America	Excluded Account**	190100151645

Borrower/Loan Party	Name and Address of Depositary Institution	Type of Account	Account Number
Smurfit-Stone Container Enterprises, Inc. d/b/a Smurfit Recycling	Bank of America	Excluded Account**	193101334905
Smurfit-Stone Container Enterprises, Inc. d/b/a Smurfit Recycling	Fifth Third	Excluded Account**	040-1800039
Smurfit-Stone Container Enterprises, Inc. d/b/a Smurfit Recycling	Commerce Bank	Excluded Account**	70044555
Smurfit-Stone Container Enterprises, Inc. d/b/a Smurfit Recycling	National City Bank	Excluded Account**	700-8954-8
Smurfit-Stone Container Enterprises, Inc. d/b/a Smurfit Recycling	Bank of America	Excluded Account**	4426876539
Smurfit-Stone Container Enterprises, Inc. d/b/a Smurfit Recycling	Bank of America	Excluded Account**	4426876542
Smurfit-Stone Container Enterprises, Inc. d/b/a Smurfit Recycling	Bank of America	Excluded Account**	4426911944
Smurfit-Stone Container Enterprises, Inc. d/b/a Smurfit Recycling	Sun Trust	Excluded Account**	007 0003 739 168
Smurfit-Stone Container Enterprises, Inc. d/b/a Smurfit Recycling	Wells Fargo National Bank of Alaska	Excluded Account**	5307287986
Smurfit-Stone Container Enterprises, Inc. d/b/a Smurfit Recycling	National City Bank	Excluded Account**	685178054
Smurfit-Stone Container Canada, L.P.	Scotia Bank	Excluded Account*	630818873410
Smurfit-Stone Container Canada, L.P.	Scotia Bank	Excluded Account* and **	630810274116
Smurfit-Stone Container Canada, L.P.	Scotia Bank	Excluded Account* and **	630810273910
Smurfit-Stone Container Canada, L.P.	Scotia Bank	Excluded Account*	630810274119

PART E (Securities and Commodities Accounts)

Borrower/Loan Party	Name and Address of Depositary Institution	Type of Account	Account Number
Smurfit-Stone Container Enterprises, Inc.	JPMorgan Chase	Securities Account (investment account)	29912981

* Denotes that such account is a disbursement deposit account the funds in which are used solely for the payment of salaries and wages, employee benefits, workers’ compensation and similar expenses or that has an ending daily balance of zero (clause (i) of definition of Excluded Accounts).

** Denotes that such account is a deposit account, the daily balance in which does not at any time exceed $3,500,000 for all such excluded deposit accounts (clause (iii) of definition of Excluded Accounts).

SCHEDULE 13.03

Lender Addresses

Lender	Address

Deutsche Bank AG New York Branch	60 Wall Street New York, New York 10005 Attention: Erin Morrissey Telephone: (212) 250-1765 Telecopier No.: (212) 797-5690 Email: erin.morrissey@db.com

Payment Office in the case of all payments with respect to Canadian Dollar Denominated Revolving Loans, the office of DB Canada located at 199 Bay Street, Suite 4700, Commerce Court West, P.O. Box 263, Toronto, Ontario, Canada M5L 1E9

Deutsche Bank AG, Canada Branch	60 Wall Street New York, New York 10005 Attention: Erin Morrissey Telephone: (212) 250-1765 Telecopier No.: (212) 797-5690 Email: erin.morrissey@db.com

Payment Office in the case of all payments with respect to Canadian Dollar Denominated Revolving Loans, the office of DB Canada located at 199 Bay Street, Suite 4700, Commerce Court West, P.O. Box 263, Toronto, Ontario, Canada M5L 1E9

JP Morgan Chase Bank, N.A.	383 Madison Ave New York, NY 10179 Attention: Peter Predun Telephone: (212) 270-7005 Fax: (212) 270-5100 Email: Peter.Predun@jpmorgan.com

JPMorgan Chase Bank, N.A., Toronto Branch	383 Madison Ave New York, NY 10179 Attention: Peter Predun Telephone: (212) 270-7005 Fax: (212) 270-5100 Email:

Peter.Predun@jpmorgan.com

General Electric Capital Corporation	500 West Monroe Street Chicago, IL 60661 Attention: Kai Sorensen Telephone: (312) 463-2346 Fax: (312) 463-3840 Email: Kai.Sorensen@ge.com

Bank of America, N.A.	135 S. LaSalle Street, Suite 425 Chicago, IL 60603 Attention: Mark Blankstein Telephone: (312) 234-4662 Fax: (312) 904-0291 Email: mark.blankstein@baml.com

Canada notice office:
Bank of America, N.A., Canada Branch
200 Front Street West, Suite 2700
Toronto, Ontario, M5V 3L2
Attention: Dita Kumudewati
Telephone: (416) 349-5286
Fax: (416) 453-4041
Email: Dita.Kumudewati@bankofamerica.com

Wachovia Capital Finance Corporation (New England)	301 S. College St. D 1053-221 Charlotte, NC 28202 Attention: Amanda Watkins Telephone: (704) 374-2607 Fax: (704) 374-2703 Email: Amanda.watkins@wellsfargo.com

Wells Fargo Capital Finance Corporation (Canada)	301 S. College St. D 1053-221 Charlotte, NC 28202 Attention: Amanda Watkins Telephone: (704) 374-2607 Fax: (704) 374-2703 Email: Amanda.watkins@wellsfargo.com

Regions Bank	11140 State Bridge Road Alpharetta, GA 30022 Attention: Curtis Correa Telephone: (770) 360-8870 Fax: (770) 360-8877 Email: curtis.correa@regions.com

CoBank, ACB	CoBank, ACB 5500 south Quebec Street Greenwood Village, CO 80111 Attention: Michael Tousignant Telephone: (303) 694-5838 Fax: (303) 740-4004 Email: mtousignant@cobank.com

Exhibit A-1

to the Credit Agreement

FORM OF NOTICE OF BORROWING

[Date]

Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”) for the Lenders party to the Credit Agreement referred to below
60 Wall Street
NYC60-0208, 2nd Floor
New York, New York 10005-2858
Attention: Erin Morrissey
Telephone No.: (212) 250-1765
Telecopier No.: (212) 797-5690
Email: erin.morrisey@db.com

Ladies and Gentlemen:

The undersigned, [Name of Borrower](1) (the “Borrower”), refers to the ABL Credit Agreement, dated as of [               ], 2010 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of Holdings from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), Deutsche Bank AG New York Branch (“DB”), as Administrative Agent and Security Agent for such Lenders, and DB, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation, as Co-Collateral Agents, and hereby gives you notice, irrevocably, pursuant to Section [2.03(a)][2.03(b)] of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section [2.03(a)][2.03(b)] of the Credit Agreement:

(i)            The Business Day of the Proposed Borrowing is                           ,         .(2)

(ii)           The aggregate [principal amount] [Face Amount] of the Proposed Borrowing is [$                  ] [Cdn.$                 ].

(1)                                  Insert the name of the applicable Borrower.

(2)                                  Shall be a Business Day at least one Business Day in the case of Base Rate Loans or Canadian Prime Rate Loans (or same day notice in the case of Swingline Loans) and at least three Business Days in the case of Eurodollar Loans or Bankers’ Acceptance Loans, in each case, after the date hereof, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) (or 1:00 P.M. (New York City time) in the case of Swingline Loans) on such day.

(iii)          The Loans to be made pursuant to the Proposed Borrowing shall consist of  [U.S. Facility Revolving Loans] [U.S. Borrower Canadian Facility Revolving Loans] [Canadian Borrower Canadian Facility Revolving Loans] [U.S. Facility Swingline Loans] [U.S. Borrower Canadian Facility Swingline Loans] [Canadian Borrower Canadian Facility Swingline Loans].

(iv)          The Loans [will] [will not] constitute Agent Advances.

(v)           The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [Eurodollar Loans] [Canadian Prime Rate Loans] [Bankers’ Acceptance Loans].(3)

[(vi)         The initial Interest Period for the Proposed Borrowing is [one week] [two weeks](4) [one month] [two months] [three months] [six months] [nine months] [twelve months](5)](6)

[(vii)        The term of the Proposed Borrowing shall be [       .](7)

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)          the representations and warranties contained in the Credit Agreement and in the other Loan Documents are and will be true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(B)           no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof; and

(3)                                  Swingline Loans denominated in U.S. Dollars may only be incurred and maintained as Base Rate Loans.  Swingline Loans denominated in Canadian Dollars may only be incurred and maintained as Canadian Prime Rate Loans

(4)                                  A one week or two week period may be selected only to the extent agreed to by all Lenders with Loans and/or Commitments under the relevant Tranche.

(5)                                  A nine month or twelve month period may be selected only to the extent agreed to by all Lenders under the  Relevant Tranche with Loans and/or Commitments under such Tranche.

(6)                                  To be included for a Proposed Borrowing of Eurodollar Loans.

(7)                                  To be included for a Proposed Borrowing of Bankers’ Acceptance Loans in compliance with the requirements of Schedule 1.01(b).

2

(C)           the applicable conditions set forth in Section 7.03 of the Credit Agreement will be met on the date of the Proposed Borrowing and immediately after giving effect thereto.

Very truly yours,

[NAME OF BORROWER]

By:
Name:
Title:

3

Exhibit A-2
to the Credit Agreement

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”) for the Lenders party to the Credit Agreement referred to below
60 Wall Street
NYC60-0208, 2nd Floor
New York, New York 10005-2858
Attention: Erin Morrissey
Telephone No.: (212) 250-1765
Telecopier No.: (212) 797-5690
Email: erin.morrisey@db.com

Ladies and Gentlemen:

The undersigned, [Name of Borrower] (the “Borrower”), refers to the ABL Credit Agreement, dated as of [                         ], 2010 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”; the capitalized terms defined therein being used herein as therein defined), among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of Holdings from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Deutsche Bank AG New York Branch (“DB”), as Administrative Agent and Security Agent for such Lenders, and DB, JP Morgan Chase Bank, N.A. and General Electric Capital Corporation, as Co-Collateral Agents, and hereby gives you notice, irrevocably, pursuant to Section [2.06][2.09] of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of [U.S. Facility Revolving Loans] [U.S. Borrower Canadian Facility Revolving Loans] [Canadian Borrower Canadian Facility Revolving Loans] referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Sections 2.06 and 2.09 of the Credit Agreement:

(i)            The Proposed [Conversion] [Continuation] relates to the Borrowing of [U.S. Facility Revolving Loans] [U.S. Borrower Canadian Facility Revolving Loans] [Canadian Borrower Canadian Facility Revolving Loans] denominated in [$] [Cdn.$] originally made on                        , 20       (the “Outstanding Borrowing”) in the principal amount of [$                   ][Cdn$                      ] and currently maintained as a Borrowing of [Base Rate Loans] [Canadian Prime Rate Loans][Bankers’ Acceptance Loans with a term of [     ], with the maturity date for the related Drafts being [             ]][Eurodollar Loans with an Interest Period ending on                               ,            ].

(ii)           The Business Day of the Proposed [Conversion] [Continuation] is                             ,         .(1)

(iii)          The Outstanding Borrowing shall be [continued as a Borrowing of [Eurodollar Loans with an Interest Period of [             ]] [Bankers’ Acceptance Loans with a term of [           ], with the maturity date for the related Drafts being [               ]][converted into a Borrowing of [Base Rate Loans][Eurodollar Loans with an Interest Period of [              ]][Canadian Prime Rate Loans][Bankers’ Acceptance Loans with a term of [           ], with the maturity date for the related Drafts being [                ]].(2)

[The undersigned hereby certifies that [no Default or Event of Default][describe any Default or Event of Default] has occurred and will be continuing on the date of the Proposed [Conversion] [Continuation] or will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation]].(3)

Very truly yours,

[NAME OF BORROWER]

By:
Name:
Title:

(1)

In the case of a conversion of Base Rate Loans into, or a continuation of, Eurodollar Loans or Bankers’ Acceptance Loans, this date shall be a Business Day, at least three Business Days after the date hereof. In the case of a conversion of Eurodollar Loans into Base Rate Loans, this date shall be a Business Day at least one Business Day after the date hereof. In the case of a conversion of Canadian Prime Rate Loans into Bankers’ Acceptance Loans, this date shall be a Business Day, at least three Business Days after the date hereof.  Notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) on such day.

(2)

In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods or “terms”, the Borrower should make appropriate modifications to this clause to reflect same. The duration of Interest Periods is subject to Section 2.09 of the Credit Agreement.  The term of a Proposed Borrowing of Bankers’ Acceptance Loans shall comply with the relevant requirements of Schedule 1.01(b) to the Credit Agreement.  The Type of Loans into which an Outstanding Borrowing may be continued or converted, and the duration of any Interest Period selected, shall be subject to Sections 2.06 and 2.09 of the Credit Agreement, and otherwise in accordance with the terms of the Credit Agreement

(3)

In the case of a Proposed Conversion or Continuation, insert this sentence only (i) in the event that the conversion is from a Base Rate Loan to a Eurodollar Loan or a Canadian Prime Rate Loan to a Bankers’ Acceptance Loan or (ii) in the case of a continuation of a Eurodollar Loan or Bankers’ Acceptance Loans.

2

Exhibit B-1

to the Credit Agreement

FORM OF [U.S. FACILITY][U.S. BORROWER CANADIAN FACILITY][CANADIAN BORROWER CANADIAN FACILITY] REVOLVING NOTE

U.S.$[ ]	New York, New York
[ , ]

FOR VALUE RECEIVED, each of the undersigned (together with any entity that becomes a [U.S.][Canadian] Borrower under the Credit Agreement referred to below, each a [“U.S. Borrower”]/[“Canadian Borrower”] and, collectively, the [“U.S. Borrowers”]/[“Canadian Borrowers”]), hereby jointly and severally promises to pay to [               ] or its registered assigns (the “Lender”), in the relevant Available Currency in immediately available funds, at the applicable Payment Office initially located at (i) in the case of [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower Canadian Facility] Revolving Loans denominated in U.S. Dollars, [insert applicable Payment Office] and (ii) in the case of [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower Canadian Facility] Revolving Loans denominated in Canadian Dollars, [insert applicable Payment Office] on the Revolving Loan Maturity Date the principal sum of [                   ] U.S. DOLLARS (U.S.$[                     ]) or, if less, the unpaid principal amount of all [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower Canadian Facility] Revolving Loans made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement; provided that, notwithstanding the fact that the principal amount of this Note is denominated in U.S. Dollars, to the extent provided in the Credit Agreement, all payments hereunder with respect to [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower Canadian Facility] Revolving Loans denominated in Canadian Dollars, shall be made in Canadian Dollars, whether or not the U.S. Dollar Equivalent of such amounts would exceed the stated principal amount of this Note.

Each [U.S.][Canadian] Borrower also jointly and severally promises to pay interest on the unpaid principal amount of each [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower Canadian Facility] Revolving Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Note is one of the [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower Canadian Facility] Revolving Notes referred to in the ABL Credit Agreement, dated as of [                  ], 2010, among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of Holdings from time to time party thereto, the lenders from time to time party thereto (including the Lender), Deutsche Bank AG New York Branch (“DB”), as Administrative Agent and Security Agent, and DB, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation, as Co-Collateral Agents (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents.  Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined.  This Note is secured by each Security Document that is executed by a [U.S. Loan Party]/[Loan Party] and is entitled to the benefits of the guarantee under the Guarantee and Collateral Agreement[and Canadian Guarantee and Collateral Agreement].  As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Revolving Loan Maturity Date, in whole or in part, and [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower Canadian Facility] Revolving Loans may be converted from one Type of [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower Canadian Facility] Revolving Loan into another Type of [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower Canadian Facility] Revolving Loan to the extent provided in the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The [U.S.][Canadian] Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Note.

*     *     *

2

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF.

[NAME OF BORROWER](1)

By:
Name:
Title:

(1) Include a signature block for each [U.S.][Canadian] Borrower party to the Note.

3

Exhibit B-2

to the Credit Agreement

FORM OF [U.S. FACILITY][U.S. BORROWER CANADIAN FACILITY][CANADIAN BORROWER CANADIAN FACILITY] SWINGLINE NOTE

U.S.$	New York, New York
[ , ]

FOR VALUE RECEIVED, each of the undersigned (together with any entity that becomes a [U.S.][Canadian] Borrower under the Credit Agreement referred to below, each a [“U.S. Borrower”]/[“Canadian Borrower”] and, collectively, the [“U.S. Borrowers”]/[“Canadian Borrowers”]), hereby jointly and severally promises to pay to [                            ] or its registered assigns (the “Swingline Lender”), in the relevant Available Currency in immediately available funds, at the applicable Payment Office, initially located at (i) in the case of [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower Canadian Facility] Swingline Loans denominated in U.S. Dollars, [insert applicable Payment Office], and (ii) in the case of [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower Canadian Facility] Swingline Loans denominated in Canadian Dollars, [insert applicable Payment Office] on the Swingline Expiry Date the principal sum of [                    ] U.S. DOLLARS (U.S.$[                    ]) or, if less, the unpaid principal amount of all [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower Canadian Facility] Swingline Loans made by the Swingline Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement; provided that, notwithstanding the fact that the principal amount of this Note is denominated in U.S. Dollars, to the extent provided in the Credit Agreement, all payments hereunder with respect to the [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower Canadian Facility] Swingline Loans denominated in Canadian Dollars shall be made in Canadian Dollars, whether or not the U.S. Dollar Equivalent of such amounts would exceed the stated principal amount of this Note.

Each [U.S.][Canadian] Borrower also jointly and severally promises to pay interest on the unpaid principal amount of each [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower Canadian Facility] Swingline Loan made by the Swingline Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Note is the [U.S. Facility][U.S. Borrower Canadian Facility][Canadian Borrower Canadian Facility] Swingline Note referred to in the ABL Credit Agreement, dated as of [                    ], 2010, among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of Holdings from time to time party thereto, the lenders from time to time party thereto, Deutsche Bank AG New York Branch (“DB”), as Administrative Agent and Security Agent, and DB, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation, as Co-Collateral Agents (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents.  Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined.  This Note is secured by each Security Document that is executed by a [U.S. Loan Party]/[Loan Party] and is entitled to the benefits of the guarantee under the Guarantee and Collateral Agreement [and Canadian Guarantee and Collateral Agreement].  As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Swingline Expiry Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The [U.S.][Canadian] Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Note.

2

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF.

[NAME OF BORROWER](1)

By:
Name:
Title:

(1) Include a signature block for each [U.S.][Canadian] Borrower party to the Note.

3

Exhibit C

to the Credit Agreement

FORM OF LETTER OF CREDIT REQUEST

Dated   (1)

Deutsche Bank AG New York Branch, as Administrative Agent, under the ABL Credit Agreement, dated as of [                      ], 2010 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of Holdings from time to time party thereto, the Lenders from time to time party thereto, Deutsche Bank AG New York Branch (“DB”), as Administrative Agent and Security Agent, and DB, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation, as Co-Collateral Agents.

Attention:  Erin Morrissey

Deutsche Bank AG New York Branch

60 Wall Street

NYC60-0208, 2nd Floor

New York, New York  10005-2858

Attention:  Erin Morrissey

Telephone No.: (212) 250-1765

Telecopier No.: (212) 797-5690

Email: erin.morrisey@db.com

[[  (2)  ], as Issuing Lender

under the Credit Agreement

                                          ]

Attention: [                              ]

Ladies and Gentlemen:

(1)   Date of Letter of Credit Request.

(2)          Insert name and address of Issuing Lender.  For standby Letters of Credit issued by Deutsche Bank AG New York Branch  insert:  Deutsche Bank AG New York Branch, 60 Wall Street, New York, NY 10005-MS NYC 60-2708, Attention: Global Loan Operations, Standby Letter of Credit Unit.  For trade Letters of Credit issued by Deutsche Bank AG New York Branch, insert: Deutsche Bank AG New York Branch, 60 Wall Street, New York, NY 10005, Attention: Trade and Risk Services, Import LC.  For Letters of Credit issued by another Issuing Lender, insert the correct notice information for that Issuing Lender.

Pursuant to Section 3.03 of the Credit Agreement, the undersigned hereby requests that the Issuing Lender referred to above issue a [trade] [standby] Letter of Credit for the account of the undersigned on (3) (the “Date of Issuance”) which Letter of Credit shall be denominated in (4) and shall be in the aggregate Stated Amount of (5).

For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

The beneficiary of the requested Letter of Credit will be (6), and such Letter of Credit will be in support of (7) and will have a stated expiration date of (8).

We hereby certify that:

(A)                              the representations and warranties contained in the Credit Agreement and in the other Loan Documents are and will be true and correct in all material respects on the Date of Issuance, both before and after giving effect to the issuance of the Letter of Credit requested hereby, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(B)                                no Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or Event of Default occur; and

(3)          Date of Issuance which shall be a Business Day that is at least five (5) Business Days after the date hereof (or such earlier date as is acceptable to the respective Issuing Lender in any given case).

(4)          Insert applicable currency in which the Letter of Credit is to be denominated (i.e.,  U.S. Dollars or Canadian Dollars).

(5)          Aggregate initial Stated Amount of the Letter of Credit which should not be less than $10,000 (or in the case of a Letter of Credit issued in a currency other than U.S. Dollars, the U.S. Dollar Equivalent thereof) or such lesser amount as is acceptable to the respective Issuing Lender.

(6)          Insert name and address of beneficiary.

(7)          Insert a description of L/C Supportable Obligations (in the case of standby Letters of Credit) and insert description of permitted trade obligations of the Company or any of its Subsidiaries (in the case of trade Letters of Credit).

(8)          Insert the last date upon which drafts may be presented which may not be later than (i) in the case of standby Letters of Credit, the earlier of (x) twelve months after the Date of Issuance (subject to extension for successive 12 month periods to the extent such extension is not beyond five (5) Business Days prior to the Revolving Loan Maturity Date and (y) five (5) Business Days prior to the Revolving Loan Maturity Date and (ii) in the case of trade Letters of Credit, the earlier of (x) 180 days after the Date of Issuance and (y) five (5) Business Days prior to the Revolving Loan Maturity Date.

2

(C)                                the applicable conditions set forth in Section 7.03 of the Credit Agreement will be met on the Date of Issuance and immediately after giving effect thereto.

Copies of all material documentation with respect to the supported transaction are attached hereto.

[NAME OF APPLICABLE BORROWER]

By:
Name:
Title:

3

Exhibit D-1

to the Credit Agreement

FORM OF

U.S. PERFECTION CERTIFICATE

Reference is made to the ABL Credit Agreement dated as of [       ], 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Smurfit-Stone Container Corporation (“SSCC”), Smurfit-Stone Container Enterprises, Inc. (“SSCE”), certain Domestic Subsidiaries and Canadian Subsidiaries of Holdings from time to time party thereto, the lenders from time to time party thereto, Deutsche Bank AG New York Branch (“DB”), as Administrative Agent and Security Agent and DB, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation, as Co-Collateral Agents.  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Guarantee and Collateral Agreement (the “Collateral Agreement”) referred to therein, as applicable.

The undersigned, a Responsible Officer of Holdings, hereby certifies to the Administrative Agent and each other Secured Party as follows:

SECTION 1.  Names.  (a)  Attached hereto as Schedule 1 is (i) the exact legal name of each Grantor, as such name appears in its document of formation, (ii) each other legal name such Grantor has had in the past five years, including the date of the relevant name change and (iii) each other name, including trade names and similar appellations, such Grantor or any of its divisions or other business units has used in connection with the conduct of its business or the ownership of its properties at any time during the past five years.

(b)  Except as set forth on Schedule 1, no Grantor has changed its identity or corporate structure in any manner within the past five years.  Changes in identity or corporate structure include mergers, consolidations and acquisitions, as well as any change in form, nature or jurisdiction of organization.  With respect to any such change that has occurred within the past five years, Schedules 1 and 2A set forth the information required by Sections 1 and 2 of this Certificate as to each acquiree or constituent party to such merger, consolidation or acquisition.

SECTION 2.  Locations.  (a)  Attached hereto as Schedule 2A is the (i) jurisdiction of formation and the form of organization of each Grantor, (ii) organizational identification number, if any, assigned to such Grantor by such jurisdiction, (iii) address (including the county) of the chief executive office of such Grantor, (iv) the Federal Taxpayer Identification Number of each Grantor and (v) whether each Grantor is a Transmitting Utility as defined under the Uniform Commercial Code (“UCC”) (indicating such Grantor with an “*”).

(b)  Set forth on Schedule 2B is, with respect to each Grantor, all locations where such Grantor maintains any books or records relating to the Collateral consisting of Accounts, Contract Rights, Chattel Paper or General Intangibles (with each location at which Chattel Paper, if any, is kept being indicated by an “*”).

(c)  Set forth on Schedule 2C are all other locations in the United States of America where any of the Collateral consisting of Inventory or Equipment is located.

(d)  Set forth on Schedule 2D are all the places of business of any Grantor that are not identified above.

SECTION 3.  Unusual Transactions.  All Accounts have been originated by the Grantors and all Inventory has been acquired by the Grantors in the ordinary course of business.

SECTION 4.  File Search Reports.  File search reports have been obtained from (i) the UCC filing office related to each location of a Grantor identified on Schedule 2A and (ii) the county recorder’s office relating to the county where each Mortgaged Property is located, except as otherwise agreed to by the Administrative Agent in accordance with the final paragraph of the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement.

SECTION 5.  UCC Filings.  UCC financing statements have been prepared for filing in the appropriate UCC filing office related to the jurisdiction of formation for each Grantor.  Attached hereto as Schedule 5 is a true and correct list of each such filing and the UCC filing office in which such filing is to be made.  All filing fees and taxes payable in connection with the filings described in this Section 5 have been paid or will be paid promptly after the Funding Date.

SECTION 6.  Equity Interests.  Attached hereto as Schedule 6 is a true and correct list of all the Equity Interests that each Grantor is required to pledge under the Guarantee and Collateral Agreement, specifying the issuer and certificate number (if any) of, and the number and percentage of ownership represented by, such Equity Interests, and indicating with a “*” such Equity Interests of any limited liability company or limited partnership that has not opted to have such Equity Interests treated as “Securities” under the UCC.

SECTION 7.  Debt Instruments.  Attached hereto as Schedule 7 is a true and correct list of all debt instruments and other Indebtedness that each Grantor is required to pledge under the Guarantee and Collateral Agreement, specifying any promissory notes or intercompany notes evidencing such debt instruments or Indebtedness.

SECTION 8.  Mortgage Filings.  Attached hereto as Schedule 8 is a true and correct list, with respect to all Mortgaged Property, of (a) the exact name of the Person that owns such property, as such name appears in its certificate of organization, (b) if different from the name identified pursuant to clause (a) above, the exact name of the current record owner of such property, as such name appears in the records of the county recorder’s office for such property identified pursuant to clause (c) below and (c) the county recorder’s office in which a mortgage with respect to such property must be filed or recorded in order for the Security Agent to obtain a perfected security interest therein.

2

SECTION 9.  Intellectual Property.  Attached hereto as Schedule 9, in proper form for filing with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, is a true and correct list of each Grantor’s (i) registrations for and applications for registration of Copyrights in the United States Copyright Office, (ii) material Copyright Licenses, (iii) issued Patents and applications for Patents in the United States Patent and Trademark Office and (iv) registrations for and applications for registration of Trademarks in the United States Patent and Trademark Office, in each case, including the name of the registered owner or owner of the application, registration or application number, expiration date (if applicable) and a brief description thereof and with respect to (ii) above, the name and address of the licensor and the licensee.

SECTION 10.  Commercial Tort Claims.  Set forth on Schedule 10 is a true and correct list of claims that exceed $5,000,000 in reasonable estimated value arising in tort with respect to which any Grantor is claimant and which arose in the course of such Grantor’s business, including a brief description thereof.

SECTION 11.  Deposit Accounts, Securities Accounts and Commodities Accounts.  Attached hereto as Schedule 11 is a true and correct list of Deposit Accounts, Securities Accounts and Commodities Accounts maintained by each Grantor, including the name and address of the depositary institution, Securities Intermediary or Commodities Intermediary holding the account, as applicable, the type of account, the account number , whether such account is required to be subject to a Control Agreement pursuant to the Credit Agreement and, if not, why it is not so required.

SECTION 12.  Vessels.  Set forth below is a list of all vessels with a fair market value in excess of $250,000 (provided that in the case the aggregate fair market value of all vessels owned by the Grantors does not exceed $2,500,000, no such listing is required) owned by each Grantor including (i) the name, official number, weight, length, width and height, regulation patent number, radio call letters and flag country of each such vessel, (ii) the name of the Grantor that owns such vessel and (iii) the fair market value apportioned to such vessel:

SECTION 13.  Aircraft.  Set forth below is a list of all aircraft with a fair market value in excess of $250,000 (provided that in the case the aggregate fair market value of all aircraft owned by the Grantors does not exceed $2,500,000, no such listing is required) owned by each Grantor including (i) the name, manufacturer, model, serial number and federal registration number of each such aircraft (including each airframe, engine and propeller), (ii) the name of the Grantor that owns such aircraft (including each airframe, engine and propeller) and (iii) the fair market value apportioned to such aircraft (including each airframe, engine and propeller):

3

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on this         day of [     ], 2010.

SMURFIT-STONE CONTAINER CORPORATION

By:
Name:
Title:

4

Schedule 1

Names

Grantor’s Exact Legal Name	Former Names (including date of change)	Other Names

Schedule 2A

Jurisdiction of Formation, Organizational Identification Number,
Chief Executive Office Address and Federal Taxpayer Identification Number

Grantor(1)	Jurisdiction of Formation	Form of Organization	Organizational Identification Number (if any)	Chief Executive Office Address (including county)	Federal Taxpayer Identification Number

(1)Indicate with an asterisk (“*”) each Grantor that is a Transmitting Utility as defined under the UCC.

Schedule 2B

Other Addresses (Books or Records)

Grantor	Other Locations where Books or Records relating to the Collateral are Maintained (including county)(1)

(1)Indicate with an asterisk (“*”) each location at which Chattel Paper, if any, is kept.

Schedule 2C

Other Addresses (Collateral)

Grantor	Other Locations where Inventory or Equipment is Maintained (including county)

Schedule 2D

Other Addresses

Grantor	Other Places of Business

Schedule 5

UCC Filings

Grantor	UCC Filing Office

Schedule 6

Equity Interests

Grantor	Issuer(1)	Certificate Number	Number of Equity Interests	Percentage of Ownership

Indicate with an “*” each limited liability company or limited partnership that has not opted into Article 8 of the UCC.

Schedule 7

Debt Instruments

Grantor	Creditor	Debtor	Type	Amount

Schedule 8

Mortgaged Property and Mortgage Filings

Owner	Record Owner	Address	County Recorder’s Office

Schedule 9

Intellectual Property

I.                                         Registered Copyrights

Registered Owner	Title	Registration Number	Expiration Date

II.                                     Copyright Applications

Owner	Title	Application Number	Filing Date

III.                                 Copyright Licenses

Licensor Name and Address	Licensee Name and Address	Date of License/ Sublicense	Registered Owner	Title	Registration Number

IV.                                 Registered Patents

Registered Owner	Type	Registration Number	Expiration Date

V.                                     Patent Applications

Owner	Type	Application Number	Filing Date

VI.                                 Registered Trademarks

Registered Owner	Mark	Registration Number	Expiration Date

VII.                             Trademark Applications

Owner	Mark	Application Number	Filing Date

Schedule 10

Commercial Tort Claims

Grantor/Plaintiff	Defendant	Description

Schedule 11

Deposit Accounts

Name and Address of Depositary Institution	Type of Account	Account Number	Subject to Control Agreement (Reason for exclusion)

Securities Accounts

Name and Address of Intermediary Institution	Type of Account	Account Number	Subject to Control Agreement (Reason for exclusion)

Commodities Accounts

Name and Address of Intermediary Institution	Type of Account	Account Number	Subject to Control Agreement (Reason for exclusion)

Exhibit D-2

to the Credit Agreement

FORM OF

CANADIAN PERFECTION CERTIFICATE

Reference is made to the ABL Credit Agreement dated as of [      ], 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Smurfit-Stone Container Corporation (“SSCC”), Smurfit-Stone Container Enterprises, Inc. (“SSCE”), certain Domestic Subsidiaries and Canadian Subsidiaries of Holdings from time to time party thereto, the lenders from time to time party thereto, Deutsche Bank AG New York Branch (“DB”), as Administrative Agent and Security Agent, and DB, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation, as Co-Collateral Agents.  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Canadian Guarantee and Collateral Agreement (the “Collateral Agreement”) referred to therein, as applicable.

The undersigned, a Responsible Officer of Holdings, hereby certifies to the Administrative Agent and each other Secured Party as follows:

SECTION 1.  Names.  Attached hereto as Schedule 1 is the exact legal name of each Grantor, including any French or combined form of name, and all former names of such Grantor.

SECTION 2.  Locations.  (a) Attached hereto as Schedule 2A is the (i) jurisdiction of formation and the form of organization of each Grantor, and (ii) the address of the chief executive office of such Grantor.

(b)           Set forth on Schedule 2B is, with respect to each Grantor, all locations where such Grantor maintains any books or records relating to the Collateral consisting of Accounts, Contract Rights, Chattel Paper or Intangibles (with each location at which Chattel Paper, if any, is kept being indicated by an “*”).

(c)           Set forth on Schedule 2C are all other locations in Canada where any of the Collateral consisting of Inventory is located.

(d)           Set forth on Schedule 2D are all the places of business of any Grantor that are not identified above.

SECTION 3.  Unusual Transactions.  All Accounts have been originated by the Grantors and all Inventory has been acquired by the Grantors in the ordinary course of business.

SECTION 4.  Search Report.  Attached hereto as Schedule 4 is a search report summarizing all searches made against each Grantor in the Personal Property Security Register in each province of Canada (or, if applicable, in the Quebec Register of Personal and Movable Real Rights) and in the analogous registry in each other jurisdiction in which tangible (corporeal) personal (movable) property of such Grantor is located (other than de minimis portions of such property) or in which the chief executive office of such Grantor is located.

SECTION 5.  PPSA / UCC Filings.  PPSA (and, if required, UCC) financing statements have been prepared for filing in the Personal Property Security Register in each province of Canada (or, if applicable, in the Quebec Register of Personal and Movable Real Rights) and in the analogous registry in each other jurisdiction in which tangible (corporeal) personal (movable) property of each Grantor is located (other than de minimis portions of such property) or in which the chief executive office of each Grantor is located.  Attached hereto as Schedule 5 is a true and correct list of all jurisdictions in which such filings are to be made.  All filing fees and taxes payable in connection with the filings described in this Section 5 have been paid or will be paid promptly after the Funding Date.

SECTION 6.  Equity Interests.  Attached hereto as Schedule 6 is a true and correct list of all the Equity Interests that each Grantor is required to pledge under the Canadian Guarantee and Collateral Agreement, specifying the issuer and certificate number (if any) of, and the number and percentage of ownership represented by, such Equity Interests, and indicating with a “*” if any Equity Interest in any partnership or limited liability company is not a “Security” for purposes of applicable securities transfer laws.

SECTION 7.  [Intentionally Deleted]

SECTION 8.  [Intentionally Deleted]

SECTION 9.  [Intentionally Deleted]

SECTION 10.  [Intentionally Deleted]

SECTION 11.  Bank Accounts, Securities Accounts and Futures Accounts.  Attached hereto as Schedule 11 is a true and correct list of bank accounts, Securities Accounts and Futures Accounts maintained by each Grantor, including the name and address of the bank, Securities Intermediary or Futures Intermediary holding the account, as applicable, the type of account, the account number, whether such account is required to be subject to a Control Agreement pursuant to the Credit Agreement and, if not, why it is not so required.

SECTION 12.  [Intentionally Deleted]

SECTION 13.  [Intentionally Deleted]

2

Exhibit D-2

to the Credit Agreement

IN WITNESS WHEREOF, the undersigned has duly executed this Canadian Perfection Certificate on this         day of [     ], 2010.

SMURFIT-STONE CONTAINER CORPORATION

By:
Name:
Title:

Schedule 1

Names

Grantor’s Exact Legal Name	Former Names

Schedule 2A

Jurisdiction of Formation, Form of Organization and Chief Executive Office Address

Grantor	Jurisdiction of Formation	Form of Organization	Chief Executive Office Address

Schedule 2B

Other Addresses (Books or Records)

Grantor	Other Locations where Books or Records relating to the Collateral are Maintained(1)

(1)  Indicate with an asterisk (“*”) each location at which Chattel Paper, if any, is kept.

Schedule 2C

Other Addresses (Collateral)

Grantor	Other Locations in Canada where Inventory is Maintained

Schedule 2D

Other Addresses

Grantor	Other Places of Business

Schedule 4

Search Report

Schedule 5

PPSA / UCC Filings

Schedule 6

Equity Interests

Grantor	Issuer(1)	Certificate Number	Number of Equity Interests	Percentage of Ownership

(1)  Indicate with an “*” each partnership or limited liability company interest that is not a “Security” for purposes of applicable securities transfer laws.

Schedule 7

[Intentionally Deleted]

Schedule 8

[Intentionally Deleted]

Schedule 9

[Intentionally Deleted]

Schedule 10

[Intentionally Deleted]

Schedule 11

Bank Accounts

Name and Address of Bank	Type of Account	Account Number	Subject to Control Agreement (Reason for exclusion)

Securities Accounts

Name and Address of Intermediary Institution	Type of Account	Account Number	Subject to Control Agreement (Reason for exclusion)

Futures Accounts

Name and Address of Intermediary Institution	Type of Account	Account Number	Subject to Control Agreement (Reason for exclusion)

EXHIBIT E

to the Credit Agreement

FORM OF

LIEN SUBORDINATION AND INTERCREDITOR AGREEMENT

dated as of

[        ], 2010

among

SMURFIT-STONE CONTAINER CORPORATION

(formerly known as Smurfit-Stone Container Enterprises, Inc.),

the Subsidiaries party hereto,

JPMORGAN CHASE BANK, N.A.

as Administrative Agent for the Term Loan Credit Secured Parties

DEUTSCHE BANK AG NEW YORK BRANCH

as Collateral Agent for the Revolving Credit Secured Parties

and

each Permitted Notes Agent

from time to time party hereto

Page
ARTICLE I

Definitions
Section 1.01. New York UCC	2
Section 1.02. Other Defined Terms	2
Section 1.03. Terms Generally	16

ARTICLE II

Lien Priorities

Section 2.01. Relative Priorities	17
Section 2.02. Prohibition on Contesting Liens	18
Section 2.03. No New Liens	18
Section 2.04. Effectiveness of Lien Priorities	19

ARTICLE III

Enforcement

Section 3.01. Exercise of Remedies	19

ARTICLE IV

Payments

Section 4.01. Application of Proceeds	23
Section 4.02. Payments Over in Violation of Agreement	23

ARTICLE V

Other Agreements

Section 5.01. Releases	24
Section 5.02. Insurance	25
Section 5.03. Amendments to Prior Credit Documents and Junior Credit Documents	26
Section 5.04. Legend	27
Section 5.05. Bailee for Perfection	28
Section 5.06. Entry Upon Premises by Controlling Agent	29
Section 5.07. Rights under Permits, Licenses and Intellectual Property	32
Section 5.08. Permitted Notes	33
Section 5.09. When Discharge of Obligations Deemed Not To Have Occurred	34
Section 5.10. Canadian Intercompany Notes	35

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ii

Section 8.16. No Third Party Beneficiaries	46
Section 8.17. Provisions Solely To Define Relative Rights	47
Section 8.18. Additional Grantors	47
Section 8.19. Term Loan Credit Agent and Revolving Credit Agent	47

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SCHEDULES:

Schedule I	— Notice Addresses
Schedule II	— Grantors

EXHIBITS:

Exhibit I	— Form of Supplement
Exhibit II	— Form of Joinder Agreement

LIEN SUBORDINATION AND INTERCREDITOR AGREEMENT dated as of [•], 2010 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among SMURFIT-STONE CONTAINER CORPORATION, a Delaware corporation (formerly known as Smurfit-Stone Container Enterprises, Inc.) (“SSCC”); the other SUBSIDIARIES of SSCC whose signatures appear below or who in the future become parties hereto as provided in Section 8.18; JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent for, and acting on behalf of, the Term Loan Credit Secured Parties referred to herein (together with its successors and assigns in such capacity, the “Term Loan Credit Agent”); and DEUTSCHE BANK AG NEW YORK BRANCH, in its capacity as Collateral Agent for, and acting on behalf of, the Revolving Credit Secured Parties referred to herein (together with its successors and assigns in such capacity, the “Revolving Credit Agent”); and each Permitted Notes Agent that from time to time becomes a party hereto pursuant to Section 5.07.  Capitalized terms used and not otherwise defined in this Agreement are used with the meanings specified in Article I.

SSCC, the Term Loan Credit Lenders from time to time party thereto and the Term Loan Credit Agent have entered into the Term Loan Credit Agreement, under which the Term Loan Credit Lenders have agreed, upon the terms and subject to the conditions set forth therein, to extend credit to SSCC.  The Term Loan Credit Obligations will be incurred or guaranteed by the Grantors as provided in the Term Loan Credit Agreement and secured by Liens on the Term Loan Credit Collateral as provided in the Term Loan Credit Collateral Documents.

On or prior to the date hereof, SSCC, the subsidiaries of SSCC party thereto, the Revolving Credit Lenders from time to time party thereto and the Revolving Credit Agent are entering into, or have entered into, as the case may be, the Revolving Credit Agreement, under which the Revolving Credit Lenders are agreeing, upon the terms and subject to the conditions set forth therein, to extend credit to SSCC and certain of its Subsidiaries.  The Revolving Credit Obligations will be incurred or guaranteed by, amongst others, the Grantors and secured by Liens, including those on the Revolving Credit Collateral, as provided in the Revolving Credit Collateral Documents.

The Term Loan Credit Documents and the Revolving Credit Documents provide, among other things, that the parties hereto will enter into this Agreement to set forth their relative rights and remedies with respect to the Common Collateral.

The Term Loan Credit Documents and Revolving Credit Documents permit SSCC to issue Permitted Notes secured by the Common Collateral whose Liens on the Common Collateral will be subordinated to the Term Loan Credit Liens with respect to the Non-ABL Collateral but senior to the Revolving Credit Liens and will be subordinated to the Term Loan Credit Liens and Revolving Credit Liens with respect to the ABL Collateral; provided that, among other things, such Permitted Notes be subject

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to an Agreement setting forth the relative rights and remedies of the Term Loan Credit Secured Parties, the Revolving Credit Secured Parties and the holders of such debt with respect to the Common Collateral.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Term Loan Credit Agent (for itself and on behalf of the Term Loan Credit Secured Parties), the Revolving Credit Agent (for itself and on behalf of the Revolving Credit Secured Parties) and each Permitted Notes Agent (for itself and on behalf of the Permitted Notes Secured Parties under the applicable Permitted Notes Documents) agree as follows:

ARTICLE I

Definitions

Section 1.01.  New York UCC.  All capitalized terms used without definition herein that are defined in the UCC as in effect in the State of New York shall have the meanings specified therein.

Section 1.02.  Other Defined Terms.  As used in the Agreement, the following terms shall have the following meanings:

“ABL Collateral” means any and all present and future right, title and interest of the Grantors in and to the following, whether now owned or hereafter acquired, existing or arising, and wherever located to the extent constituting Common Collateral:  (a) all Accounts Receivable and related Records; (b) all Chattel Paper; (c) all Deposit Accounts, Commodities Accounts, Securities Accounts and all lock-boxes at any bank, including all Money and Certificated Securities, Uncertificated Securities, Securities Entitlements and Investment Property or other assets credited thereto or deposited therein (including all cash, cash equivalents, marketable securities and other funds held in or on deposit in any such Deposit Account, Commodity Account or Securities Account but excluding all equity interests of or owned by any of the Grantors and all such assets relating to Intellectual Property), and all cash, cash equivalents, checks and other negotiable instruments, funds and other evidences of payments (but excluding the Non-ABL Sweep Collateral Account and any cash or other assets held in the Non-ABL Sweep Collateral Account in accordance with the Term Loan Credit Agreement as in effect on the date hereof or, provided that any amendment or modification to the terms thereof with respect to such Non-ABL Sweep Account are not materially adverse to the Revolving Credit Lenders, the Term Loan Credit Agreement as Amended from time to time); (d) all Inventory; (e) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a), (b), (c) and (d) of this definition, all contracts, contract rights, payment intangibles, Documents, Instruments, Letter of Credit Rights and Commercial Tort Claims and other claims or causes of action; (f) all books, Records and data processing software directly relating to, or arising from any of the foregoing; and (g) all substitutions, replacements, products, Supporting Obligations and Proceeds (including, insurance proceeds, income, payments,

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damages and proceeds of suit) of any and all of the foregoing.  For the avoidance of doubt, ABL Collateral shall not include Intellectual Property.

“ABL Collateral Enforcement Actions” has the meaning assigned to such term in Section 5.06(a).

“ABL Collateral Enforcement Notice” has the meaning assigned to such term in Section 5.06(a).

“Accounts Receivable” means all Accounts and other rights to payment for the sale, lease, license, assignment or other disposal of any Inventory or the performance of services (whether performed or to be performed), existing on the date of this Agreement or hereafter arising, whether or not earned by performance.

“Agent” means (a) with respect to the Term Loan Credit Secured Parties, the Term Loan Credit Agent, (b) with respect to the Revolving Credit Secured Parties, the Revolving Credit Agent and (c) with respect to the Permitted Notes Secured Parties of any Series, the Permitted Notes Agent with respect to such Series.

“Amend” means, in respect of any Indebtedness, obligation or agreement, to amend, restate, modify, waive, supplement, restructure, extend, increase or renew such Indebtedness, in whole or in part.  “Amended” and “Amendment” shall have correlative meanings.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Canadian Collateral” means any and all of the assets of a Canadian Revolving Credit Loan Party on which any Lien has been granted or is purported to be granted pursuant to a Revolving Credit Collateral Document by such Canadian Revolving Credit Loan Party to secure any Revolving Credit Obligations.

“Canadian Intercompany Notes” means each promissory note evidencing any loan or advance from time to time made by any Grantor to a Canadian Revolving Credit Loan Party, in each case where the obligations evidenced thereby are secured by a Lien on assets of such Canadian Revolving Credit Loan Party.

“Canadian Intercompany Notes Documents” means the Canadian Intercompany Notes and all other instruments, agreements and other documents evidencing or governing the loan evidenced by any Canadian Intercompany Note, providing for any security interest or other right in respect thereof, affecting the terms of

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the foregoing or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“Canadian Revolving Credit Loan Party” means each Revolving Credit Loan Party that is incorporated, organized, or established in Canada or any province or territory thereof.

“Cash Management Services” shall mean (a) cash management services, including treasury, depository, overdraft, electronic funds transfer and other cash management arrangements and (b) commercial credit card and merchant card services.

“Cash Management and Hedging Obligations” shall mean the Term Loan Credit Cash Management and Hedging Obligations and the Revolving Credit Cash Management and Hedging Obligations.

“Class”, when used in reference to (a) any Obligations, refers to whether such Obligations are the Term Loan Credit Obligations, the Revolving Credit Obligations or the Permitted Notes Obligations of any Series, (b) any Agent, refers to whether such Agent is the Term Loan Credit Agent, the Revolving Credit Agent or the Permitted Notes Agent of any Series, (c) any Secured Parties, refers to whether such Secured Parties are the Term Loan Credit Secured Parties, the Revolving Credit Secured Parties or the Permitted Notes Secured Parties of any Series and (d) any Credit Documents, refers to whether such Credit Documents are the Term Loan Credit Documents, the Revolving Credit Documents or the Permitted Notes Documents with respect to Permitted Notes of any Series.

“Collateral” means all Term Loan Credit Collateral, all Revolving Credit Collateral and all Permitted Notes Collateral.

“Collateral Documents” means the Term Loan Credit Collateral Documents, the Revolving Credit Collateral Documents and the Permitted Notes Collateral Documents.

“Common Collateral” means all Collateral that secures two or more Classes of Obligations.  For the avoidance of doubt, “Common Collateral” shall not include Canadian Collateral or any other assets of any Person that is not both a Term Loan Credit Loan Party or a Permitted Notes Loan Party, on the one hand, and a Revolving Credit Loan Party, on the other hand.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlled” shall have a correlative meaning.

“Controlling Agent” means, with respect to any Common Collateral consisting of ABL Collateral or Non-ABL Collateral, the Agent with respect to the Prior Secured Parties secured by such Common Collateral and in respect of which Common Collateral all Other Secured Parties are Junior Secured Parties.  The parties hereto

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acknowledge that (a) prior to the Discharge of the Term Loan Credit Obligations, the Term Loan Credit Agent is the Controlling Agent with respect to the Non-ABL Collateral, (b) prior to the Discharge of the Revolving Credit Obligations, the Revolving Credit Agent is the Controlling Agent with respect to the ABL Collateral, (c) after the Discharge of the Term Loan Credit Obligation and prior to the Discharge of the Permitted Notes Obligations, the Designated Permitted Notes Agent will be the Controlling Agent with respect to the Non-ABL Collateral and (d) after the Discharge of the Revolving Credit Obligation and prior to the Discharge of the Term Loan Credit Obligations, the Term Loan Credit Agent will be the Controlling Agent with respect to the ABL Collateral.

“Controlling Secured Parties” means, with respect to any Common Collateral consisting of ABL Collateral or Non-ABL Collateral and any Secured Parties, the Prior Secured Parties with respect to such Common Collateral and in respect of which Common Collateral all Other Secured Parties are Junior Secured Parties.

“Credit Documents” means the Term Credit Documents, the Revolving Credit Documents and the Permitted Notes Documents.

“Designated Permitted Notes Agent” means (a) if there is only one Series of Permitted Notes, the Permitted Notes Agent with respect to such Series and (b) if there is more than one Series of Permitted Notes, the Person designated from time to time by the Permitted Notes Agents with respect to Permitted Notes Documents under which at least a majority of the then aggregate amount of Permitted Notes Obligations are outstanding, in a notice to the Term Loan Credit Agent, the Revolving Credit Agent and SSCC, as the “Designated Permitted Notes Agent”.

“DIP Financing” has the meaning set forth in Section 6.01(b).

“DIP Financing Liens” has the meaning set forth in Section 6.01(b).

“Discharge” means, subject to Section 5.09, with respect to any Class of Obligations:

(a)  payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) on all such Obligations (other than Cash Management and Hedging Obligations);

(b)  payment in full in cash of all other Obligations (other than Cash Management and Hedging Obligations) of such Class that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than claims, causes of action or other liabilities in respect of which no claim or demand for payment has been made at such time);

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(c)  termination or expiration of all commitments, if any, to extend credit that would give rise to Obligations (other than Cash Management and Hedging Obligations) of such Class;

(d)  termination or cash collateralization of all letters of credit and bankers’ acceptances the reimbursement or payment obligations in respect of which constitute Obligations (other than Cash Management and Hedging Obligations) of such Class (any such cash collateralization to be in an amount and manner reasonably satisfactory to the Agent for such Class of Obligations, but in no event shall such amount be greater than 105% of the aggregate undrawn face amount in the case of letters of credit or 105% of the principal amount in the case of bankers’ acceptances);

(e)  adequate provision (as agreed to by each Agent or otherwise determined by a court of competent jurisdiction) has been made for any contingent or unliquidated Obligations (other than Cash Management and Hedging Obligations) of such Class in respect of claims, causes of action or other monetary liabilities that have been asserted, or threatened in writing (and which would reasonably be expected to be asserted), against the Secured Parties of such Class, and of which the Agent of such Class shall have informed the other Agents in writing concurrently with the satisfaction of each of the requirements set forth in clauses (a) through (d) above; and

(f)  in the case of the Discharge of the Revolving Credit Obligations, to the extent that the requirements set forth above have been satisfied with the proceeds of a foreclosure on Collateral or other enforcement action by the Revolving Credit Agent with respect to the Revolving Credit Obligations under the Revolving Credit Collateral Documents, the payment in full in cash of all Revolving Credit Cash Management and Hedging Obligations that are due and payable at such time.

“Discharge of Prior Obligations” means, subject to the provisions of Section 5.09, (a) with respect to the Term Loan Credit Liens on the ABL Collateral and the Term Loan Credit Obligations insofar as they are secured by such Liens, the occurrence of a Discharge of the Revolving Credit Obligations, (b) with respect to the Revolving Credit Liens on the Non-ABL Collateral and the Revolving Credit Obligations insofar as they are secured by such Liens, the occurrence of a Discharge of the Term Loan Credit Obligations and the Permitted Notes Obligations and (c) (i) with respect to the Permitted Notes Liens on the ABL Collateral and the Permitted Notes Obligations insofar as they are secured by such Liens, the occurrence of a Discharge of the Revolving Credit Obligations and the Term Loan Credit Obligations and (ii) with respect to the Permitted Notes Liens on the Non-ABL Collateral and the Permitted Notes Obligations insofar as they are secured by such Liens, the occurrence of a Discharge of the Term Loan Credit Obligations.

“Disposition” has the meaning set forth in Section 5.01(b).  “Dispose”, when used as a verb, shall have a correlative meaning.

“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of the United States or any State thereof (including the District of Columbia).

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“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests in a trust or other equity ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Governmental Authority” means the United States or any foreign nation’s government and any Federal, state, provincial, regional, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Grantors” means, at any time, SSCC and each Domestic Subsidiary that, at such time, has, pursuant to any Collateral Document, granted a Lien on any Common Collateral owned by it to secure any Term Loan Credit Obligation, Revolving Credit Obligation or Permitted Notes Obligation pursuant to any Credit Document; provided that solely for purpose of Section 2.03, a Domestic Subsidiary shall be deemed to be a “Grantor” if it is required pursuant to the Credit Documents of a Class to grant a Lien on assets owed by it to secure Obligations of such Class.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of SSCC or the Subsidiaries shall be a Hedging Agreement.

“Incremental Revolving Facility” means an incremental revolving facility established under the Term Loan Credit Agreement.

“Indebtedness” means and includes all liabilities, absolute or contingent, that constitute “Indebtedness” within the meaning of the Term Loan Credit Agreement or any equivalent term under the Revolving Credit Agreement or the Permitted Notes Indenture.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor or Canadian Revolving Credit Loan Party; (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, with respect to any Grantor or Canadian Revolving Credit Loan Party, or with respect to a material portion of the assets of any of the foregoing; (c) any liquidation, dissolution, reorganization or winding up of any Grantor or Canadian Revolving Credit Loan Party, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or (d) any

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assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor or Canadian Revolving Credit Loan Party; provided, in the case of any involuntary case or proceeding, that such case or proceeding shall have continued for 60 days without having been dismissed or discharged.

“Junior Agent” means, with respect to any Common Collateral and any Prior Secured Party, each Agent representing Secured Parties whose Liens on such Common Collateral are Junior Liens.

“Junior Collateral Documents” means, with respect to any Junior Liens, the Collateral Documents pursuant to which such Junior Liens are granted.

“Junior Credit Documents” means (a) with respect to Junior Obligations that are Term Loan Credit Obligations, the Term Loan Credit Documents, (b) with respect to Junior Obligations that are Revolving Credit Obligations, the Revolving Credit Documents and (c) with respect to Junior Obligations that are Permitted Notes Obligations, the Permitted Notes Documents.

“Junior Liens” means (a) with respect to the ABL Collateral (i) prior to the Discharge of the Revolving Credit Obligations, any Term Loan Credit Liens and Permitted Notes Liens and (ii) from and after the Discharge of the Revolving Credit Obligations and prior to the Discharge of the Term Loan Credit Obligations, any Permitted Notes Lien and (b) with respect to the Non-ABL Collateral (i) prior to the Discharge of the Term Loan Credit Obligations, any Permitted Notes Liens and Revolving Credit Liens and (ii) from and after the Discharge of the Term Loan Credit Obligations and prior to the Discharge of the Permitted Notes Obligations, any Revolving Credit Liens.

“Junior Obligations” means (a) with respect to any Common Collateral consisting of ABL Collateral or Non-ABL Collateral or any Prior Liens thereon, any Obligations that are secured by Junior Liens on such Common Collateral and (b) with respect to any Prior Obligations or Prior Secured Parties secured by any Common Collateral consisting of ABL Collateral or Non-ABL Collateral, any Obligations that are secured by Junior Liens on such Common Collateral, but, in each case, only insofar as such Obligations are secured by such Junior Liens, it being agreed that, to the extent provided herein, Obligations secured by Junior Liens on the ABL Collateral or the Non-ABL Collateral, as the case may be, may also be secured by Prior Liens on other Common Collateral and insofar as they shall be secured by such Prior Liens on such other Common Collateral shall constitute Prior Obligations with respect thereto.

“Junior Secured Parties” means, as to any Common Collateral consisting of ABL Collateral and Non-ABL Collateral and any Prior Secured Party, any Secured Parties to the extent the Obligations held by such Secured Parties, or in respect of which such Secured Parties are the obligee, are secured by Junior Liens on such Common Collateral pursuant to the terms of this Agreement.

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“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, assignment for security, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Parties” means the Term Loan Credit Loan Parties, the Revolving Credit Loan Parties and the Permitted Notes Loan Parties.

“New Agent” has the meaning set forth in Section 5.09.

“Non-ABL Collateral” means all Common Collateral that is not ABL Collateral.

“Non-ABL Controlling Agent” means the Controlling Agent with respect to the Non-ABL Collateral.

“Non-ABL Sweep Account” means (a) the “Term Sweep Account” as defined in the Term Loan Credit Agreement and (b) each other Deposit Accounts or Securities Accounts holding only the Proceeds of any sale or disposition of any Non-ABL Collateral and the proceeds or investment thereof for the same purposes and in substantially the same manner as the Non-ABL Sweep Account defined in clause (a) hereof.

“Notice of New Refinancing Obligations” has the meaning set forth in Section 5.09.

“Obligations” means all Term Loan Credit Obligations, all Revolving Credit Obligations and all Permitted Notes Obligations.

“Other Secured Parties” means (a) with respect to any Term Loan Credit Secured Party, the Revolving Credit Secured Parties and the Permitted Notes Secured Parties, (b) with respect to any Revolving Credit Secured Party, the Term Loan Credit Secured Parties and the Permitted Notes Secured Parties and (c) with respect to any Permitted Notes Secured Party, the Term Loan Credit Secured Parties and the Revolving Credit Secured Parties.

“Permitted Notes” means Indebtedness incurred by the Borrower in the form of notes or bonds, the incurrence of which (a) reduces the aggregate principal amount permitted to be incurred under the incremental facility under the Term Loan Agreement or any Refinancing Agreement with respect to Term Loan Credit Obligations or (b) constitutes a Refinancing of loans under the Term Loan Credit Agreement (including, for the avoidance of doubt, pursuant to an exchange of Term Loans for such Permitted Notes), in each case as permitted under the Term Loan Credit Agreement and the Revolving Credit Agreement or any Refinancing Agreement with respect to Term Loan Credit Obligations.

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“Permitted Notes Agent” has the meaning set forth in Section 5.08(a).

“Permitted Notes Collateral” means any assets of SSCC or any other Grantor on which any Lien has been granted or is purported to be granted pursuant to a Permitted Notes Collateral Document by SSCC or any other Grantor to secure any Permitted Notes Obligation.

“Permitted Notes Collateral Documents” means each Permitted Notes Mortgage and each other security agreement, instrument and document now existing or entered into after the date hereof that grants a Lien on any assets of SSCC or any of the Subsidiaries constituting Common Collateral to secure any Permitted Notes Obligations; provided that the Permitted Notes Collateral Documents shall be substantially the same as the Term Loan Collateral Documents (with such differences as are reasonably satisfactory to the Term Loan Credit Agent and the Revolving Credit Agent).

“Permitted Notes Documents” means, with respect to any Series of Permitted Notes, each promissory note, indenture, Permitted Notes Collateral Document and each other operative agreement evidencing or governing the Permitted Notes of such Series, each as Amended from time to time.

“Permitted Notes Liens” means Liens on the Common Collateral securing the Permitted Notes Obligations, including all such Liens created under the Permitted Notes Collateral Documents.

“Permitted Notes Loan Party” means SSCC and each Subsidiary that incurs or guarantees the Permitted Notes Obligations pursuant to the Permitted Notes Documents.

“Permitted Notes Mortgage” means each mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document that grants a Lien on any real property owned or leased by SSCC or any other Grantor to secure any Permitted Notes Obligations.

“Permitted Notes Obligations” means, with respect to any Series of Permitted Notes, (a) all principal of, and interest (including any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, the Permitted Notes, (b) all other amounts payable to the Permitted Notes Secured Parties under the Permitted Notes Documents and (c) all Amendments or Refinancings of the foregoing; provided that the resulting Indebtedness is secured by Common Collateral and is otherwise effected in accordance with the provisions hereof.

“Permitted Notes Secured Parties” has the meaning set forth in Section 5.08(a).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

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“Pledged Collateral” has the meaning set forth in Section 5.05.

“Prior Agent” means, with respect to any Collateral and any Junior Secured Party, each Collateral Agent representing Secured Parties whose Liens on such Collateral are Prior Liens.

“Prior Collateral Documents” means, with respect to any Junior Agent or any other Junior Secured Parties, any Collateral Documents to the extent that the Obligations created thereunder are Prior Obligations.

“Prior Lien Collateral” means, with respect to any Junior Agent or any other Junior Secured Party, the Common Collateral securing such Junior Secured Party’s Junior Liens that also secures Prior Liens of an Other Secured Party.

“Prior Liens” means (a) with respect to the ABL Collateral (i) prior to the Discharge of the Revolving Credit Obligations, any Revolving Credit Lien and (ii) prior to the Discharge of the Term Loan Credit Obligations, any Term Loan Credit Lien and (b) with respect to the Non-ABL Collateral (i) prior to the Discharge of the Term Loan Credit Obligations, any Term Loan Credit Lien and (ii) prior to the Discharge of the Permitted Notes Obligations, any Permitted Notes Lien.

“Prior Obligations” means (a) with respect to any Common Collateral consisting of ABL Collateral or Non-ABL Collateral or any Junior Liens thereon, any Obligations that are secured by Prior Liens on such Common Collateral and (b) with respect to any Junior Obligations or Junior Secured Parties secured by any Common Collateral consisting of ABL Collateral or Non-ABL Collateral, any Obligations that are secured by Prior Liens on such Common Collateral, but, in each case, only insofar as such Obligations are secured by such Prior Liens, it being agreed that, to the extent provided herein, it being agreed that, to the extent provided herein, Obligations secured by Prior Liens on the ABL Collateral or Non-ABL Collateral, as the case may be, may also be secured by Junior Liens on other Common Collateral and insofar as they shall be secured by such Junior Liens on such other Common Collateral shall constitute Junior Obligations with respect thereto.

“Prior Secured Parties” means, with respect to any Common Collateral consisting of ABL Collateral or Non-ABL Collateral and any Junior Secured Parties, any Secured Parties to the extent that the Obligations held by such Secured Parties, or in respect of which such Secured Parties are the obligees, are secured by Prior Liens on such Common Collateral pursuant to the terms of this Agreement.

“Recovery” has the meaning set forth in Section 6.05.

“Refinance” means, in respect of any Indebtedness, to refinance or replace, or to issue other indebtedness in exchange for or replacement of, such Indebtedness in whole or in part.  “Refinanced” and “Refinancing” shall have correlative meanings.  Notwithstanding anything to the contrary herein, each party hereto acknowledges and agrees that no Incremental Revolving Facility established after the

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termination of the Revolving Credit Agreement shall constitute a Refinancing of the Revolving Credit Obligations under this Agreement.

“Refinanced Obligations” has the meaning set forth in Section 5.09.

“Refinancing Obligations” has the meaning set forth in Section 5.09.

“Related Secured Parties” means (a) in the case of the Term Loan Credit Agent, the Term Loan Credit Secured Parties, (b) in the case of the Revolving Credit Agent, the Revolving Credit Secured Parties and (c) in the case of the Permitted Notes Agent, the Permitted Notes Secured Parties.

“Revolving Credit Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Revolving Credit Agreement” means the revolving facility (and, as applicable, term loan facility) agreement, dated as of [•], 2010, among SSCC, certain Subsidiaries, the lenders party thereto and Deutsche Bank AG New York Branch, as the administrative agent, as Amended from time to time.

“Revolving Credit Cash Management and Hedging Obligations” means (a) any and all obligations of the Revolving Credit Loan Parties or any Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Cash Management Services; provided that the obligations of the Revolving Credit Loan Parties or any Subsidiaries with respect to Cash Management Services described in clause (b) of the definition thereof shall not exceed an aggregate principal amount of $10,000,000, in each case to the extent such obligations are designated by SSCC as “obligations” secured by the Revolving Credit Collateral pursuant to the procedures set forth in the Revolving Credit Agreement and (b) all obligations owing by the Revolving Credit Loan Parties or any Subsidiaries to counterparties to Hedging Agreements, in each case to the extent such obligations are permitted to be and are designated by SSCC as “obligations” secured by the Revolving Credit Collateral pursuant to the procedures set forth in the Revolving Credit Agreement.

“Revolving Credit Collateral” means all assets of SSCC or any other Grantor on which any Lien has been granted or is purported to be granted pursuant to a Revolving Credit Collateral Document by SSCC or any other Grantor to secure any Revolving Credit Obligation.

“Revolving Credit Collateral Documents” means the Revolving Credit Guarantee and Collateral Agreement, the Revolving Credit Mortgages and each other security agreement, instrument and document now existing or entered into after the date hereof (or Amended from time to time) that grants a Lien on any assets of SSCC or any of the Subsidiaries constituting Common Collateral to secure any Revolving Credit Obligations.

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“Revolving Credit Documents” means the Revolving Credit Agreement and the Revolving Credit Collateral Documents.

“Revolving Credit Guarantee and Collateral Agreement” means the guarantee and security agreement, as Amended from time to time, pursuant to which SSCC and each Revolving Credit Loan Party guarantees certain of the Revolving Credit Obligations and SSCC and each Domestic Subsidiary party thereto grants or purports to grant security interests to the Revolving Credit Agent and the Revolving Credit Secured Parties on the assets of SSCC and each Domestic Subsidiary party thereto.  As of the date hereof, the Revolving Credit Guarantee and Collateral Agreement means the Guarantee and Collateral Agreement dated as of [             ], 2010, among SSCC, the Subsidiaries party thereto and the Revolving Credit Agent.

“Revolving Credit Lenders” means, at any time, Persons that are at such time “Lenders” under and as defined in the Revolving Credit Agreement.

“Revolving Credit Liens” means Liens on the Common Collateral securing the Revolving Credit Obligations, including all such Liens created under the Revolving Credit Collateral  Documents.

“Revolving Credit Loan Parties” means the “Loan Parties” as defined in the Revolving Credit Agreement.

“Revolving Credit Mortgage” means each mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document that grants a Lien on any real property owned or leased by SSCC or any other Grantor to secure any Revolving Credit Obligations.

“Revolving Credit Obligations” means (a) all principal of, and interest (including any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, the commitments, loans and letters of credit under the Revolving Credit Agreement, (b) all other amounts payable to the Revolving Credit Secured Parties under the Revolving Credit Documents (including with respect to guarantee obligations of any Revolving Credit Loan Party from time to time owed to any Revolving Credit Secured Party, reimbursement of amounts drawn under (and obligations to cash collateralize) letters of credit, fees, expenses and indemnification obligations), (c) all Amendments or Refinancings of the foregoing; provided that the resulting Indebtedness is secured by Common Collateral and is otherwise effected in accordance with the provisions thereof and (d) all Revolving Credit Cash Management and Hedging Obligations.

“Revolving Credit Secured Parties” means the “Secured Parties” as defined in the Revolving Credit Agreement.

“Rising Prior Agent” means, at any time that the Prior Obligations secured by a Prior Lien of  a Controlling Agent shall have been Discharged, the Junior Agent that becomes the Controlling Agent at the time of such Discharge hereunder or, if there are no remaining Prior Agents, the Junior Agent.

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“Rule 3-16 Collateral” means securities of any Subsidiary (the “Affected Subsidiary”), which if pledged to secure the Permitted Notes Obligations, would require, pursuant to Rule 3-16 of Regulation S-X (as such rule is amended, modified or interpreted by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1934 (or any other similar applicable rule, regulation or law), the filing by SSCC or any other Subsidiary with the SEC (or any other Governmental Authority) of separate financial statements of such Affected Subsidiary that are not already required to be filed with the SEC (or such Governmental Authority) by SSCC or any Subsidiary.

“Secured Parties” means the Term Loan Credit Secured Parties, the Revolving Credit Secured Parties and the Permitted Notes Secured Parties.

“Series”, when used in reference to Permitted Notes Obligations, refers to such Permitted Notes Obligations as shall have been issued or incurred pursuant to the same indentures or other agreements and with respect to which the same Person acts as the Agent.

“SSCC” has the meaning assigned to such term in the preamble to this Agreement.

“subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by, or otherwise Controlled by, the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of SSCC.

“Term Loan Credit Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Term Loan Credit Agreement” means the Credit Agreement dated as of [•], 2010, among SSCC, the lenders party thereto and JPMorgan Chase Bank N.A., as administrative agent, as Amended from time to time.

“Term Loan Credit Cash Management and Hedging Obligations” (a) any and all obligations of the Term Loan Credit Loan Parties or any Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Cash Management Services; provided that the obligations of the Term Loan Credit Loan Parties or any Subsidiaries with respect to Cash Management Services described in clause (b) of the definition thereof shall not exceed an aggregate principal amount of $10,000,000, in each case to the extent such obligations are designated by SSCC as “obligations” secured by the Term Loan Credit Collateral pursuant to the procedures set forth in the Term Loan Credit Agreement and (b) all obligations owing by the Term Loan Credit Loan Parties or any Subsidiaries to

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counterparties to Hedging Agreements, in each case, to the extent such obligations are permitted to be and are designated by SSCC as “obligations” secured by the Term Loan Credit Collateral pursuant to the procedures set forth in the Term Loan Credit Agreement.

“Term Loan Credit Collateral” means all assets of SSCC or any other Grantor on which any Lien has been granted or is purported to be granted pursuant to a Term Loan Credit Collateral Document by SSCC or any other Grantor to secure any Term Loan Credit Obligations.

“Term Loan Credit Collateral Documents” means the Term Loan Credit Guarantee and Collateral Agreement, the Term Loan Credit Mortgages and each other security agreement, instrument and document now existing or entered into after the date hereof  (or Amended from time to time) that grants a Lien on any assets of SSCC or any of the Subsidiaries constituting Common Collateral to secure any Term Loan Credit Obligations.

“Term Loan Credit Documents” means the Term Loan Credit Agreement and the Term Loan Credit Collateral Documents.

“Term Loan Credit Guarantee and Collateral Agreement” means the guarantee and security agreement, as Amended from time to time, pursuant to which SSCC and each Term Loan Credit Loan Party guarantees certain of the Term Loan Credit Obligations and SSCC and each Domestic Subsidiary party thereto grants or purports to grant security interests to the Term Loan Credit Agent and the Term Loan Credit Secured Parties on the assets of SSCC and each Domestic Subsidiary party thereto.  As of the date hereof, the Term Loan Credit Guarantee and Collateral Agreement means the Guarantee and Collateral Agreement dated as of [             ], 2010, among SSCC, the Subsidiaries party thereto and the Term Loan Credit Agent.

“Term Loan Credit Guarantors” means the “Guarantors” as defined in the Term Loan Credit Agreement.

“Term Loan Credit Lenders” means, at any time, Persons that are at such time “Lenders” under and as defined in the Term Loan Credit Agreement.

“Term Loan Credit Liens” means Liens on the Common Collateral securing the Term Loan Credit Obligations, including all such Liens created under the Term Loan Credit Collateral Documents.

“Term Loan Credit Loan Parties” means the “Loan Parties” as defined in the Term Loan Credit Agreement.

“Term Loan Credit Mortgage” means each mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document that grants a Lien on any real property owned or leased by SSCC or any other Grantor to secure any Term Loan Credit Obligations.

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“Term Loan Credit Obligations” means (a) all principal of, and interest (including any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, the commitments and loans under the Term Loan Credit Agreement, (b) all other amounts payable to the Term Loan Credit Secured Parties under the Term Loan Credit Documents (including with respect to guarantee obligations of any Term Loan Credit Loan Party from time to time owed to any Term Loan Credit Secured Party, fees, expenses and indemnification obligations), (c) all Amendments or Refinancings (other than Permitted Notes) of the foregoing; provided that the resulting Indebtedness is secured by Common Collateral and is otherwise effected in accordance with the provisions thereof and (d) all Term Loan Credit Cash Management and Hedging Obligations.

“Term Loan Credit Secured Parties” means the “Secured Parties” as defined in the Term Loan Credit Guarantee and Collateral Agreement.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

Section 1.03.  Terms Generally.  The definitions of terms set forth herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time Amended (subject to any restrictions on such Amendments set forth herein), (b) any definition of or reference to any statute, regulation or other law herein shall be construed (i) as referring to such statute, regulation or other law as from time to time Amended (including by succession of comparable successor statutes, regulations or other laws) and (ii) to include all official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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ARTICLE II

Lien Priorities

Section 2.01.  Relative Priorities.  Notwithstanding (a) the date, time, method, manner or order of grant, attachment or perfection of any Junior Lien or Prior Lien on any Common Collateral, (b) any provision of the UCC or any other applicable law or of  the Term Loan Credit Documents, the Revolving Credit Documents or any Permitted Notes Documents, (c) any defect or deficiency in, or failure to perfect, any Prior Lien, (d) the possession or control by any Agent or any bailee of all or any part of the Common Collateral or (e) any other circumstance whatsoever, each Agent, on behalf of itself and its Related Secured Parties, hereby agrees that:

(i) any Prior Lien on any Common Collateral now or hereafter held by or on behalf of any Prior Agent or any Prior Secured Party or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, court order, subrogation or otherwise, shall be senior in all respects and prior to all Junior Liens on such Common Collateral; and

(ii) any Junior Lien on any Common Collateral now or hereafter held by or on behalf of any Junior Agent or any Junior Secured Party or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, court order, subrogation or otherwise, shall be junior and subordinated in all respects to all Prior Liens on such Common Collateral.

Any and all foreclosure Proceeds relating to any Common Collateral shall be distributed in accordance with the priorities of the Liens with respect to Common Collateral established hereby, (A) in the case of the Non-ABL Collateral, (1) FIRST to the Term Loan Credit Agent for the benefit of the Term Loan Credit Secured Parties, (2) SECOND, following the Discharge of the Term Loan Credit Obligations, to the Designated Permitted Notes Agent for the benefit of the Permitted Notes Secured Parties, (3) THIRD, following the Discharge of the Term Loan Credit Obligations and the Discharge of the Permitted Notes Obligations, to the Revolving Credit Agent for the benefit of the Revolving Credit Secured Parties and (4) FOURTH, following the Discharge of all Obligations, to the applicable Grantor and (B) in the case of the ABL Collateral, (1) FIRST to the Revolving Credit Agent for the benefit of the Revolving Credit Secured Parties, (2) SECOND, following the Discharge of the Revolving Credit Obligations, to the Term Loan Credit Agent for the benefit of the Term Loan Credit Secured Parties, (3) THIRD, following the Discharge of the Revolving Credit Obligations and the Discharge of the Term Loan Credit Obligations, and subject to the terms of, and the rights of the Grantors under, the Permitted Notes Documents, the Designated Permitted Notes Agent with respect to such series for the benefit of the Permitted Notes Parties and (4) FOURTH, following the Discharge of all Obligations, to the applicable Grantor.  All Prior Liens in respect of any Common Collateral shall be and remain (until the Discharge of the Class of Obligations secured by such Prior Liens) senior in right, priority, operation, effect and in all other respects to the Liens securing any other Class of Obligations that are Junior Liens in respect of such Common Collateral, whether or not

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such Prior Liens are subordinated to any Lien securing any other obligation of SSCC or the other Grantors.

Section 2.02.  Prohibition on Contesting Liens.  Each Agent, on behalf of itself and its Related Secured Parties, agrees that none of them will (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of any Prior Lien or any Junior Lien, the validity or enforceability of any Credit Documents or Obligations, the relative rights and duties of the Agents and Secured Parties granted or established under the Credit Documents or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the right of any Agent or Secured Party to enforce this Agreement (including the priority of Liens set forth in Section 2.01).

Section 2.03.  No New Liens.  Whether or not any Insolvency or Liquidation Proceeding has been commenced by or against SSCC or any other Grantor, SSCC and the other parties hereto agree that none of SSCC and any other Grantor shall grant, and no Secured Party shall accept, any additional Lien on any asset of SSCC or such other Grantor to secure any Obligation unless SSCC or such other Grantor has granted or concurrently grants a Lien on such asset to secure the other outstanding Obligations (all such Liens to have the relative priorities set forth herein based on whether the assets subject to such additional Liens constitute ABL Collateral or Non-ABL Collateral); provided that, with respect to any Lien granted under a Term Loan Credit Mortgage or a Permitted Notes Mortgage with respect to any real property located in the State of New York, such Lien may be granted without a prior or concurrent grant of a Lien thereon to secure the Revolving Credit Obligations so long as, prior to the grant of such Lien under such Term Loan Credit Mortgage or Permitted Notes Mortgage, SSCC or the applicable Grantor shall have given notice thereof to the Revolving Credit Agent and the Revolving Credit Agent shall have notified SSCC that, pursuant to its authority under the Revolving Credit Agreement, the Revolving Credit Agent shall forego such grant of a Lien to secure the Revolving Credit Obligations; provided further that, with respect to any Lien granted under a Term Loan Collateral Document or a Revolving Credit Collateral Document with respect to any Rule 3-16 Collateral, such Lien may be granted without a prior or concurrent grant of a Lien thereon to secure the Permitted Notes Obligations so long as, prior to the grant of such Lien under such Term Loan Credit Collateral Document or Revolving Credit Collateral Document, SSCC or the applicable Grantor shall have given notice thereof to the Permitted Notes Agent and the Permitted Notes Agent shall have notified SSCC that, pursuant to its authority under the Permitted Notes Documents, the Permitted Notes Agent shall forego such grant of a Lien to secure the Permitted Notes Obligations.  If a Junior Agent or a Junior Secured Party shall (nonetheless and in breach hereof) hold any Lien on any assets of any Grantor securing any Junior Obligations that are not also subject to a Lien in respect of the Prior Obligations under the Prior Credit Documents and if the Discharge of Prior Obligations has not occurred, then such Junior Agent shall, without the need for any further consent of any party and notwithstanding anything to the contrary in any other document, be deemed to also hold and have held such Lien for the benefit of the Prior Agents as a security for the Prior Obligations (subject to the lien priority and the other terms hereof)

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and shall promptly following knowledge thereof notify the Prior Agents in writing of the existence of such Lien and in any event take such actions as may be reasonably requested by any Prior Agent to assign or release such Liens to such Prior Agent (and/or its designee) as security for the applicable Prior Obligations; provided that if the instructions of the Prior Agents conflict, the request of the Controlling Agent shall control.  If a Prior Agent or a Prior Secured Party shall (nonetheless and in breach hereof) hold any Lien on any assets of any Grantor securing any Prior Obligations that are not also subject to a Lien in respect of the Junior Obligations under the Junior Credit Documents and if the Discharge of such Junior Obligations has not occurred, then such Prior Agent shall, without the need for any further consent of any party and notwithstanding anything to the contrary in any other document, be deemed to also hold and have held such Lien for the benefit of the Junior Agents as a security for the Junior Obligations (subject to the lien priority and the other terms hereof) and shall promptly following knowledge thereof notify the Junior Agents in writing of the existence of such Lien.  To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to any Prior Agent or any Prior Secured Parties, each Junior Agent, for itself and on behalf of its Related Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section shall be subject to Section 4.02.  In furtherance of the foregoing, and without limiting Section 8.10, each Grantor agrees, upon request by the Agent with respect to Obligations of any Class, to identify the Collateral of any other Class that could reasonably constitute Common Collateral and the Grantors with respect thereto.  For the avoidance of doubt and subject to Section 5.09, in the event letters of credit or bankers’ acceptances are cash collateralized in connection with the Discharge of Obligations of a Class pursuant to clause (d) of the definition of Discharge, such cash collateral shall no longer be required to secure the Obligations of any other Class.

Section 2.04.  Effectiveness of Lien Priorities.  Each of the parties hereto acknowledges that the Lien priorities provided for in this Agreement shall not be affected or impaired in any manner whatsoever, including, without limitation, on account of:  (i) the invalidity, irregularity or unenforceability of all or any part of the Credit Documents; (ii) any amendment, change or modification of any Credit Documents; or (iii) any impairment, modification, change, exchange, release or subordination of or limitation on, any liability of, or stay of actions or lien enforcement proceedings against, SSCC or any Loan Party under a Credit Document, or its property, or its estate in bankruptcy resulting from any bankruptcy, arrangement, readjustment, composition, liquidation, rehabilitation, similar proceeding or otherwise involving or affecting any Secured Party.

ARTICLE III

Enforcement

Section 3.01.  Exercise of Remedies.  (a)  Until the Discharge of Prior Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against SSCC or any other Grantor, each Junior Agent and each Junior Secured Party will not:

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(i) exercise or seek to exercise any rights or remedies with respect to any Common Collateral subject to any Prior Lien (including the exercise of any right of setoff or any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which such Junior Agent or such Junior Secured Party is a party) or institute or commence, or join with any Person (other than the Controlling Agent) in commencing, any action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution);

(ii) contest, protest or object to any foreclosure proceeding or action brought by any Prior Agent or any Prior Secured Party or any other exercise by any Prior Agent or any Prior Secured Party of any rights and remedies relating to any Common Collateral subject to such Prior Agent’s or such Prior Secured Party’s Prior Lien, whether under the applicable Prior Credit Documents or otherwise; or

(iii) object to the forbearance by any Prior Agent or any Prior Secured Party from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to any Common Collateral subject to such Prior Agent’s or such Prior Secured Party’s Prior Lien;

provided that the Junior Liens granted on such Common Collateral shall attach to any Proceeds of such Common Collateral resulting from actions taken by any Prior Agent or any Prior Secured Party in accordance with this Agreement, subject to the relative priorities set forth in Article II.

(b)  Subject to the terms and conditions of this Agreement, until the Discharge of Prior Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against SSCC or any other Grantor, the Controlling Agent and Controlling Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding any release, Disposition or restrictions with respect to any Common Collateral subject to their Prior Liens without any consultation with or the consent of any other Agent or its Related Secured Parties; provided that the Liens of such other Agent and its Related Secured Parties on such Common Collateral shall remain on the Proceeds of such Common Collateral released or Disposed of, subject to the relative priorities set forth in Article II.  In exercising rights and remedies with respect to the Common Collateral subject to their Prior Liens, the Controlling Agent and each Controlling Secured Party may enforce the provisions of the applicable Prior Credit Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Such exercise and enforcement shall include the right of any agent appointed by them to sell or otherwise Dispose of such Common Collateral upon foreclosure, to incur expenses in connection with such sale or Disposition and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

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(c)  Notwithstanding the foregoing provisions of this Section, any Junior Agent and any Junior Secured Party may:

(i) file a claim or statement of interest with respect to its Junior Obligations in any Insolvency or Liquidation Proceeding that has been commenced by or against SSCC or any other Grantor;

(ii) take any action (not adverse to the priority status of any Prior Liens on the Common Collateral or the rights of any Prior Agent or any Prior Secured Party to exercise rights and remedies in respect thereof) in order to create, perfect, preserve or protect its Junior Lien on the Common Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Junior Secured Parties, including any claims secured by the Common Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) vote on any plan of reorganization and file any proof of claim in an Insolvency or Liquidation Proceeding or otherwise, in each case, in accordance with the terms of this Agreement, with respect to the Common Collateral subject to any Prior Liens;

(v) exercise their rights and remedies as unsecured creditors, as provided in paragraph (e) of this Section; and

(vi) exercise the rights and remedies provided for in Section 6.03.

Each Junior Agent, on behalf of itself and its Related Secured Parties, agrees that it will not take or receive any Common Collateral subject to any Prior Lien or any Proceeds of any such Common Collateral in connection with the exercise of any right or remedy (including setoff) with respect to such Common Collateral in violation of this Agreement unless and until the Discharge of the Prior Obligations has occurred.  Without limiting the generality of the foregoing, until the Discharge of Prior Obligations has occurred, except as expressly provided in Section 6.03 and this paragraph (c), the sole right of each Junior Agent and each Junior Secured Party with respect to any Common Collateral subject to any Prior Lien is to hold a Junior Lien on such Common Collateral pursuant to the applicable Junior Collateral Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, remaining after the Discharge of Prior Obligations has occurred.

(d)  Each Junior Agent, for itself and on behalf of its Related Secured Parties:

(i) agrees that it and such Junior Secured Parties will not take any action that would hinder or delay any exercise of rights or remedies under the Prior Credit Documents with respect to, or the realization of the full value of, the Common Collateral on which any Prior Agent has Prior Liens or would otherwise

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be prohibited hereunder, including any Disposition of any Common Collateral subject to any Prior Lien, whether by foreclosure or otherwise, or that would limit, invalidate, avoid or set aside any Prior Lien or Prior Collateral Document with respect to the Common Collateral or change the priority of Liens set forth in Section 2.01;

(ii) agrees that it and such Junior Secured Parties will not, until the Discharge of Prior Obligations has occurred, assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to any Common Collateral subject to any Prior Lien or any other similar rights a junior secured creditor may have under applicable law;

(iii) waives any and all rights it or such Junior Secured Parties may have as junior lien creditors or otherwise to object to the manner in which any Prior Agent or any Prior Secured Party seeks to enforce or collect any Prior Obligations or to enforce or realize on the Prior Liens undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of such Prior Agent or such Prior Secured Party is adverse to the interests of the Junior Secured Parties; and

(iv) acknowledges and agrees that no covenant, agreement or restriction contained in any Junior Collateral Documents or any other Junior Credit Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of any Prior Agent or any Prior Secured Party with respect to the Common Collateral subject to any Prior Lien as set forth in this Agreement and the Prior Credit Documents.

(e)  Except to the extent inconsistent with this Agreement, any Junior Agent and any Junior Secured Party may exercise rights and remedies available to it as an unsecured creditor of SSCC or any other Grantor in accordance with the terms of the applicable Junior Credit Documents and applicable law; provided that in the event that any Junior Secured Party becomes a judgment Lien creditor in respect of any Common Collateral subject to any Prior Lien as a result of its enforcement of its rights as an unsecured creditor with respect to the applicable Junior Obligations, such judgment Lien shall be subject to the terms of this Agreement to the same extent as the other Liens securing the Junior Obligations.  Nothing in this Agreement shall prohibit the receipt by any Junior Agent or any Junior Secured Party of the required or permitted payments of interest, principal and other amounts owed in respect of the Junior Obligations so long as such receipt is not the direct or indirect result of the exercise by such Junior Agent or such Junior Secured Party of rights or remedies as a secured creditor (including the exercise of any right of setoff) or enforcement in contravention of this Agreement of any Junior Lien held by any of them.  Nothing in this Agreement shall be construed to impair or otherwise adversely affect (i) any rights or remedies the Term Loan Credit Agent or any Term Loan Credit Secured Party may have (1) with respect to any Non-ABL Collateral subject to a Term Loan Credit Lien and (2) following the Discharge of the

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Revolving Credit Obligations, with respect to any ABL Collateral subject to a Term Loan Credit Lien, (ii) rights or remedies the Revolving Credit Agent or any Revolving Credit Secured Party may have (1) with respect to any ABL Collateral subject to a Revolving Credit Lien and (2) following the Discharge of the Term Loan Credit Obligations and the Discharge of the Permitted Notes Obligations, with respect to any Non-ABL Collateral subject to a Revolving Credit Lien and (iii) any rights or remedies the Permitted Notes Agent or any Permitted Notes Secured Party may have (1) following the Discharge of the Term Loan Credit Obligations, with respect to any Non-ABL Collateral subject to a Permitted Notes Lien and (2) following the Discharge of Revolving Credit Obligations and the Discharge of the Term Loan Credit Obligations, with respect to any ABL Collateral subject to a Permitted Notes Lien.

(f)  Subject to Section 2.03 in the case of clause (i) below, nothing in this Agreement shall restrict the Revolving Credit Agent or any Revolving Credit Secured Party from exercising any right or remedy or taking any other action with respect to (i) Revolving Credit Collateral that does not constitute Common Collateral and (ii) any Canadian Collateral.

ARTICLE IV

Payments

Section 4.01.  Application of Proceeds.  So long as the Discharge of Prior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against SSCC or any other Grantor, Common Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Common Collateral upon any exercise of remedies shall, subject to Section 5.09, be applied to the applicable Prior Obligations in the order, if any, required by Sections 2.01 and 6.07 and otherwise as specified in the relevant Prior Credit Documents.  Upon the Discharge of Prior Obligations, the Controlling Agent shall deliver to the Rising Prior Agent any Common Collateral and Proceeds of Common Collateral held by it in the form in which received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by such Rising Prior Agent to its related Class of Obligations in the order, if any, required by Sections 2.01 and 6.07 and otherwise as specified in the relevant Collateral Documents.

Section 4.02.  Payments Over in Violation of Agreement.  So long as the Discharge of Prior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against SSCC or any other Grantor, if any Junior Agent or any Junior Secured Party receives any Common Collateral subject to any Prior Lien or any Proceeds of any such Common Collateral in connection with (i) the exercise of any right or remedy (including any right of setoff) relating to such Collateral in contravention of this Agreement or (ii) the transfer of such Common Collateral or Proceeds to such Junior Agent or such Junior Secured Party by any Person holding a Lien on such Collateral that is subordinated to the Lien of such Junior Agent or such Junior Secured Party, such Collateral or Proceeds shall be segregated and held in trust and forthwith paid over to the Controlling Agent for the benefit of the Controlling Secured

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Parties, in the form in which received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.  The Controlling Agent is hereby authorized to make any such endorsements as agent for the Junior Agents or Junior Secured Parties (such authorization being coupled with an interest and irrevocable until the Discharge of Prior Obligations has occurred).

ARTICLE V

Other Agreements

Section 5.01.  Releases.  (a)  If in connection with the exercise of the Controlling Agent’s remedies (including any Dispositions in connection with such exercise) in respect of any Common Collateral subject to its Prior Liens, the Controlling Agent, for itself or on behalf of the Controlling Secured Parties, releases its Prior Liens on any part of such Common Collateral, then the Junior Liens on such Common Collateral shall be automatically, unconditionally and simultaneously released; provided that such Junior Liens shall remain on the Proceeds of such Common Collateral, subject to the relative priorities set forth in Article II.  Each Junior Agent, for itself and on behalf of its Related Secured Parties, agrees promptly to execute and deliver to the Controlling Agent or the applicable Grantor such termination statements, releases and other documents as the Controlling Agent or such Grantor may request to confirm such release.

(b)  If, with respect to any Class of Obligations constituting Junior Obligations, in connection with any sale, lease, exchange, transfer or other disposition of any Common Collateral (collectively, a “Disposition”) permitted under the terms of all the Prior Credit Documents (other than in connection with the exercise of the Controlling Agent’s remedies in respect of Common Collateral as provided in paragraph (a) above), the Controlling Agent, for itself or on behalf of the Controlling Secured Parties, releases any of its Prior Liens on any part of such Common Collateral (other than (i) in connection with the Discharge of Prior Obligations or (ii) after the occurrence and during the continuance of any Event of Default under the Junior Credit Documents of such Class), then the Junior Liens of the Junior Agent and the Junior Secured Parties of such Class on such Collateral shall be automatically, unconditionally and simultaneously released; provided that if such Prior Liens of the Controlling Agent and the Controlling Secured Parties continue to apply to the Proceeds of such Disposition, the Junior Liens of such Class continue to apply to such Proceeds, subject to the relative priorities set forth in Article II.  The Junior Agent with respect to such Class of Obligations, for itself or on behalf of its Related Secured Parties, promptly shall execute and deliver to the Controlling Agent or the applicable Grantor such termination statements, releases and other documents as the Controlling Agent or such Grantor may request to confirm such release.

(c)  Until the Discharge of Prior Obligations has occurred, each Junior Agent, for itself and on behalf of its Related Secured Parties, hereby irrevocably constitutes and appoints the Controlling Agent and any officer or agent of the Controlling Agent, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name, place and stead of such Junior Agent or its Related

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Secured Parties or in the Controlling Agent’s own name, from time to time in the Controlling Agent’s discretion, for the purpose of carrying out the terms of this Section, to take any and all action and to execute any and all documents and instruments which may be necessary or appropriate to accomplish the purposes of this Section with respect to Common Collateral subject to its prior Lien, including any endorsements or other instruments of transfer or release.

(d)  Until the Discharge of Prior Obligations has occurred, to the extent that any Prior Agent or Prior Secured Parties release any Prior Lien on Common Collateral and any such Lien is later reinstated, then each Junior Agent with respect to such Common Collateral, for itself and on behalf of its Related Secured Parties, shall have, and hereby is hereby granted, a Lien on such Common Collateral, subject to the lien subordination provisions of this Agreement.

Section 5.02.  Insurance.  Until the Discharge of Prior Obligations has occurred, subject to the terms of, and the rights of the Grantors under, the applicable Prior Credit Documents, the Controlling Agent and Controlling Secured Parties shall have the right to adjust settlements for any insurance policy covering any Common Collateral subject to their Prior Liens in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such Common Collateral.  Until the Discharge of Prior Obligations has occurred, subject to the terms of, and the rights of the Grantors under, the Prior Credit Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to (a) Non-ABL Collateral, shall be paid to (i) the Term Loan Credit Agent for the benefit of the Term Loan Credit Secured Parties, (ii) following the Discharge of the Term Loan Credit Obligations, the Designated Permitted Notes Agent for the benefit of the Permitted Notes Secured Parties, (iii) following the Discharge of the Term Loan Credit Obligations and the Discharge of the Permitted Notes Obligations, the Revolving Credit Agent for the benefit of the Revolving Credit Secured Parties and (iv) following the Discharge of all Obligations, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct and (b) ABL Collateral, shall be paid to (i) the Revolving Credit Agent for the benefit of the Revolving Credit Secured Parties, (ii) following the Discharge of the Revolving Credit Obligations, the Term Loan Credit Agent for the benefit of the Term Loan Credit Secured Parties, (iii) following the Discharge of the Revolving Credit Obligations and the Discharge of the Term Loan Credit Obligations, the Designated Permitted Notes Agent with respect to such series for the benefit of the Permitted Notes Secured Parties and (iv) following the Discharge of all Obligations, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct.  Until the Discharge of Prior Obligations has occurred, if any Junior Agent or any Junior Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the Controlling Agent in accordance with Section 4.02.

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Section 5.03.  Amendments to Prior Credit Documents and Junior Credit Documents.  (a)  Each Prior Credit Document may be Amended in accordance with the terms thereof, and all Indebtedness under each Prior Credit Document may be Refinanced in accordance with the terms thereof, except, in each case, as prohibited under the Junior Credit Documents as in effect on the date hereof and as Amended from time to time (but without giving effect to any Amendment that prohibits or restricts the Amendment of any Prior Credit Document or the Refinancing of any Indebtedness under any Prior Credit Document to a greater extent than the provisions of such Junior Credit Documents in effect on the date hereof).  No Amendment of any Prior Credit Document shall affect the Lien subordination or other provisions of this Agreement.

(b)  Each Junior Credit Document may be Amended in accordance with the terms thereof, and all Indebtedness under each Junior Credit Document may be Amended or Refinanced in accordance with the terms thereof, except, in each case, as prohibited under the Prior Credit Documents as in effect on the date hereof and as Amended from time to time (but without giving effect to any Amendment that prohibits or restricts the Amendment of any Junior Credit Document or the Refinancing of any Indebtedness under any Junior Credit Document to a greater extent than the provisions of such Prior Credit Documents in effect on the date hereof).  No Amendment of any Junior Credit Document shall affect the Lien subordination or other provisions of this Agreement.

(c)  Without in any way limiting the generality of Section 7.03 (but subject to the rights of SSCC and the other Grantors under the Prior Credit Documents and subject to the provisions of Section 5.03(a)), any Prior Agent or any  Prior Secured Party may, at any time and from time to time in accordance with the applicable Prior Credit Documents and applicable law, without the consent of, or notice to, any Junior Agent or any Junior Secured Party, without incurring any liabilities or obligations to any Junior Agent or any Junior Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any Junior Agent or any Junior Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or Amend the terms of, any of the Prior Obligations or any Prior Lien on any Collateral or guarantee thereof or any liability of SSCC or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Prior Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Prior Liens held by the Prior Agents or the Prior Secured Parties, the Prior Obligations or any of the Prior Credit Documents;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral subject to its Prior Lien or any liability of SSCC or any other Grantor to the Prior Agents or the

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Prior Secured Parties, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any Prior Obligation or any other liability of SSCC or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Prior Obligations) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against SSCC, any other Grantor or any other Person or any Collateral, elect any remedy and otherwise deal freely with SSCC, any other Grantor or any Collateral subject to its Prior Lien and any liability incurred directly or indirectly in respect thereof.

(d)  In the event that the Controlling Agent of any Class enters into any amendment, waiver or consent in respect of any of the Collateral Documents of such Class for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any such Collateral Document or changing in any manner the rights of such Controlling Agent, its Related Secured Parties, SSCC or any other Grantor thereunder (including the release of any Liens permitted by Section 5.01(a) or (b)), then such amendment, waiver or consent shall apply automatically to any comparable provision of the Collateral Documents relating to the relevant Prior Lien Collateral to the extent securing any Junior Obligations without the consent of any Junior Agents or any Junior Secured Parties and without any action by any Junior Agents, SSCC or any other Grantor; provided, however, that (i) no such amendment, waiver or consent shall (A) remove assets subject to the Junior Liens or release any such Junior Liens, except to the extent that such release is permitted or required by Section 5.01(a) or (b) and provided that there is a concurrent release of the corresponding Liens on the Common Collateral securing the Obligations held by the Controlling Secured Parties and in respect of which such Controlling Secured Parties are the obligees, (B) amend, modify or otherwise affect the rights or duties of any Junior Agent without its prior written consent or (C) permit Liens on the Common Collateral (other than DIP Financing Liens) which are not permitted under the terms of the Credit Documents related to such Junior Obligations and (ii) written notice of such amendment, waiver or consent shall have been given to the Junior Agents.

(e)  Without the prior written consent of the Prior Agent, no Junior Collateral Documents may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Junior Collateral Document, would contravene the provisions of this Agreement.

Section 5.04.  Legend.  SSCC and each Grantor agrees, and each Agent acknowledges, that each Junior Collateral Document shall include the following language (or language to similar effect approved by the Controlling Agent):

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“Notwithstanding anything herein to the contrary, the lien and security interest granted pursuant to this Agreement and the exercise of any right or remedy hereunder are subject to the provisions of the Lien Subordination and Intercreditor Agreement dated as of [•], (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among SSCC, the other subsidiaries of SSCC party thereto, the Term Loan Credit Agent (as defined therein), Revolving Credit Agent (as defined therein) and each Permitted Notes Agent (as defined therein) that becomes a party thereto.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

In addition, the Grantors agree that each Revolving Credit Mortgage or Permitted Notes Mortgage in favor of the Junior Secured Parties covering any Common Collateral subject to their Junior Lien shall contain such other language as the Controlling Agent may reasonably request to reflect the subordination of such Revolving Credit Mortgage or Permitted Notes Mortgage, as the case may be, to the Term Loan Credit Mortgage or Permitted Notes Mortgage, as the case may be, in favor of the Prior Secured Parties covering such Common Collateral.

Section 5.05.  Bailee for Perfection.  (a)  Each Prior Agent agrees to hold that part of the Common Collateral on which it holds a Prior Lien and that is in its possession or control, or in the possession or control of its agents or bailees (such Collateral being the “Pledged Collateral”), as collateral agent for its Related Secured Parties and as gratuitous bailee and, with respect to such Common Collateral that cannot be perfected in such manner, as agent for, the other Agents (such bailment or agency being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the UCC) and any assignee thereof solely for the purpose of perfecting the security interests granted under the applicable Credit Documents, subject to the terms and conditions of this Section.  Each Junior Agent agrees (a) to hold any part of the Pledged Collateral of which it obtains possession or control (including through any of its agents or bailees) as collateral agent for the Prior Secured Parties and Junior Secured Parties and any assignees of the foregoing solely for the purpose of perfecting the security interest granted under the applicable Prior Credit Documents, subject to the terms and conditions of this Section and (b) as soon as practicable after it (or any of its agents or bailees) obtains possession of any Common Collateral, deliver or cause to be delivered such Common Collateral, together with any necessary endorsements, to the Controlling Agent so as to allow such Controlling Agent to obtain control of such Common Collateral and cooperate with such Controlling Agent to assign control over such Common Collateral to the Controlling Agent (or its agents or bailees).

(b)  No Prior Agent shall have any obligation whatsoever to the Junior Agents or the Junior Secured Parties to ensure that any Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section.  The duties or responsibilities of any Agent to the other Agents or the Other Secured Parties under this Section shall be limited solely to holding Pledged Collateral in its possession or under its control as gratuitous bailee or agent in

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accordance with this Section and delivering such Pledged Collateral upon the Discharge of Prior Obligations as provided in paragraph (d) below.

(c)  No Prior Agent, acting pursuant to this Section, shall have by reason of any Credit Document, this Agreement or any other document a fiduciary relationship in respect of any other Agent or any Secured Party, or any liability to any other Agent or any Secured Party, absent gross negligence or willful misconduct on the part of such Prior Agent.

(d)  Upon the Discharge of Prior Obligations, the Controlling Agent as in effect immediately prior to such Discharge of Prior Obligations shall transfer possession of such Common Collateral physically held by such Controlling Agent (or any agent, bailee or designee thereof (other than any other Agent)) and otherwise shall take commercially reasonable actions (in each case at the sole cost and expense of the Grantors) to transfer possession or control of such other Common Collateral or any such account to the Rising Prior Agent (to the extent the Rising Prior Agent has a Priority Lien on such Common Collateral or account after giving effect to any prior or concurrent releases of Liens) including, in the case of any deposit or securities account or securities account holding Common Collateral maintained with such Controlling Agent, taking commercially reasonable actions to enter into a control agreement in favor of the Rising Agent, or transferring all cash and other assets in such account to (i) one or more depositary institutions or securities intermediaries that enter into such a control agreement or (ii) an account maintained by the Rising Prior Agent (or on terms otherwise reasonably acceptable to the Rising Prior Agent)).  Notwithstanding anything to the contrary herein, if, for any reason, any Junior Obligations remain outstanding upon the Discharge of Prior Obligations, all rights of the Controlling Agent as in effect immediately prior to such Discharge of Prior Obligations, hereunder and under the applicable Collateral Documents (1) with respect to the delivery and control of any part of the Common Collateral subject to a Prior Lien of such Controlling Agent, and (2) to direct, instruct, vote upon or otherwise influence the maintenance or disposition of such Common Collateral, shall immediately, and (to the extent permitted by law) without further action on the part of either of the Rising Agent or such Controlling Agent, pass to the Rising Agent, who shall thereafter hold such rights for the benefit of its Related Secured Parties.

(e)  Subject to the terms of this Agreement, so long as the Discharge of Prior Obligations has not occurred, the Controlling Agent shall be entitled to deal with the Pledged Collateral or Collateral within its “control” in accordance with the terms of this Agreement and the applicable Prior Credit Documents as if the Junior Liens of the Junior Agents and the Junior Secured Parties did not exist.

Section 5.06.  Entry Upon Premises by Controlling Agent.  (a)  If the Revolving Credit Agent shall take any action to exercise its rights or remedies (including any action of foreclosure, enforcement, collection or execution) with respect to the ABL Collateral (“ABL Collateral Enforcement Actions”), each other Agent (subject to a prior written request by the Revolving Credit Agent to the applicable Agent (the “ABL Collateral Enforcement Notice”)) (i) shall cooperate with any efforts on the part of the

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Revolving Credit Agent (and with its officers, employees, representatives and agents) (at the sole cost and expense of the Revolving Credit Agent and the Revolving Credit Secured Parties (but with the Grantors’ reimbursement and indemnity obligation with respect thereto as provided in the Revolving Credit Documents, which shall not be limited hereby)) and subject to the condition that the other Agents and the Other Secured Parties shall have no obligations or duty to take any action or refrain from taking any action that could reasonably be expected to result in the incurrence of any liability or damage to such other Agents or Other Secured Parties to conduct ABL Collateral Enforcement Actions with respect to the ABL Collateral and to complete the processing of any Inventory (including work-in-process) included in the ABL Collateral and to assemble the ABL Collateral and process, ship, produce, store, complete, supply, lease, sell or otherwise handle, deal with, or dispose of, in any lawful manner, the ABL Collateral, (ii) shall not hinder or restrict in any respect the Revolving Credit Agent from taking ABL Collateral Enforcement Actions, from completing the manufacturing and processing of, and turning into finished goods, any ABL Collateral (including raw materials and work-in-process) and assembling the ABL Collateral or shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with or disposing of, in any lawful manner, the ABL Collateral and (iii) shall permit the Revolving Credit Agent, its agents, employees, advisers and representatives, at the sole cost and expense of the Revolving Credit Secured Parties (but with the Grantors’ reimbursement and indemnity obligation with respect thereto as provided in the Revolving Credit Documents, which shall not be limited hereby), to enter upon and use the Non-ABL Collateral (including manufacturing, storage and transportation facilities and equipment, computers, records, documents and files and Intellectual Property) for a period not to exceed 180 days after the later of (i) date on which such Agent (other than the Revolving Credit Agent) shall obtain possession and control of such Non-ABL Collateral and (ii) the date of delivery of the ABL Collateral Enforcement Notice, for purposes of (A) assembling and storing the ABL Collateral and completing the manufacturing and processing of, and turning into finished goods, any ABL Collateral  (including raw materials and work-in-process), (B) selling any or all of the ABL Collateral located on such Non-ABL Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (C) removing and transporting any or all of the ABL Collateral located in or on such Non-ABL Collateral, (D) otherwise shipping, storing, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Collateral and (E) taking reasonable actions to protect, secure and otherwise enforce the rights or remedies of the Revolving Credit Agent and the Revolving Credit Secured Parties (including with respect to any ABL Collateral Enforcement Actions) in and to the ABL Collateral; provided, however, that nothing contained in this Agreement shall restrict the Non-ABL Controlling Agent (or any other Agent at the instruction of the Non-ABL Controlling Agent) from selling, assigning or otherwise transferring any Non-ABL Collateral prior to the expiration of such 180 day period if the purchaser, assignee or transferee agrees to be bound by the provisions of this Section in writing (for the benefit of the Revolving Credit Agent and the Revolving Credit Secured Parties).  It is agreed that if any stay or other order prohibiting the exercise of rights or remedies with respect to the ABL Collateral has been entered by a court of competent jurisdiction, such 180 day period shall be tolled during the pendency

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of any such stay or other order; provided that after the 180th day following the date on which the Non-ABL Controlling Agent (or any other Agent at the instruction of the Non-ABL Controlling Agent) shall obtain possession and control of any Non-ABL Collateral, such period shall terminate as to such Non-ABL Collateral if the Non-ABL Controlling Agent shall determine in good faith and advise the Revolving Credit Agent that the continuance of such period would prevent a contemplated sale of such Non-ABL Collateral or materially reduce the price obtainable in such sale.  Notwithstanding anything in this paragraph to the contrary, each Agent (other than the Revolving Credit Agent) and its Related Secured Parties (i) shall have no obligation to exercise rights or remedies that may be available to them under the applicable Credit Documents and (ii) shall be required to permit the Revolving Credit Agent, and its agents, advisers and representatives, to enter upon and use the Non-ABL Collateral only to the extent such Agent or such Related Secured Parties have possession and control of such Non-ABL Collateral.

(b)  If the Revolving Credit Agent elects to enter upon and use the Non-ABL Collateral as provided in paragraph (a) of this Section, it shall take all reasonable efforts (and shall direct its agents, advisers and representatives to take all reasonable efforts) to avoid, to the extent reasonably practicable, interference with the operation of the Non-ABL Collateral.  Subject to the Non-ABL Controlling Agent having obtained possession and control of any of the Non-ABL Collateral, any Agent (other than the Revolving Credit Agent) may instruct the Revolving Credit Agent in writing to remove all ABL Collateral from such Non-ABL Collateral by the end of the 180 day period referred to in paragraph (a) of this Section, whereupon, at the end of such 180 day period, the Revolving Credit Agent shall, at the sole cost and expense of the Revolving Credit Secured Parties (but with the Grantors’ reimbursement and indemnity obligation with respect thereto as provided in the Revolving Credit Documents, which shall not be limited hereby), remove the ABL Collateral from the Non-ABL Collateral; provided that no stay or other order prohibiting such removal has been entered by a court of competent jurisdiction (it being understood and agreed that the running of such 180 day period shall be tolled during the pendency of any such stay or other order).  If the Revolving Credit Agent does not remove the ABL Collateral from the Non-ABL Collateral by the end of such 180 day period (or such longer period as such a stay or other order is in effect), the Non-ABL Controlling Agent may cause the ABL Collateral to be removed and, thereafter, store the ABL Collateral in such location or locations as the Non-ABL Controlling Agent shall deem advisable pending repossession by the Revolving Credit Agent.  Any costs reasonably incurred by any Agent (other than the Revolving Credit Agent) or its Related Secured Parties by virtue of such removal and storage shall be paid by the Revolving Credit Secured Parties (but with the Grantors’ reimbursement and indemnity obligation with respect thereto, as provided in the Revolving Credit Documents, which shall not be limited hereby).  The Non-ABL Controlling Agent agrees to notify the Revolving Credit Agent of the location or locations to which any of the ABL Collateral shall have been removed by it pursuant to the foregoing provisions.

(c)  During the period of actual occupation, use or control by the Revolving Credit Agent, or its agents, advisers or representatives, of any Non-ABL Collateral, the Revolving Credit Secured Parties shall be obligated hereunder to

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(i) reimburse the Agents (other than the Revolving Credit Agent) for all utilities, insurance and all other operating costs of such Non-ABL Collateral during any such period of actual occupation, use or control (calculated on a per diem basis based upon a fraction, the numerator of which shall be the actual number of days of such occupation, use or control and the denominator of which shall be 365 days) to the extent the same are actually paid by such Agent or its Related Secured Parties, (ii) repair at their expense any physical damage to such Non-ABL Collateral directly resulting from such occupancy, use or control, and leave such Non-ABL Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted, and (iii) indemnify and hold harmless any Agent and its Related Secured Parties from and against any losses, claims, liabilities, costs or expenses directly resulting from such occupancy, use or control or from any acts or omissions of the Revolving Credit Agent or its agents, employees, advisers or representatives in connection therewith, absent gross negligence or willful misconduct on the part of such Agent or such Related Secured Parties.  Notwithstanding the foregoing, in no event shall the Revolving Credit Secured Parties have any liability to the Agents (other than the Revolving Credit Agent) and its Related Secured Parties pursuant to this Section as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Non-ABL Collateral existing prior to the date of the exercise by the Revolving Credit Agent of its rights under this Section, and the Revolving Credit Secured Parties shall have no duty or liability to maintain the Non-ABL Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the Revolving Credit Agent or its agents, employees, advisers or representatives, or for any diminution in the value of the Non-ABL Collateral that results solely from ordinary wear and tear resulting from the use of the Non-ABL Collateral by the Revolving Credit Agent or its agents, advisers or representatives in the manner and for the time periods specified under this Section.  Without limiting the rights granted in this Section, the Revolving Credit Agent and the Revolving Credit Secured Parties shall cooperate with the Non-ABL Controlling Agent in connection with any efforts made by it to sell the Non-ABL Collateral.

Section 5.07.  Rights under Permits, Licenses and Intellectual Property.  Each Agent (other than the Revolving Credit Agent) (a) consents (without any representation, warranty or obligation whatsoever) to the grant by any Grantor to the Revolving Credit Agent of a non-exclusive royalty-free license to use any permit, license or Intellectual Property of such Grantor that is subject to a Lien held by any such Agent (or any permit, license or Intellectual Property acquired by such purchaser, assignee or transferee from any Grantor, as the case may be) in connection with the enforcement of any Revolving Credit Lien held by the Revolving Credit Agent upon any Revolving Credit Collateral and (b) agrees that if the Revolving Credit Agent shall require rights available under any permit, license or Intellectual Property controlled by such Agent, or any of its Affiliates, in order to realize on any ABL Collateral, such Agent shall take all such actions as shall be available to it, consistent with applicable law and reasonably requested by the Revolving Credit Agent, to make such rights available to the Revolving Credit Agent.  The Revolving Credit Agent agrees that if any Agent (other than the Revolving Credit Agent) shall require rights available under any permit or license controlled by the Revolving Credit Agent in order to realize on any Non-ABL Collateral,

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the Revolving Credit Agent shall take all such actions as shall be available to it, consistent with applicable law and reasonably requested by such Agent, to make such rights available to such Agent.  Each Agent agrees that any sale or other transfer of any Common Collateral consisting of Intellectual Property upon any exercise of remedies shall be made expressly subject to the rights to be made available pursuant to this Section in writing (for the benefit of each other Agent and the Related Secured Parties).

Section 5.08.  Permitted Notes.  (a)  To the extent, but only to the extent, permitted by the provisions of the then existing Credit Documents, SSCC may incur Indebtedness in the form of Permitted Notes, which shall be secured by (i) the Non-ABL Collateral on a second lien, junior and subordinated basis to the Term Loan Credit Obligations and on a senior basis to the Revolving Credit Obligations and (ii) the ABL Collateral on a third lien, junior and subordinated basis to both the Term Loan Credit Obligations and the Revolving Credit Obligations, if and subject to the condition that (A) such Permitted Notes are not secured by any property or assets of SSCC or any Subsidiary other than property or assets constituting Term Loan Credit Collateral, (B) such Permitted Notes are not guaranteed by any Subsidiaries other than the Term Loan Credit Guarantors  and (C) the Agent of any such Permitted Notes (each a “Permitted Notes Agent”), acting on behalf of the holders of such Permitted Notes (such Permitted Notes Agent and the holders in respect of any such Permitted Notes being referred to as the “Permitted Notes Secured Parties”), becomes a party to this Agreement as a Permitted Notes Agent and by satisfying conditions (i) through (vi), as applicable, of the immediately succeeding paragraph.

(b)  In order for a Permitted Notes Agent of any Series to become a party to this Agreement:

(i) such Permitted Notes Agent shall have executed and delivered a Joinder Agreement substantially in the form of Exhibit II (with such changes as may be reasonably approved by the other Agents) pursuant to which it becomes an Agent hereunder, and the Permitted Notes of such Series and the related Permitted Note Secured Parties become subject hereto and bound hereby;

(ii) SSCC shall have delivered to each existing Agent (A) true and complete copies of each of the Permitted Note Documents relating to such Permitted Notes, certified as being true and correct by an officer of SSCC and (B) a certificate of an officer of SSCC that the Permitted Notes can be issued without violating any of the Term Loan Documents, Revolving Credit Documents or Permitted Notes Documents of any existing Series of Permitted Notes;

(iii) all filings, recordations and/or amendments or supplements to the Permitted Notes Collateral Documents related to such Permitted Notes necessary or desirable in the reasonable opinion of the existing Agents to confirm and perfect the appropriate priority Liens with respect to the applicable Collateral securing the Permitted Notes Obligations relating to such Permitted Notes shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, reasonably acceptable provisions to perform such filings or

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recordings have been taken in the reasonable judgment of the Controlling Agent), and all fees and taxes in connection therewith shall have been paid (or reasonably acceptable provisions to make such payments have been taken in the reasonable judgment of the Controlling Agent); and

(iv) the Permitted Notes Documents related to such Permitted Notes shall provide, in a manner reasonably satisfactory to the existing Agents, that each Permitted Notes Secured Party of such Series will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Permitted Notes Obligations.

Section 5.09.  When Discharge of Obligations Deemed Not To Have Occurred.  If SSCC or any other Grantor shall enter into any Refinancing of any Class of Obligations (the Class of Obligations so Refinanced, “Refinanced Obligations”) (other than the Permitted Notes) that is (a) permitted by the Credit Documents with respect to each other Class and (b) secured by Liens on Common Collateral securing such Refinanced Obligations, then a Discharge of the Obligations of such Class shall be deemed not to have occurred for all purposes of this Agreement and, subject to the next sentence, from and after the date on which the Notice of New Refinancing Obligations referred to below in this Section is delivered to each other Agent, (i) the obligations under such Refinancing of such Refinanced Obligations (the “Refinancing Obligations”) shall automatically be treated as Prior Obligations and/or Junior Obligations (to the same extent and with the same priority and rights with respect to the Common Collateral constituting Non-ABL Collateral or ABL Collateral, as applicable, as the Refinanced Obligations), (ii) the Liens securing such Refinancing Obligations shall be treated as Prior Liens and/or Junior Liens (to the same extent as the corresponding Liens with respect to the Common Collateral constituting Non-ABL Collateral or ABL Collateral, as applicable, securing the Refinanced Obligations) for all purposes of this Agreement, including for purposes of the provisions governing Lien priorities and rights in respect of Common Collateral constituting Non-ABL Collateral or ABL Collateral, as applicable, set forth herein, and (iii) the collateral agent for such Refinancing Obligations (the “New Agent”) shall be a Prior Agent and/or Junior Agent for all purposes of this Agreement (to the same extent as the Agent for the Refinanced Obligations with respect to the Common Collateral constituting Non-ABL Collateral or ABL Collateral, as applicable).  If the Obligations of any Class shall be Refinanced (other than the Permitted Notes) in part but not in whole, then (A) both the remaining Obligations of such Class and the Refinancing Obligations shall have the status of the Obligations of such Class hereunder, (B) the Liens on any Common Collateral securing the Refinancing Obligations shall constitute Prior Liens and/or Junior Liens to the same extent as the Liens on such Common Collateral constituting Non-ABL Collateral and ABL Collateral, as applicable, securing such remaining Obligations of such Class (it being understood and agreed that the relative rights of, and priorities of the Liens securing, the obligations under such Refinancing Obligations and such remaining Obligations of such Class shall not be governed by this Agreement) and (C) the original Agent of such Class and the New Agent of such Class shall each have the rights and obligations of the original Agent with respect to the Common Collateral constituting Non-ABL Collateral or ABL Collateral, as applicable, hereunder; provided, that (x) in the event any determinations made or notices

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given hereunder by the original Agent and the New Agent of such Class shall conflict, the determination made or notice given by the Agent of such Class representing the greater amount of Obligations of such Class shall control and (y) any Pledged Collateral held by either Agent of such Class shall be held by it both in its own right and as bailee of the other Agent of such Class (in accordance with the provisions and subject to the limitations set forth in Section 5.05), as their interests may appear.  Upon receipt of a notice (the “Notice of New Refinancing Obligations”) stating that SSCC or any Grantor has Refinanced the Obligations of any Class (other than through the Permitted Notes) on a secured basis as provided above (which notice shall include the identity of the New Agent of such Class, the original Agent of such Class and each other Agent shall promptly enter into such documents and agreements (including Amendments to this Agreement) as SSCC or such New Agent shall reasonably request in order to provide to the New Agent the rights contemplated hereby.  As a condition to its ability to enforce this Agreement, the New Agent of any Class shall agree in a writing addressed to each other Agent, for the benefit of such other Agent’s Related Secured Parties, and, if any portion of the original Obligations of such Class shall remain outstanding, to the original Agent of such Class , for the benefit of the original Agent’s Related Secured Parties, to be bound by the terms of this Agreement.  The provisions of this Section are intended to ensure that (i) the Liens on any Common Collateral securing the Refinancing Obligations of each Class (other than the Permitted Notes) will have the same priorities relative to the Liens on such Common Collateral constituting Non-ABL Collateral or ABL Collateral, as applicable, securing the Obligations of each other Class as the Liens that secured such Refinanced Obligations of such Class prior to such Refinancing and (ii) the parties benefited by the Liens on any Common Collateral constituting Non-ABL Collateral or ABL Collateral, as applicable, securing any Refinancing Obligations of a Class (other than the Permitted Notes) will have the same rights and obligations relative to the parties holding Liens on such Common Collateral securing the Obligations of each other Class as the parties that were benefited by the Liens on such Common Collateral constituting Non-ABL Collateral or ABL Collateral, as applicable, that secured such Refinanced Obligations, and such provisions shall be construed accordingly.  Notwithstanding anything to the contrary and for the avoidance of doubt, if the Revolving Credit Agreement is terminated in its entirety and an Incremental Revolving Facility is established, then the Revolving Credit Obligations shall be deemed not to have been Refinanced and shall instead be deemed to have been Discharged for all purposes of this Agreement.

Section 5.10.  Canadian Intercompany Notes.  The parties hereto acknowledge and agree that, notwithstanding the status of the Canadian Intercompany Notes as Non-ABL Collateral, each of the Term Loan Credit Agent and each Permitted Notes Agent, on behalf of itself and its respective Related Secured Parties, agrees that (a) neither it nor any such Related Secured Parties (nor any of the Secured Parties under and as defined in the Canadian Intercompany Notes Documents) will exercise any rights or remedies against, or otherwise seek to realize on, any Canadian Collateral securing any Canadian Intercompany Note at any time prior to the Discharge of the Revolving Credit Obligations and (b) any Proceeds or other amounts received by the Term Loan Agent or any Permitted Notes Agent, or any of their respective Related Secured Parties  (or any Secured Party under and as defined in the Canadian Intercompany Notes Documents) as a

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result of any exercise of rights or remedies against or realization upon any Canadian Collateral securing any Canadian Intercompany Note at any time prior to the Discharge of the Revolving Credit Obligations shall be segregated and held in trust and forthwith paid over to the Revolving Credit Agent, for the benefit of the Revolving Credit Secured Parties, in the form in which received, with any necessary endorsements, and shall be applied to satisfy and discharge the Revolving Credit Obligations (with any amount remaining after the Discharge of the Revolving Credit Obligations to be applied (i) FIRST in the manner specified in the relevant Term Loan Credit Document and (ii) SECOND, following the Discharge of Term Loan Credit Obligations, in the manner specified in the Permitted Notes Documents).

Section 5.11.  Cash Management and Hedging Obligations.  SSCC and each Grantor acknowledges and agrees that (a) no Term Loan Credit Cash Management and Hedging Obligations shall be designated as Revolving Credit Cash Management and Hedging Obligations and (b) no Revolving Credit Cash Management and Hedging Obligations shall be designated as Term Loan Credit Cash Management and Hedging Obligations.

Section 5.12.  Access to Information.  If any Agent (other than the Revolving Credit Agent) takes actual possession of any documentation of a Grantor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of such Agent), then upon request of the Revolving Credit Agent and reasonable advance notice, such Agent will, unless prohibited by contract or law, permit the Revolving Credit Agent or its representative to inspect and copy such documentation if and to the extent the Revolving Credit Agent certifies to such Agent that:

(a) such documentation contains or may contain information necessary or appropriate, in the good faith opinion of the Revolving Credit Agent, to the enforcement of the Revolving Credit Agent’s Liens upon any ABL Collateral; and

(b) the Revolving Credit Agent and the Revolving Credit Secured Parties are entitled to receive and use such information under applicable law and, in doing so, will comply with all obligations imposed by law or contract in respect of the disclosure or use of such information.

ARTICLE VI

Insolvency or Liquidation Proceedings

Section 6.01.  Cash Collateral and DIP Financing.  (a)  This Agreement will continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against SSCC or any other Grantor.

(b)  If SSCC or any Grantor becomes subject to a case under the Bankruptcy Code and, as debtor(s)-in-possession, moves for approval of financing

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(including on a priming basis) (“DIP Financing”) to be provided by one or more lenders under Section 364 of the Bankruptcy Code or the use of cash collateral as defined in Section 363 of the Bankruptcy Code or any similar Bankruptcy Law, each Junior Agent, on behalf of itself and its Related Secured Parties, agrees that it will raise no objection or oppose or contest (or join with or support any third party opposing, objecting or contesting) to any such financing or to the Liens on the Prior Lien Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral constituting Prior Lien Collateral and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the Controlling Agent or to the extent permitted by Section 6.03), unless the Controlling Agent or Controlling Secured Parties then oppose or object to such DIP Financing or such DIP Financing Liens or use of such cash collateral (and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, Prior Liens on such Prior Collateral, each Junior Agent will, for itself and on behalf of the other Junior Secured Parties, subordinate the Junior Liens on such Collateral to the Prior Liens and the DIP Financing Liens on the same basis as the Junior Liens are subordinated to the Prior Liens under this Agreement (and all obligations relating thereto)), so long as, in connection with the grant of any DIP Financing Liens, the Junior Secured Parties retain Liens on all the Prior Lien Collateral with the same priority in relation to the Prior Liens as existed prior to the commencement of the case under the Bankruptcy Code.

(c)  Each Junior Agent, on behalf of itself and its Related Secured Parties, agrees that it will not object to or oppose a sale or other disposition of any Prior Lien Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code free and clear of its Liens (subject to attachment of proceeds with respect to the Junior Lien on such Prior Lien Collateral in favor of such Junior Agent in the same order and manner as otherwise set forth herein) or other claims under Section 363 of the Bankruptcy Code if the Controlling Agent or the Controlling Secured Parties shall have consented to such sale or disposition of such Prior Collateral.

(d)  If, in connection with any judicial or insolvency proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of the Prior Obligations and the Junior Obligations, then, to the extent the debt obligations distributed on account of the Prior Obligations and on account of the Junior Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Section 6.02.  Relief from the Automatic Stay.  Until the Discharge of Prior Obligations has occurred, each Junior Agent, on behalf of itself and its Related Secured Parties, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any Common Collateral subject to a Prior Lien without the prior written consent of each Prior Agent.  Each Junior Agent, on behalf of itself and its Related Secured Parties, agrees that none of them shall oppose (or support any other

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Person opposing) any motion of the Controlling Agent seeking relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any Common Collateral subject to its Prior Lien.

Section 6.03.  Adequate Protection.  Each Junior Agent, on behalf of itself and its Related Secured Parties, agrees that it will not contest any request by any Prior Agent or any other Prior Secured Party for adequate protection with respect to their Prior Liens on Common Collateral or contest any objection by a Prior Agent or any other Prior Secured Party to any motion, relief, action or proceeding based on such Prior Agent or other Prior Secured Party claiming a lack of adequate protection with respect to their Prior Liens on Common Collateral.  Notwithstanding the foregoing, if a Prior Agent or any Prior Secured Party is granted adequate protection in the form of additional collateral in connection with any use of cash collateral constituting Prior Collateral or DIP Financing secured by Prior Collateral, then each Junior Agent, on behalf of itself and its Related Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be junior and subordinated to the Liens securing the Prior Obligations and such DIP Financing (and all obligations related thereto) on the same basis as the other Junior Liens are subordinated to the Prior Liens under this Agreement.  In the event a Junior Agent or any other Junior Secured Party seeks or requests adequate protection in respect of Junior Obligations and such adequate protection is granted in the form of additional collateral, then such Junior Agent, on behalf of itself and its Related Secured Parties, agrees that the Prior Agents and the Prior Secured Parties and any such DIP Financing shall also be granted a senior Lien on such additional collateral as security for the Prior Obligations and for any such DIP Financing and that any Lien on such additional collateral securing the Junior Obligations shall be junior and subordinated to the Lien on such collateral securing the Prior Obligations (and any such DIP Financing and related obligations) and to any other Liens granted to the Prior Secured Parties as adequate protection on the same basis as the other Liens on Common Collateral securing the Junior Obligations are so subordinated to the Liens on Common Collateral securing the Prior Obligations under this Agreement.

Section 6.04.  No Waiver.  Subject to Sections 3.01(c) and 3.01(e), nothing contained herein shall prohibit or in any way limit any Prior Agent or any Prior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Agent or any of its Related Secured Parties, including the seeking by any such Junior Agent or any such Related Secured Party of adequate protection or the asserting by any such Junior Agent or any such Related Secured Party of any of its rights and remedies under the applicable Junior Credit Documents or otherwise, in each case to the extent affecting such Prior Agent’s or such Prior Secured Parties’ rights in its Prior Lien Collateral.

Section 6.05.  Avoidance Issues.  If any Prior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of SSCC or any other Grantor any amount paid in respect of Prior Obligations (a “Recovery”), then such Prior Secured Party shall be entitled to a reinstatement of the applicable Prior Obligations with respect to all such recovered amounts.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be

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reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

Section 6.06.  Post-Petition Interest.  (a)  Each Junior Agent agrees, on behalf of itself and its Related Secured Parties, that none of them shall oppose or seek to challenge any claim by any Prior Agent or any Prior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Prior Obligations consisting of post-petition interest, fees or expenses to the extent of the value of such Prior Agent’s or such Prior Secured Party’s Prior Lien on its Prior Lien Collateral, without regard to the existence of the Junior Lien of any Junior Agent or any Junior Secured Party on such Prior Lien Collateral (it being understood and agreed that such value will be determined without regard to the existence of the Junior Liens on the Prior Collateral).

(b)  Each Prior Agent agrees, on behalf of itself and its Related Secured Parties, that none of them shall oppose or seek to challenge any claim by any Junior Agent or any Prior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Junior Obligations consisting of post-petition interest, fees or expenses to the extent of the value of such Junior Agent’s or such Junior Secured Party’s Junior Lien on such Prior Agent’s Prior Lien Collateral (it being understood and agreed that such value will be determined only after taking into account the Prior Liens on the Prior Lien Collateral and all Prior Obligations secured thereby (including post-petition interest, fees and expenses)).

Section 6.07.  Separate Grants of Security and Separate Classification.  Each Agent, for itself and on behalf of its Related Secured Parties, acknowledges and agrees that (a) the grants of Liens pursuant to applicable Collateral Documents constitute separate and distinct grants of Liens; and (b) because of, among other things, their differing rights in the ABL Collateral and the Non-ABL Collateral, the Term Loan Credit Obligations, Revolving Credit Obligations and the Permitted Notes Obligations are fundamentally different from one another and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding (other than any such plan of reorganization that provides for the payment in full and in cash of the aggregate principal amount of (and accrued interest, fees, premiums and expenses under) the Term Loan Credit Obligations, the Revolving Credit Obligations and Permitted Notes Obligations).  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of one or more of the Term Loan Credit Secured Parties, Revolving Credit Secured Parties and the Permitted Notes Secured Parties or any of them in respect of any ABL Collateral or Non-ABL Collateral constitute only one secured claim (rather than separate classes of secured claims), then each of the parties hereto hereby acknowledges and agrees that, as set forth in Section 2.01 and as contemplated by Section 4.01, all distributions shall be made as if there were separate classes of secured claims against the Grantors in respect of such ABL Collateral or Non-ABL Collateral (with the effect being that, to the extent that the aggregate value of such ABL Collateral or Non-ABL Collateral is sufficient (for this purpose ignoring all claims held by the Junior Secured Parties), the Controlling Secured Parties shall be entitled to receive, in addition to amounts otherwise distributed to them in

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respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses (including any additional interest payable pursuant to the applicable Prior Credit Documents arising from or related to a default) that are disallowed as a claim in any Insolvency or Liquidation Proceeding before any distribution in respect of ABL Collateral or Non-ABL Collateral, as the case may be, is made in respect of the claims held by the Junior Secured Parties, with each Junior Agent, for itself and on behalf of its Related Secured Parties, hereby acknowledging and agreeing to turn over to (i) FIRST the Controlling Agent, for itself and on behalf of the Controlling Secured Parties and (ii) SECOND, following the Discharge of Obligations with respect to the Controlling Agent, the Rising Prior Agent (if any) for itself and on behalf of such Rising Agent’s Related Secured Parties, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence (with respect to the payment of post-petition interest, fees and expenses), even if such turnover has the effect of reducing the claim or recovery of the Junior Secured Parties).

Section 6.08.  Voting.  Each of the parties hereto acknowledges and agrees that no Junior Agent or Junior Secured Party shall be required to vote to approve any plan of reorganization with respect to any Grantor for any reason or to agree that any provision of any Junior Credit Document shall survive the effectiveness of any plan of reorganization with respect to any Grantor in an Insolvency or Liquidation Proceeding.

Section 6.09.  Application.  This Agreement shall be applicable prior to and after the commencement of any Insolvency or Liquidation Proceeding.  All references herein to any Grantor shall apply to any trustee for such Person and such Person as debtor in possession.  The relative rights as to the Common Collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.

Section 6.10.  Waiver.  Except as to claims arising under this Agreement, each Junior Agent, for itself and on behalf of its Related Secured Parties, waives any claim it may hereafter have against any Prior Secured Party arising out of (i) the election of any Prior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or (ii) in any Insolvency or Liquidation Proceeding, the grant in any cash collateral or financing arrangement of a security interest, subject to the Prior Liens of such Prior Secured Party, in connection with the Common Collateral.

ARTICLE VII

Reliance; Waivers; Etc.

Section 7.01.  Reliance.  Other than any reliance on the terms of this Agreement, each Agent, on behalf of its Related Secured Parties, acknowledges that such Related Secured Parties have, independently and without reliance on any other Agent or any other Secured Party, and based on documents and information deemed by them to be appropriate, made their own credit analysis and decision to enter into the Credit Documents applicable to such Agent and such Related Secured Parties and be bound by

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the terms of this Agreement and agrees, on behalf of its Related Secured Parties, that such Related Secured Parties will continue to make their own credit decisions in taking or not taking any action under such Credit Documents or this Agreement.

Section 7.02.  No Warranties or Liability.  Each Agent, on behalf of itself and its Related Secured Parties, acknowledges and agrees that the other Agents and their respective Related Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the applicable Credit Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  Except as otherwise provided herein, the Secured Parties of each Class will be entitled to manage and supervise their respective loans and extensions of credit under the applicable Credit Documents with respect to such Class in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  No Agent or any of its Related Secured Parties shall have any duty to any other Agent or its Related Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with SSCC or any other Grantor (including any Credit Documents), regardless of any knowledge thereof which they may have or be charged with.

Section 7.03.  No Waiver of Lien Priorities.  (a)  No right of any Agent or any of its Related Secured Parties to enforce any provision of this Agreement or any Credit Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of SSCC or any other Grantor or by any act or failure to act by any Agent or Secured Party, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Credit Documents or any Canadian Intercompany Note Documents, regardless of any knowledge thereof that such Agent or any of its Related Secured Parties may have or be otherwise charged with.

(b)  Except as otherwise provided herein, each Junior Agent, on behalf of itself and its Related Secured Parties, agrees that Prior Agent and the Prior Secured Parties shall have no liability to such Junior Agent or any such Related Secured Party, and any Junior Agent, on behalf of itself and its Related Secured Parties, hereby waives any claim against any Prior Agent or any Prior Secured Party, arising out of any and all actions which any Prior Agent or any Prior Secured Party may take or permit or omit to take with respect to:

(i) the Prior Credit Documents (other than this Agreement) applicable to such Prior Agent or Prior Secured Party;

(ii) the collection of the Prior Obligations (other than in violation of the express provisions of this Agreement) applicable to such Prior Agent or Prior Secured Party; or

(iii) the foreclosure upon, or sale, liquidation or other disposition of, any Collateral subject to any Prior Agents’ or Prior Secured Parties’ Prior Liens.

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Each Junior Agent, on behalf of itself and its Related Secured Parties, agrees that the Prior Agents and the Prior Secured Parties have no duty to them in respect of the maintenance or preservation of any Collateral subject to any Prior Agents’ or Prior Secured Parties’ Prior Liens, the Prior Obligations applicable to such Prior Agent or Prior Secured Party or otherwise.

Section 7.04.  Obligations Unconditional.  All rights, interests, agreements and obligations of the Prior Agents and the Prior Secured Parties and the Junior Agents and the Junior Secured Parties hereunder (and the rights and obligations of the parties hereto set forth in Section 5.05 with respect to the Canadian Collateral) shall remain in full force and effect irrespective of:

(a)  any lack of validity or enforceability of any Prior Credit Document or any Junior Credit Document;

(b)  except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, the Prior Obligations or the Junior Obligations, or any Amendment, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Prior Credit Document or any Junior Credit Document;

(c)  except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any Amendment, whether in writing or by course of conduct or otherwise, of all or any of the Prior Obligations or Junior Obligations or any guarantee thereof;

(d)  the commencement of any Insolvency or Liquidation Proceeding in respect of SSCC or any other Grantor;

(e)  any other circumstances that otherwise might constitute a defense available to, or a discharge of, SSCC or any other Grantor in respect of any Prior Agent, any Prior Obligations, any Prior Secured Party, any Junior Agent, any Junior Obligations or any Junior Secured Party in respect of this Agreement; or

(f)  any circumstance that might constitute a defense available to, or a discharge of, SSCC or any other Grantor in respect of any security interest in the Canadian Collateral or the Canadian Intercompany Notes.

ARTICLE VIII

Miscellaneous

Section 8.01.  Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of any Credit Documents or the Canadian Intercompany Notes Documents, the provisions of this Agreement shall govern and control.

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Section 8.02.  Effectiveness; Continuing Nature of this Agreement; Severability.  This Agreement shall become effective when executed and delivered by the parties hereto.  This is a continuing agreement of lien subordination, and the Secured Parties of any Class may continue, at any time and without notice to any Agent or Secured Party of any other Class to extend credit and other financial accommodations and lend monies to or for the benefit of SSCC or any Grantor constituting Obligations of such Class in reliance hereon.  Each Agent, on behalf of itself and its Related Secured Parties, hereby waives any right it or any of them may have under applicable law to revoke this Agreement or any of the provisions hereof.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  All references to SSCC or any other Grantor shall include SSCC or such Grantor as debtor and debtor-in-possession and any receiver or trustee for SSCC or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.  Without limiting the generality of the foregoing, this Agreement is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable nonbankruptcy law.

Section 8.03.  Amendments; Waivers.  No Amendment of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific matter involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time; provided that additional Grantors may be added as parties hereto in accordance with the provisions of Section 8.18.  Notwithstanding the foregoing, none of SSCC or any other Grantor shall have any right to consent to or approve any Amendment of any provision of this Agreement (and its signature thereto shall not be required) except to the extent its rights or obligations are affected; provided that SSCC shall be provided with written notice of (and fully executed copies of) all Amendments of any provision of this Agreement.

Section 8.04.  Information Concerning Financial Condition of SSCC and Subsidiaries.  Each Agent, on behalf of its Related Secured Parties, acknowledges that none of the Agents or the Secured Parties shall be responsible for keeping any other Agent or Secured Party informed of (a) the financial condition of SSCC and the Subsidiaries or (b) any other circumstances bearing upon the risk of nonpayment of the Term Loan Credit Obligations, the Revolving Credit Obligations or the Permitted Notes Obligations.  No Agent or any Secured Party shall have any duty to advise any other Agent or any other Secured Party of information known to it regarding such condition or any such circumstances or otherwise.  In the event any Agent or any other Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other Agent or any other Secured Party, it shall be under no obligation:

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(a)  to make, and no Agent and any Secured Party shall make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b)  to provide any additional information or to provide any such information on any subsequent occasion;

(c)  to undertake any investigation; or

(d)  to disclose any information which such party wishes to maintain confidential or is otherwise required to maintain confidential.

Section 8.05.  Subrogation.  Subject to the Discharge of the Prior Obligations, with respect to the value of any payments or distributions in cash, property or other assets that any Junior Agent or any Junior Secured Party pays over to any Prior Agent or any Prior Secured Party under the terms of this Agreement, such Junior Agent or such Junior Secured Party shall be subrogated to the rights of such Prior Agent or such Prior Secured Party; provided that each Junior Agent, on behalf of itself and the Junior Secured Parties, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Prior Obligations has occurred.  SSCC and the other Grantors acknowledge and agree that the value of any payments or distributions in cash, property or other assets received by any Junior Agent or any Junior Secured Party that are paid over to any Prior Agent or any Prior Secured Party pursuant to this Agreement shall not reduce any of the applicable Junior Obligations.

Section 8.06.  Application of Payments.  All payments received by any Prior Agent or any Prior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Prior Obligations as shall be provided in the applicable Prior Credit Documents.  Each Junior Agent, on behalf of itself and its Related Secured Parties, assents to any extension or postponement of the time of payment of the Prior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the Prior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

Section 8.07.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF.

(b)  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or

44

for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(c)  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.09.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.08.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.08.

Section 8.09.  Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, addressed to the recipients at their addresses set forth in Schedule I hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

45

Section 8.10.  Further Assurances.  Each Agent, on behalf of itself and its Related Secured Parties and the other parties hereto agree that each of them shall take such further actions and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

Section 8.11.  Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of each Agent, each Secured Party, SSCC and any Subsidiary party hereto that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

Section 8.12.  Specific Performance.  Each of the Term Loan Credit Agent, the Revolving Credit Agent and any Permitted Notes Agent may demand specific performance of this Agreement.  Each of the Term Loan Credit Agent, on behalf of itself and the Term Loan Credit Secured Parties, the Revolving Credit Agent, on behalf of itself and the Revolving Credit Secured Parties, and any Permitted Notes Agent, on behalf of itself and the applicable Permitted Notes Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action brought by the Term Loan Credit Agent, the Term Loan Credit Secured Parties, the Revolving Credit Agent, the Revolving Credit Secured Parties, any Permitted Notes Agent or the Permitted Notes Secured Parties, as the case may be.

Section 8.13.  Headings.  Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 8.14.  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile or electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

Section 8.15.  Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

Section 8.16.  No Third Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns, including each of the Term Loan Credit Secured Parties, the Revolving Credit Secured Parties and the Permitted Notes Secured Parties.  Nothing in this Agreement shall impair, as between SSCC, the other Grantors or any other Revolving Credit Loan Parties, on the one hand, and the Agents and Secured Parties

46

of each Class, on the other hand, the obligations of SSCC, the other Grantors and the other Revolving Credit Loan Parties to pay principal, interest, fees and other amounts as provided in the Credit Documents of the applicable Class.

Section 8.17.  Provisions Solely To Define Relative Rights.  The intercreditor provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of (a) the Term Loan Credit Agent and the Term Loan Credit Secured Parties, (b) the Revolving Credit Agent and the Revolving Credit Secured Parties and (c) the Permitted Notes Agents and the Permitted Notes Secured Parties.  Nothing in this Agreement (i) is intended to or shall impair the obligations of SSCC, the other Grantor or the other Revolving Credit Loan Party, which are absolute and unconditional, to pay the Obligations of each Class as and when the same shall become due and payable in accordance with their terms or (ii) shall relieve any Grantor from the performance of any term, covenant, condition or agreement on such Grantor’s part to be performed or observed under or in respect of any of the Collateral pledged by it or from any liability to any Person under or in respect of any of such Collateral or impose any obligation on any Agent to perform or observe any such term, covenant, condition or agreement on such Grantor’s part to be so performed or observed or impose any liability on any Agent for any act or omission on the part of such Grantor relative thereto or for any breach of any representation or warranty on the part of such Grantor contained in this Agreement or any Credit Document, or in respect of the Collateral pledged by it.  The obligations of each Grantor contained in this paragraph shall survive the termination of this Agreement and the discharge of such Grantor’s other obligations hereunder.  Each Agent acknowledges and agrees that no other Agent has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other Credit Documents.  Except as otherwise provided in this Agreement, each of the Agents will be entitled to manage and supervise their respective extensions of credit to SSCC or any of its Subsidiaries in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 8.18.  Additional Grantors.  Pursuant to the Term Loan Credit Documents, Revolving Credit Documents and the Permitted Notes Documents certain Subsidiaries not party hereto on the date hereof are required to become a party hereto as a “Grantor”.  Upon the execution and delivery by any Subsidiary of an instrument in the form of Exhibit I hereto, any such Subsidiary shall become a party hereto and a Grantor hereunder with the same force and effect as if originally named as such herein.  The execution and delivery of any such instrument shall not require the consent of any other party hereto.  The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 8.19.  Term Loan Credit Agent and Revolving Credit Agent.  It is understood and agreed that (a) JPMorgan Chase Bank, N.A. (“JPM”) is entering into this Agreement in its capacity as administrative agent under the Term Loan Credit Documents and the provisions of Article VIII of the Term Loan Credit Agreement applicable to JPM as administrative agent thereunder shall also apply to JPM as Term Loan Credit Agent hereunder and (b) Deutsche Bank AG New York (“DB”) is entering in this Agreement in its capacity as collateral agent under the Revolving Credit Documents and the provisions

47

of Section 12 of the Revolving Credit Agreement applicable to DB as collateral agent thereunder shall also apply to DB as Revolving Credit Agent hereunder.

[signature page follows]

48

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SMURFIT-STONE CONTAINER CORPORATION,

By

Name:
Title:

THE GRANTORS LISTED ON SCHEDULE II HERETO,

By

Name:
Title:

LIEN SUBORDINATION AND INTERCREDITOR AGREEMENT

JPMORGAN CHASE BANK, N.A., as Term Loan Credit Agent,

By

Name:
Title:

LIEN SUBORDINATION AND INTERCREDITOR AGREEMENT

2

DEUTSCHE BANK AG NEW YORK BRANCH, as Revolving Credit Agent,

By

Name:
Title:

LIEN SUBORDINATION AND INTERCREDITOR AGREEMENT

3

SCHEDULE I

Notice Addresses

If to Smurfit-Stone Container Corporation, to it at:

Six CityPlace Drive

Creve Coeur, MO 63141

Attention:  Timothy T. Griffith, Vice President and Treasurer

Fax No.:  (314) 787 6186)

with a copy to

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Attention:  Brian S. Hart

Fax No.:  (312) 558-5700

If to JPMorgan Chase Bank, N.A., to it at:

Loan Agency Services Group

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Attention:  Christian Cho and Sylvia Guttierrez

Fax No.:  (713) 427-6307

with a copy to

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 24th Floor

New York, NY 10017

Attention:  Peter S. Predun

Fax No.:  (212) 270-5100

If to Deutsche Bank AG New York Branch, to it at:

60 Wall Street

New York, NY 10005

Attention: Erin Morrissey

Fax No.:  212-797-5690

SCHEDULE II

Grantors

EXHIBIT I to

the Lien Subordination and

Intercreditor Agreement

[FORM OF] SUPPLEMENT NO.      dated as of  [                      ], to the Lien Subordination and Intercreditor Agreement dated as of [•], 2010 (the “Intercreditor Agreement”), among SMURFIT-STONE CONTAINER CORPORATION, a Delaware corporation (“SSCC”); the other SUBSIDIARIES of SSCC identified therein, JPMORGAN CHASE BANK, N.A., as Term Loan Credit Agent, and DEUTSCHE BANK AG NEW YORK BRANCH, as Revolving Credit Agent.

Section 8.18 of the Intercreditor Agreement provides that additional Subsidiaries may become party thereto as a “Grantor” thereunder by execution and delivery of an instrument in the form of this Supplement.  Pursuant to one or more of the Credit Documents, the undersigned Subsidiary (the “New Subsidiary”) is required to become a party to the Intercreditor Agreement as a “Grantor” thereunder.

Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Intercreditor Agreement.

Reference is made to (a) the Term Loan Credit Agreement, and (b) the Revolving Credit Agreement.

Accordingly, the New Subsidiary hereby agrees as follows:

SECTION 1.  In accordance with Section 8.18 of the Intercreditor Agreement, the New Subsidiary by its signature below becomes a party to the Intercreditor Agreement as a “Grantor” with the same force and effect as if originally named therein as such, and the New Subsidiary hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it in such capacity thereunder. Each reference to a “Grantor” in the Intercreditor Agreement shall be deemed to include the New Subsidiary.

SECTION 2.  The New Subsidiary represents and warrants to the Term Loan Credit Agent, the Revolving Credit Agent, any Permitted Notes Agent and the Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether enforcement is sought by proceeding in equity or at law)).

SECTION 3.  This Supplement shall become effective when the Term Loan Credit Agent, the Revolving Credit Agent and each Permitted Notes Agent shall have received a counterpart (or a copy) of this Supplement that bears the signature of the New Subsidiary.  Delivery of an executed signature page to this Supplement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF.

IN WITNESS WHEREOF, the New Subsidiary has duly executed this Supplement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

by

Name:
Title:

2

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

HOLDINGS:

SMURFIT-STONE CONTAINER CORPORATION

By:
	Name:	Timothy T. Griffith
	Title:	Vice President and Treasurer

U.S. BORROWER:

SMURFIT-STONE CONTAINER ENTERPRISES, INC. as a U.S. Borrower

By:
	Name:	Timothy T. Griffith
	Title:	Vice President and Treasurer

CANADIAN BORROWER:

SMURFIT-STONE CONTAINER CANADA, L.P., as a Canadian Borrower

By: 3242795 NOVA SCOTIA LIMITED, as its General Partner

By:
	Name:	Timothy T. Griffith
	Title:	Vice President and Treasurer

3

DEUTSCHE BANK AG NEW YORK BRANCH, Individually and as Administrative Agent, Co-Collateral Agent and Security Agent

By:
Name:
Title:

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., Individually and as Co-Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, Individually and as Co-Collateral Agent

By:
Name:
Title:

4

EXHIBIT II to

the Lien Subordination and

Intercreditor Agreement

[FORM OF] JOINDER AGREEMENT NO. [ ] dated as of [      ], 20[  ] to the Lien Subordination and Intercreditor Agreement dated as of [•], 2010 (the “Intercreditor Agreement”), among SMURFIT-STONE CONTAINER CORPORATION, a Delaware corporation (“SSCC”); the other SUBSIDIARIES of SSCC identified therein, JPMORGAN CHASE BANK, N.A., as Term Loan Credit Agent, DEUTSCHE BANK AG NEW YORK BRANCH, as Revolving Credit Agent [and [                         ], as Permitted Notes Agent[s]].

A.  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.  As a condition to the ability of the SSCC to incur Permitted Notes and to secure such Permitted Notes with (i) a third priority Lien, junior and subordinate to both the Revolving Credit Obligations and the Term Loan Credit Obligations, on ABL Collateral, and (ii) a second priority Lien, senior with respect to the Revolving Credit Obligations and junior and subordinate to the Term Loan Credit Obligations, on Non-ABL Collateral, under and pursuant to the relevant Permitted Notes Collateral Documents for such Permitted Notes, among other things, the agent of any such Permitted Notes, acting on behalf of the holders of the Permitted Notes, is required to become party to the Intercreditor Agreement.  Section 5.08 of the Intercreditor Agreement provides that such agent may become a party to the Intercreditor Agreement by the execution and delivery by such agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.08 of the Intercreditor Agreement.  The undersigned agent (“New Permitted Notes Agent”) is executing this Joinder Agreement in accordance with the requirements of the Credit Documents.

Accordingly, the Term Loan Credit Agent, the Revolving Credit Agent, [the Permitted Notes Agent[s]] and the New Permitted Notes Agent agree as follows:

SECTION 1.  In accordance with Section 5.08 of the Intercreditor Agreement, the New Permitted Notes Agent by its signature below becomes a Permitted Notes Agent under, and the related Permitted Notes and holders of Permitted Notes become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Permitted Notes Agent had originally been named therein as a Permitted Notes Agent, and the New Permitted Notes Agent, on behalf of itself and such holders of Permitted Notes, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Permitted Notes Agent and to the holders of Permitted Notes that it represents as Permitted Notes Secured Parties.  Each reference to an “Agent” or “Permitted Notes Agent” in the Intercreditor Agreement shall be deemed to include the New Permitted Notes Agent.  The Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Permitted Notes Agent represents and warrants to each other Agent and the other Secured Parties that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as agent, (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Joinder Agreement (except as the enforceability thereof may be limited by bankruptcy, insolvency reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether enforcement is sought by proceeding in equity or at law)) and (iii) the Permitted Notes provide that, upon the New Permitted Notes Agent’s entry into this Joinder Agreement, the holders of the Permitted Notes will be subject to and bound by the provisions of the Intercreditor Agreement as Permitted Notes Secured Parties.

SECTION 3.  This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Joinder Agreement shall become effective when each of the Agents party hereto shall have received a counterpart of this Joinder Agreement that bears the signature of the New Permitted Notes Agent.  Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4.  Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5.  THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF.

SECTION 6.  In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 8.09 of the Intercreditor Agreement.  All communications and notices hereunder to the New Permitted Notes Agent shall be given to it at the address set forth below its signature hereto.

2

SECTION 8.  SSCC agrees to reimburse each Agent party hereto for its reasonable out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel for such Agent.

3

IN WITNESS WHEREOF, the parties set forth below have duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW PERMITTED NOTES AGENT], as [ ] for the holders of [ ],

by
Name:
Title:

Address for notices:

attention of:

Telecopy:

JPMORGAN CHASE BANK, N.A.,
as Term Loan Credit Agent,

by
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Revolving Credit Agent,

by
Name:
Title:

[NAME OF PERMITTED NOTES AGENT](1),
as Permitted Notes Agent,

by
Name:

(1) If Permitted Notes of another Series is already outstanding.

Title:

2

Acknowledged by:

SMURFIT-STONE CONTAINER CORPORATION,

by
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO,

by
Name:
Title:

3

Schedule I to the

Joinder Agreement to the

Lien Subordination and Intercreditor Agreement

Grantors

Exhibit F

to the Credit Agreement

FORM OF SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders
party to the Credit Agreement referred to below:

I, the undersigned, the Treasurer of Smurfit-Stone Container Corporation (“Holdings”), a Delaware corporation, in that capacity only and not in my individual capacity, do hereby certify as of the date hereof that:

1.             This Certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 6.02(s) of the ABL Credit Agreement, dated as of [                  ], 2010, among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of Holdings from time to time party thereto, the lenders from time to time party thereto (each a “Lender”, and, collectively, the “Lenders”), Deutsche Bank AG New York Branch (“DB”), as Administrative Agent and Security Agent, and DB, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation, as Co-Collateral Agents (the “Credit Agreement”).  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2.             Immediately after giving effect to the Transactions to occur on the Funding Date, (a) the present fair saleable value of the assets of Holdings and its Subsidiaries, on a consolidated basis, will exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis, as they become absolute and mature, (b) Holdings and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital to carry out their businesses as conducted or as proposed to be conducted, and (c) neither SSCC nor any Borrower intends to, nor does it intend to permit any of its Subsidiaries to, and does not believe that it or any such Subsidiary will, incur debts beyond its ability to pay such debts as they become absolute and mature (taking into account the timing and amounts of cash to be received by each of them or any such subsidiary and the amounts to be payable on or in respect of its obligations).

IN WITNESS WHEREOF, the undersigned has set his hand this      day of                         , 2010.

SMURFIT-STONE CONTAINER CORPORATION

By:
Name:
Title:

2

Exhibit G

to the Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 9.04(d) of the ABL Credit Agreement, dated as of [                ], 2010 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of Holdings from time to time party thereto, the lenders from time to time party thereto, Deutsche Bank AG New York Branch (“DB”), as Administrative Agent and Security Agent, and DB, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation, as Co-Collateral Agents.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1.             I am the duly elected, qualified and acting                                            of Holdings.

2.             I have reviewed and am familiar with the contents of this Compliance Certificate.  I am providing this Compliance Certificate solely in my capacity as a Financial Officer of Holdings.  The matters set forth herein are true to the best of my knowledge after due inquiry.

3.             I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”).

[4.            After reasonable inquiry, to my knowledge no Default or Event of Default has occurred and is continuing as of the date of this Compliance Certificate[, except for                     ].]

[4.][5.]     Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) the calculation of, and, during a Compliance Period, compliance with, the Consolidated Fixed Charge Coverage Ratio.

[6.            Attached hereto as ANNEX 3 is the information required to establish compliance with certain covenants contained in Sections 10.01, 10.02, 10.03, 10.04, 10.06 and 10.09 of the Credit Agreement for the Test Period ended on [            ,       ].](1)

[7.            No Material Subsidiary exists (other than the Loan Parities), except as described on Annex 4.

(1) To be included for any Compliance Certificate being delivered pursuant to Section 9.04(d)(i) of the Credit Agreement.

IN WITNESS WHEREOF, in my capacity as a Financial Officer of Holdings and not in my individual capacity, I have executed this Compliance Certificate this          day of                         , 2010.

SMURFIT-STONE CONTAINER CORPORATION

By:
Name:
Title:

2

ANNEX 1

[Applicable Financial Statements To Be Attached]

ANNEX 2

[Applicable Calculations of Consolidated Fixed Charge Coverage Ratio To Be Attached]

Consolidated Fixed Charge Coverage Ratio for each relevant Test Period referred to in Section 10.16

(i)                                     :1.00

(ii)                                  :1.00

ANNEX 3

The information described herein is as of [                  ,         ](2) (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [the Funding Date] [January     , 20    ] to the Computation Date (the “Relevant Period”).

Permitted Acquisitions and Negative and Financial Covenants			Amount

A.	Indebtedness as of the Computation Date (Section 10.01)

	(i)	Section 10.01(e)	$

	(ii)	Section 10.01(f)	$

	(iii)	Section 10.01(h)	$

	(iv)	Section 10.01(i)	$

	(v)	Section 10.01(j)	$

	(vi)	Section 10.01(n)	$

	(vii)	Section 10.01(o)	$

	(viii)	Section 10.01(p)	$

	(x)	[The Incurrence Test](3)	$

B.	Liens as of the Computation Date (Section 10.02)

	(i)	Section 10.02(xi)	$

	(ii)	Section 10.02(xv)

C.	Investments, Loans and Advances as of the Computation Date (Section 10.04)

	(i)	Clause (i)(y) of Section 10.04(b)	$

	(ii)	Section 10.04(c)	$

	(iii)	Section 10.04(h)	$

(2)                                  Insert the last day of the respective fiscal quarter or year covered by the financial statements which are required to be accompanied by this Compliance Certificate.

(3)                                  Attached hereto in reasonable detail is a calculation of the Interest Coverage Ratio to the extent debt is incurred during the Relevant Period pursuant to the Incurrence Test.

	(iv)	Section 10.04(j)	$

D.	Restricted Payments made during such period (Section 10.06)

	(ii)	Section 10.06(b)(iii)	$

	(i)	Section 10.06(b)(iv)	$

E.	Debt Repayments made during such period (Section 10.09)

	(i)	Section 10.09(iv)	$

2

ANNEX 4

[Description of any additional Material Subsidiary]

Exhibit H

to the Credit Agreement

FORM OF ASSIGNMENT

AND

ASSUMPTION AGREEMENT(1)

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.]  Capitalized terms used herein but not defined herein shall have the meanings given to them in the ABL Credit Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”).  The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations identified below (including Revolving Loans, Letters of Credit and Swingline Loans) ([the] [each, an] “Assigned Interest”).  [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.                                   Assignor:

2.                                       Assignee:                                              ](2)

[1][3].Credit Agreement:

ABL Credit Agreement, dated as of [                    ], 2010, among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of Holdings from time to time party thereto, the Lenders

(1)	This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.

(2)

If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

from time to time party thereto, Deutsche Bank AG New York Branch (“DB”), as Administrative Agent and Security Agent, and DB, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation, as Co-Collateral Agents.

[2.                                   Assigned Interest:(3)

Assignor	Assignee	Tranche Assigned	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned
[Name of Assignor]	[Name of Assignee]
[Name of Assignor]	[Name of Assignee]

[4.                                   Assigned Interest:(4)

Tranche Assigned	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned
	[$]	[$]

Effective Date                       ,         ,         .

Assignor[s] Information	Assignee[s] Information
Payment Instructions:	Payment Instructions:

(3)

Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

(4)	Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

2

	Reference:		Reference:

Notice Instructions:		Notice Instructions:

	Reference:		Reference:

3

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE](5)

By:	By:
Name:	Name:
Title:	Title:

(5)	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

4

[Consented to and](6) Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[DEUTSCHE BANK AG NEW YORK BRANCH,
as Fronting Lender

By:
Name:
Title:](7)

[SMURFIT-STONE CONTAINER CORPORATION

By:
Name:
Title:](8)

[NAME OF ISSUING LENDER], as Issuing Lender

By:
Name:
Title:

(6)

Insert only if assignment is being made to an Eligible Transferee pursuant to Section 13.04(b)(y) of the Credit Agreement. Consent of the Administrative Agent shall not be unreasonably withheld or delayed.

(7)

Consent of the Fronting Lender (not to be unreasonably withheld, delayed or conditioned) is required unless the assignment is to a Person that will not be a Participating Specified Foreign Currency Lender.

(8)

Insert only if (i) no Default or Event of Default is then in existence and (ii) the assignment is being made to an Eligible Transferee pursuant to 13.04(b)(y) of the Credit Agreement. Consent of Holdings shall not be unreasonably withheld or delayed.

5

ANNEX I

TO

EXHIBIT H

SMURFIT-STONE CONTAINER CORPORATION

ABL CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.                                       Representations and Warranties.

1.1.                              Assignor.  [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of Holdings, any of its Subsidiaries or affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                              Assignee.  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is (A) a Lender, (B) a parent company and/or an affiliate of [the][each] Assignor which is at least 50% owned by [the][each] Assignor or its parent company, (C) a fund that invests in bank loans and is managed by the same investment advisor as a Lender, by an affiliate of such investment advisor or by a Lender or (D) an Eligible Transferee under Section 13.04(b) of the Credit Agreement; (iii) confirms that it is not, or would not constitute upon the effectiveness of this Assignment, a Defaulting Lender, (iv) from and after the Effective Date, it shall be bound by the provisions of the ABL Facility Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision and (vi) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent and the Security Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Security Agent by the terms thereof, together

Annex I

to Exhibit J

with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                       Payment.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3.                                       Effect of Assignment.  Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

4.                                       General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment.  THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5.1401 OF THE GENERAL OBLIGATIONS LAW).

*                                         *                                         *

2

Exhibit I

to the Credit Agreement

FORM OF JOINDER AGREEMENT

THIS JOINDER IN CREDIT AGREEMENT, (this “Joinder”) is executed as of [             ,       ] by [NAME OF NEW SUBSIDIARY], a                      [corporation] [limited liability company] [partnership] (the “Joining Party”), and delivered to Deutsche Bank AG New York Branch, as Administrative Agent and as Security Agent, for the benefit of the Secured Parties.  Except as otherwise defined herein, terms used herein and defined in the Credit Agreement shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of Holdings from time to time party thereto, the various lenders from time to time party thereto (the “Lenders”), Deutsche Bank AG New York Branch (“DB”), as Administrative Agent and Security Agent, and DB, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation, as Co-Collateral Agents, have entered into an ABL Credit Agreement, dated as of [                ], 2010 (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of Letters of Credit for the accounts of, the Borrowers as contemplated therein;

WHEREAS, the Joining Party is a direct or indirect [Domestic][Canadian] Subsidiary of Holdings and desires, or is required pursuant to the provisions of the Credit Agreement, to become a Borrower under the Credit Agreement; and

WHEREAS, the Joining Party will obtain benefits from (i) the incurrence of Loans by the Borrowers, and the issuance of, and participation in, Letters of Credit for the accounts of the Borrowers, in each case pursuant to the Credit Agreement, and (ii) the entering into of Secured Hedging Agreements and Secured Cash Management Agreements, and, accordingly, desires to execute this Joinder in order to (x) satisfy the requirements described in the preceding paragraph, (y) induce the Lenders to make Loans to the Borrowers and issue, and/or participate in, Letters of Credit for the accounts of the Borrowers and (z) induce the respective Secured Parties to enter into Secured Hedging Agreements and Secured Cash Management Agreements;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby makes the following representations and warranties to the Secured Parties and hereby covenants and agrees with each Secured Parties as follows:

1.             By this Joinder, the Joining Party becomes a [U.S.][Canadian] Borrower for all purposes under the Credit Agreement, pursuant to Section 9.09 thereof.

2.             The Joining Party agrees that, upon its execution hereof, it will become a [U.S.][Canadian] Borrower under the Credit Agreement, and will be bound by all terms,

Exhibit I

conditions and duties applicable to a [U.S.][Canadian] Borrower under the Credit Agreement and the other Loan Documents (including each Note, whether or not such Joining Party actually signs a counterpart thereof).  Without limitation of the foregoing, and in furtherance thereof, the Joining Party agrees, on a joint and several basis with the other [U.S.][Canadian] Borrowers, to irrevocably and unconditionally pay in full all of the [U.S.][Canadian] Borrower Obligations of the [U.S.][Canadian] Borrowers in accordance with the terms of the Credit Agreement and the other Loan Documents.

3              The Joining Party hereby makes and undertakes, as the case may be, each covenant, representation and warranty made by, and as each [U.S.][Canadian] Borrower under the Credit Agreement, in each case as of the date hereof (except to the extent any such representation or warranty relates solely to an earlier date in which case such representation and warranty shall be true and correct as of such earlier date), and agrees to be bound by all covenants, agreements and obligations of a [U.S.][Canadian] Borrower, pursuant to the Credit Agreement, respectively, and all other Loan Documents to which it is or becomes a party.

6.             This Joinder shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns, provided, however, that the Joining Party may not assign any of its rights, obligations or interest hereunder or under any other Loan Document without the prior written consent of the Lenders or as otherwise permitted by the Loan Documents.  THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  This Joinder may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.  In the event that any provision of this Joinder shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Joinder which shall remain binding on all parties hereto.

7.             From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

8              Each of the representations and warranties set forth in the Credit Agreement and each other Loan Document and applicable to the undersigned is true and correct in all material respects, after giving effect to this Joinder on the date hereof, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date.

9.             No event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default.

10.           The effective date of this Joinder is [                    ], 20[    ].

*     *     *

2

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be duly executed as of the date first above written.

[NAME OF NEW BORROWER]

By:
Name:
Title:

Accepted and Acknowledged by:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent and as Security Agent

By:
Name:
Title:

By:
Name:
Title:

3

Exhibit J

to the Credit Agreement

BORROWING BASE CERTIFICATE

This Certificate is being delivered pursuant to Section [6.02(n)][9.04(i)] of the ABL Credit Agreement, dated as of [                    ], 2010, among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of Holdings from time to time party thereto, the Lenders from time to time party thereto, Deutsche Bank AG New York Branch (“DB”), as Administrative Agent and Security Agent, and DB, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation, as Co-Collateral Agents (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”).  Unless otherwise defined herein, all terms used herein shall have the meanings ascribed to them in the Credit Agreement.

The undersigned represents and warrants on behalf of Holdings in his or her capacity as a Financial Officer of Holdings and not in an individual capacity, that the information set forth on the attached Borrowing Base Certificate is, to the best of his or her knowledge, (i) accurate and complete in all material respects, (ii) calculated in accordance with the Credit Agreement and (iii) separately sets forth the U.S. Borrowing Base and the Canadian Borrowing Base as of the close of business on [                           ,               ].

IN WITNESS WHEREOF, the undersigned, in his or her capacity as a Financial Officer of Holdings and not in an individual capacity, has executed this Certificate as of this [      ] day of [                                   ].

SMURFIT-STONE CONTAINER CORPORATION,

By:
Name:
Title:

BORROWING BASE CERTIFICATE FOR THE PERIOD ENDING [DATE]

ISSUED BY SMURFIT-STONE CONTAINER CORPORATION

PART A — U.S. BORROWING BASE:

2

PART B — CANADIAN BORROWING BASE:

3

Exhibit K

to the Credit Agreement

FORM OF INCREMENTAL COMMITMENT AGREEMENT

[Name(s) of Lender(s)]

[Date]

[Smurfit-Stone Container Corporation]

[                                    ]

[                                    ]

Attention:  [                            ]

Phone:  [                            ]

Fax:      [                            ]

Deutsche Bank AG New York Branch, as Administrative Agent for the Lenders party to the Credit Agreement referred to below

60 Wall Street

NYC60-0208, 2nd Floor

New York, New York 10005-2858

Attention:  Erin Morrissey

Telephone No.: (212) 250-1765

Telecopier No.: (212) 797-5690

Email: erin.morrisey@db.com

Re:  Incremental Commitments

Ladies and Gentlemen:

Reference is hereby made to the ABL Credit Agreement, dated as of [                    ], 2010 among Smurfit-Stone Container Corporation, Smurfit-Stone Enterprises Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of Holdings from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Deutsche Bank AG New York Branch (“DB”), as Administrative Agent and Security Agent, and DB, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation, as Co-Collateral Agents (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.  Each lender (each an “Incremental Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide the Incremental Commitment set forth opposite its name on Annex I attached hereto (for each such Incremental Lender, its “Incremental Commitment”).  Each Incremental Commitment provided pursuant to this Agreement shall be subject to all of the terms and conditions set forth in the Credit Agreement, including, without limitation, Sections 2.01(a) and 2.14 thereof.

Each Incremental Lender, the Borrowers and the Administrative Agent acknowledge and agree that the Incremental Commitments provided pursuant to this Agreement shall constitute Incremental Commitments and, upon the Agreement Effective Date (as hereinafter defined), the Incremental Commitment of each Incremental Lender shall become, or in the case of an existing Lender, shall be added to (and thereafter become a part of), the [U.S. Facility Commitment][the Canadian Facility Commitment] of such Incremental Lender.  Each Incremental Lender, the Borrowers and the Administrative Agent further agree that, with respect to the Incremental Commitment provided by each Incremental Lender pursuant to this Agreement, such Incremental Lender shall receive from the Borrowers under the applicable Tranche such upfront fees and/or other fees, if any, as may be separately agreed to in writing with such Borrowers and acknowledged by the Administrative Agent, all of which fees shall be due and payable to such Incremental Lender on the terms and conditions set forth in each such separate agreement.

Furthermore, each of the parties to this Agreement hereby agrees to the terms and conditions set forth on Annex I hereto in respect of each Incremental Commitment provided pursuant to this Agreement.

Each Incremental Lender party to this Agreement, to the extent not already a party to the Credit Agreement as a Lender thereunder, (i) confirms that it is an Eligible Transferee and is not a Defaulting Lender, or would constitute a Defaulting Lender on the Agreement Effective Date, (ii) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender under the Credit Agreement, (iii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents, (iv) appoints and authorizes the Administrative Agent and the Security Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Security Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender, and (vi) in the case of each Incremental Lender organized under the laws of a jurisdiction outside the United States, attaches the forms and/or Section 5.04(b)(ii) Certificate referred to in Section 5.04(b) of the Credit Agreement.

Upon the date of (i) the execution of a counterpart of this Agreement by each Incremental Lender, the Administrative Agent, the Borrowers and each Guarantor, (ii) the delivery to the Administrative Agent of a fully executed counterpart (including by way of facsimile or other electronic transmission) hereof, (iii) the payment of any fees then due and payable in connection herewith and (iv) the satisfaction of any other conditions precedent set forth in Section 3 of Annex I hereto (such date, the “Agreement Effective Date”), each Incremental Lender party hereto (i) shall be obligated to make the [U.S. Facility][Canadian Facility] Revolving Loans provided to be made by it as provided in this Agreement on the terms, and subject to the conditions, set forth in the Credit Agreement and in this Agreement and (ii) to

2

the extent provided in this Agreement, shall have the rights and obligations of a [U.S. Facility][Canadian Facility] Lender thereunder and under the other applicable Loan Documents.

Each [U.S.][Canadian] Borrower acknowledges and agrees that (i) they shall be jointly and severally liable for all [U.S. Facility Obligations][Canadian Facility Obligations] of any [U.S.][Canadian] Borrowers in the same with respect to the Incremental Commitments provided hereby as provided in the Credit Agreement including, without limitation, all [U.S. Facility][Canadian Facility] Revolving Loans made pursuant thereto, and (ii) all such [U.S. Facility Obligations][Canadian Facility Obligations] (including all such [U.S. Facility][Canadian Facility] Revolving Loans) shall be secured by each Security Document that is executed by a [U.S. Loan Party]/[Loan Party] and is entitled to the benefits of the guarantee under the Guarantee and Collateral Agreement [and Canadian Guarantee and Collateral Agreement] in accordance with the requirements of the Credit Agreement.

Each Guarantor acknowledges and agrees that all [U.S Facility Obligations][Canadian Facility Obligations] with respect to the Incremental Commitments provided hereby and all [U.S. Facility][Canadian Facility] Revolving Loans made pursuant thereto shall (i) be fully guaranteed pursuant to the Guarantee and Collateral Agreement [and Canadian Guarantee and Collateral Agreement] as, and to the extent, provided therein and in the Credit Agreement and (ii) be entitled to the benefits of the Loan Documents as, and to the extent, provided therein and in the Credit Agreement.

You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of same to us before the close of business on                                ,           .  If you do not so accept this Agreement by such time, our Incremental Commitments set forth in this Agreement shall be deemed canceled.

After the execution and delivery to the Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile or other electronic transmission) by the parties hereto, this Agreement may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Loan Documents pursuant to Section 13.12 of the Credit Agreement.

In the event of any conflict between the terms of this Agreement and those of the Credit Agreement, the terms of the Credit Agreement shall control.

*         *         *

3

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF.

Very truly yours,

[NAME OF EACH INCREMENTAL LENDER]

By
Name:
Title

Agreed and Accepted
this [ ] day of [ , ]:

[SMURFIT-STONE CONTAINER CORPORATION]

By:
Name:
Title:

[NAME OF OTHER BORROWERS]

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

4

Each Guarantor acknowledges and agrees to each the foregoing provisions of this Incremental Commitment Agreement and to the incurrence of the [U.S. Facility][Canadian Facility] Revolving Loans to be made pursuant thereto.

[EACH GUARANTOR], as a Guarantor

By:
Name:
Title:

5

ANNEX I

TERMS AND CONDITIONS FOR INCREMENTAL COMMITMENT AGREEMENT

Dated as of                           ,

1.             Names of the Borrowers:

2.                                       Incremental Commitment amounts (as of the Agreement Effective Date):

Names of Incremental Lenders	Amount of Incremental Commitment to be added to U.S. Facility Commitment	Amount of Incremental Commitment to be added to Canadian Facility Commitment

Total:(1)

3.                                       Applicable Margins and Adjustable Applicable Margins to be applicable to all Revolving Loans(2)

4.                                       Applicable Commitment Fee Percentage and Adjustable Applicable Commitment Fee Percentage to be applicable to all Revolving Loans(3)

(1)

The aggregate amount of Incremental Commitments must be at least $25,000,000 (or such lesser amount that is acceptable to the Administrative Agent in its sole discretion). The aggregate amount of all Incremental Commitments permitted to be provided pursuant to Section 2.14 of the Credit Agreement shall not exceed in the aggregate $150,000,000

(2)

Insert the Applicable Margins that shall apply to the Revolving Loans to be made pursuant to the Incremental Commitments being provided hereunder, provided if the Applicable Margins with respect to the Revolving Loans to be incurred pursuant to an Incremental Commitment shall be higher in any respect than those applicable to any other Loans, the Applicable Margins for the other Loans and extension of credit under the Credit Agreement shall be automatically increased as and to the extent needed to eliminate any deficiencies in accordance with the definition of “Applicable Margin” in the Credit Agreement.

(3)

Insert the Applicable Commitment Fee Percentage that shall apply to the Revolving Loans to be made pursuant to the Incremental Commitments being provided hereunder, provided if the Applicable Commitment Fee Percentage with respect to the Revolving Loans to be incurred pursuant to an Incremental Commitment shall be higher in any respect than those applicable to any other Loans, the Applicable

5.             Other Conditions Precedent:(4)

Commitment Fee Percentage for the other Loans and extension of credit under the Credit Agreement shall be automatically increased as and to the extent needed to eliminate any deficiencies in accordance with the definition of “Applicable Commitment Fee Percentage” in the Credit Agreement.

(4)	Insert any additional conditions precedent which may be required to be satisfied prior to the Agreement Effective Date.

7

Exhibit L

to the Credit Agreement

FORM OF SECTION 5.04(b)(ii) CERTIFICATE

Reference is hereby made to the ABL Credit Agreement, dated as of [                    ], 2010, among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc., certain Domestic Subsidiaries and Canadian Subsidiaries of Holdings from time to time party thereto, the lenders from time to time party thereto, Deutsche Bank AG New York Branch (“DB”), as Administrative Agent and Security Agent, and DB, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”; the capitalized terms defined therein being used herein as therein defined).  Pursuant to the provisions of Section 5.04(b)(ii) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Name:
Title:

Date: ,

Exhibit M

to the Credit Agreement

FORM OF

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

[       ], 2010,

among

SMURFIT-STONE CONTAINER CORPORATION
(formerly known as Smurfit-Stone Container Enterprises, Inc.),

THE SUBSIDIARIES PARTIES HERETO

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Security Agent

THIS COLLATERAL AGREEMENT IS SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT OF EVEN DATE HEREWITH AMONG SMURFIT-STONE CONTAINER CORPORATION, A DELAWARE CORPORATION (FORMERLY KNOWN AS SMURFIT-STONE CONTAINER ENTERPRISES, INC.), THE OTHER SUBSIDIARIES OF SMURFIT-STONE CONTAINER CORPORATION PARTY THERETO, JPMORGAN CHASE BANK, N.A., IN ITS CAPACITY AS ADMINISTRATIVE AGENT FOR, AND ACTING ON BEHALF OF, THE TERM LOAN CREDIT SECURED PARTIES REFERRED TO THEREIN, DEUTSCHE BANK AG NEW YORK BRANCH, IN ITS CAPACITY AS SECURITY AGENT FOR, AND ACTING ON BEHALF OF, THE REVOLVING CREDIT SECURED PARTIES REFERRED TO THEREIN AND EACH PERMITTED NOTES AGENT THAT FROM TIME TO TIME BECOMES A PARTY THERETO AS MORE FULLY SET FORTH IN SECTION 7.16 HEREOF.

	ARTICLE I

	Definitions

SECTION 1.01.	Credit Agreement	1
SECTION 1.02.	Other Defined Terms	1

	ARTICLE II

	Guarantee

SECTION 2.01.	Guarantee	7
SECTION 2.02.	Guarantee of Payment	7
SECTION 2.03.	No Limitations	7
SECTION 2.04.	Reinstatement	8
SECTION 2.05.	Agreement To Pay; Subrogation	8
SECTION 2.06.	Information	9

	ARTICLE III

	Pledge of Securities

SECTION 3.01.	Pledge	9
SECTION 3.02.	Delivery of the Pledged Collateral	10
SECTION 3.03.	Representations, Warranties and Covenants	11
SECTION 3.04.	Certification of Limited Liability Company and Limited Partnership Interests	12
SECTION 3.05.	Registration in Nominee Name; Denominations	13
SECTION 3.06.	Voting Rights; Dividends and Interest	13

	ARTICLE IV

	Security Interests in Personal Property

SECTION 4.01.	Security Interest	16
SECTION 4.02.	Representations and Warranties	18
SECTION 4.03.	Covenants	20
SECTION 4.04.	Other Actions	24
SECTION 4.05.	Covenants Regarding Patent, Trademark and Copyright Collateral	28

i

ii

Schedules

Schedule I	Subsidiary Parties
Schedule II	Pledged Equity Interests; Pledged Debt Securities
Schedule III	Intellectual Property
Schedule IV	Commercial Tort Claims

Exhibits

Exhibit I	Form of Supplement
Exhibit II	Form of Patent and Trademark Security Agreement
Exhibit III	Form of Copyright Security Agreement

iii

GUARANTEE AND COLLATERAL AGREEMENT (this “Agreement”) dated as of [       ], 2010, among SMURFIT-STONE CONTAINER CORPORATION (formerly known as Smurfit-Stone Container Enterprises, Inc.)(1), the Subsidiaries party hereto and DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as Security Agent.

Reference is made to the ABL Credit Agreement dated as of [     ], 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc., certain Subsidiaries from time to time party thereto, the Lenders party thereto and DBNY, as Administrative Agent.  The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement.  The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement.  The Subsidiary Parties are affiliates of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Credit Agreement.  (a)  Capitalized terms used in this Agreement, including the preamble and introductory paragraph hereto, and not otherwise defined herein have the meanings specified in the Credit Agreement.  All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b)  The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement.

SECTION 1.02.  Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Accounts Receivable” means all Accounts and other rights to payment for the sale, lease, license, assignment or other disposal of any Inventory or the

(1) Form assumes agreement to be entered into following the merger of Smurfit-Stone Container Corporation into Smurfit-Stone Enterprises, Inc., after which the surviving corporation shall change its name to Smurfit-Stone Container Corporation.

performance of services (whether performed or to be performed), existing on the date of this Agreement or hereafter arising, whether or not earned by performance.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01.

“Canadian Collateral” has the meaning assigned to such term in the IntercreditorAgreement.

“Cash Collateral Account” means a non-interest bearing cash collateral account maintained with, and in the sole dominion and control of, the Security Agent for the benefit of the Secured Parties.

“Claiming Party” has the meaning assigned to such term in Section 6.02.

“Collateral” means all Article 9 Collateral in which a security interest has been granted hereunder and all Pledged Collateral.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Security Agent, between the Security Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) (which landlord waiver or other agreement may also be for the benefit of the Term Loan Agent or Permitted Notes Agent) in possession of any Collateral or any landlord of any Loan Party for any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Contract Rights” means all rights of any Grantor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” means all contracts between any Grantor and one or more additional parties (including, without limitation, any Hedging Agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Contributing Party” has the meaning assigned to such term in Section 6.02.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

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“Copyright Security Agreement” means the Copyright Security Agreement dated as of the date hereof, among Holdings, the Subsidiaries party thereto and DBNY, as the Security Agent, substantially in the form of Exhibit III.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor:  (a) all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule III.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“DBNY” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Discharge” has the meaning assigned to such term in the Intercreditor Agreement.

“Excluded Investment Property” means, at any time, Investment Property (other than those subject to Article III) held by any Grantor in the form of Equity Interests or other securities, in each case, (a) that are not publicly traded, (b) with respect to which a grant of a security interest is not prohibited or does not constitute or result in a breach or termination under the terms of, or a default under, any contract or agreement relating to such Investment Property and (c) whose book value, together with the aggregate book value of all other Excluded Investment Property, does not exceed $50,000,000 in the aggregate at such time.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“Fixtures” means, with respect to any real property of any Grantor, goods that have become so related to such real property that an interest in them arises under real property law, including all plant fixtures, trade fixtures, business fixtures, other fixtures and storage office facilities, and all additions and accessions thereto and replacements therefor.

“General Intangibles” means all choses in action and causes of action and all other intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Hedging Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

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“Grantors” means Holdings and the Subsidiary Parties.

“Guaranteed Party” means Holdings, each other Borrower and each other Loan Party.

“Guarantors” means each Subsidiary Party (other than any U.S. Borrower) with respect to any U.S. Secured Obligations and each U.S. Borrower (including Holdings) with respect to any U.S. Secured Obligations (other than monetary obligations owed by such U.S. Borrower under (i) each Loan Document, (ii) each Secured Hedging Agreement that is treated as a “Hedging Obligation” pursuant to the terms of Section 13.21 of the Credit Agreement and (iii) each Secured Cash Management Agreement that is treated as a “Cash Management Services Obligation” pursuant to the terms of Section 13.21 of the Credit Agreement).

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“IP Security Agreements” means the Patent and Trademark Security Agreement and the Copyright Security Agreement.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to intellectual property to which any Grantor is a party, including those listed on Schedule III but excluding any license agreement that validly prohibits the collateral assignment or grant of a security interest by such Grantor.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent and Trademark Security Agreement” means the Patent and Trademark Security Agreement dated as of the date thereof, among Holdings, the Subsidiaries party thereto and DBNY, as the Security Agent, substantially in the form of Exhibit II.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

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“Patents” means all of the following now owned or hereafter acquired by any Grantor:  (a) all letters patent of the United States, all registrations and recordings thereof, and all applications for letters patent of the United States, including registrations, recordings and pending applications in the United States Patent and Trademark Office, including those listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Permitted Notes Agent” has the meaning assigned to such term in the Intercreditor Agreement.

“Permitted Notes Documents” has the meaning assigned to such term in the Intercreditor Agreement.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Equity Interests” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other securities certificates or instruments now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Security Interest” has the meaning assigned to such term in Section 4.01.

“SSCE” has the meaning assigned to such term in the preliminary statement of this Agreement and includes any successor by merger or consolidation.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by, or otherwise Controlled by, the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any direct or indirect subsidiary of Holdings.

“Subsidiary Parties” means (a) the Subsidiaries identified on Schedule I and (b) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Party after the Funding Date, other than any such Subsidiary (excluding any U.S.

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Borrower) that is released from its obligations hereunder in accordance with the Credit Agreement.

“Term Loan Credit Documents” has the meaning assigned to such term in the Intercreditor Agreement.

“Term Loan Credit Obligations” shall (i) prior to the Funding Date, have the meaning assigned to such term in the form of Intercreditor Agreement attached as Exhibit F to the Credit Agreement, and (ii) from and after the Funding Date, have the meaning assigned to such term in the Intercreditor Agreement.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor:  (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and General Intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States, and all extensions or renewals thereof, including those listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“ULC” means an issuer that is an unlimited company or unlimited liability company.

“ULC Laws” means the Companies Act (Nova Scotia), the Business Corporations Act (Alberta), the Business Corporations Act (British Columbia), and any other present or future Laws governing ULCs.

“ULC Shares” means shares or other equity interests in the capital stock of a ULC.

SECTION 1.03.  References to “UCC”.  To the extent required in the context of the pledge of Equity Interests in the Canadian entities referred to in Section 3.01(a)(ii) below, (i) any term defined herein by reference to the “UCC” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security, securities transfer and other laws, in all cases for the extension, preservation or betterment of the security and rights of the Administrative Agent, and (ii) all references herein to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws.

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ARTICLE II

Guarantee

SECTION 2.01.  Guarantee.  Each Guarantor unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as the primary obligation and debt of each Guarantor and not merely as a surety, the due, prompt and complete payment and performance of the U.S. Secured Obligations.  Each of the Guarantors further agrees that the U.S. Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any U.S. Secured Obligation.  Each of the Guarantors waives presentment to, demand of payment from and protest to any Borrower or any other Guaranteed Party of any of the U.S. Secured Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02.  Guarantee of Payment.  Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Security Agent or any other Secured Party to any other Guarantor or any Guaranteed Party to any security held for the payment of the U.S. Secured Obligations or to any balance of any deposit account or credit on the books of the Security Agent or any other Secured Party in favor of any Borrower or any other Person.

SECTION 2.03.  No Limitations.  (a)  Except for termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 7.13, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than defense of payment in full in cash) or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the U.S. Secured Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Security Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document, Secured Hedging Agreement, Secured Cash Management Agreement or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document, Secured Hedging Agreement, Secured Cash Management Agreement or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Security Agent or any other Secured Party for the U.S. Secured Obligations or any of them; (iv) any default, failure or delay, wilful or otherwise, in the performance of the U.S. Secured Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible

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payment in full in cash of all the U.S. Secured Obligations).  Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the U.S. Secured Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the U.S. Secured Obligations, all without affecting the obligations of any Guarantor hereunder.

(b)  To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Borrower or any other Guaranteed Party or the unenforceability of the U.S. Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Guaranteed Party, other than the indefeasible payment in full in cash of all the U.S. Secured Obligations.  The Security Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the U.S. Secured Obligations, make any other accommodation with any Borrower or any other Guaranteed Party or exercise any other right or remedy available to them against any Borrower or any other Guaranteed Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the U.S. Secured Obligations have been fully and indefeasibly paid in full in cash.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Guaranteed Party, as the case may be, or any security.

SECTION 2.04.  Reinstatement.  Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any U.S. Secured Obligations is rescinded or must otherwise be restored by the Security Agent or any other Secured Party upon the bankruptcy or reorganization of any Borrower, any other Guaranteed Party or otherwise.

SECTION 2.05.  Agreement To Pay; Subrogation.  In furtherance of the foregoing and not in limitation of any other right that the Security Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower or any other Guaranteed Party to pay any U.S. Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Security Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid U.S. Secured Obligation.  Upon payment by or on behalf of any Guarantor of any sums to the Security Agent as provided above, all rights of such Guarantor against any Borrower or any other Guaranteed Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

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SECTION 2.06.  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the U.S. Secured Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Security Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Pledge of Securities

SECTION 3.01.  Pledge.  As security for the payment or performance, as the case may be, in full of the U.S. Secured Obligations, each Grantor hereby collaterally assigns and pledges to the Security Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Security Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under:

(a)  the shares of capital stock and other Equity Interests of (i) each Guarantor (other than Holdings) owned by such Grantor including those listed on Schedule II, (ii)  SSC Canada (or, if applicable, each Foreign Subsidiary of Holdings that owns, directly or indirectly, any Equity Interests of SSC Canada and the Equity Interests of which are owed directly by such Grantor) owned by such Grantor on the date hereof and listed on Schedule II, (iii) each other Foreign Subsidiary of Holdings that is a Material Subsidiary and the Equity Interests of which are owned directly by such Grantor including those listed on Schedule II and (iv) any other Equity Interests obtained in the future by such Grantor in (A) any Domestic Subsidiary of Holdings that is a Material Subsidiary, (B) SSC Canada (or, if applicable, each Foreign Subsidiary of Holdings that owns, directly or indirectly, any Equity Interests of SSC Canada and the Equity Interests of which are owed directly by such Grantor) and (C) any Foreign Subsidiary of Holdings that is a Material Subsidiary and the Equity Interests of which are owned directly by such Grantor, and the certificates representing all such Equity Interests (all such Equity Interests referred to in clauses (i), (ii), (iii), and (iv) above being referred to as the “Pledged Equity Interests”); provided that the Pledged Equity Interests shall not include (x)  to the extent that applicable law requires that a Subsidiary issue directors’ qualifying shares, any such qualifying shares, and (y) more than 65% of the issued and outstanding voting Equity Interests of SSC Canada or any other Foreign Subsidiary of Holdings;

(b)  (i) the promissory notes owned by it on the date hereof and listed opposite the name of such Grantor on Schedule II, (ii) each promissory note evidencing intercompany Indebtedness among Holdings and/or any Subsidiary (including amounts owed in connection with the intercompany settlements with respect to collections from accounts receivable and inventory of U.S. Loan Parties deposited into accounts of Canadian Loan Parties and other intercompany receivables) owned by and owed to such Grantor after the date hereof and (iii) each other promissory note evidencing Indebtedness on or after the date hereof owed to such Grantor other than Indebtedness in

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a principal amount of less than $5,000,000, so long as the aggregate principal amount of Indebtedness not so pledged under this exclusion does not exceed $10,000,000 (the promissory notes referenced in the preceding clauses (i), (ii) and (iii) being referred to as the “Pledged Debt Securities”) ;

(c)  subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; and

(d)   all Proceeds of any of the foregoing (the items referred to in clauses (a), (b), (c) and (d) of this Section 3.01 above being collectively referred to as the “Pledged Collateral”) .

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Security Agent, its successors and assigns, for the ratable benefit of the Secured Parties, as security for the payment or performance, as the case may be, in full of the U.S. Secured Obligations; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 3.02.  Delivery of the Pledged Collateral.  (a)  Each Grantor agrees promptly to deliver or cause to be delivered to the Security Agent (or the Term Loan Agent or Permitted Notes Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement) any and all Pledged Securities at any time owned by such Grantor.

(b)  Each Grantor will cause any Indebtedness for borrowed money owed to such Grantor by Holdings and/or any Subsidiary (including amounts owed in connection with the intercompany settlements with respect to collections from accounts receivable and inventory of U.S. Loan Parties deposited into accounts of Canadian Loan Parties and other intercompany receivables) (other than any Investment Property on deposit with a Securities Intermediary) to be evidenced by a duly executed promissory note that is pledged and delivered to the Security Agent (or the Term Loan Agent or Permitted Notes Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement) pursuant to the terms hereof.

(c)  Upon delivery to the Security Agent, (i) any Pledged Securities shall be accompanied by undated stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Security Agent and by such other instruments and documents as the Security Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Security Agent may reasonably request.  Each delivery of Pledged Securities after the date of this Agreement shall be accompanied by a schedule describing the Pledged Securities so delivered, which schedule shall be attached hereto as a

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supplement to Schedule II and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.

(d)  The assignment, pledges and security interests granted in Section 3.01 are granted as security only and shall not subject the Security Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Pledged Collateral.

SECTION 3.03.  Representations, Warranties and Covenants.  The Grantors jointly and severally represent, warrant and covenant to and with the Security Agent, for the benefit of the Secured Parties, that:

(a) Schedule II correctly sets forth, as of the Funding Date, with respect to each Grantor, (i) all of the Equity Interests owned by such Grantor and required to be pledged hereunder on the Funding Date, the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof so represented by the Pledged Equity Interests and the number of each certificate representing the same and (ii) all promissory notes owned by each Grantor and required to be pledged hereunder on the Funding Date;

(b) the Pledged Equity Interests and Pledged Debt Securities, in each case issued by Subsidiaries, have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity Interests, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(c) except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any sales, transfers or other dispositions, and mergers, consolidations and amalgamations, made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) holds the same free and clear of all Liens (other than Permitted Liens and other Liens contemplated in the Intercreditor Agreement), (iii) except for Liens contemplated in the Intercreditor Agreement, will not pledge or hypothecate, or otherwise create a consensual Lien on, the Pledged Collateral, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than the Lien created by this Agreement, Permitted Liens and Liens contemplated in the Intercreditor Agreement), however arising, of all Persons whomsoever;

(d) except for restrictions and limitations imposed by the Loan Documents, the Term Loan Credit Documents, the Permitted Notes Documents, the Intercreditor Agreement or applicable laws (including securities laws) generally, and expect for the requirement in the articles or other constating

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documents of any Canadian Subsidiary for the approval of the directors and/or shareholders of such Canadian Subsidiary for any transfers of its shares, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to (i) any option, right of first refusal, shareholders agreement or charter or by-law provisions that might prohibit, impair, delay (except pursuant to any applicable notice or like provisions) or otherwise adversely affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Security Agent of its rights and remedies hereunder with respect thereto, or (ii) any other contractual restriction of any nature that might prohibit the pledge of such Pledged Collateral hereunder or prohibit or in any material manner impair, delay or otherwise adversely affect the sale or disposition of such Pledged Collateral pursuant hereto or the exercise by the Security Agent of its rights and remedies hereunder with respect thereto;

(e) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Security Agent or Prior Agent in accordance with this Agreement and the Intercreditor Agreement, the Security Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the U.S. Secured Obligations; and

(h) the pledge effected hereby is, subject to the terms of the Intercreditor Agreement, effective to vest in the Security Agent, for the benefit of the Secured Parties, the rights of the Security Agent in the Pledged Collateral as set forth herein.

SECTION 3.04.  Certification of Limited Liability Company and Limited Partnership Interests.  Each Grantor acknowledges and agrees that (i) to the extent any interest in any limited liability company or limited partnership controlled on or after the date hereof by such Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the New York UCC and is governed by Article 8 of the New York UCC, such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate.  Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled on or after the date hereof by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the New York UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC, nor shall such interest be

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represented by a certificate, unless such election and such interest is thereafter represented by a certificate that is promptly delivered to the Security Agent pursuant to the terms hereof.

SECTION 3.05.  Registration in Nominee Name; Denominations.  The Security Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion), subject to the terms of the Intercreditor Agreement, to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Security Agent.  The Security Agent shall, at any time after the occurrence and during the continuance of an Event of Default, have the right, subject to the terms of the Intercreditor Agreement, to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 3.06.  Voting Rights; Dividends and Interest.  (a)  Unless and until an Event of Default shall have occurred and be continuing and the Security Agent shall have notified the Grantors in writing that their rights under this Section 3.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other rights and powers inuring to an owner of Pledged Equity Interests or Pledged Debt Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Equity Interests or Pledged Debt Securities or the rights and remedies of any of the Security Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Security Agent or the Secured Parties to exercise the same.

(ii) The Security Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting rights and powers it is entitled to exercise pursuant to paragraph (i) above and to receive the cash dividends, interest, principal and other distributions it is entitled to receive and retain pursuant to paragraph (iii) below.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal, cash, instruments and other property and all distributions from time to time received, receivable or otherwise paid on or distributed in respect of, in exchange for or upon conversion of, the Pledged Equity Interests or Pledged Debt Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided

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that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Security Agent and shall be forthwith delivered to the Security Agent in the same form as so received (with any necessary endorsement).

(b)  Upon the occurrence and during the continuance of an Event of Default, after the Security Agent shall have notified the Grantors in writing of the suspension of their rights under paragraph (a)(iii) above, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) above, and the obligations of the Security Agent under paragraph (a)(ii) above, shall cease, and all such rights shall thereupon become vested in the Security Agent, which shall, subject to the terms of the Intercreditor Agreement, have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions.  All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Security Agent, shall be segregated from other property or funds of such Grantor and, subject to the rights of the Term Loan Agent and the Permitted Notes Agent under the Intercreditor Agreement, shall be forthwith delivered to the Security Agent upon demand in the same form as so received (with any necessary endorsement).  Any and all money and other property paid over to or received by the Security Agent pursuant to the provisions of this paragraph (b) shall be retained by the Security Agent in an account to be established by the Security Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02.  After all Events of Default have been cured or waived and Holdings has delivered to the Security Agent a certificate to that effect, the Security Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) above and that remain in such account.

(c)  Upon the occurrence and during the continuance of an Event of Default, after the Security Agent shall have notified the Grantors in writing of the suspension of their rights under paragraph (a)(i) above, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) above, and the obligations of the Security Agent under paragraph (a)(ii) above, shall cease, and all such rights shall thereupon become, subject to the rights of the Term Loan Agent and the Permitted Notes Agent under the Intercreditor Agreement, vested in the Security Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Security Agent shall have the right from time to

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time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(d)  Any notice given by the Security Agent to the Grantors suspending their rights under paragraph (a) of this Section 3.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Security Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Security Agent’s right to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

SECTION 3.07.    Restriction on Transfer.  If the constating documents of any issuer (other than a ULC) of any Pledged Securities restrict the transfer of such Pledged Securities, then the applicable Grantor will deliver to the Security Agent a certified copy of a resolution of the directors, shareholders, unitholders or partners of such issuer, as applicable, consenting to the transfer(s) contemplated by this Agreement, including any prospective transfer of such Pledged Securities by the Security Agent on enforcement of its rights under this Agreement.

SECTION 3.08.  ULC Shares.  Each Grantor acknowledges that certain Collateral may now or in the future consist of ULC Shares, and that it is the intention of the Security Agent and each Grantor that the Security Agent should not under any circumstances prior to realization thereon be held to be a “member” or a “shareholder”, as applicable, of a ULC for the purposes of any ULC Laws.  Therefore, notwithstanding any provisions to the contrary contained in this Agreement, the Credit Agreement or any other Loan Document, where a Grantor is the registered owner of ULC Shares that are Collateral, such Grantor will remain the sole registered owner of such ULC Shares until such time as such ULC Shares are effectively transferred into the name of the Security Agent or any other Person on the books and records of the applicable ULC.  Accordingly, such Grantor shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, in respect of such ULC Shares (other than any dividend or distribution comprised of additional ULC Shares of such issuer, which shall be delivered to the Security Agent to hold hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as such Grantor would if such ULC Shares were not pledged to the Security Agent hereunder.  Nothing in this Agreement, the Credit Agreement or any other Loan Document is intended to, and nothing in this Agreement, the Credit Agreement or any other Loan Document shall, constitute the Security Agent or any Person other than such Grantor as a member or shareholder of a ULC for the purposes of any ULC Laws (whether listed or unlisted, registered or beneficial), until upon the occurrence and during the continuance of an Event of Default, the Security Agent shall have notified such Grantor in writing of the suspension of its rights under Section 3.06(a) and further steps are taken pursuant hereto or thereto to register the Security Agent or such other Person, as specified in such notice, as the holder of the ULC Shares.  To the extent any provision hereof would have the effect of constituting the Security Agent as a member or a shareholder, as applicable, of any ULC prior to such time, such provision shall be severed

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herefrom and shall be ineffective with respect to ULC Shares that are Collateral without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral that is not ULC Shares.  Except upon the exercise of rights of the Security Agent to sell, transfer or otherwise dispose of ULC Shares in accordance with this Agreement, such Grantor shall not cause or permit, or enable an issuer that is a ULC to cause or permit, the Security Agent to: (a) be registered as a shareholder or member of such issuer; (b) have any notation entered in its favour in the share register of such issuer; (c) be held out as a shareholder or member of such issuer; (d) receive, directly or indirectly, any dividends, property or other distributions from such issuer by reason of the Security Agent holding a security interest in the ULC Shares; or (e) act as a shareholder of such issuer, or exercise any rights of a shareholder, including the right to attend a meeting of shareholders of such issuer or to vote the ULC  Shares

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01.  Security Interest.  (a)  As security for the payment or performance, as the case may be, in full of the U.S. Secured Obligations, each Grantor hereby collaterally assigns and pledges to the Security Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Security Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest” ) in, all right, title and interest in, to or under any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(iii) all cash and all Deposit Accounts and all monies deposited therein;

(iv) all Equipment (including all Fixtures);

(v) all Documents;

(vi) all General Intangibles (including Intellectual Property);

(vii) all Instruments;

(viii) all Inventory;

(ix) all Investment Property (including all Commodities Contracts, Commodities Accounts, Securities and Securities Accounts and Security Entitlements or Financial Assets credited thereto);

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(x) all Letter of Credit Rights (whether or not the respective letter of credit is evidenced by a writing);

(xi) all Commercial Tort Claims described on Schedule IV, as such Schedule may be supplemented from time to time;

(xii) Contracts, together with all Contract Rights arising thereunder;

(xiii) all Goods;

(xiv) all Supporting Obligations;

(xv) all books and Records pertaining to the Article 9 Collateral; and

(xvi) all products and Proceeds of the foregoing (including, without limitation, all insurance and claims for insurance effected or held for the benefit of the Grantors or the Secured Parties in respect thereof and all collateral security and guarantees given by any Person with respect to any of the foregoing).

(b)  Each Grantor hereby irrevocably authorizes the Security Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings with respect to Fixtures appurtenant to any Mortgaged Property) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code or other applicable law of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing or covering Article 9 Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Article 9 Collateral relates.  Each Grantor agrees to provide such information to the Security Agent promptly upon request.

Each Grantor also ratifies its authorization for the Security Agent to file in any relevant jurisdiction any financing statements or amendments thereto if filed prior to the date hereof.

The Security Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Security Agent as secured party.  Each Grantor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral.

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(c)  The Security Interest is granted as security only and shall not subject the Security Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(d)  Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to (i) any shares of capital stock or other Equity Interests (other than those subject to Article III) held by any Grantor with respect to which a grant of a security interest is prohibited or shall constitute or result in a breach or termination under the terms of, or a default under, any contract or agreement relating to such capital stock or Equity Interests, (ii) any contract or other agreement to which any Grantor is a party or to any of its rights, title or interest arising thereunder if and for so long as the grant of such security interest is prohibited or shall constitute or result in a breach or termination under the terms of, or a default under, any such contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principles of equity), (iii) any rights, assets or property to the extent and for so long as any valid enforceable law or regulation applicable to such rights, assets or property prohibits the creation of a security interest therein and (iv) any rights, assets or property to the extent and for so long as the grant of such security interest would result in material and adverse tax consequences; provided, however, that such security interest shall attach immediately at such time as (A) with respect to clauses (i) and (ii), the condition causing such prohibition, unenforceability, breach or termination shall be remedied or shall otherwise cease to exist, (B) with respect to clause (iii), the expiration of such prohibition and (C) with respect to clause (iv), the termination or lapse of such result, and, to the extent severable, shall attach immediately to any portion of such contract, agreement, rights, assets or property that does not result in any of the consequences specified in this paragraph, including any Proceeds of such contract, agreement, rights, assets or property.

SECTION 4.02.  Representations and Warranties.  The Grantors jointly and severally represent and warrant to the Security Agent and the Secured Parties that:

(a)  Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Security Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b)  The U.S. Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete in all material respects as of the Funding Date.  The Uniform Commercial Code financing statements (including fixture filings, as applicable) prepared by the Security Agent based upon the information provided to the Security Agent in the U.S. Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 2 to the U.S. Perfection Certificate (or specified by

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notice from Holdings to the Security Agent after the Funding Date in the case of filings, recordings or registrations required by Section 9.09 of the Credit Agreement), are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights and other than filings, recordings or registrations with respect to federally documented vessels, registered vehicles and railcars and other similar rolling stock) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Security Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing a Uniform Commercial Code financing statement in the United States (or any political subdivision thereof), and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in the United States for any such Article 9 Collateral, except as provided under applicable law with respect to the filing of continuation statements.  Each Grantor shall execute and deliver to the Security Agent on the date hereof each of the IP Security Agreements, containing (i) in the case of the Patent and Trademark Security Agreement, a description of all Article 9 Collateral consisting of the United States Patents and a description of all Article 9 Collateral consisting of United States registered Trademarks (and Trademarks for which United States registration applications are pending) and (ii) in the case of the Copyright Security Agreement, a description of all Article 9 Collateral consisting of Copyrights, for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Security Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights in which a security interest may be perfected by filing, recording or registration in the United States Patent and Trademark Office or the United State Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in the United States for any such United States Patents, Trademarks and Copyrights (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

(c)  The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the U.S. Secured Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing Uniform Commercial Code financing statements in the United States (or any political subdivision thereof) and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the IP Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, on or promptly after the Funding Date.  The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Permitted Liens or as otherwise contemplated in the Intercreditor Agreement.

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(d)  The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Permitted Liens or other Liens contemplated in the Intercreditor Agreement.  None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, or (ii) any assignment in which any Grantor assigns any Collateral as security or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, except in each case of clauses (i) and (ii) for Permitted Liens or as otherwise contemplated in the Intercreditor Agreement.

(e)  Schedule III hereto sets forth, as of the date hereof, for each Grantor (i) all United States registered Patents and Patent applications owned by such Grantor, including the name of the registered owner, type, registration or application number and the expiration date (if already registered) thereof, (ii) all United States registered Trademarks and Trademark applications owned by such Grantor, including the name of the registered owner, the registration or application number and the expiration date (if already registered) thereof, and (iii) all United States registered Copyrights and Copyright applications owned by such Grantor, including the name of the registered owner, title and, if applicable, the registration number of each such Copyright or Copyright application.

(f)  Schedule IV hereto sets forth, as of the date hereof, each Commercial Tort Claim in respect of which a compliant or a counterclaim has been filed by any Grantor seeking damages that exceed $5,000,000 in reasonable estimated value and which arose in the course of such Grantor’s business.

SECTION 4.03.  Covenants.  (a)   Each Grantor agrees promptly to notify the Security Agent in writing of any change (i) in corporate name, (ii) in the location of its chief executive office or its principal place of business, (iii) in its identity or type of organization or corporate structure, (iv) in its Federal Taxpayer Identification Number or organizational identification number or (v) in its jurisdiction of organization.  Each Grantor agrees to promptly provide the Security Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph (a).  Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Security Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Article 9 Collateral.  Each Grantor agrees promptly to notify the Security Agent if any material portion of the Article 9 Collateral owned or held by such Grantor is damaged or destroyed.

(b)  Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Article 9 Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged and, at such time or times, after the occurrence and during the continuance of an Event of Default as the Security Agent may reasonably request, promptly to prepare

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and deliver to the Security Agent a duly certified schedule or schedules in form and detail satisfactory to the Security Agent showing the identity, amount and location of any and all Article 9 Collateral.

(c)  Each Grantor shall, at its own expense, take any and all actions reasonably necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Security Agent in the Article 9 Collateral and the priority thereof against any Liens other than any Permitted Lien or other Liens contemplated in the Intercreditor Agreement.

(d)  Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Security Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Security Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to identify specifically any asset or item that may constitute Copyrights, Licenses, Patents or Trademarks; provided that any Grantor shall have the right, exercisable within 30 days after it has been notified by the Security Agent of the specific identification of such Collateral, to advise the Security Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral.  Each Grantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Collateral within 45 days after the date it has been notified by the Security Agent of the specific identification of such Collateral.

(e)  The Security Agent and such Persons as the Security Agent may reasonably designate shall have the right, at the Grantors’ own cost and expense, to inspect the Article 9 Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Article 9 Collateral is located, to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants, all in accordance with and subject to the terms and conditions relating to inspections as set forth in Section 9.06 of the Credit Agreement, and to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting, with advance notice to and in coordination with the Grantors (unless an Event of Default has occurred and is continuing) Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification.  The Security Agent shall have the absolute right to share any information it gains from such inspection or

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verification with any Lender (it being understood that any such information shall be deemed to be “Confidential Information” subject to the provisions of Section 13.16 of the Credit Agreement).

(f)  At its option, the Security Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement after written notice thereof is delivered to Holdings by the Security Agent, and each Grantor jointly and severally agrees to reimburse the Security Agent on demand for any payment made or any expense incurred by the Security Agent pursuant to the foregoing authorization; provided that nothing in this paragraph (f) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Security Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(g)  Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, Agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Security Agent and the Secured Parties from and against any and all liability for such performance.

(h)  None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as permitted by the Credit Agreement.  None of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral except that unless and until the Security Agent shall notify the Grantors in writing that an Event of Default shall have occurred and be continuing and that during the continuance thereof the Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Article 9 Collateral, the Grantors may use and dispose of the Article 9 Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Loan Document.

(i)  None of the Grantors will, without the Security Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, compromises, settlements, releases, credits or discounts granted or made in the ordinary course of business.

(j)  The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment

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in accordance with the requirements set forth in Section 9.02 of the Credit Agreement.  Each Grantor irrevocably makes, constitutes and appoints the Security Agent (and all officers, employees or agents designated by the Security Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Security Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, upon notice to Holdings obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Security Agent deems advisable.  All sums disbursed by the Security Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Security Agent and shall be additional U.S. Secured Obligations secured hereby.

(k)  Each Grantor shall maintain, in form and manner reasonably satisfactory to the Security Agent, records of its Chattel Paper and its books, records and documents evidencing or pertaining thereto.

(l)  Each Grantor will keep and maintain at its own cost and expense accurate records of its Accounts and Contracts, including, but not limited to, originals or copies of all material documentation (including each Contract) with respect thereto, material records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith, and such Grantor will make the same available, in accordance with and subject to the terms and conditions relating to inspections set forth in the Credit Agreement to the Security Agent for inspection at such Grantor’s own cost and expense.  Upon the occurrence and during the continuance of an Event of Default and at the request of the Security Agent, such Grantor shall, at its own cost and expense, deliver all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts) and such books and records to the Security Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor).  If the Security Agent so directs, upon the occurrence and during the continuance of an Event of Default, such Grantor shall legend, in form and manner satisfactory to the Security Agent, the Accounts and the Contracts, as well as books, records and documents (if any) of such Grantor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Security Agent and that the Security Agent has a security interest therein.

(m)  Upon the occurrence and during the continuance of an Event of Default, if the Security Agent so directs any Grantor in writing, such Grantor agrees (x) to cause all payments on account of the Accounts and Contracts to be made directly to a Cash Collateral Account, (y) that the Security Agent may, at its option, directly notify

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the obligors with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in the preceding clause (x), and (z) that the Security Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Grantor.  Without notice to or assent by any Grantor, the Security Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, a Cash Collateral Account toward the payment of the U.S. Secured Obligations in the manner provided in Section 5.02 of this Agreement.  The reasonable costs and expenses of collection (including reasonable attorneys’ fees), whether incurred by a Grantor or the Security Agent, shall be borne by the relevant Grantor.  The Security Agent shall deliver a copy of each notice referred to in the preceding clause (y) to the relevant Grantor, provided that the failure by the Security Agent to so notify such Grantor shall not affect the effectiveness of such notice or the other rights of the Security Agent created by this clause (m).

(n)  Except as permitted by clause (i) above, each Grantor shall endeavor in accordance with reasonable business practices to cause to be collected from the account debtor named in each of its Accounts or obligor under any Contract, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or Contract, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such Contract.

(o)  Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts and Contracts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts or such Contracts, as the case may be.  Neither the Security Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) or any Contract by reason of or arising out of this Agreement or the receipt by the Security Agent or any other Secured Party of any payment relating to such Account or Contract, as the case may be, pursuant hereto, nor shall the Security Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto) or any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto) or any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

SECTION 4.04.  Other Actions.  In order to further insure the attachment, perfection and priority of, and the ability of the Security Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

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(a) Instruments and Tangible Chattel Paper.  In accordance with and in furtherance of Article III, if any Grantor shall at any time hold or acquire any Instruments (other than any Instrument with a face amount of less than $5,000,000 so long as the aggregate principal amount of Instruments under this exclusion does not exceed $10,000,000 ) or Tangible Chattel Paper with a value of $2,500,000 or more, such Grantor shall forthwith endorse, assign and deliver the same to the Security Agent (or the Term Loan Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement), accompanied by such instruments of transfer or assignment duly executed in blank as the Security Agent may from time to time reasonably request.

(b) Deposit Accounts.  For each Deposit Account (or any other demand, time, savings, passbook or similar account whose jurisdiction (determined in accordance with Section 9-304 of the UCC) is within a State of the United States) that any Grantor at any time opens or maintains (other than Excluded Accounts but including each Term Sweep Account that is a Deposit Account), such Grantor shall cause the depositary bank to enter into a Control Agreement with such Grantor and the Security Agent (which Control Agreement may also be for the benefit of the Term Loan Agent); provided that so long as no Dominion Period then exists no Control Agreement shall be required to be entered into until the later of (A) the date that is 60 days after the Funding Date (or such later date as agreed in writing by the Administrative Agent in its sole discretion, or, with respect to any extension of the period for compliance with this paragraph beyond 90 days from the date that is 60 days after the Funding Date, as agreed in writing by the Co-Collateral Agents in their sole discretion) and (B) in the case of deposit accounts opened after the Funding Date, at the time of the establishment of the respective deposit account (or such later date as agreed in writing by the Administrative Agent in its sole discretion).  The Security Agent agrees with each Grantor that the Security Agent shall not exercise dominion and control over, or give any instructions or withhold any withdrawal rights from any Grantor, with respect to such accounts or any funds in such accounts, unless an Event of Default or Dominion Period has occurred and is continuing.

(c) Investment Property.  Except with respect to any Equity Interest issued by any Subsidiary, if any Grantor shall at any time hold or acquire any certificated securities (other than any Excluded Investment Property) required to be pledged hereunder, such Grantor shall forthwith endorse, assign and deliver the same to the Security Agent (or the Term Loan Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement), accompanied by such instruments of transfer or assignment duly executed in blank as the Security Agent may from time to time specify.  Except with respect to any Equity Interest issued by any Subsidiary, if any securities (other than any Excluded Investment Property) now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall promptly notify the Security Agent thereof and, at the Security Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Security Agent, (i) cause such securities to be certificated and

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comply with the requirements of the foregoing sentence, (ii) cause the issuer to agree to comply with instructions from the Security Agent (or the Term Loan Agent or Permitted Notes Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement) as to such securities, without further consent of any Grantor or such nominee, or (iii) arrange for the Security Agent (or the Term Loan Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement),  to become the registered owner of such securities.  If any Grantor holds any Investment Property (other than any Excluded Investment Property), whether certificated or uncertificated, or other Investment Property (other than any Excluded Investment Property) now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a Securities Intermediary or Commodity Intermediary, except with respect to any Equity Interest issued by any Subsidiary, Grantor shall promptly notify the Security Agent thereof and, at the Security Agent’s request and option, pursuant to a Control Agreement (which Control Agreement may also be for the benefit of the Term Loan Agent or Permitted Notes Agent) in form and substance reasonably satisfactory to the Security Agent, either (i) cause such Securities Intermediary or Commodity Intermediary, as the case may be, to agree to comply with Entitlement Orders or other Instructions from the Security Agent (or the Term Loan Agent or Permitted Notes Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement) to such Securities Intermediary as to such Security Entitlements or to apply any value distributed on account of any Commodity Contract as directed by the Security Agent (or the Term Loan Agent or Permitted Notes Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement) to such Commodity Intermediary, as the case may be, in each case without further consent of any Grantor, such nominee, or any other Person, or (ii) in the case of Financial Assets or other Investment Property (other than any Excluded Investment Property) held through a Securities Intermediary, arrange for the Security Agent (or the Term Loan Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement) to become the Entitlement Holder with respect to such Investment Property, with the Grantor being permitted, only with the consent of the Security Agent, to exercise rights to withdraw or otherwise deal with such Investment Property; provided that so long as no Dominion Period then exists no Control Agreement shall be required to be entered into pursuant to this Section 4.04(c) until the later of (A) the date that is 60 days after the Funding Date (or such later date as agreed in writing by the Administrative Agent in its sole discretion, or, with respect to any extension of the period for compliance with this paragraph beyond 90 days from the date that is 60 days after the Funding Date, as agreed in writing by the Co-Collateral Agents in their sole discretion) and (B) in the case of Securities Accounts and Commodities Accounts opened after the Funding Date, at the time of the establishment of the respective Securities Accounts or Commodities Accounts, as the case may be (or such later date as agreed in writing by the Administrative Agent in its sole discretion).  The Security Agent agrees with each of the Grantors that the Security Agent (or the Term Loan Agent or Permitted Notes Agent or a designated bailee for purposes of perfection,

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in accordance with the Intercreditor Agreement) shall not give any such Entitlement Orders or Instructions or directions to any such issuer, Securities Intermediary or Commodity Intermediary, and shall not exercise dominion and control over, or withhold its consent to, the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default or Dominion Period has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights, would occur.

(d) Intentionally Omitted.

(e) Electronic Chattel Paper and Transferable Records.  If any Grantor at any time holds or acquires an interest in any Electronic Chattel Paper or any “transferable record”, as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Security Agent thereof and, at the request of the Security Agent, and subject to the rights of the Term Loan Agent and Permitted Notes Agent under the Intercreditor Agreement, shall take such action as the Security Agent may reasonably request to vest in the Security Agent control under New York UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The Security Agent agrees with such Grantor that the Security Agent will arrange, pursuant to procedures reasonably satisfactory to the Security Agent and so long as such procedures will not result in the Security Agent’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

(f) Letter-of-Credit Rights.  If any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Grantor with a face amount greater than $2,500,000, such Grantor shall promptly notify the Security Agent thereof and, at the request and option of the Security Agent, and subject to the rights of the Term Loan Agent and Permitted Notes Agent under the Intercreditor Agreement, such Grantor shall use commercially reasonable efforts to, pursuant to an agreement in form and substance reasonably satisfactory to the Security Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Security Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Security Agent to become the transferee beneficiary of the letter of credit, with the Security Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be

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paid to the applicable Grantor unless an Event of Default has occurred or is continuing.

(g)  Commercial Tort Claims.  If any Grantor shall at any time hold a Commercial Tort Claim in which such Grantor is claimant that exceeds $5,000,000 in reasonable estimated value, the Grantor shall promptly notify the Security Agent thereof in a writing signed by such Grantor, including a summary description of such claim, and grant to the Security Agent, subject to the rights of the Term Loan Agent and Permitted Notes Agent under the Intercreditor Agreement, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Security Agent.  Each such summary description delivered after the date of this Agreement shall be attached hereto as a supplement to Schedule IV and made a part hereof.

(h) Collateral Access Agreements.  Each Grantor shall use commercially reasonable efforts to obtain a Collateral Access Agreement from (i) the lessor of each leased property which is leased by such Grantor or the mortgagee of any real property owned by such Grantor and which is subject to a mortgage or deed of trust (other than a mortgage or deed of trust that is contemplated in the Intercreditor Agreement), in each case where the fair market value of the Collateral located at such leased or mortgaged property exceeds $5,000,000 and (ii) the bailee or consignee with respect to any third party warehouse, processor converter facility or other similar location where Collateral with a fair market value exceeding $2,000,000 is stored or located, which agreement or letter shall provide access rights and shall otherwise be reasonably satisfactory in form and substance to the Security Agent.  Each Grantor shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or third party warehouse where any Collateral is or may be located, except where the failure to pay or perform could not reasonably be expected to have a Material Adverse Effect.

(i) Each Grantor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Security Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, including any and all actions as may be necessary or required under the Federal Assignment of Claims Act, relating to its Accounts, Contracts, Instruments and other property or rights covered by the security interest hereby granted, as the Security Agent may reasonably require and consistent with the other terms and conditions of this Agreement and the Credit Agreement.

SECTION 4.05.  Covenants Regarding Patent, Trademark and Copyright Collateral.  (a)  Each Grantor agrees that it will not do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent may become invalidated or dedicated to

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the public, except where failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect, and agrees that it shall continue to mark any products covered by a Patent that is material to the conduct of such Grantor’s business with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws except where the failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect.

(b)  Each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark material to the conduct of the business of Holdings and its Subsidiaries, taken as a whole, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights, except where the failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect.

(c)  Each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a Copyright material to the business of Holdings and its Subsidiaries, taken as a whole, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws, except where the failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect.

(d)  Each Grantor shall notify the Security Agent promptly if it knows or has reason to know that any Patent, Trademark or Copyright material to the conduct of the business of Holdings and its Subsidiaries, taken as a whole, may become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any Patent, Trademark or Copyright material to the conduct of the business of Holdings and its Subsidiaries, taken as a whole, its right to register the same, or its right to keep and maintain the same.

(e)  Each Grantor agrees to promptly notify the Security Agent if such Grantor, either itself or through any agent, employee, licensee or designee, file an application for any Patent, Trademark or Copyright (or for the registration of any Trademark or Copyright) which is material to the Grantor’s business taken as a whole with the United States Patent and Trademark Office or the United States Copyright Office, and, upon request of the Security Agent, such Grantor agrees to execute and deliver IP Security Agreements (in a form similar to the IP Security Agreements executed and delivered on the date hereof) as the Security Agent may reasonably request to evidence the Security Agent’s security interest in such Patent, Trademark or Copyright, and each Grantor hereby appoints the Security Agent as its attorney-in-fact to execute

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and file such agreements for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.

(f)  Each Grantor will take all reasonably necessary steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of the business of Holdings and the Subsidiaries, taken as a whole, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancelation proceedings against third parties; provided that, to the extent consistent with the Credit Agreement, no Grantor shall be obligated to pursue, preserve or maintain any Patent, Trademark or Copyright in the event such Grantor determines, in its reasonable business judgment, that the preservation of such Patent, Trademark or Copyright is no longer desirable in the conduct of its business.

(g)  Upon and during the continuance of an Event of Default, each Grantor shall, if requested by the Security Agent, use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License to effect the assignment of all such Grantor’s right, title and interest thereunder to the Security Agent or its designee.

ARTICLE V

Remedies

SECTION 5.01.  Remedies Upon Default.  Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Security Agent (or the Term Loan Agent or Permitted Notes Agent or a designated bailee for purposes of perfection, in accordance with the Intercreditor Agreement) on demand, and it is agreed that the Security Agent shall have the right to take any of or all the following actions at the same or different times:  (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Security Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Security Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under this Agreement,

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the Uniform Commercial Code or other applicable law.  Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, each Grantor agrees that the Security Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Security Agent shall deem appropriate.  The Security Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Security Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold.  Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Security Agent shall give the applicable Grantors 10 days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Security Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Security Agent may fix and state in the notice (if any) of such sale.  At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Security Agent may (in its sole and absolute discretion) determine.  The Security Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Security Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Security Agent until the sale price is paid by the purchaser or purchasers thereof, but the Security Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a

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credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Security Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Security Agent shall have entered into such an agreement all Events of Default shall have been remedied and the U.S. Secured Obligations paid in full.  As an alternative to exercising the power of sale herein conferred upon it, the Security Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02.  Application of Proceeds.  The Security Agent shall, subject to the applicable provisions of the Intercreditor Agreement, apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, and the amounts paid or caused to be paid by any Guarantor in accordance with Article II, as set forth in Section 11.02 of the Credit Agreement.

The Security Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Security Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Security Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Security Agent or such officer or be answerable in any way for the misapplication thereof.  It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the U.S. Secured Obligations.

SECTION 5.03.  Grant of License to Use Intellectual Property.  For the purpose of enabling the Security Agent to exercise rights and remedies under this Agreement at such time as the Security Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Security Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.  The use of such license by the Security Agent may only be exercised, at the option of the Security Agent, upon the occurrence and during the continuation of an Event of Default after written notice is given to Holdings of the Security Agent’s election to exercise such license; provided that

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any license, sublicense or other transaction entered into by the Security Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.  In operating under the license granted by each Grantor pursuant to this Section 5.03, the Security Agent agrees that the goods sold and services rendered under any Trademarks shall be of a nature and quality substantially consistent with those theretofore offered under such Trademarks by such Grantor and such Grantor shall have the right to inspect during the term of such license, at any reasonable time or times upon reasonable notice to the Security Agent, and at such Grantor’s own cost and expense, representative samples of goods sold and services rendered under such Trademarks.

SECTION 5.04.  Securities Act.  In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder.  Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Security Agent if the Security Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Security Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect.  Each Grantor recognizes that in light of such restrictions and limitations the Security Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Security Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale.  Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions.  In the event of any such sale, the Security Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Security Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached.  The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Security Agent sells.

SECTION 5.05.  Registration.  Each Grantor agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the

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Security Agent desires to sell any of the Pledged Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Security Agent, use commercially reasonable efforts to take or to cause the issuer of such Pledged Collateral to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Security Agent to permit the public sale of such Pledged Collateral.  Each Grantor further agrees to indemnify, defend and hold harmless the Security Agent, each other Secured Party, any underwriter and their respective affiliates and their respective officers, directors, affiliates and controlling persons from and against all loss, liability, expenses, costs of counsel (including reasonable fees and expenses to the Security Agent of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Grantor or the issuer of such Pledged Collateral by the Security Agent or any other Secured Party expressly for use therein.  Each Grantor further agrees, upon such written request referred to above, to use commercially reasonable efforts to qualify, file or register, or cause the issuer of such Pledged Collateral to qualify, file or register, any of the Pledged Collateral under the Blue Sky or other securities laws of such states as may be requested by the Security Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations.  Each Grantor will bear all costs and expenses of carrying out its obligations under this Section 5.05.  Each Grantor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 5.05 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 5.05 may be specifically enforced.

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.01.  Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), Holdings agrees that (a) in the event a payment of an obligation shall be made by any Guarantor under this Agreement, Holdings shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part an obligation owed to any Secured Party, Holdings shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02.  Contribution and Subrogation.  Each Guarantor and Grantor (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any U.S. Secured

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Obligation or assets of any other Grantor (other than any Borrower) shall be sold pursuant to any Security Document to satisfy any U.S. Secured Obligation owed to any Secured Party and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by Holdings as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors and Grantors on the date hereof (or, in the case of any Guarantor or Grantor becoming a party hereto pursuant to Section 7.14, the date of the supplement hereto executed and delivered by such Guarantor or Grantor).  Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.

SECTION 6.03.  Subordination.  (a)  Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the U.S. Secured Obligations.  No failure on the part of any Borrower or any Guarantor or Grantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.

(b)  Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed to it by, or by it to, as the case may be, any other Guarantor, Grantor or any other Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the U.S. Secured Obligations.

ARTICLE VII

Miscellaneous

SECTION 7.01.  Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 13.03 of the Credit Agreement.  All communications and notices hereunder to any Subsidiary Party shall be given to it in care of Holdings as provided in Section 13.03 of the Credit Agreement.

SECTION 7.02.  Waivers; Amendment.  (a)  No failure or delay by the Security Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Security Agent and

35

the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any U.S. Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Security Agent or any Lender may have had notice or knowledge of such Default at the time.  No notice or demand on any U.S. Loan Party in any case shall entitle any U.S. Loan Party to any other or further notice or demand in similar or other circumstances.

(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Security Agent and the U.S. Loan Party or U.S. Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 13.12 of the Credit Agreement.

SECTION 7.03.  Security Agent’s Fees and Expenses; Indemnification.  (a)  The parties hereto agree that the Security Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder as provided in Section 13.01 of the Credit Agreement.

(b)  Without limitation of its indemnification obligations under the other Loan Documents, each Grantor and each Guarantor jointly and severally agrees to indemnify the Security Agent against, and hold the Security Agent harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, disbursements and other charges, incurred by or asserted against the Security Agent arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing, or any agreement or instrument contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or wilful misconduct of the Security Agent.

(c)  Any such amounts payable as provided hereunder shall be additional U.S. Secured Obligations secured hereby and by the other Security Documents.  The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the U.S. Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Security Agent or any other Secured Party.  All amounts due under this Section 7.03 shall be payable on written demand therefor.

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SECTION 7.04.  Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor, Grantor or the Security Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.05.  Survival of Agreement.  All covenants, agreements, representations and warranties made by the U.S. Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans or issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Security Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as any Loan Document Obligation or any other amount payable under any Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated.

SECTION 7.06.  Counterparts; Effectiveness; Several Agreement.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Agreement by facsimile or other electronic imaging shall be as effective as delivery of a manually signed counterpart of this Agreement.  This Agreement shall become effective as to any U.S. Loan Party when a counterpart hereof executed on behalf of such U.S. Loan Party shall have been delivered to the Security Agent and a counterpart hereof shall have been executed on behalf of the Security Agent, and thereafter shall be binding upon such U.S. Loan Party and the Security Agent and their respective permitted successors and assigns, and shall inure to the benefit of such U.S. Loan Party, the Security Agent and the other Secured Parties and their respective successors and assigns, except that no U.S. Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly permitted by the Credit Agreement.  This Agreement shall be construed as a separate agreement with respect to each U.S. Loan Party and may be amended, modified, supplemented, waived or released with respect to any U.S. Loan Party without the approval of any other U.S. Loan Party and without affecting the obligations of any other U.S. Loan Party hereunder.

SECTION 7.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the

37

economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.08.  Right of Set-Off.  (a)  Each U.S. Loan Party expressly agrees to the provisions set forth in Section 13.02 of the Credit Agreement with the same force and effect as if such provisions were set forth in full herein.

(b)  Notwithstanding anything to the contrary contained in this Agreement, at any time that the U.S. Secured Obligations shall be secured by any real property located in the State of California, no Secured Party shall exercise any right of set-off, lien or counterclaim or take any court or administrative action or institute any proceedings to enforce any provision of this Agreement without the prior consent of the Security Agent or the Required Lenders or, to the extent required by Section 13.12 of the Credit Agreement, all of the Lenders, if such setoff or action or proceeding would or might (pursuant to Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure or Section 2924 of the California Civil Code, if applicable, or otherwise) affect or impair the validity, priority, or enforceability of the liens granted to the Security Agent pursuant to this Agreement or the other Security Documents or the enforceability of the Obligations hereunder, and any attempted exercise by any Secured Party or the Security Agent of any such right without obtaining such consent of the Required Lenders or the Security Agent shall be null and void.  It is understood and agreed that the foregoing sentence of this Section 7.08(b) is for the sole benefit of the Secured Parties and may be amended, modified or waived in any respect by the Required Lenders (without any requirement of prior notice to or consent by any U.S. Loan Party or any other Person) and does not constitute a waiver of any rights against any U.S. Loan Party or against any Collateral.

SECTION 7.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, including Sections 5-1401 and 5-1402 of Title 14 of the New York General Obligations Law but excluding all other choice of law and conflicts of laws rules thereof.

(b)  Each of the U.S. Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other U.S. Loan Document shall affect any right that the Security Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other U.S. Loan

38

Document against any Grantor or Guarantor, or its properties in the courts of any jurisdiction.

(c)  Each of the U.S. Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) above.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

SECTION 7.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.12.  Security Interest Absolute.  All rights of the Security Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor and Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the U.S. Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the U.S. Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or

39

departure from any guarantee, securing or guaranteeing all or any of the U.S. Secured Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or Guarantor in respect of the U.S. Secured Obligations or this Agreement.

SECTION 7.13.  Termination or Release.  (a)  This Agreement, the Guarantees made herein, the Security Interest, the grant of a security interest in the Pledged Collateral and all other security interests granted hereby shall terminate upon the payment in full in cash of the Loans and all the other Loan Document Obligations (other than unasserted contingent and indemnification obligations), termination of all Commitments and Incremental Commitments and reduction of all exposure under any Letters of Credit issued and any Bankers’ Acceptances to zero (or the making of other arrangements satisfactory to the issuers thereof).

(b)  A Subsidiary Party (other than any Borrower) shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Party (other than any Borrower) shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Party (other than any Borrower) ceases to be a Subsidiary; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c)  Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement (other than a sale or other transfer to a U.S. Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 12.10 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d)  At any time that a Grantor desires that the Security Agent take any action to acknowledge or give effect to any release of a Grantor or Collateral pursuant to the foregoing Section 7.13(a), (b) or (c), Holdings shall deliver to the Security Agent a certificate signed by a principal executive officer of Holdings stating that the release of the respective Grantor or Collateral is permitted pursuant to such Section 7.13(a), (b) or (c).  In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Security Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release; provided, however, that (i) the Security Agent shall not be required to execute any such document on terms which, in its opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the U.S. Secured Obligations or any Liens upon (or obligations of Holdings or any of the Subsidiaries in respect of) all interests in Collateral retained by Holdings or any of the Subsidiaries.  Any execution and delivery of documents pursuant to this Section 7.13 shall be without recourse to or warranty by the Security Agent.

(e)  The Security Agent shall have no liability whatsoever to any other Secured Party as the result of any release of any Subsidiary Party or Collateral by it in

40

accordance with (or which the Security Agent in good faith believes to be in accordance with) this Section 7.13.

SECTION 7.14.  Additional Subsidiaries.  Pursuant to Sections 9.09, 10.05(f) and 10.15 of the Credit Agreement, certain Domestic Subsidiaries of Holdings are required to enter into this Agreement as a Subsidiary Party.  Upon execution and delivery by the Security Agent and a Subsidiary of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein.  The execution and delivery of any such instrument shall not require the consent of any other U.S. Loan Party hereunder.  The rights and obligations of each U.S. Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new U.S. Loan Party as a party to this Agreement.

SECTION 7.15.  Security Agent Appointed Attorney-in-Fact.  Each Grantor hereby appoints the Security Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Security Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, the Security Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Security Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to make, settle and adjust claims in respect of Article 9 Collateral under policies of insurance and to endorse the name of such Grantor on any check, draft, instrument or any other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; (h) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Security Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Security Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Security Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Security Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  The Security Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers

41

granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct.

SECTION 7.16.  Recourse.  This Agreement is made with full recourse to each U.S. Loan Party and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such U.S. Loan Party contained herein, in the Loan Documents, Hedging Agreements or Secured Cash Management Agreements and otherwise in writing in connection herewith or therewith.

SECTION 7.17.  Intercreditor Agreement; Possession and Control of Term Priority Collateral.  Notwithstanding anything herein to the contrary, the Liens granted to the Security Agent under this Agreement and the exercise of the rights and remedies of the Security Agent hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.  At any time prior to the Discharge of Term Loan Credit Obligations, no Grantor shall be required to take or refrain from taking any action at the request of the Security Agent with respect to any Term Priority Collateral if such action or inaction would be inconsistent with (i) any action or inaction affirmatively requested by the Term Loan Agent in accordance with the Term Facility Documents or (ii) any action or inaction affirmatively required by any of the provisions of the Term Facility Documents.  Without limiting the foregoing, at any time prior to the Discharge of Term Loan Credit Obligations, any provision hereof (a) requiring Grantors to deliver possession of any Term Priority Collateral to the Security Agent or its representatives, or to cause the Security Agent or its representatives to control any Term Priority Collateral, shall be deemed to have been complied with if and for so long as the Term Loan Agent shall have such possession or control for the benefit of the Secured Parties and as bailee or sub-agent of the Security Agent as provided in the Intercreditor Agreement or (b) requiring Grantors to name the Security Agent as an additional insured or a loss payee under any insurance policy or a beneficiary of any letter of credit, such requirement shall have been complied with if any such insurance policy or letter of credit also names the Term Loan Agent as an additional insured, loss payee or beneficiary, as the case may be, in each pursuant to the terms of the Intercreditor Agreement.  Notwithstanding anything to the contrary herein but subject to the Intercreditor Agreement, in the event the Term Loan Credit Documents or the Permitted Notes Documents provide for the grant of a security interest or pledge over the assets of any Grantor and such assets do not otherwise constitute Collateral under this Agreement or any other Loan Document, such Grantor shall (a) promptly grant a security interest in or pledge such assets to secure the U.S. Secured Obligations (including by consenting to any control agreement with respect to Investment Property in any Securities Account), (b) promptly take any actions necessary to perfect such security interest or pledge that is required under the Term Loan Credit Documents or Permitted Notes Documents, as applicable, and (c) take all other steps reasonably requested by the Security Agent in connection with the foregoing.

SECTION 7.18.  Waivers by Loan Parties with Respect to California Real Property.  (a)  Each U.S. Loan Party hereby acknowledges and affirms that it

42

understands that to the extent the U.S. Secured Obligations are secured by real property located in the State of California, such U.S. Loan Party shall be liable for the full amount of the liability hereunder notwithstanding foreclosure on such real property by trustee sale or any other reason impairing such U.S. Loan Party’s or any Secured Parties’ right to proceed against any Borrower, any other Guaranteed Party or any other guarantor of the U.S. Secured Obligations.

(b)  Each U.S. Loan Party hereby waives (to the fullest extent permitted by applicable law) all rights and benefits under Section 580a, 580b, 580d and 726 of the California Code of Civil Procedure.  Each U.S. Loan Party hereby further waives (to the fullest extent permitted by applicable law), without limiting the generality of the foregoing or any other provision hereof, all rights and benefits which might otherwise be available to such U.S. Loan Party under Sections 2809, 2810, 2815, 2819, 2821, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 of the California Civil Code.

(c)  Until the U.S. Secured Obligations have been paid in full in cash, each U.S. Loan Party waives its rights of subrogation and reimbursement and any other rights and defenses available to such U.S. Loan Party by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, including, without limitation, (1) any defenses such U.S. Loan Party may have to this Agreement by reason of an election of remedies by the Secured Parties and (2) any rights or defenses such U.S. Loan Party may have by reason of protection afforded to any Borrower or any other Guaranteed Party pursuant to the antideficiency or other laws of California limiting or discharging such Borrower’s or such other Guaranteed Party’s indebtedness, including, without limitation, Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.  In furtherance of such provisions, each U.S. Loan Party hereby waives all rights and defenses arising out of an election of remedies by the Secured Parties, even though that election of remedies, such as a nonjudicial foreclosure, destroys such U.S. Loan Party’s rights of subrogation and reimbursement against any Borrower or any other Guaranteed Party by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

SECTION 7.19.  The Security Agent and the other Secured Parties.  The Security Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement.  It is expressly understood and agreed that the obligations of the Security Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement, the Intercreditor Agreement and in Section 12 of the Credit Agreement.  The Security Agent shall act hereunder on the terms and conditions set forth herein and in Section 12 of the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[SMURFIT-STONE CONTAINER CORPORATION]

by

Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Security Agent,

by

Name:
Title:

Schedule I to

the Guarantee and

Collateral Agreement

SUBSIDIARY PARTIES

Schedule II to

the Guarantee and

Collateral Agreement

PLEDGED EQUITY INTERESTS

Holder	Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

PLEDGED DEBT SECURITIES

Holder	Issuer	Principal Amount	Date of Note	Maturity Date

Schedule III to

the Guarantee and

Collateral Agreement

U.S. COPYRIGHTS OWNED BY [NAME OF GRANTOR]

[Create a separate page of Schedule III for each Grantor and state if no copyrights are owned.  List in numerical order by Registration No.]

U.S. Copyright Registrations

Title	Reg. No.	Author

Pending U.S. Copyright Applications for Registration

Title	Author	Class	Date Filed

LICENSES

[Create a separate page of Schedule III for each Grantor, and state if any Grantor is not a party to a license/sublicense.]

I.  Material Licenses/Sublicensees of [Name of Grantor] as Licensor on Date Hereof

A.  Copyrights

[List material U.S. copyrights in numerical order by Registration No.]

U.S. Copyrights

Licensee Name and Address	Date of License/ Sublicense	Title of U.S. Copyright	Author	Reg. No.

B.  Patents

[List material U.S. patent nos. and U.S. patent application nos. in numerical order.]

U.S. Patents

Licensee Name and Address	Date of License/ Sublicense	Issue Date	Patent No.

U.S. Patent Applications

Licensee Name and Address	Date of License/ Sublicense	Date Filed	Application No.

C.  Trademarks

[List material U.S. trademark nos. and U.S. trademark application nos. in numerical order.]

2

U.S. Trademarks

Licensee Name and Address	Date of License/ Sublicense	U.S. Mark	Reg. Date	Reg. No.

U.S. Trademark Applications

Licensee Name and Address	Date of License/ Sublicense	U.S. Mark	Date Filed	Application No.

3

II. Material  Licensees/Sublicenses of [Name of Grantor] as Licensee on Date Hereof

A.  Copyrights

[List material U.S. copyrights in numerical order by Registration No.]

U.S. Copyrights

Licensor Name and Address	Date of License/ Sublicense	Title of U.S. Copyright	Author	Reg. No.

B.  Patents

[List material U.S. patent nos. and U.S. patent application nos. in numerical order.]

U.S. Patents

Licensor Name and Address	Date of License/ Sublicense	Issue Date	Patent No.

U.S. Patent Applications

Licensor Name and Address	Date of License/ Sublicense	Date Filed	Application No.

C.  Trademarks

[List material U.S. trademark nos. and U.S. trademark application nos. in numerical order.]

U.S. Trademarks

Licensor Name and Address	Date of License/ Sublicense	U.S. Mark	Reg. Date	Reg. No.

4

U.S. Trademark Applications

Licensor Name and Address	Date of License/ Sublicense	U.S. Mark	Date Filed	Application No.

5

PATENTS OWNED BY [NAME OF GRANTOR]

[Create a separate page of Schedule III for each Grantor and state if no patents are owned.  List in numerical order by Patent No./Patent Application No.]

U.S. Patent Registrations

Patent Numbers	Issue Date

U.S. Patent Applications

Patent Application No.	Filing Date

6

TRADEMARK/TRADE NAMES OWNED BY [NAME OF GRANTOR]

[Create a separate page of Schedule III for each Grantor and state if no trademarks/trade names are owned.  List in numerical order by trademark registration/application no.]

U.S. Trademark Registrations

Mark	Reg. Date	Reg. No.

U.S. Trademark Applications

Mark	Filing Date	Application No.

7

Schedule IV to

the Guarantee and

Collateral Agreement

COMMERCIAL TORT CLAIMS

Exhibit I to the

Guarantee and

Collateral Agreement

SUPPLEMENT NO.      dated as of [            ], to the Guarantee and Collateral Agreement dated as of [      ], 2010, among SMURFIT-STONE CONTAINER CORPORATION, a Delaware corporation, each Subsidiary party thereto (each such subsidiary individually a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors and Holdings are referred to collectively herein as the “Grantors”) and DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as Security Agent (in such capacity, the “Security Agent”)(the “Guaranty and Collateral Agreement”).

A.  Reference is made to the ABL Credit Agreement dated as of [     ], 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc., certain Subsidiaries of Holdings from time to time party thereto, the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent.

B.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee and Collateral Agreement referred to therein.

C.  The Grantors have entered into the Guarantee and Collateral Agreement in order to induce the Lenders to make Loans and issue Letters of Credit to the Borrowers.  Section 7.14 of Guarantee and Collateral Agreement provides that additional Domestic Subsidiaries of Holdings may become Subsidiary Parties under the Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Party under the Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans and issue Letters of Credit to the Borrowers and as consideration for Loans previously made to the Borrowers and Letters of Credit previously issued.

Accordingly, the Security Agent and the New Subsidiary agree as follows:

SECTION 1.  In accordance with Section 7.14 of the Guarantee and Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party, Grantor and Guarantor under the Guarantee and Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Party, Grantor and Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Subsidiary Party, Grantor and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and Guarantor thereunder are true and correct on and as of the date hereof.  In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the U.S. Secured Obligations (as defined in the Credit Agreement), does hereby create and grant to the Security Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Guarantee and Collateral Agreement) of the New Subsidiary.  Each reference to a “Guarantor” or “Grantor” in the Guarantee and Collateral Agreement shall be deemed to include the New Subsidiary.  The Guarantee and Collateral Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary represents and warrants to the Security Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether enforcement is sought by a proceeding in equity or at law).

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Security Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Security Agent has executed a counterpart hereof.  Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule with the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office, (b) set forth on Schedule II attached hereto is a true and correct schedule, as of the date hereof, of (i) all the Equity Interests owned by the New Subsidiary required to be pledged under Article III, setting forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof so owned by the New Subsidiary and the number of each certificate representing the same, and (ii) all debt securities and promissory notes owned by the New Subsidiary required to be pledged under Article III or Section 4.04 (c) set forth on Schedule III attached hereto is a true and correct schedule, as of the date hereof, of all Intellectual Property of the New Subsidiary that would have been required to be set forth on Schedule III to the Guarantee and Collateral Agreement and (d) set forth on Schedule IV attached hereto is a true and correct schedule, as of the date hereof, of all Commercial Tort Claims required to be disclosed under Section 4.04(g) of the Guarantee and Collateral Agreement.  The New Subsidiary shall deliver to the Security Agent a certificate executed by an Authorized Officer of the New Subsidiary setting forth the information (other than that set forth on the Schedules described above) required pursuant to the U.S. Perfection Certificate.

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SECTION 5.  Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.

SECTION 6.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF.

SECTION 7.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.  All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Guarantee and Collateral Agreement.

SECTION 9.  The New Subsidiary agrees to reimburse the Security Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Security Agent.

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IN WITNESS WHEREOF, the New Subsidiary and the Security Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

by

Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Security Agent,

by

Name:
Title:

Schedule I

to Supplement No.      to the

Guarantee and

Collateral Agreement

NEW SUBSIDIARY INFORMATION

Name	Jurisdiction of Formation	Chief Executive Office

Schedule II

to the Supplement No.      to the

Guarantee and

Collateral Agreement

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Schedule III

to the Supplement No.      to the

Guarantee and

Collateral Agreement

INTELLECTUAL PROPERTY

Schedule IV

to the Supplement No.      to the

Guarantee and

Collateral Agreement

COMMERCIAL TORT CLAIMS

Exhibit II to the

Guarantee and

Collateral Agreement

[FORM OF] PATENT AND TRADEMARK SECURITY AGREEMENT dated as of [  ] [  ], 20[  ] (this “Agreement”), among [     ] (the “Grantors”) and DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as Security Agent.

Reference is made to (a) the Credit Agreement dated as of [     ], 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc., certain Subsidiaries of Holdings from time to time party thereto, the Lenders from time to time party thereto and DBNY, as Administrative Agent, and (b) the Guarantee and Collateral Agreement dated as of [      ], 2010 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among Smurfit-Stone Container Corporation (formerly known as Smurfit-Stone Container Enterprises, Inc.), the Subsidiaries of Holdings party thereto and DBNY, as Security Agent.  The Lenders have agreed to extend credit to the Borrowers on the terms and subject to the conditions set forth in the Credit Agreement.  The obligations of the Lenders to extend such credit are conditioned on, among other things, the execution and delivery of this Agreement.  The Grantors are affiliates of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.  Accordingly, the parties hereto agree as follows:

SECTION 1.  Terms.  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement or the Credit Agreement, as applicable.  The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

SECTION 2.  Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the U.S. Secured Obligations, the Grantor hereby grants to the Security Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under any Patents now owned or at any time hereafter acquired by such Grantor, including those listed on Schedule I (the “Patent Collateral”) and any Trademarks now owned or at any time hereafter acquired by such Grantor, including those listed on Schedule II (the “Trademark Collateral”, and together with the Patent Collateral, the “Patent and Trademark Collateral”).

SECTION 3. Collateral Agreement.  The security interests granted to the Security Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Security Agent pursuant to the Collateral Agreement.  Each Grantor hereby acknowledges and affirms that the rights and remedies of the Security Agent with respect to the Patent and Trademark Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.  In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Patent and Trademark Security Agreement as of the day and year first above written.

[ ]

by

Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Security Agent,

by

Name:
Title:

Schedule I

Schedule II

Exhibit III to the

Guarantee and

Collateral Agreement

[FORM OF] COPYRIGHT SECURITY AGREEMENT dated as of [  ] [  ], 20[  ] (this “Agreement”), among [     ] (the “Grantors”) and DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as Security Agent.

Reference is made to (a) the Credit Agreement dated as of [     ], 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc., certain Subsidiaries of Holdings from time to time party thereto, the Lenders from time to time party thereto and DBNY, as Administrative Agent, and (b) the Guarantee and Collateral Agreement dated as of [      ], 2010 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among Smurfit-Stone Container Corporation (formerly known as Smurfit-Stone Container Enterprises, Inc.), the Subsidiaries of Holdings party thereto and DBNY, as Security Agent.  The Lenders have agreed to extend credit to the Borrowers on the terms and subject to the conditions set forth in the Credit Agreement.  The obligations of the Lenders to extend such credit are conditioned on, among other things, the execution and delivery of this Agreement.  The Grantors are affiliates of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.  Accordingly, the parties hereto agree as follows:

SECTION 1.  Terms.  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement or the Credit Agreement, as applicable.  The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

SECTION 2.  Grant of Security Interest.  As security for the payment or performance, as the case may be, in full of the U.S. Secured Obligations, the Grantor hereby grants to the Security Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under any Copyrights now owned or at any time hereafter acquired by such Grantor, including those listed on Schedule I, and any Copyright Licenses under which such Grantor is a licensee, including those listed on Schedule II (collectively, the “Copyright Collateral”).

SECTION 3. Collateral Agreement.  The security interests granted to the Security Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Security Agent pursuant to the Collateral Agreement.  Each Grantor hereby acknowledges and affirms that the rights and remedies of the Security Agent with respect to the Copyright Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.  In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Copyright Security Agreement as of the day and year first above written.

[ ],

by

Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Security Agent,

by

Name:
Title:

Schedule I

Schedule II

Exhibit N

to the Credit Agreement

FORM OF
CANADIAN GUARANTEE AND COLLATERAL AGREEMENT

dated as of

[      ], 2010,

among

SMURFIT-STONE CONTAINER CANADA, L.P.

THE CANADIAN SUBSIDIARIES PARTIES HERETO
and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Security Agent

i

Schedules

Schedule I                                        Canadian Subsidiary Parties

Schedule II                                    Pledged Equity Interests; Pledged Debt Securities

ii

Exhibits

Exhibit I  Form of Supplement

iii

CANADIAN GUARANTEE AND COLLATERAL AGREEMENT (this “Agreement”) dated as of [       ], 2010, among SMURFIT-STONE CONTAINER CANADA, L.P., an Ontario limited partnership, the Canadian Subsidiaries party hereto and DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as Security Agent.

Reference is made to the ABL Credit Agreement dated as of [     ], 2010 (as amended, restated, supplemented or otherwise modified from time to time (the “Credit Agreement”), among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc., certain Subsidiaries from time to time party thereto, the Lenders party thereto, DBNY, as Administrative Agent and Security Agent, and DBNY, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation, as Co-Collateral Agents.  The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement.  The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement.  The Canadian Subsidiary Parties are affiliates of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Credit Agreement.  (a)  Capitalized terms used in this Agreement, including the preamble and introductory paragraph hereto, and not otherwise defined herein have the meanings specified in the Credit Agreement.  All terms defined in the PPSA (as defined herein) and not defined in this Agreement have the meanings specified therein.

(b)  The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement.

SECTION 1.02.  Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Accounts Receivable” means all Accounts and other rights to payment for the sale, lease, license, assignment or other disposal of any Inventory or the performance of services (whether performed or to be performed), existing on the date of this Agreement or hereafter arising, whether or not earned by performance.

“Canadian Borrower” means each Canadian Subsidiary of Holdings identified on the signature pages to the Credit Agreement (together with each other Canadian Subsidiary of Holdings that becomes a Canadian Borrower pursuant to Section 9.09(b) of the Credit Agreement).

“Canadian Subsidiary” shall mean any direct or indirect subsidiary of Holdings that is incorporated or organized in Canada or any province or territory thereof.

“Canadian Subsidiary Parties” means (a) the Canadian Subsidiaries identified on Schedule I and (b) each other Canadian Subsidiary that becomes a party to this Agreement as a Canadian Subsidiary Party after the Funding Date, other than any such Canadian Subsidiary that is released from its obligations hereunder in accordance with the Credit Agreement.

“Cash Collateral Account” means a non-interest bearing cash collateral account maintained with, and in the sole dominion and control of, the Security Agent for the benefit of the Secured Parties.

“Claiming Party” has the meaning assigned to such term in Section 6.02.

“Collateral” means all PPSA Collateral in which a security interest has been granted hereunder and all Pledged Collateral.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Security Agent, between the Security Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Grantor for any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Contract Rights” means all rights of any Grantor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” means all contracts between any Grantor and one or more additional parties (including, without limitation, any Hedging Agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Contributing Party” has the meaning assigned to such term in Section 6.02.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of Canada, the United States or any other jurisdiction, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in Canada, the United States or any other jurisdiction, including registrations, recordings, supplemental registrations and

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pending applications for registration in the Canadian Intellectual Property Office, the United States Copyright Office or similar office in any other jurisdiction.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“DBNY” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Excluded Investment Property” means, at any time, Investment Property (other than those subject to Article III) held by any Grantor in the form of Equity Interests or other securities, in each case, (a) that are not publicly traded, (b) with respect to which a grant of a security interest is not prohibited or does not constitute or result in a breach or termination under the terms of, or a default under, any contract or agreement relating to such Investment Property and (c) whose book value, together with the aggregate book value of all other Excluded Investment Property, does not exceed $50,000,000 in the aggregate at such time.

“Intangibles” has the meaning given to such term in the PPSA, and includes, without limitation, all choses in action and causes of action and all other intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Hedging Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

“Grantors” means each of the Canadian Subsidiary Parties.

“Guaranteed Party” means each Canadian Borrower and each other Canadian Loan Party.

“Guarantors” means each Canadian Subsidiary Party (other than any Canadian Borrower) with respect to any Canadian Secured Obligations and each Canadian Borrower with respect to any Canadian Secured Obligations (other than monetary obligations owed by such Canadian Borrower under (i) each Loan Document, (ii) each Secured Hedging Agreement that is treated as a “Hedging Obligation” pursuant to the terms of Section 13.21 of the Credit Agreement, and (iii) each Secured Cash Management Agreement that is treated as a “Cash Management Services Obligation” pursuant to the terms of Section 13.21 of the Credit Agreement).

“Holdings” means Smurfit-Stone Container Corporation (formerly known as Smurfit-Stone Container Enterprises, Inc.).

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and

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databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to intellectual property to which any Grantor is a party.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor:  (a) all letters patent of Canada, the United States or any other jurisdiction, all registrations and recordings thereof, and all applications for letters patent of Canada, the United States or any other jurisdiction, including registrations, recordings and pending applications in the Canadian Intellectual Property Office, United States Patent and Trademark Office or similar office in any other jurisdiction, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Equity Interests” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other securities certificates or instruments now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“PPSA” means the Personal Property Security Act (Ontario), and all regulations made thereunder, as in effect from time to time; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by a Personal Property Security Act as in effect in a Canadian jurisdiction other than Ontario, or by the Civil Code of Quebec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Quebec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority in such Collateral.

“PPSA Collateral” has the meaning assigned to such term in Section 4.01.

“Securities Laws” has the meaning assigned to such term in Section 5.04.

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“Security Interest” has the meaning assigned to such term in Section 4.01.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by, or otherwise controlled by, the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor:  (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and Intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the Canadian Intellectual Property Office, the United States Patent and Trademark Office or similar office in any other jurisdiction, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“ULC” means an issuer that is an unlimited company or unlimited liability company.

“ULC Laws” means the Companies Act (Nova Scotia), the Business Corporations Act (Alberta), the Business Corporations Act (British Columbia), and any other present or future Laws governing ULCs.

“ULC Shares” means shares or other equity interests in the capital stock of a ULC.

ARTICLE II

Guarantee

SECTION 2.01.  Guarantee.  Each Guarantor unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as the primary obligation and debt of each Guarantor and not merely as a surety, the due, prompt and complete payment and performance of the Canadian Secured Obligations.  Each of the Guarantors further agrees that the Canadian Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Canadian Secured Obligation.  Each of the

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Guarantors waives presentment to, demand of payment from and protest to any Canadian Borrower or any other Guaranteed Party of any of the Canadian Secured Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02.  Guarantee of Payment.  Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Security Agent or any other Secured Party to any other Guarantor or any Guaranteed Party to any security held for the payment of the Canadian Secured Obligations or to any balance of any deposit account or credit on the books of the Security Agent or any other Secured Party in favour of any Canadian Borrower or any other Person.

SECTION 2.03.  No Limitations.  (a)  Except for termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 7.13, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than defense of payment in full in cash) or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Canadian Secured Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Security Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document, Secured Hedging Agreement, Secured Cash Management Agreement or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document, Secured Hedging Agreement, Secured Cash Management Agreement or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Security Agent or any other Secured Party for the Canadian Secured Obligations or any of them; (iv) any default, failure or delay, wilful or otherwise, in the performance of the Canadian Secured Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Canadian Secured Obligations).  Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Canadian Secured Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Canadian Secured Obligations, all without affecting the obligations of any Guarantor hereunder.

(b)  To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Canadian Borrower or any other Guaranteed Party or the unenforceability of the Canadian Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Canadian Borrower or any other Guaranteed Party, other than the indefeasible payment in full in cash of all the Canadian Secured Obligations.  The Security Agent and the other Secured Parties may, at their election, enforce any security held by one or more of them, compromise or adjust any part of the Canadian

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Secured Obligations, make any other accommodation with any Canadian Borrower or any other Guaranteed Party or exercise any other right or remedy available to them against any Canadian Borrower or any other Guaranteed Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Canadian Secured Obligations have been fully and indefeasibly paid in full in cash.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such action even though such action operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Canadian Borrower or any other Guaranteed Party, as the case may be, or any security.

SECTION 2.04.  Reinstatement.  Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Canadian Secured Obligations is rescinded or must otherwise be restored by the Security Agent or any other Secured Party upon the bankruptcy or reorganization of any Canadian Borrower, any other Guaranteed Party or otherwise.

SECTION 2.05.  Agreement To Pay; Subrogation.  In furtherance of the foregoing and not in limitation of any other right that the Security Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Canadian Borrower or any other Guaranteed Party to pay any Canadian Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Security Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Canadian Secured Obligation.  Upon payment by or on behalf of any Guarantor of any sums to the Security Agent as provided above, all rights of such Guarantor against any Canadian Borrower or any other Guaranteed Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06.  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of each Canadian Borrower’s and each other Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Canadian Secured Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Security Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Pledge of Securities

SECTION 3.01.  Pledge.  As security for the payment or performance, as the case may be, in full of the Canadian Secured Obligations, each Grantor hereby collaterally assigns and pledges to the Security Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Security Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under:

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(a)                                  the shares of capital stock and other Equity Interests of (i) each Canadian Loan Party owned by such Grantor, and of each other subsidiary owned by such Grantor that is a Material Subsidiary of such Grantor, including those listed on Schedule II, (ii) any other shares of capital stock and other Equity Interests in such Canadian Loan Party or other subsidiary that is a Canadian Loan Party owned in the future by such Grantor, and the certificates representing all such Equity Interests (all such Equity Interests referred to in clauses (i) and (ii) above being referred to as the “Pledged Equity Interests”); provided that the Pledged Equity Interests shall not include, to the extent that applicable law requires that a non-Canadian subsidiary issue directors’ qualifying shares, any such qualifying shares;

(b)                                 each promissory note evidencing intercompany Indebtedness among Canadian Loan Parties owned by and owed to such Grantor after the date hereof (the “Pledged Debt Securities”);

(c)  subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; and

(d)  all Proceeds of any of the foregoing (the items referred to in clauses (a), (b), (c) and (d) of this Section 3.01 above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Security Agent, its successors and assigns, for the ratable benefit of the Secured Parties, as security for the payment or performance, as the case may be, in full of the Canadian Secured Obligations; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 3.02.  Delivery of the Pledged Collateral.  (a)  Each Grantor agrees promptly to deliver or cause to be delivered to the Security Agent any and all Pledged Securities at any time owned by such Grantor.

(b)  Each Grantor will cause any Indebtedness for borrowed money owed to such Grantor by any Canadian Loan Party (other than any Investment Property on deposit with a Securities Intermediary) to be evidenced by a duly executed promissory note that is pledged and delivered to the Security Agent pursuant to the terms hereof.

(c)  Upon delivery to the Security Agent, (i) any Pledged Securities shall be accompanied by undated stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Security Agent and by such other instruments and documents as the Security Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Security Agent may reasonably request.  Each delivery of Pledged Securities after the date of this Agreement shall be accompanied by a schedule describing the Pledged Securities so delivered, which schedule shall be attached hereto as a supplement to Schedule II and made a part hereof; provided that failure to

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attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.

(d)  The assignment, pledges and security interests granted in Section 3.01 are granted as security only and shall not subject the Security Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Pledged Collateral.

SECTION 3.03.  Representations, Warranties and Covenants.  The Grantors jointly and severally represent, warrant and covenant to and with the Security Agent, for the benefit of the Secured Parties, that:

(a)  Schedule II correctly sets forth, as of the Funding Date, with respect to each Grantor, (i) all of the Equity Interests owned by such Grantor and required to be pledged hereunder on the Funding Date, the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof so represented by the Pledged Equity Interests and the number of each certificate representing the same and (ii) all promissory notes owned by each Grantor and required to be pledged hereunder on the Funding Date;

(b)  the Pledged Equity Interests and Pledged Debt Securities, in each case issued by Canadian Loan Parties, have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity Interests, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(c)  except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any sales, transfers or other dispositions, and mergers, consolidations and amalgamations, made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) holds the same free and clear of all Liens (other than Permitted Liens), (iii) will not pledge or hypothecate, or otherwise create a consensual Lien on, the Pledged Collateral, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than the Lien created by this Agreement and Permitted Liens), however arising, of all Persons whomsoever;

(d)  except for restrictions and limitations imposed by the Loan Documents or applicable laws (including Securities Laws) generally, and except for the requirement in the articles or other constating documents of any Canadian Subsidiary for the approval of the directors and/or shareholders of such Canadian Subsidiary for any transfers of its shares, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to (i) any option, right of first refusal, shareholders agreement or charter or by-law provisions that might prohibit, impair, delay (except pursuant to any applicable notice or like provisions) or

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otherwise adversely affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Security Agent of its rights and remedies hereunder with respect thereto, or (ii) any other contractual restriction of any nature that might prohibit the pledge of such Pledged Collateral hereunder or prohibit or in any material manner impair, delay or otherwise adversely affect the sale or disposition of such Pledged Collateral pursuant hereto or the exercise by the Security Agent of its rights and remedies hereunder with respect thereto;

(e)  each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f)  no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g)  by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Security Agent in accordance with this Agreement, the Security Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Canadian Secured Obligations; and

(h)  the pledge effected hereby is effective to vest in the Security Agent, for the benefit of the Secured Parties, the rights of the Security Agent in the Pledged Collateral as set forth herein.

SECTION 3.04.  Certification of Limited Liability Company and Partnership Interests.  Each Grantor acknowledges and agrees that (i) to the extent any interest in any limited liability company or partnership controlled on or after the date hereof by such Grantor and pledged hereunder is a “security” within the meaning of the Securities Transfer Act, 2006 (Ontario) or other applicable securities transfer laws, such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate.  Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or partnership controlled on or after the date hereof by such Grantor and pledged hereunder that is not a “security” within the meaning of applicable securities transfer laws, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning given to such term in applicable securities transfer laws, nor shall such interest be represented by a certificate, unless such election is made and such interest is thereafter represented by a certificate that is promptly delivered to the Security Agent pursuant to the terms hereof.

SECTION 3.05.  Registration in Nominee Name; Denominations.  The Security Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favour of the Security Agent.  The Security Agent shall, at any time after the occurrence and during the continuance of an Event of Default, have the right to exchange the certificates representing

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Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 3.06.  Voting Rights; Dividends and Interest.  (a)  Unless and until an Event of Default shall have occurred and be continuing and the Security Agent shall have notified the Grantors in writing that their rights under this Section 3.06 are being suspended:

(i)  Each Grantor shall be entitled to exercise any and all voting and/or other rights and powers inuring to an owner of Pledged Equity Interests or Pledged Debt Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Equity Interests or Pledged Debt Securities or the rights and remedies of any of the Security Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Security Agent or the Secured Parties to exercise the same.

(ii)  The Security Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting rights and powers it is entitled to exercise pursuant to paragraph (i) above and to receive the cash dividends, interest, principal and other distributions it is entitled to receive and retain pursuant to paragraph (iii) below.

(iii)  Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal, cash, instruments and other property and all distributions from time to time received, receivable or otherwise paid on or distributed in respect of, in exchange for or upon conversion of, the Pledged Equity Interests or Pledged Debt Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Security Agent and shall be forthwith delivered to the Security Agent in the same form as so received (with any necessary endorsement).

(b)  Upon the occurrence and during the continuance of an Event of Default, after the Security Agent shall have notified the Grantors in writing of the suspension of their rights under paragraph (a)(iii) above, all rights of any Grantor to dividends, interest, principal or other

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distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) above, and the obligations of the Security Agent under paragraph (a)(ii) above, shall cease, and all such rights shall thereupon become vested in the Security Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions.  All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Security Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Security Agent upon demand in the same form as so received (with any necessary endorsement).  Any and all money and other property paid over to or received by the Security Agent pursuant to the provisions of this paragraph (b) shall be retained by the Security Agent in an account to be established by the Security Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02.  After all Events of Default have been cured or waived and Holdings has delivered to the Security Agent a certificate to that effect, the Security Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) above and that remain in such account.

(c)  Upon the occurrence and during the continuance of an Event of Default, after the Security Agent shall have notified the Grantors in writing of the suspension of their rights under paragraph (a)(i) above, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) above, and the obligations of the Security Agent under paragraph (a)(ii) above, shall cease, and all such rights shall thereupon become vested in the Security Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Security Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(d)  Any notice given by the Security Agent to the Grantors suspending their rights under paragraph (a) of this Section 3.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Security Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Security Agent’s right to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

SECTION 3.07.  Restriction on Transfer.  If the constating documents of any issuer (other than a ULC) of any Pledged Securities restrict the transfer of such Pledged Securities, then the applicable Grantor will deliver to the Security Agent a certified copy of a resolution of the directors, shareholders, unitholders or partners of such issuer, as applicable, consenting to the transfer(s) contemplated by this Agreement, including any prospective transfer of such Pledged Securities by the Security Agent on enforcement of its rights under this Agreement.

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SECTION 3.08.  ULC Shares.  Each Grantor acknowledges that certain Collateral may now or in the future consist of ULC Shares, and that it is the intention of the Security Agent and each Grantor that the Security Agent should not under any circumstances prior to realization thereon be held to be a “member” or a “shareholder”, as applicable, of a ULC for the purposes of any ULC Laws.  Therefore, notwithstanding any provisions to the contrary contained in this Agreement, the Credit Agreement or any other Loan Document, where a Grantor is the registered owner of ULC Shares that are Collateral, such Grantor will remain the sole registered owner of such ULC Shares until such time as such ULC Shares are effectively transferred into the name of the Security Agent or any other Person on the books and records of the applicable ULC.  Accordingly, such Grantor shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, in respect of such ULC Shares (other than any dividend or distribution comprised of additional ULC Shares of such issuer, which shall be delivered to the Security Agent to hold hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as such Grantor would if such ULC Shares were not pledged to the Security Agent hereunder.  Nothing in this Agreement, the Credit Agreement or any other Loan Document is intended to, and nothing in this Agreement, the Credit Agreement or any other Loan Document shall, constitute the Security Agent or any Person other than such Grantor as a member or shareholder of a ULC for the purposes of any ULC Laws (whether listed or unlisted, registered or beneficial), until, upon the occurrence and during the continuance of an Event of Default, the Security Agent shall have notified such Grantor in writing of the suspension of its rights under section 3.06(a) and further steps are taken pursuant hereto or thereto to register the Security Agent or such other Person, as specified in such notice, as the holder of the ULC Shares.  To the extent any provision hereof would have the effect of constituting the Security Agent as a member or a shareholder, as applicable, of any ULC prior to such time, such provision shall be severed herefrom and shall be ineffective with respect to ULC Shares that are Collateral without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral that is not ULC Shares.  Except upon the exercise of rights of the Security Agent to sell, transfer or otherwise dispose of ULC Shares in accordance with this Agreement, such Grantor shall not cause or permit, or enable an issuer that is a ULC to cause or permit, the Security Agent to: (a) be registered as a shareholder or member of such issuer; (b) have any notation entered in its favour in the share register of such issuer; (c) be held out as a shareholder or member of such issuer; (d) receive, directly or indirectly, any dividends, property or other distributions from such issuer by reason of the Security Agent holding a security interest in the ULC Shares; or (e) act as a shareholder of such issuer, or exercise any rights of a shareholder, including the right to attend a meeting of shareholders of such issuer or to vote the ULC Shares.

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01.  Security Interest.  (a)  As security for the payment or performance, as the case may be, in full of the Canadian Secured Obligations, each Grantor hereby collaterally assigns and pledges to the Security Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Security Agent, its successors and

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assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title and interest in, to or under any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “PPSA Collateral”):

(i)                                   all Accounts;

(ii)                                all Chattel Paper;

(iii)                             all Money and all bank accounts and all monies deposited therein;

(iv)                            all Documents of Title;

(v)                               all Intangibles (excluding all Intellectual Property);

(vi)                            all Instruments;

(vii)                         all Inventory;

(viii)                      all Investment Property (including all Futures Contracts, Futures Accounts, Securities and Securities Accounts and Security Entitlements or Financial Assets credited thereto);

(ix)                              all Contracts, together with all Contract Rights arising thereunder;

(x)                                 all Goods (excluding all Equipment and Consumer Goods);

(xi)                              all books and Records pertaining to the PPSA Collateral; and

(xii)                           all products and Proceeds of the foregoing (including, without limitation, all insurance and claims for insurance effected or held for the benefit of the Grantors or the Secured Parties in respect thereof and all collateral security and guarantees given by any Person with respect to any of the foregoing).

(b)  Each Grantor hereby irrevocably authorizes the Security Agent at any time and from time to time to file in any relevant jurisdiction any financing statements with respect to the PPSA Collateral or any part thereof and amendments thereto that (i) indicate the PPSA Collateral as all assets of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by the PPSA or other applicable law of each applicable jurisdiction for the filing of any financing statement or financing change statement.  Each Grantor agrees to provide such information to the Security Agent promptly upon request.

Each Grantor also ratifies its authorization for the Security Agent to file in any relevant jurisdiction any financing statements or financing change statements from time to time.

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Each Grantor will pay any applicable filing fees, recordation taxes and related expenses relating to its PPSA Collateral.

(c)  The Security Interest is granted as security only and shall not subject the Security Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the PPSA Collateral.

(d)  Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to (i) any shares of capital stock or other Equity Interests (other than those subject to Article III) held by any Grantor with respect to which a grant of a security interest is prohibited or shall constitute or result in a breach or termination under the terms of, or a default under, any contract or agreement relating to such capital stock or Equity Interests, (ii) any contract or other agreement to which any Grantor is a party or to any of its rights, title or interest arising thereunder if and for so long as the grant of such security interest is prohibited or shall constitute or result in a breach or termination under the terms of, or a default under, any such contract or agreement, (iii) any rights, assets or property to the extent and for so long as any valid enforceable law or regulation applicable to such rights, assets or property prohibits the creation of a security interest therein, (iv) any rights, assets or property to the extent and for so long as the grant of such security interest would result in material and adverse tax consequences, (v) any consumer goods of any Grantor, or (vi) the last day of any real property lease, or any agreement to lease, to which any Grantor is now or becomes a party as lessee, provided that any such last day shall be held in trust by such Grantor for the Security Agent and, on the exercise by the Security Agent of its rights and remedies hereunder, shall be assigned by such Grantor as directed by the Security Agent; provided, however, that such security interest shall attach immediately at such time as (A) with respect to clauses (i) and (ii), the condition causing such prohibition, unenforceability, breach or termination shall be remedied or shall otherwise cease to exist, (B) with respect to clause (iii), the expiration of such prohibition and (C) with respect to clause (iv), the termination or lapse of such result, and, to the extent severable, shall attach immediately to any portion of such contract, agreement, rights, assets or property that does not result in any of the consequences specified in this paragraph, including any Proceeds of such contract, agreement, rights, assets or property.

SECTION 4.02.  Representations and Warranties.  The Grantors jointly and severally represent and warrant to the Security Agent and the Secured Parties that:

(a)                                  Each Grantor has good and valid rights in and title to the PPSA Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Security Agent the Security Interest in such PPSA Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b)                                 The Canadian Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete in all material respects as of the Funding Date.  The PPSA financing statements prepared by the Security Agent based upon the information provided to the Security Agent in the Canadian Perfection Certificate are all the filings, recordings and

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registrations that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favour of the Security Agent (for the benefit of the Secured Parties) in respect of all PPSA Collateral in which the Security Interest may be perfected by filing a PPSA financing statement in any province of Canada (other than Quebec), and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in Canada or any other jurisdiction for any such PPSA Collateral, except as provided under applicable law with respect to the filing of a financing change statement to effect a renewal of an existing PPSA registration.

(c)                                  The Security Interest constitutes (i) a legal and valid security interest in all the PPSA Collateral securing the payment and performance of the Canadian Secured Obligations, (ii) subject to registration of the financing statements described in Section 4.02(b), a perfected security interest in all PPSA Collateral in which a security interest may be perfected by filing PPSA financing statements (or analogous documents) in the applicable province of Canada or other applicable jurisdiction.  The Security Interest is and shall be prior to any other Lien on any of the PPSA Collateral, other than Permitted Liens.

(d)  The PPSA Collateral is owned by the Grantors free and clear of any Lien, except for Permitted Liens.  None of the Grantors has filed or consented to the filing of any financing statement or analogous document under the PPSA or any other applicable laws covering any PPSA Collateral, except for Permitted Liens.

SECTION 4.03.  Covenants.  (a)  Each Grantor agrees promptly to notify the Security Agent in writing of any change (i) in corporate name, (ii) in the location of its chief executive office or its principal place of business, (iii) in its identity or type of organization or corporate structure, or (iv) in its jurisdiction of organization.  Each Grantor agrees to promptly provide the Security Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph (a).  Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the PPSA or otherwise that are required in order for the Security Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the PPSA Collateral.  Each Grantor agrees promptly to notify the Security Agent if any material portion of the PPSA Collateral owned or held by such Grantor is damaged or destroyed.

(b)  Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the PPSA Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged and, at such time or times, after the occurrence and during the continuance of an Event of Default as the Security Agent may reasonably request, promptly to prepare and deliver to the Security Agent a duly certified schedule or schedules in form and detail satisfactory to the Security Agent showing the identity, amount and location of any and all PPSA Collateral.

(c)  Each Grantor shall, at its own expense, take any and all actions reasonably necessary to defend title to the PPSA Collateral against all Persons and to defend the Security Interest of the Security Agent in the PPSA Collateral and the priority thereof against any Liens other than any Permitted Lien.

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(d)  Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Security Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith.

Each Grantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such PPSA Collateral within 45 days after the date it has been notified by the Security Agent of the specific identification of such PPSA Collateral.

(e)  The Security Agent and such Persons as the Security Agent may reasonably designate shall have the right, at the Grantors’ own cost and expense, to inspect the PPSA Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the PPSA Collateral is located, to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants, all in accordance with and subject to the terms and conditions relating to inspections as set forth in Section 9.06 of the Credit Agreement, and to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the PPSA Collateral, including, in the case of Accounts or PPSA Collateral in the possession of any third person, by contacting, with advance notice to and in coordination with the Grantors (unless an Event of Default has occurred and is continuing), Account Debtors or a third person possessing such PPSA Collateral for the purpose of making such a verification.  The Security Agent shall have the absolute right to share any information it gains from such inspection or verification with any Lender (it being understood that any such information shall be deemed to be “Confidential Information” subject to the provisions of Section 13.16 of the Credit Agreement).

(f)  At its option, the Security Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the PPSA Collateral and not permitted pursuant to the Credit Agreement, and may pay for the maintenance and preservation of the PPSA Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement after written notice thereof is delivered to Holdings by the Security Agent, and each Grantor jointly and severally agrees to reimburse the Security Agent on demand for any payment made or any expense incurred by the Security Agent pursuant to the foregoing authorization; provided that nothing in this paragraph (f) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Security Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(g)  Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, Agreement or instrument relating to the PPSA Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the

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Security Agent and the Secured Parties from and against any and all liability for such performance.

(h)  None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the PPSA Collateral or shall grant any other Lien in respect of the PPSA Collateral, except as permitted by the Credit Agreement.  None of the Grantors shall make or permit to be made any transfer of the PPSA Collateral except that unless and until the Security Agent shall notify the Grantors in writing that an Event of Default shall have occurred and be continuing and that during the continuance thereof the Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any PPSA Collateral, the Grantors may use and dispose of the PPSA Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Loan Document.

(i)  None of the Grantors will, without the Security Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the PPSA Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, compromises, settlements, releases, credits or discounts granted or made in the ordinary course of business.

(j)  The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory in accordance with the requirements set forth in Section 9.02 of the Credit Agreement.  Each Grantor irrevocably makes, constitutes and appoints the Security Agent (and all officers, employees or agents designated by the Security Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of PPSA Collateral under policies of insurance, endorsing the name of such Grantor on any cheque, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Security Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, upon notice to Holdings obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Security Agent deems advisable.  All sums disbursed by the Security Agent in connection with this paragraph, including reasonable legal fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Security Agent and shall be additional Canadian Secured Obligations secured hereby.

(k)  Each Grantor shall maintain, in form and manner reasonably satisfactory to the Security Agent, records of its Chattel Paper and its books, records and documents evidencing or pertaining thereto.

(l)  Each Grantor will keep and maintain at its own cost and expense accurate records of its Accounts and Contracts, including, but not limited to, originals or copies of all material documentation (including each Contract) with respect thereto, material records of all payments received, all credits granted thereon, all merchandise returned and all other dealings

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therewith, and such Grantor will make the same available, in accordance with and subject to the terms and conditions relating to inspections set forth in the Credit Agreement to the Security Agent for inspection at such Grantor’s own cost and expense.  Upon the occurrence and during the continuance of an Event of Default and at the request of the Security Agent, such Grantor shall, at its own cost and expense, deliver all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts) and such books and records to the Security Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor).  If the Security Agent so directs, upon the occurrence and during the continuance of an Event of Default, such Grantor shall legend, in form and manner satisfactory to the Security Agent, the Accounts and the Contracts, as well as books, records and documents (if any) of such Grantor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Security Agent and that the Security Agent has a security interest therein.

(m)  Upon the occurrence and during the continuance of an Event of Default, if the Security Agent so directs any Grantor in writing, such Grantor agrees (i) to cause all payments on account of the Accounts and Contracts to be made directly to a Cash Collateral Account, (ii) that the Security Agent may, at its option, directly notify the obligors with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in the preceding clause (i), and (iii) that the Security Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Grantor.  Without notice to or assent by any Grantor, the Security Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, a Cash Collateral Account toward the payment of the Canadian Secured Obligations in the manner provided in Section 5.02 of this Agreement.  The reasonable costs and expenses of collection (including reasonable legal fees), whether incurred by a Grantor or the Security Agent, shall be borne by the relevant Grantor.  The Security Agent shall deliver a copy of each notice referred to in the preceding clause (ii) to the relevant Grantor, provided that the failure by the Security Agent to so notify such Grantor shall not affect the effectiveness of such notice or the other rights of the Security Agent created by this paragraph (m).

(n)  Except as permitted by paragraph (i) above, each Grantor shall endeavor in accordance with reasonable business practices to cause to be collected from the account debtor named in each of its Accounts or obligor under any Contract, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or Contract, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such Contract.

(o)  Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts and Contracts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts or such Contracts, as the case may be.  Neither the Security Agent nor any other Secured Party shall have any obligation or liability under any

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Account (or any agreement giving rise thereto) or any Contract by reason of or arising out of this Agreement or the receipt by the Security Agent or any other Secured Party of any payment relating to such Account or Contract, as the case may be, pursuant hereto, nor shall the Security Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto) or any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto) or any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

SECTION 4.04.  Other Actions.  In order to further insure the attachment, perfection and priority of, and the ability of the Security Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following PPSA Collateral:

(a)  Instruments and Chattel Paper.  In accordance with and in furtherance of Article III, if any Grantor shall at any time hold or acquire any Instruments (other than any Instrument with a face amount of less than $5,000,000 so long as the aggregate principal amount of Instruments under this exclusion does not exceed $10,000,000) or Chattel Paper with a value of $2,500,000 or more, such Grantor shall forthwith endorse, assign and deliver the same to the Security Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Security Agent may from time to time reasonably request.

(b)  Bank Accounts.  For each bank account that any Grantor at any time opens or maintains (other than any Excluded Accounts), such Grantor shall cause the bank to enter into a Control Agreement with such Grantor and the Security Agent; provided that so long as no Dominion Period then exists no Control Agreement shall be required to be entered into until the later of (A) the date that is 60 days after the Funding Date (or such later date as agreed in writing by the Administrative Agent in its sole discretion, or, with respect to any extension of the period for compliance with this paragraph beyond 90 days from the date that is 60 days after the Funding Date, as agreed in writing by the Co-Collateral Agents in their sole discretion) and (B) in the case of bank accounts opened after the Funding Date, at the time of the establishment of the respective bank account (or such later date as agreed in writing by the Administrative Agent in its sole discretion).  The Security Agent agrees with each Grantor that the Security Agent shall not exercise dominion and control over, or give any instructions or withhold any withdrawal rights from any Grantor, with respect to such accounts or any funds in such accounts, unless an Event of Default or Dominion Period has occurred and is continuing.

(c)  Investment Property.  Except with respect to any Equity Interest issued by any Canadian Subsidiary, if any Grantor shall at any time hold or acquire any certificated securities (other than any Excluded Investment Property) required to be pledged hereunder, such Grantor shall forthwith endorse, assign and deliver the same to the Security Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Security Agent may from time to time specify.  Except with

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respect to any Equity Interest issued by any Canadian Subsidiary, if any securities (other than any Excluded Investment Property) now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall promptly notify the Security Agent thereof and, at the Security Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Security Agent, (i) cause such securities to be certificated and comply with the requirements of the foregoing sentence, (ii) cause the issuer to agree to comply with instructions from the Security Agent as to such securities, without further consent of any Grantor or such nominee, or (iii) arrange for the Security Agent to become the registered owner of such securities.  If any Grantor holds any Investment Property (other than any Excluded Investment Property), whether certificated or uncertificated, or other Investment Property (other than any Excluded Investment Property) now or hereafter acquired by any Grantor is held by such Grantor or its nominee through a Securities Intermediary or Futures Intermediary, except with respect to any Equity Interest issued by any Canadian Subsidiary, Grantor shall promptly notify the Security Agent thereof and, at the Security Agent’s request and option, pursuant to a Control Agreement in form and substance reasonably satisfactory to the Security Agent, either (i) cause such Securities Intermediary or Futures Intermediary, as the case may be, to agree to comply with Entitlement Orders or other Instructions from the Security Agent to such Securities Intermediary as to such Security Entitlements or to apply any value distributed on account of any Futures Contract as directed by the Security Agent to such Futures Intermediary, as the case may be, in each case without further consent of any Grantor, such nominee, or any other Person, or (ii) in the case of Financial Assets or other Investment Property (other than any Excluded Investment Property) held through a Securities Intermediary, arrange for the Security Agent to become the Entitlement Holder with respect to such Investment Property, with the Grantor being permitted, only with the consent of the Security Agent, to exercise rights to withdraw or otherwise deal with such Investment Property; provided that so long as no Dominion Period then exists no Control Agreement shall be required to be entered into pursuant to this Section 4.04(c) until the later of (A) the date that is 60 days after the Funding Date (or such later date as agreed in writing by the Administrative Agent in its sole discretion, or, with respect to any extension of the period for compliance with this paragraph beyond 90 days from the date that is 60 days after the Funding Date, as agreed in writing by the Co-Collateral Agents in their sole discretion) and (B) in the case of Securities Accounts and Commodities Accounts opened after the Funding Date, at the time of the establishment of the respective Securities Accounts or Commodities Accounts, as the case may be (or such later date as agreed in writing by the Administrative Agent in its sole discretion).  The Security Agent agrees with each of the Grantors that the Security Agent shall not give any such Entitlement Orders or Instructions or directions to any such issuer, Securities Intermediary or Futures Intermediary, and shall not exercise dominion and control over, or withhold its consent to, the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default or Dominion Period has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights, would occur.

(d)  Intentionally Omitted.

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(e)  Intentionally Omitted.

(f)  Intentionally Omitted.

(g)  Intentionally Omitted.

(h)  Collateral Access Agreements.  Each Grantor shall use commercially reasonable efforts to obtain a Collateral Access Agreement from (i) the lessor of each leased property which is leased by such Grantor or the mortgagee of any real property owned by such Grantor and which is subject to a mortgage or deed of trust, in each case where the fair market value of the PPSA Collateral located at such leased or mortgaged property exceeds $5,000,000, and (ii) the bailee or consignee with respect to any third party warehouse, processor converter facility or other similar location where PPSA Collateral with a fair market value exceeding $2,000,000 is stored or located, which agreement or letter shall provide access rights and shall otherwise be reasonably satisfactory in form and substance to the Security Agent.  Each Grantor shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or third party warehouse where any PPSA Collateral is or may be located, except where the failure to pay or perform could not reasonably be expected to have a Material Adverse Effect.

(i)  Each Grantor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Security Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to its Accounts, Contracts, Instruments and other property or rights covered by the security interest hereby granted, as the Security Agent may reasonably require and consistent with the other terms and conditions of this Agreement and the Credit Agreement.

SECTION 4.05.  [Intentionally Deleted]

ARTICLE V

Remedies

SECTION 5.01.  Remedies Upon Default.  Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Security Agent on demand, and it is agreed that the Security Agent shall have the right, at the same or different times, with or without legal process and with or without prior notice or demand for performance (except as required by applicable law), to take possession of the Collateral and without liability for trespass to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral and, generally, to exercise any and all rights afforded to a secured party under this Agreement, the PPSA or other applicable law.  Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, each Grantor agrees that the Security Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of

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the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Security Agent shall deem appropriate.  The Security Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Security Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold.  Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Security Agent shall give the applicable Grantors 10 days’ prior written notice, or such longer period as may be required by applicable law (which each Grantor agrees is reasonable notice) of the Security Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Security Agent may fix and state in the notice (if any) of such sale.  At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Security Agent may (in its sole and absolute discretion) determine.  The Security Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Security Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Security Agent until the sale price is paid by the purchaser or purchasers thereof, but the Security Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice.  At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Security Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Security Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Canadian Secured

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Obligations paid in full.  As an alternative to exercising the power of sale herein conferred upon it, the Security Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards.

SECTION 5.02.  Application of Proceeds.  The Security Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, and the amounts paid or caused to be paid by any Guarantor in accordance with Article II, as set forth in Section 11.02 of the Credit Agreement.

The Security Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement.  Upon any sale of Collateral by the Security Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Security Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Security Agent or such officer or be answerable in any way for the misapplication thereof.  It is understood that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Canadian Secured Obligations.

SECTION 5.03.  Grant of License to Use Intellectual Property.  For the purpose of enabling the Security Agent to exercise rights and remedies under this Agreement at such time as the Security Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Security Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.  The use of such license by the Security Agent may only be exercised, at the option of the Security Agent, upon the occurrence and during the continuation of an Event of Default after written notice is given to Holdings of the Security Agent’s election to exercise such license; provided that any license, sublicense or other transaction entered into by the Security Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.  In operating under the license granted by each Grantor pursuant to this Section 5.03, the Security Agent agrees that the goods sold and services rendered under any Trademarks shall be of a nature and quality substantially consistent with those theretofore offered under such Trademarks by such Grantor and such Grantor shall have the right to inspect during the term of such license, at any reasonable time or times upon reasonable notice to the Security Agent, and at such Grantor’s own cost and expense, representative samples of goods sold and services rendered under such Trademarks.

SECTION 5.04.  Securities Laws.  In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under applicable securities laws (including, without limitation, the Securities Act

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(Ontario) (such Act and any such similar statute as from time to time in effect being called the “Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder.  Each Grantor understands that compliance with the Securities Laws might very strictly limit the course of conduct of the Security Agent if the Security Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same.  Each Grantor recognizes that in light of such restrictions and limitations the Security Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Security Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a prospectus shall have been filed under the Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale.  Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favourable to the seller than if such sale were a public sale without such restrictions.  In the event of any such sale, the Security Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Security Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after a prospectus had been filed as aforesaid or if more than a single purchaser were approached.  The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Security Agent sells.

SECTION 5.05.  Public Offering.  Each Grantor agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Security Agent desires to sell any of the Pledged Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Security Agent, use commercially reasonable efforts to take or to cause the issuer of such Pledged Collateral to take such action and prepare, distribute and/or file such documents (including a prospectus), as are required or advisable in the reasonable opinion of counsel for the Security Agent to permit the public sale of such Pledged Collateral.  Each Grantor further agrees to indemnify, defend and hold harmless the Security Agent, each other Secured Party, any underwriter and their respective affiliates and their respective officers, directors, affiliates and controlling persons from and against all loss, liability, expenses, costs of counsel (including reasonable fees and expenses to the Security Agent of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Grantor or the issuer of such Pledged Collateral by the Security Agent or any other Secured Party expressly for use therein.  Each Grantor will bear all costs and expenses of carrying out its obligations under this Section 5.05.  Each Grantor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 5.05 and that such failure would not be adequately compensable in

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damages, and therefore agrees that its agreements contained in this Section 5.05 may be specifically enforced.

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.01.  Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), each Canadian Borrower agrees that (a) in the event a payment of an obligation shall be made by any Guarantor under this Agreement, each Canadian Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part an obligation owed to any Secured Party, each Canadian Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02.  Contribution and Subrogation.  Each Guarantor and Grantor (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Canadian Secured Obligation or assets of any other Grantor (other than any Canadian Borrower) shall be sold pursuant to any Security Document to satisfy any Canadian Secured Obligation owed to any Secured Party and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by each Canadian Borrower as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors and Grantors on the date hereof (or, in the case of any Guarantor or Grantor becoming a party hereto pursuant to Section 7.14, the date of the supplement hereto executed and delivered by such Guarantor or Grantor).  Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.

SECTION 6.03.  Subordination.  (a)  Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Canadian Secured Obligations.  No failure on the part of any Canadian Borrower or any Guarantor or Grantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.

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(b)  Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed to it by, or by it to, as the case may be, any other Guarantor, Grantor or any other Canadian Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Canadian Secured Obligations.

ARTICLE VII

Miscellaneous

SECTION 7.01.  Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 13.03 of the Credit Agreement.  All communications and notices hereunder to any Canadian Subsidiary Party shall be given to it in care of Holdings as provided in Section 13.03 of the Credit Agreement.

SECTION 7.02.  Waivers; Amendment.  (a)  No failure or delay by the Security Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Security Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Canadian Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Security Agent or any Lender may have had notice or knowledge of such Default at the time.  No notice or demand on any Canadian Loan Party in any case shall entitle any Canadian Loan Party to any other or further notice or demand in similar or other circumstances.

(b)  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Security Agent and the Canadian Loan Party or Canadian Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 13.12 of the Credit Agreement.

SECTION 7.03.  Security Agent’s Fees and Expenses; Indemnification.  (a)  The parties hereto agree that the Security Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder as provided in Section 13.01 of the Credit Agreement.

(b)  Without limitation of its indemnification obligations under the other Loan Documents, each Grantor and each Guarantor jointly and severally agrees to indemnify the Security Agent against, and hold the Security Agent harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, disbursements and

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other charges, incurred by or asserted against the Security Agent arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing, or any agreement or instrument contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or wilful misconduct of the Security Agent.

(c)  Any such amounts payable as provided hereunder shall be additional Canadian Secured Obligations secured hereby and by the other Security Documents.  The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Canadian Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Security Agent or any other Secured Party.  All amounts due under this Section 7.03 shall be payable on written demand therefor.

SECTION 7.04.  Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor, Grantor or the Security Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.05.  Survival of Agreement.  All covenants, agreements, representations and warranties made by the Canadian Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans or issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Security Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as any Loan Document Obligation or any other amount payable under any Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated.

SECTION 7.06.  Counterparts; Effectiveness; Several Agreement.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Agreement by facsimile or other electronic imaging shall be as effective as delivery of a manually signed counterpart of this Agreement.  This Agreement shall become effective as to any Canadian Loan Party when a counterpart hereof executed on behalf of such Canadian Loan Party shall have been delivered to the Security Agent and a counterpart hereof shall have been executed on behalf of the Security Agent, and thereafter shall be binding upon such Canadian Loan Party and the Security Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Canadian Loan Party, the Security Agent and the other Secured Parties and their respective successors and assigns, except that no Canadian Loan Party shall have the right to

28

assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly permitted by the Credit Agreement.  This Agreement shall be construed as a separate agreement with respect to each Canadian Loan Party and may be amended, modified, supplemented, waived or released with respect to any Canadian Loan Party without the approval of any other Canadian Loan Party and without affecting the obligations of any other Canadian Loan Party hereunder.

SECTION 7.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.08.  Right of Set-Off.  Each Canadian Loan Party expressly agrees to the provisions set forth in Section 13.02 of the Credit Agreement with the same force and effect as if such provisions were set forth in full herein.

SECTION 7.09.   Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be governed by, and construed in accordance with, (i) the laws of the State of New York (including Sections 5-1401 and 5-1402 of Title 14 of the New York General Obligations Law but excluding all other choice of law and conflicts of laws rules thereof) with respect to the guarantees and other matters contemplated by Articles II and VI hereof, and other provisions hereof as they relate to such guarantees and other matters, and (ii) the laws of the Province of Ontario, and the laws of Canada applicable therein, with respect to Articles III, IV and V, and other provisions hereof as they relate to Collateral.

(b)  Each of the Canadian Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, with respect to the guarantees and other matters contemplated by Articles II and VI hereof, and other provisions hereof as they relate to such guarantees and other matters, to the jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, exclusively, in any action or proceeding arising out of or relating to such matters and to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Furthermore, each of the Canadian Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, with respect to Articles III, IV and V, and other provisions hereof as they relate to Collateral, to the jurisdiction of any court of the Province of Ontario, and any appellate court thereof, non-exclusively, in any action or proceeding arising out of or relating to such matters and to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Ontario court.  Each of the parties hereto agrees that a final judgment in any such New York or Ontario, as applicable, action or

29

proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Security Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Grantor or Guarantor, or its properties in the courts of any jurisdiction.

(c)  Each of the Canadian Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) above.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

SECTION 7.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.12.  Security Interest Absolute.  All rights of the Security Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor and Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Canadian Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Canadian Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or

30

consent under or departure from any guarantee, securing or guaranteeing all or any of the Canadian Secured Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or Guarantor in respect of the Canadian Secured Obligations or this Agreement.

SECTION 7.13.  Termination or Release.  (a)  This Agreement, the Guarantees made herein, the Security Interest, the grant of a security interest in the Pledged Collateral and all other security interests granted hereby shall terminate upon the payment in full in cash of the Loans and all the other Loan Document Obligations (other than unasserted contingent and indemnification obligations), termination of all Commitments and Incremental Commitments and reduction of all exposure under any Letters of Credit issued and any Bankers’ Acceptances to zero (or the making of other arrangements satisfactory to the issuers thereof).

(b)  A Canadian Subsidiary Party shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Canadian Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Canadian Subsidiary Party ceases to be a Canadian Subsidiary; provided that (i) the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise and (ii) no Canadian Borrower shall be released prior to the payment in full in cash of the Canadian Facility Obligations (other than unasserted contingent and indemnification obligations), termination of all Canadian Facility Commitments and reduction of all exposure under any Canadian Facility Letters of Credit issued and any Canadian Facility Bankers’ Acceptances to zero (or the making of other arrangements satisfactory to the issuers thereof).

(c)  Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement (other than a sale or other transfer to a Canadian Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 12.10 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d)  At any time that a Grantor desires that the Security Agent take any action to acknowledge or give effect to any release of a Grantor or Collateral pursuant to the foregoing Section 7.13(a), (b) or (c), the Grantor shall cause Holdings to deliver to the Security Agent a certificate signed by a principal executive officer of Holdings stating that the release of the respective Grantor or Collateral is permitted pursuant to such Section 7.13(a), (b) or (c).  In connection with any termination or release pursuant to Section 7.13(a), (b) or (c), the Security Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release; provided, however, that (i) the Security Agent shall not be required to execute any such document on terms which, in its opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Canadian Secured Obligations or any Liens upon (or obligations of any of the Canadian Subsidiaries in respect of) all interests in Collateral retained by any of the Canadian Subsidiaries.  Any execution and delivery of documents pursuant to this Section 7.13 shall be without recourse to or warranty by the Security Agent.

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(e)  The Security Agent shall have no liability whatsoever to any other Secured Party as the result of any release of any Canadian Subsidiary Party or Collateral by it in accordance with (or which the Security Agent in good faith believes to be in accordance with) this Section 7.13.

SECTION 7.14.  Additional Canadian Subsidiaries.  Pursuant to Sections 9.09, 10.05(f) and 10.15 of the Credit Agreement, certain Canadian Subsidiaries of Holdings are required to enter into this Agreement as a Canadian Subsidiary Party.  Upon execution and delivery by the Security Agent and a Canadian Subsidiary of an instrument in the form of Exhibit I hereto, such Canadian Subsidiary shall become a Canadian Subsidiary Party hereunder with the same force and effect as if originally named as a Canadian Subsidiary Party herein.  The execution and delivery of any such instrument shall not require the consent of any other Canadian Loan Party hereunder.  The rights and obligations of each Canadian Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Canadian Loan Party as a party to this Agreement.

SECTION 7.15.  Security Agent Appointed Attorney-in-Fact.  Each Grantor hereby appoints the Security Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Security Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, the Security Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Security Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, cheques, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to make, settle and adjust claims in respect of Collateral under policies of insurance and to endorse the name of such Grantor on any cheque, draft, instrument or any other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; (h) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Security Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Security Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Security Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Security Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  The Security Agent and the other Secured Parties shall be accountable only for amounts actually received as a

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result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct.

SECTION 7.16.  Recourse.  This Agreement is made with full recourse to each Canadian Loan Party and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Canadian Loan Party contained herein, in the Loan Documents, Hedging Agreements or Secured Cash Management Agreements and otherwise in writing in connection herewith or therewith.

SECTION 7.17.  [Intentionally Deleted]

SECTION 7.18.  [Intentionally Deleted]

SECTION 7.19.  The Security Agent and the other Secured Parties.  The Security Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement.  It is expressly understood and agreed that the obligations of the Security Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Section 12 of the Credit Agreement.  The Security Agent shall act hereunder on the terms and conditions set forth herein and in Section 12 of the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Canadian Guarantee and Collateral Agreement as of the day and year first above written.

SMURFIT-STONE CONTAINER CANADA, L.P., by its general partner, 3242795 Nova Scotia Limited, as Grantor by

Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Security Agent,

by

Name:
Title:

Schedule I to
the Canadian Guarantee and
Collateral Agreement

CANADIAN SUBSIDIARY PARTIES

Schedule II to
the Canadian Guarantee and
Collateral Agreement

PLEDGED EQUITY INTERESTS

Holder	Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

PLEDGED DEBT SECURITIES

Holder	Issuer	Principal Amount	Date of Note	Maturity Date

Exhibit I to the
Canadian Guarantee and
Collateral Agreement

SUPPLEMENT NO.      dated as of [            ], to the Canadian Guarantee and Collateral Agreement dated as of [      ], 2010, among SMURFIT-STONE CONTAINER CANADA, L.P., an Ontario limited partnership, each Canadian Subsidiary party thereto (each such subsidiary individually a “Canadian Subsidiary Guarantor” and collectively, the “Canadian Subsidiary Guarantors”; the Canadian Subsidiary Guarantors and Smurfit-Stone Container Canada, L.P. are referred to collectively herein as the “Grantors”) and DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as Security Agent (in such capacity, the “Security Agent”)(the “Canadian Guarantee and Collateral Agreement”).

A.  Reference is made to the ABL Credit Agreement dated as of [     ], 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Smurfit-Stone Container Corporation, Smurfit-Stone Container Enterprises, Inc., certain Subsidiaries of Holdings from time to time party thereto, the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent.

B.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Canadian Guarantee and Collateral Agreement referred to therein.

C.  The Grantors have entered into the Canadian Guarantee and Collateral Agreement in order to induce the Lenders to make Loans and issue Letters of Credit to the Borrowers.  Section 7.14 of Canadian Guarantee and Collateral Agreement provides that additional Canadian Subsidiaries of Holdings may become Canadian Subsidiary Parties under the Canadian Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Canadian Subsidiary (the “New Canadian Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Canadian Subsidiary Party under the Canadian Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans and issue Letters of Credit to the Borrowers and as consideration for Loans previously made to the Borrowers and Letters of Credit previously issued.

Accordingly, the Security Agent and the New Canadian Subsidiary agree as follows:

SECTION 1.  In accordance with Section 7.14 of the Canadian Guarantee and Collateral Agreement, the New Canadian Subsidiary by its signature below becomes a Canadian Subsidiary Party, Grantor and Guarantor under the Canadian Guarantee and Collateral Agreement with the same force and effect as if originally named therein as a Canadian Subsidiary Party, Grantor and Guarantor and the New Canadian Subsidiary hereby (a) agrees to all the terms and provisions of the Canadian Guarantee and Collateral Agreement applicable to it as a Canadian Subsidiary Party, Grantor and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and Guarantor thereunder are true and correct on and as of the date hereof.  In furtherance of the foregoing, the

New Canadian Subsidiary, as security for the payment and performance in full of the Canadian Secured Obligations (as defined in the Credit Agreement), does hereby create and grant to the Security Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Canadian Subsidiary’s right, title and interest in and to the Collateral (as defined in the Canadian Guarantee and Collateral Agreement) of the New Canadian Subsidiary.  Each reference to a “Guarantor” or “Grantor” in the Canadian Guarantee and Collateral Agreement shall be deemed to include the New Canadian Subsidiary.  The Canadian Guarantee and Collateral Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Canadian Subsidiary represents and warrants to the Security Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether enforcement is sought by a proceeding in equity or at law).

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Security Agent shall have received a counterpart of this Supplement that bears the signature of the New Canadian Subsidiary and the Security Agent has executed a counterpart hereof.  Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  The New Canadian Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule with the true and correct legal name of the New Canadian Subsidiary, its jurisdiction of formation and the location of its chief executive office, and (b) set forth on Schedule II attached hereto is a true and correct schedule, as of the date hereof, of (i) all the Equity Interests owned by the New Canadian Subsidiary required to be pledged under Article III, setting forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof so owned by the New Canadian Subsidiary and the number of each certificate representing the same, and (ii) all debt securities and promissory notes owned by the New Canadian Subsidiary required to be pledged under Article III or Section 4.04.  The New Canadian Subsidiary shall deliver to the Security Agent a certificate executed by an Authorized Officer of the New Canadian Subsidiary setting forth the information (other than that set forth on the Schedules described above) required pursuant to the U.S. Perfection Certificate.

SECTION 5.  Except as expressly supplemented hereby, the Canadian Guarantee and Collateral Agreement shall remain in full force and effect.

SECTION 6.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS SPECIFIED IN SECTION 7.09(a) OF THE CANADIAN GUARANTEE AND COLLATERAL AGREEMENT.

2

SECTION 7.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Canadian Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.  All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Canadian Guarantee and Collateral Agreement.

SECTION 9.  The New Canadian Subsidiary agrees to reimburse the Security Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Security Agent.

3

IN WITNESS WHEREOF, the New Canadian Subsidiary and the Security Agent have duly executed this Supplement to the Canadian Guarantee and Collateral Agreement as of the day and year first above written.

[NAME OF NEW CANADIAN SUBSIDIARY],

by

Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Security Agent,

by

Name:
Title:

Schedule I
to Supplement No.      to the
Canadian Guarantee and
Collateral Agreement

NEW CANADIAN SUBSIDIARY INFORMATION

Name	Jurisdiction of Formation	Chief Executive Office

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

i

(continued)

ii

EXHIBIT O

to the Credit Agreement

[FORM OF]

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT

From

SMURFIT-STONE CONTAINER CORPORATION,
formerly known as Smurfit-Stone Container Enterprises, Inc.

To

DEUTSCHE BANK AG NEW YORK BRANCH,
as Security Agent

Dated:  [•], 2010
Premises: [City], [State] (Site #[•])
[•] County

THIS MORTGAGE IS SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT (AS DEFINED BELOW), AS MORE FULLY SET FORTH IN SECTION 3.08 HEREOF.

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT dated and effective as of [•], 2010 (this “Mortgage”), by SMURFIT-STONE CONTAINER CORPORATION, formerly known as Smurfit-Stone Container Enterprises, Inc., a Delaware corporation, having an office at Six City Place Drive, Creve Coeur, Missouri 63141 (the “Mortgagor”), to DEUTSCHE BANK AG NEW YORK BRANCH, having an office at 60 Wall Street, New York, New York 10005 (the “Mortgagee”) as Security Agent for the Secured Parties (as defined below).

WITNESSETH THAT:

Reference is made to (i) the ABL Credit Agreement dated as of [•], 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Smurfit-Stone Container Corporation, the Mortgagor, certain Domestic Subsidiaries and Canadian Subsidiaries of Holdings from time to time party thereto, the Lenders from time to time a party thereto, Deutsche Bank AG New York Branch (“DB”), as Administrative Agent and Security Agent, and DB, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation, as Co-Collateral Agents, (ii) the Guarantee and Collateral Agreement dated as of [•], 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) among the Mortgagor, the Domestic Subsidiaries of Holdings from time to time party thereto and the Security Agent and (iii) the Lien Subordination and Intercreditor Agreement dated as of [•], 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Holdings, the other U.S. Loan Parties from time to time party thereto, the Security Agent, JPMorgan Chase Bank, N.A., as Term Loan Agent, and, if applicable, one or more Senior Representatives for holders of Permitted Second Lien Notes.  Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement.

In the Credit Agreement, the Lenders have agreed to make Revolving Loans and Swingline Loans to, and issue, and participate in, Letters of Credit for the account of, the Borrowers, pursuant to, upon the terms, and subject to the conditions specified in the Credit Agreement.  The Credit Agreement also provides that the Mortgagor may on one or more occasions, by written notice to the Administrative Agent, request Incremental Commitments from one or more Incremental Lenders, which may include any existing Lender.  The aggregate principal amount of Revolving Loans, Swingline Loans, Letter of Credit Outstandings, Commitments, Incremental Commitments from time to time outstanding and secured hereby, together with the aggregate amount of obligations from time to time outstanding under Secured Hedging Agreements and Secured Cash Management Agreements the obligations under which constitute Obligations (as defined below) secured hereby, shall not exceed $[•          ].

Mortgagor is a U.S. Borrower under the Credit Agreement and will derive substantial benefit from the making of the Loans, and the issuance of the Letters of Credit, by the Lenders.  In order to induce the Lenders to make Loans and issue Letters of Credit, the Mortgagor has agreed to grant this Mortgage to secure, among other things, the due and punctual payment and performance of all of the Obligations.  The obligations of the Lenders to make Loans and issue Letters of Credit are conditioned upon, among other things, the execution and delivery by the Mortgagor of this Mortgage in the form hereof to secure the Obligations.

As used in this Mortgage, the term “Obligations” shall mean and include (a) all Loan Document Obligations owing by any Loan Party, (b) all Hedging Obligations owing by any Loan Party, (c) all Cash Management Services Obligations owing by any Loan Party and (d) all amounts paid (or incurred) by any Indemnified Party as to which such Indemnified Party has the right to reimbursement under Section 13.01 of the Credit Agreement or any indemnity contained in any Security Document; it being acknowledged and agreed that the “Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of the Credit Agreement or this Mortgage or extended from time to time after the date of the Credit Agreement or this Mortgage.

As used in this Mortgage, the term “Secured Parties” shall mean (a) the Lender Creditors, (b) the Hedging Creditors, (c) the Cash Management Creditors, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (e) the successors and assigns of each of the foregoing.

Pursuant to the requirements of the Credit Agreement, the Mortgagor is granting this Mortgage to create a lien on and a security interest in the Mortgaged Property (as hereinafter defined) to secure the performance and payment by the Loan Parties of the Obligations.  The Credit Agreement also requires the granting by other Loan Parties of mortgages, deeds of trust and/or deeds to secure debt (the “Other Mortgages”) that create liens on and security interests in certain real and personal property other than the Mortgaged Property to secure the performance of the Obligations.

Granting Clauses

NOW, THEREFORE, IN CONSIDERATION OF the foregoing and in order to secure the due and punctual payment and performance of the Obligations for the benefit of the Secured Parties, Mortgagor hereby grants, conveys, mortgages, assigns and pledges to the Mortgagee, a mortgage lien on and a security interest in, all the following described property (the “Mortgaged Property”) whether now owned or held or hereafter acquired:

(1) the land more particularly described on Exhibit A hereto (the “Land”), together with all rights appurtenant thereto, including the easements over certain other adjoining land granted by any easement agreements, covenant or restrictive agreements and all air rights, mineral rights, water rights, timber rights, oil and gas rights and development rights, if any, relating thereto, and also together with all of the other easements, rights, privileges, interests, hereditaments and appurtenances thereunto belonging or in any way appertaining and all of the estate, right, title, interest, claim or demand whatsoever of Mortgagor therein and in the streets and ways adjacent thereto, either in law or in equity, in possession or expectancy, now or hereafter acquired (the “Premises”);

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(2) all buildings, improvements, structures, paving, parking areas, walkways and landscaping now or hereafter erected or located upon the Land, and all fixtures of every kind and type affixed to the Premises or attached to or forming part of any structures, buildings or improvements and replacements thereof now or hereafter erected or located upon the Land (the “Improvements”);

(3) all apparatus, movable appliances, building materials, equipment, fittings, furnishings, furniture, machinery and other articles of tangible personal property of every kind and nature, and replacements thereof, now or at any time hereafter placed upon or used in any way in connection with the use, enjoyment, occupancy or operation of the Improvements or the Premises, including all of Mortgagor’s books and records relating thereto and including all pumps, tanks, goods, machinery, tools, equipment, lifts (including fire sprinklers and alarm systems, fire prevention or control systems, cleaning rigs, air conditioning, heating, boilers, refrigerating, electronic monitoring, water, loading, unloading, lighting, power, sanitation, waste removal, entertainment, communications, computers, recreational, window or structural, maintenance, truck or car repair and all other equipment of every kind), restaurant, bar and all other indoor or outdoor furniture (including tables, chairs, booths, serving stands, planters, desks, sofas, racks, shelves, lockers and cabinets), bar equipment, glasses, cutlery, uniforms, linens, memorabilia and other decorative items, furnishings, appliances, supplies, inventory, rugs, carpets and other floor coverings, draperies, drapery rods and brackets, awnings, venetian blinds, partitions, chandeliers and other lighting fixtures, freezers, refrigerators, walk-in coolers, signs (indoor and outdoor), computer systems, cash registers and inventory control systems, and all other apparatus, equipment, furniture, furnishings, and articles used in connection with the use or operation of the Improvements or the Premises, it being understood that the enumeration of any specific articles of property shall in no way result in or be held to exclude any items of property not specifically mentioned (the property referred to in this subparagraph (3), the “Personal Property”);

(4) all general intangibles owned by Mortgagor and relating to design, development, operation, management and use of the Premises or the Improvements, all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations and consents obtained from and all materials prepared for filing or filed with any governmental agency in connection with the development, use, operation or management of the Premises and Improvements, all construction, service, engineering, consulting, leasing, architectural and other similar contracts concerning the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all architectural drawings, plans, specifications, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (the “Permits, Plans and Warranties”);

(5) all now or hereafter existing leases or licenses (under which Mortgagor is landlord or licensor) and subleases (under which Mortgagor is sublandlord),

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concession, management, mineral or other agreements of a similar kind that permit the use or occupancy of the Premises or the Improvements for any purpose in return for any payment, or the extraction or taking of any gas, oil, water or other minerals from the Premises in return for payment of any fee, rent or royalty (collectively, “Leases”), and all agreements or contracts for the sale or other disposition of all or any part of the Premises or the Improvements, now or hereafter entered into by Mortgagor, together with all charges, fees, income, issues, profits, receipts, rents, revenues or royalties payable thereunder (“Rents”);

(6) all real estate tax refunds and all proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property into cash or liquidated claims (“Proceeds”), including Proceeds of insurance maintained by the Mortgagor and condemnation awards, any awards that may become due by reason of the taking by eminent domain or any transfer in lieu thereof of the whole or any part of the Premises or Improvements or any rights appurtenant thereto, and any awards for change of grade of streets, together with any and all moneys now or hereafter on deposit for the payment of real estate taxes, assessments or common area charges levied against the Mortgaged Property, unearned premiums on policies of fire and other insurance maintained by the Mortgagor covering any interest in the Mortgaged Property or required by the Credit Agreement; and

(7) all extensions, improvements, betterments, renewals, substitutes and replacements of and all additions and appurtenances to, the Land, the Premises, the Improvements, the Personal Property, the Permits, Plans and Warranties and the Leases, hereinafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor on the Land, the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, deed of trust, conveyance, assignment or other act by the Mortgagor, all of which shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by the Mortgagor and specifically described herein.

TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject only to Permitted Liens and to satisfaction and release as provided in Section 3.04.

ARTICLE I

Representations, Warranties and Covenants of Mortgagor

Mortgagor agrees, covenants, represents and/or warrants as follows:

SECTION 1.01.  Title, Mortgage Lien.  (a)  Mortgagor has good and marketable fee simple title to the Mortgaged Property, subject only to Permitted Liens.

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(b)  The execution and delivery of this Mortgage is within Mortgagor’s corporate powers and has been duly authorized by all necessary corporate and, if required, stockholder action.  This Mortgage has been duly executed and delivered by Mortgagor and constitutes a legal, valid and binding obligation of Mortgagor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)  The execution, delivery and recordation of this Mortgage (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect the lien of this Mortgage, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Mortgagor or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon Mortgagor or its assets, or give rise to a right thereunder to require any payment to be made by Mortgagor, and (iv) will not result in the creation or imposition of any Lien on any asset of Mortgagor, except the lien of this Mortgage.

(d)  This Mortgage and the Uniform Commercial Code Financing Statements described in Section 1.09 of this Mortgage, when duly recorded in the public records identified in the U.S. Perfection Certificate will create a valid, perfected and enforceable lien upon and security interest in all of the Mortgaged Property.

(e)  Mortgagor will forever warrant and defend its title to the Mortgaged Property, the rights of Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under Permitted Liens to the extent of those rights.

SECTION 1.02.  Credit Agreement.  This Mortgage is given pursuant to the Credit Agreement, the other Loan Documents, the Secured Hedging Agreements and the Secured Cash Management Agreements (collectively, the “Secured Debt Agreements”).  Mortgagor expressly covenants and agrees to pay when due, and to timely perform, and to cause the other Loan Parties to pay when due, and to timely perform, the Obligations in accordance with the terms of the Secured Debt Agreements.

SECTION 1.03.  Payment of Taxes, and Other Obligations.  (a)  Mortgagor will pay and discharge from time to time prior to the time when the same shall become delinquent, and before any interest or penalty accrues thereon or attaches thereto, all Taxes and other obligations with respect to the Mortgaged Property or any part thereof or upon the Rents from the Mortgaged Property or arising in respect of the occupancy, use or possession thereof in accordance with, and to the extent required by, the Credit Agreement.

(b)  In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Mortgage or

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debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by Mortgagee, either directly or indirectly, on this Mortgage or any of the other Secured Debt Agreements, or requiring an amount of taxes to be withheld or deducted therefrom, Mortgagor will promptly (i) notify Mortgagee of such event, (ii) enter into such further instruments as Mortgagee may determine are reasonably necessary or desirable to obligate Mortgagor to make any additional payments necessary to put the Lenders and Secured Parties in the same financial position they would have been if such law, order, rule or regulation had not been passed and (iii) make such additional payments to Mortgagee for the benefit of the Lenders and Secured Parties.

SECTION 1.04.  Maintenance of Mortgaged Property.  Mortgagor will maintain the Improvements and the Personal Property in the manner required by the Credit Agreement.

SECTION 1.05.  Insurance.  Mortgagor will keep or cause to be kept the Improvements and Personal Property insured against such risks, and in the manner, described in Section 9.02 of the Credit Agreement and shall purchase such additional insurance as may be required from time to time pursuant to the Credit Agreement.  Federal Emergency Management Agency Standard Flood Hazard Determination Forms will be purchased by Mortgagor for each Mortgaged Property.  If any portion of the Mortgaged Property is located in an area identified as a special flood hazard area by Federal Emergency Management Agency or other applicable agency, Mortgagor will purchase flood insurance in an amount satisfactory to Mortgagee, but in no event less than the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended.

SECTION 1.06.  Casualty Condemnation/Eminent Domain.  Mortgagor shall give Mortgagee prompt written notice of any casualty or other damage to the Mortgaged Property or any proceeding for the taking of the Mortgaged Property or any portion thereof or interest therein under power of eminent domain or by condemnation or any similar proceeding in accordance with Section 9.05(e) of the Credit Agreement.

SECTION 1.07.  Assignment of Leases and Rents.  (a)  Mortgagor hereby irrevocably and absolutely grants, transfers and assigns all of its right title and interest in all Leases and Rents, together with any and all extensions and renewals of the Leases.  Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Leases or the Rents payable thereunder to anyone other than Mortgagee.

(b)  All material Leases, if any, shall be subordinate to the lien of this Mortgage.  Mortgagor will not enter into, modify or amend any Lease if such material Lease, as entered into, modified or amended, will not be subordinate to the lien of this Mortgage.

(c)  Subject to Section 1.07(d), Mortgagor has assigned and transferred to Mortgagee all of Mortgagor’s right, title and interest in and to the Rents now or hereafter arising from each Lease heretofore or hereafter made or agreed to by Mortgagor, it being intended that this assignment establish, subject to Section 1.07(d), an absolute transfer and assignment of all Rents and all Leases to Mortgagee and not merely to grant a security interest therein.  Subject to Section 1.07(d) and any applicable provisions of the Credit Agreement, Mortgagee

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may in Mortgagor’s name and stead (with or without first taking possession of any of the Mortgaged Property personally or by receiver as provided herein) operate the Mortgaged Property and rent, lease or let all or any portion of any of the Mortgaged Property to any party or parties at such rental and upon such terms as Mortgagee shall, in its sole discretion, determine, and may collect and have the benefit of all of said Rents arising from or accruing at any time thereafter or that may thereafter become due under any Lease.

(d)  So long as an Event of Default shall not have occurred and be continuing, Mortgagee will not exercise any of its rights under Section 1.07(c), and Mortgagor shall receive and collect the Rents accruing under any Lease; but after the happening and during the continuance of any Event of Default, Mortgagee may, at its option, receive and collect all Rents and enter upon the Premises and Improvements through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof.  Mortgagor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Lease, respectively, to rely upon any notice of a claimed Event of Default sent by Mortgagee to any such tenant or any of such tenant’s successors in interest, and thereafter to pay Rents to Mortgagee without any obligation or right to inquire as to whether an Event of Default actually exists and even if some notice to the contrary is received from the Mortgagor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to Mortgagee.  Each tenant or any of such tenant’s successors in interest from whom Mortgagee or any officer, agent, attorney or employee of Mortgagee shall have collected any Rents, shall be authorized to pay Rents to Mortgagor only after such tenant or any of their successors in interest shall have received written notice from Mortgagee that the Event of Default is no longer continuing, unless and until a further notice of an Event of Default is given by Mortgagee to such tenant or any of its successors in interest.

(e)  Mortgagee will not become a mortgagee in possession so long as it does not enter or take actual possession of the Mortgaged Property.  In addition, Mortgagee shall not be responsible or liable for performing any of the obligations of the landlord under any Lease, for any waste by any tenant, or others, for any dangerous or defective conditions of any of the Mortgaged Property, for negligence in the management, upkeep, repair or control of any of the Mortgaged Property or any other act or omission by any other person.

(f)  Mortgagor shall furnish to Mortgagee, within 30 days after a request by Mortgagee to do so, a written statement containing the names of all tenants, subtenants and concessionaires of the Premises or Improvements, the terms of any Lease, the space occupied and the rentals and/or other amounts payable thereunder.

SECTION 1.08.  Restrictions on Transfers and Encumbrances.  Mortgagor shall not directly or indirectly sell, convey, alienate, assign, lease, sublease, license, mortgage, pledge, encumber or otherwise transfer, create, consent to or suffer the creation of any lien, charge or other form of encumbrance upon any interest in or any part of the Mortgaged Property, or be divested of its title to the Mortgaged Property or any interest therein in any manner or way, whether voluntarily or involuntarily (other than resulting from a condemnation), or engage in any common, cooperative, joint, time-sharing or other congregate ownership of all or part thereof, except in each case in accordance with and to the extent permitted by the Credit

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Agreement; provided, that Mortgagor may, in the ordinary course of business and in accordance with reasonable commercial standards, enter into easement or covenant agreements that relate to and/or benefit the operation of the Mortgaged Property and that do not materially and adversely affect the value, use or operation of the Mortgaged Property.

SECTION 1.09.  Security Agreement.  This Mortgage is both a mortgage of real property and a grant of a security interest in personal property, and shall constitute and serve as a “Security Agreement” within the meaning of the uniform commercial code as adopted in the state wherein the Premises are located (“UCC”).  Mortgagor has hereby granted unto Mortgagee a security interest in and to all the Mortgaged Property described in this Mortgage that is not real property, and simultaneously with the recording of this Mortgage, Mortgagor has filed or will file UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the jurisdiction of formation of the Mortgagor to perfect the security interest granted by this Mortgage in all the Mortgaged Property that is not real property.  Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing reasonably requisite and necessary to be done to perfect the security interest contemplated by the preceding sentence.  Mortgagee shall have all rights with respect to the part of the Mortgaged Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded Mortgagee hereunder and under the Security Agreement.

SECTION 1.10.  Filing and Recording.  Mortgagor will cause this Mortgage, the UCC financing statements referred to in Section 1.09, any other security instrument creating a security interest in or evidencing the lien hereof upon the Mortgaged Property and each UCC continuation statement and instrument of further assurance to be filed, registered or recorded and, if necessary, refiled, rerecorded and reregistered, in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to perfect the lien hereof upon, and the security interest of Mortgagee in, the Mortgaged Property until this Mortgage is terminated and released in full in accordance with Section 3.04 hereof.  Mortgagor will pay all filing, registration and recording fees, all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges, and all reasonable expenses incidental to or arising out of or in connection with the execution, delivery and recording of this Mortgage, UCC continuation statements any mortgage supplemental hereto, any security instrument with respect to the Personal Property, Permits, Plans and Warranties and Proceeds or any instrument of further assurance.

SECTION 1.11.  Further Assurances.  Upon demand by Mortgagee, Mortgagor will, at the cost of Mortgagor and without expense to Mortgagee, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Mortgagee shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage,

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or for filing, registering or recording this Mortgage, and on demand, Mortgagor will also execute and deliver and hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments reasonably requested by Mortgagee to evidence more effectively the lien hereof upon the Personal Property and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

SECTION 1.12.  Additions to Mortgaged Property.  All right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the lien and security interest of this Mortgage.

SECTION 1.13.  No Claims Against Mortgagee.  Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof.

SECTION 1.14.  Fixture Filing.  (a)  Certain portions of the Mortgaged Property are or will become “fixtures” (as that term is defined in the UCC) on the Land, and this Mortgage, upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said UCC upon such portions of the Mortgaged Property that are or become fixtures.

(b)  The real property to which the fixtures relate is described in Exhibit A hereto.  The record owner of the real property described in Exhibit A hereto is Mortgagor.  The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of the Mortgagee set forth in the first paragraph of this Mortgage.  The mailing address of the Mortgagor/debtor is the address of the Mortgagor set forth in the first paragraph of this Mortgage.  The mailing address of the Mortgagee/secured party from which information concerning the security interest hereunder

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may be obtained is the address of the Mortgagee set forth in the first paragraph of this Mortgage.  Mortgagor’s organizational identification number is 2123437.

ARTICLE II

Defaults and Remedies

SECTION 2.01.  Events of Default.  Any Event of Default under the Credit Agreement (as such term is defined therein) shall constitute an Event of Default under this Mortgage.

SECTION 2.02.  Demand for Payment.  If an Event of Default shall occur and be continuing, then, upon written demand of Mortgagee, Mortgagor will pay to Mortgagee all amounts due hereunder and under the Credit Agreement and the other Loan Documents and such further amount as shall be sufficient to cover the costs and expenses of collection, including attorneys’ fees, disbursements and expenses incurred by Mortgagee, and Mortgagee shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

SECTION 2.03.  Rights To Take Possession, Operate and Apply Revenues.  (a)  If an Event of Default shall occur and be continuing, Mortgagor shall, upon demand of Mortgagee, forthwith surrender to Mortgagee actual possession of the Mortgaged Property and, if and to the extent not prohibited by applicable law, Mortgagee itself, or by such officers or agents as it may appoint, may then enter and take possession of all the Mortgaged Property without the appointment of a receiver or an application therefor, exclude Mortgagor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of Mortgagor.

(b)  If Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after such demand by Mortgagee, Mortgagee may to the extent not prohibited by applicable law, obtain a judgment or decree conferring upon Mortgagee the right to immediate possession or requiring Mortgagor to deliver immediate possession of the Mortgaged Property to Mortgagee, to the entry of which judgment or decree Mortgagor hereby specifically consents.  Mortgagor will pay to Mortgagee, upon demand, all reasonable expenses of obtaining such judgment or decree, including reasonable compensation to Mortgagee’s attorneys and agents with interest thereon at the rate per annum applicable to overdue amounts under the Credit Agreement as provided in Section 2.08(b) of the Credit Agreement (the “Interest Rate”); and all such expenses and compensation shall, until paid, be secured by this Mortgage.

(c)  Upon every such entry or taking of possession, Mortgagee may, to the extent not prohibited by applicable law, hold, store, use, operate, manage and control the Mortgaged Property, conduct the business thereof and, from time to time, (i) make all necessary and

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proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property, (iii) insure or keep the Mortgaged Property insured, (iv) manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor to the same extent as Mortgagor could in its own name or otherwise with respect to the same, or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted Mortgagee, all as may from time to time be directed or determined by Mortgagee to be in its best interest and Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts. Mortgagee may collect and receive all the Rents, issues, profits and revenues from the Mortgaged Property, including those past due as well as those accruing thereafter, and, after deducting (i) all expenses of taking, holding, managing and operating the Mortgaged Property (including compensation for the services of all persons employed for such purposes), (ii) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the costs of insurance, (iv) such taxes, assessments and other similar charges as Mortgagee may at its option pay, (v) other proper charges upon the Mortgaged Property or any part thereof and (vi) the compensation, expenses and disbursements of the attorneys and agents of Mortgagee, Mortgagee shall apply the remainder of the moneys and proceeds so received first to the payment of the Mortgagee for the satisfaction of the Obligations, and second, if there is any surplus, to Mortgagor, subject to the entitlement of others thereto under applicable law.

(d)  Whenever, before any sale of the Mortgaged Property under Section 2.06, all Obligations that are then due shall have been paid and all Events of Default fully cured, Mortgagee will surrender possession of the Mortgaged Property back to Mortgagor, its successors or assigns.  The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

SECTION 2.04.  Right To Cure Mortgagor’s Failure to Perform.  Should Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or the Credit Agreement (with respect to the Mortgaged Property), Mortgagee may pay, perform or observe the same, and all payments made or costs or expenses incurred by Mortgagee in connection therewith shall be secured hereby and shall be, without demand, immediately repaid by Mortgagor to Mortgagee with interest thereon at the Interest Rate.  Mortgagee shall be the judge using reasonable discretion of the necessity for any such actions and of the amounts to be paid.  Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to Mortgagor, to any person in possession holding under Mortgagor or to any other person.

SECTION 2.05.  Right to a Receiver.  If an Event of Default shall occur and be continuing, Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Mortgaged Property and to collect and apply the Rents.  The receiver shall have all of the rights and powers permitted under the laws of the state wherein the Mortgaged Property is

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located.  Mortgagor shall pay to Mortgagee upon demand all reasonable expenses, including receiver’s fees, reasonable attorney’s fees and disbursements, costs and agent’s compensation incurred pursuant to the provisions of this Section 2.05; and all such expenses shall be secured by this Mortgage and shall be, without demand, immediately repaid by Mortgagor to Mortgagee with interest thereon at the Interest Rate.

SECTION 2.06.  Foreclosure and Sale.  (a)  If an Event of Default shall occur and be continuing, Mortgagee may elect to sell the Mortgaged Property or any part of the Mortgaged Property by exercise of the power of foreclosure or of sale granted to Mortgagee by applicable law or this Mortgage.  In such case, Mortgagee may commence a civil action to foreclose this Mortgage, or it may proceed and sell the Mortgaged Property to satisfy any Obligation.  Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property, may sell all or such parts of the Mortgaged Property as may be chosen by Mortgagee at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as Mortgagee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder.  Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property may postpone any foreclosure or other sale of all or any portion of the Mortgaged Property by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement or subsequently noticed sale.  Without further notice, Mortgagee or an officer appointed to sell the Mortgaged Property may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale.  Any person, including Mortgagor or Mortgagee or any designee or affiliate thereof, may purchase at such sale.

(b)  The Mortgaged Property may be sold subject to unpaid taxes and Permitted Liens, and, after deducting all costs, fees and expenses of Mortgagee (including costs of evidence of title in connection with the sale), Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 2.08.

(c)  Any foreclosure or other sale of less than the whole of the Mortgaged Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Obligations have been satisfied, or the entirety of the Mortgaged Property has been sold.

(d)  If an Event of Default shall occur and be continuing, Mortgagee may instead of, or in addition to, exercising the rights described in Section 2.06(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the Obligations, or the performance of any term, covenant, condition or agreement of this Mortgage or any other Loan Document or any other right, or (ii) to pursue any other remedy available to Mortgagee, all as Mortgagee shall determine most effectual for such purposes.

SECTION 2.07.  Other Remedies.  (a)  In case an Event of Default shall occur and be continuing, Mortgagee may also exercise, to the extent not prohibited by law, any or all of the remedies available to a secured party under the UCC.

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(b)  In connection with a sale of the Mortgaged Property or any Personal Property and the application of the proceeds of sale as provided in Section 2.08, Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Obligations, plus all other charges, payments and costs due under this Mortgage, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Obligations remaining unpaid, with interest.

SECTION 2.08.  Application of Sale Proceeds and Rents.  After any foreclosure sale of all or any of the Mortgaged Property, Mortgagee shall, subject to the applicable provisions of the Intercreditor Agreement, receive and apply the proceeds of the sale, together with any Rents that may have been collected and any other sums that then may be held by Mortgagee under this Mortgage, in accordance with Section 11.02 of the Credit Agreement.  The Mortgagee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Mortgage.  Upon any sale of the Mortgaged Property by the Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof.

SECTION 2.09.  Mortgagor as Tenant Holding Over.  If Mortgagor remains in possession of any of the Mortgaged Property after any foreclosure sale by Mortgagee, at Mortgagee’s election Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.

SECTION 2.10.  Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws.  Mortgagor waives, to the extent not prohibited by law, (i) the benefit of all laws now existing or that hereafter may be enacted (x) providing for any appraisement or valuation of any portion of the Mortgaged Property and/or (y) in any way extending the time for the enforcement or the collection of amounts due under any of the Obligations or creating or extending a period of redemption from any sale made in collecting said debt or any other amounts due Mortgagee, (ii) any right to at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any homestead exemption, stay, statute of limitations, extension or redemption, or sale of the Mortgaged Property as separate tracts, units or estates or as a single parcel in the event of foreclosure or notice of deficiency, and (iii) all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of or each of the Obligations and marshaling in the event of foreclosure of this Mortgage.

SECTION 2.11.  Discontinuance of Proceedings.  In case Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to Mortgagee, then and in every such case Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceeding had been taken.

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SECTION 2.12.  Suits To Protect the Mortgaged Property.  Mortgagee shall have power (a) to institute and maintain suits and proceedings to prevent any impairment of the Mortgaged Property by any acts that may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property and in the Rents arising therefrom and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of Mortgagee hereunder.

SECTION 2.13.  Filing Proofs of Claim.  In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Mortgagor, Mortgagee shall, to the extent permitted by law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Mortgagee allowed in such proceedings for the Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

SECTION 2.14.  Possession by Mortgagee.  Notwithstanding the appointment of any receiver, liquidator or trustee of Mortgagor, any of its property or the Mortgaged Property, Mortgagee shall be entitled, to the extent not prohibited by law, to remain in possession and control of all parts of the Mortgaged Property now or hereafter granted under this Mortgage to Mortgagee in accordance with the terms hereof and applicable law.

SECTION 2.15.  Waiver.  (a)  No delay or failure by Mortgagee to exercise any right, power or remedy accruing upon any breach or Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such breach or Event of Default or acquiescence therein; and every right, power and remedy given by this Mortgage to Mortgagee may be exercised from time to time and as often as may be deemed expedient by Mortgagee.  No consent or waiver by Mortgagee to or of any breach or Event of Default by Mortgagor in the performance of the Obligations shall be deemed or construed to be a consent or waiver to or of any other breach or Event of Default in the performance of the same or of any other Obligations by Mortgagor hereunder.  No failure on the part of Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by Mortgagor.

(b)  Even if Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Secured Debt Agreements, (iv) releases a part of the Mortgaged Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Secured Debt Agreements, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating Mortgagee’s lien on the Mortgaged Property hereunder; no such act or omission shall preclude Mortgagee from

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exercising any other right, power or privilege herein granted or intended to be granted in the event of any breach or Event of Default then made or of any subsequent default; nor, except as otherwise expressly provided in an instrument executed by Mortgagee, shall this Mortgage be altered thereby.  In the event of the sale or transfer by operation of law or otherwise of all or part of the Mortgaged Property, Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Mortgaged Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

SECTION 2.16.  Waiver of Trial by Jury.  To the fullest extent permitted by applicable law, Mortgagor and Mortgagee each hereby irrevocably and unconditionally waive trial by jury in any action, claim, suit or proceeding relating to this Mortgage and for any counterclaim brought therein.  Mortgagor hereby waives all rights to interpose any counterclaim in any suit brought by Mortgagee hereunder and all rights to have any such suit consolidated with any separate suit, action or proceeding.

SECTION 2.17.  Remedies Cumulative.  No right, power or remedy conferred upon or reserved to Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

ARTICLE III

Miscellaneous

SECTION 3.01.  Partial Invalidity.  In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such validity, illegality or unenforceability shall, at the option of Mortgagee, not affect any other provision of this Mortgage, and this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

SECTION 3.02.  Notices.  All notices and communications hereunder shall be in writing and given to Mortgagor in accordance with the terms of the Credit Agreement at the address set forth on the first page of this Mortgage and to the Mortgagee as provided in the Credit Agreement.

SECTION 3.03.  Successors and Assigns.  All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and the Improvements and shall apply to, bind and inure to, the benefit of the permitted successors and assigns of Mortgagor and the successors and assigns of Mortgagee.

SECTION 3.04.  Satisfaction and Cancelation.  (a)  The conveyance to Mortgagee of the Mortgaged Property as security created and consummated by this Mortgage shall be null and void upon the payment in full in cash of the Loans and all the other Loan Document Obligations (other than unasserted contingent and indemnification obligations), termination

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of all Commitments and Incremental Commitments and reduction of all exposure under any Letters of Credit issued and any Bankers’ Acceptances to zero (or the making of other arrangements satisfactory to the issuers thereof).

(b)  Upon any sale or other transfer by Mortgagor of all or any portion of the Mortgaged Property that is permitted under the Credit Agreement (other than a sale or other transfer to a U.S. Loan Party), or upon the effectiveness of any written consent to the release of the Lien granted hereby in all or any portion of the Mortgaged Property pursuant to Section 12.10 of the Credit Agreement, the Lien in all or such portion of the Mortgaged Property, as applicable, shall be automatically released.

(c)  In connection with any termination or release pursuant to paragraph (a) or (b) of this Section 3.04, the Mortgagee shall execute and deliver to Mortgagor, at Mortgagor’s expense, all documents that Mortgagor shall reasonably request to evidence such termination or release; provided, however, that (i) the Mortgagee shall not be required to execute any such document on terms which, in its reasonable opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Mortgagor or any of the Subsidiaries in respect of) all interests in the Mortgaged Property (if any) retained by the Mortgagor or any of the Subsidiaries.  Any execution and delivery of documents pursuant to this Section 3.04 shall be without recourse to or warranty by the Mortgagee.

SECTION 3.05.  Definitions.  The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Mortgage.  As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) “including” shall mean “including but not limited to”; (b) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (c) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage or deed of trust”; (d) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (e) “any of the Mortgaged Property” shall mean “the Mortgaged Property or any part thereof or interest therein”.  Any act that Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by Mortgagee or any person or entity designated by Mortgagee.  Any act that is prohibited to Mortgagor hereunder is also prohibited to all lessees of any of the Mortgaged Property.  Each appointment of Mortgagee as attorney-in-fact for Mortgagor under the Mortgage is irrevocable, with power of substitution and coupled with an interest.

SECTION 3.06.  Multisite Real Estate Transaction.  Mortgagor acknowledges that this Mortgage is one of a number of Other Mortgages and Security Documents that secure the Obligations.  Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Mortgagee, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Obligations hereby secured, or by any failure, neglect or omission on the part of Mortgagee to realize upon or protect any Obligation or indebtedness hereby secured or any collateral security therefor including the Other Mortgages and other Security Documents.  The lien hereof shall not in any manner be impaired or affected by any release

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(except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations secured or of any of the collateral security therefor, including the Other Mortgages and other Security Documents or of any guarantee thereof, and Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages and other Security Documents without first exercising or enforcing any of its rights and remedies hereunder.  Such exercise of Mortgagee’s rights and remedies under any or all of the Other Mortgages and other Security Documents shall not in any manner impair the indebtedness hereby secured or the lien of this Mortgage and any exercise of the rights or remedies of Mortgagee hereunder shall not impair the lien of any of the Other Mortgages and other Security Documents or any of Mortgagee’s rights and remedies thereunder.  Mortgagor specifically consents and agrees that Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages and other Security Documents separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

SECTION 3.07.  No Oral Modification.  This Mortgage may not be changed or terminated orally.  Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate Mortgage, lien or encumbrance.

SECTION 3.08.  Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the Liens granted to the Mortgagee under this Mortgage and the exercise of the rights and remedies of the Mortgagee hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Mortgage, the terms of the Intercreditor Agreement shall govern and control.

SECTION 3.09.  Reduction of Secured Amount.  In the event the maximum principal amount secured by this Mortgage is less than the aggregate Obligations, then the amount secured hereby shall be reduced only by the last and final sums that Mortgagor or any other Loan Party repays with respect to the Obligations and shall not be reduced by any intervening repayments of the Obligations.  So long as the balance of the Obligations exceeds the amount secured hereby, any payments of the Obligations shall not be deemed to be applied against, or reduce, the portion of the Obligations secured by this Mortgage.

SECTION 3.10.  Future Advances.  This Mortgage is given to secure the Obligations under, or in respect of, the Secured Debt Agreements and shall secure not only Obligations with respect to presently existing indebtedness under the foregoing documents and agreements but also any and all other Obligations which may hereafter be owing to the Secured Parties under the Secured Debt Agreements, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances and other obligations, pursuant to the Secured Debt Agreements, whether such advances or obligations are obligatory or to be made at the option of the Secured Parties, or otherwise, to the same extent as if such future advances or obligations were made on the date of the execution of this Mortgage.  The Lien of this Mortgage shall be valid as to all Obligations secured hereby, including future advances and

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obligations, from the time of its filing for record in the recorder’s office of the county in which the Mortgaged Property is located.  This Mortgage is intended to and shall be valid and have priority over all subsequent Liens and encumbrances, including statutory Liens, excepting solely taxes and assessments levied on the real estate, to the extent of the maximum amount secured hereby and Permitted Liens related thereto.  Although this Mortgage is given to secure all future advances and obligations made by Mortgagee and/or the other Secured Parties to or for the benefit of the Borrowers, Mortgagor and/or the Mortgaged Property, whether obligatory or optional, Mortgagor and Mortgagee hereby acknowledge and agree that Mortgagee and the other Secured Parties are obligated by the terms of the Secured Debt Agreements to make certain future advances or obligations, including advances of a revolving nature, subject to the fulfillment of the relevant conditions set forth in the Secured Debt Agreements.

ARTICLE IV

Particular Provisions

This Mortgage is subject to the following provisions relating to the particular laws of the state wherein the Premises are located:

SECTION 4.01.  Applicable Law; Certain Particular Provisions.  This Mortgage shall be governed by and construed in accordance with the internal law of the state where the Mortgaged Property is located, except that Mortgagor expressly acknowledges that by their terms, the Credit Agreement and other Loan Documents (aside from those Other Mortgages to be recorded outside New York) shall be governed by the internal law of the State of New York, without regard to principles of conflict of law.  Mortgagor and Mortgagee agree to submit to jurisdiction and the laying of venue for any suit on this Mortgage in the state where the Mortgaged Property is located.  The terms and provisions set forth in Appendix A attached hereto are hereby incorporated by reference as though fully set forth herein.  In the event of any conflict between the terms and provisions contained in the body of this Mortgage and the terms and provisions set forth in Appendix A, the terms and provisions set forth in Appendix A shall govern and control.

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IN WITNESS WHEREOF, this Mortgage has been duly executed and delivered to Mortgagee by Mortgagor and is effective as of the date first above written.

SMURFIT-STONE CONTAINER CORPORATION

By:
Name:
Title:

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[ADD LOCAL FORM OF ACKNOWLEDGMENT]

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Exhibit A

to Mortgage

Description of the Land

Appendix A

to Mortgage

Local Law Provisions

Exhibit P-1

to the Credit Agreement

April     , 2010

Deutsche Bank AG New York Branch,

as Administrative Agent and Security Agent

60 Wall Street, NYC60-0208

2nd Floor

New York, New York 10005-2858

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

We have acted as special counsel to Smurfit-Stone Container Corporation, a Delaware corporation (“SSCC”), Smurfit-Stone Container Enterprises, Inc., a Delaware corporation (“SSCE”), and Smurfit-Stone Container Canada, L.P., an Ontario limited partnership (“SSC Canada”), in connection with the execution and delivery of the ABL Credit Agreement dated as of the date hereof (the “Credit Agreement”) by and among SSCC, SSCE, SSC Canada, Deutsche Bank AG New York Branch, as Administrative Agent and Security Agent, Deutsche Bank AG New York Branch, JPMorgan Chase Bank, N.A., and General Electric Capital Corporation, as Co-Collateral Agents, and the financial institutions party thereto (the “Lenders”).  Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Credit Agreement.  SSCC and SSCE are individually referred to herein as a “Loan Party” and collectively as the “Loan Parties”.  This opinion letter is delivered to you at our clients’ request pursuant to Section 6.01(b) of the Credit Agreement.

In rendering the opinions set forth herein, we have examined (i) the Credit Agreement, (ii) that certain Order dated April     , 2010 issued by the U.S. Bankruptcy Court granting authority to enter into the Credit Agreement and execute, deliver and perform all obligations under the Credit Agreement and other Loan Documents, and (iii) such other agreements, instruments and documents and such questions of law as we have deemed necessary or appropriate to enable us to render the opinions expressed below.  Additionally, we have examined originals or copies, certified to our satisfaction, of such certificates of public officials and officers and representatives of the Loan Parties and we have made such inquiries of officers and representatives of the Loan Parties as we have deemed relevant or necessary as the basis for the opinions set forth herein.

In rendering the opinions expressed below, we have, with your consent, assumed the legal capacity of all natural persons executing documents, that the signatures of persons signing all documents in connection with which this opinion letter is rendered are genuine, all documents submitted to us as originals or duplicate originals are authentic and all documents submitted to us as copies, whether certified or not, conform to authentic original documents.  In giving the opinions expressed below, we have relied upon and assumed with your permission and without independent investigation or verification of any kind the correctness of (i) the opinions set forth in the separate opinion of Craig A. Hunt, Esq., Senior Vice President, Secretary and General Counsel of the Loan Parties, with respect to the Loan Parties, (ii) the opinions set forth in the separate opinion of Osler, Hoskin & Harcourt LLP, with respect to SSC Canada and 3242795 Nova Scotia Limited, a Nova Scotia company and general partner of SSC Canada, and (iii) the opinions set forth in the separate opinion of Stewart McKelvey Stirling Scales, with respect to SSC Canada, 3242795 Nova Scotia Limited, a Nova Scotia company and general partner of SSC Canada, and 3242796 Nova Scotia Limited, a Nova Scotia company and limited partner of SSC Canada, in each case dated the date hereof and delivered to you pursuant to Section 6.01(b) of the Credit Agreement.  Additionally, we have, with your consent, assumed and relied upon, the following:

(a)           the accuracy and completeness of all certificates and other statements, documents, records, financial statements and papers reviewed by us, and the accuracy and completeness of all representations, warranties, schedules and exhibits contained in the Credit Agreement, in each case with respect to the factual matters set forth therein;

(b)           all parties to the documents reviewed by us are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or formation and under the laws of all jurisdictions where they are conducting their businesses or otherwise required to be so qualified, and have full power and authority to execute, deliver and perform under such documents and all such documents have been duly authorized, executed and delivered by such parties; and

(c)           because a claimant bears the burden of proof required to support its claims, the Administrative Agent, Security Agent and the Lenders will undertake the effort and expense necessary to fully present their claims in the prosecution of any right or remedy accorded the Administrative Agent, Security Agent or the Lenders under the Credit Agreement.

Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring to the actual present knowledge of the particular Winston & Strawn LLP attorneys who have represented the Loan Parties during the course of our limited representation of the Loan Parties in connection with the Credit Agreement.  Except as expressly set forth herein, we have not undertaken any independent investigation, examination or inquiry to determine the existence or absence of any facts (and have not caused the review of any court file or indices) and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

Based upon the foregoing and subject to the qualifications, limitations and comments stated herein, we are of the opinion that:

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1.             The Credit Agreement constitutes the legal, valid and binding obligation of each of the Loan Parties and SSC Canada and the Credit Agreement is enforceable against each such Loan Party and SSC Canada in accordance with its terms.

2.             Each of the Loan Party’s and SSC Canada’s execution and delivery of the Credit Agreement and its performance of its obligations thereunder will not constitute a violation by such Loan Party or SSC Canada of any applicable provision of any existing State of New York or United States federal statutory law or governmental regulation covered by this letter, or violate any existing order, writ, injunction or decree of any court or governmental instrumentality applicable to such Loan Party or SSC Canada of which we have knowledge.

3.             No Loan Party is presently required to obtain any consent, approval, authorization or order of the State of New York or any United States federal court or governmental agency in connection with the execution, delivery and performance by the Loan Parties of the Credit Agreement, except for: (a) those obtained or made on or prior to the date hereof; (b) actions or filings required in connection with ordinary course conduct by the Loan Parties of their respective businesses and ownership or operation by the Loan Parties of their respective assets; and (c) actions and filings required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any state “blue sky” law or related regulation and the Trust Indenture Act of 1939, as amended (as to which matters we express no opinion).

4.             None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or, to our knowledge, controlled by such a company.

5.             None of the Loan Parties is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.             To our knowledge, no legal or governmental proceedings are pending or overtly threatened to which any Loan Party is a party or to which any of their respective properties or assets are subject that challenges the validity or enforceability of the Credit Agreement.

The opinions as expressed herein are subject to the following qualifications, limitations and comments:

(a)           the enforceability of the Credit Agreement and the obligations of the Loan Parties and SSC Canada thereunder and the availability of certain rights and remedial provisions provided for in the Credit Agreement are subject to the effect of bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, arrangement, liquidation, conservatorship and moratorium laws and are subject to limitations imposed by other laws and judicial decisions relating to or affecting the rights of creditors or secured creditors generally, and general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) upon the availability of injunctive relief or other equitable remedies, including, without limitation, where: (i) the breach of such covenants or provisions imposes restrictions or burdens upon a debtor and it cannot be demonstrated that the enforcement of such remedies, restrictions or burdens is reasonably necessary for the protection of a creditor; (ii) a creditor’s enforcement

3

of such remedies, covenants or provisions under the circumstances, or the manner of such enforcement, would violate such creditor’s implied covenant of good faith and fair dealing, or would be commercially unreasonable; or (iii) a court having jurisdiction finds that such remedies, covenants or provisions were, at the time made, or are in application, unconscionable as a matter of law or contrary to public policy;

(b)           as to our opinions set forth in paragraph 1 hereof, we express no opinion as to the enforceability of cumulative remedies to the extent such cumulative remedies purport to or would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of the actual loss suffered by such party;

(c)           we express no opinion as to the creation, perfection or priority of any security interests;

(d)           provisions in the Credit Agreement deemed to impose the payment of interest on interest may be unenforceable, void or voidable under applicable law;

(e)           we express no opinion as to the validity, binding effect or enforceability of any indemnification provisions of the Credit Agreement;

(f)            requirements in the Credit Agreement specifying that provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents;

(g)           we express no opinion with respect to the validity, binding effect or enforceability of any provision of the Credit Agreement which purports to authorize any Person to sign or file documents without the signature of the Loan Parties or SSC Canada;

(h)           we express no opinion with respect to the validity, binding effect or enforceability of any purported waiver, release or disclaimer under the Credit Agreement relating to (i) statutory or equitable rights and defenses of the Loan Parties or SSC Canada which are not subject to waiver, release or disclaimer, or (ii) rights or claims of, or duties owing to, the Loan Parties or SSC Canada to the extent limited by applicable law, or to the extent such rights, claims and duties otherwise exist as a matter of law except to the extent the Loan Parties or SSC Canada have effectively so waived, released or disclaimed such rights, claims or duties in accordance with applicable law;

(i)            we express no opinion as to the severability of any provision of the Credit Agreement;

(j)            certain other rights, remedies and waivers contained in the Credit Agreement may be rendered ineffective, or limited by, applicable laws, rules, regulations, constitutional requirements or judicial decisions governing such provisions, but such laws, rules, regulations, constitutional limitations and judicial decisions do not, in our opinion (subject to the other comments and qualifications set forth in this opinion letter), make the remedies afforded by the Credit Agreement inadequate for the practical realization of the principal benefits intended to

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be provided, although they may result in a delay thereof (and we express no opinion with respect to the economic consequences of any such delay);

(k)           we express no opinion with respect to the applicability or effect of federal or state anti-trust, unfair competition, tax, pension and employee benefit, environmental, land use and subdivision, racketeering (e.g., RICO), health and safety (e.g., OSHA), labor, (except to the extent set forth in paragraphs 4 and 5 above) securities and “blue sky” laws and regulations;

(l)            we express no opinion with respect to the applicability or effect of the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions and judicial decisions to the extent that they deal with any of the foregoing;

(m)          we express no opinion with respect to the validity, binding effect or enforceability of any provision of the Credit Agreement purporting to establish evidentiary standards or a consent to jurisdiction and venue or waiving service of process or demand or notice and hearing or constitutional rights (including a jury trial) or purporting to eliminate any obligation to marshall assets;

(n)           we express no opinion with respect to any provisions of the Credit Agreement purporting to appoint any Person as attorney-in-fact or agent for the Loan Parties or SSC Canada;

(o)           we express no opinion as to the effect of the legal or regulatory status or the nature of the business of the Administrative Agent, Security Agent or any Lender on our opinions;

(p)           we express no opinion with respect to Section 13.02 of the Credit Agreement to the extent that such section permits setoff to be made without notice; and

(q)           although the Credit Agreement provides for obligations of Loan Parties and SSC Canada denominated in a currency other than United States dollars, we express no opinion as to whether a court would award a judgment in a currency other than United States dollars.

The opinions expressed herein are based upon and are limited to the laws of the State of New York and the United States of America, and we express no opinion with respect to the laws of any other state, jurisdiction or political subdivision.  The opinions expressed herein based on the laws of the State of New York and the United States of America are limited to the laws generally applicable in transactions of the type covered by the Credit Agreement.

Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

This opinion letter is solely for the benefit of the addressees hereof in connection with the execution and delivery of the Credit Agreement.  No attorney-client relationship exists or has

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existed by reason of our preparation, execution and delivery of this opinion letter to any addressee hereof or any other person or entity except for the Loan Parties and SSC Canada. In permitting reliance hereon by any person or entity other than the Loan Parties and SSC Canada, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.  This opinion letter may not be relied upon in any manner by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent; provided that any Person that subsequently becomes a Lender in accordance with Section 13.04(b) of the Credit Agreement may rely on this opinion letter as of the date of this opinion letter as if it were addressed to such Person and delivered on the date hereof; and provided further, that this opinion may be furnished by you to, but may not be relied upon in any manner by, (i) your legal counsel and independent auditors who need to know such information and are informed of the confidential nature of this opinion, (ii) any regulatory authority having jurisdiction over you upon the request or demand of such regulatory authority, (iii) any Person to the extent required pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding or as otherwise required by applicable law or compulsory legal process, provided that you take reasonable steps to procure that such Person maintains the confidentiality of this opinion, (iv) any Person that subsequently becomes the Administrative Agent or Security Agent in accordance with Section 12.09 of the Credit Agreement, (v) any Person that proposes to become a Lender under the Credit Agreement, and (vi) any Person that proposes to become or becomes a Cash Management Creditor under a Secured Cash Management Agreement or a Hedging Creditor under a Secured Hedging Agreement, in each case, in compliance with the requirements of the Credit Agreement.

Very truly yours,

Winston & Strawn LLP

6

Exhibit P-2

to the Credit Agreement

April     , 2010

Deutsche Bank AG New York Branch,

as Administrative Agent and Security Agent

60 Wall Street, NYC60-0208

2nd Floor

New York, New York 10005-2858

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

I am general counsel to Smurfit-Stone Container Corporation, a Delaware corporation (“SSCC”), Smurfit-Stone Container Enterprises, Inc., a Delaware corporation (“SSCE”), and Smurfit-Stone Container Canada, L.P., an Ontario limited partnership (“SSC Canada”).  SSCC and SSCE are individually referred to herein as a “Loan Party” and collectively as the “Loan Parties”.  This opinion is delivered to you pursuant to Section 6.01(b) of the Credit Agreement dated as of the date hereof (the “Credit Agreement”) by and among SSCC, SSCE, SSC Canada, Deutsche Bank AG New York Branch, as Administrative Agent and Security Agent, Deutsche Bank AG New York Branch, JPMorgan Chase Bank, N.A., and General Electric Capital Corporation, as Co-Collateral Agents, and the financial institutions party thereto (the “Lenders”).  Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the following:

(i)            the certificate of incorporation and bylaws of SSCC and SSCE;

(ii)           resolutions of the board of directors of SSCC and SSCE; and

(iii)          the Credit Agreement.

In addition, I have obtained and relied without independent investigation upon such certificates and assurances from public officials as I have deemed necessary or appropriate.  In my examinations, I have assumed (a) the genuineness of all signatures of all parties other than the Loan Parties, the conformity to original documents of all documents submitted to me as copies or drafts and the authenticity of such originals of such latter documents, (b) as to all parties other than the Loan Parties, the due completion, execution, acknowledgment as indicated thereon and delivery of documents recited herein and therein and validity and enforceability against all parties thereto other than the Loan Parties and (c) that each Person (other than the Loan Parties) which is a party to the Credit Agreement has full power, authority and legal right, under its charter and other governing documents, corporate or other entity legislation and the laws of its state of formation, to perform its respective obligations under the Credit Agreement.

I have investigated such questions of law for the purpose of rendering this opinion as I have deemed necessary.  I am opining herein as to United States federal laws, the General Corporation Law of the State of Delaware and the laws of the State of Missouri only, in each case as having effect at the date hereof.

On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, I am of the opinion that as of the date hereof:

1.             Each of SSCC and SSCE is a corporation duly incorporated, validly existing and in good standing under the laws of its respective state of incorporation.  Each of the Loan Parties is qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except, as to any Loan Party, for such failures to be qualified and in good standing, if any, which would not have a material adverse effect on the business, properties or operations of such Loan Party.  Each Loan Party has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and to execute, deliver and perform its obligations under the Credit Agreement.  The execution, delivery and performance by each Loan Party of the Credit Agreement have been duly authorized by all necessary corporate action on the part of such Loan Party and such documents have been duly executed and delivered by each such Loan Party.

2.             Each of the Loan Party’s and SSC Canada’s execution and delivery of the Credit Agreement and its performance of its obligations under the Credit Agreement will not (i) constitute a violation by each such Loan Party or SSC Canada of any applicable provision of the General Corporation Law of the State of Delaware or United States federal statutory law or governmental regulation, or violate any existing order, writ, injunction or decree of any court or governmental instrumentality applicable to such Loan Party or SSC Canada of which I have knowledge; (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Loan Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Loan Party pursuant to the terms of any material note, deed of trust, license, franchise, permit, agreement or other instrument or obligation to which such Loan

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Party is a party, or by which such Loan Party or any of its properties (whether now owned or hereafter acquired) may be bound or affected (except that I express no opinion with respect to breaches or defaults under cross-default or cross-acceleration provisions or with respect to financial covenants or tests) or (iii) violate any existing provisions of the certificate of incorporation or by-laws of the Loan Parties.

3.             Other than the Bankruptcy Proceedings (solely with respect to the Loan Parties) and the matters disclosed on Schedule 8.09 to the Credit Agreement, there are no causes of action, claims, proceedings or investigations pending, or to the best of my knowledge, threatened against any of the Loan Parties or SSC Canada, relating to or affecting any of the Loan Parties or SSC Canada (or any of their respective officers or directors in connection with the business or affairs of such Loan Party or SSC Canada), before any court or governmental authority, which could reasonably be expected to have a Material Adverse Effect.  Other than the commencement of the Bankruptcy Proceedings (solely with respect to the Loan Parties), there are no causes of action, claims, proceedings or investigations pending or, to the best of my knowledge, threatened, against any of the Loan Parties or SSC Canada challenging the validity or propriety of the transactions contemplated by the Credit Agreement or in which an injunction or order has been entered preventing any of the transactions contemplated by the Credit Agreement.  Other than those of the Bankruptcy Courts (solely with respect to the Loan Parties), none of the Loan Parties or SSC Canada is subject to any judgment, order or decree which has a reasonable probability of having a material adverse effect on the business, properties or operations of the Loan Parties and SSC Canada taken as a whole.

4.             No Loan Party is presently required to obtain any consent, approval, authorization or order of any Delaware governmental authority under the General Corporation Law of the State of Delaware in connection with the execution, delivery and performance by the Loan Parties of the Credit Agreement, except for:  (a) those obtained or made on or prior to the date hereof; and (b) actions or filings required in connection with ordinary course conduct by the Loan Parties of their respective businesses and ownership or operation by the Loan Parties of their respective assets.

5.             None of the Loan Parties is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

6.             None of the Loan Parties is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or a “public utility”, as such term is defined in the Federal Power Act, as amended.

This opinion is solely for your benefit in connection with the transactions contemplated by the Credit Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent; provided, however, that Winston & Strawn LLP and any Person that subsequently becomes a Lender in accordance with Section 13.04(b) of the Credit Agreement may rely on this opinion as of the date of this opinion as if it were addressed to such Person and delivered on the date hereof; and provided further, that this opinion may be

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furnished by you to, but may not be relied upon in any manner by, (i) your legal counsel and independent auditors who need to know such information and are informed of the confidential nature of this opinion, (ii) any regulatory authority having jurisdiction over you upon the request or demand of such regulatory authority, (iii) any Person to the extent required pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding or as otherwise required by applicable law or compulsory legal process, provided that you take reasonable steps to procure that such Person maintains the confidentiality of this opinion, (iv) any Person that subsequently becomes the Administrative Agent or Security Agent in accordance with Section 12.09 of the Credit Agreement, (v) any Person that proposes to become a Lender under the Credit Agreement, and (vi) any Person that proposes to become or becomes a Cash Management Creditor under a Secured Cash Management Agreement or a Hedging Creditor under a Secured Hedging Agreement, in each case, in compliance with the requirements of the Credit Agreement.

Very truly yours,

Craig A. Hunt
General Counsel

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Exhibit P-3

to the Credit Agreement

April ● 2010

Deutsche Bank AG New York Branch,

as Administrative Agent and Security Agent

60 Wall Street, NYC60-0208

2nd Floor

New York, New York 10005-2858

The Lenders party to the Credit Agreement referred to below

Dear Sirs/Mesdames:

RE:         ABL Credit Agreement, dated as of [   ], 2010, among Smurfit-Stone Container Corporation, a Delaware corporation (“SSCC”), Smurfit-Stone Container Enterprises, Inc., a Delaware corporation, Smurfit-Stone Container Canada, L.P., an Ontario limited partnership (the “Canadian Borrower”), certain subsidiaries of SSCC party thereto from time to time, the Lenders party thereto, Deutsche Bank AG New York Branch, as Administrative Agent and Security Agent, and Deutsche Bank AG New York Branch, JPMorgan Chase Bank, N.A., and General Electric Capital Corporation, as Co-Collateral Agents (the “Credit Agreement”)

We have acted as counsel in the Province of Ontario to the Canadian Borrower and 3242795 Nova Scotia Limited, a Nova Scotia company, which is the sole general partner of the Canadian Borrower (“Canadian Borrower GP”), in connection with the Credit Agreement.

Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings ascribed thereto in the Credit Agreement.  This opinion letter is delivered to you at our client’s request pursuant to Section 6.01(b) of the Credit Agreement.

A.            Documentation

We have examined an executed copy of the Credit Agreement.

B.            Jurisdiction

Our opinion is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein (“Applicable Laws”).

C.            Scope of Examination

In connection with the opinions expressed herein, we have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed, including:

(a)                                  the limited partnership agreement dated March 17, 2010, between the Canadian Borrower GP and 3242796 Nova Scotia Limited in respect of the Canadian Borrower (the “Limited Partnership Agreement”);

(b)                                 a resolution of the Canadian Borrower GP, authorizing the execution and delivery of the Credit Agreement by it, in its capacity as general partner of the Canadian Borrower, and the performance by it, in its capacity as general partner of the Canadian Borrower, of the obligations of the Canadian Borrower under the Credit Agreement; and

(c)                                  an officer’s certificate (the “Officer’s Certificate”) dated April ● 2010 of the Canadian Borrower GP, in its capacity as general partner of the Canadian Borrower, as to certain factual matters, a copy of which has been delivered to you.

D.            Assumptions and Reliance on Factual Certificates

We have assumed:

(a)                                  with respect to all documents examined by us, the genuineness of all signatures, the legal capacity of individuals signing any documents, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic telecopied or photocopied copies;

(b)                                 that the Canadian Borrower GP and 3242796 Nova Scotia Limited (the “Canadian Borrower LP”) are duly incorporated and existing under the laws of their jurisdiction of formation and existence;

(c)                                  that the Canadian Borrower GP has all necessary corporate power and capacity to enter into the Limited Partnership Agreement and to act as general partner of the Canadian Borrower and to enter into and perform its obligations, in its capacity as general partner of the Canadian Borrower, under the Limited Partnership Agreement and the Credit Agreement; and that the Canadian Borrower LP has all necessary corporate power and capacity to enter into the Limited Partnership Agreement;

(d)                                 that all necessary corporate action by the Canadian Borrower GP has been taken to authorize the execution, delivery and performance of the Limited Partnership Agreement and the Credit Agreement, in its capacity as general partner of the Canadian Borrower and that all necessary corporate action by the Canadian Borrower LP has been taken to authorize the execution, delivery and performance of the Limited Partnership Agreement;

(e)                                  that the Limited Partnership Agreement has been executed and delivered by all parties to the Limited Partnership Agreement;

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(f)                                    that the Credit Agreement has been duly executed and delivered by the Canadian Borrower GP, in its capacity as general partner of the Canadian Borrower, in compliance with the laws of the jurisdiction where execution and delivery actually occurred, if other than Ontario; and

(g)                                 that all facts set forth in all certificates supplied, or otherwise conveyed to us, by public officials and in the Officer’s Certificate are true.

We have relied exclusively upon the Officer’s Certificate with respect to the accuracy of the factual matters contained therein and we have not performed any independent check or verification of such factual matters.

In expressing the opinion set forth in paragraph E.1, we have relied solely upon a certified partnership report issued under the Limited Partnerships Act (Ontario)  by the Ministry of Government Services (Ontario) dated April ● , a copy of which has been delivered to you.

E.             Opinions

Based and relying on the foregoing, and subject to the qualifications below, we are of the opinion that:

1.                                       Status:  The Canadian Borrower is a limited partnership formed under the Limited Partnerships Act (Ontario).  Relying solely on the Officer’s Certificate, the Canadian Borrower has not been dissolved as of the date hereof. The Canadian Borrower GP is duly registered as an extra-provincial corporation under the Corporations Information Act (Ontario).

2.                                       Authorization:  All necessary action in accordance with the provisions of the Limited Partnership Agreement has been taken to authorize the execution, delivery and performance of the Credit Agreement by the Canadian Borrower GP, in its capacity as general partner of the Canadian Borrower.

3.                                       Execution and Delivery.  To the extent Applicable Law applies, the Canadian Borrower GP, in its capacity as general partner of the Canadian Borrower, has executed and delivered the Credit Agreement.

4.                                       Authorizations and Filings:  No authorization, consent, permit, license or approval of, or other action by, or registration or filing with or notice to, any governmental agency or authority, regulatory body, court, tribunal or other similar entity having jurisdiction, is required at this time in connection with the execution, delivery or performance by the Canadian Borrower GP, in its capacity as general partner of the Canadian Borrower, of the Credit Agreement.

5.                                       Non-contravention:  The execution and delivery of the Credit Agreement and the performance of the Credit Agreement by the Canadian Borrower GP, in its capacity as general partner of the Canadian Borrower,  does not contravene, breach or result in any default under:

(a)                                  the Limited Partnership Agreement or;

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(b)                                 any statute or regulation of the Province of Ontario (or any federal laws of Canada applicable therein) applicable to the Canadian Borrower;

(c)                                  any existing order, writ, injunction or decree of any court or governmental instrumentality applicable to the Canadian Borrower of which we have knowledge (pursuant to our enquiries referred to in paragraph 6).

6.                                       Litigation

We have made enquiries of certain members of our Firm providing legal services to the Canadian Borrower as of April ●, 2010 concerning claims or possible claims (as defined for purposes of the Joint Policy Statement of January 1978 approved by The Canadian Bar Association and the Auditing Standards Committee of the Canadian Institute of Chartered Accountants) by or against the Canadian Borrower in respect of which our advice has been sought, and we confirm that the responses which we have received to such enquiry do not identify any claims or possible claims which are not referred to in the Credit Agreement or which might prevent, or would render unlawful, the completion of the transactions provided for in the Credit Agreement.

7.                                       Application of Foreign Law — New York Law

In any proceeding in a court of competent jurisdiction in the Province of Ontario (an “Ontario Court”) for the enforcement of the Credit Agreement, an Ontario Court would apply the laws of the State of New York (“New York Law”), in accordance with the parties’ choice of New York Law in the Credit Agreement, to all issues which under Applicable Laws are to be determined in accordance with the chosen law of the contract, provided that:

(a)                                  the parties’ choice of New York Law is bona fide and legal and is not contrary to public policy, as such term is interpreted under Applicable Laws (“Public Policy”);

(b)                                 in any such proceeding, an Ontario Court:

(i)                                     will not take judicial notice of the provisions of New York Law but will only apply such provisions if they are pleaded and proven by expert testimony;

(ii)                                  will apply Applicable Laws to matters which would be characterized as procedural under Applicable Laws;

(iii)                               will apply provisions of Applicable Laws that have overriding effect;

(iv)                              will not apply any New York Law if its application would be contrary to Public Policy;

(v)                                 will not apply any New York Law if such application would be characterized under Applicable Laws as the direct or indirect enforcement of a foreign revenue, expropriatory, penal or other public law; and

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(vi)                              will not enforce the performance of any obligation that is illegal under the laws of any jurisdiction in which the obligation is to be performed; and

(c)                                  an Ontario Court has discretion to decline to hear an action if:

(i)                                     it is contrary to Public Policy;

(ii)                                  it is not the proper forum to hear such an action; or

(iii)                another action is properly pending before, or a decision has been rendered by, a foreign authority relating to the same cause of action.

8.                                       Enforcement of a Foreign Judgment —New York Law

An Ontario Court would give a judgment based upon a final and conclusive in personam judgment of a court of competent jurisdiction in the State of New York (a “New York Court”) for a sum certain, obtained against the Canadian Borrower or the Canadian Borrower GP, in its capacity as general partner of the Canadian Borrower, with respect to a claim arising out of the Credit Agreement (a “New York Judgment”) without reconsideration of the merits provided that:

(a)                                  the New York Court has jurisdiction over the Canadian Borrower and the Canadian Borrower GP, in its capacity as general partner of the Canadian Borrower, according to Applicable Laws;

(b)                                 an action to enforce the New York Judgment must be commenced in an Ontario Court within any applicable limitation period;

(c)                                  an Ontario Court has discretion to stay or decline to hear an action on the New York Judgment if such judgment is under appeal, or there is another subsisting judgment in any jurisdiction relating to the same cause of action;

(d)                                 an Ontario Court will render judgment only in Canadian dollars;

(e)                                  an action in an Ontario Court on the New York Judgment may be affected by bankruptcy, insolvency or laws affecting the enforcement of creditors’ rights generally; and

further, an Ontario Court will not give such judgment if:

(f)                                    the New York Judgment was obtained by fraud or in a manner contrary to the principles of natural justice;

(g)                                 the New York Judgment is for a claim which would be characterized as based on foreign revenue, expropriatory, or penal, or other public law under Applicable Laws;

(h)                                 the New York Judgment is contrary to Public Policy or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act

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                                                (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in such statutes; and

(i)                                     the New York Judgment has been satisfied or is void or voidable under New York Law.

F.             Qualifications

The opinions under Section E above are subject to the following qualifications and limitations:

(a)                                  Costs and Expenses — the ability and extent to which the Agents or Lenders would be able to recover or claim for certain costs and expenses in a legal proceeding in the Province of Ontario may be subject to judicial discretion and the tariff provisions of the Rules of Civil Procedure (Ontario) notwithstanding express provision in the Credit Agreement to the contrary.

The opinions expressed in this opinion letter are given solely for the use of the Agents and Lenders, together with their successors and permitted assigns, in connection with the transactions referred to in this opinion letter, and may not, in whole or in part, be relied upon by or shown or distributed to any other person or for any other purpose without our prior written consent, provided that Winston and Strawn LLP and any Person that subsequently becomes a Lender in accordance with Section 13.04(b) of the Credit Agreement may rely on this opinion as of the date of this opinion as if it were addressed to such Person and delivered on the date hereof, provided further that copies of this opinion may be furnished by you to, but may not be relied on by, (i) your professional advisers and accountants and to bank auditors and examiners, in each case in connection with their audit and review activities, (ii) any Person as may be required by applicable law or regulation provided that you take reasonable steps to procure that such person maintains the confidentiality of this opinion and (iii) entities (x) that are or become Agents or party to Secured Hedging Agreements or Secured Cash Management Agreements or (y) to whom you propose to sell an interest in the Commitments and/or Loans held by you or propose to enter into Secured Hedging Agreements or Secured Cash Management Agreements with any other Loan Party, in each case, in compliance with the requirements of the Credit Agreement.

Yours very truly,

DS

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Exhibit P-4

to the Credit Agreement

April [ ], 2010

Deutsche Bank AG New York Branch,
   as Administrative Agent and Security Agent
60 Wall Street, NYC60-0208
2nd Floor
New York, NY 10005-2858

The Lenders party to the Credit Agreement referred to below

Dear Sirs:

Re:                             ABL Credit Agreement, dated as of April [  ], 2010, among Smurfit-Stone Container Corporation, a Delaware corporation (“SSCC”), Smurfit-Stone Container Canada, L.P., an Ontario limited partnership (the “Canadian Partnership”), certain subsidiaries of SSCC party thereto from time to time, the Lenders party thereto, Deutsche Bank AG New York Branch, as Administrative Agent and Security Agent, and Deutsche Bank AG New York Branch, JPMorgan Chase Bank, N.A., and General Electric Capital Corporation, as Co-Collateral Agents (the “Credit Agreement”)

We have acted as local Nova Scotia counsel to the Canadian Partnership, an Ontario limited partnership, and its partners, 3242795 Nova Scotia Limited (the “General Partner”) and 3242796 Nova Scotia Limited (the “Limited Partner” and, collectively with the General Partner, the “Partners”), each being a company limited by shares incorporated under the laws of the Province of Nova Scotia, in connection with, inter alia, the execution and delivery of the Credit Agreement.

In acting as such counsel, we have examined an original or facsimile of an executed copy of the limited partnership agreement between the Partners forming the Canadian Partnership dated as of March 17, 2010 (the “Partnership Agreement”) and the Credit Agreement.

Where a term is defined collectively in the plural herein, the singular use of the term means any one of such collective.

In connection with the opinions set out below, we have also examined and relied upon:

1.                                       the memorandum and articles of association of each Partner contained in the minute book of such Partner;

2.                                       a certificate of status for each of the Partners dated April [  ], 2010 issued on behalf of the Registrar of Joint Stock Companies for the Province of Nova Scotia;

3.                                       corporate proceedings of each of the Partners approving the Partnership Agreement;

4.                                       corporate proceedings of the General Partner, on its own behalf and in its capacity as general partner of the Canadian Partnership, approving the Credit Agreement;

5.                                       a certificate dated the date hereof of an officer of each of the Partners (the “Officer’s Certificates”); and

6.                                       such other records of each of the Partners, such public records and such certificates of officers of each of the Partners and of others as we have deemed relevant and necessary as a basis for the opinions expressed herein.

For purposes of the opinions set out below, we have assumed, without independent verification by us:

(a)                                  with respect to all documents examined by us, the genuineness of all signatures on and the authenticity and completeness of each document submitted to us as an original and the conformity to the authentic original document of each document we have examined as a certified, conformed, facsimile or photostatic copy, and the genuineness of all signatures on, and the authenticity of, the originals of such copies;

(b)                                 the completeness, truth and accuracy of all facts set forth in official public records and certificates and other documents supplied by public officials;

(c)                                  the currency and accuracy of the indices and records maintained at the public offices where we have conducted searches or made inquiries or caused searches or inquiries to be made;

(d)                                 the accuracy of all statements of fact contained in the Officer’s Certificates; and

(e)                                  that each of the Credit Agreement and the Partnership Agreement has been delivered by each of the Partners and the Canadian Partnership party thereto, as a matter of fact, to the other parties thereto or their lawful representatives and that no such delivery was subject to any condition or escrow which has not been satisfied.

The opinions set out below are limited to the laws of the Province of Nova Scotia, including the federal laws of Canada applicable therein, as of the date of this opinion letter (collectively, “Applicable Laws”).  In connection with the opinions set out below, we have considered such matters of law as we have considered necessary or appropriate.

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We express no opinion as to whether any requirement of the Partnership Agreement has been satisfied in connection with the authorization, execution or delivery of the Credit Agreement.

Based upon and subject to the foregoing, and to the limitations below, we are of the opinion that:

1.                                       Each of the Partners is a company limited by shares, duly incorporated and validly existing under the Companies Act (Nova Scotia).

2.                                       Each of the Partners is registered, and in good standing as to the payment of annual fees, under the Corporations Registration Act (Nova Scotia).

3.                                       The General Partner has all requisite corporate power and capacity (i) to act as general partner of the Canadian Partnership, (ii) to own and operate its properties and to carry on its business, on its own behalf and on behalf of the Canadian Partnership, in each case as described in the applicable Officer’s Certificate, and (iii) to execute, deliver and perform the obligations of the Canadian Partnership under the Credit Agreement and its obligations under the Partnership Agreement.

4.                                       The Limited Partner has all requisite corporate power and capacity (i) to act as a limited partner of the Canadian Partnership, (ii) to own and operate its properties and to carry on its business, in each case as described in the applicable Officer’s Certificate, and (iii) to execute, deliver and perform its obligations under the Partnership Agreement.

5.                                       The execution, delivery and performance by the Partners of the Partnership Agreement have been duly authorized by all necessary corporate action on the part of the Partners, and the Partnership Agreement has been duly executed and delivered by the Partners.

6.                                       The execution, delivery and performance by the General Partner on behalf of the Canadian Partnership of the Credit Agreement have been duly authorized by all necessary corporate action on the part of the General Partner and such Credit Agreement has been duly executed and delivered by the General Partner on behalf of the Canadian Partnership.

7.                                       The execution and delivery of the Credit Agreement by the General Partner on behalf of the Canadian Partnership and its performance of the Canadian Partnership’s obligations under the Credit Agreement will not constitute a violation of or conflict with (i) the memorandum of association or articles of association of either of the Partners, or (ii) any law, published rule or governmental regulation of the Province of Nova Scotia or any federal law, published rule or governmental regulation of Canada applicable therein.

8.                                       No authorization, consent, permit, license or approval of, or other action by, or registration or filing with or notice to, any governmental agency or authority, regulatory body, court, tribunal or other similar entity having jurisdiction, is required at this time under Applicable Laws in connection with the execution, delivery or performance by the General Partner, in its capacity as general partner of the Canadian Partnership, of the Credit Agreement.

9.                                       In any proceeding in a court of competent jurisdiction in the Province of Nova Scotia (a “Nova Scotia Court”) for the enforcement of the Credit Agreement, a Nova Scotia Court

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                                                would apply the laws of the State of New York (“New York Law”), in accordance with the parties’ choice of New York Law in the Credit Agreement, to all issues which under Applicable Laws are to be determined in accordance with the chosen law of the contract, provided that:

(a)                                  the parties’ choice of New York Law is bona fide and legal and is not contrary to public policy, as such term is interpreted under Applicable Laws (“Public Policy”);

(b)                                 in any such proceeding, a Nova Scotia Court:

(i)                  will not take judicial notice of the provisions of New York Law but will only apply such provisions if they are pleaded and proven by expert testimony;

(ii)               will apply Applicable Laws to matters which would be characterized as procedural under Applicable Laws;

(iii)            will apply provisions of Applicable Laws that have overriding effect;

(iv)           will not apply any New York Law if its application would be contrary to Public Policy;

(v)              will not apply any New York Law if such application would be characterized under Applicable Laws as the direct or indirect enforcement of a foreign revenue, expropriatory, penal or other public law; and

(vi)           will not enforce the performance of any obligation that is illegal under the laws of any jurisdiction in which the obligation is to be performed; and

(c)                                  a Nova Scotia Court has discretion to decline to hear an action if:

(i)    it is contrary to Public Policy;

(ii)   it is not the proper forum to hear such an action; or

(iii)  another action is properly pending before, or a decision has been rendered by, a foreign authority relating to the same cause of action.

10.                                 Applicable Laws permit an action to be brought in a Nova Scotia Court based upon a final and conclusive in personam judgment of a court of competent jurisdiction in the State of New York (a “New York Court”) for a sum certain, obtained against the Canadian Borrower or the General Partner, in its capacity as general partner of the Canadian Borrower, with respect to a claim arising out of the Credit Agreement (a “New York Judgment”), without reconsideration of the merits, provided that:

(a)                                  the New York Court has jurisdiction over the Canadian Borrower and the General Partner, in its capacity as general partner of the Canadian Borrower, according to Applicable Laws;

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(b)                                 the Canadian Borrower or the General Partner, in its capacity as general partner of the Canadian Borrower, was duly served with the process of the New York Court or appeared to defend such process, and, for the purposes of service of process, it is not sufficient that the Canadian Borrower or the General Partner had agreed to submit to the jurisdiction of the New York Court;

(c)                                  an action to enforce the New York Judgment must be commenced in a Nova Scotia Court within any applicable limitation period;

(d)                                 a Nova Scotia Court has discretion to stay or decline to hear an action on the New York Judgment if such judgment is under appeal, or there is another subsisting judgment in any jurisdiction relating to the same cause of action;

(e)                                  a Nova Scotia Court will render judgment only in Canadian dollars;

(f)                                    an action in a Nova Scotia Court on the New York Judgment may be affected by bankruptcy, insolvency or laws affecting the enforcement of creditors’ rights generally; and

further, a Nova Scotia Court will not give such judgment if:

(g)                                 the New York Judgment was obtained by fraud or in a manner contrary to the principles of natural justice;

(h)                                 the New York Judgment is for a claim which would be characterized as based on foreign revenue, expropriatory, or penal, or other public law under Applicable Laws;

(i)                                     the New York Judgment is contrary to Public Policy or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in such statutes; or

(j)                                     the New York Judgment has been satisfied or is void or voidable under New York Law.

The opinions expressed herein are given as of the date hereof and we undertake no, and hereby expressly disclaim any, obligation to advise you of any change in any matters set forth herein.

This opinion is solely for your benefit, the benefit of the other Agents (as such capitalized term is defined in the Credit Agreement) and your and their successors and permitted assigns, in connection with the transactions contemplated by the Credit Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent, provided that Winston & Strawn LLP, Osler, Hoskin & Harcourt LLP and any person that subsequently becomes a Lender in accordance with Section 13.04(b) of the Credit Agreement may rely on this opinion in connection with the transactions contemplated by the Credit Agreement as of the date of this opinion as if it were addressed to such person and delivered on the date hereof and provided further that copies of this opinion may be furnished by you to, but may not be relied on by, (i) your professional advisers and accountants and to bank

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auditors and examiners, in each case in connection with their audit and review activities, (ii) any person as may be required by applicable law or regulation provided that you take reasonable steps to procure that such person maintains the confidentiality of this opinion and (iii) entities (x) that are or become Agents or party to Secured Hedging Agreements or Secured Cash Management Agreements (as such capitalized terms are defined in the Credit Agreement) or (y) to whom you propose to sell an interest in the Commitments and/or Loans held by you or propose to enter into Secured Hedging Agreements or Secured Cash Management Agreements with any other Loan Party (as such capitalized terms are defined in the Credit Agreement), in each case, in compliance with the requirements of the Credit Agreement.

Yours very truly,

STEWART McKELVEY

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